FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-226082-12

PROSPECTUS

$538,370,000 (Approximate)

GS Mortgage Securities Trust 2021-GSA3

(Central Index Key Number 0001895116)

as Issuing Entity

GS Mortgage Securities Corporation II

(Central Index Key Number 0001004158)

as Depositor

Goldman Sachs Mortgage Company

(Central Index Key Number 0001541502)

Argentic Real Estate Finance LLC

(Central Index Key Number 0001624053)

Starwood Mortgage Capital LLC

(Central Index Key Number 0001548405)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2021-GSA3

GS Mortgage Securities Corporation II is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2021-GSA3 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class X-F, Class D, Class E, Class F, Class G-RR, Class H-RR, Class S and Class R certificates) represent the ownership interests in the issuing entity, which will be a New York common law trust named GS Mortgage Securities Trust 2021-GSA3. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payment on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in January 2022. The rated final distribution date for the offered certificates is the distribution date in December 2054.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)
Class A-1	$8,558,000	1.3666%	Fixed	November 2026
Class A-2	$16,730,000	2.5121%	Fixed	November 2026
Class A-3	$62,400,000	2.6366%	Fixed	January 2029
Class A-4	$118,977,000	2.3689%	Fixed	November 2031
Class A-5	$208,150,000	2.6183%	Fixed	December 2031
Class A-AB	$22,757,000	2.5105%	Fixed	July 2031
Class X-A	$471,953,000(3)	1.1177%	Variable IO(4)	December 2031
Class X-B	$66,417,000(3)	0.6245%	Variable IO(4)	December 2031
Class A-S	$34,381,000	2.8712%	Fixed	December 2031
Class B	$35,162,000	2.8276%	Fixed	December 2031
Class C	$31,255,000	3.2743%	Fixed(5)	December 2031

(Footnotes on table on pages 3-4)

You should carefully consider the summary of risk factors and the risk factors beginning on page 55 and page 57, respectively, of this prospectus.

None of the certificates or the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION AND STATE REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. GS MORTGAGE SECURITIES CORPORATION II WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ON ANY AUTOMATED QUOTATION SYSTEM OF ANY SECURITIES ASSOCIATION.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Goldman Sachs & Co. LLC, Citigroup Global Markets Inc. and Drexel Hamilton, LLC, will purchase the offered certificates from GS Mortgage Securities Corporation II and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Goldman Sachs & Co. LLC is acting as lead manager and sole bookrunner with respect to 100% of each class of offered certificates. Citigroup Global Markets Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about December 23, 2021. We expect to receive from this offering approximately 110.8% of the initial aggregate principal balance of the offered certificates, plus accrued interest from December 1, 2021, before deducting expenses payable by us.

Goldman Sachs & Co. LLC
Lead Manager and Sole Bookrunner

Citigroup		Drexel Hamilton
Co-Manager		Co-Manager

December 17, 2021

GS Mortgage Securities Trust 2021-GSA3

Commercial Mortgage Pass-Through Certificates, Series 2021-GSA3

Utah
1 property
$26,700,000
4.3% of total
Iowa
1 property
$11,700,000
1.9% of total
Illinois
4 properties
$45,330,000
7.3% of total
Indiana
11 properties
$27,150,073
4.3% of total
Michigan
6 properties
$7,610,256
1.2% of total
Pennsylvania
2 properties
$32,400,000
5.2% of total
New York
6 properties
$48,900,000
7.8% of total
Ohio
20 properties
$35,123,730
5.6% of total
Connecticut
1 property
$7,630,000
1.2% of total
District of Columbia
1 property
$62,400,000
10.0% of total
California
7 properties
$102,650,000
16.4% of total
North Carolina
2 properties
$10,900,000
1.7% of total
Georgia
9 properties
$14,400,249
2.3% of total
Arizona
1 property
$27,000,000
4.3% of total
Colorado
1 property
$16,600,000
2.7% of total
Florida
3 properties
$18,470,000
3.0% of total
Texas
6 properties
$103,639,089
16.6% of total
Louisiana
2 properties
$15,000,000
2.4% of total
Kentucky
1 property
$11,500,000
1.8% of total
Percent of Initial Pool Balance
>10.0% – 16.6%
>7.0% – 10.0%
>4.0% – 7.0%
1.2% – 4.0%
Mortgaged Properties by Property Type
Manufactured Housing 1.8%
Other 1.7%
Self Storage 3.9%
Mixed Use 3.9%
Retail 27.5%
Industrial 11.2%
Multifamily 24.8%
Office 25.3%

Summary of Certificates

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Available Certificate Balance, Notional Amount or Percentage Interest(1)(7)	Approximate Initial Retained Certificate Balance, Notional Amount or Percentage Interest(1)(7)	Approximate Initial Credit Support(8)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)	Weighted Average Life (Years)(9)	Principal Window(9)
Offered Certificates
Class A-1	$8,558,000	$8,271,000	$287,000	30.000%	1.3666%	Fixed	November 2026	2.77	01/22 – 11/26
Class A-2	$16,730,000	$16,170,000	$560,000	30.000%	2.5121%	Fixed	November 2026	4.89	11/26 – 11/26
Class A-3	$62,400,000	$60,314,000	$2,086,000	30.000%	2.6366%	Fixed	January 2029	7.06	01/29 – 01/29
Class A-4	$118,977,000	$115,000,000	$3,977,000	30.000%	2.3689%	Fixed	November 2031	9.79	07/31 – 11/31
Class A-5	$208,150,000	$201,193,000	$6,957,000	30.000%	2.6183%	Fixed	December 2031	9.93	11/31 – 12/31
Class A-AB	$22,757,000	$21,996,000	$761,000	30.000%	2.5105%	Fixed	July 2031	7.40	11/26 – 07/31
Class X-A	$471,953,000(3)	$456,175,000(3)	$15,778,000(3)	NAP	1.1177%	Variable IO(4)	December 2031	NAP	NAP
Class X-B	$66,417,000(3)	$64,196,000(3)	$2,221,000(3)	NAP	0.6245%	Variable IO(4)	December 2031	NAP	NAP
Class A-S	$34,381,000	$33,231,000	$1,150,000	24.500%	2.8712%	Fixed	December 2031	9.98	12/31 – 12/31
Class B	$35,162,000	$33,986,000	$1,176,000	18.875%	2.8276%	Fixed	December 2031	9.98	12/31 – 12/31
Class C	$31,255,000	$30,210,000	$1,045,000	13.875%	3.2743%	Fixed(5)	December 2031	9.98	12/31 – 12/31

Non-Offered Certificates
Class X-D	$35,162,000(3)	$33,986,000(3)	$1,176,000(3)	NAP	1.4123%	Variable IO(4)	December 2031	NAP	NAP
Class X-F	$17,190,000(3)	$16,615,000(3)	$575,000(3)	NAP	1.4123%	Variable IO(4)	December 2031	NAP	NAP
Class D	$19,534,000	$18,881,000	$653,000	10.750%	2.2500%	Fixed	December 2031	9.98	12/31 – 12/31
Class E	$15,628,000	$15,105,000	$523,000	8.250%	2.2500%	Fixed	December 2031	9.98	12/31 – 12/31
Class F	$17,190,000	$16,615,000	$575,000	5.500%	2.2500%	Fixed	December 2031	9.98	12/31 – 12/31
Class G-RR	$7,033,000	$6,797,000	$236,000	4.375%	3.6623%	Variable(6)	December 2031	9.98	12/31 – 12/31
Class H-RR	$27,348,397	$26,434,000	$914,397	0.000%	3.6623%	Variable(6)	December 2031	9.98	12/31 – 12/31
Class S(10)	NAP	96.6577%	3.3423%	NAP	NAP	NAP	NAP	NAP	NAP
Class R(11)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a variance of plus or minus 5%.

(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(3)	The Class X certificates will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each of the Class X certificates at its respective pass-through rate based upon its respective notional amount. The notional amount of each Class of the Class X certificates will be equal to the aggregate certificate balances of the related class(es) of certificates (the “related Class X class”) indicated below:

Class	Related Class X Class(es)
Class X-A	Class A-1, Class A-2, Class, A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates
Class X-B	Class B and Class C certificates
Class X-D	Class D and Class E certificates
Class X-F	Class F certificates

(4)	The pass-through rate of each Class of the Class X certificates for any distribution date will equal the excess, if any, of (i) the weighted average of the net mortgage interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, over (ii) the pass-through rate (or the weighted average of the pass-through rates, if applicable) of the related Class X class(es) for that distribution date. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(5)	The pass through rate of the Class C certificates for each distribution date will generally be a per annum rate equal to the lesser of (i) a fixed rate (described in the table above as “Fixed”) at the pass-through rate set forth opposite such class in the table above and (ii) the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs.

(6)	The pass-through rate of each of the Class G-RR and Class H-RR certificates (collectively, excluding the portion of each such class comprising the VRR interest, the “HRR certificates” and, together with the Class A-1, Class A-2, Class, A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E and Class F certificates, the “principal balance certificates”) for each distribution date will be a per annum rate (described in the table above as “Variable”) equal to the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs.

(7)	On the closing date, the certificates (other than the Class S and Class R certificates) with the initial certificate balances or notional amounts, as applicable, set forth in the table above under “Approximate Initial Retained Certificate Balance, Notional Amount or Percentage Interest” and a 3.3423% interest in the Class S certificates (collectively, the “VRR interest”) are expected to be sold by the underwriters and the initial purchasers to Argentic Real Estate Finance LLC or its majority-owned affiliate, as described in “Credit Risk Retention”. The initial certificate balances or notional amounts, as applicable, of each class of certificates as set forth in the table above under “Approximate Initial Available Certificate Balance, Notional Amount or Percentage Interest” represents the certificate balance, notional amount or percentage interest, as applicable, excluding the VRR interest, of such class of certificates.

(8)	The initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, are represented in the aggregate.

(9)	The weighted average life and period during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield, Prepayment and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans or whole loans and that there are no extensions or forbearances of maturity dates or anticipated repayment date of the mortgage loans or whole loans.

(10)	The Class S certificates will not have a certificate balance, notional amount, pass-through rate, rating or assumed final distribution date. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates, as described under “Description of the Certificates—Distributions—Excess Interest”. The Class S certificates will not be entitled to distributions in respect of principal or interest other than excess interest. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan”.

(11)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. The Class R certificates will represent the residual interests in each of two separate real estate mortgage investment conduits (each, a “REMIC”), as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class X-D, Class X-F, Class D, Class E, Class F, Class G-RR, Class H-RR, Class S and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning such non-offered certificates is presented solely to enhance your understanding of the offered certificates.

TABLE OF CONTENTS

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	23
Summary of Risk Factors	55
Special Risks	55
Risks Relating to the Mortgage Loans	55
Risks Relating to Conflicts of Interest	56
Other Risks Relating to the Certificates	56
Risk Factors	57
Special Risks	57
Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans	57
Risks Relating to the Mortgage Loans	61
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	61
Risks of Commercial, Multifamily and Manufactured Housing Lending Generally	61
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	63
Retail Properties Have Special Risks	68
Office Properties Have Special Risks	70
Multifamily Properties Have Special Risks	71
Industrial Properties Have Special Risks	75
Mixed Use Properties Have Special Risks	76
Self Storage Properties Have Special Risks	76
Leased Fee Properties Have Special Risks	77
Manufactured Housing Properties Have Special Risks	77
Condominium Ownership May Limit Use and Improvements	78
Parking Properties Have Special Risks	80
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	80
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	81
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	82
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	83
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	84
Risks Related to Zoning Non-Compliance and Use Restrictions	86
Risks Relating to Inspections of Properties	87
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	87
Insurance May Not Be Available or Adequate	87
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	90
Terrorism Insurance May Not Be Available for All Mortgaged Properties	90
Risks Associated with Blanket Insurance Policies or Self-Insurance	92
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	92
Limited Information Causes Uncertainty	92
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	93
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	94
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another

Originator’s Underwriting Criteria	94
Static Pool Data Would Not Be Indicative of the Performance of this Pool	95
Appraisals May Not Reflect Current or Future Market Value of Each Property	95
Seasoned Mortgage Loans Present Additional Risk of Repayment	97
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	97
The Borrower’s Form of Entity May Cause Special Risks	98
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	100
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	100
Other Financings or Ability To Incur Other Indebtedness Entails Risk	102
Tenancies-in-Common May Hinder Recovery	103
Risks Relating to Enforceability of Cross-Collateralization	103
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	104
Risks Associated with One Action Rules	104
State Law Limitations on Assignments of Leases and Rents May Entail Risks	104
Various Other Laws Could Affect the Exercise of Lender’s Rights	104
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	105
Risks of Anticipated Repayment Date Loans	105
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	106
Risks Related to Ground Leases and Other Leasehold Interests	107
Increases in Real Estate Taxes May Reduce Available Funds	108
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed -in -Lieu of Foreclosure and Reduce Net Proceeds	109
Risks Relating to Shari’ah Compliant Loans	109
Risks Relating to Conflicts of Interest	109
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	109
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	112
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	113
Potential Conflicts of Interest of the Operating Advisor	115
Potential Conflicts of Interest of the Asset Representations Reviewer	116
Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders	116
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	118
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan	119
Other Potential Conflicts of Interest May Affect Your Investment	120
Other Risks Relating to the Certificates	120
The Certificates Are Limited Obligations	120
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	121
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	122

Your Yield May Be Affected by Defaults, Prepayments and Other Factors	124
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	127
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	128
Risks Relating to Modifications of the Mortgage Loans	132
The Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	133
Risks Relating to Interest on Advances and Special Servicing Compensation	134
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	134
Risks Relating to a Bankruptcy of an Originator, a Sponsor or the Depositor, or a Receivership or Conservatorship of Goldman Sachs Bank USA	134
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	136
Realization on the Mortgage Loans That Are Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Holder of the Related Serviced Companion Loan	136
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	136
Tax Considerations Relating to Foreclosure	136
General Risk Factors	138
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	138
The Certificates May Not Be a Suitable Investment for You	138
The Volatile Economy, Credit Crisis and Downturn in the Real Estate
Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	139
Other Events May Affect the Value and Liquidity of Your Investment	139
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	139
The Master Servicer, any Sub-Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement	143
Book-Entry Securities May Delay Receipt of Payment and Reports and Limit Liquidity and Your Ability to Pledge Certificates	143
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	143
Description of the Mortgage Pool	144
General	144
Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans	145
Certain Calculations and Definitions	145
Definitions	146
Mortgage Pool Characteristics	153
Overview	153
Property Types	155
Mortgage Loan Concentrations	158
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	158
Geographic Concentrations	159
Mortgaged Properties With Limited Prior Operating History	160
Tenancies-in-Common or Diversified Ownership	161
Condominium Interests and Other Shared Interests	161
Fee & Leasehold Estates; Ground Leases	161
COVID Considerations	162
Environmental Considerations	162
Redevelopment, Renovation and Expansion	164
Assessments of Property Value and Condition	165
Appraisals	165
Engineering Reports	165

Zoning and Building Code Compliance and Condemnation	165
Litigation and Other Considerations	165
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	167
Loan Purpose	167
Default History, Bankruptcy Issues and Other Proceedings	167
Tenant Issues	168
Tenant Concentrations	168
Lease Expirations and Terminations	169
Purchase Options and Rights of First Refusal	174
Affiliated Leases	174
Insurance Considerations	175
Use Restrictions	176
Appraised Value	176
Non-Recourse Carveout Limitations	177
Real Estate and Other Tax Considerations	177
Delinquency Information	178
Certain Terms of the Mortgage Loans	178
Amortization of Principal	178
Due Dates; Mortgage Rates; Calculations of Interest	178
ARD Loans	179
Prepayment Protections and Certain Involuntary Prepayments	179
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	181
Defeasance; Collateral Substitution	182
Partial Releases	182
Escrows	184
Mortgaged Property Accounts	185
Shari’ah Compliant Lending Structure	186
Delaware Statutory Trusts	186
Exceptions to Underwriting Guidelines	186
Additional Indebtedness	187
General	187
Whole Loans	187
Mezzanine Indebtedness	187
The Whole Loans	189
General	189
The Serviced Pari Passu Whole Loans	191
The Non-Serviced Pari Passu Whole Loans	194
Additional Information	197
Transaction Parties	197
The Sponsors and Mortgage Loan Sellers	197
Goldman Sachs Mortgage Company	197
Argentic Real Estate Finance LLC	206
Starwood Mortgage Capital LLC	215
Compensation of the Sponsors	221
The Depositor	221
The Issuing Entity	222
Certificate Administrator	223
The Trustee	225
The Master Servicer	225
The Special Servicer	229
The Affiliated Special Servicer	231
The Operating Advisor and Asset Representations Reviewer	235
Credit Risk Retention	237
General	237
Qualifying CRE Loans	238
HRR Certificates	238
General	238
The Retaining Party	238
Material Terms	239
Hedging, Transfer and Financing Restrictions	239
Operating Advisor	239
Representations and Warranties	240
Description of the Certificates	242
General	242
Distributions	244
Method, Timing and Amount	244
Available Funds	244
Priority of Distributions	246
Pass-Through Rates	249
Interest Distribution Amount	251
Principal Distribution Amount	251
Certain Calculations with Respect to Individual Mortgage Loans	253
Excess Interest	253
Application Priority of Mortgage Loan Collections or Whole Loan Collections	254
Allocation of Yield Maintenance Charges and Prepayment Premiums	256
Assumed Final Distribution Date; Rated Final Distribution Date	258
Prepayment Interest Shortfalls	258
Subordination; Allocation of Realized Losses	260
Reports to Certificateholders; Certain Available Information	262
Certificate Administrator Reports	262
Information Available Electronically	267
Voting Rights	272
Delivery, Form, Transfer and Denomination	272
Book-Entry Registration	273
Definitive Certificates	275
Certificateholder Communication	276
Access to Certificateholders’ Names and Addresses	276
Requests to Communicate	276

List of Certificateholders	276
Description of the Mortgage Loan Purchase Agreements	277
General	277
Dispute Resolution Provisions	285
Asset Review Obligations	285
Pooling and Servicing Agreement	286
General	286
Assignment of the Mortgage Loans	286
Servicing Standard	287
Subservicing	288
Advances	289
P&I Advances	289
Property Protection Advances	290
Nonrecoverable Advances	291
Recovery of Advances	292
Accounts	293
Withdrawals from the Collection Account	295
Servicing and Other Compensation and Payment of Expenses	297
General	297
Master Servicing Compensation	301
Special Servicing Compensation	303
Disclosable Special Servicer Fees	308
Certificate Administrator and Trustee Compensation	308
Operating Advisor Compensation	309
Asset Representations Reviewer Compensation	309
CREFC® Intellectual Property Royalty License Fee	310
Appraisal Reduction Amounts	310
Maintenance of Insurance	317
Modifications, Waivers and Amendments	320
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	324
Inspections	325
Collection of Operating Information	326
Special Servicing Transfer Event	326
Asset Status Report	328
Realization Upon Mortgage Loans	331
Sale of Defaulted Loans and REO Properties	333
The Directing Holder	336
General	336
Major Decisions	338
Asset Status Report	341
Replacement of Special Servicer	341
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	341
Servicing Override	344
Rights of Holders of Companion Loans	344
Limitation on Liability of Directing Holder	345
The Operating Advisor	345
General	345
Duties of Operating Advisor In General	346
Annual Report	347
Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event is Continuing	349
Recommendation of the Replacement of the Special Servicer	349
Eligibility of Operating Advisor	349
Other Obligations of Operating Advisor	350
Delegation of Operating Advisor’s Duties	351
Termination of the Operating Advisor With Cause	351
Rights Upon Operating Advisor Termination Event	352
Waiver of Operating Advisor Termination Event	352
Termination of the Operating Advisor Without Cause	353
Resignation of the Operating Advisor	353
Operating Advisor Compensation	353
The Asset Representations Reviewer	354
Asset Review	354
Eligibility of Asset Representations Reviewer	358
Other Obligations of Asset Representations Reviewer	359
Delegation of Asset Representations Reviewer’s Duties	359
Assignment of Asset Representations Reviewer’s Rights and Obligations	360
Asset Representations Reviewer Termination Events	360
Rights Upon Asset Representations Reviewer Termination Event	361
Termination of the Asset Representations Reviewer Without Cause	361
Resignation of Asset Representations Reviewer	361
Asset Representations Reviewer Compensation	362

Limitation on Liability of the Risk Retention Consultation Party	362
Replacement of the Special Servicer Without Cause	362
Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote	364
Termination of Master Servicer and Special Servicer for Cause	366
Servicer Termination Events	366
Rights Upon Servicer Termination Event	367
Waiver of Servicer Termination Event	369
Resignation of the Master Servicer or Special Servicer	369
Resignation of the Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	369
Limitation on Liability; Indemnification	370
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	372
Dispute Resolution Provisions	373
Certificateholder’s Rights When a Repurchase Request is Initially Delivered by a Certificateholder	373
Repurchase Request Delivered by a Party to the PSA	373
Resolution of a Repurchase Request	374
Mediation and Arbitration Provisions	376
Servicing of the Non-Serviced Mortgage Loans	378
General	378
Rating Agency Confirmations	380
Evidence as to Compliance	382
Limitation on Rights of Certificateholders to Institute a Proceeding	383
Termination; Retirement of Certificates	384
Amendment	385
Resignation and Removal of the Trustee and the Certificate Administrator	387
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	388
Certain Legal Aspects of Mortgage Loans	388
Texas	388
California	389
General	390
Types of Mortgage Instruments	390
Leases and Rents	390
Personalty	391
Foreclosure	391
General	391
Foreclosure Procedures Vary from State to State	391
Judicial Foreclosure	391
Equitable and Other Limitations on Enforceability of Certain Provisions	392
Nonjudicial Foreclosure/Power of Sale	392
Public Sale	392
Rights of Redemption	393
Anti-Deficiency Legislation	394
Leasehold Considerations	394
Cooperative Shares	394
Bankruptcy Laws	395
Environmental Considerations	400
General	400
Superlien Laws	400
CERCLA	401
Certain Other Federal and State Laws	401
Additional Considerations	402
Due-on-Sale and Due-on-Encumbrance Provisions	402
Subordinate Financing	402
Default Interest and Limitations on Prepayments	402
Applicability of Usury Laws	403
Americans with Disabilities Act	403
Servicemembers Civil Relief Act	403
Anti-Money Laundering, Economic Sanctions and Bribery	404
Potential Forfeiture of Assets	404
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	404
Pending Legal Proceedings Involving Transaction Parties	406
Use of Proceeds	406
Yield, Prepayment and Maturity Considerations	406
Yield Considerations	406
General	406
Rate and Timing of Principal Payments	407
Losses and Shortfalls	408
Certain Relevant Factors Affecting Loan Payments and Defaults	409
Delay in Payment of Distributions	409
Yield on the Certificates with Notional Amounts	409
Weighted Average Life	410
Pre-Tax Yield to Maturity Tables	415
Material Federal Income Tax Considerations	418

General	418
Qualification as a REMIC	419
Status of Offered Certificates	421
Taxation of Regular Interests	421
General	421
Original Issue Discount	422
Acquisition Premium	423
Market Discount	424
Premium	425
Election To Treat All Interest Under the Constant Yield Method	425
Treatment of Losses	425
Yield Maintenance Charges and Prepayment Premiums	426
Sale or Exchange of Regular Interests	426
Taxes That May Be Imposed on a REMIC	427
Prohibited Transactions	427
Contributions to a REMIC After the Startup Day	427
Net Income from Foreclosure Property	427
REMIC Partnership Representative	428
Taxation of Certain Foreign Investors	428
FATCA	429
Backup Withholding	429
Information Reporting	430
3.8% Medicare Tax on “Net Investment Income”	430
Reporting Requirements	430
Certain State and Local and Foreign Tax Considerations	431
Method of Distribution (Conflicts of Interest)	431
Incorporation of Certain Information by Reference	433
Where You Can Find More Information	433
Financial Information	433
Certain ERISA Considerations	434
General	434
Plan Asset Regulations	434
Administrative Exemptions	435
Insurance Company General Accounts	436
Legal Investment	437
Legal Matters	438
Ratings	438
Index of Defined Terms	441

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

ANNEX A-2	MORTGAGE POOL INFORMATION

ANNEX A-3	DESCRIPTION OF THE TOP 15 MORTGAGE LOANS

ANNEX B	FORM OF DISTRIBUTION DATE STATEMENT

ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT

ANNEX D-1	GOLDMAN SACHS MORTGAGE COMPANY AND STARWOOD MORTGAGE CAPITAL LLC REPRESENTATIONS AND WARRANTIES

ANNEX D-2	EXCEPTIONS TO GOLDMAN SACHS MORTGAGE COMPANY REPRESENTATIONS AND WARRANTIES

ANNEX D-3	EXCEPTIONS TO STARWOOD MORTGAGE CAPITAL LLC REPRESENTATIONS AND WARRANTIES

ANNEX E-1	ARGENTIC REAL ESTATE FINANCE LLC REPRESENTATIONS AND WARRANTIES

ANNEX E-2	EXCEPTIONS TO ARGENTIC REAL ESTATE FINANCE LLC REPRESENTATIONS AND WARRANTIES

ANNEX F	CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE

ANNEX G	ASSUMED PRINCIPAL AND INTEREST PAYMENT SCHEDULE FOR THE AMF PORTFOLIO WHOLE LOAN

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO AND MAY DISCONTINUE ANY MARKET-MAKING ACTIVITIES AT ANY TIME WITHOUT NOTICE. IN ADDITION, THE ABILITY OF THE UNDERWRITERS TO MAKE A MARKET IN THE OFFERED CERTIFICATES MAY BE IMPACTED BY CHANGES IN ANY REGULATORY REQUIREMENTS APPLICABLE TO THE MARKETING AND SELLING OF, AND ISSUING QUOTATIONS WITH RESPECT TO, COMMERCIAL MORTGAGED-BACKED SECURITIES. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES— THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the offered certificates and the issuing entity in abbreviated form:

●	“Summary of Certificates”, which sets forth important statistical information relating to the certificates;

●	“Summary of Terms”, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	“Summary of Risk Factors” and “Risk Factors”, which describe risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to GS Mortgage Securities Corporation II.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

NOTICE TO INVESTORS IN THE EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EEA RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY EEA RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THESE PURPOSES, AN “EEA RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU Prospectus Regulation”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS Regulation”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EEA RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EEA RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE EU PROSPECTUS REGULATION.

MIFID II PRODUCT GOVERNANCE

ANY PERSON OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES (A “DISTRIBUTOR”) SUBJECT TO MIFID II IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKE ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

NOTICE TO INVESTORS IN THE UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THESE PURPOSES, A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED, THE “EUWA”) AND AS AMENDED; OR (II) A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA (SUCH RULES AND REGULATIONS AS AMENDED) TO IMPLEMENT DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED; OR (III) NOT A QUALIFIED

INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED (THE “UK PROSPECTUS REGULATION”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED (THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE UK PROSPECTUS REGULATION.

UK PRODUCT GOVERNANCE

ANY PERSON OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES (A “DISTRIBUTOR”) THAT IS SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK (THE “UK MIFIR PRODUCT GOVERNANCE RULES”) THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKE ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK MIFIR PRODUCT GOVERNANCE RULES.

UK FINANCIAL PROMOTION REGIME AND PROMOTION OF COLLECTIVE INVESTMENT SCHEMES REGIME

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNISED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE COMMUNICATION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER, (IV OTHERWISE FALL WITHIN AN EXEMPTION SET FORTH IN SUCH ORDER SUCH THAT SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR (V) ARE PERSONS TO WHICH THIS PROSPECTUS MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION

OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE FCA HANDBOOK CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER WITH FPO PERSONS, “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

EEA AND UK SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(a)     IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY EEA RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA. FOR THE PURPOSES OF THIS PROVISION:

(i)  THE EXPRESSION “EEA RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A)   A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR

(B)   A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C)   NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED); AND

(ii)    THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

(b)   IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THE PURPOSES OF THIS PROVISION:

(i)   THE EXPRESSION “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A)   A RETAIL CLIENT AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565 AS IT FORMS PART OF UK DOMESTIC LAW

BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED, THE “EUWA”) AND AS AMENDED; OR

(B)   A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA (SUCH RULES AND REGULATIONS AS AMENDED) TO IMPLEMENT DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED; OR

(C)   NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED; AND

(ii)  THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES.

(c)     IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(d)    IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UK.

EU SECURITIZATION REGULATION AND UK SECURITIZATION REGULATION

NONE OF THE SPONSORS, THE DEPOSITOR, THE ISSUING ENTITY, THE UNDERWRITERS OR ANY OTHER PARTY TO THE TRANSACTION INTENDS TO RETAIN A MATERIAL NET ECONOMIC INTEREST IN THE SECURITIZATION TRANSACTION CONSTITUTED BY THE ISSUE OF THE CERTIFICATES, OR TAKE ANY OTHER ACTION, IN A MANNER PRESCRIBED BY (A) EUROPEAN UNION REGULATION (EU) 2017/2402 (AS AMENDED, THE “EU SECURITIZATION REGULATION”) OR (B) REGULATION (EU) 2017/2402, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED BY THE SECURITISATION (AMENDMENT) (EU EXIT) REGULATIONS 2019 (THE “UK SECURITIZATION REGULATION”). IN ADDITION, NO SUCH PARTY WILL TAKE ANY ACTION THAT MAY BE REQUIRED BY ANY PROSPECTIVE INVESTOR OR CERTIFICATEHOLDER FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION. FURTHERMORE, THE ARRANGEMENTS DESCRIBED UNDER “CREDIT RISK RETENTION” HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENSURING COMPLIANCE BY ANY PERSON WITH ANY REQUIREMENTS OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR ANY PERSON THAT IS NOW OR MAY IN THE FUTURE BE SUBJECT TO ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION REGULATION AND THE UK SECURITIZATION REGULATION, SEE “RISK FACTORS—GENERAL RISK FACTORS—LEGAL AND REGULATORY PROVISIONS AFFECTING INVESTORS COULD ADVERSELY AFFECT THE LIQUIDITY OF THE OFFERED CERTIFICATES”.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC.

ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG)) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS.

W A R N I N G

IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA) (“INSTITUTIONAL INVESTOR”) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER, INFORMATION, STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE WAS ISSUED IN CONNECTION WITH AN OFFER OR THE LISTING FOR QUOTATION OF THOSE OFFERED CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY

RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

The JAPANESE Financial Services Agency (“JFSA”) published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR RULE”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk weighting to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the securities issued in the securitization transaction equal to at least 5% of the exposure of the total underlying assets in the securitization transaction (the “JAPANESE RETENTION REQUIREMENT”), or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination by such investors that such underlying assets were not “inappropriately originated”, the Japanese Retention Requirement would apply to an investment by such investors in such securities.

No party to the transaction described in this Prospectus has committed to hold a risk retention interest in compliance with the Japanese Retention Requirement, and we make no representation as to whether the transaction described in this prospectus would otherwise comply with the JRR Rule.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

MEXICO

THIS PROSPECTUS HAS NOT BEEN REVIEWED NOR APPROVED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR THE “CNBV”). THIS OFFERING DOES NOT CONSTITUTE A PUBLIC OFFERING IN MEXICO AND THIS PROSPECTUS MAY NOT BE PUBLICLY DISTRIBUTED IN MEXICO.

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE MEXICAN NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES, OR “RNV”) MAINTAINED BY THE CNBV, AND MAY NOT BE OFFERED PUBLICLY IN MEXICO EXCEPT TO MEXICAN INSTITUTIONAL AND QUALIFIED INVESTORS PURSUANT TO THE PRIVATE PLACEMENT EXCEPTIONS SET FORTH IN THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES). THIS PROSPECTUS DOES NOT CONSTITUTE OR IMPLY ANY CERTIFICATION AS TO THE INVESTMENT QUALITY OF THE OFFERED CERTIFICATES, OUR SOLVENCY, LIQUIDITY OR CREDIT QUALITY OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION SET FORTH HEREIN. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS EXCLUSIVELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV. THE ACQUISITION OF THE OFFERED CERTIFICATES BY AN INVESTOR WHO IS A RESIDENT OF MEXICO WILL BE MADE UNDER SUCH INVESTOR’S OWN RESPONSIBILITY.

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Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	GS Mortgage Securities Corporation II, a Delaware corporation. The depositor’s address is 200 West Street, New York, New York 10282 and its telephone number is (212) 902-1000. See “Transaction Parties—The Depositor”.

Issuing Entity	GS Mortgage Securities Trust 2021-GSA3, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

Goldman Sachs Mortgage Company, a New York limited partnership;

Argentic Real Estate Finance LLC, a Delaware limited liability company; and

Starwood Mortgage Capital LLC, a Delaware limited liability company.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

Goldman Sachs Mortgage Company is an affiliate of each of the depositor and Goldman Sachs & Co. LLC, one of the underwriters and an initial purchaser of certain of the non-offered certificates, and Goldman Sachs Bank USA, an originator. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The sponsors originated, co-originated or acquired (or, on or prior to the closing date, will acquire) and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Sponsor(1)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Goldman Sachs Mortgage Company	9	$206,031,657	33.0%
Argentic Real Estate Finance LLC	21	316,371,741	50.6%
Starwood Mortgage Capital LLC	9	102,700,000	16.4%
Total	39	$625,103,398	100.0%

(1)	Each mortgage loan was originated by its respective mortgage loan seller or its affiliate, except those certain mortgage loans that were acquired from unaffiliated third-party originators or are part of larger whole loan structures that were co-originated by the applicable mortgage loan seller or its affiliate with one or more other lenders. See “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” below.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Wells Fargo Bank, National Association, a national banking association, is expected to act as the master servicer and will be responsible for the master servicing and administration of the mortgage loans and any related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan and companion loan identified in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below that is part of a whole loan and serviced under the servicing agreement indicated in that table). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0293-080, 2001 Clayton Road, Concord, California 94520. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at 550 South Tryon Street, MAC D1086-23A, 23rd floor, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer and Excluded Special Servicer” and “Pooling and Servicing Agreement.”

The master servicer of each non-serviced mortgage loan is set forth in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans.”

Special Servicer	Argentic Services Company LP, a Delaware limited partnership, is expected to be the special servicer with respect to the mortgage loans (other than any excluded special servicer loan) and any related companion loan(s) other than with respect to the non-serviced mortgage loans and related companion loan(s) set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the mortgage loans and any related companion loan(s) as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) generally reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions, all special servicer non-major decisions and certain other transactions and performing certain enforcement actions relating to such mortgage loans and any related companion loan(s) for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of the special servicer is located at 500 North Central Expressway, Suite 261, Plano, Texas 75074. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan (such mortgage loan or serviced whole loan, referred to in this prospectus as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan and will be replaced as discussed under “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

Argentic Services Company LP is expected to be appointed as the special servicer by Argentic Securities Income USA LLC, the expected initial controlling class representative that is expected to be appointed by Argentic Securities Holdings Cayman Limited, the anticipated purchaser of (i) the Class G-RR and Class H-RR certificates and (ii) the Class X-F, Class F and Class S certificates and the VRR interest. See “Pooling and Servicing Agreement—The Directing Holder” and “Credit Risk Retention”.

Argentic Services Company LP, or its affiliate, assisted Argentic Securities Holdings Cayman Limited, or its affiliate, with due diligence relating to the mortgage loans to be included in the mortgage pool.

The special servicer of each non-serviced mortgage loan is set forth in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Affiliated Special Servicer	LNR Partners, LLC, a Florida limited liability company, is the special servicer with respect to the AMF Portfolio whole loan and is an affiliate of Starwood Mortgage Capital LLC, a sponsor, an originator and a mortgage loan seller. The principal servicing office of the special servicer is located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139, and its telephone number is (305)-695-5600. See “Transaction Parties—The Affiliated Special Servicer”.

Trustee	Wilmington Trust, National Association will act as trustee. The corporate trust office of the trustee is located at 1100 North

Market Street, Wilmington, Delaware 19890, Attention: GSMS 2021-GSA3. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and any related companion loan. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the pooling and servicing agreement for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Computershare Trust Company, National Association, a national banking association, will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The office of the certificate administrator is located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer services, at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55415. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below, the custodian under the pooling and servicing agreement for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and receipt of notification from the certificate administrator that the required percentage of voting rights have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Holder	The directing holder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than any non-serviced mortgage loan and any applicable excluded loan), as further described in this prospectus. The directing holder (other than with respect to any non-serviced mortgage loan and any applicable excluded loan) will generally be the controlling class certificateholder (or its representative, the “controlling class representative”) selected by a majority of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). An “excluded loan” is a mortgage loan or whole loan with respect to which the directing holder (or, if the directing holder is the controlling class representative, the holder of the majority of the controlling class certificates (by certificate balance)) is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan (subject to certain exceptions), or any borrower party affiliate thereof. See “Pooling and Servicing Agreement—The Directing Holder”. However, in certain circumstances there may be no directing holder even if there is a controlling class, and in other circumstances there will be no controlling class.

The controlling class will be the most subordinate class of the Class G-RR and Class H-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reductions allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that during such time as the Class G-RR certificates are the controlling class, the holder(s) of such certificates will have the right to irrevocably waive their right to appoint a controlling class representative or to exercise any of the rights of the holder of the majority of the controlling class certificates. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a controlling class representative.

It is anticipated that on the closing date Argentic Securities Holdings Cayman Limited or its affiliate will purchase the VRR interest and the Class X-F, Class F, Class G-RR, Class H-RR and Class S certificates (and may purchase certain other classes of certificates). On the closing date Argentic Securities Holdings Cayman Limited is expected to appoint Argentic Securities Income USA LLC, its affiliate, to be the initial controlling class certificateholder and therefore as the initial directing holder with respect to each mortgage loan (other than any non-serviced mortgage loan and any applicable excluded loan) and the related serviced companion loans.

Each entity identified in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below is the initial directing holder (or the equivalent) under the pooling and servicing agreement for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risk Retention Consultation Party	Once appointed as described under “Pooling and Servicing Agreement— Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”, the risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any specially serviced loan (other than any non-serviced mortgage loan and any applicable excluded loan), and (ii) during the continuance of a consultation termination event, with respect to any mortgage loan (other than any non-serviced mortgage loan and any applicable excluded loan), as further described in this prospectus. As of the closing date, there is no anticipated initial risk retention consultation party.

With respect to the risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which the risk retention consultation party or the person entitled to appoint such risk retention consultation party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Certain Affiliations and

Relationships	The originators, the sponsors, the underwriters, and the parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Relating to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan and whole loan, the due date in December 2021 for that mortgage loan or whole loan (or, in the case of any mortgage loan or whole loan that has its first due date after December 2021, the date that would have been its due date in December 2021 under the terms of that mortgage loan or whole loan if a monthly payment were scheduled to be due in that month).

Closing Date	On or about December 23, 2021.

Distribution Date	The fourth (4th) business day following each determination date. The first distribution date will be in January 2022.

Determination Date	The eleventh (11th) day of each month or, if the eleventh (11th) day is not a business day, then the business day immediately following such eleventh (11th) day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution

Date; Rated Final

Distribution Date	The assumed final distribution dates set forth below for each class of offered certificates have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class A-1	November 2026
Class A-2	November 2026
Class A-3	January 2029
Class A-4	November 2031
Class A-5	December 2031
Class A-AB	July 2031
Class X-A	December 2031
Class X-B	December 2031
Class A-S	December 2031
Class B	December 2031
Class C	December 2031

The rated final distribution date for the offered certificates will be the distribution date in December 2054.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

The foregoing illustration does not take into account the sale of any non-offered certificates or the VRR interest.

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2021-GSA3:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-5

●	Class A-AB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class X-F, Class D, Class E, Class F, Class G-RR, Class H-RR, Class S and Class R (collectively, the “non-offered certificates”).

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5% and further subject to the discussion in footnotes (1) and (2) below:

Class	Approx. Initial Aggregate Certificate Balance or Notional Amount(1)	Approx. Initial Available Certificate Balance or Notional Amount(1)	Approx. Initial Retained Certificate Balance or Notional Amount(1)(2)
Class A-1	$8,558,000	$8,271,000	$287,000
Class A-2	$16,730,000	$16,170,000	$560,000
Class A-3	$62,400,000	$60,314,000	$2,086,000
Class A-4	$118,977,000	$115,000,000	$3,977,000
Class A-5	$208,150,000	$201,193,000	$6,957,000
Class A-AB(3)	$22,757,000	$21,996,000	$761,000
Class X-A	$471,953,000(4)	$456,175,000(4)	$15,778,000(4)
Class X-B	$66,417,000(4)	$64,196,000(4)	$2,221,000(4)
Class A-S	$34,381,000	$33,231,000	$1,150,000
Class B	$35,162,000	$33,986,000	$1,176,000
Class C	$31,255,000	$30,210,000	$1,045,000

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	On the closing date, Argentic Real Estate Finance LLC (as the retaining sponsor) will cause a majority-owned affiliate to purchase from the underwriters offered certificates (of each class thereof) with the initial certificate balances or notional amounts, as applicable, set forth in the table above under “Approx. Initial Retained Certificate Balance or Notional Amount” as described in “Credit Risk Retention”.

(3)	The Class A-AB certificates have a certain priority with respect to reducing the certificate balance of those certificates to their scheduled principal balance, as described in this prospectus.

(4)	Notional amount.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of offered certificates:

Class A-1	1.3666%(1)
Class A-2	2.5121%(1)
Class A-3	2.6366%(1)
Class A-4	2.3689%(1)
Class A-5	2.6183%(1)
Class A-AB	2.5105%(1)
Class X-A	1.1177%(2)
Class X-B	0.6245%(2)
Class A-S	2.8712%(1)
Class B	2.8276%(1)
Class C	3.2743%(3)

(1)	The pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S and Class B certificates for each distribution date will each be a per annum rate equal to a fixed rate at the pass-through rate set forth opposite each such class in the table above.

(2)	The pass-through rate of the Class X-A certificates for each distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date. The pass-through rate of the Class X-B certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, over (b) the weighted average of the pass-through rates of the Class B and Class C certificates for that distribution date weighted on the basis of their respective certificate balances immediately prior to that distribution date.

(3)	The pass-through rate of the Class C certificates for each distribution date will be a per annum rate equal to the lesser of (i) a fixed rate at the pass-through rate set forth opposite such class in the table above and (ii) the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of offered certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and
“—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any serviced companion loan and any related REO loans and (a) with respect to the servicing fee, if unpaid after final recovery on the related mortgage loan, out of general collections with respect to the other mortgage loans and (b) with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and any related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00250% to 0.07125%.

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the special servicing fee, the workout fee and the liquidation fee.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loans as to which a special servicing transfer event has occurred (including any related REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The workout fee will generally be payable with respect to each specially serviced loan (other than a non-serviced whole loan) which has become a “corrected loan” (which will occur (i) with respect to a specially serviced loan as to which there has been a payment default, when the borrower has brought the mortgage loan current and thereafter made three consecutive full and timely monthly payments, including pursuant to any workout and (ii) with respect to any other specially serviced loan, when the related default is cured or the other circumstances pursuant to which it became a specially serviced loan cease to exist in the commercially reasonable judgment of the special servicer). The workout fee will be payable out of each collection (other than penalty charges) of interest and principal (including scheduled payments, prepayments, balloon payments and payments at maturity) received on the related corrected loan for so long as it remains a corrected mortgage loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal (or such higher rate as would result in a workout fee equal to $25,000) and (2) such lower rate as would result in a workout fee of $1,000,000.

A liquidation fee will generally be payable with respect to each specially serviced loan and any related REO property as to which the special servicer obtains a full, partial or discounted payoff from the related borrower and, except as otherwise described in this prospectus, with respect to any specially serviced loan or REO property as to which the special servicer receives any liquidation proceeds or insurance and condemnation proceeds. The liquidation fee for each specially serviced loan and any related REO property will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds and (2) such lower rate as would result in a liquidation fee of $1,000,000; provided, however, that, except as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, no liquidation fee will be less than $25,000.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loans will be paid by the master servicer out of the servicing fee described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator/trustee fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and each REO loan (including any non-serviced mortgage loan) at a per annum rate equal to 0.01192%.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and each REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00242%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00030%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to Commercial Real Estate Finance Council® as a license fee for use of their names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the following table, the related master servicer and/or sub-servicer under the related pooling and servicing agreement governing the servicing of that mortgage loan will be entitled to a primary servicing fee (which includes any subservicing fee) at a rate equal to a per annum rate set forth in the following table, and the related special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and property protection advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS(1)

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate	Special Servicing Fee Rate(2)
AMF Portfolio	0.00125%	0.25000%
La Encantada	0.00125%	0.25000%

(1)	The fees related to the whole loans listed in the above chart relate to securitization transactions that have either closed or are expected to close on or prior to the closing date, and, in certain instances, are based on publicly available information.

(2)	In the case of certain mortgage loans, the Special Servicing Fee Rate will be subject to a cap or floor amount.

Distributions

A. Amount and Order of

Distributions on the Certificates	On each distribution date, the funds available for distribution to the holders of the certificates (other than the Class S and Class R certificates), net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and (ii) any excess interest and yield maintenance charges and prepayment premiums, will be distributed as follows:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D and Class X-F certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, to the extent of funds available for distribution of principal, in reduction of the then-outstanding certificate balances of those classes, in the following priority:

(A)	to the Class A-AB certificates until their certificate balance has been reduced to the Class A-AB scheduled principal balance set forth on Annex F to this prospectus for the relevant distribution date;

(B)	to the Class A-1 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above;

(C)	to the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above;

(D)	to the Class A-3 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (C) above;

(E)	to the Class A-4 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (D) above;

(F)	to the Class A-5 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (E) above; and

(G)	to the Class A-AB certificates until their certificate balance has been reduced to zero, without regard to the Class A-AB scheduled principal balance, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (F) above.

However, if the certificate balances of each class of principal balance certificates other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, pro rata, based on their respective certificate balances and without regard to the Class A-AB scheduled principal balance.

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, first (i) up to an amount equal to, and pro rata based upon, the aggregate unreimbursed realized losses previously allocated to each such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth above at the pass-through rate for such class compounded monthly from the date the related realized loss was allocated to such class until the date such realized loss is reimbursed;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds available for distributions of principal remaining after distributions in respect of principal to each class with a higher priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates), to the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates first (i) up to an amount equal to the aggregate unreimbursed realized losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth above at the pass-through rate for such class compounded monthly from the date the related realized loss was allocated to such class until the date such realized loss is reimbursed;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds available for distributions of principal remaining after distributions in respect of principal to each class with a higher priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates), to the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates first (i) up to an amount equal to the aggregate unreimbursed realized losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth above at the pass-through rate for such class compounded monthly from the date the related realized loss was allocated to such class until the date such realized loss is reimbursed;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds available for distributions of principal remaining after distributions in respect of principal to each class with a higher priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S and Class B certificates), to the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates first (i) up to an amount equal to the aggregate unreimbursed realized losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth above at the pass-through rate for such class compounded monthly from the date the related realized loss was allocated to such class until the date such realized loss is reimbursed; and

Seventh, to the non-offered certificates (other than the Class X-D, Class X-F and Class S certificates), in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions”.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class S and Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of

Losses and Certain Expenses	The following chart describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date) on any distribution date in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D and Class X-F certificates). Among the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D and Class X-F certificates, payment rights of certain classes will be as more particularly described in “Description of the Certificates—Distributions”. It also shows the manner in which mortgage loan losses are allocated in ascending order (beginning with certain certificates that are not being offered by this prospectus). Principal losses on the mortgage loans allocated to a class of certificates will reduce the related certificate balance of that class. Although no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-D, Class X-F, Class S or Class R certificates, principal payments or mortgage loan losses will reduce the notional amount of the Class X-A certificates (to the extent such principal payments or mortgage loan losses are allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB or Class A-S certificates), the Class X-B certificates (to the extent such principal payments or mortgage loan losses are allocated to the Class B or Class C certificates), the Class X-D certificates (to the extent such principal payments or mortgage loan losses are allocated to the Class D or Class E certificates) and the Class X-F certificates (to the extent such principal payments or mortgage loan losses are allocated to the Class F certificates), and, therefore, the amount of interest they accrue.

*	Class X-A, Class X-B, Class X-D and Class X-F certificates are interest-only certificates, and the Class X-D and Class X-F certificates are not offered by this prospectus.

**	Other than the Class X-D, Class X-F, Class S and Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F, Class S or Class R certificates) will reduce the certificate balance of that class of certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB or Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class B or Class C certificates. The notional amount of the Class X-D certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class D or Class E certificates. The notional amount of the Class X-F certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class F certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates (other than the Class S and Class R certificates) to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

With respect to a whole loan that is comprised of a mortgage loan, in some cases, one or more pari passu companion loans, shortfalls in available funds resulting from any of the foregoing will result in a reduction in amounts distributable in accordance with the related co-lender agreement in respect of the related mortgage loan (and any pari passu companion loans, on a pro rata basis), which allocations to the related mortgage loan will in turn reduce distributions in respect of the certificates as described above. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—Co-Lender Agreement”, “—The Non-Serviced Pari Passu Whole Loans—Co-Lender Agreement” and “Yield, Prepayment and Maturity Considerations—Yield Considerations—Losses and Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on a mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected and applied as interest during a collection period will be distributed to the holders of the Class S certificates on the related distribution date, as described under “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan, including any non-serviced mortgage loan or REO loan (other than any portion of an REO loan related to a companion loan), unless the master servicer, the trustee or the special servicer determines that the advance would be non-recoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan. The special servicer is under no obligation to, and will not make, any principal or interest advance with respect to any mortgage loan or companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection Advances	The master servicer may be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although they may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be nonrecoverable in which case it will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the pooling and servicing agreement governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be thirty-nine (39) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in eighty-five commercial, multifamily and manufactured housing properties. See “Description of the Mortgage Pool—Additional Indebtedness”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $625,103,398.

In this prospectus, unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 39 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the mortgage loans in the table below is part of a larger whole loan, each of which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan” the “companion loans”). The companion loans, together with their related mortgage loan, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan Cut-off Date LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(1)
425 Eye Street	$62,400,000	9.98%	$39,818,000	NAP	56.8%	56.8%	3.66x	3.66x
AMF Portfolio	$38,000,000	6.1%	$134,000,000	NAP	61.3%	61.3%	1.51x	1.51x
La Encantada	$27,000,000	4.3%	$75,000,000	NAP	58.7%	58.7%	2.70x	2.70x

(1)	Calculated including the related pari passu companion loans (but without regard to any mezzanine debt).

The 425 Eye Street whole loan will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and is referred to in this prospectus as a “serviced whole loan”, and any related companion loan that is pari passu in right of payment to the related mortgage loan is referred to in this prospectus as a “serviced companion loan”, or a “serviced pari passu companion loan”.

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will each be serviced under a separate servicing agreement identified below relating to a related companion loan and are each referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and any related companion loans are each referred to in this prospectus as a “non-serviced companion loan” or collectively as the “non-serviced companion loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Mortgage Loan Name	Transaction/ Pooling and Servicing Agreement(1)	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator and Custodian	Initial Directing Holder (or equivalent entity)	Operating Advisor	Asset Representations Reviewer
AMF Portfolio	BBCMS 2021-C12	6.1%	KeyBank National Association	LNR Partners, LLC	Wilmington Trust, National Association	Computershare Trust Company, National Association	LD III Sub III, LLC	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
La Encantada	Benchmark 2021-B31	4.3%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Citibank, N.A.	RREF IV Debt AIV, LP	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC

(1)	The identification of a “Transaction/Pooling and Servicing Agreement” above indicates that we have identified a securitization trust that has closed or priced or as to which a preliminary prospectus (or preliminary offering circular) or final prospectus (or final offering circular) has printed and that has included, or is expected to include, the related controlling note for such whole loan.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following table sets forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of any subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and, in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a due date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated on Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$625,103,398
Number of Mortgage Loans	39
Number of Mortgaged Properties	85
Range of Cut-off Date Balances	$3,300,000 to $62,400,000
Average Cut-off Date Balance	$16,028,292
Range of Mortgage Rates(2)	2.59300% to 4.52000%
Weighted Average Mortgage Rate(2)	3.68307%
Range of original terms to maturity/ARD(3)(4)	60 to 120 months
Weighted average original term to maturity/ARD(3)(4)	115 months
Range of remaining terms to maturity/ARD(3)(4)	59 to 120 months
Weighted average remaining term to maturity/ARD(3)(4)	114 months
Range of original amortization terms(5)(6)	360 to 360 months
Weighted average original amortization term(5)(6)	360 months
Range of remaining amortization terms(5)(6)	357 to 360 months
Weighted average remaining amortization term(5)(6)	360 months
Range of Cut-off Date LTV Ratios(2)(7)(8)	18.9% to 74.6%
Weighted average Cut-off Date LTV Ratio(2)(7)(8)	58.1%
Range of Maturity Date/ARD LTV Ratios(2)(4)(8)	14.4% to 68.4%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(8)	54.9%
Range of UW NCF DSCR(2)(6)(9)	1.21x to 5.59x
Weighted average UW NCF DSCR(2)(6)(9)	2.36x
Range of UW NOI Debt Yield(2)(8)(10)	6.9% to 29.5%
Weighted average UW NOI Debt Yield(2)(8)(10)	10.5%
Percentage of Initial Pool Balance consisting of:
Interest-Only Balloon	57.3%
Interest-Only, Amortizing Balloon	30.3%
Full-Term Amortizing Balloon	11.0%
Interest-Only-ARD	1.4%

(1)	Subject to a variance of plus or minus 5%.

(2)	With respect to each mortgage loan that is part of a whole loan, the related pari passu companion loan are included for the purposes of calculating the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and UW NOI Debt Yield unless otherwise expressly stated. Other than as specifically noted, the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and UW NOI Debt Yield information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness.

(3)	With respect to one (1) mortgage loan (9.98%) the initial due date for such mortgage loan occurs after January 2022. On the closing date, the related mortgage loan seller will contribute an initial interest deposit amount to the issuing entity to cover an amount that represents one month’s interest that would have accrued with respect to such mortgage loan at the related interest rate with respect to the assumed January 2022 payment date. Information presented in this prospectus reflects the contractual loan terms, however, each such mortgage loan is being treated as having an initial due date in January 2022.

(4)	With respect to one (1) mortgage loan (1.4%) with an anticipated repayment date, calculated as of the related anticipated repayment date.

(5)	Does not include mortgage loans that pay interest-only until their maturity dates or anticipated repayment date, as applicable.

(6)	Includes one (1) mortgage loan (6.1%), which amortizes based on the non-standard amortization schedule attached to this prospectus as Annex G. Annual debt service for the UW NCF DSCR was calculated based on the sum of the first 12 principal and interest payments on the AMF Portfolio mortgage loan beginning in November 2028, as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”.

(7)	Unless otherwise indicated, the Cut-off Date LTV Ratio and the Maturity Date/ARD LTV Ratio are calculated utilizing the “as-is” appraised value (which in certain cases may reflect a portfolio premium valuation).

(8)	With respect to the Extra Space Self Storage Portfolio II mortgage loan (4.6%), the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio and UW NOI Debt Yield of 30.4%, 30.4% and 8.0%, respectively, are calculated based on a cut-off date balance net of a $3,500,000 earnout reserve. The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio and UW NOI Debt Yield with respect to the Extra Space Self Storage Portfolio II mortgage loan without netting the earnout reserve are 34.7%, 34.7% and 7.0%, respectively. In addition, with respect to the Courtside Apartments mortgage loan (4.3%), the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio and UW NOI Debt Yield of 52.1%, 52.1% and 8.2%, respectively, are calculated based on a cut-off date balance net of a $1,500,000 earnout reserve. The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio and UW NOI Debt Yield with respect to the Courtside Apartments mortgage loan without netting the earnout reserve are 55.2%, 55.2% and 7.8%, respectively. In addition, with respect to the 2250 59th Street mortgage loan (3.7%), the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio and UW NOI Debt Yield of 59.9%, 59.9% and 8.1% respectively are calculated based on a cut-off date balance net of a $3,000,000 earnout reserve. The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio and UW NOI Debt Yield with respect to the 2250 59th Street mortgage loan without netting the earnout reserve are 68.9%, 68.9% and 7.1% respectively.

(9)	Unless otherwise indicated, the UW NCF DSCR is generally calculated using the average of the principal and interest payments for the first 12 payment periods of the mortgage loan following the cut-off date; provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity date or anticipated repayment date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to its maturity date or anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period.

(10)	Unless otherwise indicated, the Debt Yield on Underwritten NOI for each mortgage loan is the related mortgaged property’s Underwritten NOI divided by the Cut-off Date Balance of such mortgage loan.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings—Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on

Projections of Future Income	With respect to ten (10) mortgaged properties, (15.5%), such mortgaged properties (i) were constructed, in a lease-up period or were the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history or the related mortgage loan seller did not take the operating history into account in the underwriting of the related mortgage loan, (ii) were acquired by the borrower or any affiliate of the related borrower within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information)

for such acquired mortgaged property or (iii) or secured by the borrower’ leasehold fee interest in land.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from Underwriting

Standards	None of the mortgage loans vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines”, “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes”, “—Starwood Mortgage Capital LLC—SMC’s Underwriting Guidelines and Processes” and “—Exceptions to SMC’s Disclosed Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, in Europe. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, in Europe, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, in Europe, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner by which Argentic Real Estate Finance LLC, as retaining sponsor, intends to satisfy the U.S.

credit risk retention requirements of the Credit Risk Retention Rules, see “Credit Risk Retention”.

EU Securitization Regulation and

UK Securitization Regulation	None of the sponsors, the depositor, the issuing entity, the underwriters or any other party to the transaction intends to retain a material net economic interest in the securitization transaction constituted by the issue of the certificates, or take any other action, in a manner prescribed by (A) European Union Regulation (EU) 2017/2402 or (B) Regulation (EU) 2017/2402, as it forms part of the domestic law of the United Kingdom (the “UK”) by virtue of EUWA European Union (Withdrawal) Act of 2018 (as amended, the “EUWA”), and as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019. In addition, no such party will take any action that may be required by any prospective investor or certificateholder for the purposes of its compliance with any requirement of such regulations. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any requirements of such regulations. Consequently, the certificates may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors-General Risk Factors-Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg Financial Markets, L.P., Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, CMBS.com, Inc., BlackRock Financial Management, Inc., Markit Group Limited, RealINSIGHT, Thomson Reuters Corporation Intercontinental Exchange | ICE Data Services; KBRA Analytics, LLC and DealView Technologies Ltd.;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.wellsfargo.com/com/comintro.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date (solely for the purposes of this calculation, if a mortgage loan with an anticipated repayment date is still an asset of the issuing entity and such right is being exercised after its respective anticipated repayment date, then such mortgage loan will be excluded from the then-aggregate principal balance of the pool of mortgage loans and from the aggregate principal balance of the mortgage loans as of the cut-off date), certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all REO property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) for the mortgage loans and all REO property held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E and Class F certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class S and Class R certificates) and (iii) certain other conditions are satisfied as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage

Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related REO property or the interests of the trustee, any certificateholders in the mortgage loan or REO property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to solicit offers for defaulted mortgage loans (other than non-serviced mortgage loans) or defaulted serviced whole loans and/or related REO property and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted mortgage loan (or defaulted serviced whole loan) and/or related REO property, determined as described in “Pooling and Servicing Agreement—Realization

Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of a mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs (the “lower-tier REMIC” and the “upper-tier REMIC” and each a “trust REMIC”) for federal income tax purposes.

In addition, (1) the portions of the issuing entity consisting of the excess interest accrued on a mortgage loan with an anticipated repayment date and the related distribution account will be classified as a “trust” under Treasury Regulations Section 301.7701-4(c) (the “grantor trust”) and (2) the Class S certificates will represent undivided beneficial interests in the related portions of the excess interest and related distribution account.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class X-A and Class X-B certificates will be issued with original issue discount and that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Summary of Risk Factors

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow on one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans, and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Special Risks

●	COVID-19: Economic conditions and restrictions on enforcing landlord rights due to the COVID-19 pandemic and related governmental countermeasures may adversely affect the borrowers and/or the tenants and, therefore, the certificates. In addition, the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties were conducted prior to the COVID-19 pandemic or may be based largely on pre-pandemic property performance and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers.

Risks Relating to the Mortgage Loans

●

Non-Recourse Loans: The mortgage loans are non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.

●

Borrowers:  Frequent and early occurrence of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date or anticipated repayment date.

●

Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management, and litigation. Property values may decrease even when current operating income does not. The property type (e.g., retail, office, multifamily, mixed use, industrial, self storage, leased fee and hospitality) may present additional risks.

●

Loan Concentration: Certain of the mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans may have a disproportionate impact on the performance of the certificates.

●

Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types or related industries may have a disproportionate impact on the performance of the certificates.

●

Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.

●

Tenant Performance: The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.

●

Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.

●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.

●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.

●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.

●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.

●

Zoning:  Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.

●

Directing Holder and Companion Holders: Certain certificateholders and companion loan holders have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights, subject to certain limitations, to remove and replace the special servicer without cause and/or to direct or recommend the special servicer or non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders.

Other Risks Relating to the Certificates

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Limited Obligations: The certificates will only represent ownership interests in the issuing entity, and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.

●

Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.

●	Rating Agency Feedback: Future events could adversely impact the credit ratings and value of your certificates.

●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Special Risks

Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans

There has been a global outbreak of a novel coronavirus (SARS-CoV-2) and a related respiratory disease (“COVID-19”) that has spread throughout the world, including the United States, causing a global pandemic. The COVID-19 pandemic has been declared to be a public health emergency of international concern by the World Health Organization, and the President of the United States made a declaration under the Robert T. Stafford Disaster Relief and Emergency Assistance Act. A significant number of countries and the majority of United States state governments have also made emergency declarations and have attempted to slow the spread of the virus by providing social distancing guidelines, issuing stay-at-home orders and mandating the closure of certain non-essential businesses. Although vaccines have been approved and more are in development, we cannot assure you as to the availability of vaccines, the rate of vaccination or the effectiveness of vaccination against the COVID-19 virus or any mutations. Although many states have been loosening restrictions with the increased availability of vaccines, we cannot assure you as to when states will permit full resumption of economic activity, or whether or when people will feel comfortable in resuming economic activity. Additionally we cannot assure you that vaccines, containment or other measures will be successful in limiting the spread of the virus, particularly in light of the reduction of stay at home orders and social distancing guidelines, or that future regional or broader outbreaks of COVID-19 or other diseases will not result in resumed or additional countermeasures from governments.

The COVID-19 pandemic and the responses to the pandemic have led to, and will likely continue to cause, severe disruptions in the global supply chain, financial and other markets, significant increases in unemployment, significant reductions in consumer demand and downturns in the economies of many nations, including the United States, and the global economy in general. The long-term effects of the social, economic and financial disruptions caused by the COVID-19 pandemic are unknown. While the United States government and other governments have implemented unprecedented financial support and relief measures (such as the Coronavirus Aid, Relief and Economic Security Act, the Consolidated Appropriations Act, 2021 and the American Rescue Plan Act of 2021), the effectiveness of such measures cannot be predicted. The United States economy has contracted as a result, and it is unclear what the extent and duration of the contraction will be, and when economic expansion will resume.

With respect to the mortgage pool, it is unclear how many borrowers have been adversely affected by the COVID-19 pandemic. It is expected that many borrowers will be (or continue to be) adversely affected by the COVID-19 pandemic. As a result, borrowers may not and/or may be unable to meet their payment obligations under the mortgage loans, which would result in shortfalls in distributions of interest and/or principal to the holders of the certificates, and ultimately losses on the certificates. Shortfalls and losses will be particularly pronounced to the extent that the related mortgaged properties are located in geographic areas with significant numbers of COVID-19 cases or relatively restrictive COVID-19 countermeasures. Certain geographic regions of the United States have experienced a larger concentration of COVID-19 infections and deaths than other regions, which is expected to result in greater economic distress than in other less-impacted regions. As infection rates of the virus have fluctuated, state and local governments have issued and lifted stay-at-home orders and other countermeasures. We cannot assure you of and to what extent any governmental countermeasures impacting the mortgaged properties will be lifted or if they will be reimposed.

While the COVID-19 pandemic has created personnel, supply-chain and other logistical issues that affect all property types, the effects are particularly severe for certain property types. For example:

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hospitality properties, due to travel limitations implemented by governments and businesses as well as declining interest in travel generally, and current or future closures, whether government mandated or voluntary;

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retail properties, due to store closures, either government mandated or voluntary, declining interest in visiting large shared spaces such as shopping malls, restaurants, bars and movie theatres, and tenants (including certain national and regional chains) refusing to pay rent;

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self storage properties, which have rental payment streams that are sensitive to increased unemployment and reductions in disposable income available for non-essential expenses, and which payment streams are more commonly subject to interruption because of the short-term nature of self storage tenant leases;

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multifamily properties, which also have rental payment streams that are sensitive to unemployment and reductions in disposable income, as well as federal, state and local moratoria on eviction proceedings and other mandated tenant forbearance programs;

●	industrial properties, due to restrictions or shutdowns of tenant operations at such properties or as a result of general financial distress of such tenants;

●

office properties have been impacted, particularly those with significant tenants who operate co-working or office-sharing spaces, due to restrictions on such spaces or declining interest in such spaces by their users, who typically are unaffiliated and license or sublease space for shorter durations; and

●

properties with significant tenants with executed leases that are not yet in place and whose leases are conditioned on tenant improvements being completed, the delivery of premises, or the vacancy of a current tenant by a date certain, due to lack of access to the mortgaged property and disruptions in labor and the global supply chain.

Federal, state and local governmental authorities may implement (and in some cases may already have implemented) measures designed to provide relief to borrowers and tenants, including moratoria on foreclosure or eviction proceedings and mandated forbearance programs. For example, recent legislation in New York and Oregon and proposed legislation in California imposes (or would impose) a temporary moratorium on foreclosures and other lender remedies. Any similar measures relating to commercial real estate may lead to shortfalls and losses on the certificates.

In addition, businesses are adjusting their business plans in response to government actions and new industry practices in order to change how, how many and from where staff members work. Such changes may lead to reduced or modified levels of service, including in the services provided by the master servicer, the special servicer, the certificate administrator and the other parties to this transaction. Such parties’ ability to perform their respective obligations under the transaction documents may be adversely affected by such changes. Furthermore, because the master servicer and special servicer operate according to a servicing standard that is in part based on accepted industry practices, the servicing actions taken by such parties may vary from historical norms to the extent that such accepted industry practices change.

The loss models used by the rating agencies to rate certain of the certificates may not have accounted for the possible economic effects of the COVID-19 pandemic or the borrowers’ ability to make payments on the mortgage loans. We cannot assure you that declining economic conditions precipitated by COVID-19 and the measures implemented by governments to combat the pandemic will not result in downgrades to the ratings of the certificates after the closing date. We cannot assure you that declining economic conditions precipitated by COVID-19 and the measures implemented by governments to combat the pandemic will not result in downgrades to the ratings of the certificates.

Tenants may be unable to meet their rent obligations as a result of extended periods of unemployment and business slowdowns and shutdowns. Accordingly, tenants at certain of the mortgaged properties have sought, and are expected to continue to seek, rent relief at the mortgaged properties, and it would be expected that rent collections and/or occupancy rates may decline. Even as areas of the country reopen, we cannot assure you as to if and when the operations of commercial tenants and the income earning capacity of residential tenants will reach pre-COVID-19 pandemic levels. Prospective investors should also consider as the country reopens the impact that a continued surge in (as well as any future prolonged waves of) COVID-19 cases could have on economic conditions.

We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to pay all required insurance premiums. While certain mortgage loans provide for insurance premium reserves, we cannot assure you that the borrowers will be able to continue to fund such reserves or that such reserves will be sufficient to pay all required insurance premiums.

Although each mortgage loan generally requires the related borrower to maintain business interruption insurance, certain insurance companies have reportedly taken the position that such insurance does not cover closures due to the COVID-19 emergency. In addition, the COVID-19 emergency could adversely affect future availability and coverage of business interruption insurance. Furthermore, it is unclear whether such closures due to COVID-19 will trigger co-tenancy provisions.

Investors should understand that the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties were conducted prior to the COVID-19 pandemic or may be based largely on pre-pandemic property performance and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers. In addition, the underwriting of mortgage loans originated during the COVID-19 pandemic may be based on assumptions that do not reflect current conditions. When evaluating the financial information and mortgaged property valuations presented in this prospectus (including certain information set forth in “Summary of Terms”, “Description of the Mortgage Pool—Mortgage Pool Characteristics”, “Description of the Mortgage Pool—Certain Calculations and Definitions”, Annex A-1, Annex A-2 and Annex A-3), investors should take into consideration the dates as of which historical financial information is presented and appraisals and property condition reports were conducted and that the underwritten information may not reflect (or fully reflect) the events described in this risk factor or any potential impacts of the COVID-19 pandemic. Because a pandemic of the scale and scope the COVID-19 pandemic has not occurred since the early 20th century, historical delinquency and loss experience is unlikely to accurately predict the performance of the mortgage loans in the mortgage pool. Investors should expect higher-than-average delinquencies and losses on the mortgage loans. The aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or the master servicer may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates.

Some borrowers may seek forbearance arrangements at some point in the near future, if they have not already made such request. See “Description of the Mortgage Pool—COVID Considerations”. We cannot assure you that the borrowers will be able to make debt service payments (including deferred amounts that were previously subject to forbearance) after the expiration of any such forbearance period. Some borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments, rather than for the explicit purpose set forth in the mortgage loan documents. We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to replenish those reserves or escrows, which would then be unavailable for their original intended use.

In addition, you should be prepared for the possibility that a significant number of borrowers may not make timely payment on their mortgage loans at some point during the continuance of the COVID-19 pandemic. In response, the master servicer and the special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or extend or otherwise modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the certificates.

In addition, servicers have reported an increase in borrower requests for relief as a result of the COVID-19 pandemic. It is likely that the volume of requests will continue to increase as the COVID-19 pandemic progresses. The increased volume of borrower requests and communications may result in delays in the servicers’ ability to respond to such requests and their ability to perform their respective obligations under the related transaction documents.

The borrowers have provided additional information regarding the status of the mortgage loans and mortgaged properties, which is described under “Description of the Mortgage Pool—COVID Considerations”, as of the dates set forth in that section. We cannot assure you that the information in that section is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the certificates.

Although the borrowers and certain tenants may have made their recent debt service and rent payments, we cannot assure you that they will be able to make future payments. While certain mortgage loans may provide for debt service or rent reserves, we cannot assure you that any such reserve will be sufficient to satisfy any or all debt service payments on the affected mortgage loans.

Furthermore, we cannot assure you that future failure to make rent or debt service payments will not trigger cash sweeps or defaults under the mortgage loan documents.

Further, some federal, state and local administrative offices and courts have closed due to the outbreak of the COVID-19 pandemic. Foreclosures, recordings of assignments and similar activities may not be processed in such offices and courts until such offices and courts reopen and may be further delayed as such offices and courts address any backlogs of such actions that accumulated during the period they were closed. Furthermore, to the extent the related jurisdiction has implemented a moratorium on foreclosures as discussed above, any processing of foreclosure actions would not commence until such moratorium has ended.

The mortgage loan sellers will agree to make certain limited representations and warranties with respect to the mortgage loans as set forth on Annex D-1 and Annex E-1; however, absent a breach of such a representation or warranty, no mortgage loan seller will have any obligation to repurchase a mortgage loan with respect to which the related borrower was adversely affected by the COVID-19 pandemic. See also “—Other Risks Relating to the Certificates—The Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan”.

The widespread and cascading effects of the COVID-19 pandemic, including those described above, also heighten many of the other risks described in this “Risk Factors” section, such as those related to timely payments by borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of your certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. In addition, the related guarantees may expire upon certain events, including upon the lender taking title to the related mortgaged property or a mezzanine lender taking title to equity in the borrower, or in the case of guarantees for environmental items, upon payment in full of the related mortgage loan and provision of a clean environmental report. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In addition, certain non-recourse carveout guarantors may not be United States citizens. We cannot assure you that the lender will be able to collect on a guaranty from non-US citizens as such individuals or entities may be beyond the jurisdiction of United States courts. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. No mortgage loan will be insured or guaranteed by any government, governmental instrumentality, private insurer or (except as described above) other person or entity.

Risks of Commercial, Multifamily and Manufactured Housing Lending Generally

The mortgage loans will be secured by various income producing commercial, multifamily and manufactured housing properties. The repayment of a commercial, multifamily or manufactured housing loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national, regional or local economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	consumer tastes and preferences;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

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the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

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the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property. Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

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space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

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leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”), a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease or lease to a borrower affiliate could be construed in a bankruptcy as a financing lease or other arrangement under which the related master or affiliated lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master or affiliated lessee and/or its affiliates.

Sale-Leaseback Transactions Also Have Risks

The Valli Hoffman Estates (0.9%) mortgaged property was the subject of a sale-leaseback transaction in connection with the acquisition of such property by the related borrower. Such mortgaged property is leased to a tenant, who is the former owner of the mortgaged property, pursuant to a space lease or a ground lease. We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage. Here, that secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease.

It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such lease providing for the termination or modification of such rights or obligations upon the filing of a bankruptcy petition or the occurrence of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the certificates. Pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence.

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. We cannot assure you such recharacterization would not occur with respect to mortgage loans that are subject to a sale-leaseback transaction.

The application of any of these doctrines to any of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the certificateholders.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●

if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●

upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Retail Properties Have Special Risks

The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers”, “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance. In addition, some or all of the rental payments from tenants may be tied to that tenant’s gross sales, so the success of that tenant’s business directly correlates to the value of the retail property. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by that tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remained unchanged.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the quality of an office building’s tenants;

●	an economic decline in the business operated by the tenant;

●

the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the physical attributes of the building with respect to the technological needs of the tenants, including the adaptability of the building to changes in the technological needs of the tenants;

●	the diversity of an office building’s tenants (or reliance on a single or dominant tenant);

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

●	the desirability of the area as a business location; and

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees.

In the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at medical office properties. Furthermore, the healthcare industry is highly regulated by federal, state and/or local authorities. Any change in applicable laws and regulations, as well as the costs and administrative burdens associated with complying with applicable laws and regulations, may adversely affect the operating income of medical office properties and the property values of such properties and the related borrower’s ability to make debt service payments on the related mortgage loan.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain office tenants may operate co-working businesses through which they sublease their space to sublessees under subleases of varying duration. The ability of any such co-working tenants to make payments under their respective leases may depend on the availability of such sublessees and the ability of such sublessees to make payments under their respective subleases. Further, some of these subleases may be short-term, or may be to individuals or entities that are more susceptible to economic downturns, in which case their short-term nature, or the nature of the underlying sublessees, may lead to income volatility for any such co-working tenants. In addition, office tenants that operate co-working businesses may principally generate revenues through the sale of memberships, most of which have short-term commitments. In many cases, the members may terminate their membership agreements at any time upon as little notice as one calendar month. Demand for such memberships may be negatively affected by a number of factors, including geopolitical uncertainty, competition, cybersecurity incidents, decline in the co-working tenant’s reputation and saturation in the markets where the co-working tenant operates.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the physical attributes of the apartment building such as its age, condition, design, appearance, access to transportation and construction quality;

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the presence of competing properties and residential developments in the local market;

●

the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	outstanding building code violations or tenant complaints at the property;

●

in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, closures of the related college or university due to the COVID-19 pandemic, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of, or ongoing social distancing measures that may be instituted by, colleges and universities due to the COVID-19 pandemic;

●

certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●

certain multifamily properties may be master leased in whole or part to a hotel operator which leases out such properties for short term stays similar to an extended stay hotel. In the event such operator were to terminate or default on its lease, or fail to renew such lease, such properties would be subject to the risk of concentrated vacancy, and may incur significant costs in order to convert to use as traditional multifamily properties.

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●

adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain of the mortgage loans are secured by multifamily properties that have been the site of criminal activities. Perceptions by prospective tenants of the safety and reputation of the mortgaged real property may influence the cash flow produced by these mortgaged properties, particularly in the case of student housing facilities or properties leased primarily to students. In addition, litigation may be brought against a borrower in connection with any criminal activities that occur at the related mortgaged property.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the mortgage loans may be subject to New York’s Section 421-a (16) Program, which provides, among other things, that a market rate residential unit will be subject to rent stabilization unless the owner would be entitled to remove such market rate residential unit from rent stabilization upon vacancy of such unit by reason of the monthly rent exceeding any limit established under the rent stabilization laws. In general, in Section 421-a (16) Program buildings, apartments initially rented at a rent amount in excess of the high rent threshold qualify for permanent exemption from the rent regulations. Rent concessions given to a particular tenant may be relevant in determining whether a unit has been initially rented at a rent that is at or above the high rent threshold. However, there is currently no governing statute, judicial decision, or governmental authority regulatory guidance as to whether rent concessions such as free rent, should be included or excluded in determining whether a unit has been initially rented at a rent that is at or above the high rent threshold. Accordingly, if the lower net effective rent (taking any rent concessions into consideration) is used as the relevant rent (rather than the higher contractual stated rent), more units at such property could be subject to rent stabilization.

In addition, some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units, such as the Madison Nostrand Grand Portfolio – 702 Grand Street mortgaged property (0.6%) uncertain. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. If rents are reduced, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses.

Certain of the multifamily properties may be residential cooperative buildings and the land under the building are owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

●

the initial concentration of shares relating to occupied rental units of the borrower sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the borrower sponsor, owner or investor is unable to make the required maintenance payments;

●

the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

●

that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use;

●	the location of the property; and

●	the property may be leased pursuant to a master lease with the related borrower.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks” and “—Self Storage Properties Have Special Risks”. See Annex A-2 for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; and

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

In addition, certain of the mortgage loans secured by self storage properties may be specialized facilities, such as art storage facilities, that may be subject to certain risks that are different from those of other types of storage facilities, including the need to maintain climate controlled environments and enhanced security systems, increased risk of liability for loss, theft or destruction due to the value of the items stored, and lack of a large market for such facilities.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types— Self Storage Properties”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

Manufactured Housing Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing properties, including:

●	the number of competing residential developments in the local market, such as: other manufactured housing properties apartment buildings and site built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing property;

●

the presence and/or continued presence of sufficient manufactured homes at the manufactured housing property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; manufactured homes may be moved from a manufactured housing property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization.

The manufactured housing properties have few improvements (which are highly specialized) and are “single purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing property were readily adaptable to other uses.

Some manufactured housing properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Certain of the manufactured housing mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit.

Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

Shared Interest Structures

Vertical subdivisions and “fee above a plane” structures are property ownership structures in which owners have a fee simple interest in certain ground-level and above-ground parcels. A vertical subdivision or “fee above a plane” structure is generally governed by a declaration or similar agreement defining the respective owner’s fee estates and relationship where one or more owners typically relies on one or more other owners’ parcels for structural support. Each owner is responsible for maintenance of its respective parcel and retains essential operational control over its parcel. We cannot assure you that owners of parcels supporting collateral interests in vertical subdivision and “fee above a plane” parcels will perform any maintenance and repair obligations that may be required under the declaration with respect to the supporting parcel, or that proceeds following a casualty would be used to reconstruct a supporting parcel. Owners of interests in a vertical subdivision or “fee above a plane” structure may be required under the related declaration to pay certain assessments relating to any shared interests in the related property, and a lien may be attached for failure to pay such assessments. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests and Other Shared Interests”.

Parking Properties Have Special Risks

Certain of the mortgaged properties are comprised in whole or in part of, or contain, a parking lot or parking garage. The primary source of income for parking lots and garages is the rental fees charged for parking spaces (or in the case of a parking lot or parking garage leased in whole or part to a parking garage or parking lot operator, rents from such operating lease). Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. We cannot assure you that the operating lessee of a parking property will not terminate its lease upon such an event.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. In many cases, the property manager will be an affiliate of the borrower and many not manage properties for non-affiliates. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” on Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing at least 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are retail, office, multifamily and industrial. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing approximately 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in Texas, California, District of Columbia, New York, Illinois, Ohio and Pennsylvania. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●

if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●

a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●

mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●

the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number (40) on Annex D-1 and representation and warranty number (43) on Annex E-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex D-3 and Annex E-2, respectively, for additional information.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes”, “—Starwood Mortgage Capital LLC—SMC’s Underwriting Guidelines and Processes” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the mortgaged properties are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for any additional information on redevelopment, renovation and expansion at the mortgaged properties securing the ten largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, fitness centers, lab space, bank branches, urgent care facilities, schools, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions, building restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Energy Efficiency and Greenhouse Gas Emission Standards Set By New York City’s Local Law 97 May Adversely Affect Future Net Operating Income at Mortgaged Real Properties Located in New York City

With respect to any of the underlying mortgage loans secured by mortgaged real properties located in New York City, the related borrowers may face fines or retrofitting costs related to compliance with New York City Local Law 97 of 2019 (“Local Law 97”). Local Law 97 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings. We cannot assure you that fines or retrofitting costs as a result of Local Law 97 will not adversely affect the future net operating income at any of the mortgaged real properties located in New York City.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance. In addition, certain types of mortgaged properties have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

Certain Risks Are Not Covered under Standard Insurance Policies

In general (other than where the mortgage loan documents permit the borrower to rely on a tenant (including a ground tenant) or other third party (such as a condominium association, if applicable) to obtain the insurance coverage on self-insurance provided by a tenant or on a tenant’s agreement to rebuild or continue paying rent), the master servicer and special servicer will be required to cause the borrower on each mortgage loan to maintain such insurance coverage in respect of the related mortgaged property as is required under the related mortgage loan documents. See “Description of the Mortgage Pool—Insurance Considerations”. In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy (windstorm is a common exclusion for properties located in certain locations). Most policies typically do not cover any physical damage resulting from, among other things:

●	war;

●	revolution;

●	terrorism;

●	nuclear, biological or chemical materials;

●	governmental actions;

●	floods and other water related causes;

●	earth movement, including earthquakes, landslides, sinkholes and mudflows;

●	wet or dry rot;

●	vermin; and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from such causes, then, the resulting losses may be borne by you as a holder of certificates.

Standard Insurance May Be Inadequate Even for Types of Losses That Are Insured Against

Even if a type of loss is covered by the insurance policies required to be in place at the mortgaged properties, the mortgaged properties may suffer losses for which the insurance coverage is inadequate. For example:

●

in a case where terrorism coverage is included under a policy, if the terrorist attack is for example, nuclear, biological or chemical in nature, the policy may include an exclusion that precludes coverage for such terrorist attack;

●

in certain cases, particularly where land values are high, the insurable value (at the time of origination of the mortgage loan) of the mortgaged property may be significantly lower than the principal balance of the mortgage loan;

●

with respect to mortgaged properties located in flood prone areas where flood insurance is required, the related mortgaged property may only have federal flood insurance (which only covers up to $500,000), not private flood insurance, and the related mortgaged property may suffer losses that exceed the amounts covered by the federal flood insurance;

●	the mortgage loan documents may limit the requirement to obtain related insurance to where the premium amounts are “commercially reasonable” or a similar limitation; and

●

if reconstruction or major repairs are required, changes in laws may materially affect the borrower’s ability to effect any reconstruction or major repairs and/or may materially increase the costs of the reconstruction or repairs and insurance may not cover or sufficiently compensate the insured.

We Cannot Assure You That Required Insurance Will Be Maintained

We cannot assure you that borrowers have maintained or will maintain the insurance required under the mortgage loan documents or that such insurance will be adequate.

Even if the mortgage loan documents specify that the related borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, the borrower may fail to maintain such insurance and the master servicer or the special servicer may not enforce such default or cause the borrower to obtain such insurance if the special servicer has determined, in accordance with the servicing standard and subject to the discussion under “Pooling and Servicing Agreement—The Directing Holder” and “—The Operating Advisor”, that either (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the mortgaged property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (b) such insurance is not available at any rate. Additionally, if the related borrower fails to maintain such terrorism insurance coverage, neither the applicable master servicer nor the special servicer will be required to maintain such terrorism insurance coverage if the special servicer determines, in accordance with the servicing standard, that such terrorism insurance coverage is not available for the reasons set forth in (a) or (b) of the preceding sentence. Furthermore, at the time existing insurance policies are subject to renewal, we cannot assure you that terrorism insurance coverage will be available and covered under the new policies or, if covered, whether such coverage will be adequate. Most insurance policies covering commercial real properties such as the mortgaged properties are subject to renewal on an annual basis. If this coverage is not currently in effect, is not adequate or is ultimately not continued with respect to some of the mortgaged properties and one of those properties suffers a casualty loss as a result of a terrorist act, then the resulting casualty loss could reduce the amount available to make distributions on your certificates.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). For example, with respect to eight (8) mortgaged properties (20.7%), all of the mortgaged properties are located in an area with a high degree of seismic activity. Seismic reports were prepared for each of the mortgaged properties and no mortgaged property has a seismic expected loss (SEL) greater than 19.0%. Material damage to the mortgaged properties as a result of an earthquake could adversely affect the operations and revenues at the mortgaged properties, as well as the borrowers’ ability make payments with respect to the related mortgage loan. The borrowers have not obtained a separate earthquake insurance policy covering the mortgaged properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program (“NFIP”) is scheduled to expire on February 18, 2022. We cannot assure you if or when NFIP will be reauthorized by Congress. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty number 16 on Annex D-1 and representation and warranty number 18 on Annex E-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex D-3 and Annex E-2, respectively, for additional information.

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance

Program. The Terrorism Insurance Program was reauthorized on December 20, 2019 through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer will be equal to 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed or $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain a “sunset clause” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans may not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of the Top 15 Mortgage Loans” for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three (3) calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, as described under “—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”, the assumptions and projections used to prepare underwritten information for the mortgage pool may not reflect any potential impacts of the COVID-19 pandemic. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections use in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or property protection advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

Due to the COVID-19 pandemic, the aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates. See also “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsor and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and each sponsor’s description of its underwriting criteria described under “Transaction

Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes” and “—Starwood Mortgage Capital LLC—SMC’s Underwriting Guidelines and Processes”.

A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Review of GSMC Mortgage Loans”, “—Argentic Real Estate Finance LLC—Review of Mortgage Loans for Which Argentic is the Sponsor” and “—Starwood Mortgage Capital LLC—Review of SMC Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—The Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related originator or sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Such capital expenditures are not required and have not been reserved for under the Mortgage Loan documents, and we cannot assure you that they will be made. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” or other than “as-is” values. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect the value other than “as-is” as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

In addition, investors should be aware that the appraisals for the mortgaged properties were prepared prior to origination and generally have not been updated. Certain appraisals were prepared prior to the COVID-19 outbreak and do not account for the effects of the pandemic on the related mortgaged properties. In addition, more recent appraisals may not reflect the complete effects of the COVID-19 pandemic on the related mortgaged properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the mortgage loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the mortgaged properties.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” and other than “as-is” values, we cannot assure you that those assumptions are or will be accurate or that the “as-stabilized” value will be the value of the related mortgaged property at the indicated stabilization date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes” and “—Starwood Mortgage Capital LLC—SMC’s Underwriting Guidelines and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

Seasoned Mortgage Loans Present Additional Risk of Repayment

Certain of the mortgage loans are seasoned mortgage loans. For example, with respect to the 380 Grove Street (2.1%) mortgage loan, the related mortgage loan was originated five (5) months prior to the cut-off date, respectively. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans. For example:

●

property values and surrounding areas have likely changed since origination; origination standards at the time the mortgage loans were originated may have been different than current origination standards;

●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;

●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;

●	the physical condition of the mortgaged properties or improvements may have changed since origination; and

●	the circumstances of the mortgaged properties, the borrower and the tenants may have changed in other respects since the mortgage loans were originated.

In addition, any seasoned mortgage loan may not satisfy all of the related sponsor’s underwriting standards. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or whole loan) will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan (or whole loan) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or whole loan) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the

Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan (or whole loan, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. A payment guaranty for a portion of the indebtedness under the mortgage loan that is greater than 10% presents a risk for consolidation of the assets of a borrower and the guarantor. In addition, certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

See representation and warranty number 31 on Annex D-1 and representation and warranty number 33 on Annex E-1 and any identified exceptions to those representations and warranties, if any, on Annex D-2, Annex D-3 and Annex E-2, respectively, for additional information.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory schemes, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have borrower sponsors that have previously filed bankruptcy and we cannot assure you that such borrower sponsors will not be more likely than other borrower sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans may have previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the Bankruptcy Code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability To Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●

the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●

the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●

if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to a serviced whole loan and any non-serviced mortgage loan are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●

the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●

the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the borrower sponsor. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.   See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

For example, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not presently require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Risks of Anticipated Repayment Date Loans

The Press Ganey HQ mortgage loan (1.4%) provides that, if after a certain date (referred to as the anticipated repayment date) the related borrower(s) has not prepaid the related mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the related stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of such mortgage loan (and any related companion loan, if any) until its principal balance has been reduced to zero. Although these provisions may create an incentive for the related borrower to repay such mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the related borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the subject mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of such mortgage loan (and any related companion loan) has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan” and “Description of the Certificates—Distributions—Excess Interest”.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or anticipated repayment date.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or whole loan) on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or whole loan) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial or multifamily real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or the special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect the borrower’s ability to refinance the mortgage loans or sell the mortgaged property on the stated maturity date. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the Bankruptcy Code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the Bankruptcy Code, such a result would be consistent with the purpose of the 1994 amendments to the Bankruptcy Code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the Bankruptcy Code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a sale of the fee interest in leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the Bankruptcy Code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the Bankruptcy Code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a sale of leased property pursuant to the Bankruptcy Code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 34 on Annex D-1 and representation and warranty number 36 on Annex E-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex D-3 and Annex E-2, respectively, for additional information.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (or at least 10 years beyond the maturity date of a mortgage loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed -in -Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Relating to Shari’ah Compliant Loans

Certain of the mortgage loans may be structured to comply with Islamic law (Shari’ah). The related borrower, which is a non-Shari’ah compliant party, holds the fee interest in the mortgaged property and is owned by a U.S. division of the borrower sponsor. The related borrower has master leased the related mortgaged property to a master lessee, which is directly or indirectly owned in whole or in part by certain investors of the Islamic faith. The rent payable pursuant to the applicable master lease is intended to cover the debt service payments required under the related mortgage loan, as well as (in some cases) reserve payments and any other sums due under the mortgage loan. By its terms, the master lease is expressly subordinate to the related mortgage loan.

There is a risk that in a bankruptcy case of a master lessee, the master lease could be recharacterized as a financing lease in connection with an acquisition of the mortgaged property by the master lessee. If such recharacterization occurred, the master lessee could be deemed to own the fee interest in the related mortgaged property and the master lease would be viewed as a loan. In Shari’ah compliant mortgage loans, the master lessee typically does not grant a leasehold mortgage to the lender. Therefore, there is a risk that if the master lease were recharacterized as a financing lease, the lender could lose its mortgage on the property. To mitigate the effect of such recharacterization, (i) each master lessee has been formed and is obligated to continue as a single purpose entity, (ii) a bankruptcy by a master lessee is a “bad act” that would trigger guarantor liability under the recourse carveout guaranty for the related mortgage loan, (iii) the master lease is expressly subordinate to the related mortgage loan, and (iv) title insurance was obtained insuring that the related borrower is the fee owner of the related mortgaged property.

Risks Relating to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Goldman Sachs Mortgage Company, one of the sponsors, and of Goldman Sachs Bank USA, one of the originators, and of Goldman Sachs & Co. LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, a majority-owned affiliate of Argentic Real Estate Finance LLC, the retaining sponsor, a mortgage loan seller and an originator, is expected to retain the VRR interest and the HRR certificates as described in “Credit Risk Retention”, and, as described under “Pooling and Servicing Agreement—Limitation on Liability of the Risk Retention Consultation Party”, will have the right to appoint a risk retention consultation party. The risk retention consultation party may, upon request and on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that may conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from the risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. In addition, the risk retention consultation party may be affiliated with the b-piece buyer. While the holder of the VRR interest only has consultation rights, the b-piece buyer has rights which are not merely consultive. The risk retention consultation party and the holder of the VRR interest by whom it is appointed may have interests that are in conflict with those of certain other certificateholders, in particular if the risk retention consultation party or holder of the VRR interest holds companion loans or companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the risk retention consultation party or the holder of the majority of the VRR interest by whom such risk retention consultation party was appoints (and any such mortgage loan referred to in this context as an “excluded loan” as to such party), then the risk retention consultation party will not have consultation rights solely with respect to any such excluded loan.

In addition, Argentic Real Estate Finance LLC, the retaining sponsor and a mortgage loan seller, is an affiliate of (i) Argentic Services Company LP, the expected special servicer, (ii) Argentic Securities Holdings Cayman Limited, the entity that is expected to be the holder of the VRR interest, the Class X-F, Class F and Class S certificates and the HRR certificates on the closing date, and (iii) Argentic Securities Income USA LLC, the entity that is expected to be appointed as the initial controlling class representative and, therefore, as the initial directing holder with respect to each mortgage loan (other than any non-serviced mortgage loan and any applicable excluded loan) and any related serviced companion loan(s).

In addition, Starwood Mortgage Capital LLC, a sponsor, a mortgage loan seller and an originator, is an affiliate of LNR Partners, LLC, the special servicer under the BBCMS 2021-C12 pooling and servicing agreement, which governs the servicing of the AMF Portfolio whole loan.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

Each of these relationships may create a conflict of interest. For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in  “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Underwriter Entities hold or may hold companion loans and/or mezzanine loans related to a mortgage loan in this securitization. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. We cannot assure you that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of any certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of GS Mortgage Securities Corporation II, the depositor, Goldman Sachs Bank USA, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “GS Bank” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”, and Goldman Sachs Mortgage Company, a sponsor. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. Each pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, master servicer, sub-servicer, the special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan or serviced whole loan (referred to in this prospectus as an “excluded special servicer loan”) and a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) will be appointed as special servicer for such excluded special servicer loan as described under “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, we cannot assure you that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its respective business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among their things, the manner in which the master servicer or the special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the controlling class representative, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related co-lender agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

The entity that is expected to purchase the VRR interest and the remaining portion of the Class X-F, Class F, Class G-RR, Class H-RR and Class S certificates on the closing date and the entity that is expected to (i) be the initial controlling class representative and the initial directing holder with respect to each mortgage loan (other than any non-serviced mortgage loan and any applicable excluded loan) and any related serviced companion loan(s), are affiliated with each other and are also affiliates of Argentic Real Estate Finance LLC, the retaining sponsor, a mortgage loan seller and an originator.

It is expected that Argentic Securities Income USA LLC or another affiliate of Argentic Services Company LP will be the initial directing holder with respect to each mortgage loan (other than with respect to any non-serviced mortgage loan and any applicable excluded loan) and any related serviced companion loan(s). Argentic Services Company LP is expected to be appointed by the initial controlling class representative to act as the special servicer.

Additionally, Argentic Services Company LP, the expected special servicer under the pooling and servicing agreement, is an affiliate of (i) Argentic Real Estate Finance LLC, the retaining sponsor, a mortgage loan seller and an originator, (ii) Argentic Securities Income USA LLC, the entity expected to be the initial directing holder with respect to each mortgage loan (other than with respect to any non-serviced mortgage loan and any applicable excluded loan) and any related serviced companion loan(s), and (iii) Argentic Securities Holdings Cayman Limited, the entity that is expected to be the holder of the VRR Interest, the Class X-F, Class F and Class S certificates and the HRR certificates.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or the special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Pursuant to an interim servicing agreement between Goldman Sachs Mortgage Company or one of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association, acts as interim servicer with respect to one of the mortgage loans contributed to this securitization by Goldman Sachs Mortgage Company with a principal balance as of the Cut-off Date of $62,400,000.

Pursuant to an interim servicing agreement between Argentic Real Estate Finance LLC or one of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association, acts as interim servicer with respect to 16 of the mortgage loans contributed to this securitization by Argentic Real Estate Finance LLC with an aggregate principal balance as of the Cut-off Date of $268,587,432.

Pursuant to certain interim servicing agreements between Starwood Mortgage Capital LLC or one of its affiliates, on the one hand, and Wells Fargo Bank, National Association, and/or one of its affiliates, on the other hand, Wells Fargo Bank, National Association, or an affiliate thereof acts as interim servicer with respect to all mortgage loans contributed to this securitization by Starwood Mortgage Capital LLC with an aggregate principal balance as of the Cut-off Date of $102,700,000.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans (other than any non-serviced mortgage loan). See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing holder, the risk retention consultation parties, collateral property owners or affiliates of any of those parties. These relationships may continue in the future. In the normal course of its business, Pentalpha Surveillance and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may have interests in or duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, if the operating advisor or any of its affiliates holds certificates or has financial interests in or financial dealings with a borrower, a parent of a borrower, a borrower sponsor or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing holder, collateral property owners, the risk retention consultation parties or affiliates of any of those parties. These relationships may continue in the future. In the normal course of its business, Pentalpha Surveillance and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may have interests in or duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower, a borrower sponsor or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders

It is expected that Argentic Securities Income USA LLC will be appointed as the initial controlling class representative and, therefore, as the initial directing holder with respect to each mortgage loan (other than with respect to any non-serviced mortgage loan and any applicable excluded loan) and any related serviced companion loan(s) by Argentic Securities Holdings Cayman Limited, the anticipated purchaser of the Class G-RR and Class H-RR certificates on the closing date. It is also anticipated that Argentic Securities Holdings Cayman Limited will purchase the Class X-F, Class F and Class S certificates on the closing date. The special servicer may, at the direction of the directing holder (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan), take actions with respect to the specially serviced loans under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The controlling class representative will be controlled by the majority of the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing holder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan), or the directing holder (or equivalent entity) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan, may direct the special servicer under such pooling and servicing agreement or trust and servicing agreement, as applicable, relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing holder (or equivalent entity) for each whole loan, the expected securitization trust holding the controlling note in such whole loan and the servicing agreement under which it is expected to be serviced.

Whole Loan	Transaction / Servicing Agreement(1)	Controlling Noteholder	Initial Controlling Class Representative / Directing Holder
425 Eye Street	GSMS 2021-GSA3	GSMS 2021-GSA3	Argentic Securities Income USA LLC
AMF Portfolio	BBCMS 2021-C12	BBCMS 2021-C12	LD III Sub III, LLC
La Encantada	Benchmark 2021-B31	Benchmark 2021-B31	RREF IV Debt AIV, LP
(1)

The identification of a “Transaction / Servicing Agreement” above indicates that we have identified a securitization trust that has closed or priced or as to which a preliminary prospectus (or preliminary offering circular) or final prospectus (or final offering circular) has printed and that has included, or is expected to include, the related controlling note for such whole loan.

The special servicer, upon non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that such non-binding consultation with a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing holder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan); provided that for so long as Argentic Securities Holdings Cayman Limited, or an affiliate, holds at least 25% of the controlling class, Argentic Services Company LP may not be replaced as the special servicer except for cause. See “Pooling and Servicing Agreement—The Directing Holder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder has certain consent and/or consultation rights with respect to any non-serviced mortgage loan under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of that related non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The directing holder and its affiliates (and the directing holder (or equivalent entity) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of any non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing holder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing holder (or, if the directing holder is the controlling class representative, the holder of the majority of the controlling class certificates (by certificate balance)) (any such loan referred to in this prospectus as an “excluded loan” as to such party), the directing holder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing holder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing holder or a controlling class certificateholder, as applicable, the directing holder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, we cannot assure you that the directing holder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to the applicable excluded loan or otherwise seek to exert its influence over the special servicer in the event an applicable excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. Each of these relationships may create a conflict of interest.

Argentic Securities Holdings Cayman Limited or its affiliate is expected to (i) to purchase (a) Class G-RR and Class H-RR certificates, (b) the VRR interest and (c) the Class X-F, Class F and Class S certificates and (ii) appoint its affiliate, Argentic Securities Income USA LLC, as the initial controlling class representative and therefore as the initial directing holder with respect to each mortgage loan (other than with respect to any non-serviced mortgage loan and any applicable excluded loan) and any related serviced companion loan(s). Argentic Services Company LP is expected to act as the special servicer with respect to each mortgage loan (other than with respect to any non-serviced mortgage loan and any applicable excluded special servicer loan) and it or an affiliate assisted Argentic Securities Holdings Cayman Limited or its affiliate with its due diligence on the mortgage loans prior to the closing date.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing holder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holder may advise the special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class X-F, Class F, Class G-RR and Class H-RR certificates (other than the portion comprising the VRR interest), which is referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Holder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest-only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the B-piece buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition, the B-piece buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The B-piece buyer, or an affiliate, will constitute the initial controlling class representative and, therefore, the initial directing holder with respect to the mortgage loans (other than any non-serviced mortgage loan and any applicable excluded loan) and the related serviced companion loans. The directing holder will have certain rights to direct and consult with the special servicer. In addition, the controlling class representative will generally have certain consultation rights with regard to a non-serviced mortgage loan under the pooling and servicing agreement governing the servicing of such non-serviced whole loan and the related co-lender agreement. See “Pooling and Servicing Agreement—The Directing Holder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Certain Rights of each Non-Controlling Holder”.

Argentic Securities Holdings Cayman Limited is expected to (i) purchase (a) the VRR Interest, the Class X-F, Class F and Class S certificates and (b) Class G-RR and Class H-RR certificates on the closing date and (ii) appoint Argentic Securities Income USA LLC, its affiliate, as the initial controlling class representative and therefore, as the initial directing holder with respect to each mortgage loan (other than with respect to any non-serviced mortgage loan and any applicable excluded loan) and any related serviced companion loan(s). Argentic Services Company LP is expected to act as the special servicer with respect to each mortgage loan (other than with respect to any non-serviced mortgage loan and any applicable excluded special servicer loan) and it or an affiliate assisted Argentic Securities Holdings Cayman Limited and/or one or more of its affiliates with its due diligence on the mortgage loans prior to the closing date.

 Because the incentives and actions of the B-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon the B-piece buyer’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing holder exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing holder under the pooling and servicing agreement for this securitization or under any pooling and servicing agreement governing the servicing of any non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The special servicer (whether the special servicer or a successor) may enter into one or more arrangements with the controlling class representative, a controlling class certificateholder, a companion loan holder, the holder of the VRR interest, a holder of a companion loan security or other certificateholders (or an affiliate or a third party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of the special servicer under the pooling and servicing agreement and the co-lender agreements and limitations on the right of such person to replace the special servicer.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties;

●

affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including properties that compete with the mortgaged property for tenants and/or customers; and

●	tenants at the mortgaged property may have signed leases or letters of intent at a competing property controlled by the borrower sponsor.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. While we have been advised by the underwriters that one or more of them, or one or more of their affiliates, currently intend to make a market in the offered certificates, none of the underwriters has any obligation to do so, any market-making may be discontinued at any time, and we cannot assure you than an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates. Lack of liquidity could result in a substantial decrease in the market value of your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●

legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;

●

increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;

●

investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;

●

investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and

●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any certificates, the ability to sell your certificates will depend on, among other things, whether and to what extent a secondary market then exists for these certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the certificates or the mortgage loans. We cannot assure you that your certificates will not decline in value.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●

may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. If actual losses on the related mortgage assets exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor (or its affiliate) had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization, engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organizations to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

On September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c)(3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating Agency, LLC’s internal controls relating to its rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●

the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your principal balance certificates may adversely affect your yield. In general, if you buy a certificate at a premium or if you buy the Class X certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or holders of the Class X certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount other than a Class X certificate and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the principal balance certificates will depend on the terms of the certificates, more particularly:

●

a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●

a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine loan lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●

the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the master servicer or the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the master servicer or the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or anticipated repayment date, or that the master servicer or the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. As a result of such a repurchase or purchase, investors in the Class X certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class or classes of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificate(s).

Interest-Only Class of Certificates	Related Class X Class(es)
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates
Class X-B	Class B and Class C certificates
Class X-D	Class D and Class E certificates
Class X-F	Class F certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X certificates. Investors in the Class X certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows are required to be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See “Description of the Mortgage Pool—Certain Calculations and Definitions”. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of any non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the certificates (other than the certificates with notional amounts and the Class S and Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the certificates, first to the Class H-RR certificates, then the Class G-RR certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then pro rata, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. A reduction in the certificate balance of the Class D or Class E certificates will result in a corresponding reduction in the notional amount of the Class X-D certificates. A reduction in the certificate balance of the Class F certificates will result in a corresponding reduction in the notional amount of the Class X-F certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR certificates to receive payments of principal and interest otherwise payable on their certificates will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation.

If you acquire Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D and Class X-F certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G-RR and Class H-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G-RR and Class H-RR certificates. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loans that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing holder or a risk retention consultation party under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loans and mezzanine debt under the related co-lender agreement and/or intercreditor agreement. With respect to any non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect any non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan and any related companion loan, subject to the rights of the directing holder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In all cases certificateholder voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loans that will be serviced under a pooling and servicing agreement governing the servicing of any non-serviced whole loan.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, the mortgage loan seller, a mortgagor, a Borrower Party or any affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The Rights of the Directing Holder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment

The controlling class representative will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans as the directing holder (other than with respect to a non-serviced mortgage loan and any excluded loan) and the right to replace the special servicer with or without cause (provided that for so long as Argentic Securities Holdings Cayman Limited, or an affiliate, holds at least 25% of the controlling class, Argentic Services Company LP may not be replaced as the special servicer except for cause), except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance) is continuing, the controlling class representative will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) is continuing, then the controlling class representative will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Holder”.

In addition, the risk retention consultation parties will have certain non-binding consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan and any applicable excluded loan). See “Pooling and Servicing Agreement—The Directing Holder—Major Decisions”.

These actions and decisions with respect to which the controlling class representative has consent or consultation rights and the risk retention consultation parties have consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing holder and the risk retention consultation parties, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the directing holder of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions relating to a non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing holder for this transaction for so long as no control termination event is continuing and by the operating advisor if an operating advisor consultation event is continuing. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Certain Rights of each Non-Controlling Holder” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for each non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing holder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing holder and the risk retention consultation parties under this securitization transaction, as well as the directing holder and the risk retention consultation party (or equivalent entity) under the pooling and servicing agreement governing the servicing of each non-serviced mortgage loan:

(i)     may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)    may act solely in the interests of the holders of the controlling class or VRR interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iii)   does not have any duties to the holders of any class of certificates other than the controlling class or VRR interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iv)   may take actions that favor the interests of the holders of the controlling class or VRR interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan), over the interests of the holders of one or more other classes of certificates; and

(v)    will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing holder or a risk retention consultation party under this securitization transaction, as well as the directing holder or risk retention consultation party (or equivalent entities) under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan, for the benefit of the holders of any related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender and taking into account the pari passu nature of any such related companion loan). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to a non-serviced mortgage loan, the operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing holder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event is continuing and other than in respect of any applicable excluded loan as described in this prospectus (and provided that for so long as Argentic Securities Holdings Cayman Limited, or an affiliate, holds at least 25% of the controlling class, Argentic Services Company LP may not be replaced as the special servicer except for cause). At any time a control termination event is continuing that relates to any mortgage loan, the special servicer may also be removed in certain circumstances (x) if a request is made by holders of principal balance certificates evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates on an aggregate basis and (y) upon receipt of approval by holders of principal balance certificates evidencing (i) at least 75% of a quorum, (which, for this purpose, is the holders of principal balance certificates evidencing at least 75% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates on an aggregate basis) or (ii) more than 50% of each class of “non-reduced interests” (each class of principal balance certificates outstanding that has not been reduced to less than 25% of its initial certificate balance through the application of appraisal reduction amounts and realized losses, as applicable). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of certificates evidencing at least a majority of a quorum (which, for this purpose, is holders that (i) evidence at least 20% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners that are not “risk retention affiliated” with each other).

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of voting rights may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the voting rights will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the voting rights. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to any non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt Could Adversely Affect Your Investment

The holders of a pari passu companion loan relating to the serviced mortgage loans will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related co-lender agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement or co-lender agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement or co-lender agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of any non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●

will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates— Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as property protection advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

The Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor. Neither we nor any of our affiliates (except Goldman Sachs Mortgage Company in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the related sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause the Trust REMICs to fail to qualify as REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the Bankruptcy Code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the Bankruptcy Code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or the special servicer, as applicable, such an “ipso facto” provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or the special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the Bankruptcy Code would require the master servicer or the special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or the special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or the special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

Risks Relating to a Bankruptcy of an Originator, a Sponsor or the Depositor, or a Receivership or Conservatorship of Goldman Sachs Bank USA

In the event of the bankruptcy or insolvency of an originator, a sponsor or the depositor, or a receivership or conservatorship of Goldman Sachs Bank USA (“GS Bank”), an originator and the parent of Goldman Sachs Mortgage Company, it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

Goldman Sachs Mortgage Company, a sponsor, is an indirect, wholly-owned subsidiary of GS Bank a New York State chartered bank, the deposits of which are insured by the Federal Deposit Insurance Corporation (the “FDIC”). If GS Bank were to become subject to receivership, the proceeding would be administered by the FDIC under the FDIA; likewise, if GS Bank were to become subject to conservatorship, the agency appointed as conservator would likely be the FDIC as well. The FDIA gives the FDIC the power to disaffirm or repudiate contracts to which a bank is party at the time of receivership or conservatorship and the performance of which the FDIC determines to be burdensome, in which case the counterparty to the contract has a claim for payment by the receivership or conservatorship estate of “actual direct compensatory damages” as of the date of receivership or conservatorship.

The FDIC has adopted a rule, substantially revised and effective January 1, 2011, establishing a safe harbor (the “FDIC Safe Harbor”) from its repudiation powers for securitizations meeting the requirements of the rule (12 C.F.R. § 360.6). The transfer of the applicable mortgage loans by the sponsors to the depositor will not qualify for the FDIC Safe Harbor. However, the transfers are not transfers by banks, and in any event, the FDIC Safe Harbor is non-exclusive. In the case of each sponsor and the depositor, an opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor and by the depositor to the issuing entity would generally be respected as a sale in the event of a bankruptcy or insolvency of such sponsor or the depositor, as applicable.

A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters unavoidably have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, the FDIC, a creditor, bankruptcy trustee or another interested party, including an entity transferring a mortgage loan, as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan by the related sponsor was not a sale. If such party’s challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful payments on the offered certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the former acting general counsel of the FDIC issued a letter (the “Former Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the Bankruptcy Code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the former acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Former Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur. We cannot assure you that either sponsor would not be considered a systemically important non-bank financial company for purposes of OLA.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Realization on the Mortgage Loans That Are Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Holder of the Related Serviced Companion Loan

If a serviced whole loan were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced companion loan(s) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted serviced whole loan would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced whole loan. Further, given that, pursuant to the co-lender agreements for the serviced whole loans, the related serviced companion loan holders will not be the related whole loan controlling noteholder, and the trust as holder of the related mortgage loan will be the controlling noteholder (with the right to consent to material servicing decisions and replace the special servicer, as described in this prospectus), with respect to each serviced whole loan, the related serviced companion loan(s) may not be as marketable as the related mortgage loan held by the issuing entity. Accordingly, if any such sale does occur with respect to a defaulted mortgage loan and the related serviced companion loans, then the net proceeds realized by the certificateholders in connection with such sale may be less than would be the case if only the related mortgage loan were subject to such sale.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan (other than a non-serviced mortgage loan) or whole loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant buildouts, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances. In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose or otherwise recover on the related mortgage loan other than by immediately acquiring the mortgaged property. In addition, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds

15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

In addition, proceeds received from any Mortgaged Property located in a foreign jurisdiction may be reduced by the application of the applicable foreign taxes.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates

The IRS has issued guidance easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances when default is “reasonably foreseeable” to include those where the servicer reasonably believes that there is a “significant risk of default” with respect to the underlying mortgage loan upon maturity of the loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a Mortgage Loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the Pooling and Servicing Agreement, any such modification may impact the timing and ultimate recovery on the underlying mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions that modify the tax restrictions imposed on a servicer’s ability to modify the terms of the underlying mortgage loans held by a REMIC relating to changes in the collateral, credit enhancement and recourse features. The IRS has also issued Revenue Procedure 2010-30, describing circumstances in which it will not challenge the treatment of mortgage loans as “qualified mortgages” on the grounds that the underlying mortgage loan is not “principally secured by real property”, that is, has a real property loan-to-value ratio greater than 125% following a release of liens on some or all of the real property securing such underlying mortgage loan. The general rule is that a mortgage loan must continue to be “principally secured by real property” following any such lien release, unless the lien release is pursuant to a defeasance permitted under the original loan documents and occurs more than two years after the startup day of the REMIC, all in accordance with the REMIC provisions. Revenue Procedure 2010-30 also allows lien releases in certain “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction” even if the underlying mortgage loan after the transaction might not otherwise be treated as principally secured by a lien on real property. If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the servicers’ actions in negotiating the terms of a workout or in allowing minor lien releases in circumstances in which, after giving effect to the release, the underlying mortgage loan would not have a real property loan-to-value ratio of 125% or less (calculated as described above). This could impact the timing and ultimate recovery on a Mortgage Loan, and likewise on one or more classes of certificates.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

Loan Modifications Related to COVID-19

The IRS has also issued Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12) easing the tax requirements for a servicer to modify certain mortgage loans held in a REMIC by permitting certain forbearances (and related modifications) for up to 6 months that are agreed to by a borrower between March 27, 2020 and September 30, 2021, and that are made under certain forbearance programs for borrowers experiencing a financial hardship due, directly or indirectly, to the COVID-19 emergency. Under the revenue procedure, these forbearances (a) are not treated as resulting in a newly issued mortgage loan for purposes of Treasury Regulations Section 1.860G-2(b)(1), (b) are not prohibited transactions under Code Section 860F(a)(2), and (c) do not result in a deemed reissuance of related REMIC regular interests. Accordingly, the special servicer may grant certain forbearances (and engage in related modifications), whether or not covered under Revenue Procedure 2020-26 and Revenue Procedure 2021-12, with respect to a mortgage loan in connection with the COVID-19 emergency, which may impact the timing of payments and ultimate recovery on the mortgage loan, and likewise on one or more classes of certificates. It is unclear whether the IRS will issue new guidance or otherwise extend the application of Revenue Procedure 2020-26 or Revenue Procedure 2021-12, with possible retroactive effect, for forbearances granted after September 30, 2021.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Internal Revenue Code of 1986, as amended (the “Code”), during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the Internal Revenue Code of 1986, as amended.

General Risk Factors

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

The real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), have from time to time experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●

Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates;

●

Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and

●

The market value of your certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

●	You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware, and in some cases are required to be aware, of the investor diligence requirements that apply in the European Union (the “EU”) under Regulation (EU) 2017/2402 (as amended, the “EU Securitization Regulation”) (the “EU Due Diligence Requirements”), and in the UK under Regulation (EU) 2017/2402, as it forms part of UK domestic law by virtue of the EUWA, and as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019 (the “UK Securitization Regulation”) (the “UK Due Diligence Requirements”), in addition to any other regulatory requirements that are (or may become) applicable to them and/or with respect to their investment in the certificates.

●

The EU Due Diligence Requirements apply to “institutional investors” (as defined in the EU Securitization Regulation), being (a) (subject to certain conditions and exceptions, institutions for occupational retirement provision and certain investment managers and authorized entities appointed by such institutions; (b) credit institutions (as defined in Regulation (EU) No 575/2013, as amended (the “CRR”)); (c) alternative investment fund managers who manage and/or market alternative investment funds in the EU; (d) investment firms (as defined in the CRR); (e) insurance and reinsurance undertakings; and (f) management companies of UCITS funds (or internally managed UCITS); and the EU Due Diligence Requirements apply also to certain consolidated affiliates of such credit institutions and investment firms. Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor”.

●

The UK Due Diligence Requirements apply to “institutional investors” (as defined in the UK Securitization Regulation) being (a) insurance undertakings and reinsurance undertakings as defined in the Financial Services and Markets Act 200 (as amended, the “FSMA”); (b) occupational pension schemes as defined in the Pension Schemes Act 1993 that have their main administration in the UK, and certain fund managers of such schemes; (c) AIFMs as defined in the Alternative Investment Fund Managers Regulations 2013 which market or manage AIFs (as defined in such Regulations) in the UK; (d) UCITS as defined in the FSMA, which are authorized open ended investment companies as defined in the FSMA, and management companies as defined in the FSMA; and (e) CRR firms as defined in Regulation (EU) No 575/2013 as it forms part of UK domestic law by virtue of the EUWA; and the UK Due Diligence Requirements apply also to certain consolidated affiliates of such CRR firms. Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor”.

●

EU Institutional Investors and UK Institutional Investors are referred to together as “Institutional Investors.” The EU Securitization Regulation and the UK Securitization Regulation are each a “Securitization Regulation”, the EU Due Diligence Requirements and the UK Due Diligence Requirements are each “Due Diligence Requirements”, and a reference to the “applicable Securitization Regulation” or “applicable Due Diligence Requirements” means, in relation to an Institutional Investor, as the case may be, the Securitization Regulation or the Due Diligence Requirements to which such Institutional Investor is subject. In addition, for the purpose of the following paragraph, a reference to a “third country” means (i) in respect of an EU Institutional Investor and the EU Securitization Regulation, a country other than an EU member state, or (ii) in respect of a UK Institutional Investor and the UK Securitization Regulation, a country other than the UK.

●	The applicable Due Diligence Requirements restrict an Institutional Investor from investing in a securitization unless:

(a)

in each case, it has verified that the originator, sponsor or original lender will retain, on an ongoing basis, a material net economic interest of not less than five percent. in the securitization, determined in accordance with Article 6 of the applicable Securitization Regulation, and the risk retention is disclosed to the Institutional Investor (the “Risk Retention Requirements”);

(b)

in the case of an EU Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation in accordance with the frequency and modalities provided for thereunder;

(c)	in the case of a UK Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity:

(i)

if established in the UK has, where applicable, made available the information required by Article 7 of the UK Securitization Regulation in accordance with the frequency and modalities provided for thereunder; or

(ii)

if established in a third country has, where applicable, made available information which is substantially the same as that which it would have made available under the Article 7 of the UK Securitization Regulation if it had been established in the UK, and has done so with such frequency and modalities as are substantially the same as those with which it would have made information available if it had been established in the UK; and

(d)

in each case, it has verified that, where the originator or original lender either (i) is not a credit institution or an investment firm (each as defined in the applicable Securitization Regulation) or (ii) is established in a third country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes in order to ensure that credit-granting is based on a thorough assessment of the obligor’s creditworthiness.

●

The applicable Due Diligence Requirements further require that an Institutional Investor carry out a due diligence assessment which enables it to assess the risks involved prior to investing, including but not limited to the risk characteristics of the individual investment position and the underlying assets and all the structural features of the securitization that can materially impact the performance of the investment. In addition, pursuant to the applicable Securitization Regulation, while holding an exposure to a securitization, an Institutional Investor is subject to various monitoring obligations in relation to such exposure, including but not limited to: (i) establishing appropriate written procedures to monitor compliance with the due diligence requirements and the performance of the investment and of the underlying assets; (ii) performing stress tests on the cash flows and collateral values supporting the underlying assets; (iii) ensuring internal reporting to its management body; and (iv) being able to demonstrate to its competent authorities, upon request, that it has a comprehensive and thorough understanding of the investment and underlying assets and that it has implemented written policies and procedures for risk management and as otherwise required by the applicable Securitization Regulation.

●

Failure on the part of an Institutional Investor to comply with the applicable Due Diligence Requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the investment in the securitization acquired by the relevant investor. Aspects of the Due Diligence Requirements and what is or will be required to demonstrate compliance to national regulators remain unclear.

●

Prospective investors should make themselves aware of the applicable Due Diligence Requirements described above (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the certificates.

●

None of the sponsors, the depositor, the issuing entity, the underwriters or any other party to this transaction intends to retain a material net economic interest in the securitization constituted by the issuance of the certificates in a manner that would satisfy the Risk Retention Requirements or to take any other action that may be required by Institutional Investors for the purposes of their compliance with any of the Due Diligence Requirements, and no such person assumes (i) any obligation to so retain or take any such other action or (ii) any liability whatsoever in connection with any certificateholder’s non-compliance with the applicable Due Diligence Requirements. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any of the Due Diligence Requirements. Consequently, the certificates are not a suitable investment for Institutional Investors. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer your certificates or the price you may receive upon your sale of your certificates. Each investor should evaluate the impact any such non-compliance may have on it.

●

Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets. In particular, capital regulations issued by the U.S. banking regulators in July 2013 implement the increased capital requirements established under the Basel Accord and are being phased in over time. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●

Section 619 of the Dodd-Frank Act (such statutory provision together with the implementing regulations, the “Volcker Rule”) generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

●

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●

The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of certificates will constitute “mortgage related securities”.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining sponsor will at times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining sponsor to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

The Master Servicer, any Sub-Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement

The issuing entity relies on the ability of the master servicer, any sub-servicer, the special servicer, the trustee, the certificate administrator and the custodian to perform their respective duties under the pooling and servicing agreement. Any economic downturn or recession, whether resulting from COVID-19 or otherwise, may adversely affect the master servicer’s, any sub-servicer’s or special servicer’s ability to perform its duties under the Pooling and Servicing Agreement or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the underlying mortgage loans. Any economic downturn or recession may similarly adversely affect the ability of the trustee, the certificate administrator and the custodian to perform their respective duties, including the duty of the trustee to make principal and interest advances in the event that the master servicer fails to make such advances and the duties of the certificate administrator relating to securities administration.

The performance of such parties may also be affected by future events that occur with respect to each such party.

Any of the above-described factors may adversely affect the performance of the underlying mortgage loans or the performance of the certificates.

Book-Entry Securities May Delay Receipt of Payment and Reports and Limit Liquidity and Your Ability to Pledge Certificates

If a trust or trust fund issues certificates in book-entry form, you may experience delays in receipt of your payments and/or reports, since payments and reports will initially be made to the book-entry depository or its nominee. In addition, the issuance of certificates in book-entry form may reduce the liquidity of certificates so issued in the secondary trading market, since some investors may be unwilling to purchase certificates for which they cannot receive physical certificates. Additionally, your ability to pledge certificates to persons or entities that do not participate in The Depository Trust Company system, or otherwise to take action in respect of the certificates, may be limited due to lack of a physical security representing the certificates.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for The Depository Trust Company, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your certificates. See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”

and “Risk Factors—General Risk Factors—Book-Entry Securities May Delay Receipt of Payment and Reports and Limit Liquidity and Your Ability to Pledge Certificates” for a discussion of important considerations relating to not being a certificateholder of record.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of thirty-nine (39) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of approximately $625,103,398 (the “Initial Pool Balance”). The “Cut-off Date” means with respect to each Mortgage Loan, the related Due Date in December 2021 (or with respect to any Mortgage Loan that has its first Due Date after December 2021, the date that would otherwise have been the related Due Date in December 2021 under the terms of that Mortgage Loan or Whole Loan if a monthly payment were scheduled to be due in that month).

Three (3) of the Mortgage Loans (20.4%), are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”). Each Pari Passu Companion Loan is referred to as a “Companion Loan” in this prospectus. Each Mortgage Loan and any related Companion Loans are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired (or, on or prior to the Closing Date, will be acquired) by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Goldman Sachs Mortgage Company	9	$206,031,657	33.0%
Argentic Real Estate Finance LLC	21	316,371,741	50.6
Starwood Mortgage Capital LLC	9	102,700,000	16.4
Total	39	$625,103,398	100.0%

(1)

Each Mortgage Loan was originated by its respective mortgage loan seller or its affiliate, except those certain Mortgage Loans that were acquired from unaffiliated third-party originators or are part of larger whole loan structures that were co-originated by the applicable mortgage loan seller or its affiliate with one or more other lenders. See “—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” below.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial, multifamily or manufactured housing real properties (each, a “Mortgaged Property”).

The Mortgage Loans and Whole Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan or Whole Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan or Whole Loan, and not against the related borrower’s other assets. The Mortgage Loans and Whole Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans and Whole Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan or Whole Loans.

Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans

The following Mortgage Loans are component promissory notes of whole loans co-originated by the related mortgage loan seller (or an affiliate) and another entity or were originated by an unaffiliated third party and transferred to the related mortgage loan seller:

●

The AMF Portfolio Mortgage Loan (6.1%) is part of a Whole Loan that was co-originated by Bank of Montreal and Starwood Mortgage Capital LLC. Such Mortgage Loan was underwritten pursuant to Starwood Mortgage Capital LLC’s underwriting guidelines.

●

Each of the Capitol Square Mortgage Loan (2.4%), the Babcock & Wilcox Mortgage Loan (1.9%), Press Ganey HQ Mortgage Loan (1.4%), the 201 & 213 W. Green Street Apartments Mortgage Loan (1.4%) and the Town and Country Mortgage Loan (0.5%), for which Argentic is the Mortgage Loan Seller, was originated by UBS AG, an unaffiliated third party and subsequently purchased by Argentic. Such Mortgage Loans were re-underwritten pursuant to Argentic’s underwriting guidelines.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A-2 and Annex A-3 may not equal the indicated total due to rounding. The information on Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on the December 23, 2021 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics on Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated.

Unless otherwise specified, (i) references to a Mortgaged Property (or portfolio of Mortgaged Properties) by name refer to such Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (ii) references to a Mortgage Loan by name refer to such Mortgage Loan secured by the related Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a Mortgaged Property name (or portfolio of Mortgaged Properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the Allocated Cut-off Date Loan Amount with respect to such Mortgaged Property) represents of the Initial Pool Balance, and (iv) any parenthetical with a percent next to a Mortgage Loan name or a group of Mortgage Loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, to this prospectus, the indicated terms have the meanings set forth below. In reviewing such definitions, investors should be aware that the appraisals for the Mortgaged Properties were prepared prior to origination, and generally have not been updated. Certain appraisals were prepared prior to the COVID-19 outbreak and do not account for the effects of the pandemic on the related Mortgaged Properties. In addition, more recent appraisals may not reflect the complete effects of the COVID-19 pandemic on the related mortgaged properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”, “—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions.”

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the related underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Whole Loan principal balance. Information presented in this prospectus with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments due for the first 12 payment periods of the Mortgage Loan following the Cut-off Date (but without regard to any leap year adjustments), provided that;

●

in the case of a Mortgage Loan that provides for scheduled amortization payments through maturity or its Anticipated Repayment Date, Annual Debt Service (or “Annual Debt Service (P&I)” as shown on Annex A-1) means 12 times the monthly payment of principal and interest payable during the amortization period;

●

in the case of a Mortgage Loan that provides for interest only payments through maturity or its Anticipated Repayment Date, Annual Debt Service (or “Annual Debt Service (IO)” as shown on Annex A-1) means the aggregate interest payments scheduled to be due for the first 12 payment periods of the Mortgage Loan following the Cut-off Date; and

●

With respect to the AMF Portfolio Mortgage Loan (6.1%), the Annual Debt Service is calculated based on the sum of the first 12 principal and interest payments beginning with the November 2028 payment based on the assumed principal and interest payment schedule set forth on Annex G; and

●

in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period, Annual Debt Service (or “Annual Debt Service (P&I)” as shown on Annex A-1) means 12 times the monthly payment of principal and interest payable during the amortization period.

Debt service and debt service coverage ratios set forth in this prospectus are calculated using the aggregate of the principal and interest payments due for the first 12 payment periods of the Mortgage

Loan or Companion Loan, as applicable, following the Cut-off Date (but without regard to any leap year adjustments), subject to the exceptions set forth in the prior sentence. In the case of any Whole Loan, debt service coverage ratios set forth in this prospectus are calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan.

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with Member of the Appraisal Institute (“MAI”) standards. With respect to each Mortgaged Property, the Appraised Value set forth on Annex A-1 to this prospectus is the “as-is” appraised value unless otherwise specified under “Description of the Mortgage Pool—Appraised Value”, and is in each case as determined by an appraisal made not more than six (6) months from the origination date of the related Mortgage Loan or Whole Loan as described under “Appraisal Date” on Annex A-1 to this prospectus. The appraisals for certain of the Mortgaged Properties may state an appraised value based on hypothetical or other projected values as well as an “as-is” value for such Mortgaged Properties that assumes that certain events will occur with respect to the re-tenanting, construction, renovation or repairs or other repositioning of the Mortgaged Property or which in certain cases may reflect a portfolio premium valuation, and such “retrospective” or other similar values may, to the extent indicated, be reflected elsewhere in this prospectus, on Annex A-1 to this prospectus. For such Appraised Values and other values on a property-by-property basis, see Annex A-1 of this prospectus and the related footnotes. With respect to a Mortgage Loan secured by a portfolio of Mortgaged Properties, the Appraised Value represents the “as-is” value for the portfolio of Mortgaged Properties as a collective whole, which may be higher than the aggregate of the “as-is” appraised value of the individual Mortgaged Properties. In addition, for certain of the Mortgage Loans, the LTV Ratio at Maturity/ARD was calculated based on the “as-stabilized” appraised value for the related Mortgaged Property. We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1 to this prospectus. We make no representation that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property as described under the definition of “LTV Ratio at Maturity/ARD”.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1 to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Crossed Group” identifies each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other. There are no Crossed Groups in the Mortgage Pool.

“Cut-off Date Balance” of any Mortgage Loan or Companion Loan, will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date after application of all payments due on or before that date, whether or not received.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A-1 to this prospectus divided by (2) the Appraised Value (which in certain cases, may reflect a portfolio premium valuation) of the related Mortgaged Property or Mortgaged Properties set forth on Annex A-1 to this prospectus, except as set forth below:

●

with respect to each Mortgage Loan that is part of a Whole Loan, the calculation of Cut-off Date LTV Ratio is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) unless expressly stated otherwise.

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with respect to the Extra Space Self Storage Portfolio II Mortgage Loan (4.6%), the Cut-off Date LTV Ratio of 30.4% is calculated based on a Cut-off Date Balance net of a $3,500,000 earnout reserve. The Cut-off Date LTV Ratio without netting the earnout reserve is 34.7%.

●

with respect to the Courtside Apartments Mortgage Loan (4.3%), the Cut-off Date LTV Ratio of 52.1% is calculated based on a Cut-off Date Balance net of a $1,500,000 earnout reserve. The Cut-off Date LTV Ratio without netting the earnout reserve is 55.2%.

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with respect to the 2250 59th Street Mortgage Loan (3.7%), the Cut-off Date LTV Ratio of 59.9% is calculated based on a Cut-off Date Balance net of a $3,000,000 earnout reserve. The Cut-off Date LTV Ratio without netting the earnout reserve is 68.9%.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●

with respect to each Mortgage Loan that is part of a Whole Loan, the calculation of Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) unless expressly stated otherwise.

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with respect to the Extra Space Self Storage Portfolio II Mortgage Loan (4.6%), the Debt Yield on Underwritten Net Cash Flow of 7.8% is calculated based on a Cut-off Date Balance net of a $3,500,000 earnout reserve. The Debt Yield on Underwritten Net Cash Flow without netting the earnout reserve is 6.9%.

●

with respect to the Courtside Apartments Mortgage Loan (4.3%), the Debt Yield on Underwritten Net Cash Flow of 8.1% is calculated based on a Cut-off Date Balance net of a $1,500,000 earnout reserve. The Debt Yield on Underwritten Net Cash Flow without netting the earnout reserve is 7.6%.

●

with respect to the 2250 59th Street Mortgage Loan (3.7%), the Debt Yield on Underwritten Net Cash Flow of 8.0% is calculated based on a Cut-off Date Balance net of a $3,000,000 earnout reserve. The Debt Yield on Underwritten Net Cash Flow without netting the earnout reserve is 7.0%.

“Debt Yield on Underwritten Net Operating Income”, “UW NOI Debt Yield” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●

with respect to each Mortgage Loan that is part of a Whole Loan, the calculation of Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) unless expressly stated otherwise.

●

with respect to the Extra Space Self Storage Portfolio II Mortgage Loan (4.6%), the Debt Yield on Underwritten Net Operating Income of 8.0% is calculated based on a Cut-off Date Balance net of a $3,500,000 earnout reserve. The Debt Yield on Underwritten Net Operating Income without netting the earnout reserve is 7.0%.

●

with respect to the Courtside Apartments Mortgage Loan (4.3%), the Debt Yield on Underwritten Net Operating Income of 8.2% is calculated based on a Cut-off Date Balance net of a $1,500,000 earnout reserve. The Debt Yield on Underwritten Net Operating Income without netting the earnout reserve is 7.8%.

●

with respect to the 2250 59th Street Mortgage Loan (3.7%), the Debt Yield on Underwritten Net Operating Income of 8.1% is calculated based on a Cut-off Date Balance net of a $3,000,000 earnout reserve. The Debt Yield on Underwritten Net Operating Income without netting the earnout reserve is 7.1%.

“DSCR”, “Debt Service Coverage Ratio”, “Cut-off Date DSCR”, “UW NCF DSCR” or “Underwritten NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●

with respect to each Mortgage Loan that is part of a Whole Loan, the calculation of the DSCR is based on the aggregate Annual Debt Service that is due in connection with such Mortgage Loan and the related Pari Passu Companion Loan(s) unless expressly stated otherwise.

●

With respect to the AMF Portfolio Mortgage Loan (6.1%), the Underwritten Net Cash Flow Debt Service Coverage Ratio was calculated based upon the sum of the first 12 principal and interest payments beginning with the November 2028 payment based on the assumed principal and interest payment schedule set forth on Annex G.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality and multifamily properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“LTV Ratio at Maturity/ARD”, “Maturity Date/ARD Loan-to-Value Ratio” or “Maturity Date/ARD LTV Ratio” with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Maturity/ARD Balance of such Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date or Anticipated Repayment Date, as applicable, assuming no prepayments or defaults, divided by (2) the Appraised Value (which, in certain cases may reflect a portfolio premium valuation) of the related Mortgaged Property or Mortgaged Properties shown on Annex A-1 to this prospectus, except as set forth below:

●

with respect to each Mortgage Loan that is part of a Whole Loan, the calculation of the LTV Ratio at Maturity/ARD is based on the aggregate Maturity/ARD Balance at maturity or Anticipated Repayment Date of such Mortgage Loan and the related Pari Passu Companion Loan(s) unless expressly stated otherwise.

●

with respect to the Extra Space Self Storage Portfolio II Mortgage Loan (4.6%), the LTV Ratio at Maturity/ARD of 30.4% is calculated based on a Cut-off Date Balance net of a $3,500,000 earnout reserve. The LTV Ratio at Maturity/ARD without netting the earnout reserve is 34.7%.

●

with respect to the Courtside Apartments Mortgage Loan (4.3%), the LTV Ratio at Maturity/ARD of 52.1% is calculated based on a Cut-off Date Balance net of a $1,500,000 earnout reserve. The LTV Ratio at Maturity/ARD without netting the earnout reserve is 55.2%.

●

with respect to the 2250 59th Street Mortgage Loan (3.7%), the LTV Ratio at Maturity/ARD of 59.9% is calculated based on a Cut-off Date Balance net of a $3,000,000 earnout reserve. The LTV Ratio at Maturity/ARD without netting the earnout reserve is 68.9%.

“Maturity/ARD Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity (or, in the case of the ARD Loan, outstanding at the related Anticipated Repayment Date) assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A-1 to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily, rental and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units, rooms, beds or pads, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, industrial and mixed use (to the extent the related Mortgaged Property includes retail or office space) properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan or Companion Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Qualified Opportunity Zone” means as of the Cut-off Date, one (1) Mortgaged Property (1.8%) is located in qualified opportunity zones (“QOZs”) under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ. See Annex A-1 for information regarding which Mortgaged Properties are located in QOZs as of the Cut-off Date.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A-1 to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality and multifamily properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, combination retail/office or other single purpose property, the square footage of the net rentable or leasable area.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the loan documents. In certain cases, the account agreement establishing the lockbox account is required to be delivered upon the occurrence of such trigger event(s), rather than at origination.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related originator and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

The “Underwritten Net Cash Flow”, “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the applicable mortgage loan seller has determined for tenant improvement and leasing commissions and / or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten Net Cash Flow is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan.

“Underwritten Net Operating Income”  or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the applicable mortgage loan seller, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Whole Loan, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten Net Operating Income is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan.

●

With respect to the AMF Portfolio Mortgage Loan (6.1%), the Underwritten Net Operating Income Debt Service Coverage Ratio was calculated based upon the sum of the first 12 principal and interest payments beginning with November 2028 payment based on the assumed principal and interest payment schedule set forth on Annex G.

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the applicable mortgage loan seller and generally derived from the rental revenue based on leases in place, leases that have been executed but the tenant is not yet paying rent, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases an appraiser’s estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related mortgage loan seller; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental and self storage properties, the applicable mortgage loan seller either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the applicable mortgage loan seller included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below.

“Units” or “Rooms” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment or (b) in the case of a Mortgaged Property operated as a self storage property, the number of units for self storage.

“Weighted Average Mortgage Loan Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$625,103,398
Number of Mortgage Loans	39
Number of Mortgaged Properties	85
Range of Cut-off Date Balances	$3,300,000 to $62,400,000
Average Cut-off Date Balance	$16,028,292
Range of Mortgage Rates(2)	2.59300% to 4.52000%
Weighted Average Mortgage Rate(2)	3.68307%
Range of original terms to maturity/ARD(3)(4)	60 to 120 months
Weighted average original term to maturity/ARD(3)(4)	115 months
Range of remaining terms to maturity/ARD(3)(4)	59 to 120 months
Weighted average remaining term to maturity/ARD(3)(4)	114 months
Range of original amortization terms(5)(6)	360 to 360 months
Weighted average original amortization term(5)(6)	360 months
Range of remaining amortization terms(5)(6)	357 to 360 months
Weighted average remaining amortization term(5)(6)	360 months
Range of Cut-off Date LTV Ratios(2)(7)(8)	18.9% to 74.6%
Weighted average Cut-off Date LTV Ratio(2)(7)(8)	58.1%
Range of Maturity Date/ARD LTV Ratios(2)(4)(8)	14.4% to 68.4%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(8)	54.9%
Range of UW NCF DSCR(2)(6)(9)	1.21x to 5.59x
Weighted average UW NCF DSCR(2)(6)(9)	2.36x
Range of UW NOI Debt Yield(2)(8)(10)	6.9% to 29.5%
Weighted average UW NOI Debt Yield(2)(8)(10)	10.5%
Percentage of Initial Pool Balance consisting of:
Interest-Only Balloon	57.3%
Interest-Only, Amortizing Balloon	30.3%
Amortizing Balloon	11.0%
Interest-Only-ARD	1.4%

(1)	Subject to a variance of plus or minus 5%.
(2)

With respect to each Mortgage Loan that is part of a Whole Loan, the related Pari Passu Companion Loan are included for the purposes of calculating the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and UW NOI Debt Yield unless otherwise expressly stated. Other than as specifically noted, the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and UW NOI Debt Yield information for each Mortgage Loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related Mortgage Loan without combination with the other indebtedness.

(3)

With respect to one (1) Mortgage Loan (9.98%) the initial Due Date for such Mortgage Loan occurs after January 2022. On the Closing Date, the related mortgage loan seller will contribute an initial interest deposit amount to the issuing entity to cover an amount that represents one month’s interest that would have accrued with respect to such Mortgage Loan at the related interest rate with respect to the assumed January 2022 payment date (the “Closing Date Deposit Amount”). Information presented in this prospectus reflects the contractual loan terms, however, such Mortgage Loan is being treated as having an initial Due Date in January 2022.

(4)	With respect to one (1) Mortgage Loan (1.4%) with an Anticipated Repayment Date, calculated as of the related Anticipated Repayment Date.
(5)	Does not include Mortgage Loans that pay interest-only until their maturity dates or Anticipated Repayment Date, as applicable.
(6)

Includes one (1) Mortgage Loan (6.1%), which amortizes based on the non-standard amortization schedule attached to this prospectus as Annex G. Annual debt service for the UW NCF DSCR was calculated based on the sum of the first 12 principal and interest payments on the AMF Portfolio Mortgage Loan beginning in November 2028, as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” above.

(7)	Unless otherwise indicated, the Cut-off Date LTV Ratio is calculated utilizing the “as-is” appraised value (which in certain cases may reflect a portfolio premium valuation).

(8)

With respect to the Extra Space Self Storage Portfolio II Mortgage Loan (4.6%), the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio and UW NOI Debt Yield of 30.4%, 30.4% and 8.0%, respectively, are calculated based on a Cut-off Date Balance net of a $3,500,000 earnout reserve. The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio and UW NOI Debt Yield with respect to the Extra Space Self Storage Portfolio II Mortgage Loan without netting the earnout reserve are 34.7%, 34.7% and 7.0%, respectively. In addition, with respect to the Courtside Apartments Mortgage Loan (4.3%), the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio and UW NOI Debt Yield of 52.1%, 52.1% and 8.2%, respectively, are calculated based on a Cut-off Date Balance net of a $1,500,000 earnout reserve. The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio and UW NOI Debt Yield with respect to the Courtside Apartments Mortgage Loan without netting the earnout reserve are 55.2%, 55.2% and 7.8%, respectively. In addition, with respect to the 2250 59th Street Mortgage Loan (3.7%), the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio and UW NOI Debt Yield of 59.9%, 59.9% and 8.1% respectively are calculated based on a Cut-off Date Balance net of a $3,000,000 earnout reserve. The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio and UW NOI Debt Yield with respect to the 2250 59th Street Mortgage Loan without netting the earnout reserve are 68.9%, 68.9% and 7.1% respectively.

(9)

Unless otherwise indicated, the UW NCF DSCR is generally calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through its maturity date or Anticipated Repayment Date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to its maturity date or Anticipated Repayment Date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period.

(10)	Unless otherwise indicated, the Debt Yield on Underwritten NOI for each Mortgage Loan is the related Mortgaged Property’s Underwritten NOI divided by the Cut-off Date Balance of such Mortgage Loan.

The issuing entity will include nine (9) Mortgage Loans (28.0%), that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Types	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Retail	11	$171,908,523	27.5%
Anchored	8	159,481,657	25.5%
Shadow Anchored	1	5,750,000	0.9%
Single Tenant Retail	1	3,750,000	0.6%
Unanchored	1	2,926,866	0.5%
Office	6	$158,050,000	25.3%
Urban	1	62,400,000	9.98%
R&D	1	44,000,000	7.0%
Suburban	3	28,650,000	4.6%
CBD	1	23,000,000	3.7%
Multifamily	50	$154,873,134	24.8%
Garden	43	103,200,000	16.5%
Low Rise	4	35,700,000	5.7%
Townhomes	2	11,750,000	1.9%
Mid Rise	1	4,223,134	0.7%
Industrial	6	$69,921,741	11.2%
Manufacturing	2	28,564,309	4.6%
Warehouse/Distribution	2	26,357,432	4.2%
Warehouse	2	15,000,000	2.4%
Mixed Use	3	$24,380,000	3.9%
Office/Self Storage	1	12,850,000	2.1%
Self Storage/Retail	1	7,630,000	1.2%
Office/Retail	1	3,900,000	0.6%
Self Storage	4	$24,170,000	3.9%
Self Storage	4	24,170,000	3.9%
Manufactured Housing	3	$11,450,000	1.8%
Manufactured Housing	3	11,450,000	1.8%
Other	2	$10,350,000	1.7%
Leased Fee	2	10,350,000	1.7%
Total	85	$625,103,398	100.0%

(1)

Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Cut-off Date Loan Amounts as set forth on Annex A-1.

With respect to all of the property types listed above, the borrowers with respect to Mortgage Loans secured by such property types may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that other borrowers of Mortgage Loans secured by any of these property types will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” and “—COVID Considerations” below.

Retail Properties

With respect to the retail properties and mixed use properties with retail components set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special

Risks”, “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Specialty Use Concentrations” below.

Office Properties

With respect to the office properties and mixed use properties with office components set forth in the above chart:

●

With respect to the 5300-5350 Hellyer Avenue Mortgaged Property (7.0%), the related borrower sponsor owns several nearby properties that compete with the Mortgaged Property. The related Mortgage Loan documents prohibit the borrower from permitting any person who is an affiliate of the borrower or borrower sponsor from soliciting, steering or incentivizing any tenant at the Mortgaged Property to lease space at another property owned, managed or otherwise operated by such person and located in San Jose, California, and the surrounding area. The Mortgage Loan documents require the borrower to use commercially reasonable efforts to address any specific needs or requirements of any tenant at the Mortgaged Property related to the leased premises occupied or to be occupied prior to permitting any such tenant to secure space at another commercial property

●

With respect to the 96-18 63rd Drive Mortgage Loan (0.6%), the Mortgaged Property benefits from a 15-year ICAP tax abatement granted by the New York City Department of Finance. The tax abatement is scheduled to expire in 2034. The underwritten abated taxes are $22,384 compared to the unabated taxes of $41,428 for the 2021/2022 tax year.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Specialty Use Concentrations” below.

Multifamily Properties

With respect to the multifamily properties set forth in the above chart:

●

With respect to the AMF Portfolio Mortgage Loan (6.1%), crime searches conducted by the lender in connection with the origination of the Mortgage loan revealed elevated incidents of shootings, vandalism, theft and robbery at or near four of the Mortgaged Properties in the portfolio (namely, Annhurst (0.2%), Olivewood (0.3%), Sherbrook (0.1%) and Stonehenge Apartments (0.1%)) over the preceding 12-month period. These four Mortgaged Properties represent 10.4% by allocated loan amount of the AMF Portfolio Whole Loan.

●

With respect to the AMF Portfolio Mortgage Loan (6.1%), 90 of the 3,299 total units (representing approximately 2.7% of all units) are currently rented to tenants that rely on rent subsidies under the Section 8 Tenant-Based Assistance Rental Certificate Program of the U.S. Department of Housing and Urban Development.

●

With respect to the Studios 180 Mortgage Loan (1.8%), the majority of tenants occupy the Mortgaged Property under leases of under 12 months, with an average lease term at the Mortgaged Property of 8.7 months per the November 2021 rent roll.

 See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Industrial Properties

With respect to the industrial properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Mixed Use Properties

With respect to the mixed-use properties set forth in the above chart, the mixed use Mortgaged Properties have one or more office, retail and/or self storage components, see “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks” and “—Self Storage Properties Have Special Risks”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Self Storage Properties

With respect to the self storage properties or mixed use properties with self storage components set forth in the above chart:

●

Certain of the self storage Mortgaged Properties also derive a portion of the Underwritten Revenue from one or more of (a) rent derived from retail operations and/or (b) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks”.

Manufactured Housing Properties

With respect to the manufactured housing set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Properties Have Special Risks”.

Leased Fee Properties

With respect to leased fee properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Leased Fee Properties Have Special Risks”.

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant	9	21.0%
Gym, Fitness Center or Health Club	6	17.2%
Grocery	7	14.9%
Entertainment Center	1	9.5%
Theater	1	9.5%
Medical, Dental, Physical Therapy or Veterinary Offices or Clinics, Outpatient Facilities, Research or Diagnostic Laboratories or Health Management Services and/or Health Professional Schools	6	7.0%
School or Educational Facility	2	4.9%
Bank	1	3.0%
Hair and/or Nail Salon, Spa	1	0.5%

The Central Park Plaza (2.7%) Mortgaged Property has a dry cleaner tenant with on-site processing operations.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top 10 Mortgage Loans

The following table shows certain information regarding the 10 largest Mortgage Loans by Cut-off Date Balance:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Cut-off Date Balance per SF/Room/Unit (1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)	Property Type
425 Eye Street	$62,400,000	9.98%	$273	3.66x	56.8%	Office
Fountains on the Lake	$59,150,000	9.5%	$103	2.06x	59.9%	Retail
5300-5350 Hellyer Avenue	$44,000,000	7.0%	$275	2.02x	68.4%	Office
AMF Portfolio	$38,000,000	6.1%	$52,137	1.51x	61.3%	Multifamily
Extra Space Self Storage Portfolio II	$28,500,000	4.6%	$105	1.87x	30.4%	Various
CopperLeaf Apartments	$27,500,000	4.4%	$163,690	1.21x	66.7%	Multifamily
La Encantada	$27,000,000	4.3%	$415	2.70x	58.7%	Retail
Courtside Apartments	$26,700,000	4.3%	$161,818	1.89x	52.1%	Multifamily
2250 59th Street	$23,000,000	3.7%	$478	1.64x	59.9%	Office
Mission Village Shopping Center	$18,500,000	3.0%	$181	3.80x	48.7%	Retail
Top 5 Total/Weighted Average	$232,050,000	37.1%		2.37x	57.3%
Top 10 Total/Weighted Average	$354,750,000	56.8%		2.30x	57.5%

(1)

In the case of each Mortgage Loan that is part of a Whole Loan, the calculation of the Cut-off Date Balance Per SF/Room/Unit, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and any related Pari Passu Companion Loan(s) in the aggregate.

See “—Assessments of Property Value and Condition” for additional information.

For more information regarding the ten largest Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of the Top 15 Mortgage Loans” on Annex A-3. Other than with respect to the top 10 Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.7% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include eight (8) Mortgage Loans (19.3%), set forth in the table below titled “Multi-Property Mortgage Loans”, which are each secured by two or more properties.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Cut-off Date Balance	Approx. % of Initial Pool Balance
AMF Portfolio	$38,000,000	6.1%
Extra Space Self Storage Portfolio II	28,500,000	4.6
Louisiana Industrial Portfolio	15,000,000	2.4
Catawba Village and Vernon Market Portfolio	10,900,000	1.7
Madison Nostrand Grand Portfolio	9,000,000	1.4
Countryside and Wood Valley MHP Portfolio	7,700,000	1.2
San Diego Mixed Use	7,150,000	1.1
Ransford Wasik Multi Portfolio	4,550,000	0.7
Total	$120,800,000	19.3%

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers. For example, with respect to the 201 & 213 W. Green Street Apartments Mortgaged Property (1.4%), the related Mortgaged Property is comprised of more than one parcel.

Three (3) groups of Mortgage Loans (15.1%), set forth in the table below entitled “Related Borrower Loans”, are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrower sponsors that are related to each other represents more than approximately 11.4% of the Initial Pool Balance. The following table shows each group of Mortgage Loans having borrowers that are related to each other.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
Fountains on the Lake	$ 59,150,000	9.5%
Triangle Shopping Center	12,331,657	2.0
Total for Group 1:	$ 71,481,657	11.4%
Group 2:
Townhomes on Mirror	$ 6,500,000	1.0%
Mosley Townhomes	5,250,000	0.8
Total for Group 2:	$ 11,750,000	1.9%
Group 3:
Countryside and Wood Valley MHP Portfolio	$ 7,700,000	1.2%
Centennial Manor MHP	3,750,000	0.6
Total for Group 3:	$ 11,450,000	1.8%

Mortgage Loans with related borrowers are identified under “Related Group” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The following table shows the states and the District of Columbia that have concentrations of Mortgaged Properties that secure approximately 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
Texas	6	$103,639,089	16.6%
California	7	$102,650,000	16.4
District of Columbia	1	$62,400,000	9.98
New York	6	$48,900,000	7.8
Illinois	4	$45,330,000	7.3
Ohio	20	$35,123,730	5.6
Pennsylvania	2	$32,400,000	5.2

(1)

Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Cut-off Date Loan Amount as stated on Annex A-1.

The remaining Mortgaged Properties are located throughout twelve (12) other states, with no more than approximately 4.3% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in Texas, California and Arizona are more susceptible to certain hazards (such as earthquakes and/or wildfires) than properties in other parts of the country.

●

Mortgaged Properties located in coastal states, which include Mortgaged Properties located in, for example, New York, Texas, California, Florida and Louisiana, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic States and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.

●

Mortgaged Properties located in an area covering the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States, are prone to tornados.

●

In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

●

Eight (8) Mortgaged Properties (20.7%), are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties. Based on those reports, no Mortgaged Property has a seismic expected loss greater than 19.0%.

Mortgaged Properties With Limited Prior Operating History

Ten (10) Mortgaged Properties (15.5%) have a limited operating history (i.e., less than 12 most recent months of recent historical financials), as follows:

●

Each of the 2250 59th Street (3.7%), 380 Grove Street (2.1%), Studios 180 (1.8%), Press Ganey HQ (1.4%), Madison Nostrand Grand Portfolio – 702 Grand Street (0.6%) and Madison Nostrand Grand Portfolio – 1513 Nostrand Avenue (0.4%) Mortgaged Properties is secured, in whole or in part, by Mortgaged Properties that were constructed, in a lease up prior or were the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date, and, therefore, the related Mortgaged Property has no or limited prior operating history or the related Mortgage Loan Seller did not take the operating history into account in the underwriting of the related Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

●

Each of the Babcock & Wilcox (1.9%) and Material Control Systems Distribution Center (1.9%), Mortgage Loans is secured by Mortgaged Properties that were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related Mortgage Loan Seller with historical financial information (or provided limited historical financial information) for such acquired Mortgaged Property.

●	The Kohl’s Morton Mortgage Loan (0.8%) and the Valli Hoffman Estates Mortgage Loan (0.9%) are secured by the related borrower’s leased fee interest in land.

Tenancies-in-Common or Diversified Ownership

Each of the 5300-5350 Hellyer Avenue (7.0%), La Encantada (4.3%) and 1200 California Street (0.8%) Mortgage Loans has one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests and Other Shared Interests

The Courtside Apartments Mortgage Loan (4.3%) is secured, in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

●

With respect to the Courtside Apartments Mortgage Loan (4.3%), the Courtside Apartments Mortgaged Property was platted as a condominium and a declaration was filed, but the Mortgaged Property has never been operated as a condominium. No condominium board exists at the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Property Ownership Interest(1)

Property Ownership Interest	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee Simple(2)	84	$612,103,398	97.9%
Leasehold	1	13,000,000	2.1
Total	85	$625,103,398	100.0%

(1)

Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Cut-off Date Loan Amounts as set forth on Annex A-1.

(2)

For purposes of this prospectus, an encumbered interest will be characterized as “fee simple” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable options) and, except as noted below or in the exceptions, if any, to representation and warranty number 34 on Annex D-1 and representation and warranty number 36 on Annex E-1 located on Annex D-2, Annex D-3 and Annex E-2, respectively, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

COVID Considerations

The cumulative effects of the COVID-19 emergency on the global economy may cause tenants to be unable to pay their rent and borrowers to be unable to pay debt service under the mortgage loans. As a result, we cannot assure you that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the certificates. For example:

●

With respect to the Capitol Square Mortgage Loan (2.4%), the fourth largest tenant, Ross, deferred 100% of its base rent for April to May 2020, 50% of its base rent for June to July 2020, and 25% of its base rent for August 2020. In total, Ross deferred base rent in the amount of $133,128. The repayment period for Ross’s deferred rent began in February 2021 and will end in January 2022. The total deferred rent outstanding is $12,292.

See “Description of the Top 15 Mortgage Loans” on Annex A-3 for discussions of the impact of the COVID-19 pandemic on operations of certain tenants at the Mortgaged Properties.

See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than nine (9) months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, and such ESAs may have recommended continuing implementation of an operations and maintenance plan and, in some cases, minor cost abatements depending on the property use and/or age. For some of the Mortgaged Properties, the related ESAs may have noted that onsite underground storage tanks or leaking underground storage tanks previously had been removed or closed in place or other types of potential or actual spills or releases may have occurred, and based on criteria such as experience with past investigations, cleanups or other response actions, the quantities or types of hazardous materials involved, the absence of significant risk, tank test results or other records, and/or other circumstances including regulatory closure, the ESAs did not recommend any further investigation or other action. In some such cases, even where regulatory closure was documented for past incidents the ESAs may have reported that requests to governmental agencies for any related files are pending. However, those ESAs nevertheless concluded that such incidents were not likely to be significant at the time they were prepared. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

With respect to the Central Park Plaza Mortgage Loan (2.7%), the ESA identified a registered dry cleaning facility that includes two on-site dry cleaning machines that utilize tetrachloroethylene (“PERC”) with no reported waste stream and the PERC supposedly being consumed in-use. The related environmental consultant reported that the dry cleaning facility has been operating at the Mortgaged Property for at least 20 years. The environmental consultant reported that at the time of the reconnaissance, only one of the two reported machines was present, and a 30-gallon drum and multiple unlabeled bottles were seen on site. The environmental consultant considers the absence of information of discontinuance of PERC, information regarding the PERC waste stream, unknown location of the second machine and observed unlabeled bottles and drum to be a REC. The environmental consultant recommends a subsurface and sub-slab investigation be conducted at and near the dry cleaners to evaluate potential soil and groundwater impacts in connection with the REC. The environmental consultant reported the worst-case scenario remediation cost to be approximately $700,000. The borrower obtained an environmental insurance policy from Great American Insurance Group, listing the lender as an additional named insured, with a $1,000,000 policy limit per occurrence and in the aggregate, and a $25,000 deductible. Great American Insurance Group is rated A by A.M. Best. The policy expires November 5, 2034, which is approximately 3 years past the maturity date of the Mortgage Loan.

With respect to the Capitol Square Mortgage Loan (2.4%), the ESA reported that a former tenant at the Mortgaged Property conducted dry cleaning operations from approximately 1979 through 1998. Based upon the presence of a dry cleaner facility at the Mortgaged Property for approximately 19 years, the environmental consultant opined that the potential exists for dry cleaning solvents to have impacted subsurface conditions at the Mortgaged Property. The ESA asserted that this constitutes a REC. The borrower obtained an environmental insurance policy from Great American Insurance Group, listing the lender as an additional named insured, with a $1,000,000 policy limit per occurrence and in the aggregate. The policy expires November 29, 2034, which is approximately three years past the maturity date of the Mortgage Loan.

With respect to the 403 South Raymond Avenue Mortgage Loan (2.1%), the ESA identified the prior use of the Mortgaged Property as a furniture manufacturing business, a dry cleaning business, auto wrecking business, metalworking business and aviation electronic manufacturing business. The environmental consultant considers the prior use of the Mortgaged Property to be a REC due to the potential soil and groundwater contamination caused by chemicals typically found at dry cleaning facilities, manufacturing facilities, metalworking facilities and wrecking yards. The environmental consultant recommends a subsurface investigation to evaluate the potential soil and groundwater impacts in connection with the REC. The environmental consultant reported the worst-case scenario remediation cost to be approximately $550,000. The borrower obtained an environmental insurance policy from Great American Insurance Group, listing the lender as an additional named insured, with a $1,000,000 policy limit per occurrence and in the aggregate, and a $25,000 deductible. Great American Insurance Group is rated A by A.M. Best. The policy expires December 2, 2034, which is approximately 3 years past the maturity date of the Mortgage Loan.

With respect to the Babcock & Wilcox Mortgage Loan (1.9%), the ESA reported that various chlorinated solvents have been used in industrial processes at the Mortgaged Property and have subsequently generated hazardous waste since at least 1990. The environmental consultant reported that even when properly stored and handled, chlorinated solvents can readily migrate into the subsurface as a result of small releases associated with on-site operations. The environmental consultant stated that, based on this information, the presence of industrial operations with associated documented use of chlorinated solvents and subsequent spent solvent waste, the Mortgaged Property represents a REC. The borrower obtained an environmental insurance policy from Beazley USA Services, Inc., listing the lender as an additional named insured, with a $10,000,000 policy limit per occurrence and in the aggregate, and a $100,000 deductible. The policy expires September 12, 2031, which is approximately 6 days past the maturity date of the Mortgage Loan.

   With respect to the Catawba Village and Vernon Market Portfolio Mortgage Loan (1.7%), the related ESA identified a REC at the Vernon Market Mortgaged Property in connection with soil and groundwater impacts including, among other things, tetrachloroethene (PCE), naphthalene, 4-nitrophenol, pentachlorophenol and lead, from the prior operation of a lumber yard at the Mortgaged Property between the 1950s and the 1990s. According to the ESA, environmentally significant operations included the treatment of wood in an above ground creosote vat and the operation of a 280-gallon underground storage tank, which was removed in the 1990s. Approximately 100 tons of impacted soil were removed from the Mortgaged Property following a reported release in 1992 and in 2000 the Mortgaged Property was redeveloped with its current improvements and new groundwater monitoring wells were installed. Based on the results of groundwater monitoring activities, the North Carolina Department of Environmental Quality (“NCDEQ”) issued a no further action letter for the petroleum impacts at the Mortgaged Property in 2012. However, the NCDEQ has not yet granted regulatory closure with respect to the non-petroleum impacts at the Mortgaged Property. The seller of the Mortgaged Property completed a Brownfields Property Application in 2019 and the Mortgaged Property is currently under evaluation for a Brownfields Agreement by the NCDEQ. The Mortgage Loan documents require the borrower to use commercially reasonable efforts to (i) enter into a Brownfields Agreement with the NCDEQ and (ii) obtain a no further action letter or equivalent confirmation from the NCDEQ.

With respect to the Press Ganey HQ Mortgage Loan (1.4%), the ESA identified that the Studebaker Corporation and various other industrial facilities occupied the Mortgaged Property and adjoining properties from the late 1800s through the early 2000s. As a result of the historical industrial operations, soil and groundwater contamination have been detected on the Mortgaged Property and adjoining properties. The environmental consultant reported that the Mortgaged Property and adjoining properties were entered into the State’s Voluntary Remediation Program (“VRP”) with the Indiana Department of Environmental Management (“IDEM”) beginning in 2002, and assessments and remediation actions have been on-going since that time. The environmental consultant reported that the site has not yet been granted regulatory closure. Based on the open status of the VRP and the on-going monitoring and remediation activities, the identified groundwater contamination is considered to be a REC. The environmental consultant recommended investigative and remedial activities currently planned or ongoing by the identified responsible party under the IDEM VRP continue until such time that site regulatory closure/case completion is achieved. Pursuant to an environmental indemnity, remediation, and access agreement, the City of South Bend, Indiana agreed to indemnify a prior owner of the Mortgaged Property in connection with such contamination at the Mortgaged Property. Such agreement was assigned to the borrower prior to origination.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion.

Below are descriptions of certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than the lesser of $1,000,000 and 10% of the related Mortgage Loan’s principal balance.

With respect to the 5300-5350 Hellyer Avenue Mortgage Loan (7.0%), the sole tenant, CAES, has reportedly expressed an interest in constructing additional improvements at the Mortgaged Property. The Mortgage Loan documents permit the borrower or CAES to construct approximately 6,000 square feet of additional improvements (the “Additional Improvements”) in an area of the Mortgaged Property currently occupied by an outdoor basketball court provided that, among other conditions, (i) the borrower provides written evidence of available capital (held by either the borrower or CAES) to pay for the complete construction of the Additional Improvements, (ii) the borrower sponsor delivers to the lender a reasonably satisfactory completion guaranty for the completion of the Additional Improvements, (iii) the borrower may not incur any indebtedness in the construction of the Additional Improvements and (iv) to the extent reasonably deemed necessary by the lender, the delivery of prior written approval from each applicable rating agency.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessments of Property Value and Condition

Appraisals

For each Mortgaged Property, the related mortgage loan seller or other originator obtained a current (within six (6) months of the origination date of the Mortgage Loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes” and “—Starwood Mortgage Capital LLC—SMC’s Underwriting Guidelines and Processes”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

Engineering Reports

In connection with the origination of each Mortgage Loan, other than as identified below, the related mortgage loan seller or other originator obtained an engineering report with respect to the related Mortgaged Property with an engineering report dated within nine (9) months of the Cut-off Date. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes” and “—Starwood Mortgage Capital LLC—SMC’s Underwriting Guidelines and Processes”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Zoning and Building Code Compliance and Condemnation

In connection with the origination of each Mortgage Loan, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. In addition, certain Mortgaged Properties may be legal non-conforming uses that may be restricted after certain events, such as casualties, at the Mortgaged Properties. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes” and “—Starwood Mortgage Capital LLC—SMC’s Underwriting Guidelines and Processes”. For example, in this regard we note the following:

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 24 on Annex D-1 and representation and warranty number 26 on Annex E-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex D-3 and Annex E-2, respectively, for additional information.

Litigation and Other Considerations

There may be pending or threatened legal proceedings against, or other past or present criminal or adverse regulatory circumstances experienced by, the borrowers, the borrower sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates. In addition, the Mortgaged Properties may be subject to ongoing litigation or condemnation proceedings.

●	With respect to the Fountains on the Lake (9.5%) and Triangle Shopping Center Mortgage Loans (2.0%), Nadyrshah Dhanani, the related borrower sponsor of each such Mortgage Loan, is a defendant to a civil suit filed in 2020 alleging that a car dealership owned by Mr. Dhanani was fraudulently conveyed to him. According to the plaintiff, Zante Enterprises, Inc., which is the prior owner of the car dealership, a member of the family that owns Zante Enterprises, Inc. conveyed the car dealership on behalf of Zante Enterprises, Inc. to Mr. Dhanani without proper authority. The plaintiff is therefore seeking recovery of legal ownership of the car dealership. Mr. Dhanani has filed a counterclaim against the plaintiff to recover, among other things, the initial purchase price of the car dealership. The parties are scheduled to mediate the matter in November 2022.

●

With respect to the AMF Portfolio Mortgage Loan (6.1%), the Arbor Realty Sr, Inc. (“Arbor”), the sponsor and non-recourse carveout guarantor is a defendant in a commercial lawsuit filed on August 19, 2021 in the Supreme Court of New York, Nassau County, by a group of plaintiffs (collectively, “Tzadik ”). The complaint, which arises from Tzadik’s and Arbor’s business relationship, alleges breaches of fiduciary duty, tortious and negligent interference with economic advantage, defamation, and fraudulent inducement. Tzadik seeks $36.5 million in compensatory damages, and seeks prejudgment interest and punitive damages. The plaintiffs claim, which Arbor contests, is that, among other things, Arbor failed to offer Tzadik suitable refinancing terms, interfered with Tzadik’s ability to refinance its debt with other lenders, declined to waive certain closing costs when Tzadik acquired an Arbor entity, and refused to permit Tzadik to assume one of its loans. In its motion to dismiss the complaint, filed on October 13, 2021, Arbor argues that the complaint is legally deficient and untimely. Tzadik’s opposition currently is due no later than the fourth quarter of 2021.

●

With respect to the Extra Space Self Storage Portfolio II Mortgage Loan (4.6%), a principal of the related borrower sponsors and non-recourse carveout guarantors was subject to a May 2007 lawsuit filed by the Department of Justice, which alleged that such borrower sponsor-principal violated the premerger notification requirements of the Hart-Scott-Rodino Act. The borrower sponsor-principal agreed to pay a fine of $250,000 to settle the lawsuit. In addition one of the non-recourse carveout guarantors, as successor to Jernigan Capital, Inc. (“JCAP”), is subject to pending class action lawsuits filed by former shareholders of JCAP in connection with the acquisition of JCAP by an affiliate of the borrower sponsors in November 2020 (the “Merger”). The pending lawsuits involve allegations of, among other things, deficiencies in the proxy materials issued by JCAP and breach of fiduciary duties, and an allegation, in principal part, that the Merger resulted from a conflicted sale process and failed to maximize value for the JCAP stockholders.

●

With respect to the La Encantada Mortgage Loan (4.3%), G.S. Jaggi, one of the related borrower sponsors, was an executive officer and director of First Magnus Financial Corporation (“First Magnus”), a residential mortgage lender, between 1996 and 2007. In 2007, First Magnus filed for Chapter 11 bankruptcy. Following the bankruptcy filing, both Mr. Jaggi and First Magnus were named parties to a number of cease and desist orders by various states enjoining such parties from violating state law, rescinding applicable licenses and imposing related penalties for alleged violations of state law. Allegations under certain orders included, among other things, (i) failure to distribute funds for loans that were closed or approved for closing, (ii) failure to deliver funds following the closing of loans within the required timeframe, (iii) taking loan applications with knowledge that the loans could not be funded, (iv) closing offices without proper notification and (v) failure to maintain required net worth. In 2015, the bankruptcy action was dismissed and no regulatory actions remain outstanding.

●

With respect to the Courtside Apartments Mortgage Loan (4.3%), one of the related borrower sponsors and guarantors, Gary R. Brinton, is subject to certain ongoing lawsuits involving various business disputes between Mr. Brinton and certain former business partners related to certain borrower sponsor-affiliated properties. In addition, Mr. Brinton is subject to (i) an Oklahoma state tax lien in the amount of $405,027 and (ii) an unpaid sales tax lien in the amount of $480,000. An escrow holdback in the amount of $490,000 was deposited with the title company at origination in connection with the sales tax lien.

●	With respect to the Oakmont Point Mortgage Loan (2.3%), Sidra Capital, the holder of a 95% indirect ownership interest in the related master lessee, is controlled by Al Murjan Group, a Saudi

       Arabian entity controlled by the Bin Mahfouz family. In 2001, the U.S. Department of the Treasury designated the Muwafaq Foundation, a charity co-founded by the Bin Mahfouz family, a front organization for terrorism financing for Al Qaeda. According to various media reports, certain members of the Bin Mahfouz family have also been subject to allegations of links to terrorism and have filed various libel and defamation actions contesting such allegations. In addition, Sheikh Ahmed Salem Ahmed Bugshan, the chairman of Sidra Capital, has been the subject of investigation by French authorities in connection with the alleged fraudulent funding of the former French president Nicolas Sarkozy’s 2007 presidential campaign by former Libyan leader Muammar Gaddafi. The investigation relates to Sarkozy’s alleged receipt of €50,000,000 (an amount in excess of French campaign expenditure limits) allegedly channeled through various offshore-registered vehicles and intermediaries, allegedly including Mr. Bugshan and his cousin Kalid Ali Abdullah Bugshan, and remains ongoing. Mr. Bugshan has claimed that he was unaware that his bank accounts may have been used in connection with any such scheme.

We cannot assure you that any such proceeding would not have an adverse effect on, or provide any indication of the future performance of the borrowers, borrower sponsors and managers related to the Mortgage Loans.

With respect to certain of the Mortgage Loans, the related borrower, borrower sponsor, guarantor and/or their respective affiliates may be subject to multiple pending lawsuits, for claims related to, among other things, torts, negligence, personal injury, and premises liability. Such legal proceedings and other disputes may be covered by insurance. We cannot assure you that any such insurance will be adequate to cover litigation, disputes and related expenses. In addition, certain types of litigation may not be covered by insurance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Loan Purpose

Twenty-four (24) of the Mortgage Loans (55.9%) were, in whole or in part, originated in connection with the borrower’s refinancing of a previous mortgage loan secured by the Mortgaged Property.

Thirteen (13) of the Mortgage Loans (38.8%) were, in whole or in part, originated in connection with the borrower’s acquisition of the related Mortgaged Property.

Two (2) of the Mortgage Loans (5.3%) were, in whole or in part, originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Default History, Bankruptcy Issues and Other Proceedings

With respect to certain of the Mortgage Loans prior to the date of origination, (a) related borrowers, borrower sponsors and/or key principals (or affiliates thereof) have previously sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or (b) a Mortgaged Property was acquired by the related borrower or an affiliate thereof through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership. For example, within approximately the last 10 years, with respect to the 20 largest Mortgage Loans:

●

With respect to the Courtside Apartments Mortgage Loan (4.3%), one of the related borrower sponsors and guarantors, Gary R. Brinton, was subject to two prior chapter 11 bankruptcy proceedings in 2018 involving the Courtside Apartments Mortgaged Property and another borrower sponsor-affiliated property related to a dispute with a business partner over management control of such properties. Mr. Brinton completed a successful workout with the prior creditors and both bankruptcy proceedings were dismissed in 2019. Following the dismissals, Mr. Brinton refinanced the Courtside Apartments Mortgaged Property.

●

With respect to the Central Park Plaza Mortgage Loan (2.7%), the related borrower sponsor has previously sponsored other real estate properties securing loans that went into default and have been subject to foreclosure or discounted payoff within approximately the past 10 years.

●

With respect to the Oakmont Point Mortgage Loan (2.3%), the related borrower sponsor has previously sponsored other real estate properties securing loans that went into default and have been subject to foreclosure, deed-in-lieu of foreclosure or discounted payoff within approximately the last 10 years.

With respect to certain of the Mortgage Loans, related borrowers, borrower sponsors and/or key principals (or affiliates thereof) may previously have been the subject of personal bankruptcy proceedings, or a related Mortgaged Property has previously been involved in a borrower, principal or tenant bankruptcy.

For additional information regarding the status of the Mortgage Loans since the date of origination, see “—COVID Considerations”.

We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”, “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have single tenants as set forth below:

●	Five (5) of the Mortgaged Properties (12.8%) securing, in whole or in part, five (5) Mortgage Loans, are leased to a single tenant.

●

Excluding Mortgaged Properties that are part of a portfolio of Mortgaged Properties, no Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 7.0% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans, or the related tenant may have the right to terminate the lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease or if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

The Mortgaged Properties have certain tenant concentrations (among the five largest tenants (based on net rentable area)) across multiple Mortgaged Properties securing 1.7% or more of the Initial Pool Balance (based on Allocated Cut-off Date Loan Amount), as set forth below:

●	Food Lion is a tenant at each of the Catawba Village and Vernon Market Portfolio - Catawba Village (1.1%) and Catawba Village and Vernon Market Portfolio - Vernon Market (0.6%) Mortgaged Properties.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial, Multifamily and Manufactured Housing Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top 5 tenants at a particular Mortgaged Property, as identified on Annex A-1, have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the retail, office, mixed use (excluding any multifamily component) and industrial Mortgaged Properties:

●

In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date (or, in the case of any ARD Loan, the related Anticipated Repayment Date) of the related Mortgage Loan.

●

With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the table below, such Mortgaged Properties are occupied by a single tenant under a lease that expires prior to, or in the same year of, the maturity date (or, in the case of any ARD Loan, the related Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Mortgage Loan Maturity Date
5300-5350 Hellyer Avenue	7.0%	6/30/2029	11/6/2031
Material Control Systems Distribution Center	1.9%	8/25/2031	10/6/2031
Kohl’s Morton	0.8%	2/28/2029	12/6/2031

●

With respect to the Mortgaged Properties shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property or portfolio of Mortgaged Properties (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity date (or, in the case of any ARD Loan, the related Anticipated Repayment Date) of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged

       Property expire over several calendar years prior to the maturity date (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of Leased SF Expiring	Calendar Year of Expiration	Mortgage Loan Maturity Date
425 Eye Street	9.98%	64.4%	2026	1/6/2029
Cicero Industrial	2.7%	53.3%	2026	11/6/2026
Oakmont Point	2.3%	74.1%	2030	12/6/2031
Extra Space Stamford	1.2%	60.1%	2023	10/6/2031
Catawba Village	1.1%	67.3%	2029	11/6/2031
Vernon Market	0.6%	88.7%	2025	11/6/2031

●

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity date (or, in the case of any ARD Loan, the related Anticipated Repayment Date) of the related Mortgage Loan.

Furthermore, tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may be in financial distress, may have filed for bankruptcy or may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which could have a negative effect on the operations of certain tenants at the Mortgaged Properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores.

We cannot assure you that any other tenant or anchor tenant at a Mortgaged Property will not close stores, including stores at or near the Mortgaged Property.

Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including (i) if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases, (ii) if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions, (iii) if the related borrower fails to provide a designated number of parking spaces, (iv) if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease, (v) upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property, or the Mortgaged Property is not (or is estimated not to be) capable of being rebuilt, within a certain time, (vi) if a tenant’s use is not permitted by zoning or applicable law, (vii) if the tenant is unable to exercise an expansion right, (viii) if the landlord defaults on its obligations under the lease, (ix) if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor, (x) if the tenant fails to meet certain sales targets or other business objectives for a specified period of time, (xi) if certain anchor or significant tenants at the subject property go dark or terminate their leases, (xii) if the landlord violates the tenant’s exclusive use rights for a specified period of time, or (xiii) based upon contingencies other than those set forth in this “—Lease Expirations and Terminations” section. In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable Mortgaged Property are permitted, an unaffiliated or affiliated third party. We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain termination rights or situations in which the tenant may no longer occupy its leased space rights or pay full rent.

In addition, certain of the tenant leases permit the related tenant prior to, or in the same year of, the maturity date (or, in the case of any ARD Loan, the related Anticipated Repayment Date) of the related Mortgage Loan to unilaterally terminate its lease or otherwise reduce its leased space upon providing notice of such termination within a specified period prior to the termination date of the related lease. For example, among the 5 largest tenants by net rentable square footage at the Mortgaged Properties securing the 10 largest Mortgage Loans by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●

With respect to the 2250 59th Street Mortgage Loan (3.7%), the fourth largest tenant at the Mortgaged Property, Midnight Blue Bedding, representing approximately 7.1% of the net rentable area, may terminate its lease at any time after August 1, 2024 by giving written notice to the landlord. The termination will occur the last day of a month occurring not less than four months after such notice of cancellation is received.

●

With respect to the Oakmont Point Mortgage Loan (2.3%), the largest tenant, JLL, leasing approximately 74.1% of the net rentable area at the Mortgaged Property, has the right to terminate its lease (i) with respect to its entire space, effective on September 1, 2027, with 12 months prior written notice or (ii) with respect to up to 10,000 square feet of its space, effective on September 1, 2025, with 9 months prior written notice.

Certain of the tenant leases may permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights. For example, taking into account the 5 largest tenants by net rentable square footage at those Mortgaged Properties securing the 15 largest Mortgage Loans by aggregate Cut-off Date Balance or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property:

●

With respect to the La Encantada Mortgage Loan (4.3%), the fourth largest tenant at the Mortgaged Property, West Elm, representing approximately 4.5% of the net rentable square footage, has the right to terminate its lease if it does not achieve gross sales totaling at least $3,000,000 during its fifth lease year (February 2025 through January 2026) (the “Sales Measuring Period”) with notice to the landlord no later than 180 days after the end of the Sales Measuring Period.

●

With respect to the 3101 West Military Mortgage Loan (2.3%), the third largest tenant at the Mortgaged Property, Hutchinson FTS, representing approximately 26.3% of the net rentable area, has the one-time right, effective December 31, 2024, to terminate its lease upon at least six months but no more than seven months written notice prior to December 31, 2024.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, taking into account the 5 largest tenants by net rentable square footage at those Mortgaged Properties securing the 15 largest Mortgage Loans by aggregate Cut-off Date Balance:

●

With respect to the Fountains on the Lake Mortgage Loan (9.5%), the fourth largest tenant, Conn’s, representing approximately 6.5% of the net rentable area of the Mortgaged Property, may pay 50% reduced base rent if three or more national or regional retail anchor tenants (other than Conn’s) totaling at least 90,000 square feet within the Mortgaged Property (not including any temporary tenant with a lease term of one year or less), are not operating and open for business. If the co-tenancy condition described above is unsatisfied for twelve consecutive months, Conn’s may terminate its lease upon at least thirty days prior written notice. In addition, the fifth largest tenant, Bed Bath & Beyond, representing approximately 5.8% of the net rentable area of the Mortgaged Property, may pay percentage rent rather than fixed rent if less than 50% of the total floor area of the Mortgaged Property is open and being operated for retail purposes for a period of 180 days. If after one year the condition described above is not remedied, then Bed Bath & Beyond may terminate its lease.

●

With respect to the La Encantada Mortgage Loan (4.3%), the third largest tenant at the Mortgaged Property, Pottery Barn (approximately 5.3% of the net rentable area), may pay reduced rent if, for a period of 180 continuous days, less than 75% of the floor area of the Mortgaged Property (excluding the Pottery Barn premises) is open. Pottery Barn may terminate its lease if such period continues for 360 days.

●

With respect to the Mission Village Shopping Center Mortgage Loan (3.0%), the second largest tenant, Sprouts Farmers Market, leasing approximately 23.5% of the net rentable square footage at the Mortgaged Property, may pay a reduced rent equal to 50% of its minimum annual rent if (i) for a period of one year, less than 50% of the floor area comprising the in-line retail leasable area of the Mortgaged Property (excluding such tenant’s own space) is occupied (the “Co-Tenancy Condition”) and (ii) such tenant’s gross sales from its space have decreased by 10% or more. In the event the Co-Tenancy Condition remains unsatisfied for a period of 18 months, Sprouts Farmers Market may terminate its lease.

●

With respect to the Capitol Square Mortgage Loan (2.4%), the third largest tenant, Marshalls, representing approximately 8.0% of the net rentable area of the Mortgaged Property, may pay the lesser of monthly base rent or 2.0% of gross sales if, for more than 90 days, Target is not in occupancy and at least 70% of the gross leasable area of the Mortgaged Property (excluding Marshalls and Target) is not open for business at least 40 hours per week. If these conditions are not satisfied for more than one year, then Marshalls may terminate its lease.

●

With respect to the Capitol Square Mortgage Loan (2.4%), the fourth largest tenant, Ross, representing approximately 7.2% of the net rentable area of the Mortgaged Property, may pay the lesser of base rent and percentage rent if, for a period of 60 consecutive days, there are not at least two of the four co-tenants including Target, Marshalls and Walgreens and at least 50% of the remainder of the Mortgaged Property is leased to bona fide tenants operating under a minimum of three year leases. If the conditions above are not satisfied for a period of 180 consecutive calendar days, Ross may terminate its lease upon 30 days’ notice.

In addition, certain of the tenant leases may permit a tenant to go dark at any time.

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses.

Certain of the Mortgaged Properties may be leased in whole or in part by government sponsored tenants. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. For example, set forth below are certain government leases that individually represent 5% or more of the base rent at the related Mortgaged Property and have these types of risks. In addition, one or more leases at certain Mortgaged Properties representing less than 5% of the base rent could also have these types of risks.

Mortgaged Property Name	% of Initial Pool Balance by Allocated Loan Amount	Tenant(s)	% of Net Rentable Area	% of U/W Base Rent
425 Eye Street	9.98%	GSA – Dept. of Veteran Affairs	64.4%	87.0%

Certain other tenants may have the right to terminate the related lease or abate or reduce the related rent if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

Certain of the tenant leases may permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Terminations” section.

See “Description of the Top 15 Mortgage Loans” on Annex A-3 to this prospectus for more information on material termination options relating to the 15 largest Mortgage Loans.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation or may be underwritten based on straight line rents. For example, with respect to (i) tenants that are one of the 5 largest tenants by net rentable square footage at a Mortgaged Property securing one of the 15 largest Mortgage Loans by aggregate Cut-off Date Balance, or (ii) tenants individually or in the aggregate representing more than 25% of the net rentable square footage at any Mortgaged Property:

●

With respect to the 425 Eye Street Mortgage Loan (9.98%), the second largest tenant, GSA - Medicare Payment Advisory Commission, leasing approximately 3.8% of the net rentable square footage at the Mortgaged Property, is entitled to seven months of free rent commencing in August 2022.

●

With respect to the Central Park Plaza Mortgage Loan (2.7%), the third largest tenant at the Mortgaged Property, O’Reily Auto Parts, representing 6.2% of net rentable area, has executed a 10 year lease but has not yet taken occupancy and has not yet begun paying rent. The tenant is expected to take occupancy, and rent payment is expected to commence, on April 1, 2022. We cannot assure you the tenant will take occupancy or commence payment rent as expected or at all.

As described under “—COVID Considerations”, tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy have requested and/or received rent relief, such as rent abatement and/or deferred rent.

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, among the 5 largest tenants (based on net rentable area) at the 15 largest Mortgage Loans or in cases where 10% or more of the aggregate net rentable area at a Mortgaged Property is sublet:

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

Because of the COVID-19 pandemic, many non-essential businesses at certain of the Mortgaged Properties may have been ordered to close by government mandate or may be operating at a reduced level. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

See Annex A-3 for more information on other tenant matters relating to the 15 largest Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

With respect to the 15 largest Mortgage Loans, we note the following:

●

With respect to the Louisiana Industrial Portfolio Mortgage Loan (2.4%), the second largest tenant at the Copperhead Industrial Park Mortgaged Property (0.7%), Ram Tool & Supply Co., Inc, has the right to purchase, within 10 days of receiving notice, the leased portion of the Mortgaged Property if a bona fide third party offer for that portion of the Mortgaged Property is received.

●

With respect to the Capitol Square Mortgaged Property (2.4%), the largest tenant, Target, has the right to negotiate a purchase of the Mortgaged Property within 10 days of receiving notice if the borrower wishes to sell the Mortgaged Property to a bona fide third party. If the borrower and Target negotiate for 60 days and an agreement is not created, the landlord may sell the Mortgaged Property to any bona fide third party.

In addition, with respect to Mortgaged Properties securing Mortgage Loans not included in the 15 largest Mortgage Loans, the Press Ganey HQ Mortgaged Property (1.4%) and the Kohl’s Morton Mortgaged Property (0.8%), are each subject to a purchase option, a right of first refusal and/or a right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property in the event the related borrower decides to sell the related Mortgaged Property or its leased premises. Such rights are held by certain tenants, subtenants, sellers, franchisors, property managers, ground lessors, developers or owners’ associations at such Mortgaged Properties or other parties. The related right generally does not apply in the context of a foreclosure, deed-in-lieu or other exercise of remedies under the Mortgage Loan documents, though such rights may apply to subsequent purchasers following a foreclosure, deed-in-lieu or other exercise of remedies under the mortgage loan documents.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties may be leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 5.0% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

●

With respect to the 2250 59th Street Mortgage Loan (3.7%), the related borrower sponsor leases approximately 78.7% of the net rentable area at the Mortgaged Property to certain equity investors of the borrower.

●

With respect to the Oakmont Point Mortgage Loan (2.3%), the related borrower sponsor, Ryan Companies, leases approximately 17.2% of the net rentable area at the Mortgaged Property as office space for its real estate firm.

●	With respect to the 403 South Raymond Avenue Mortgage Loan (2.1%), Rogerson Kratos, a borrower sponsor affiliate, leases 62.1% of the net rentable area at the related Mortgaged Property.

●	With respect to the 96-18 63rd Drive Mortgage Loan (0.6%), Harris Firm, a borrower sponsor affiliate, leases 21.1% of the net rentable area at the related Mortgaged Property.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable area of the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease.”

See “Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the projected gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Eight (8) of the Mortgaged Properties (20.7%), are located in areas that are considered a high earthquake risk (seismic zone 3 or 4). These areas include all or parts of the states of California and Utah. Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19.0%.

In the case of 62 Mortgaged Properties which secure in whole or in part 21 Mortgage Loans (56.4%), the related borrowers maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager, as described below:

●

With respect to the Central Park Plaza Mortgaged Property (2.7%), the largest tenant at the Mortgaged Property, City Market, representing 40.6% of the net rentable area, provides property and liability insurance for the portion of the Mortgaged Property it occupies.

●

With respect to the Babcock and Wilcox (1.9%) and Press Ganey HQ (1.4%) Mortgaged Properties, the related borrower may rely on the insurance or self-insurance provided by the single tenant for all or a portion of the insurance coverage under the related Mortgage Loans, so long as the tenant’s lease is in effect and no default (or in certain cases, no monetary default) or specified trigger event has occurred under the lease and the tenant’s insurance meets the requirements under the related loan documents. If the tenant fails to provide acceptable insurance coverage, the borrower must obtain or provide supplemental coverage to meet the requirements under the loan documents.

●

With respect to the Kohl’s Morton Mortgage Loan (0.8%), the Mortgage Loan documents permit the borrower to rely on the insurance provided by Kohl’s (or any successor tenant pursuant to an approved substitute lease), the sole tenant at the Mortgaged Property, provided that, among other conditions, (i) the Kohl’s lease is in full force and effect, (ii) no default under the Kohl’s lease is continuing beyond any applicable notice and cure period, and (iii) (A) Kohl’s maintains traditional, third-party insurance coverage for the Mortgaged Property satisfying the requirements set forth in the Mortgage Loan documents and (B) the Kohl’s lease will remain in full force and effect following a casualty and Kohl’s will be obligated per the terms of its lease to rebuild and/or repair the Mortgaged Property at its sole expense and is not entitled to any period of rent abatement.

Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance” and see representation and warranty number 16 on Annex D-1 and representation and warranty number 18 on Annex E-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex D-3 and Annex E-2, respectively, for additional information.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Properties or limit the related borrower’s ability to make changes to such Mortgaged Properties.

Further, the Mortgaged Properties may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the borrower sponsor of the Mortgage Loan to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy is obtained for the related Mortgaged Property or contain general covenants to similar effect.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. For example:

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty numbers 24 and 25 on Annex D-1 and representation and warranty numbers 26 and 27 on Annex E-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex D-3 and Annex E-2, respectively, for additional information.

Appraised Value

The appraised values presented in this prospectus and used in the calculation of financial metrics presented in this prospectus are based on appraisals obtained on the dates specified on Annex A-1, and do not reflect any changes in economic circumstances after the respective dates of the appraisals. See

 “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

In certain cases, in addition to an “as-is” value, the appraisal states an “as portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value.

In addition, the Appraised Value may be based on certain “extraordinary assumptions”, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances, free or abated rent periods or increased tenant occupancies.

Appraised Values are further calculated based on certain other assumptions and considerations set forth in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as those that are a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See Annex D-2, Annex D-3 and Annex E-2 for additional information.

●

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the Mortgaged Property, whereas payment at maturity is primarily dependent upon the market value of the Mortgaged Property or the related borrower’s ability to refinance the Mortgage Loan. Moreover, the absence of a guarantor may increase likelihood that the related borrower will take actions triggering recourse liability under such non-recourse carveout provisions than if there was a guarantor that would become liable were such non-recourse carveout provisions triggered.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties:

●

With respect to the 2250 59th Street Mortgage Loan (3.7%), the Mortgaged Property benefits from a 15-year ICAP tax abatement administered by the New York City Department of Finance. The tax abatement is scheduled to take effect in 2022 and expire in 2036. The underwritten abated tax payment in 2022 is $42,642 compared to a tax bill assuming full assessment in the amount of $390,640.

●

With respect to the Press Ganey Mortgage Loan (1.4%), the Mortgaged Property benefits from an 8-year tax abatement that commences in the 2021 tax year, granted by the City of South Bend, Indiana. Real estate taxes pertaining to the improvements at the Mortgaged Property are abated at 100% in years one through four, 95% in year five, 90% in year six, 80% in year seven, and 70% in year eight of the abatement period. Real estate taxes were underwritten to the estimated average tax bill during the Mortgage Loan term.

●

With respect to the 96-18 63rd Drive Mortgage Loan (0.6%), the Mortgaged Property benefits from a 15-year ICAP tax abatement granted by the New York City Department of Finance. The tax abatement is scheduled to expire in 2034. The underwritten abated taxes are $22,384 compared to the unabated taxes of $41,428 for the 2021/2022 tax year.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds” and see representation and warranty number 17 on Annex D-1 and representation and warranty number 19 on Annex E-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex D-3 and Annex E-2, respectively, for additional information.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

For additional information regarding the status of the Mortgage Loans, see “—COVID Considerations”.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

●	Twenty-three (23) Mortgage Loans (58.7%) are interest-only until the maturity date or anticipated repayment date.

●

Nine (9) Mortgage Loans (30.3%) provide for payments of interest-only for the first 12 to 82 months following the origination date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Maturity Balance at the related maturity date.

Seven (7) Mortgage Loans (11.0%) are amortizing until the maturity date or Anticipated Repayment Date and then have an expected Maturity Balance at the maturity date or Anticipated Repayment Date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Default Grace Period (Days)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
6	0	39	100.0%
Total		39	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates. In the case of the AMF Portfolio Mortgage Loan (6.1%), the fixed interest rate for the first 83 months of the Mortgage Loan’s term is 3.72381004379935% per annum, which rate thereafter steps up to a fixed interest rate of 3.93100% per annum.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loans

The Press Ganey HQ Mortgage Loan (1.4%) (the “ARD Loan”) provides that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid such ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for any Anticipated Repayment Date and the Revised Rates for any ARD Loan. In addition, with respect to any ARD Loan, such loan is interest-only until its respective Anticipated Repayment Date. “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

On or after the related Anticipated Repayment Date, any ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments on the related Mortgage Loan and any related Companion Loan(s) required under the terms of the related Mortgage Loan documents, payments of debt service on any related mezzanine indebtedness (if any) and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance charge or prepayment premium) on such ARD Loan. While interest at the related Initial Rate continues to accrue and be payable on a current basis on such ARD Loan after its related Anticipated Repayment Date, the payment of Excess Interest, to the extent actually collected, will be deferred and will be required to be paid, only after the outstanding principal balance of such ARD Loan (and any related Companion Loan (if any)) has been paid in full, at which time the Excess Interest will be paid to the holders of the Class S certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of prepayment lockout, defeasance and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date or Anticipated Repayment Date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan or the allocated loan amount of the related Mortgaged Property (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●

will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●

if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the Mortgage Loans.

Voluntary Prepayments

As of the Cut-off Date, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●

Four (4) Mortgage Loans (8.0%) permit the related borrower, after a lockout period of 12 to 24 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0%, as applicable, of the prepaid amount if such repayment occurs prior to the related open prepayment period.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date or Anticipated Repayment Date, as follows:

Prepayment Open Periods(1)

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
4	19	53.4%
5	8	17.2
3	7	14.2
7	3	13.1
6	2	2.1
Total	39	100.0%

(1)	See Annex A-1 for specific criteria applicable to the Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans with tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●

the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of thirty-five (35) of the Mortgage Loans (the “Defeasance Loans”) (92.0%) permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the Mortgage Loan (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date) due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, and (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the balloon payment, or Anticipated Repayment Date, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment, a partial substitution, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans may permit the addition of real property to the Mortgage Loan collateral.

Partial Releases; Partial Defeasance

●

With respect to the AMF Portfolio Mortgage Loan (6.1%), at any time after the earlier to occur of (x) December 6, 2024 and (y) the second anniversary of the closing date of the last promissory note to be securitized, the borrower may obtain the release of one or more individual Mortgaged Properties (each an “AMF Portfolio Release Property”), provided that, among other conditions, (i) the related mezzanine loan is partially defeased, in accordance with the requirements of the related mezzanine loan agreement, (ii) the borrower delivers defeasance collateral in an amount equal to the greater of (a) 115% of the allocated loan amount for the AMF Portfolio Release Property and (b) an amount such that after giving effect to such release, (x) the debt service coverage ratio for the remaining Mortgaged Properties is no less than the greater of (1) 1.40x and (2) and the debt service coverage ratio immediately prior to such release, (y) the loan-to-value ratio for the remaining Mortgaged Properties does not exceed 70% and (z) the post-defeasance debt yield is no less than the greater of 8.35% and the debt yield immediately prior to the release of the AMF Portfolio Release Property, (iii) the borrower delivers a REMIC opinion, (iv) the borrower delivers a non-consolidation opinion with respect to the successor borrower and (v) the borrower delivers a rating agency confirmation from each applicable rating agency. The financial tests described in clause (b) above will be determined based on the then outstanding principal balances of the related AMF Portfolio Whole Loan and the AMF Portfolio mezzanine loan.

●

With respect to the Louisiana Industrial Portfolio Mortgage Loan (2.4%), on any payment date after the earlier of (i) November 22, 2024 and (ii) two years from the Closing Date, the borrower may obtain the release of the Louisiana Industrial Portfolio - Copperhead Industrial Park Mortgaged Property or the Louisiana Industrial Portfolio - Talon Industrial Park Mortgaged Property from the lien of the Mortgage Loan upon a bona fide third-party sale of such Mortgaged Property subject to the satisfaction of certain conditions, including, but not limited to: (i) both immediately before such sale and immediately thereafter, no default or event of default will be continuing; (ii) the borrower will defease an amount of principal equal to the release amount for such Mortgaged Property (subject to satisfaction of REMIC requirements), which release amount is equal to the greater of (i) 100% of the net sales proceeds with respect to such Mortgaged Property and (ii) 125% of the allocated loan amount for such Mortgaged Property; (iii) the borrower will have given lender at least twenty days’ prior written notice of such sale and (iv) after giving effect to such release and defeasance, the debt yield will be no less than the greater of (A) the debt yield immediately preceding such release and (B) 10.1%.

●

With respect to the Catawba Village and Vernon Market Portfolio Mortgage Loan (1.7%), after the second anniversary of the Closing Date, the Mortgage Loan documents permit the borrower to obtain the release of the Vernon Market Mortgaged Property (but not the Catawba Village Mortgaged Property) provided, among other conditions, (i) the borrower defeases the Mortgage Loan by an amount equal to the greater of (x) 85% of the net sales proceeds for the Vernon Market Mortgaged Property or (y) 125% of the allocated loan amount for the Vernon Market Mortgaged Property, (ii) after giving effect to such release, the debt yield (as calculated under the related Mortgage Loan documents) is no less than the greater of (x) 9.37% and (y) the debt yield immediately preceding such release, and (iii) satisfaction of customary REMIC requirements. The allocated loan amount for the Vernon Market Mortgaged Property as of the Cut-off Date is $3,729,900.

Furthermore, certain of the Mortgage Loans including, without limitation, the La Encantada Mortgage Loan (4.3%), the Louisiana Industrial Portfolio (2.4%) Mortgage Loan and the Material Control Systems Distribution Center (1.9%) Mortgage Loan permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Substitutions

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Sixteen (16) of the Mortgage Loans (82.0%), secured by office, retail, industrial or mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Thirty (30) of the Mortgage Loans (77.5%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirty (30) of the Mortgage Loans (76.0%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Twenty-nine (29) of the Mortgage Loans (72.5%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

With respect to the Extra Space Self Storage Portfolio II Mortgage Loan (4.6%), at origination the borrower deposited $3,500,000 into an upfront earnout reserve. The Mortgage Loan documents state that provided that no event of default has occurred and is continuing, the lender will disburse all or a portion of the funds held in the earnout reserve to the borrower at such time as the net cash flow (based on the 12-month period preceding the date of calculation) debt yield is equal to or greater than 7.75%. In no event will the borrower be entitled to obtain a partial disbursement for less than $1,500,000. If the Mortgaged Property has not achieved such debt yield of at least 7.75% by October 1, 2024, the lender will apply all funds on deposit in the earnout reserve to a partial prepayment or partial defeasance of the Extra Space Self Storage Portfolio II Mortgage Loan on the next Mortgage Loan payment date. Any partial prepayment of the Extra Space Self Storage Portfolio II Mortgage Loan in connection with the events described above will be subject to the payment of a yield maintenance premium, and the borrower will be required to pay to the lender such yield maintenance premium and all costs incurred by the lender with respect to such prepayment.

With respect to the Courtside Apartments Mortgage Loan (4.3%), the borrower deposited $1,500,000 into an earnout reserve at origination. The Mortgage Loan documents provide that in the absence of an event of default under the Mortgage Loan documents, the earnout reserve will be released to the borrower in one lump sum between June 1, 2022 and December 1, 2024 so long as the property has achieved a debt yield equal to or greater than 8.00% for two consecutive calendar quarters. If the borrower fails to obtain the release of the funds in the earnout reserve prior to December 1, 2024, the lender may in its sole and absolute discretion apply the remaining balance of the earnout reserve to a partial prepayment of the Courtside Apartments Mortgage Loan.

With respect to the 2250 59th Street Mortgage Loan (3.7%), the borrower deposited $3,000,000 into an earnout reserve at origination. The Mortgage Loan documents provide that in the absence of a default, event of default, and cash management period under the Mortgage Loan documents, and provided that the buildout areas have been completed and all three buildout tenants have taken occupancy of their respective spaces, are paying full contractual rent with no free rent or abatement period remaining, and the lender has received clean estoppels from each such buildout tenant, $500,000 from the earnout reserve will be released once the 2250 59th Street Mortgaged Property has achieved a debt yield calculated as the trailing 12-month NOI divided by $20,500,000, equal to or greater than 7.65%. The remaining $2,500,000 of the earnout reserve will be released once the 2250 59th Street Mortgaged Property has achieved a debt yield calculated as the trailing 12-month NOI divided by $23,000,000, equal to or greater than 7.65%. If the borrower fails to obtain the release of the funds in the earnout reserve prior to December 3, 2024, the lender will apply the remaining balance of the earnout reserve to a partial prepayment of the 2250 59th Street Mortgage Loan. The Cut-off Date LTV Ratio, LTV Ratio at Maturity, Debt Yield on Underwritten Net Operating Income, and Debt Yield on Underwritten Net Cash Flow of 59.9%, 59.9%, 8.1%, and 8.0%, respectively, are calculated based on a Cut-off Date Balance net of the earnout reserve. The Cut-off Date LTV Ratio, LTV Ratio at Maturity, Debt Yield on Underwritten Net Operating Income, and Debt Yield on Underwritten Net Cash Flow without netting the earnout reserve are 68.9%, 68.9%, 7.1%, and 7.0%, respectively.

Certain of the Mortgage Loans described above may permit the related borrower to post a letter of credit or guaranty in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the manner in which tenant rent is transferred to a lockbox account, in some cases, only upon the occurrence of a trigger event:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Hard	18	$384,653,398	61.5%
Soft	7	121,500,000	19.4
Springing	12	94,600,000	15.1
Hard (Office) / Springing (Self Storage)	1	12,850,000	2.1
None	1	11,500,000	1.8
Total	39	$ 625,103,398	100.0%

For certain Mortgage Loans, the related borrower may choose to enter into a master lease with the guarantor of the Mortgage Loan in lieu of establishing a restricted lockbox account. See “—Affiliated Leases” above.

The lockbox accounts will not be assets of the issuing entity. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” or Annex A-1 to this prospectus for a description of lockbox and cash management accounts.

Shari’ah Compliant Lending Structure

The Oakmont Point Mortgage Loan (2.3%) was structured as a Shari’ah compliant loan.

The purpose of Shari’ah compliant lending structures is to provide financing to those that follow the Islamic faith and want to comply with the Shari’ah laws propagated thereunder. Although there are many requirements under the Shari’ah laws that affect lending, the rule most affecting the standard loan structure is that Shari’ah rules prohibit transactions involving interest. This is based on the Shari’ah principle that it is unacceptable, in and of itself, for money to increase in value merely by being lent to another person. To accommodate the prohibition on interest, the structure is generally set up so that, although the Shari’ah compliant party is paying the amount that the lender would expect to receive as principal and interest payments, the payments themselves are characterized as rent. This is accomplished through the use of a non-compliant party that receives a traditional loan, and leases the property to the Shari’ah compliant party using a master lease (with the Shari’ah compliant party having an option to purchase).

Title to the related Mortgaged Property is held by the borrower, who master leases the related Mortgaged Property to a master lessee, which is indirectly owned by certain investors understood to be of the Islamic faith. The rent payable pursuant to the master lease is intended to cover the debt service payments required under the related Mortgage Loan, as well as reserve payments and any other sums due under the related mortgage loan. At origination, the lender received a fee mortgage from the borrower on its interest in the related Mortgaged Property. The lender also secured a full subordination of the master lease which permits the lender (or the related borrower, at lender’s election), after an event of default, to terminate the master lease. In addition, the related master tenant entered into an assignment of leases and rents in favor of the borrower as security for the obligations under the master lease and the borrower collaterally assigned the rights under this assignment to the lender pursuant to an assignment of assignment of leases and rents.

Delaware Statutory Trusts

With respect to the Extra Space Self Storage Portfolio II Mortgage Loan (4.6%) and the Press Ganey HQ Mortgage Loan (1.4%), the related borrower is a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Exceptions to Underwriting Guidelines

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines”, “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes—Exceptions” and “—Starwood Mortgage Capital LLC—SMC’s Underwriting Guidelines and Processes—Exceptions to SMC’s Disclosed Underwriting Guidelines”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●

any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●

the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●

although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●

certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a holder of one or more related Companion Loans, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

The mezzanine loans related to the Mortgage Loans identified in the table below are each subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the mezzanine lender(s)), and in certain cases, only after the mezzanine lender(s) receive notice of such event of default to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral, or required redemptions thereof, and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right), (b) so long as there is no event of default under the related Mortgage Loan, (taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents and upon compliance with the terms and conditions in the applicable intercreditor agreement, the related mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, a non-monetary default) occurs (and in some cases, continues for a specified period of time) or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender commences or exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations and exclusions, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums.

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(2)	Cut-off Date Total Debt Underwritten NCF DSCR(1)
AMF Portfolio	$38,000,000	$134,000,000	NAP	$13,000,000	$185,000,000	3.93100%	61.3%	65.9%	1.51x	1.51x

(1)	Calculated including the mezzanine debt and any related Companion Loan.

(2)	Calculated including any related Pari Passu Companion Loan (but without regard to any mezzanine debt).

The AMF Portfolio Mortgage Loan has a related mezzanine loan that matures three years prior to the maturity date of the AMF Portfolio Mortgage Loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include certain cure and repurchase rights of the mezzanine lender. The intercreditor required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability To Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the 425 Eye Street Mortgage Loan (9.98%), the AMF Portfolio Mortgage Loan (6.1%) and the La Encantada Mortgage Loan (4.3%) is part of a Whole Loan consisting of such Mortgage Loan and the related Pari Passu Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Loan Holder” or “Companion Loan Holders”) are generally governed by a co-lender agreement (each, a “Co-Lender Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

The following terms are used in reference to the Whole Loans:

“BBCMS 2021-C12 PSA” means the pooling and servicing agreement governing the servicing of the AMF Portfolio Whole Loan.

“Benchmark 2021-B31 PSA” means the pooling and servicing agreement governing the servicing of the La Encantada Whole Loan.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term or concept specified in the related Co-Lender Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed as the “Control Note” in the column “Control Note/Non-Control Note” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term or concept specified in the related Co-Lender Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as the “Non-Control Notes” in the column “Control Note/Non-Control Note” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced Certificate Administrator” means, with respect to any Non-Serviced Whole Loan, the certificate administrator under the related Non-Serviced PSA.

“Non-Serviced Co-Lender Agreement” means, with respect to any Non-Serviced Whole Loan, the related Co-lender Agreement.

“Non-Serviced Companion Loan” means each of the Companion Loans identified as “Non-Serviced” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Custodian” means with respect to any Non-Serviced Whole Loan, the custodian (or its equivalent) under the related Non-Serviced PSA.

“Non-Serviced Directing Holder” means, with respect to any Non-Serviced Whole Loan, the directing holder (or its equivalent) under the related Non-Serviced PSA.

“Non-Serviced Master Servicer” means, with respect to any Non-Serviced Whole Loan, the master servicer under the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means each of the Mortgage Loans identified as “Non-Serviced” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Non-Serviced” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below that is pari passu in right of payment with the related Mortgage Loan.

“Non-Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Non-Serviced” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below with one or more Non-Serviced Pari Passu Companion Loans.

“Non-Serviced PSA” means each of the pooling and servicing agreements identified under the column titled “Non-Serviced PSA/TSA” in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means, with respect to any Non-Serviced Whole Loan, the special servicer under the related Non-Serviced PSA.

“Non-Serviced Trustee” means, with respect to any Non-Serviced Whole Loan, the trustee under the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of the Non-Serviced Pari Passu Whole Loans.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans.

“Serviced Mortgage Loan” means each of the Mortgage Loans identified as “Serviced” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below that is pari passu in right of payment with the related Mortgage Loan.

“Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Serviced” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below that is pari passu in right of payment with the related Mortgage Loan.

“Serviced Pari Passu Mortgage Loan” means each Mortgage Loan related to a Serviced Pari Passu Whole Loan.

“Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Serviced” under the column titled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

 “Serviced Whole Loan” means each of the Whole Loans identified as “Serviced” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Whole Loan” means each of the Whole Loans identified as “Serviced” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Whole Loan” means each of the 425 Eye Street Whole Loan, the AMF Portfolio Whole Loan and the La Encantada Whole Loan, as the context may require and as applicable.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Whole Loan Cut-off Date LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(1)
425 Eye Street	$62,400,000	9.98%	$39,818,000	NAP	56.8%	56.8%	3.66x	3.66x
AMF Portfolio	$38,000,000	6.1%	$134,000,000	NAP	61.3%	61.3%	1.51x	1.51x
La Encantada	$27,000,000	4.3%	$75,000,000	NAP	58.7%	58.7%	2.70x	2.70x

(1)	Calculated including the related Pari Passu Companion Loan(s) (but without regard to any mezzanine debt).

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA/TSA(1)	Note Name	Control Note / Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
425 Eye Street	Serviced	NAP	A-1	Control Note	Pari Passu	$62,400,000	GSMS 2021-GSA3
			A-2	Non-Control Note	Pari Passu	$39,818,000	Goldman Sachs Bank USA
AMF Portfolio	Non-Serviced	BBCMS 2021-C12	A-1	Control Note	Pari Passu	$32,000,000	BBCMS 2021-C12
			A-2	Non-Control Note	Pari Passu	$32,000,000	BBCMS 2021-C12
			A-3	Non-Control Note	Pari Passu	$24,000,000	GSMS 2021-GSA3
			A-4	Non-Control Note	Pari Passu	$24,000,000	Bank of Montreal
			A-5-1	Non-Control Note	Pari Passu	$16,000,000	Starwood Mortgage Funding II
			A-5-2	Non-Control Note	Pari Passu	$4,000,00	GSMS 2021-GSA3
			A-6	Non-Control Note	Pari Passu	$20,000,000	BBCMS 2021-C12
			A-7	Non-Control Note	Pari Passu	$5,000,000	GSMS 2021-GSA3
			A-8	Non-Control Note	Pari Passu	$5,000,000	Bank of Montreal
			A-9	Non-Control Note	Pari Passu	$5,000,000	GSMS 2021-GSA3
			A-10	Non-Control Note	Pari Passu	$5,000,000	Bank of Montreal
La Encantada	Non-Serviced	Benchmark 2021-B31	A-1	Control Note	Pari Passu	$55,000,000	Benchmark 2021-B31
			A-2	Non-Control Note	Pari Passu	$27,000,000	GSMS 2021-GSA3
			A-3	Non-Control Note	Pari Passu	$20,000,000	Benchmark 2021-B30

(1)

The identification of a securitization trust means we have identified another securitization trust that has closed or as to which a preliminary prospectus (or preliminary offering circular) or final prospectus (or final offering circular) has printed that has or is expected to include the identified Mortgage Note(s).

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Co-Lender Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu

Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Property Protection Advances in respect of the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Property Protection Advance would be a Nonrecoverable Advance.

Co-Lender Agreement

The Co-Lender Agreement related to each Serviced Pari Passu Whole Loan provides that:

●

The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each related Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●

All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●

The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder or a rating agency, as applicable, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs, fees and expenses (such as a pro rata share of a Property Protection Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans

With respect to any Serviced Pari Passu Whole Loan, the related Control Note will be included in the issuing entity, and the Directing Holder will have certain consent rights (if no Control Termination Event is continuing) and consultation rights (during a Control Termination Event, but while no Consultation Termination Event is continuing) with respect to such Whole Loan as described under “Pooling and Servicing Agreement—The Directing Holder”.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing holder (or equivalent party) with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Co-Lender Agreement with respect to such Non-Control Note.

The master servicer or the special servicer, as the case may be, will be required to (i) provide each Non-Controlling Holder or its representative copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Holder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) use reasonable efforts to consult each Non-Controlling Holder or its representative on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions outlined in an Asset Status Report by the special servicer or any proposed action to be taken by the special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision, and consider on a non-binding basis alternative actions recommended by such Non-Controlling Holder.

Such consultation right will generally expire ten business days (or, in certain cases, with respect to an “acceptable insurance default”, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten business day (or 30-day) period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such Non-Controlling Holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to such special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, the special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder (provided that such consent will not be required if the related Non-Controlling Holder is a borrower or an affiliate thereof) unless special servicer has delivered to such holder (a) at least 15 business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents (if requested by such Non-Controlling Holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Co-Lender Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make property protection advances (or equivalent term) in respect of the related Non-Serviced Pari Passu Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a property protection advance (or equivalent term) would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make property protection advances (or equivalent term) with respect to a Non-Serviced Pari Passu Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the material servicing terms of the Non-Serviced PSAs.

Co-Lender Agreement

The Co-Lender Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●

The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each related Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●

All payments, proceeds and other recoveries on the Non-Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●

The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder or a rating agency, as applicable, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Non-Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, fees, costs and expenses incurred in connection with a Non-Serviced Pari Passu Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Pari Passu Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table titled “Whole Loan Control Notes and Non-Control Notes” above under “General”. The related Controlling Holder (or a designated representative) will be entitled to (i) direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the directing holder (or equivalent party) under the related Non-Serviced PSA, (ii) consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to each Non-Serviced Pari Passu Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing holder (or equivalent party)) with respect to such securitization (or other designated party under the related Non-Serviced PSA) will be entitled to certain consent and consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Co-Lender Agreement. With respect to each Non-Serviced Pari Passu Whole Loan, one or more related Non-Control Notes will be included in the issuing entity, and the Controlling Class Representative, if no Consultation Termination Event is continuing, or the operating advisor (consistent with the Operating Advisor Standard), following the occurrence and during the continuance of a Consultation Termination Event will be entitled to exercise the consent or consultation rights described below.

With respect to any Non-Serviced Pari Passu Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, pursuant to the related Co-Lender Agreement, will be required to (i) provide each Non-Controlling Holder or its representative copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Holder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) consult (or to use reasonable efforts to consult) each Non-Controlling Holder or its representative on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions outlined in an asset status report by such Non-Serviced Special Servicer or Non-Serviced Master Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, in respect of the applicable major decision.

Such consultation right will generally expire ten business days (or, in certain cases, with respect to an “acceptable insurance default”, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten business day (or 30-day) period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Pari Passu Whole Loan, it may take, in accordance with the servicing standard under the related Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Pari Passu Whole Loan are discussed.

If a special servicer termination event (or analogous term) under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such Non-Controlling Holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Pari Passu Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File

The related Non-Serviced Custodian is expected to be the custodian of the mortgage file with respect to each Non-Serviced Pari Passu Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to securitization trust created pursuant to the related Non-Serviced PSA, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder (or its representative under the related pooling and servicing agreement) (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least 15 business days prior written notice of any decision to attempt to sell the related Non-Serviced Pari Passu Whole Loan, (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents (if requested by such Non-Controlling Holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

Additional Information

Each of the tables presented on Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, Annex A-2 and Annex A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in November 2021 and ending on the hypothetical Determination Date in December 2021. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

Goldman Sachs Mortgage Company, Argentic Real Estate Finance LLC and Starwood Mortgage Capital LLC are sponsors and mortgage loan sellers in this securitization transaction.

For a description of certain affiliations, relationships and related transactions between the sponsors and the other transaction parties, see “Risk Factors—Risks Relating to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Goldman Sachs Mortgage Company

General

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership, is a sponsor and a mortgage loan seller. The respective Mortgage Loans that GSMC is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “GSMC Mortgage Loans”.

GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA (“GS Bank”). GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is an affiliate of the depositor, GS Bank, an originator, and Goldman Sachs & Co. LLC, an underwriter.

GS Bank is the originator (or co-originator) of all of the GSMC Mortgage Loans. See “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” for additional information.

Neither GSMC nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against GSMC for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GSMC in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

GSMC’s Commercial Mortgage Securitization Program

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor, including GS Mortgage Securities Corporation II or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., GS Bank and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2020, GSMC originated or acquired approximately 3,115 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $140.1 billion. As of December 31, 2020, GSMC had acted as a sponsor and mortgage loan seller on approximately 234 fixed and floating-rate commercial mortgage-backed securitization transactions. GSMC securitized approximately $2.165 billion, $4.636 billion, $6.586 billion, $5.098 billion, $6.284 billion, $6.972 billion, $11.730 billion, $8.548 billion, $9.960 billion and $6.823 billion of commercial mortgage loans in public and private offerings in calendar years 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019 and 2020, respectively.

Review of GSMC Mortgage Loans

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates (the “GSMC Deal Team”). The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originator during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GSMC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database";

●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions. In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Based on their respective reviews of pertinent sections of the related Mortgage Loan documents, origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the GSMC Mortgage Loans included in the next five largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated in “Description of the Top 15 Mortgage Loans” on Annex A-3. The applicable borrowers and borrowers’ counsel reviewed these GSMC Mortgage Loan summaries as well.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan. If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originator to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Goldman Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures and underwriting criteria except as described under “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

The Goldman Originator

GS Bank, an originator, is affiliated with GSMC, one of the sponsors, Goldman Sachs & Co. LLC, one of the underwriters, and the depositor. GS Bank is referred to as the “Goldman Originator” in this prospectus.

The primary business of the Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by the Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)
2020	$2.7 billion	$3.7 billion
2019	$6.0 billion	$5.3 billion
2018	$3.1 billion	$2.6 billion
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2020	$4.8 billion	$3.1 billion
2019	$6.4 billion	$4.7 billion
2018	$8.1 billion	$5.9 billion
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Goldman Originator’s Underwriting Guidelines and Processes

The Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the Goldman Originator. Therefore, this general description of the Goldman Originator’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex D-2—Exceptions to Goldman Sachs Mortgage Company Representations and Warranties”.

The underwriting process for each mortgage loan originated by the Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

The Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the Goldman Originator’s judgment of the property and/or market performance in the future.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that the Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

The Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, the Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originator.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

●

Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

●

Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.

●

Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

●

Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.

●

Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A-1.

The Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and the Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, the Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating the GSMC Mortgage Loans, the Goldman Originator generally considered the results of third party reports as described below:

●

Appraisal—The Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the Goldman Originator’s internal documented appraisal policy. The Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

●

Environmental Report—The Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the Goldman Originator. The Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.

●

Physical Condition Report—The Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. The Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.

●

Seismic—The Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, the Goldman Originator originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect the Goldman Originator as the payee. GSMC has in the past and may in the future deposit such promissory notes for which the Goldman Originator is named as payee with one or more securitization trusts, while the co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

Servicing

Interim servicing for all of GSMC’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with GSMC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines

The Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, the Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the Goldman Originator may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

The GSMC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of the GSMC Mortgage Loans can be found on Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act

GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on November 12, 2021. GSMC’s Central Index Key is 0001541502. With respect to the period from and including October 1, 2018 to and including September 30, 2021, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance	Check if Regis- tered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn		Demand Rejected
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
Asset Class: Commercial Mortgage Backed Securities
GS Mortgage Securities Trust 2012-GCJ9 (CIK 0001560456)	X	Goldman Sachs Mortgage Company	12	411,105,625	29.6	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
		Citigroup Global Markets Realty Corp.	30	313,430,906	22.6	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Archetype Mortgage Funding I LLC	14	137,272,372	9.9	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Jefferies LoanCore LLC	18	527,119,321	38.0	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Asset Class			74	1,388,928,224	100%	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00

Retained Interests in This Securitization

As of the date of this prospectus, neither GSMC nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, GSMC and/or its affiliates may acquire in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

Argentic Real Estate Finance LLC

General

Argentic Real Estate Finance LLC (“Argentic”) (formerly known as Silverpeak Real Estate Finance LLC) is a sponsor of, and a seller of certain mortgage loans (the “Argentic Mortgage Loans”) into, the securitization described in this prospectus. In addition, certain other Mortgage Loans, particularly the Capitol Square Mortgage Loan (2.4%), the Babcock & Wilcox Mortgage Loan (1.9%), the Press Ganey HQ Mortgage Loan (1.4%), the 201 & 213 W. Green Street Apartments Mortgage Loan (1.4%) and the Town and Country Mortgage Loan (0.5%), for which Argentic is the Mortgage Loan Seller, were originated by UBS AG, an unaffiliated third party, and subsequently purchased by Argentic. Argentic is a limited liability company organized under the laws of the State of Delaware. The primary offices of Argentic are located at 31 West 27th Street, 12th Floor, New York, New York 10001.

Argentic’s Securitization Program

Argentic began originating and acquiring loans in 2014 and has not been involved in the securitization of any other types of financial assets. Argentic originates and acquires from unaffiliated third party originators, commercial and multifamily mortgage loans throughout the United States. Since 2014, Argentic has securitized approximately 515 commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $7,804,199,000.

Argentic is a sponsor and an originator. In addition, Argentic Securities Holdings Cayman Limited, an exempted company incorporated in the Cayman Islands with limited liability, an affiliate of Argentic, is expected to be the purchaser of the VRR Interest, the Class X-F, Class F and Class S certificates and the HRR Certificates on the Closing Date. Argentic (or an affiliate) currently holds the Companion Loans (if any) for which the noteholder is identified as “Argentic” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. However, Argentic intends to sell such Companion Loans in connection with future securitization transactions.

In connection with this commercial mortgage securitization transaction, Argentic will transfer the Argentic Mortgage Loans to the depositor, who will then transfer the Argentic Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the Argentic Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the depositor, Argentic will work with rating agencies, the other loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to an MLPA, Argentic will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the Argentic Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, Argentic will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission.

Argentic does not act as a servicer of the commercial and multifamily mortgage loans that Argentic originates or acquires and will not act as servicer in this commercial mortgage securitization transaction. Instead, Argentic sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers.

Argentic’s Underwriting Standards and Processes

Each of the Argentic Mortgage Loans was originated or acquired by Argentic. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial and multifamily mortgage loans originated or acquired by Argentic.

Notwithstanding the discussion below, given the unique nature of commercial and multifamily mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial or multifamily mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, the underwriting of certain commercial or multifamily mortgage loan originated or acquired by Argentic may not conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular Argentic Mortgage Loans, see “—Argentic’s Underwriting Standards and Processes—Exceptions” below and “Annex E-2—Exceptions to Argentic Real Estate Finance LLC Representations and Warranties”.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial and multifamily mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, Argentic also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial and multifamily mortgage loan to be originated or acquired must be approved by a loan committee that includes senior personnel of Argentic Investment Management LLC, the investment advisor of Argentic Real Estate Finance LLC. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio. Argentic’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by Argentic and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial or multifamily mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial or multifamily mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity or for an interest-only period during a portion of the term of the mortgage loan.

A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that Argentic or an affiliate may be the lender on that subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such subordinate debt and/or mezzanine debt.

Assessment of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination or acquisition of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

●

Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial or multifamily mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. It should be noted that an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only if it is believed that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●

Engineering Assessment. In connection with the origination/acquisition process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial or multifamily mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

●

Title Insurance. The borrower is required to provide a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

●

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, Argentic typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy must contain appropriate endorsements to avoid the application of coinsurance and not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

●

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination or acquisition included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program Act of 1968, except in some cases where self-insurance was permitted.

●

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In all (or almost all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

●

Each mortgage instrument typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

●

Each mortgage instrument typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

●

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the PML or SEL is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a commercial or multifamily mortgage loan, Argentic will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, Argentic may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, Argentic may require the borrower to remediate such violation and, subject to the discussion under “—Argentic’s Underwriting Standards and Processes—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on Argentic’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial or multifamily community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial and multifamily mortgage loan. Furthermore, Argentic may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Argentic may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, Argentic may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial and multifamily mortgage loans originated or acquired by Argentic are as follows:

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Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly.

●

Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, or (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure.

●

Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.

●

Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●

Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination or acquisition in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●

Environmental Remediation—An environmental remediation reserve may be required at loan origination or acquisition in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the Argentic Mortgage Loans, see Annex A-1 to this prospectus.

Exceptions. One or more of the Argentic Mortgage Loans may vary from the specific Argentic underwriting guidelines described above when additional credit positive characteristics are present as discussed above.

The Argentic Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Review of Mortgage Loans for Which Argentic is the Sponsor

Overview. Argentic has conducted a review of the Argentic Mortgage Loans in connection with the securitization described in this prospectus. The review of the Argentic Mortgage Loans was performed by a team comprised of real estate and securitization professionals (the “Argentic Review Team”). The review procedures described below were employed with respect to all of the Argentic Mortgage Loans, except that certain review procedures may only be relevant to the large loan disclosures, if any, in this prospectus. No sampling procedures were used in the review process.

Database. Members of the Argentic Review Team maintain a database of loan-level and property-level information, and prepared an asset summary report, relating to each Argentic Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Argentic Team during the underwriting process. After origination of each Argentic Mortgage Loan, the Argentic Review Team updated the information in the database and the related asset summary report with respect to such Argentic Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Argentic Review Team.

A data tape (the “Argentic Data Tape”) containing detailed information regarding each Argentic Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Argentic Data Tape was used to provide the numerical information regarding the Argentic Mortgage Loans in this prospectus.

Data Comparison and Recalculation. Argentic engaged a third-party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Argentic, relating to information in this prospectus regarding the Argentic Mortgage Loans. These procedures included:

●	comparing the information in the Argentic Data Tape against various source documents provided by Argentic that are described under “—Review of Argentic Mortgage Loans—Database” above;

●	comparing numerical information regarding the Argentic Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Argentic Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Argentic Mortgage Loans disclosed in this prospectus.

Legal Review. Argentic engaged various law firms to conduct certain legal reviews of the Argentic Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Argentic Mortgage Loan, Argentic’s origination counsel prepared a due diligence questionnaire that sets forth salient loan terms. In addition, such origination counsel for each Argentic Mortgage Loan reviewed Argentic’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Argentic Mortgage Loans. Such assistance included, among other things, (i) a review of Argentic’s asset summary report, and its origination counsel’s due diligence questionnaire, for each Argentic Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Argentic Mortgage Loans prepared by origination counsel, and (iii) the review of select provisions in certain loan documents with respect to certain of the Argentic Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation on the underlying mortgaged properties of which Argentic was aware at the origination of any Argentic Mortgage Loan, the Argentic Review Team requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. Argentic conducted a search with respect to each borrower under the related Argentic Mortgage Loan to determine whether it filed for bankruptcy. If the Argentic Review Team became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any Argentic Mortgage Loan, the Argentic Review Team obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The Argentic Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Argentic Mortgage Loans to determine whether any Argentic Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Argentic’s Underwriting Standards and Processes” above. See “—Argentic’s Underwriting Standards and Processes—Exceptions” above.

Findings and Conclusions. Based on the foregoing review procedures, the Argentic Review Team determined that the disclosure regarding the Argentic Mortgage Loans in this prospectus is accurate in all material respects. The Argentic Review Team also determined that the Argentic Mortgage Loans were originated in accordance with Argentic’s origination procedures and underwriting criteria, except as described under “—Argentic’s Underwriting Standard and Processes—Exceptions” above. Argentic attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Compliance with Rule 15Ga-1 under the Exchange Act

Argentic most recently filed a Form ABS-15G on February 8, 2021. Argentic’s Central Index Key is 0001624053. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by Argentic, which activity occurred during the period from and including September 29, 2014 (the date of the first securitization into which Argentic sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of a representation or warranty) to and including September 30, 2021, as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Name of Issuing Entity	Check if Registered	Name of Originator	Total Assets in ABS by Originator(4)			Assets That Were Subject of Demand(4) (5)			Assets That Were Repurchased or Replaced(6)			Assets Pending Repurchase (within cure period)(7)			Demand in Dispute(8)			Demand Withdrawn(9)			Demand Rejected(4)(10)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)	(k)	(1)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
Asset Class – Commercial Mortgages

Wells Fargo Commercial Mortgage Trust 2015- C26, Commercial Mortgage Pass-Through Certificates, Series 2015-C26 CIK #: 1630513	X	Argentic Real Estate Finance LLC (formerly known as Silverpeak Real Estate Finance LLC)(1)(2)(3)	8	101,199,999.00	12.02	1	30,949,659.02	3.76	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	30,949,659.02	3.76

(1)	Argentic Real Estate Finance LLC (“Argentic”) is one of multiple originators.
(2)

“Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements. (For columns (c) through (f)).

(3)

Midland Loan Services, a Division of PNC Bank, National Association, as general special servicer for one mortgage loan (with respect to the property known as “Aloft Houston by the Galleria,” located at 5415 Westheimer Road, Houston, TX 77056) (the “Aloft Houston Loan”), in a letter dated September 11, 2020 (the “Repurchase Request”), requested that Argentic repurchase the Aloft Houston Loan on the basis that a Material Document Defect occurred. In a letter dated September 21, 2020, Argentic rejected the Repurchase Request because a Material Document Defect can be addressed by curing (as set forth in Section 5(a) of the applicable Mortgage Loan Purchase Agreement), and even if the deficiency described in the Repurchase Request were a Material Document Defect, it has already been cured, by virtue of the existence and effectiveness of an Interim Franchise Agreement that was executed on July 13, 2020.

(4)

The principal balances (shown in columns (e), (h) and (w)) are with respect to Argentic’s asset contribution only (without taking into account assets contributed by other originators). However, the percentages of principal balances (shown in columns (f), (i) and (x)) are with respect to the entire securitization pool (taking into account assets contributed by other originators) and based on (i) a principal balance of approximately $841,810,000.00 at the time of securitization (for column (f)), as shown on the issuing entity’s Form 424B5 filed on February 12, 2015; and (ii) a principal balance of $822,634,502.01 as of September 30, 2020 (for columns (i) and (x)), as shown on the issuing entity’s Form 10-D filed on November 2, 2020.

(5)	Includes only new demands received during the reporting period. (For columns (g) through (i)).
(6)

Includes assets for which a reimbursement payment is in process and where the asset has been otherwise liquidated by or on behalf of the issuing entity at the time of initiation of such reimbursement process. (For columns (j) through (1)).

(7)	Includes assets which are subject to a demand and within the cure period, but where no decision has yet been made to accept or contest the demand. (For columns (m) through (o)).
(8)	Includes assets pending repurchase or replacement outside of the cure period. (For columns (p) through (r)).
(9)

Includes assets for which a reimbursement payment is in process, and where the asset has not been repurchased or replaced. Also includes assets for which the requesting party rescinds or retracts the demand in writing. (For columns (s) through (u)).

(10)

Includes assets for which a party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting such demand and rejecting the repurchase demand(s) and the party demanding repurchase or replacement of such asset has not responded to the most recent such rejection as of the end of the reporting period covered by this Form ABS-15G. (For columns (v) through (x)).

Retained Interests in This Securitization

Argentic is an affiliate of (i) Argentic Securities Income USA LLC, the entity that is expected to be appointed as the initial Controlling Class Representative and, therefore, as the initial Directing Holder with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan and any applicable Excluded Loan) and any related Companion Loan(s), and (ii) Argentic Securities Holdings Cayman Limited, an exempted company incorporated in the Cayman Islands with limited liability, the expected holder of the VRR Interest, the Class X-F, Class F and Class S certificates and the HRR Certificates. Except as described above, neither Argentic nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, Argentic and/or its affiliates may acquire in the future, certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the VRR Interest and the HRR Certificates) at any time.

The information set forth under “—Argentic Real Estate Finance LLC” has been provided by Argentic Real Estate Finance LLC.

Starwood Mortgage Capital LLC

General

Starwood Mortgage Capital LLC is a limited liability company organized under the laws of the state of Delaware (“SMC” and, together with its subsidiaries, including SMC, “Starwood”). SMC is a sponsor and a seller of certain mortgage loans (the “SMC Mortgage Loans”) into the securitization described in this prospectus. Starwood was formed to invest in commercial real estate debt. The executive offices of Starwood are located at 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139. Starwood also maintains offices in Charlotte, North Carolina, Manhattan Beach, California and New York, New York.

SMC is a sponsor, an originator, a mortgage loan seller and is an affiliate of (a) Starwood Mortgage Funding II LLC, the initial holder of certain of the AMF Portfolio Pari Passu Companion Loans, (b) LNR Partners, LLC, the special servicer of the AMF Portfolio Whole Loan (6.1%) under the BBCMS 2021-C12 pooling and servicing agreement.

Computershare Trust Company, National Association acts as interim custodian of the loan documents with respect to one (1) of the SMC Mortgage Loans (6.1%).

Starwood’s Securitization Program

This is the 98th commercial mortgage securitization to which Starwood is contributing loans. Certain key members of the senior management team of SMC were senior officers at Donaldson, Lufkin & Jenrette, Deutsche Bank Mortgage Capital, LLC, Wachovia Bank, National Association and Banc of America Securities. These members of the senior management team have been active in the commercial mortgage securitization business since 1992, and have been directly and/or indirectly responsible for the origination and/or securitization of several billion dollars of loans. Starwood securitized approximately $14.58 billion of commercial loans in its prior securitizations.

Starwood originates commercial mortgage loans that are secured by retail shopping centers, office buildings, multifamily apartment complexes, hotels, mixed use, self storage and industrial properties located in North America. Starwood’s securitization program generally provides fixed rate mortgage loans having maturities between five (5) and ten (10) years. Additionally, Starwood may from time to time provide bridge/transitional loans, mezzanine/subordinate loans and preferred equity structures.

For a description of certain affiliations, relationships and related transactions between SMC and the other transaction parties, see “Risk Factors—Risks Relating to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of SMC Mortgage Loans

Overview. SMC has conducted a review of the SMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the SMC Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of Starwood or one or more of its affiliates (the “Starwood Review Team”). The review procedures described below were employed with respect to all of the SMC Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Starwood Review Team created a database of loan-level and property-level information relating to each SMC Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Starwood Review Team during the underwriting process. After origination of each SMC Mortgage Loan, the Starwood Review Team updated the information in the database with respect to such SMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Starwood Review Team.

A data tape (the “SMC Data Tape”) containing detailed information regarding each SMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The SMC Data Tape was used to provide the numerical information regarding the SMC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. SMC engaged a third-party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by SMC, relating to information in this prospectus regarding the SMC Mortgage Loans.

These procedures included:

●	comparing the information in the SMC Data Tape against various source documents provided by SMC that are described above under “—Database";

●	comparing numerical information regarding the SMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the SMC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the SMC Mortgage Loans disclosed in this prospectus.

Legal Review. Starwood engaged various law firms to conduct certain legal reviews of the SMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each SMC Mortgage Loan, Starwood’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Starwood’s origination and underwriting staff performed a similar review and prepared similar exception reports.

Legal counsel was also engaged in connection with this securitization to assist in the review of the SMC Mortgage Loans. Such assistance included, among other things, (i) a review of Starwood’s internal credit memorandum for each SMC Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the SMC Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Starwood Review Team of a due diligence questionnaire relating to the SMC Mortgage Loans, and (iv) the review of certain loan documents with respect to the SMC Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Starwood was aware at the origination of any SMC Mortgage Loan, Starwood requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Starwood Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the SMC Mortgage Loans to determine whether any SMC Mortgage Loan materially deviated from the underwriting guidelines set forth under “—SMC’s Underwriting Guidelines and Processes” below.

Findings and Conclusions. Based on the foregoing review procedures, Starwood determined that the disclosure regarding the SMC Mortgage Loans in this prospectus is accurate in all material respects. Starwood also determined that the SMC Mortgage Loans were originated in accordance with Starwood’s origination procedures and underwritten (or reunderwritten) in accordance with Starwood’s underwriting criteria, except as described below under “—Exceptions to SMC’s Disclosed Underwriting Guidelines” below. SMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. SMC will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. SMC, and if appropriate its legal counsel, will review the mortgage loan documents of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement.

SMC’s Underwriting Guidelines and Processes

Overview. Set forth below is a discussion of certain general underwriting guidelines with respect to mortgage loans originated by SMC for securitization (which guidelines are also applicable to mortgage loans acquired by Starwood and re-underwritten prior to contribution to a securitization).

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, the property type, current use, size, location, market conditions, reserve requirements, additional collateral, tenant quality and lease terms, borrower identity, sponsorship, performance history and/or other factors. Therefore, this general description of Starwood’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated (or acquired and reunderwritten) by SMC complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of an SMC Mortgage Loan in the mortgage pool, see the “Risk Factors” section of this prospectus, the other subsections of this “Transaction Parties—The Sponsors and Mortgage Loan Sellers” section and “Exceptions to Mortgage Loan Representations and Warranties” of Annex D-3 to this prospectus.

If a mortgage loan exhibits any one or more of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced property loan sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.

Loan Analysis. Generally, both a credit analysis and a collateral analysis are conducted with respect to each mortgage loan. The credit analysis of the borrower generally includes a review of third-party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments, zoning reports and seismic reports, if applicable, and obtained. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Loan Approval. All mortgage loans originated by Starwood require approval by a loan credit committee which includes senior executives of SMC. The committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. Generally, the debt service coverage ratio for mortgage loans originated by Starwood will be equal to or greater than 1.20x and the loan-to-value ratio for mortgage loans originated by Starwood will be equal to or less than 80%; provided, however, the underwriting guidelines provide that exceptions may be made when consideration is given to circumstances particular to the mortgage loan, the related property, loan-to-value ratio, reserves or other factors. For example, Starwood may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Starwood’s judgment of improved property and/or market performance and/or other relevant factors.

In addition, with respect to certain mortgage loans originated by Starwood, there may exist subordinate debt secured by the related property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account. Also, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. The debt service coverage ratio guideline discussed above is calculated based on values determined at the origination of the mortgage loan.

Additional Debt. Certain mortgage loans originated by Starwood may have, or permit in the future, certain additional pari passu or subordinate debt, whether secured or unsecured. It is possible that an affiliate of Starwood may be the lender on that additional debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below generally will be obtained:

●

Appraisals. Independent appraisals or an update of an independent appraisal is required in connection with the origination of each mortgage loan. Starwood requires that the appraiser comply with and abide by Title XI of the Financial Institution Reform, Recovery and Enforcement Act of 1989 (although such act is not applicable to Starwood) and the Uniform Standards of Professional Appraisal Practice.

●

Environmental Assessment. Phase I environmental assessments that conform to the American Society for Testing and Materials (ASTM) Standard E1527-05 entitled, “Standard Practices for Environmental Site Assessment: Phase I Environmental Site Assessment Process,” as may be amended from time to time, are performed on all properties. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Nevertheless, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues.

●

Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; and/or a guaranty or reserves with respect to environmental matters.

●

Property Condition Assessments. Inspections or updates of previously conducted inspections are conducted by independent licensed engineers or architects or both for all properties in connection with the origination of a mortgage loan. The inspections are conducted to inspect the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a property. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

●

Zoning and Building Code Compliance. With respect to each mortgage loan, Starwood will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

However, the underwriting guidelines provide that Starwood may, on a case-by-case basis, consider a loan secured by a property that does not conform to current zoning regulations governing density, size, set-backs or parking for the property under certain circumstances including, but not limited to, when (i) legislation or the local zoning or housing authority permits the improvements to be rebuilt to pre-damage use, size and density in the event of partial or full destruction; and (ii) documentation of such permission is submitted in the form of legislation or a variance letter or certificate of rebuildability from the zoning authority.

Escrow Requirements. Generally, Starwood requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Starwood are as follows:

●

Taxes. Typically, an initial deposit and monthly escrow deposits equal to one-twelfth (1/12) of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Starwood with sufficient funds to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional loan sponsor or high net worth individual loan sponsor, or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

●

Insurance. If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to one-twelfth (1/12) of the annual property insurance premium are required to provide Starwood with sufficient funds to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, or (ii) if the related mortgaged property is a single tenant property and the related tenant self-insures.

●

Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

●

Completion Repair/Environmental Remediation. Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Starwood generally requires that at least 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee with respect to such matter, (ii) if the estimated cost of such repair or remediation does not materially impact the property’s function, performance or value, or if the related mortgaged property is a single tenant property for which the tenant is responsible for such repair or remediation or (iii) if environmental insurance is obtained or already in place.

●

Tenant Improvement/Lease Commissions. In most cases, various tenants have lease expirations within the loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term, or (ii) where rent at the related mortgaged property is considered below market.

Furthermore, Starwood may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Starwood may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Starwood’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

For a description of certain escrows collected with respect to the SMC Mortgage Loans, please see Annex A-1.

Title Insurance Policy. The borrower is required to provide, and Starwood or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance. Starwood typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Exceptions to SMC’s Disclosed Underwriting Guidelines

One or more of the SMC Mortgage Loans may vary from the specific SMC underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the SMC Mortgage Loans, SMC may not have applied each of the specific underwriting guidelines described above on a case-by-case basis, as a result of other compensating factors.

Except as described above, none of the SMC Mortgage Loans was originated with any material exceptions to Starwood’s underwriting guidelines and procedures. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Exceptions to Underwriting Guidelines.”

Servicing

Interim servicing for all loans originated (or acquired) by Starwood prior to securitization is typically performed by Wells Fargo Bank, National Association or an affiliate thereof. Generally, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust at the closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Compliance with Rule 15Ga-1 under the Exchange Act

Starwood has no history as a securitizer prior to February 2012. SMC most recently filed a Form ABS-15G on January 22, 2021. SMC’s Central Index Key is 0001548405. Starwood has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

Neither Starwood nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. In addition, Starwood or its affiliates may acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Starwood Mortgage Capital LLC” has been provided by Starwood.

Compensation of the Sponsors

In connection with the offering and sale of the certificates contemplated by this prospectus, the sponsors (including affiliates of the sponsors) will be compensated for the sale of their respective Percentage Interest in the Mortgage Loans in an amount equal to the excess, if any, of:

(a)  the sum of any proceeds received from the sale of the certificates to investors and the sale of servicing rights to Wells Fargo Bank for the servicing of the Mortgage Loans, over

(b)  the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the certificates as described in this prospectus.

The mortgage servicing rights were sold to the master servicer for a price based on the value of the Servicing Fee to be paid to the master servicer with respect to each Mortgage Loan and, which may include, among other things, the value of the right to earn income on investments on amounts held by the master servicer with respect to the Mortgage Loans.

The Depositor

GS Mortgage Securities Corporation II, the depositor, is a Delaware corporation and was formed in 1995 for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage assets in trusts in exchange for certificates evidencing interests in the trusts and selling or otherwise distributing the certificates. The sole shareholder of the depositor is The Goldman Sachs Group, Inc. (NYSE:GS). The depositor’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. The depositor will not have any material assets. The depositor is an affiliate of GSMC, a sponsor and mortgage loan seller, GS Bank, an originator, and Goldman Sachs & Co. LLC, an underwriter.

After establishing the issuing entity, the depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s ongoing duties will include: (i) appointing a successor trustee or certificate administrator in the event of the removal of the trustee or certificate administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the certificate administrator any document that comes into the depositor’s possession that constitutes part of the mortgage file or servicing file for any mortgage loan, (iv) upon discovery of a breach of any of the representations and warranties of the master servicer, the special servicer or the operating advisor which materially and adversely affects the interests of the Certificateholders, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the certificates to the certificate administrator to the extent necessary to perform REMIC and Grantor Trust administration, (vi) indemnifying the issuing entity, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising from the depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the PSA or by reason of negligent disregard of its obligations and duties under the PSA, and (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from the mortgage loan sellers and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, the special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, GS Mortgage Securities Trust 2021-GSA3, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property (which includes, with respect to any Non-Serviced Whole Loan, the trust’s interest in any REO Property acquired with respect to such Non-Serviced Whole Loan pursuant to the applicable pooling and servicing agreement, but does not include the Serviced Companion Loan’s pro rata interest in any such REO Property), disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term high-quality investments. The issuing entity may not lend or borrow money, except that the master servicer and the trustee may make advances of delinquent monthly debt service payments to the issuing entity, and the master servicer, the special servicer and the trustee may make property protection advances to the issuing entity, but in each case only to the extent it deems such advances to be recoverable from the related mortgage loan; such advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the mortgage loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth under “Transaction Parties—The Trustee”, “—The Master Servicer”, “—The Certificate Administrator”, “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties (which includes, with respect to any Non-Serviced Whole Loan, the trust’s interest in any REO property acquired with respect to such Non-Serviced Whole Loan pursuant to the applicable pooling and servicing agreement but does not include the Serviced Companion Loan’s pro rata interest in any such REO Property) are the Distribution Accounts and other accounts maintained pursuant to the PSA and the short term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the mortgage loans and any REO Properties, including, with respect to the Non-Serviced Whole Loans, the trust’s interest in any REO Property acquired pursuant to the applicable pooling and servicing agreement and the other activities described in this prospectus, and indemnity obligations to the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor and various related persons. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the mortgage loans to the issuing entity. The depositor will be purchasing the mortgage loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

Certificate Administrator

Computershare Trust Company, N.A. (“Computershare”) will act as Certificate Administrator under the Pooling and Servicing Agreement. Computershare Trust Company is a national banking association and a wholly-owned subsidiary of Computershare Limited (“Computershare Limited”), an Australian financial services company with approximately $5.251 billion (USD) in assets as of June 30, 2021. Computershare Limited and its affiliates have been engaging in financial service activities, including stock transfer related services, since 1997, and corporate trust related services since 2000.  Computershare Trust Company provides corporate trust, custody, securities transfer, cash management, investment management and other financial and fiduciary services, and has been engaged in providing financial services, including corporate trust services, since 2000. The transaction parties may maintain commercial relationships with Computershare Trust Company and its affiliates. Computershare Trust Company maintains corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations), and its office for correspondence related to certificate transfer services is located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55415.

On March 23, 2021, Wells Fargo Bank, N.A. (“Wells Fargo Bank”) announced that it had entered into a definitive agreement with Computershare Trust Company, Computershare Delaware Trust Company (“CDTC”) and Computershare Limited (collectively, “Computershare”) to sell substantially all of its Corporate Trust Services (“CTS”) business. The sale to Computershare closed on November 1, 2021, and virtually all CTS employees of Wells Fargo Bank, along with most existing CTS systems, technology, and offices transferred to Computershare as part of the sale. On November 1, 2021, for some of the transactions in its CTS business, Wells Fargo Bank transferred its roles, and the duties, rights, and liabilities for such roles, under the relevant transaction agreements to Computershare Trust Company. For other transactions in its CTS business, Wells Fargo Bank intends to transfer such roles, duties, rights, and liabilities to Computershare Trust Company or CDTC, as applicable, in stages after November 1, 2021. For any transaction where Wells Fargo Bank’s roles did not transfer to Computershare Trust Company or CDTC on November 1, 2021, Computershare Trust Company or CDTC performs all or virtually all of Wells Fargo Bank’s obligations as its agent as of such date.

Under the terms of the Pooling and Servicing Agreement, Computershare Trust Company is responsible for securities administration, which includes pool performance calculations, distribution calculations, and the preparation of monthly distribution reports. As certificate administrator, Computershare Trust Company is responsible for the preparation and filing of all REMIC tax returns on behalf of the trust REMICs and tax returns on behalf of the Grantor Trust, and, to the extent required under the Pooling and Servicing Agreement, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K, and annual reports on Form 10-K that are required to be filed with the

Securities and Exchange Commission on behalf of the issuing entity. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the business of securities administration since June 30, 1995. As of November 1, 2021, when it acquired the CTS business from Wells Fargo Bank, Computershare Trust Company was acting as agent for the certificate administrator on approximately 1102 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of more than $622 billion (USD).

As a result of Computershare Trust Company not being a deposit-taking institution, any accounts that the Certificate Administrator is required to maintain pursuant to the Pooling and Servicing Agreement will be established and maintained with one or more institutions in a manner satisfying the requirements of the Pooling and Servicing Agreement, including any applicable eligibility criteria for account banks set forth in the Pooling and Servicing Agreement.

Computershare Trust Company is acting as the custodian of the mortgage loan files pursuant to the Pooling and Servicing Agreement. In that capacity, Computershare Trust Company is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and the Directing Holders. Computershare Trust Company maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the mortgage document custody business for more than 25 years. As of November 1, 2021, when it acquired the CTS business from Wells Fargo Bank, Computershare Trust Company was acting primarily as agent for the custodian, but in some cases as custodian, for approximately for approximately 320,000 commercial mortgage loan files.

Computershare Trust Company, through the CTS business acquired from Wells Fargo Bank, serves or may have served within the past two years as loan file custodian or the agent of the loan file custodian for various mortgage loans owned by the Sponsor or an affiliate of the Sponsor and anticipates that one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review, and safekeeping of mortgage loan files.

For two CMBS transactions, Wells Fargo Bank disclosed transaction-level noncompliance on its 2020 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB related to its CMBS bond administration function (each, a “Subject 2020 Wells Fargo CTS CMBS Annual Statement of Compliance”).  Each Subject 2020 Wells Fargo CTS CMBS Annual Statement of Compliance stated that an administrative error resulted in a payment error to certain classes for one distribution period, and that the affected distributions were revised to correct the error before the next distribution date. Each Subject 2020 Wells Fargo CTS CMBS Annual Statement of Compliance also stated that Wells Fargo Bank has incorporated additional payment control procedures in an effort to prevent further similar payment errors. The transaction-level noncompliance disclosed on each Subject 2020 Wells Fargo CTS CMBS Annual Statement of Compliance occurred prior to the sale by Wells Fargo Bank of the CTS business to Computershare.

Neither Computershare Trust Company nor any of its affiliates will retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However, each of Computershare Trust Company or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

Other than the above paragraphs, Computershare Trust Company has not participated in the preparation of, and is not responsible for, any other information contained in this Prospectus.

The foregoing information set forth under this sub-heading “—The Certificate Administrator” has been provided by Computershare.

For a description of any material affiliations, relationships and related transactions between the trustee, the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Trustee

Wilmington Trust, National Association (“WTNA”) will act as trustee (in such capacity, the “Trustee”) on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. WTNA’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of June 30, 2021, WTNA served as trustee on over 1,972 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $526 billion, of which approximately 705 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $472 billion.

The parties to this transaction may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as Trustee for this transaction.

For a description of any material affiliations, relationships and related transactions between the trustee, the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) will act as the master servicer for all of the Mortgage Loans to be deposited into the issuing entity and as the primary servicer for the Serviced Companion Loans (in such capacity, the “Master Servicer”). Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned indirect subsidiary of Wells Fargo & Company.

The principal west coast commercial mortgage master servicing offices of Wells Fargo are located at MAC A0293-080, 2001 Clayton Road, Concord, California 94520. The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at 550 South Tryon Street, MAC D1086-23A, 23rd floor, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS.  Wells Fargo reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2018	As of 12/31/2019	As of 12/31/2020	As of 9/30/2021
By Approximate Number:	30,491	30,931	30,536	29,834
By Approximate Aggregate Unpaid Principal Balance (in billions):	$569.88	$594.17	$601.82	$605.50

Within this portfolio, as of September 30, 2021, are approximately 23,203 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $481.8 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo’s servicing portfolio, as of September 30, 2021, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2018	$426,656,784,434	$509,889,962	0.12%
Calendar Year 2019	$448,683,861,638	$390,136,051	0.09%
Calendar Year 2020	$454,151,591,750	$795,573,185	0.18%
YTD Q3 2021	$457,977,174,297	$1,399,924,240	0.31%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo is rated by Fitch, S&P and DBRS Morningstar as a primary servicer, a master servicer and a special servicer of commercial mortgage loans in the US.  Wells Fargo’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	DBRS Morningstar
Primary Servicer:	CPS1	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2

The long-term issuer ratings of Wells Fargo are rated “A+” by S&P, “Aa2” by Moody’s and “AA-” by Fitch. The short-term issuer ratings of Wells Fargo are rated “A-1” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation. In light of COVID-19 and related social distancing, shelter-in-place and similar guidance and requirements, Wells Fargo Bank instituted a requirement that its personnel, including those in the commercial mortgage servicing group, but subject to certain exceptions, work remotely, beginning on March 16, 2020 or as soon as possible thereafter, and continuing until January 10, 2022, or such later date as management decides based on circumstances at that time. This remote-working capability is part of Wells Fargo Bank’s business continuity plan. Based on management’s review of its remote-working capability and resources and its daily review of actual results since instituting the remote-working requirement, Wells Fargo Bank does not expect the remote-working to adversely affect its servicing operations in any material respect.

Wells Fargo may perform any of its obligations under the Pooling and Servicing Agreement through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	audit services;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation and underwriting of loan assumption package for review by Wells Fargo;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code searches and filings;

●	insurance tracking and compliance;

●	onboarding-new loan setup;

●	lien release-filing & tracking;

●	credit investigation & background checks; and

●	defeasance calculations.

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Companion Loans. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the Mortgage Loans and the Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo (in its capacity as the Master Servicer) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, Serviced Companion Loans or otherwise.  To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The Master Servicer will enter into one or more agreements with the mortgage loan sellers (1) to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans and/or (2) to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans and Serviced Companion Loans.

Pursuant to certain interim servicing arrangements between Wells Fargo and GSMC or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by GSMC or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the GSMC Mortgage Loans.

Wells Fargo is the purchaser under a repurchase agreement with Argentic or certain of its affiliates, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by Argentic or certain of its affiliates. Pursuant to certain interim servicing agreements between Wells Fargo and Argentic or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by Argentic or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the Argentic Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and SMC or certain of its affiliates, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by SMC or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the SMC Mortgage Loans.

Neither Wells Fargo nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The master servicer will have various duties under the PSA. Certain duties and obligations of the master servicer are described under “Pooling and Servicing Agreement—General” and “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”. The master servicer’s ability to waive or modify any terms, fees, penalties or payments on the Serviced Mortgage Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

The master servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal or replacement, resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Special Servicer

Argentic Services Company, LP

Capitalized terms used in this section without definition have the meanings assigned to them in the Pooling and Servicing Agreement. Argentic Services Company LP, a Delaware limited partnership (“ASC”), will act as the special servicer (in such capacity, the “Special Servicer”) for all of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and related Serviced Companion Loans pursuant to the Pooling and Servicing Agreement. ASC maintains its principal servicing office at 500 North Central Expressway, Suite 261, Plano, Texas 75074 and its telephone number is 469-609-2000.

ASC currently has a commercial mortgage-based securities special servicer rating of “CSS3+” by Fitch and a commercial loan special servicer rating of “Average” by S&P.

ASC, formed in 2019, began operations in early 2020 and is a limited partnership ultimately controlled by, and majority-owned by, funds managed by Elliott Investment Management L.P. and its affiliates (“Elliott”). As of January 1, 2021, Elliott manages approximately $41.8 billion in assets. Certain key employees of ASC and Argentic Investment Management LLC (“AIM”) retain a minority stake in ASC ownership. In addition to being affiliates of Elliott and AIM, ASC is an affiliate of (i) Argentic Real Estate Finance LLC, a mortgage loan seller, sponsor, originator and the Retaining Sponsor, (ii) Argentic Securities Holdings Cayman Limited directing on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. As of October 31, 2021, ASC has twenty-two (22) employees responsible for special servicing of commercial mortgage loans, including its senior management team averaging 32 years of industry experience. ASC is named special servicer on 36 securitized pools (33 commercial mortgage-backed securities pools and 3 collateralized loan obligation pools) including 1,026 loans secured by 1,584 properties with an unpaid balance of approximately $23.6 billion as of October 31, 2021. As of October 31, 2021, ASC is actively managing 40 loans, secured by 53 properties (including 7 REO properties) with an approximate unpaid balance of $1.03 billion.

ASC uses a cloud hosted, web browser interface, special servicing and asset management system as its system of record (“RealINSIGHT”). RealINSIGHT is a full-function loan and real estate underwriting, asset management, data and document repository, credit surveillance and reporting system that supports the start-to-finish, life cycle management of performing and distressed asset portfolios, special servicing and risk management. RealINSIGHT with its enhanced features for managing servicing, risk and compliance processes has the following features: various communication mechanisms (alerts, messages, notifications), standard action and resolution reports/templates (including asset status reports and consent memoranda), industry standard reports (including the industry standard special servicing loan and property data files and liquidation templates), the ability to build custom reports and models including dashboards and analytics, structured guidance to build workflows and action plans, recordkeeping modules for document, vendor management, and geographic mapping.

ASC has its own watch list and surveillance reports to monitor monthly CREFC® IRP reports produced by the master servicer in comparison to ASC’s internal reports using RealINSIGHT to identify degradation of performance or other potential transfer events. Although ASC’s internal watch list criteria overlaps with CREFC®’s portfolio review guidelines in some instances, ASC’s criteria are more conservative and broader in order to not overcomplicate or restrict any watch list determinations. ASC revises and enhances its watch list criteria as necessary to ensure “early detection” of potential collateral or borrower issues.

ASC has a shared services agreement with AIM wherein AIM provides certain non-servicing support functions and non-personnel services to ASC. These areas of support include legal, finance, human resource services and information technology. As required, ASC engages vendors for third party services pertaining to, among other things, (i) the preparation of appraisals, inspections, surveys, title updates or policies, and environmental and property condition reports, and (ii) actions and decisions for legal issues, property management, listing, leasing, brokerage, tax appeal, REO insurance and operating information analysis.

ASC has detailed operating policies and procedures (including templates and exhibits) which are formally reviewed on an annual basis, and adopts interim changes as necessary to: (i) the extent required by applicable law or regulation including in accordance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act; (ii) maintain current industry best practices based on ASC’s participation in various industry associations and its external communications with clients and other constituents; and (iii) address material changes to its business or the overall business environment that it believes warrant a change to its policies and procedures. ASC has a documented disaster recovery and business continuity plan. ASC does not have a stand-alone internal audit department. ASC has engaged a qualified independent public accounting firm that is registered with the PCAOB, and co-sources internal audit functions.

ASC does not believe that its financial condition will have any adverse effect on the performance of its duties under the Pooling and Servicing Agreement and, accordingly, will not have any material impact on the performance of the Mortgage Loans or the Certificates.

ASC, in its role as a special servicer, does not establish any bank accounts except for REO bank accounts as required pursuant to the transaction documents. All such accounts will be established at financial institutions meeting the requirements of the related transaction documents. Funds in such accounts will not be commingled.

In its capacity as Special Servicer, ASC will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans, but may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or otherwise. To the extent that ASC has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

ASC expects from time-to-time to be a party to lawsuits and other legal proceedings as part of its duties as a special servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of its business. ASC does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the Pooling and Servicing Agreement. There are currently no proceedings pending and no legal proceedings known to be contemplated by governmental authorities, against ASC or of which any of its property is the subject, which are material to the certificateholders.

No securitization transaction involving commercial or multifamily mortgage loans in which ASC is acting as special servicer has experienced an event of default as a result of any action or inaction by ASC as special servicer. ASC has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by ASC with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which ASC was acting as special servicer.

ASC may enter into one or more arrangements with the applicable Directing Holder, holders of certificates of the Controlling Class or any person with the right to appoint or remove and replace the Special Servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicing compensation in consideration of, among other things, ASC’s appointment as Special Servicer under the Pooling and Servicing Agreement and any related intercreditor agreement and limitations on such person’s right to replace the Special Servicer.

The special servicer may be terminated, with respect to the Mortgage Loans and Serviced Companion Loans, without cause, by (i) the applicable Certificateholders (if a Control Termination Event has occurred and is continuing) and (ii) the Directing Holder (for so long as a Control Termination Event does not exist), as described and to the extent in “Pooling and Servicing Agreement— Replacement of Special Servicer Without Cause”.

The special servicer may resign under the PSA as described under “Pooling and Servicing Agreement—Resignation of the Master Servicer and Special Servicer”.

Certain duties and obligations of Argentic Services Company LP as the special servicer and the provisions of the PSA are described under “Pooling and Servicing Agreement”, “—Enforcement of “Due-On-Sale” and “Due-On-Encumbrance” Provisions” and “—Inspections”. Argentic Services Company LP’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” below.

The special servicer and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by the special servicer as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

Argentic Services Company LP, in its capacity as special servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Affiliated Special Servicer

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of Starwood Property Trust, Inc. (“STWD”), a Maryland corporation, is the current special servicer under the BBCMS 2021-C12 PSA which governs the servicing of the AMF Portfolio Whole Loan. The principal executive offices of LNR Partners are located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305) 695-5600. LNR Partners is an affiliate of (i) Starwood Mortgage Capital LLC (“SMC”), a sponsor, an originator and a mortgage loan seller and Starwood Mortgage Funding II LLC (“SMF”) the current holder of certain of the AMF Portfolio Pari Passu Companion Loans.

STWD through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

●	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,

●	investing in high-yielding real estate-related debt and equity, and

●	investing in, and managing as special servicer, unrated, below investment grade rated and investment grade rated commercial mortgage backed securities.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer as more particularly described in the pooling and servicing agreement, including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 23 years. The number of commercial mortgage backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 170 as of September 30, 2021. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

●	84 domestic commercial mortgage backed securitization pools as of December 31, 2001, with a then current face value in excess of $53 billion;

●	101 domestic commercial mortgage backed securitization pools as of December 31, 2002, with a then current face value in excess of $67 billion;

●	113 domestic commercial mortgage backed securitization pools as of December 31, 2003, with a then current face value in excess of $79 billion;

●	134 domestic commercial mortgage backed securitization pools as of December 31, 2004, with a then current face value in excess of $111 billion;

●	142 domestic commercial mortgage backed securitization pools as of December 31, 2005, with a then current face value in excess of $148 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2006, with a then current face value in excess of $201 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2007 with a then current face value in excess of $228 billion;

●	138 domestic commercial mortgage backed securitization pools as of December 31, 2008 with a then current face value in excess of $210 billion;

●	136 domestic commercial mortgage backed securitization pools as of December 31, 2009 with a then current face value in excess of $191 billion;

●	144 domestic commercial mortgage backed securitization pools as of December 31, 2010 with a then current face value in excess of $201 billion;

●	140 domestic commercial mortgage backed securitization pools as of December 31, 2011 with a then current face value in excess of $176 billion;

●	131 domestic commercial mortgage backed securitization pools as of December 31, 2012 with a then current face value in excess of $136 billion;

●	141 domestic commercial mortgage backed securitization pools as of December 31, 2013 with a then current face value in excess of $133 billion;

●	152 domestic commercial mortgage backed securitization pools as of December 31, 2014 with a then current face value in excess of $135 billion;

●	159 domestic commercial mortgage backed securitization pools as of December 31, 2015 with a then current face value in excess of $111 billion;

●	153 domestic commercial mortgage backed securitization pools as of December 31, 2016 with a then current face value in excess of $87 billion;

●	160 domestic commercial mortgage backed securitization pools as of December 31, 2017 with a then current face value in excess of $68.9 billion;

●	175 domestic commercial mortgage backed securitization pools as of December 31, 2018 with a then current face value in excess of $78.6 billion; and

●	185 domestic commercial mortgage backed securitization pools as of December 31, 2019 with a then current face value in excess of $93.9 billion.

●	162 domestic commercial mortgage backed securitization pools as of December 31, 2020 with a then current face value in excess of $82.2 billion.

●	170 domestic commercial mortgage backed securitization pools as of September 30, 2021 with a then current face value in excess of $94.0 billion.

As of September 30, 2021, LNR Partners has resolved approximately $84.2 billion of U.S. commercial and multifamily loans over the past 23 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, approximately $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, approximately $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, approximately $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, approximately $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, approximately $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, approximately $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, approximately $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, approximately $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, approximately $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, approximately $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, approximately $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, approximately $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, approximately $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015, approximately $3.9 billion of U.S. commercial and multifamily mortgage loans during 2016, approximately $4.5 billion of U.S. commercial and multifamily mortgage loans during 2017, approximately $3.8 billion of U.S. commercial and multifamily mortgage loans during 2018, approximately $2.6 billion of U.S. commercial and multifamily mortgage loans during 2019, approximately $2.9 billion of U.S. commercial and multifamily mortgage loans during 2020, and approximately $4.4 billion of U.S. commercial and multifamily mortgage loans through September 30, 2021.

STWD or one of its affiliates generally seeks CMBS investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, Massachusetts, California, New York and North Carolina. As of September 30, 2021, LNR Partners and its affiliates specially service a portfolio, which included approximately 5,976 assets across the United States with a then current face value of approximately $94.0 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the mortgage loans backing the Certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

LNR Partners has the highest ratings afforded to special servicers by S&P and is rated “CSS1” by Fitch.

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing function it will perform under the pooling and servicing agreement for assets of the same type included in this securitization transaction. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to this securitization transaction. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties under the pooling and servicing agreement and, accordingly, will not have any material impact on the Mortgage Pool performance or the performance of the certificates. Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to commercial mortgage backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the particular types of assets included in the subject securitization, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated, by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

LNR Partners is not an affiliate of the depositor, the underwriters, the issuing entity, the master servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, any sponsor (other than SMC), any originator (other than SMC), any mortgage loan seller (other than SMC) or any significant obligor. LNR Partners is affiliated with SMF the current holder of certain of the AMF Portfolio Pari Passu Companion Loans.

Except as set forth in this prospectus and LNR Partners acting as special servicer under the BBCMS 2021-C12 PSA, there are no specific relationships that are material involving or relating to this securitization transaction or the securitized mortgage loans between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this securitization transaction – between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the certificates.

In the commercial mortgage-backed securitizations in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

Neither LNR Partners nor any of its affiliates are anticipated to retain any certificates issued by the Trust or any other economic interest in this securitization (although for the avoidance of doubt, LNR Partners will be entitled special servicing fees and certain other fees and compensation as provided in the BBCMS 2021-C12 PSA). However, LNR Partners or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

The information set forth under this sub-heading “—The Affiliated Special Servicer” regarding LNR Partners, LLC has been provided by LNR Partners, LLC.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company (“Pentalpha Surveillance”), will act as the operating advisor under the PSA. The operating advisor will have certain review and consultation duties with respect to activities of the special servicer, including the right to recommend the replacement of the special servicer at any time. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer generally will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located at Two Greenwich Office Park, Greenwich, Connecticut 06831. Pentalpha Surveillance is a privately held firm founded in 2005 that is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations.

Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors and agencies of the U.S. Government. Pentalpha Surveillance’s platform utilizes compliance checking software and has a team of industry specialists focused on loan origination and servicing oversight, with engagements in surveillance, valuation, collections optimization, representation and warranty failures, derivative contract errors, litigation support, and expert testimony as well as other consulting assignments.

As of September 30, 2021, Pentalpha Surveillance was acting as operating advisor or trust advisor for approximately 242 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $229 billion. As of September 30, 2021, Pentalpha Surveillance was acting as asset representations reviewer for 98 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $93 billion.

Pentalpha Surveillance has not been operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor as the sole or a material factor in such rating action.

Pentalpha Surveillance is not an affiliate of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the trustee, the certificate administrator, the master servicer, the special servicer, the Directing Holder, any “originators” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the Trust.

There are currently no legal proceedings pending against Pentalpha Surveillance, or to which any of its property is the subject, that are material to the holders of the certificates, nor does Pentalpha Surveillance have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information set forth under this subheading “—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance.

For a description of any material affiliations, relationships and related transactions between the operating advisor, asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and asset representations reviewer will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or the asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”.

Credit Risk Retention

General

This transaction is required to comply with the Credit Risk Retention Rules. Argentic has been designated by the sponsors to act as the “retaining sponsor” (as such term is defined in the Credit Risk Retention Rules) (in such capacity, the “Retaining Sponsor”) and intends to satisfy the credit risk retention requirements of the Credit Risk Retention Rules as follows:

●

Argentic Securities Holdings Cayman Limited or its affiliate (the “Retaining Party”) is expected to purchase an “eligible vertical interest” (as defined in the Credit Risk Retention Rules, the “VRR Interest”) with an expected initial Certificate Balance or Notional Amount of approximately 3.3423% of the Certificate Balance or Notional Amount, as applicable, of each class of certificates set forth below and a 3.3423% interest in the Class S certificates:

Class	Approx. Initial Certificate Balance/Notional Amount or Percentage Interest to be Retained(1)
Class A-1	$287,000
Class A-2	$560,000
Class A-3	$2,086,000
Class A-4	$3,977,000
Class A-5	$6,957,000
Class A-AB	$761,000
Class X-A	$15,778,000
Class X-B	$2,221,000
Class A-S	$1,150,000
Class B	$1,176,000
Class C	$1,045,000
Class X-D	$1,176,000
Class X-F	$575,000
Class D	$653,000
Class E	$523,000
Class F	$575,000
Class G-RR	$236,000
Class H-RR	$914,397
Class S	3.3423%

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

●

The Retaining Party or its affiliate is also expected to purchase the Class G-RR and Class H-RR certificates (excluding the portion comprising the VRR Interest) (collectively, the “HRR Certificates”), with an aggregate initial Certificate Balance of $33,231,000, representing approximately 1.6890% of the aggregate fair value of the certificates (other than the Class R certificates). The HRR Certificates will constitute an “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules).

The percentage of all classes of Regular Certificates represented by the VRR Interest (which is approximately 3.3423%) and the percentage of the aggregate fair value of all classes of Regular Certificates represented by the HRR Certificates (which is approximately 1.6890%) will equal at least 5%, in the aggregate, as of the Closing Date.

“Credit Risk Retention Rules” means Regulation RR, 12 C.F.R. Part 244.

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

Qualifying CRE Loans

The sponsors have determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §244.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Risk Retention Percentage”) for this transaction is 5.0%. The Required Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

HRR Certificates

General

The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $32,534,870 representing 5% of the aggregate fair value, as of the Closing Date, of all of the certificates (other than the Class R certificates).

As of the date of this prospectus, there are no material differences between (a) the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Credit Risk Retention” prior to the pricing of the certificates and (b) the valuation methodology or the key inputs and assumptions that were used in calculating the fair value set forth above under this “Credit Risk Retention” section.

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the HRR Certificates that will be retained by the Retaining Party based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “—Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such notice from the Retaining Sponsor of such disclosures are expected to be posted on the certificate administrator’s website on the “U.S. Risk Retention Special Notices” tab.

While the Retaining Sponsor will initially partially satisfy its risk retention requirements through the purchase by the Retaining Party of the HRR Certificates, the Retaining Sponsor is permitted under the Credit Risk Retention Rules under certain circumstances to transfer the HRR Certificates to a “third party purchaser” (as defined in the Credit Risk Retention Rules) (for so long as it holds such HRR Certificates, a “Subsequent Third-Party Purchaser”) at any time after December 23, 2026. Any such transfer will be subject to the satisfaction of all applicable provisions under the Credit Risk Retention Rules. See “—Hedging, Transfer and Financing Restrictions” below.

The Retaining Party

It is anticipated that on the Closing Date, Argentic Securities Holdings Cayman Limited, an exempted company incorporated in the Cayman Islands with limited liability (“ASH”), a majority-owned affiliate of the Retaining Sponsor, a Delaware limited liability company, will purchase for cash the VRR Interest and the remaining Class G-RR and Class H-RR certificates.

ASH was formed primarily to invest in junior tranches of commercial mortgage backed securities (“CMBS B-piece Securities”). As of September 30, 2021, ASH and its subsidiaries have made over fifteen purchases of CMBS B-piece Securities.

ASH is managed by Argentic Investment Management LLC (“Argentic Investment Management”). Argentic Investment Management is an experienced commercial real estate debt investor. Certain senior members of Argentic Investment Management’s real estate credit team have over 20 years of CMBS experience as of September 30, 2021. Investment vehicles managed by Argentic Investment Management have made investments in fixed and floating rate whole loans, subordinate debt, preferred equity and commercial mortgage-backed securities.

ASH and Argentic Investment Management are affiliates of the Retaining Sponsor, which is a sponsor, a mortgage loan seller and an originator.

Material Terms

For a description of the material terms of the classes of certificates that comprise the HRR Certificates, see “Description of the Certificates” and “Pooling and Servicing Agreement”. You are strongly urged to review this prospectus in its entirety.

Hedging, Transfer and Financing Restrictions

The Retaining Party will agree to certain hedging, transfer and financing restrictions that are applicable to a “retaining sponsor” (as defined in the Credit Risk Retention Rules).

These restrictions will include an agreement by the Retaining Party not to transfer (i) the VRR Interest except to an MOA of the Retaining Sponsor and (ii) the HRR Certificates, except to an MOA (in accordance with the Credit Risk Retention Rules) or, on and after the date that is 5 years following the Closing Date or such earlier or later date that such transfer is first permitted under the Credit Risk Retention Rules then in effect, to a subsequent third-party purchaser.

In addition, the Retaining Party and its affiliates will not be permitted to enter into any hedging, financing, pledging, hypothecation or any other similar transaction or activity with respect to the HRR Certificates or the VRR Interest unless such transaction complies with the Credit Risk Retention Rules (as then in effect).

Unless stated otherwise, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the earliest of (i) the date that is the latest of (a) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the total unpaid principal balance of the Mortgage Loans as of the Cut-off Date; (b) the date on which the total outstanding Certificate Balance of the certificates has been reduced to 33% of the total outstanding Certificate Balance of the certificates as of the Closing Date; or (c) two years after the Closing Date, (ii) the date on which all of the Mortgage Loans have been defeased in accordance with the risk retention requirements set forth in §244.7(b)(8)(i) of the Credit Risk Retention Rules, or (iii) the date on which the Credit Risk Retention Rules applicable to the Retaining Party are withdrawn or repealed in their entirety (collectively, the “HRR Transfer Restriction End Date”).

In the event that any restriction or limitation under the Credit Risk Retention Rules applicable to the Retaining Party (including those restrictions and limitations described in this prospectus) is withdrawn, repealed or modified to be less restrictive, the parties to the underlying risk retention agreement have agreed to modify any corresponding terms of such agreement to reflect any such withdrawal, repeal or modification.

Operating Advisor

The operating advisor for this securitization transaction will be Pentalpha Surveillance LLC, a Delaware limited liability company. The operating advisor will be required to be an Eligible Operating Advisor. For information regarding the operating advisor and a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. For a description of the material terms of the PSA with respect to the operating advisor and the operating advisor’s compensation, see “Pooling and Servicing Agreement—The Operating Advisor” and “—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”. For a description of any material conflicts of interest or material potential conflicts of interest between the Operating Advisor and another party to this securitization transaction, see “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

Representations and Warranties

Each of GSMC, SMC and Argentic will make the representations and warranties identified on Annex D-1 and Annex E-1, respectively, to this prospectus with respect to the Mortgage Loans, subject to certain exceptions to such representations and warranties set forth on Annex D-2, Annex D-3 and Annex E-2, respectively, to this prospectus.

At the time of its decision to include the GSMC Mortgage Loans in this transaction, GSMC determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GSMC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GSMC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, we cannot assure you that the compensating factors or other circumstances upon which GSMC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GSMC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the Argentic Mortgage Loans in this transaction, Argentic determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by Argentic that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by Argentic that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, we cannot assure you that the compensating factors or other circumstances upon which Argentic based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Argentic Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the SMC Mortgage Loans in this transaction, SMC determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-3 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by SMC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by SMC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, we cannot assure you that the compensating factors or other circumstances upon which SMC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable SMC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The Commercial Mortgage Pass-Through Certificates, Series 2021-GSA3 will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will consist of the following classes to be designated as set forth in the table below:

One or more of such classes will also be collectively referred to as follows:

Designation	Classes
“Offered Certificates”	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class A-S, Class B and Class C certificates
“Senior Certificates”	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D and Class X-F certificates
“Subordinate Certificates”	The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR certificates
“Principal Balance Certificates”	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR certificates
“Class X Certificates”	The Class X-A, Class X-B, Class X-D and Class X-F certificates
“HRR Certificates”	The Class G-RR and Class H-RR certificates (excluding the portion of each such class comprising the VRR Interest)
“Regular Certificates”	The Senior Certificates and the Subordinate Certificates
“Residual Certificates”	The Class R certificates

The certificates will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor; and (6) the “regular interests” in the Lower-Tier REMIC.

As further described in this prospectus, the primary source for payments of principal and interest on the certificates will be amounts received by the issuing entity in respect of the Mortgage Loans.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Class A-1	$8,558,000
Class A-2	$16,730,000
Class A-3	$62,400,000
Class A-4	$118,977,000
Class A-5	$208,150,000
Class A-AB(1)	$22,757,000
Class X-A(2)	$471,953,000
Class X-B(2)	$66,417,000
Class A-S	$34,381,000
Class B	$35,162,000
Class C	$31,255,000
Class X-D(2)	$35,162,000
Class X-F(2)	$17,190,000
Class D	$19,534,000
Class E	$15,628,000
Class F	$17,190,000
Class G-RR	$7,033,000
Class H-RR	$27,348,397

(1)	The Class A-AB Certificates have a certain priority with respect to reducing the Certificate Balance of those Certificates to their scheduled principal balance, as described in this prospectus.
(2)	Notional Amount.

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of certificates on that Distribution Date and increased by the amount of any subsequent recovery of Nonrecoverable Advances that was added to the Certificate Balance of such class for such Distribution Date. In the event that Realized Losses previously allocated to a class of certificates, in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amounts of the Class X Certificates will be equal to the aggregate certificate balances of the related class(es) of certificates (the “Related Class X Class”) indicated below:

Interest-Only Class of Certificates	Class Notional Amount	Related Class X Class(es)
Class X-A	$471,953,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates
Class X-B	$66,417,000	Class B and Class C certificates
Class X-D	$35,162,000	Class D and Class E certificates
Class X-F	$17,190,000	Class F certificates

The Class S certificates will not have a Certificate Balance, Notional Amount nor will they entitle their holders to distributions of principal or interest, but the Class S certificates will represent the right to receive any Excess Interest received on an ARD Loan, as described under “—Distributions—Excess Interest”.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in January 2022.

All distributions to Certificateholders (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions to Certificateholders are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class S or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account and the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”)  will, in general, equal the sum of the following amounts (without duplication):

(a)  the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all Periodic Payments that are due on a Due Date after the end of the related Collection Period, excluding Excess Interest and interest relating to periods prior to, but due after, the Cut-off Date;

●

all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●

with respect to each Mortgage Loan that is an Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the Withheld Amounts related to the Mortgage Loans to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to holders of the Class S certificates as described under “—Excess Interest”);

●	all yield maintenance charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●

any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)  if and to the extent not already included in clause (a), the aggregate amount transferred from the applicable REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)  the aggregate amount of (i) any Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and (ii) P&I Advances on the Mortgage Loans made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)  with respect to each Mortgage Loan that is an Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the Withheld Amounts related to the Mortgage Loans as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)  solely with respect to the Distribution Date occurring in January 2022, the Closing Date Deposit Amount.

The “Collection Period” for each Distribution Date and any Mortgage Loan or Whole Loan will be the period commencing on the day immediately following the Due Date for such Mortgage Loan or Whole Loan in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan or Whole Loan had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan or Whole Loan occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans or Whole Loans relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan or Whole Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

“Periodic Payment” means, with respect to any Mortgage Loan or the related Companion Loan, the scheduled monthly payment of principal and/or interest (other than any Excess Interest) on such Mortgage Loan or Companion Loan, including any balloon payment, which is payable by a borrower from time to time under the related Mortgage Note and applicable law, without regard to any acceleration of principal of such Mortgage Loan or Companion Loan by reason of a default and without regard to any Excess Interest.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D and Class X-F certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i) prior to the Cross-Over Date,

(a)          to the Class A-AB certificates, in an amount equal of the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-AB certificates is reduced to the scheduled principal balance set forth on Annex F to this prospectus with respect to the Class A-AB certificates (the “Class A-AB Scheduled Principal Balance”) for such Distribution Date;

(b)          to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after the distributions specified in clause (a) above) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates is reduced to zero;

(c)          to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after the distributions specified in clauses (a) and (b) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero;

(d)          to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after the distributions specified in clauses (a), (b) and (c) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero;

(e)          to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after the distributions specified in clauses (a), (b), (c) and (d) above) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero;

(f)          to the Class A-5 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after the distributions specified in clauses (a), (b), (c), (d) and (e) above) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates is reduced to zero; and

(g)          to the Class A-AB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after the distributions specified in clauses (a), (b), (c), (d), (e) and

(f) above) for such Distribution Date, until the Certificate Balance of the Class A-AB certificates, without regard to the Class A-AB Scheduled Principal Balance, is reduced to zero.

(ii)     on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, pro rata (based upon their respective Certificate Balance), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, first (i) up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Sixth, to the Class A-S certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Ninth, to the Class B certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S and Class B certificates have been reduced to zero, to the Class C Certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Twelfth, to the Class C certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amounts of those classes;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B and Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Fifteenth, to the Class D certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C and Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Eighteenth, to the Class E certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to, the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Twenty-first, to the Class F certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to, the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E and Class F certificates have been reduced to zero, to the Class G-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such

Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-fifth, to the Class H-RR certificates, in respect of interest, up to an amount equal to, the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G-RR certificates have been reduced to zero, to the Class H-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Twenty-seventh, to the Class H-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed; and

Twenty-eighth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of all the Subordinate Certificates are (or are expected to be) reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Certificates (other than the Class S and Class R certificates) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates is a per annum rate equal to 1.3666%.

The Pass-Through Rate on the Class A-2 certificates is a per annum rate equal to 2.5121%.

The Pass-Through Rate on the Class A-3 certificates is a per annum rate equal to 2.6366%.

The Pass-Through Rate on the Class A-4 certificates is a per annum rate equal to 2.3689%.

The Pass-Through Rate on the Class A-5 certificates is a per annum rate equal to 2.6183%.

The Pass-Through Rate on the Class A-AB certificates is a per annum rate equal to 2.5105%.

The Pass-Through Rate on the Class A-S certificates is a per annum rate equal to 2.8712%.

The Pass-Through Rate on the Class B certificates is a per annum rate equal to 2.8276%.

The Pass-Through Rate on the Class C certificates is a per annum rate equal to the lesser of 3.2743% and the WAC Rate for the related Distribution Date.

The Pass-Through Rate on the Class D certificates is a per annum rate equal to 2.2500%.

The Pass-Through Rate on the Class E certificates is a per annum rate equal to 2.2500%.

The Pass-Through Rate on the Class F certificates is a per annum rate equal to 2.2500%.

The Pass-Through Rate on the Class G-RR certificates is a per annum rate equal to the WAC Rate for the related Distribution Date.

The Pass-Through Rate on the Class H-RR certificates is a per annum rate equal to the WAC Rate for the related Distribution Date.

The Class S certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than any Excess Interest, if any, with respect to any ARD Loan.

The Pass-Through Rate for each class of Class X Certificates for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Related Class X Class (or the Pass-Through Rate on the Related Class X Class, if only one) for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) and REO Loan (other than the portion of the REO Loan related to any Companion Loan) as of their respective Due Dates in the month preceding the month in which such Distribution Date occurs, weighted on the basis of their respective Stated Principal Balances immediately following the Distribution Date (or, if applicable, the Closing Date) in such preceding month.

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of an ARD Loan after its respective Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower or otherwise. Notwithstanding the foregoing, for Mortgage Loans that accrue interest on an Actual/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date) in any year, will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable; provided, further, that with respect to any Mortgage Loan for which the Closing Date Deposit Amount was made, the Closing Date Deposit Amount will be included in determining the Mortgage Rate relating to the initial Distribution Date. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan), REO Loan, Companion Loan or Whole Loan, is the annual rate at which interest accrues on such Mortgage Loan, REO Loan, Companion Loan or Whole Loan during such period (in the absence of a default), as stated in the related Mortgage Note, promissory note or componentization notice evidencing such Mortgage Loan (including any Non-Serviced Mortgage Loan), REO Loan, Companion Loan or Whole Loan without giving effect to any default rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

“Excess Prepayment Interest Shortfall” means, for any Distribution Date, the Excess Prepayment Interest Shortfall for such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates is equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) in the case of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the Class X Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)  the Principal Shortfall for that Distribution Date,

(b)  the Scheduled Principal Distribution Amount for that Distribution Date, and

(c)  the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A) Nonrecoverable Advances (including any property protection advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B) Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans on or prior to the related Determination Date; and (b) the principal portions of all Liquidation Proceeds, Insurance and Condemnation Proceeds and, if applicable, income, rents, and profits from REO Property or otherwise, received with respect to such Mortgage Loan and any REO Loan on or prior to the related Determination Date, but in each case only to the extent that such principal portion represents a recovery of principal for which no advance was previously made pursuant to “Pooling and Servicing Agreement—Advances” in respect of a preceding Distribution Date; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any Special Servicing Fees, Liquidation Fees, accrued interest on Advances and other additional expenses of the issuing entity incurred in connection with the related Mortgage Loan.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by the amount of principal payments received on such Mortgage Loan or advanced for such Distribution Date. With respect to any other Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to any Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or the special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Property Protection Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute to the holders of the Class S certificates, any Excess Interest received with respect to an ARD Loan on or prior to the related Determination Date. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Co-Lender Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of any related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through and including the end of the applicable Mortgage Loan interest accrual period in which such collections are received by or on behalf of the issuing entity, over (ii) the sum of (a) (x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the master servicer that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by such REMIC provisions.

“Accrued AB Loan Interest” means, with respect to any AB Modified Loan and any date of determination, accrued and unpaid interest that remains unpaid with respect to the junior note(s) of such AB Modified Loan.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of any related Companion Loan(s), as applicable, pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through and including the end of the applicable Mortgage Loan interest accrual period in which such collections are received by or on behalf of the issuing entity, over (ii) the sum of (a) (x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below or clause Fifth of the prior waterfall under this “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” above on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the master servicer that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior waterfall under this “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” above on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, prepayment premiums and yield maintenance charges collected as of the related Determination Date are required to be distributed to the holders of the classes of certificates as described below.

On each Distribution Date, any yield maintenance charge collected on the Mortgage Loans during the one-month period ending on the related Determination Date is required to be distributed as follows: (a) pro rata, between (i) the group (the “YM Group A”) of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A and Class A-S certificates, (ii) the group (the “YM Group B”) of the Class X-B, Class B and Class C certificates, (iii) the group (the “YM Group C”) of the Class X-D, Class D and Class E certificates, and (iv) the group (together with the YM Group A, the YM Group B and the YM Group C, the “YM Groups”) of the Class X-F and Class F certificates based upon the aggregate amount of principal distributed to the classes of Principal Balance Certificates in each YM Group on such Distribution Date; and (b) as among the respective classes of Principal Balance Certificates in each YM Group in the following manner: (i) each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date the portion of such yield maintenance charge in an amount equal to the product of (x) a fraction whose numerator is the amount of principal distributed to such class of Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in such YM Group on such Distribution Date, (y) the Base Interest Fraction for the related principal prepayment and such class of certificates, and (z) the aggregate amount of such yield maintenance charge allocated to such YM Group and (ii) the portion of such yield maintenance charge allocated to such YM Group remaining after such distributions to the applicable classes of Principal Balance Certificates, will be distributed to the class of Class X Certificates in such YM Group. If there is more than one class of Principal Balance Certificates in either YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such classes, the aggregate amount of such yield maintenance charges will be allocated among all such classes of Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the first sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E and Class F certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the discount rate used in accordance with the related loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which the (i) Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to the lesser of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero; provided that if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge and a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

No prepayment premiums or yield maintenance charges will be distributed to holders of the Class S or Class R certificates. Instead, after the Notional Amounts of the Class X-A, Class X-B, Class X-D and Class X-F certificates, and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E and Class F certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to Mortgage Loans allocated to the Certificateholders will be distributed pro rata to holders of the Class G-RR and Class H-RR certificates (based on their respective Certificate Balances).

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	November 2026
Class A-2	November 2026
Class A-3	January 2029
Class A-4	November 2031
Class A-5	December 2031
Class A-AB	July 2031
Class X-A	December 2031
Class X-B	December 2031
Class A-S	December 2031
Class B	December 2031
Class C	December 2031

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPY prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in December 2054. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Serviced Mortgage Loans and any related Serviced Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan and is required to be made to the holder of such Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)     the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Serviced Mortgage Loans and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or if the special servicer allowed a prepayment on such Mortgage Loan or Serviced Pari Passu Companion Loan on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)    the aggregate of (A) a portion of the master servicer’s Servicing Fees to be paid under the PSA for the related Distribution Date calculated at a rate of 0.00125% per annum on each Serviced Mortgage Loan (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan), (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Serviced Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Whole Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Serviced Mortgage Loan (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Whole Loan), as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Serviced Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or, so long as no Control Termination Event has occurred and is continuing, and only with respect to the Mortgage Loans other than any applicable Excluded Loan, the Directing Holder or (z) in connection with the payment of any insurance proceeds or condemnation awards, unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related loan documents and such failure causes the shortfall), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan, pro rata, in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the applicable master servicer under the related other pooling and servicing agreement.

The aggregate of any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will be allocated on such Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for such Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for such Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G-RR and Class H-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G-RR and Class H-RR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of Principal Balance Certificates that are subordinate to more senior classes, as described below.

Other than the subordination of certain classes of certificates, as described above, no other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal allocable to the certificates on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates that are still outstanding, pro rata, without regard to the Class A-AB Scheduled Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates, the Class G-RR certificates and the Class H-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the Realized Loss for such Distribution Date.

The “Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) as of the end of the last day of the related Collection Period, is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on the Distribution Date.

The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class H-RR certificates;

second, to the Class G-RR certificates;

third, to the Class F certificates;

fourth, to the Class E certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X-A, Class X-B, Class X-D and Class X-F certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class S or Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if any Related Class X Class is reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee”, “The Certificate Administrator” or “—The Operating Advisor and Asset Representations Reviewer”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as applicable, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions”.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement based in part on the information delivered to it by the master servicer in the form of Annex B (the “Distribution Date Statement”) and providing all information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans. The certificate administrator will include on each Distribution Date statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional secured debt, identifying (A) the amount of any additional secured debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the mortgage loan and such additional secured debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional secured debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information as to (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change) and as required under the PSA in the case of the CREFC® Reports, and including substantially the following information:

(1)          a report as of the close of business on the immediately preceding Determination Date, containing some categories of information regarding the Mortgage Loans provided on Annex A-2, calculated, where applicable, on the basis of the most recent relevant information provided by the borrowers to the master servicer and by the master servicer to the certificate administrator, and presented in a loan-by-loan and tabular format substantially similar to the formats utilized on Annex B;

(2)          a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)          a CREFC® historical loan modification and corrected loan report;

(4)          a CREFC® advance recovery report;

(5)          a CREFC® total loan report;

(6)          a CREFC® operating statement analysis report;

(7)          a CREFC® comparative financial status report;

(8)          a CREFC® net operating income adjustment worksheet;

(9)          a CREFC® real estate owned status report;

(10)        a CREFC® servicer watch list;

(11)        a CREFC® loan level reserve and letter of credit report;

(12)        a CREFC® property file;

(13)        a CREFC® financial file;

(14)        a CREFC® loan setup file; and

(15)        a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means, as required under the PSA:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file;

●	a CREFC® loan periodic update file;

●	a CREFC® appraisal reduction amount template (if any Appraisal Reduction Amount has been calculated); and

●	no later than two business days following each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means a CREFC® Schedule AL file.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property:

●

Within 30 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending March 31, 2022, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter; provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Serviced Mortgage Loan or Serviced Whole Loan is on the CREFC® servicer watch list). The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●

Within 30 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2022, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its obligation to deliver the CREFC® net operating income adjustment worksheet described above. The special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—General Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the sponsors, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Holder, the Controlling Class Representative or the Risk Retention Consultation Party) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the Risk Retention Consultation Party or a special servicer) be entitled to receive (i) if such party is the Directing Holder or any Controlling Class Certificateholder, any Excluded Information via the certificate administrator’s website (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Holder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer may not directly or indirectly provide any information related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling

Class Holder will be permitted to reasonably request and obtain, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be. Notwithstanding any provision to the contrary in this prospectus, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

The “Risk Retention Consultation Party” will be a party selected by Argentic Securities Holdings Cayman Limited, as holder of the VRR Interest. The depositor will promptly provide the name and contact information for the Risk Retention Consultation Party upon request and any such requesting party may conclusively rely on the name and contact information provided by the depositor. The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity and contact information for) a replacement of Risk Retention Consultation Party, from the holder of the VRR Interest. Notwithstanding the foregoing, the Risk Retention Consultation Party will not have any consultation rights with respect to any related Excluded Loan. For the avoidance of doubt, as of the Closing Date there is no expected initial Risk Retention Consultation Party. Notwithstanding anything to the contrary, if Argentic Securities Holdings Cayman Limited or an affiliate is appointed as the Risk Retention Consultation Party and Argentic Services Company LP is the special servicer and is processing any action that requires consultation with the Risk Retention Consultation Party, Argentic Services Company LP, as special servicer, will not be required to consult with the Risk Retention Consultation Party.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a manager of a Mortgaged Property, a Restricted Mezzanine Holder or a Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other person controlling or controlled by or under common control with such borrower, manager or Restricted Mezzanine Holder, as applicable, or (b) any other person owning, directly or indirectly, twenty-five percent (25%) or more of the beneficial interests in such borrower, manager or Restricted Mezzanine Holder, as applicable. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Controlling Class Representative or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than any such information with respect to such Excluded Controlling Class Loan that is aggregated with information of other Mortgage Loans at a pool level and other than CREFC® Reports (other than the CREFC® special servicer loan file for the related Excluded Controlling Class Loan).

“Excluded Loan” means with respect to (i) the Controlling Class Representative, any Mortgage Loan or Whole Loan with respect to which the Controlling Class Representative, the holder of the majority of the Controlling Class (by Certificate Balance) is a Borrower Party, or (ii) the Risk Retention Consultation Party, any Mortgage Loan or Whole Loan if, as of any date of determination, such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Holder or the Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan Holder or a prospective purchaser of a certificate (or any investment advisor or manager of the foregoing), (ii) that either (a) such person is the Risk Retention Consultation Party or is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party (other than the Risk Retention Consultation Party), in which case (1) if such person is the Directing Holder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Holder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain, upon request in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be, and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

“Restricted Mezzanine Holder” means a holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, a mortgage loan seller, a mortgagor, a Borrower Party or any affiliate of any of such persons will be deemed to be not outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will be deemed to be not outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will be deemed to be not outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; and provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, the mortgage loan sellers or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or the related mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holders of any Companion Loan (or their designee including any master servicer or any special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® Reports and supplemental notices with respect to such Distribution Date Statements and CREFC® Reports, may be provided by the certificate administrator at the direction of the depositor (which may be in the form of a standing order) to certain market data providers, such as Bloomberg Financial Markets, L.P., Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, CMBS.com, Inc., BlackRock Financial Management, Inc., Markit Group Limited, RealINSIGHT, Thomson Reuters Corporation, Intercontinental Exchange | ICE Data Services, KBRA Analytics, LLC and DealView Technologies Ltd. (each, a “Financial Market Publisher”), pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that is a Privileged Person identified to the master servicer’s reasonable satisfaction, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a Certificate Owner and a Privileged Person, will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website and will make available to the general public this prospectus, Distribution Date Statements, the PSA, each MLPA and the SEC EDGAR filings referred to below:

●	the following “deal documents”:

●	this prospectus;

●	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and each MLPA and any amendments and exhibits to those agreements;

●	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

●

any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date Statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file and CREFC® special servicer loan file (provided that they are received by the certificate administrator);

●	the CREFC® appraisal reduction amount template;

●	the annual reports prepared by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the special servicer;

●	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the PSA;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan or Whole Loan;

●	notice of final payment on the certificates;

●

all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

●	any notice of resignation or termination of the master servicer or the special servicer;

●	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

●	any notice of any request by requisite percentage of Voting Rights for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

●

any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

●

notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

●	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the issuing entity;

●	any notice that a Control Termination Event or of an Operating Advisor Consultation Event has occurred or is terminated or that a Consultation Termination Event has occurred;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any Proposed Course of Action Notice;

●	any assessment of compliance delivered to the certificate administrator;

●	any Attestation Reports delivered to the certificate administrator;

●	any document provided by the master servicer or the depositor directing the certificate administrator to post same;

●	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “U.S. Risk Retention Special Notices” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of any applicable Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

The certificate administrator will be required to, in addition to posting the applicable notices on the “U.S. Risk Retention Special Notices” tab described above, provide email notification to any Privileged Person (other than Financial Market Publishers) that has registered to receive access to the certificate administrator’s website that a notice has been posted to the “U.S. Risk Retention Special Notices” tab.

Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party with respect to any related Excluded Controlling Class Loan (such party, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Holder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Holder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Holder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

To the extent the Directing Holder or a Controlling Class Certificateholder receives access pursuant to the PSA to any Excluded Information on the certificate administrator’s website or otherwise receives access to such Excluded Information, such Directing Holder or Controlling Class Certificateholder will be deemed to have agreed that it (i) will not directly or indirectly provide any such Excluded Information to (A) the related Borrower Party, (B) any related Excluded Controlling Class Holder, (C) any employees or personnel of such Directing Holder or Controlling Class Certificateholder or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (D) to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Holder or the Risk Retention Consultation Party as part of its responses to any inquiries. In the case of an inquiry relating to any Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s website will initially be located at “www.ctslink.com“. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer and the special servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer and the special servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Holder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to Certificateholders will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)          1% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)          99% in the case of the Principal Balance Certificates, allocated among the holders of the respective classes of certificates in proportion to the Certificate Balances of their certificates (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to such certificates).

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

Neither of the Class S nor Class R certificates will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System, in Europe, (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC Rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC Rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication”, “—List of Certificateholders”, “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator, the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – GSMS 2021-GSA3
with a copy to: trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the applicable mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver (or cause to be delivered) to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to any Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by such mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)     the original executed Mortgage Note for such Mortgage Loan, endorsed (without recourse, representation or warranty, express or implied) to the order of the trustee for the benefit of the registered Certificateholders or in blank, and further showing a complete, unbroken chain of endorsement from the originator (if such originator is not the applicable mortgage loan seller) (or, alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note), and in the case of a Serviced Whole Loan, a copy of the executed Mortgage Note for any related Companion Loan;

(ii)    an original or copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iii)   an original or copy of any related assignment of leases (if such item is a document separate from the Mortgage), together with originals or copies of any intervening assignments thereof, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iv)   an original executed assignment, in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), of (A) the Mortgage and (B) any related assignment of leases (if such item is a document separate from the Mortgage), in favor of the trustee, for the benefit of the registered Certificateholders and the holder of any related Companion Loan, as their interests may appear or a copy of such assignment (if the applicable mortgage loan seller or its designee, rather than the trustee or certificate administrator, is responsible for the recording thereof);

(v)    an original or copy of the assignment of all unrecorded documents relating to the Mortgage Loan, in favor of the trustee, for the benefit of the registered holders of the certificates and the holder of any related Companion Loan, as their interests may appear;

(vi)   originals or copies of final written modification, consolidation, assumption, written assurance and substitution agreements in those instances where the terms or provisions of the Mortgage Note for such Mortgage Loan (or, if applicable, any Mortgage Note of a Whole Loan) or the related Mortgage have been modified or the Mortgage Loan has been assumed or consolidated, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(vii)     the original (which may be in the form of an electronically issued title policy) or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan or the related Serviced Whole Loan (or, if such policy has not been issued, a “marked up” pro forma title policy marked as binding and countersigned by the title insurer or its authorized agent, or an irrevocable, binding commitment to issue such title insurance policy);

(viii)     an original or copy of the related ground lease relating to such Mortgage Loan (or the related Serviced Whole Loan, if applicable), if any, and any ground lessor estoppel;

(ix)      an original or copy of the related Mortgage Loan agreement, if any;

(x)      an original of any guaranty under such Mortgage Loan or the related Whole Loan, if any;

(xi)      an original or copy of the environmental indemnity from the related mortgagor, if any;

(xii)     an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof;

(xiii)    an original assignment of the related security agreement (if such item is a document separate from the Mortgage and if such item is not included in the assignment described in clause (v)), in favor of the trustee for the benefit of the Certificateholders and the holder of the related Companion Loan, as their interests may appear;

(xiv)    any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan or the related Whole Loan or in favor of any assignee prior to the trustee, and an original UCC-3 assignment thereof, in form suitable for filing, in favor of the trustee (or, in each case, a copy thereof, certified to be the copy of such assignment submitted or to be submitted for filing);

(xv)     an original or copy of the lockbox agreement or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvi)    in the case of any Mortgage Loan or the related Whole Loan as to which there exists a related mezzanine loan, an original or a copy of any related mezzanine intercreditor agreement;

(xvii)   an original or copy of any related environmental insurance policy or environmental guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xviii)   a copy of any letter of credit relating to such Mortgage Loan or the related Whole Loan and any related assignment thereof (with the original to be delivered to the master servicer);

(xix)    copies of any franchise agreement, property management agreement or hotel management agreement and related comfort letters (together with (i) copies of any notices of transfer that are necessary to transfer or assign to the issuing entity or the trustee the benefits of such comfort letter or (ii) if the related comfort letter contemplates that a request be made of the related franchisor to issue a replacement comfort letter for the benefit of the issuing entity or trustee, a copy of the notice requesting the issuance of such replacement comfort letter (the copy of such notice is required to be delivered by the applicable mortgage loan seller to the custodian for inclusion in the Mortgage File within the time period set forth in the PSA and/or estoppel letters relating to such Mortgage Loan or the related Serviced Whole Loan and any related assignment thereof)); and

(xx)     in the case of a Whole Loan, an original or a copy of the related Co-Lender Agreement;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

In addition, each mortgage loan seller will be required to deliver or cause to be delivered an electronic copy of the Diligence File for each of its Mortgage Loans within 60 days after the Closing Date to the depositor and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)  A copy of each of the following documents:

(i)     (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage is part of a Serviced Whole Loan, the executed promissory note for each related Serviced Companion Loan;

(ii)    the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the related mortgage loan seller);

(iii)   any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the related mortgage loan seller);

(iv)   final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)    the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)   the related ground lease, if any, and any ground lessor estoppel;

(vii)   the related loan agreement, if any;

(viii) the guaranty under such Mortgage Loan (or Serviced Whole Loan, if applicable), if any;

(ix)   the related lockbox agreement or cash management agreement, if any;

(x)     the environmental indemnity from the related borrower, if any;

(xi)   the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)  in the case of a Mortgage Loan that is a part of a Whole Loan, the related Co-Lender Agreement;

(xiii) any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or in favor of any assignee prior to the trustee and UCC-3 assignment financing statements in favor of the trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the related mortgage loan seller;

(xiv) any mezzanine loan intercreditor agreement;

(xv)  any related environmental insurance policy;

(xvi) any related letter of credit and any related assignment thereof; and

(xvii) any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

(b)  a copy of any engineering reports or property condition reports;

(c)  other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)  for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)  a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)   a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)  a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)  for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)   a copy of the applicable mortgage loan seller’s asset summary;

(j)   a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)  a copy of all zoning reports;

(l)   a copy of financial statements of the related mortgagor;

(m) a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)  a copy of all UCC searches;

(o)  a copy of all litigation searches;

(p)  a copy of all bankruptcy searches;

(q)  a copy of origination settlement statement;

(r)   a copy of insurance summary report;

(s)  a copy of organizational documents of the related mortgagor and any guarantor;

(t)   a copy of escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)  the original or a copy of all related environmental reports that were received by the related mortgage loan seller;

(v)  unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)  unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related mortgage loan seller received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the mortgage loan sellers or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. Each mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the related mortgage loan seller with respect to each Mortgage Loan sold by such mortgage loan seller. Those representations and warranties are set forth on Annex D-1 and Annex E-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth on Annex D-2, Annex D-3 and Annex E-2.

If the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) discovers or receives notice alleging that any of the documents required to be included by (or on behalf of) the related mortgage loan seller in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, then such party is required to give notice of such omission, breach or defect to each other party to the PSA and the applicable mortgage loan seller. The master servicer (with respect to a non-Specially Serviced Loan) or special servicer (with respect to a Specially Serviced Loan), as applicable, will be required to determine whether such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related REO Property or the interests of the trustee or any Certificateholders in the Mortgage Loan or REO Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”). The master servicer or the special servicer may (but will not be obligated to) consult with the master servicer or the special servicer regarding any determination of a Material Defect for a non-Specially Serviced Loan. The Enforcing Servicer will be required to give notice of any such Material Defect to the other parties to the PSA, the applicable mortgage loan seller and (for so long as no Consultation Termination Event is continuing), the Directing Holder.

The applicable mortgage loan seller will be required to, no later than 90 days following:

(x)  the earlier of (i) the mortgage loan seller’s discovery of the Material Defect and (ii) the mortgage loan seller’s receipt of notice of the Material Defect from any party listed above and receipt of a demand to take action with respect to such Material Defect, except in the case of the following clause (y); or

(y)  in the case of such Material Defect relating to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the discovery by any party to the PSA of such Material Defect,

(1)  cure such Material Defect in all material respects, at its own expense,

(2)  repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(3)  substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution; provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, for which no substitution will be permitted)), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator, the trustee and the operating advisor, an officer’s certificate that describes the reasons such Material Defect was not cured within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) such mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide prompt notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and such delay precludes the related mortgage loan seller from curing such Material Defect and (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the related mortgage loan seller provides an opinion of counsel to the effect that such release would not (A) cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or (B) result in the imposition of a tax upon either Trust REMIC, the Grantor Trust or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that such mortgage loan seller and the special servicer (with the consent of the Directing Holder in respect of any Mortgage Loan that is not an applicable Excluded Loan and for so long as no Control Termination Event is continuing) are able to agree upon a cash payment payable by the related mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the related mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. The special servicer will determine the amount of any applicable Loss of Value Payment (with the consent of the Directing Holder in respect of any Mortgage Loan that is not an applicable Excluded Loan and for so long as no Control Termination Event is continuing) and, in the case of any PSA Party Repurchase Request with respect to non-Specially Serviced Loans prior to the occurrence of a Resolution Failure, will communicate such amount to the master servicer for its enforcement action with the related mortgage loan seller. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer without undue burden or expense, and reasonably requested by the special servicer to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the applicable mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, each MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related mortgage loan seller repurchases the related Non-Serviced Companion Loan from the related Non-Serviced Securitization Trust, such seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Pari Passu Companion Loan contained in the related Non-Serviced Securitization Trust.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for the purposes of a repurchase pursuant to the related MLPA, any related Companion Loan)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, any related Companion Loan)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on an ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Property Protection Advances (including any Property Protection Advances and advance interest amounts that were reimbursed out of general collections on the Mortgage Loans) (or, in the case of any Non-Serviced Mortgage Loan, the pro rata portion of any comparable amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement), (4) all accrued and unpaid advance interest amounts in respect of related Advances (or, in the case of any Non-Serviced Mortgage Loan, all comparable amounts with respect to P&I Advances related to such Non-Serviced Mortgage Loan and, with respect to outstanding Property Protection Advances, the pro rata portion of any comparable amounts payable with respect thereto pursuant to the related Co-Lender Agreement), (5) any unpaid Special Servicing Fees, unpaid Asset Representations Reviewer Fees and any other unpaid additional trust fund expenses outstanding (which, for the avoidance of doubt, include any unpaid Workout Fees and Liquidation Fees) or previously incurred in respect of the related Mortgage Loan (or, in the case of any Non-Serviced Mortgage Loan, the pro rata portion of any comparable amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement), and if such Mortgage Loan is being purchased by a mortgage loan seller pursuant to the related MLPA, all expenses incurred or to be incurred by the master servicer, the special servicer, the asset representations reviewer, the depositor, the certificate administrator and the trustee in respect of the breach or document defect giving rise to the repurchase or substitution obligation (to the extent not otherwise included in the amount described in clause (3) above), (6) if the applicable mortgage loan seller repurchases or substitutes for such Mortgage Loan, any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by such mortgage loan seller, and (7) if a mortgage loan seller repurchases or substitutes for such Mortgage Loan more than 90 days following the earlier of the responsible party’s discovery or receipt of notice of the subject material breach or material document defect, as the case may be, a Liquidation Fee.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)  have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)  have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)  have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)  accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)  have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)   have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by an appraiser who is an MAI prepared in accordance with the requirements of the FIRREA;

(g)  comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)  have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)   have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)   constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)  not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)   have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m) not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)  have been approved, for so long as no Control Termination Event is continuing and the affected Mortgage Loan is not an applicable Excluded Loan, by the Directing Holder;

(o)  prohibit defeasance within two years of the Closing Date;

(p)  not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the grantor trust status of the Grantor Trust or the imposition of tax on any Trust REMIC, the Grantor Trust or the issuing entity other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel;

(q)  have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)   be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and, in the case of a Non-Serviced Mortgage Loan, the related primary servicing fee rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Holder.

The cure, repurchase and substitution obligations or the obligation to pay the Loss of Value Payment described above will constitute the sole remedy available to the Certificateholders in connection with a material breach of any representation or warranty or a material document defect with respect to any Mortgage Loan. None of the depositor, the underwriters, the master servicer, the special servicer, the trustee, the certificate administrator or any other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any of the representations and warranties or a document defect if the applicable mortgage loan seller defaults on its obligations to do so. We cannot assure you that a mortgage loan seller will have sufficient assets to repurchase or substitute a Mortgage Loan if required to do so.

Dispute Resolution Provisions

Each mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the related mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and each mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Serviced Mortgage Loans, any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Co-Lender Agreement.

Each Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in any REO Property acquired with respect to any Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Co-Lender Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of any related Serviced Companion Loans but do not include any Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties. In the case of the Serviced Whole Loans, certain provisions of the related Co-Lender Agreement are described under “Description of the Mortgage Pool—The Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Co-Lender Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans” above and “—Servicing of the Non-Serviced Mortgage Loans” below.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the issuing entity.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee, for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Serviced Mortgage Loan or Serviced Whole Loan. The custodian will hold such documents in trust for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Holder (for so long as no Consultation Termination Event is continuing and other than in respect of any applicable Excluded Loan) and the mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver (or cause to be delivered) an electronic copy of the Diligence Files for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Co-Lender Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care:

(1)

the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and

(2)

the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of any related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of any related Companion Loan constituted a single lender), taking into account the pari passu nature of any related Companion Loan) as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)

any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)

the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or the special servicer, as the case may be, or any of their respective affiliates;

(C)	the obligation, if any, of the master servicer to make Advances;

(D)

the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)

the ownership, servicing or management for others of (i) any Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)

any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)	any option to purchase any Mortgage Loan or any related Companion Loan the master servicer or special servicer, as the case may be, or any of their affiliates, may have; and

(H)

any obligation of the master servicer, the special servicer, or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan or sale of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of the related borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of any Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Serviced Mortgage Loans and any Serviced Companion Loan to one or more third-party sub-servicers provided that the master servicer will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer.

Each sub-servicing agreement between the master servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer may assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to or (C) to perform other covenants and obligations set forth in such Sub-Servicing Agreement in accordance with the terms of such Sub-Servicing Agreement. The master servicer will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it

(other than any sub-servicer retained by it at the request of a mortgage loan seller, which is only removable for cause) at any time it considers removal to be in the best interests of Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Notwithstanding anything to the contrary, each of the initial master servicer and any initial special servicer may delegate certain of its duties and obligations under the PSA to an affiliate of the master servicer or a special servicer, as applicable. Such delegation will not be considered a sub-servicing agreement under the PSA, and the requirements and obligations set forth in the PSA applicable to sub-servicing agreements, sub-servicers or servicing function participants will not be applicable to such arrangement. Notwithstanding any such delegation, the master servicer and a special servicer, as applicable, will remain obligated and liable for the performance of their respective obligations and duties under the PSA in accordance with the provisions thereof to the same extent and under the same terms and conditions as if each alone were servicing and administering the Mortgage Loan as required by the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)

all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loans) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)

in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. For the avoidance of doubt, the master servicer will make P&I Advances on the basis of the original terms of any Mortgage Loan, including Mortgage Loans subject to forbearance agreements or other temporary deferrals or payment accommodations, unless (a) the terms of the Mortgage Loan have been permanently modified to change or forgive a monetary obligation or (b) such advance has been determined to be non-recoverable. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been assessed with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount), then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will make or be permitted to make a P&I Advance for balloon payments, default interest, late payment charges, yield maintenance charges, prepayment premiums, or Excess Interest or with respect to any Companion Loan.

Advances are intended to maintain a regular flow of scheduled interest and principal payments to holders of the class or classes of certificates entitled thereto, and are not credit support for the certificates and will not act to guarantee or insure against losses on the mortgage loans or otherwise.

Property Protection Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Property Protection Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Serviced Mortgage Loan and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Property Protection Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Property Protection Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make or be permitted to make any Property Protection Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Co-Lender Agreement or the PSA.

The special servicer will have no obligation to make any Property Protection Advances. However, in an urgent or emergency situation requiring the making of a Property Protection Advance, the special servicer may make such Property Protection Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Property Protection Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Property Protection Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Property Protection Advances will be made for any Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or any related Companion Loan.

The master servicer will also be obligated to make Property Protection Advances with respect to Serviced Whole Loans. With respect to any Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, be non-recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option, make a determination in accordance with the Servicing Standard that any P&I Advance or Property Protection Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Whole Loan, to any master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which the related Serviced Pari Passu Companion Loan is deposited, and, with respect to any Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be binding upon the master servicer and the trustee. No special servicer will have any obligation to make an affirmative determination that any P&I Advance or Property Protection Advance is, or would be, recoverable; however, if the special servicer makes any such determination, such determination will not be binding upon the master servicer or the trustee. In the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Property Protection Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Property Protection Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (c) estimated future expenses and (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain, promptly upon request, from the special servicer at the expense of the issuing entity any analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and will be binding upon, the master servicer and the trustee. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to any Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan; provided, however, the master servicer and the trustee may rely on the non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise); provided, however, the other master servicer and other trustee under the related Non-Serviced PSA may rely on the non-recoverability determination of the master servicer or the trustee.

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Property Protection Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Co-Lender Agreement, a Serviced Whole Loan) or REO Loan as to which such Property Protection Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (including a Non-Serviced Mortgage Loan) or REO Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Co-Lender Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances that are P&I Advances of principal or interest with respect to the related Mortgage Loan. However, amounts payable in respect of each Serviced Companion Loan will be available, in accordance with the PSA and related Co-Lender Agreement, for the reimbursement of any Property Protection Advances with respect to the related Serviced Whole Loan. Notwithstanding the above, with respect to a Property Protection Advance on a Serviced Whole Loan the master servicer will be entitled to reimbursement from amounts that would have been allocable to the holder of the related Mortgage Loan and any related Serviced Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the Property Protection Advance is a Nonrecoverable Advance, from general collections of the issuing entity; provided that the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of any related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Co-Lender Agreement to obtain reimbursement for a pro rata portion of such amount allocable to any related Pari Passu Companion Loans from the holders of such Companion Loans.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an applicable Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Holder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of property protection advances made in respect of each Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account (and in no event later than the 2nd business day following receipt of properly identified and available funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans deposited into the Collection Account will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Co-Lender Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Serviced Whole Loan Custodial Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of each Serviced Whole Loan in the related Serviced Whole Loan Custodial Account. The issuing entity will only be entitled to amounts on deposit in a Serviced Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Serviced Whole Loan Custodial Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and an “Upper-Tier REMIC Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account), plus, among other things, any related P&I Advances less amounts, if any, distributable to the Class R certificates as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class S certificates. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain accounts (the “Gain-on-Sale Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of

Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Co-Lender Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account.

Amounts in the Gain-on-Sale Reserve Account will be applied on each Distribution Date to reimburse the Principal Balance Certificates up to an amount equal to all Realized Losses, if any, previously deemed allocated to them and unreimbursed after application of the Available Funds for such Distribution Date. To the extent not so applied, such gains will be held and applied to offset future Realized Losses, if any (as determined by the special servicer). Upon termination of the issuing entity, any remaining amounts in the Gain-on-Sale Reserve Account and the Gain-on-Sale Reserve Account will be distributed on the Class R certificates.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Serviced Whole Loan Custodial Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as the case may be, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Serviced Whole Loan Custodial Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Co-Lender Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)     to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans on the related Distribution Date, (B) to the certificate administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”, or (C) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)    to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, the special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Co-Lender Agreement);

(iii)   to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)   to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)    to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee to the extent payable as a trust fund expense;

(vi)   to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)  to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii) to reimburse the master servicer, the special servicer, the asset representations reviewer or the trustee for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)   to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)    to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Serviced Whole Loan Custodial Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date), (B) certain penalty charges and default interest and (C) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Serviced Mortgage Loans and any Serviced Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments;

(xi)   to recoup any amounts deposited in the Collection Account in error;

(xii)  to the extent not reimbursed or paid pursuant to any of the above clauses, (A) to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA and (B) to reimburse or pay any party to the PSA any unpaid expenses specifically reimbursable from the Collection Account under the PSA;

(xiii) to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv) to pay any applicable federal, state or local taxes imposed on either Trust REMIC, the Grantor Trust or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)  to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi) to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii) to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)   to remit to the companion paying agent for deposit into the Serviced Whole Loan Custodial Account the amounts required to be deposited pursuant to the PSA; and

(xix)    to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to any related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Property Protection Advances) allocable to the Serviced Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on any related Companion Loan or from general collections with respect to the securitization of any related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Property Protection Advance or interest on such Property Protection Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Co-Lender Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including a collection of reports specified by the CREFC® from time to time as described in the PSA (the “CREFC® Investor Reporting Package”). Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loans, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Serviced Mortgage Loan and the related Serviced Companion Loan that are a Specially Serviced Loan, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Serviced Mortgage Loan and the related Serviced Companion Loan that are a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee / Special Servicer(2)	With respect to each Serviced Mortgage Loan and the related Serviced Companion Loan that are a Specially Serviced Loan for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges,	Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
default interest, review fees and similar fees actually collected on the Serviced Mortgage Loans and related Serviced Companion Loans.
Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections on deposit in the Collection Account or the Distribution Account.	Monthly
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan and REO Loan.	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Asset Review Fee	The sum of: (i) $15,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than	By the mortgage loan seller; provided, however, that if the mortgage loan seller is insolvent, such fee will become an expense of the issuing entity.	Upon the completion of each Asset Review with respect to a Delinquent Loan.

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
$40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000.
Property Protection Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Property Protection Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then out of general collections on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Property Protection Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time that advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances on the Mortgage Loans / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances on the Mortgage Loans/ Master Servicer and Trustee	At a rate per annum equal to Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time that advance is reimbursed, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses / Trustee, Certificate Administrator, Depositor, Master Servicer, Operating Advisor, Asset Representations Reviewer or Special Servicer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans)	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expense incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections, in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.	Time to time

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan, and Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to any Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer under the related Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to such Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and property protection advances with respect to the related Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Co-Lender Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to any related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Co-Lender Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan or Serviced Whole Loan (to the extent not prohibited under the related Co-Lender Agreement), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan or Whole Loan, equal to a per annum rate ranging from 0.00250% to 0.07125%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Co-Lender Agreement, from amounts payable in respect of any related Companion Loan or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Serviced Mortgage Loans and any related Serviced Companion Loans that are not Specially Serviced Loans to the extent not prohibited by the related Co-Lender Agreement and that do not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision;

●	100% of all assumption application fees received on any Mortgage Loans, only for which the master servicer is processing the underlying assumption related transaction (including any related Serviced Companion Loan to the extent not prohibited by the related Co-Lender Agreement) (whether or not the consent of the special servicer is required) and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent and earnout fees and similar fees pursuant to the PSA on any Serviced Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan, to the extent not prohibited by the related Co-Lender Agreement) which do not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision;

●	50% (provided, however, that the master servicer will receive 0% of any Payment Accommodation Fees with respect to a Payment Accommodation processed by the special servicer) of all Excess Modification Fees, assumption, waiver, amendment and consent fees, earnout fees and other similar items collected during the related collection period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent, approval or other action that is a Special Servicer Major Decision or a Special Servicer Non-Major Decision (regardless of who processes them) to the extent provided in the PSA; and

●	late payment charges and default interest paid by the borrowers (that were accrued while the related Serviced Mortgage Loans or any related Serviced Companion Loan (to the extent not prohibited by the related Co-Lender Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses incurred with respect to the related Mortgage Loan or, if provided under the related Co-Lender Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right, but not any obligation, to reduce or elect not to charge its respective portion of such fee (in the case of a split fee with respect to penalty charges, subject to certain limitations set forth in the PSA); provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Modification Fees” means, with respect to any Serviced Mortgage Loan or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12-months of the collection of the current Excess Modification Fees) will be subject to a cap equal to the greater of (i) 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan after giving effect to such transaction and (ii) $25,000.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including any Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to each Non-Serviced Mortgage Loan and pursuant to the terms of the related Non-Serviced PSA, the primary servicer of such Non-Serviced Mortgage Loan will be entitled to a primary servicing fee accruing at a rate equal to 0.00125% per annum for the AMF Portfolio Mortgage Loan and 0.00125% per annum for the La Encantada Mortgage Loan.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee. The special servicer will not be entitled to retain any portion of the Excess Interest paid on an ARD Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at the Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Mortgage Loan and Companion Loan (including any REO Loan), as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans and any REO Properties. The Non-Serviced Whole Loans will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans”.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan or REO Property (other than any interest in REO Property acquired with respect to any Non-Serviced Whole Loan) that would be less than $3,500 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be the higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Specially Serviced Loan or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan (other than a Non-Serviced Whole Loan) and will be calculated by application of a “Workout Fee Rate” equal to the lesser of (a) 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or Anticipated Repayment Date) received on the Corrected Loan for so long as it remains a Corrected Loan and (b) such lower rate as would result in a Workout Fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest) on any Serviced Mortgage Loan or Serviced Whole Loan, as applicable, from the date such Mortgage Loan (or Whole Loan, if applicable) becomes a Corrected Loan through and including the related maturity date (or if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest) on the related Mortgage Loan (or Serviced Whole Loan, if applicable) from the date such Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest) on the related Mortgage Loan (or Serviced Whole Loan, if applicable) from the date such Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then related maturity date); provided that no Workout Fee will be payable by the issuing entity with respect to any Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (5) or clause (7) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the related Serviced Mortgage Loan or Serviced Whole Loan is modified by the special servicer in accordance with the terms of the PSA; provided, further that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final pay-off or refinancing of the related Mortgage Loan or Serviced Whole Loan, the special servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Mortgage Loan or Serviced Whole Loan as described in the definition of “Excess Modification Fees”, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan, Serviced Companion Loan or REO Loan and received by the special servicer as compensation within the prior 18 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (i) each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to any related Companion Loan, if applicable), and (ii) except as otherwise described below, any Mortgage Loan and any related Serviced Companion Loan (with respect to any Serviced Companion Loan, only to the extent that (i) the special servicer is enforcing the applicable mortgage loan seller’s obligations under the applicable mortgage loan purchase agreement with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or otherwise prohibited from being paid to the special servicer (in each case, under the related pooling and servicing agreement for the securitization trust that owns such Serviced Companion Loan)) for which the special servicer is the Enforcing Servicer and either (A) such Mortgage Loan (and Serviced Companion Loan, if applicable) is repurchased or substituted for by the applicable mortgage loan seller or (B) a Loss of Value Payment has been made with respect to such Mortgage Loan (and Serviced Companion Loan, if applicable). The Liquidation Fee for each such repurchased or substituted Mortgage Loan, Specially Serviced Loan or REO Property will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided that the Liquidation Fee with respect to any Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees”, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, however, that any such fee payable with respect to the Serviced Companion Loan will be payable solely from proceeds on such Serviced Companion Loan; provided, further, that except as contemplated by each of the immediately preceding provisos and the second following paragraph, no Liquidation Fee will be less than $25,000.

The “Liquidation Fee Rate” will be a rate equal to the lesser of (a) such rate as would result in a Liquidation Fee of $1,000,000 and (b) 1.0% with respect to each Mortgage Loan (including with respect to any related Serviced Companion Loan, to the extent provided in the definition of “Liquidation Fee”) repurchased, substituted or for which a Loss of Value Payment has been made, each Specially Serviced Loan and each REO Property.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)    (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the initial 90 day time period (as may be extended) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect within the initial 90-day time period (as may be extended) provided for the Loss of Value Payment, if such Loss of Value Payment occurs prior to the termination of such extended period,

(ii)    the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)    the purchase of all of the Mortgage Loans and REO Properties, in connection with an optional termination of the issuing entity,

(iv)    with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)    the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Holder or its affiliate; provided, however, that if no Control Termination Event is continuing, such affiliated Directing Holder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Holder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Holder or its affiliates), or

(vi)    if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full. Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. The Non-Serviced Whole Loans will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans”.

The special servicer will also be entitled to additional servicing compensation with respect to each Serviced Mortgage Loan for which it acts as special servicer, the following amounts to the extent collected from the related borrower:

(i)    100% of all Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Specially Serviced Loans and 100% of all Payment Accommodation Fees,

(ii)    100% of all assumption application fees received on any Mortgage Loans and any related Serviced Companion Loan (to the extent not prohibited by the related Co-Lender Agreement), only for which the special servicer is processing the underlying assumption related transaction,

(iii)    100% of assumption, waiver, consent and earnout fees and similar fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower, and

(iv)    50% (or 100% with respect to Payment Accommodation Fees) of all Excess Modification Fees, assumption, waiver, amendment and consent fees, earnout fees and other similar items collected during the related Collection Period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent, approval or other action that is a Special Servicer Major Decision or a Special Servicer Non-Major Decision (regardless of who processes them).

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right, but not any obligation, to reduce or elect not to charge its respective portion of such fee (in the case of a split fee with respect to penalty charges, subject to certain limitations set forth in the PSA); provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the special servicer decides not to charge any fee, the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any of such fee charged by the master servicer.

The special servicer will also be entitled to late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including any related Serviced Companion Loan, if applicable, and to the extent not prohibited by the related Co-Lender Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) with respect to the related Mortgage Loan (including any related Serviced Companion Loan, if applicable, to the extent not prohibited by the related Co-Lender Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the applicable REO Account or Loss of Value Payment reserve fund in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including those occasions under the related Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Whole Loan.

“Excess Modification Fees” means, with respect to any Mortgage Loan or Serviced Whole Loan, if applicable (but not with respect to any Non-Serviced Mortgage Loan), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of the related Mortgage Loan (or Serviced Whole Loan, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the issuing entity (including, without limitation, interest on Advances to the extent not otherwise paid or reimbursed by or on behalf of the borrower (including indirect reimbursement from penalty charges or otherwise) with respect to such Mortgage Loan (or Serviced Whole Loan, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees and (2) borrower delayed reimbursements) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan (or Serviced Whole Loan, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees) and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as penalty charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the special servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Mortgage Loan (or Whole Loan) or REO Property; provided that if the related Mortgage Loan (or Serviced Whole Loan) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the special servicer prior to such Mortgage Loan (or Serviced Whole Loan) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Mortgage Loan (or Serviced Whole Loan) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or Serviced Whole Loan). If such Mortgage Loan (or Serviced Whole Loan) ceases to be a Corrected Loan, the special servicer will be entitled to a

Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the special servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the master servicer or the special servicer (after taking into account any offset described above applied during such prior 12-month period) with respect to any Mortgage Loan (or Serviced Whole Loan, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Mortgage Loan (or Serviced Whole Loan, if applicable) after giving effect to such transaction, and (ii) $25,000.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Mortgage Loan, Serviced Whole Loan or REO Property (other than any interest in REO Property acquired with respect to any Non-Serviced Mortgage Loan), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates) received or retained by the special servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the issuing entity, any borrower, any property manager, any guarantor or indemnitor in respect of the related Mortgage Loan or Serviced Whole Loan and any purchaser of the related Mortgage Loan, Serviced Whole Loan or REO Property) in connection with the disposition, workout or foreclosure of the related Mortgage Loan (or Serviced Whole Loan, if applicable), the management or disposition of the related REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA other than (1) any compensation which is payable to the special servicer under the PSA or (2) to the extent included in a CREFC® Report for the applicable period, any Permitted Special Servicer/Affiliate Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees, and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Whole Loan or REO Property, in each case, in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount.”

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate

Administrator/Trustee Fee includes the trustee fee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans will be equal to the product of a rate equal to 0.01192% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans. The Certificate Administrator/Trustee Fee includes the trustee fee.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (including any Non-Serviced Mortgage Loan but not any Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to a per annum rate of 0.00242%, and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay with respect to such Serviced Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, that the master servicer or the special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard, but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection (provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction).

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Offered Certificates as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer processing the Major Decision, to use efforts to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision that are consistent with the efforts that the master servicer or the special servicer, as applicable, would use to collect any borrower-paid fees owed to it in accordance with the Servicing Standard (taking into account whether or not such fees are provided for in the related loan agreement), but only to the extent not prohibited by the related Mortgage Loan documents.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00030% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans. Upon the completion of any Asset Review with respect to each Delinquent Loan, the asset representations reviewer will be required to be paid a fee equal to the sum of: (i) $15,000 plus $1,000 per additional Mortgaged

Property with respect to a Delinquent Loan subject to an Asset Review with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan subject to an Asset Review with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan subject to an Asset Review with a Cut-off Date Balance greater than or equal to $40,000,000 (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the mortgage loan sellers; provided, however, that if the related mortgage loan seller is insolvent, such fee will become an expense of the issuing entity following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as the case may be, of such insolvency; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer will be required to pursue remedies against such mortgage loan seller in accordance with the servicing standard in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller to the extent such fee was not already paid by such mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and REO Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)

the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or the related Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or the related Companion Loan, as applicable, by the special servicer;

(2)

the 60th day after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(3)

solely in the case of a delinquent balloon payment, (A) the date occurring 60 days beyond the date on which that balloon payment was due (except as described in clause B below) or (B) if the related borrower has delivered to the master servicer (and the master servicer will be required to promptly deliver a copy of such document to the special servicer, if it is not evident that a copy has been delivered to the special servicer), within 60 days beyond the date on which that balloon payment was due, a written and fully executed (subject only to customary final closing conditions) commitment, letter of intent, or otherwise binding application for refinancing or similar document that is, in each case, binding upon an acceptable lender or signed purchase agreement, in each case reasonably satisfactory in form and substance to the master servicer and (for so long as no Control Termination Event is continuing) the Directing Holder, which provides that such refinancing or purchase will occur within 120 days of such related maturity date, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing or purchase is scheduled to occur pursuant to the commitment for refinancing or signed purchase agreement or on which such commitment or signed purchase agreement terminates);

(4)	the date on which the related Mortgaged Property became an REO Property;

(5)	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;

(6)	the 60th day after the date the related borrower or the tenant at a single tenant property is subject to a bankruptcy, insolvency or similar proceedings (if not dismissed within those 60 days); and

(7)	the date on which the Mortgage Loan (or Serviced Whole Loan) remains outstanding 5 years following any extension of its maturity date pursuant to the PSA.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

For the avoidance of doubt, and for purposes of clauses (1) and (2) above, neither (i) a Payment Accommodation with respect to any Mortgage Loan or Serviced Whole Loan nor (ii) any default or delinquency that would have existed but for such Payment Accommodation will constitute an Appraisal Reduction Event, for so long as the related borrower is complying with the terms of such Payment Accommodation.

A “Payment Accommodation” for any Mortgage Loan or Serviced Whole Loan means the entering into of any temporary forbearance agreement as a result of the COVID-19 emergency (as reasonably determined by the special servicer in accordance with the Servicing Standard) relating to payment obligations or operating covenants under the related mortgage loan documents or the use of funds on deposit in any reserve account or escrow account for any purpose other than the explicit purpose described in the related mortgage loan documents, that in each case require full repayment of deferred payments, reserves and escrows within 21 months of the date of the first forbearance for such Mortgage Loan or Serviced Whole Loan.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer in consultation with the Directing Holder (for so long as no Consultation Termination Event is continuing and only with respect to any Mortgage Loan or Serviced Whole Loan other than any applicable Excluded Loan), and in consultation with the operating advisor (after the occurrence and continuance of an Operating Advisor Consultation Event), as of the first Determination

Date that is at least 10 business days following the later of (i) the date the special servicer receives an appraisal or conducts a valuation described below and (ii) the occurrence of such Appraisal Reduction Event equal to the excess of:

(a)  the Stated Principal Balance of that Mortgage Loan or Serviced Whole Loan, as the case may be, over

(b)  the excess of

1.	the sum of

a)

90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.	the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)

all P&I Advances on the related Mortgage Loan and all Property Protection Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan,

c)

all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable); and

d)	any other unpaid additional expenses of the issuing entity in respect of such Mortgage Loan or Serviced Whole Loan.

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan(s), as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Whole Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. For a summary of the provisions in the related Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to order an appraisal or conduct a valuation, promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the later of (a) receipt of the MAI appraisal or the completion of the valuation and (b) the occurrence of such Appraisal Reduction Event, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Holder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from such master servicer reasonably necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 120 days after the event described in the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then solely for purposes of determining the amounts of the P&I Advances, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days after the later of (a) the special servicer’s receipt of such MAI appraisal or the completion of the valuation and (b) the occurrence of such Appraisal Reduction Event. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within 4 business days of the special servicer’s reasonable request; provided, however, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Serviced Mortgage Loan and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of the end of each 9-month period following the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such 9-month period or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Property Protection Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an applicable Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Holder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer. With respect to any Mortgage Loan other than an applicable Excluded Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Holder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or

Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 9-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer has no knowledge of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above, and appraisal reduction amounts calculated under the related Non-Serviced PSA will be applied to such Non-Serviced Mortgage Loan in a manner that is similar to the provisions described above. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of a Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated, together with the related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to the related Non-Serviced Whole Loan will generally be allocated to the related Non-Serviced Mortgage Loan and any related Non-Serviced Pari Passu Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances.

If any Serviced Mortgage Loan or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, then such Mortgage Loan or Serviced Whole Loan will no longer be subject to an Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist. Similarly, when a Non-Serviced Mortgage Loan is no longer subject to appraisal reduction amounts under the related Non-Serviced PSA, then such appraisal reduction amounts will no longer be applied to such Non-Serviced Mortgage Loan.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance with respect to the related Mortgage Loan will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class H-RR certificates; then, to the Class G-RR certificates; then, to the Class F certificates; then, to the Class E certificates; then, to the Class D certificates; then, to the Class C certificates; then, to the Class B certificates; then, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “Pooling and Servicing Agreement—Advances”.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan and all other information relevant to a Collateral Deficiency Amount determination. The master servicer will be required to provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Collateral Deficiency Amount for any Serviced Mortgage Loan and any Serviced Companion Loan using reasonable efforts to deliver such information within 4 business days of the special servicer’s reasonable request. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the master servicer (with respect to Serviced Mortgage Loans), the special servicer (with respect to Non-Serviced Mortgage Loans), the trustee, the operating advisor or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” with respect to each Mortgage Loan as of any date of determination is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator and the master servicer will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Serviced Mortgage Loan. With respect to a Non-Serviced Mortgage Loan, the special servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation of any Appraisal Reduction Amount with respect to such Non-Serviced Mortgage Loan and on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to such Non-Serviced Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s)), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The certificate administrator, the operating advisor and the master servicer will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount with respect to Serviced Mortgage Loans. The certificate administrator, the operating advisor and the special servicer will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to Non-Serviced Mortgage Loans.

For purposes of determining the Non-Reduced Interests, the Controlling Class and the occurrence of a Control Termination Event, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class H-RR certificates, then, to the Class G-RR certificates, then, to the Class F certificates, then, to the Class E certificates, then, to the Class D certificates, then, to the Class C certificates; then, to the Class B certificates; then, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, Collateral

Deficiency Amounts allocated to a related Mortgage Loan that is an AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class H-RR certificates, then, to the Class G-RR certificates, then, to the Class F certificates, and, then, to the Class E certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, as described in this paragraph.

The appraised value of any applicable Mortgaged Property is required to be determined on an “as-is” basis for purposes of determining all Appraisal Reduction Amounts. The special servicer (in the case of a Serviced Mortgage Loan) or the master servicer (in the case of a Non-Serviced Mortgage Loan) will be required to promptly notify the special servicer or the master servicer, as applicable, and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order (or, with respect to a Collateral Deficiency Amount calculation for a Non-Serviced Mortgage Loan, require the master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any related Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). With respect to any such Serviced Mortgage Loan or Serviced Whole Loan, the special servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the master servicer will be required to use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer. Upon receipt of such supplemental appraisal, the master servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the applicable Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to the extent provided for in the applicable Non-Serviced PSA and applicable Co-Lender Agreement) and the special servicer (for Serviced Mortgage Loans) will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and (for Serviced Mortgage Loans or Serviced Whole Loans) receipt of information requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the holders of certificates representing the majority of the Certificate Balance of any Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order an additional appraisal of any Mortgage Loan or Serviced Whole Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at or with regard to the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser; provided that the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at or with regard to the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the appraised value of the related Mortgaged Property or Mortgaged Properties.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s or the special servicer’s, as applicable, Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class, until such time, if any, as such class is reinstated as the Controlling Class. The rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related directing holder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan or Serviced Whole Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than a Mortgaged Property securing a related Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan or Whole Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a related Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing a related Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) with (in respect of any Mortgage Loan other than an applicable Excluded Loan and unless a Control Termination Event is continuing) the consent of the Directing Holder and (other than an applicable Excluded Loan) after consultation by the special servicer with the Risk Retention Consultation Party. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing any Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants

(in the case of the master servicer at the master servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause each borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Serviced Mortgage Loans and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer or the special servicer, as applicable, determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained following such determination (if made by the master servicer) or following notice of such determination (if made by the special servicer). If the master servicer or the special servicer, as applicable, determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property, insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Holder and/or the consultation rights of the Risk Retention Consultation Party or the holder of any Companion Loan as described under “—The Directing Holder—Major Decisions”, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Holder or to consult with the Risk Retention Consultation Party, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA as described under “—The Directing Holder— Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override”.

The special servicer will be required to maintain (or cause to be maintained), fire and hazard insurance on each REO Property (other than any REO Property with respect to any Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer and in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or the special servicer may satisfy their respective obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing the related Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or the special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Property Protection Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the applicable REO Account or advanced by the master servicer as a Property Protection Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Property Protection Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Property Protection Advance to the extent that such Property Protection Advance is not determined to be a Nonrecoverable Advance.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

Subject to the immediately succeeding paragraph, (i) the special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to (a) any Specially Serviced Loan and (b) any Serviced Mortgage Loan or Serviced Whole Loan with respect to which the matter involves a Special Servicer Non-Major Decision (other than the items listed in clauses (i)(A) and (i)(B) of “Special Servicer Non-Major Decision”, which the master servicer will process with respect to non-Specially Serviced Loans, subject to special servicer consent or deemed consent as provided in the PSA) or a Special Servicer Major Decision, and (ii) the master servicer will be responsible for processing waivers, modifications, amendments and consents with respect to any Serviced Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan and does not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i)(A) and (i)(B) of “Special Servicer Non-Major Decision”, which the master servicer will process, subject to special servicer consent or deemed consent as provided in the PSA); provided that, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than three months after the Closing Date that would not be a “significant modification” of the Mortgage Loan and/or Serviced Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b) or otherwise (i) cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or (ii) result in the imposition of a tax upon any Trust REMIC, the Grantor Trust or the issuing entity. Subject to the immediately succeeding paragraph, the master servicer will not be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Special Servicer Major Decisions without the consent of the special servicer (which such consent may be deemed received by the master servicer if the special servicer does not respond within 10 business days of delivery to the special servicer of the analysis and all information in the master servicer’s possession that is reasonably requested by the special servicer in order to grant or withhold such consent, plus, if applicable, any additional time provided to the Directing Holder or other relevant party under the PSA and, if applicable, any additional time period provided to a holder of a Companion Loan under a related Co-Lender Agreement), except certain non-material consents and waivers described in the PSA and as permitted under the Mortgage Loan documents.

With respect to non-Specially Serviced Loans, the master servicer, prior to taking any action with respect to any Special Servicer Major Decision (or making a determination not to take action with respect to a Special Servicer Major Decision) and prior to taking any action with respect to any Special Servicer Non-Major Decision (other than the items listed in clauses (i)(A) and (i)(B) of “Special Servicer Non-Major Decision”) or making a determination not to take action with respect to the Special Servicer Non-Major Decision (other than the items listed in clauses (i)(A) and (i)(B) of “Special Servicer Non-Major Decision”), will be required to refer any request with respect to such Special Servicer Major Decision or Special Servicer Non-Major Decision to the special servicer, which will process the request directly, or if mutually agreed to by the special servicer and the master servicer, the master servicer will be required to process such request, and if the master servicer processes such request and is recommending approval of such request, the master servicer will be required to prepare and submit its written analysis and recommendation to the special servicer with all information in the possession of the master servicer that the special servicer may reasonably request in order to withhold or grant its consent, and in all cases the special servicer will be entitled (subject to the discussion under “—The Directing Holder” below) to approve or disapprove any modification, waiver, amendment or other action that constitutes a Special Servicer Major Decision or a Special Servicer Non-Major Decision. In addition, the master servicer will be required to provide the special servicer with any notice that it receives relating to a default by the borrower under a ground lease where all or any portion of the collateral for the Mortgage Loan is the ground lease, and the special servicer will determine in accordance with the Servicing Standard whether to cure any borrower defaults relating to ground leases.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, with respect to any Mortgage Loan other than any applicable Excluded Loan, for so long as no Control Termination Event is continuing, the approval of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event, upon consultation with the Controlling Class Representative), and consultation with the Risk Retention Consultation Party, as provided in the PSA and described in this prospectus and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Serviced Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related Co-Lender Agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender, if any, to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing the related Non-Serviced Whole Loan) or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing the related Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

Borrowers may request payment forbearance because of COVID-19 related financial hardship. The special servicer will be allowed to grant a forbearance on a Mortgage Loan related to the global COVID-19 emergency only if (i) prior to October 1, 2021 (or prior to a later date provided by the IRS in any future guidance), the period of forbearance granted, when added to any prior periods of forbearance granted before or after the issuing entity acquired such Mortgage Loan (whether or not such prior grants of forbearance were covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12)), does not exceed six months (or such longer period of time as may be allowed by future guidance that is binding on federal income tax authorities) or the applicable forbearance program pursuant to which the related forbearance was granted is otherwise identical or similar to those described in Section 2.07 of the Revenue Procedure and such forbearance is covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12), (ii) such forbearance is permitted under another provision of the PSA and the requirements under such provision are satisfied, or (iii) an opinion of counsel is delivered to the effect that such forbearance will not result in an adverse REMIC event. See the discussion of Revenue Procedure 2020-26 and Revenue Procedure 2021-12 under the caption “Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment”.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)          extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and (A) prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Holder and (B) to the extent such modification, waiver or amendment constitutes a Major Decision, after consultation with the Risk Retention Consultation Party (in each case, other than with respect to a Mortgage Loan that is an applicable Excluded Loan as to such party), ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)          provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

If the special servicer gives notice of any modification, waiver or amendment of any term of any Serviced Mortgage Loan or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the certificate administrator, the trustee, the Directing Holder (other than following the occurrence of a Consultation Termination Event and with respect to an applicable Excluded Loan), the Risk Retention Consultation Party (other than with respect to any applicable Excluded Loan), the operating advisor and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, trustee, the special servicer, the Directing Holder (other than following the occurrence of a Consultation Termination Event and with respect to an applicable Excluded Loan), the Risk Retention Consultation Party (other than with respect to an applicable Excluded Loan), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability To Incur Other Indebtedness Entails Risk”.

“Special Servicer Non-Major Decision” means each of the following:

(i)     agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interests in the borrower or the existing collateral or material modifications of the existing collateral), (B) a modification of the type of defeasance collateral required under the related Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted, or (C) a modification that would permit a principal prepayment instead of defeasance if the related Mortgage Loan documents do not otherwise permit such principal prepayment; provided that the foregoing is not otherwise a Major Decision or another Special Servicer Non-Major Decision;

(ii)    any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held, as “performance”, “earn-out”, “holdback” or similar escrows or reserves with respect to any Mortgage Loan or Serviced Whole Loan as further identified on a schedule to the PSA, but excluding (subject to clause (iv) below) as to Mortgage Loans or Serviced Whole Loan which are non-Specially Serviced Loans, (A) any routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria or lender discretion is not required or permitted pursuant to the terms of the related loan documents, (B) any request with respect to a Mortgage Loan or Serviced Whole Loan that is a non-Specially Serviced Loan for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the loan documents or (C) any other funding or disbursement as mutually agreed upon by the master servicer and special servicer;

(iii)  in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), any request to incur additional debt in accordance with the terms of the related Mortgage Loan documents; provided that the foregoing is not otherwise a Major Decision or another Special Servicer Non-Major Decision;

(iv)  in circumstances where no lender discretion is required other than confirming the satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), processing requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan or Serviced Whole Loan; provided that, in any case, Special Servicer Non-Major Decisions will not include (i) the release, substitution or addition of collateral securing any Mortgage Loan or Serviced Whole Loan in connection with a defeasance of such collateral; or (ii) requests that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property; provided that such release or substitution or addition of collateral is not otherwise a Major Decision;

(v)   approving easements or rights of way that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan or Serviced Whole Loan; and

(vi)  approving leases, lease modifications or amendments or any requests for subordination non-disturbance and attornment agreements or other similar agreements with respect to any lease that (a) involves a lease of an outparcel or affects an area greater than or equal to the lesser of (1) 30,000 square feet or (2) 30% of the net rentable area of the related Mortgaged Property, (b) involves a tenant or space specifically identified by name or space location in the related Mortgage Loan documents as requiring the consent of the lender for the associated activity or (c) such transaction is not a routine leasing matter for a customary lease of space for parking office retail, warehouse, industrial and/or manufacturing purposes;.

provided, however, that with respect to clauses (i)(A) and (i)(B) of this definition, the master servicer will be required to process such request with respect to non-Specially Serviced Loans and obtain the consent or deemed consent of the special servicer as provided in the PSA.

Notwithstanding the foregoing, the master servicer and the special servicer may mutually agree as contemplated in the PSA that the master servicer will process any of the foregoing matters (excluding any Payment Accommodation, which will be processed by the special servicer) with respect to any Serviced Mortgage Loan or Serviced Whole Loan that is a non-Specially Serviced Loan in accordance with the terms and conditions reasonably agreed to by the master servicer and the special servicer, including the special servicer’s consent. If the master servicer and special servicer mutually agree that the master servicer will process a Special Servicer Non-Major Decision with respect to any Serviced Mortgage Loan or Serviced Whole Loan that is a non-Specially Serviced Loan, the master servicer will be required to obtain the special servicer’s prior consent (or deemed consent) to the Special Servicer Non-Major Decision.

Any fees or other charges charged by the special servicer in connection with processing any Payment Accommodation with respect to any Mortgage Loan or Serviced Whole Loan (in the aggregate with each other such Payment Accommodation with respect to such Mortgage Loan or Serviced Whole Loan) may not exceed an amount equal to 0.30% of the Stated Principal Balance of such Mortgage Loan or Serviced

Whole Loan (“Payment Accommodation Fees”) (excluding attorneys’ fees and third party expenses) and may only be borne by the borrower, not the issuing entity.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The special servicer will be required to determine (with respect to any Specially Serviced Loan or, to the extent such action is a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i)(A) and (i)(B) of “Special Servicer Non-Major Decision”), any non-Specially Serviced Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan), and the master servicer will be required to determine (with respect to any non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i)(A) and (i)(B) of “Special Servicer Non-Major Decision” which items the master servicer will be required to determine)), in each case, in a manner consistent with the Servicing Standard, whether to (a) exercise any right it may have with respect to such Mortgage Loan or Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on such Mortgage Loan or Companion Loan, as applicable, or (2) to grant or withhold its consent to any sale or transfer, consistent with the Servicing Standard or to (b) waive its right to exercise such rights; provided, however, that (i) with respect to such consent or waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to any applicable Excluded Loan, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to any applicable Excluded Loan, upon consultation with the Directing Holder), and (ii) with respect to any Mortgage Loan that (A) represents at least 5.0% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, (C) has a Stated Principal Balance that is more than $35,000,000, or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization, or if no timely response is received, permitted to rely upon the most recent CREFC® Reports from such other securitization), a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

The special servicer will be required to determine (with respect to a Specially Serviced Loan or, to the extent such action is a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i)(A) and (i)(B) of “Special Servicer Non-Major Decision”), any non-Specially Serviced Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with a “due-on-encumbrance” clause) and the master servicer will be required to determine (with respect to any non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i)(A) and (i)(B) of “Special Servicer Non-Major Decision” which items, the master servicer will be required to determine)), in each case, in a manner consistent with the Servicing Standard, whether to (a) exercise any right it may have with respect to such Mortgage Loan or Serviced Companion Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to grant or withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) waive its right to exercise such rights, provided, however, (i) with respect to such consent or waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to any applicable Excluded Loan, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a

Consultation Termination Event and other than with respect to any applicable Excluded Loan, upon consultation with the Directing Holder), and (ii) with respect to any Mortgage Loan that (A) represents at least 2.0% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, (C) has a Stated Principal Balance that is more than $35,000,000, (D) has a loan-to-value ratio that is equal to or greater than 85% (including any existing and proposed debt) and has a Stated Principal Balance of at least $10,000,000, (E) has a debt service coverage ratio that is less than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Mortgage Loan (or Serviced Whole Loan, if applicable) and the principal amount of the proposed additional lien) and has a Stated Principal Balance of at least $10,000,000, or (F) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization, or if no timely response is received, permitted to rely upon the most recent CREFC® Reports from such other securitization), a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

With respect to any matter described in the preceding two paragraphs, with respect to any non-Specially Serviced Loan as to which such action is a Special Servicer Major Decision or Special Servicer Non-Major Decision, the special servicer and the master servicer may mutually agree that the master servicer will process such action in accordance with the terms and conditions reasonably agreed to by the master servicer and the special servicer, including the special servicer’s consent and subject to the rights of the Directing Holder discussed under “—The Directing Holder”; provided, however, that with respect to clauses (i)(A) and (i)(B) of the definition of “Special Servicer Non-Major Decision”, the master servicer will be required to process such request with respect to non-Specially Serviced Loans and obtain the consent or deemed consent of the special servicer as provided in the PSA.

Any modification, extension, waiver or amendment of the payment terms of any Non-Serviced Whole Loan will be required to be structured so as to be consistent with the Servicing Standard and the allocation and payment priorities in the related loan documents and the related Co-Lender Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of any related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Co-Lender Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2023 unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Co-Lender Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Co-Lender Agreement). The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual operating statements beginning with calendar year end 2022 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Serviced Mortgage Loans, any related Serviced Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Serviced Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer certain of the servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Serviced Companion Loan) for which the master servicer is responsible for servicing (each, a “Special Servicing Transfer Event”):

(1)

as to which a payment default has occurred at its original maturity date, or, if the original maturity date has been extended, at its extended maturity date; and in the case of a balloon payment, if the balloon payment is delinquent and the related borrower has not provided the master servicer (and the master servicer will be required to promptly forward a copy of such document to the special servicer, if it is not evident that a copy has been delivered to the special servicer), on or prior to the related maturity date, with (a) a written and fully executed (subject only to customary final closing conditions) commitment, letter of intent, or otherwise binding application for refinancing or similar document that is, in each case, binding upon an acceptable lender or (b) a signed purchase agreement, in the case of clause (a) or (b), reasonably satisfactory in form and substance to the master servicer and (so long as no Control Termination Event is continuing) the Directing Holder, which provides that such refinancing or purchase will occur within 120 days of such related maturity date; provided that such Mortgage Loan and any related Companion Loan will become a Specially Serviced Loan immediately if the related borrower fails to diligently pursue such financing or purchase or to pay any Assumed Scheduled Payment on the related due date (subject to any applicable grace period) at any time before the refinancing or purchase or, if such refinancing or purchase does not occur, such Mortgage Loan and any related Companion Loan at the end of such 120-day period (or for such shorter period beyond the date on which the related balloon payment was due within which the refinancing or purchase is scheduled to occur pursuant to the commitment for refinancing or signed purchase agreement or on which such commitment or signed purchase agreement terminates);

(2)	as to which any Periodic Payment is more than 60 days delinquent;

(3)

as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, (ii) the borrower has become the subject of a decree or order for that proceeding and it has not been stayed or discharged or dismissed within 60 days (or a shorter period if the master servicer or the special servicer (and, in the case of the special servicer, with the consent of the Directing Holder, unless a Control Termination Event is continuing) determines in accordance with the Servicing Standard that the circumstances warrant that the related Mortgage Loan or Serviced Whole Loan (or REO Loan) be transferred to special servicing), or (iii) the related borrower has admitted in writing its inability to pay its debts generally as they become due, makes an assignment for the benefit of its creditors or voluntarily suspends payment of its obligations;

(4)

as to which the master servicer or special servicer has received notice of the commencement of foreclosure or foreclosure or proposed foreclosure or similar proceedings of any lien other than the Mortgage on the Mortgaged Property;

(5)

as to which, in the judgment of the master servicer (so long as no Consultation Termination Event is continuing, after consultation with the Directing Holder), a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 30 days;

(6)

as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer determines (so long as no Consultation Termination Event is continuing, after consultation with the Directing Holder), in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders (and, with respect to any Whole Loan, the holders of any related Companion Loan, as a collective whole (taking into account the pari passu nature of any Companion Loan, as applicable)), has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, 30 days); or

(7)

as to which the master servicer determines (so long as no Consultation Termination Event is continuing, after consultation with the Directing Holder) that (i) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Whole Loan, the holders of any related Companion Loan as a collective whole (taking into account the pari passu nature of any Companion Loans)), and (iii) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days (provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan); provided that any determination that a special servicing transfer event has occurred under this clause (7) with respect to any Mortgage Loan or related Companion Loan solely by reason of the failure (or imminent failure) of the related borrower to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the master servicer as described under “—Maintenance of Insurance” above.

For the avoidance of doubt, and for purposes of clauses (2), (3)(iii), (5), (6) and (7) above, neither (i) a Payment Accommodation with respect to any Mortgage Loan or Serviced Whole Loan nor (ii) any default or delinquency that would have existed but for such Payment Accommodation will constitute a Special Servicing Transfer Event, for so long as the related borrower is complying with the terms of such Payment Accommodation.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least three consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Serviced Mortgage Loan and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan upon the earlier of (i) 60 days after the servicing of such Mortgage Loan is transferred to the special servicer and (ii) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan (the “Initial Delivery Date”) and will be required to prepare one or more additional Asset Status Reports with respect to any such Specially Serviced Loan subsequent to the issuance of a Final Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan changes in strategy reflected in the initial Asset Status Report (or subsequent Final Asset Status Report) are necessary to reflect the then current recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Holder (but only with respect to any Mortgage Loan other than an applicable Excluded Loan and for so long as no Consultation Termination Event is continuing);

●	the Risk Retention Consultation Party (but only with respect to any Mortgage Loan other than an applicable Excluded Loan);

●

with respect to any related Serviced Companion Loan, to the extent such Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which such Serviced Companion Loan has been sold or, to the extent such Serviced Companion Loan has not been included in a securitization transaction, to the holder of such Serviced Companion Loan;

●	the operating advisor (but, other than with respect to an applicable Excluded Loan, only after the occurrence and continuance of an Operating Advisor Consultation Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●

a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●

(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●

the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●

the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●

an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●

the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan or Serviced Whole Loan, other than any applicable Excluded Loan, if no Control Termination Event is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Holder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the special servicer within ten business days) is not in the best interest of all the Certificateholders (taken as a collective whole), the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Holder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Holder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders (taken as a collective whole); provided that, if the Directing Holder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard. The procedures described in this paragraph are collectively referred to as the “Directing Holder Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Holder that does not include any communication (other than the Final Asset Status Report) between the special servicer and the Directing Holder or the Risk Retention Consultation Party with respect to such Specially Serviced Loan required to be delivered by the special servicer by the Initial Delivery Date or any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Approval Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above.

The special servicer will be required to notify the operating advisor of whether any Asset Status Report delivered to the operating advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Holder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the operating advisor and the special servicer.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor after the completion of the Directing Holder Approval Process.

While an Operating Advisor Consultation Event is continuing, the operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of (i) receipt of such asset status report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Controlling Class certificates), as a collective whole. The special servicer will be required to consider such alternative courses of action on a non-binding basis, if any, and any other feedback provided by the operating advisor (and for so long as no Consultation Termination Event is continuing, the Directing Holder) in connection with the special servicer’s preparation of any asset status report that is provided while an Operating Advisor Consultation Event is continuing. The special servicer may revise the asset status report as it deems necessary to take into account any input and/or comments from the operating advisor (and for so long as no Consultation Termination Event is continuing, the Directing Holder), to the extent the special servicer determines that the operating advisor’s and/or Directing Holder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders, as a collective whole. If the special servicer determines to revise any asset status report to take into account any input and/or comments from the operating advisor or the Directing Holder, the special servicer will be required to deliver to the operating advisor and the Directing Holder the revised asset status report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of any proposal, objection or comment by the operating advisor or, during the continuance of a Control Termination Event, the Directing Holder, or a recommendation of the operating advisor or, during the continuance of a Control Termination Event, the Directing Holder.

During the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Holder and during the continuance of an Operating Advisor Consultation Event, the operating advisor, will be entitled to consult, on a non-binding basis, with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Holder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will send the Asset Status Report to the operating advisor and will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Holder.

The special servicer will implement the Final Asset Status Report.

With respect to each Non-Serviced Mortgage Loan, the related directing holder under the related Non-Serviced PSA will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Holder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Serviced Mortgage Loan or Serviced Whole Loan has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)  such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of each related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, Serviced

Companion Loan holders constituted a single lender, taking into account the pari passu nature of any related Companion Loan, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)  there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of each related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan holders constituted a single lender, taking into account the pari passu nature of any related Companion Loan, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan or Serviced Whole Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) an extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or the Grantor Trust or cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate (which, currently, is 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the holder of each related Serviced Companion Loan, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the applicable REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the applicable REO Account relate to such REO Property. To the extent that amounts in the applicable REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Property Protection Advance, unless it determines such Property Protection Advance would be nonrecoverable. On the later of the date that is (x) on or prior to the Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the applicable REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Pari Passu Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender, taking into account the pari passu nature of any related Companion Loan) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the case of certain Non-Serviced Mortgage Loans, under certain limited circumstances permitted under the related Co-Lender Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loan, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than any applicable Excluded Loan, (i) with the consent of the Directing Holder, if no Control Termination Event is continuing and (ii) after consultation with the Risk Retention Consultation Party) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. The special servicer is required to accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is required to select the highest offer. The special servicer is generally required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Holder and the Risk Retention Consultation Party not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Serviced Mortgage Loan or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days after the related maturity date (or for such shorter period beyond the date on which the related balloon payment was due within which the refinancing or purchase referred to below is scheduled to occur pursuant to the commitment for refinancing or signed purchase agreement or on which such commitment or signed purchase agreement terminates) if the related borrower has provided the master servicer (and the master servicer will be required to promptly forward a copy of such document to the special servicer, if it is not evident that a copy has been delivered to the special servicer), within 60 days after the related maturity date, with (a) a written and fully executed (subject only to customary final closing conditions) commitment, letter of intent, or otherwise binding application for refinancing or similar document that is, in each case, binding upon an acceptable lender or (b) a signed purchase agreement, in the case of clause (a) or (b), reasonably satisfactory in form and substance to the master servicer and (so long as no Control Termination Event is continuing) the Directing Holder, which provides that such refinancing or purchase will occur within 120 days of such related maturity date; and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the master servicer or the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee, subject to any additional conditions in an applicable Co-Lender Agreement, will be required to determine whether the cash offer constitutes a fair price; provided, however, that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Property Protection Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be paid in advance of any such determination by the Interested Person; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and any related holders(s) of any Serviced Pari Passu Companion Loan (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an applicable Excluded Loan, in consultation with the Directing Holder (unless a Consultation Termination Event exists), the Risk Retention Consultation Party, and, in the case of a Serviced Pari Passu Whole Loan or an REO Property related to a Serviced Pari Passu Whole Loan, any related Companion Loan Holder(s)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Pari Passu Whole Loan or an REO Property related to a Serviced Pari Passu Whole Loan, any related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Companion Loan Holder(s) constituted a single lender, taking into account the pari passu nature of any related Companion Loan), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Whole Loan or an REO Property related to a Serviced Pari Passu Whole Loan, any related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Companion Loan Holder(s) constituted a single lender, taking into account the pari passu nature of any related Companion Loan).

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Holder, the Risk Retention Consultation Party, any borrower sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by the special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Pari Passu Whole Loan, pursuant to the terms of the related Co-Lender Agreement(s), if such Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell any related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Pari Passu Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Whole Loans.”

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with any related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Co-Lender Agreement. The Controlling Class Representative will be entitled to exercise such consent right so long as no Control Termination Event is continuing, and if a Control Termination Event is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Certain Rights of each Non-Controlling Holder”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued thereon and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Protection Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Holder

General

Subject to the rights of the holder of any related Companion Loan under the related Co-Lender Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as no Control Termination Event is continuing, the Directing Holder (a) will be entitled to advise (1) the special servicer, with respect to the applicable Specially Serviced Loans other than any applicable Excluded Loan as to all Special Servicer Major Decisions, (2) the special servicer, with respect to the applicable non-Specially Serviced Loans other than any applicable Excluded Loan, as to all Special Servicer Major Decisions, and (3) the master servicer, with respect to the applicable non-Specially Serviced Loans other than any applicable Excluded Loan, as to all Master Servicer Major Decisions, and (b) will have the right to replace the special servicer with or without cause (provided that for so long as Argentic Securities Holdings Cayman Limited, or an affiliate, holds at least 25% of the Controlling Class, Argentic Services Company LP may not be replaced as the special servicer except for cause) and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan or Serviced Whole Loan other than any applicable Excluded Loan, during continuance of a Control Termination Event, the Directing Holder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Holder will not have any consent or consultation rights, as further described below.

The “Controlling Class Representative” will be the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)	absent that selection, or

(2)	until a Controlling Class Representative is so selected, or

(3)

upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Controlling Class Representative is no longer designated, then the Controlling Class Certificateholder that represents that it owns the largest aggregate Certificate Balance of the Controlling Class (with evidence of ownership), or its representative, will be the Controlling Class Representative;

provided, however, that (i) in the case of clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Controlling Class Representative until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Controlling Class Representative has not changed until such parties receive written notice of a replacement of the Controlling Class Representative from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Controlling Class Representative.

The initial Controlling Class Representative is expected to be Argentic Securities Income USA LLC, or its affiliate.

The initial Controlling Class Representative, and any subsequent Controlling Class Representative, is hereby deemed to have agreed and acknowledged by virtue of its purchase of a Control Eligible Certificate (or beneficial ownership interest in such certificate) that its identity will be reported monthly by the certificate administrator in the Distribution Date Statement.

The “Directing Holder” means, with respect to any Serviced Mortgage Loan (other than any applicable Excluded Loan) or Serviced Whole Loan (other than any applicable Excluded Loan), the Controlling Class Representative.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such classes, have been reduced to zero, the Controlling Class will be the most senior class of Control Eligible Certificates that has a principal balance greater than zero; provided, further that if at any time the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E and Class F certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class. The Controlling Class as of the Closing Date will be the Class H-RR certificates.

The “Control Eligible Certificates” will be the Class G-RR and Class H-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any Certificateholder may request that the certificate registrar determine which class of Control Eligible Certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event is continuing, the Controlling Class Representative, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Holder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or the special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Holder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder, as the case may be.

The Class G-RR certificateholders that are the Controlling Class Certificateholders may waive their rights as the Controlling Class Certificateholders as described in “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below.

Major Decisions

Except as otherwise described under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override” below and subject to the rights of the holder of any related Companion Loan under the related Co-Lender Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as no Control Termination Event is continuing, neither the master servicer nor the special servicer will be permitted to take any of the following actions, as to which the Directing Holder has objected in writing within ten business days (or thirty (30) days with respect to clause (xiii) of the definition of “Major Decision” below) after receipt of the related Major Decision Reporting Package (provided that if such written objection has not been received by the master servicer or the special servicer, as applicable, within such ten-business-day (or 30-day) period, the Directing Holder will be deemed to have approved such action) (each of the following, a “Major Decision”):

(i)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans and/or Serviced Whole Loans as come into and continue in default;

(ii)      any modification, consent to a modification or waiver of any monetary term (other than penalty charges (which the master servicer or special servicer, as applicable, is permitted to waive pursuant to the PSA)) or material non-monetary term (including, without limitation, a Payment Accommodation, the timing of payments and acceptance of discounted pay-offs, but excluding the waiver of penalty charges) of a Mortgage Loan or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan;

(iii)     any sale of a Defaulted Loan or REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) for less than the applicable Purchase Price;

(iv)     any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property or any approval of a borrower’s determination to bring a Mortgaged Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property, to the extent the lender is required to consent to, or approve, any such determination by the borrower under the related Mortgage Loan documents;

(v)      any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan or Serviced Whole Loan or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings, or if otherwise required pursuant to the specific terms of the related Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(vi)     any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or Serviced Whole Loan, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement and for which there is no lender discretion or related to an immaterial easement, right of way or similar agreement;

(vii)    releases of amounts from any escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(viii)   any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor or releasing a borrower or guarantor from liability under a

Mortgage Loan or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(ix)    following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including acceleration of the Mortgage Loan or Serviced Whole Loan, as the case may be, or initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related borrower or Mortgaged Property;

(x)     the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a borrower;

(xi)    any consent or approval of (a) any property management changes on a Mortgage Loan with an outstanding principal balance exceeding $10,000,000 and a Debt Service Coverage Ratio of less than 1.25x or franchise changes, and (b) any amendments, modifications, waivers, or other similar actions with respect to any property management agreement or franchise agreement, as applicable (in each case of clause (a) and (b), to the extent the lender is required to consent or approve under the Mortgage Loan documents);

(xii)   any modification, waiver or amendment of a Co-Lender Agreement, intercreditor agreement or similar agreement with any mezzanine lender, holder of a Pari Passu Companion Loan or subordinate debt holder related to a Mortgage Loan or Serviced Whole Loan, or an action to enforce rights (or decision not to enforce rights) with respect thereto, in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates;

(xiii)   any determination of an Acceptable Insurance Default;

(xiv)   any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(xv)   any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property, in each case, to the extent the lender has discretion under the related Mortgage Loan documents;

(xvi)   approving annual budgets for the related Mortgaged Property with increases (in excess of 10%) in operating expenses or payments to entities actually known by the master servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Serviced Whole Loan);

(xvii)   any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the lender’s approval is required under the related Mortgage Loan documents;

(xviii) determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(xix)   other than in the case of a non-Specially Serviced Loan, consent to actions and releases related to condemnation of parcels of a Mortgaged Property with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or any related Companion Loan when due, in each case, to the extent the lender has discretion under the related Mortgage Loan documents; and

(xx)    approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements.

Subject to the terms and conditions of this section, (a) the special servicer will process all requests for any matter that constitutes a “Major Decision” with respect to any Specially Serviced Loan, (b) the special servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) unless the master servicer and the special servicer have mutually agreed to have the master servicer process such request in accordance with the terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent, (c) the master servicer will process all requests for any matter that constitutes a Master Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) and (d) the master servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) if the master servicer and the special servicer have mutually agreed to have the master servicer process such request in accordance with the terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent. For the avoidance of doubt, the master servicer and the special servicer have mutually agreed that the master servicer will process the items listed in clauses (i)(A) and (i)(B) of “Special Servicer Non-Major Decision” with respect to non-Specially Serviced Loans, subject to special servicer consent or deemed consent as provided in the PSA. Upon receiving a request for any matter that constitutes a Special Servicer Major Decision, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request in accordance with the terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Special Servicer Major Decision.

With respect to any borrower request or other action on non-Specially Serviced Loans that is not a Special Servicer Non-Major Decision or a Major Decision, the master servicer will not be required to obtain the consent of or consult with the special servicer, any Directing Holder or the operating advisor.

For so long as no Operating Advisor Consultation Event is continuing, the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered (and the special servicer will use reasonable efforts not to deliver such Major Decision Reporting Package) prior to the occurrence and continuance of an Operating Advisor Consultation Event. After the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the master servicer or the special servicer that is processing the related Major Decision will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the master servicer’s or the special servicer’s written request, as applicable, for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the master servicer or the special servicer, to the operating advisor, the master servicer or the special servicer, as applicable, will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

“Major Decision Reporting Package” means, with respect to any Major Decision for which it is processing, a written report by the master servicer or the special servicer (which, if prepared by the special servicer, may be in the form of an Asset Status Report), as applicable, describing in reasonable detail (i) the background and circumstances requiring action of the master servicer or the special servicer, as applicable, and (ii) the proposed course of action recommended.

“Master Servicer Major Decision” means any Major Decision with respect to a non-Specially Serviced Loan under clauses (xi) through (xvi) of the definition of “Major Decision”.

“Special Servicer Major Decision” means any Major Decision with respect to a non-Specially Serviced Loan under clauses (i) through (x) and clauses (xvii) through (xx) of the definition of “Major Decision”.

Asset Status Report

So long as a Control Termination Event is not continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event is continuing, the Controlling Class Representative will have no right to consult with the special servicer with respect to the Asset Status Reports.

Replacement of Special Servicer

So long as a Control Termination Event is not continuing, the applicable Directing Holder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

If a Control Termination Event is continuing, but for so long as no Consultation Termination Event is continuing, neither the master servicer nor the special servicer will be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Holder in connection with any Major Decision that it is processing or, in the case of the special servicer, any Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the master servicer or the special servicer if no Control Termination Event was continuing) and to consider alternative actions recommended by the Directing Holder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the master servicer or the special servicer. In the event the master servicer or the special servicer, as applicable, receives no response from the Directing Holder within 10 days following the master servicer’s or the special servicer’s written request for input (which initial request is required to include the related Major Decision Reporting Package) on any required consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond will not relieve the master servicer or the special servicer, as applicable, from consulting with the Directing Holder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Loan (that is not also an applicable Excluded Loan), if any, the Directing Holder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. During the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an applicable Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if an Operating Advisor Consultation Event is continuing, the master servicer or the special servicer will also be required to consult with the operating advisor in connection with any Major Decision that it is processing (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from the operating advisor within 10 days following the later of (i) its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor that is in possession of the master servicer or the special servicer, as applicable, related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the master servicer or the special servicer, as applicable, from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any applicable Excluded Loan related to the Controlling Class Representative (regardless of whether an Operating Advisor Consultation Event is continuing), the master servicer, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any Non-Serviced Mortgage Loan or any applicable Excluded Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Mortgage Loan (other than any applicable Excluded Loan), the master servicer or the special servicer will also be required to consult with the Risk Retention Consultation Party in connection with any Major Decision it is processing (and such other matters that are subject to consultation rights of the Risk Retention Consultation Party pursuant to the PSA) and to consider alternative actions recommended by such Risk Retention Consultation Party in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from the Risk Retention Consultation Party within 10 days following the later of (i) the master servicer’s or the special servicer’s written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the Risk Retention Consultation Party related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Risk Retention Consultation Party on the specific matter; provided, however, that the failure of the Risk Retention Consultation Party to respond will not relieve the master servicer or the special servicer, as applicable using reasonable efforts to consult with the Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

If a Consultation Termination Event is continuing, no class of certificates will act as the Controlling Class, and the Controlling Class Representative will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Controlling Class Representative under the PSA. The master servicer or the special servicer, as applicable, will nonetheless be required to consult with the operating advisor in connection with Major Decisions that it is processing, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur with respect to any Mortgage Loan or Serviced Whole Loan (i) when the Class G-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class, (ii) when a holder of the Class G-RR certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Control Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of Class G-RR certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder, or (iii) when such Mortgage Loan or Whole Loan is an applicable Excluded Loan;

provided, further, that if at any time, the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E and Class F certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then no Control Termination Event will be deemed to occur.

A “Consultation Termination Event” will occur with respect to any Mortgage Loan or Serviced Whole Loan (i) when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts, (ii) when a holder of the Class G-RR certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of Class G-RR certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder or (iii) when such Mortgage Loan or Whole Loan is an applicable Excluded Loan;

provided, further, that if at any time, the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E and Class F certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then no Consultation Termination Event will be deemed to occur.

With respect to any applicable Excluded Loan, the Controlling Class Representative or any Controlling Class Certificateholder will not have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event and Consultation Termination Event will be deemed to have occurred with respect to such Excluded Loan.

At any time when the Class G-RR Certificates are the Controlling Class, the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in the PSA, by irrevocable written notice delivered to the depositor, the certificate administrator, the trustee, the master servicer, the special servicer and the operating advisor. Any such waiver will remain effective with respect to such holder and the Class G-RR Certificates until such time as that Certificateholder has (i) sold a majority of the Class G-RR Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the depositor, the certificate administrator, the trustee, the master servicer, the special servicer and the operating advisor that (a) the transferor retains no direct or indirect voting rights with respect to the Class G-RR Certificates that it does not own, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect economic interest in the Class G-RR Certificates. Following any such transfer, the successor holder of more than 50% of the Class G-RR Certificateholders (by Certificate Balance), if Class G-RR Certificates are the Controlling Class certificates, will again have the rights of the Controlling Class Representative as described in this prospectus without regard to any prior waiver by the predecessor Certificateholder. Such successor Certificateholder will also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No such successor Certificateholder described above in this paragraph will have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the Class G-RR Certificates that had not also become a Corrected Loan prior to such acquisition until such Mortgage Loan becomes a Corrected Loan.

Whenever such an “opt-out” by a Controlling Class Certificateholder is in effect:

●	a Consultation Termination Event will be deemed to have occurred and continue; and

●

the rights of the holder of more than 50% of the Class G-RR Certificates (by Certificate Balance), if they are the Controlling Class, to act as or appoint a Controlling Class Representative and the rights of the Controlling Class Representative will not be operative (notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Holder with respect to any Mortgage Loan or Serviced Whole Loan other than any applicable Excluded Loan, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Holder, the Risk Retention Consultation Party or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Companion Loan), as a collective whole (taking into account the pari passu nature of any Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response (or without waiting to consult with the Directing Holder, the Risk Retention Consultation Party or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Holder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Holder or Controlling Class Representative or (ii) may follow any advice or consultation provided by the Directing Holder or Controlling Class Representative or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders (and, with respect to a Serviced Whole Loan, subject to the rights of the holders of any related Companion Loan, as described under “Description of the Mortgage Pool—The Whole Loans”).

Rights of Holders of Companion Loans

With respect to any Non-Serviced Whole Loan, the Controlling Class Representative will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related directing holder under the related Non-Serviced PSA. The issuing entity, as the holder of each Non-Serviced Mortgage Loan, has non-binding consultation rights with respect to certain major decisions relating to each Non-Serviced Whole Loan, as applicable, and, other than in respect of any applicable Excluded Loan, for so long as no Consultation Termination Event is not continuing, the Controlling Class Representative will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Co-Lender Agreement. In the event a Consultation Termination Event is continuing, the operating advisor will be required to exercise such consultation rights of the issuing entity pursuant to the terms of the related Co-Lender Agreement. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Certain Rights of each Non-Controlling Holder” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has non-binding consultation rights with respect to certain major decisions and certain rights in connection with the sale of such Serviced Whole Loan if it has become a Defaulted Loan, as provided in the applicable Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Holder

The Directing Holder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Holder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Holder:

(a) may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b) may act solely in the interests of the Controlling Class Certificateholders;

(c) does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d) may take actions that favor the interests of the Controlling Class Certificateholders over the interests of the holders of one or more other classes of certificates; and

(e) will have no liability whatsoever (other than to a Controlling Class Certificateholder, to the extent the Controlling Class Representative is the Directing Holder) for having so acted as set forth in (a) through (d) above, and no Certificateholder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or special servicer in accordance with the direction of or approval of the Directing Holder, which does not violate the terms of any Mortgage Loan, any law or the Servicing Standard or the provisions of the PSA or the related Co-Lender Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of the Non-Serviced Companion Loan(s) or their respective designees (e.g. the related directing holder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Holder described above pursuant to the terms of the related Co-Lender Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer, the master servicer or a sub-servicer and will not be charged with changing the outcome on any particular decision with respect to a Mortgage Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be a variety of activities or decisions made with respect to, or multiple strategies to resolve a Mortgage Loan and that the goal of the operating advisor’s participation is to provide additional oversight with respect to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, or a “broker” or “dealer” within the meaning of the Securities Exchange Act of 1934, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan, (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties.

In addition and for the avoidance of doubt, although the operating advisor may have certain consultation duties with the master servicer with respect to certain Major Decisions processed by the master servicer (as later described), the operating advisor will have no obligations or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any Operating Advisor Annual Report.

Duties of Operating Advisor In General

With respect to each Serviced Mortgage Loan or Serviced Whole Loan, the operating advisor’s obligations will generally consist of the following:

(a)  reviewing (i) the actions of the special servicer with respect to a Mortgage Loan when it is a Specially Serviced Loan and (ii) after the occurrence and during the continuance of an Operating Advisor Consultation Event, the actions of the special servicer with respect to Major Decisions relating to a Mortgage Loan when it is not a Specially Serviced Loan, as described in “—The Directing Holder—Major Decisions” above;

(b)  reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(c)  promptly recalculating the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Mortgage Loan when it is a Specially Serviced Loan; and

(d)  preparing an annual report (if, at any time during the prior calendar year (i) a Serviced Mortgage Loan or Serviced Whole Loan was a Specially Serviced Loan or (ii) the operating advisor was entitled to consult with the special servicer with respect to a Major Decision) generally in the form attached to this prospectus as Annex C, to be provided to the trustee, the master servicer, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator (and made available through the certificate administrator’s website) in accordance with the Operating Advisor Standard, as described in “—Annual Report”.

In connection with the performance of the duties described in clause (c) above:

(i)     after the calculation has been finalized (and if an Operating Advisor Consultation Event has occurred and is continuing prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)    if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation in any material respect, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)   if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor review will be limited to an after-the-action review of the reports and material described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, lockbox management, insurance policies, borrower substitutions, lease changes, additional borrower debt, defeasances, property management changes, releases from escrow, assumptions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan.

With respect to the determination of whether an Operating Advisor Consultation Event has occurred and is continuing, or has terminated, the operating advisor is entitled to rely solely on its receipt from the certificate administrator of notice pursuant to the PSA (which includes notices posted to the certificate administrator’s website), and, with respect to any obligations of the operating advisor that are performed only after the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor will have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of an Operating Advisor Consultation Event.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of any related Companion Loan (as a collective whole as if such Certificateholders and Companion Loan Holders constituted a single lender, taking into account the pari passu nature of any related Pari Passu Companion Loan), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Holder, the Risk Retention Consultation Party, any Certificateholder or any of their respective affiliates.

Annual Report

Based on the operating advisor’s review of any Assessment of Compliance, any Attestation Report, any Major Decision Reporting Package and/or Asset Status Report (in each case, after the occurrence and during the continuance of an Operating Advisor Consultation Event), any Final Asset Status Report and other reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, the operating advisor will (if, at any time during the prior calendar year (i) any Serviced Mortgage Loan was a Specially Serviced Loan or (ii) the operating advisor was entitled to consult with the special servicer with respect to any Major Decision) prepare an annual report substantially in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the special servicer, the depositor, the 17g-5

Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) during the prior calendar year on a platform-level basis, and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing any Operating Advisor Annual Report, the operating advisor (i) will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial, and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion. Only as used in connection with the Operating Advisor Annual Report, the term “platform-level basis” refers to the special servicer’s performance of its duties with respect to the pool of Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance, Attestation Report, Major Decision Reporting Package, Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event), Final Asset Status Report and other information, in each case, delivered to the operating advisor by the special servicer (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any Operating Advisor Annual Report at least 5 business days prior to such Operating Advisor Annual Report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer.

Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event is Continuing

While an Operating Advisor Consultation Event is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

(a)  to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of any Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

(b)  to consult (on a non-binding basis) with the master servicer or the special servicer to the extent it has received a Major Decision Reporting Package, as applicable, (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the Operating Advisor Standard with respect to any Major Decisions processed by the master servicer or the special servicer, as applicable, as described under “—The Directing Holder—Major Decisions”.

To facilitate the consultation described above, the master servicer or the special servicer, as applicable, will be required to send to the operating advisor an Asset Status Report or Major Decision Reporting Package, as applicable, before the action is implemented.

An “Operating Advisor Consultation Event” will occur when either (i) the aggregate Certificate Balance of the HRR Certificates (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of any class of HRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the HRR Certificates or (ii) a Control Termination Event has occurred and is continuing (or a Control Termination Event would be continuing if not for the last proviso in clause (ii) of the definition of Control Termination Event).

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)     that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor as the sole or a material factor in such rating action;

(ii)    that can and will make the representations and warranties of the operating advisor set forth in the PSA, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to the PSA over the life of the issuing entity;

(iii)   that is not (and is not Risk Retention Affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a sponsor, any Borrower Party, the Retaining Party, a Subsequent Third-Party Purchaser, the Controlling Class Representative,

the Directing Holder, the Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective Risk Retention Affiliates;

(iv)   that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)    that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)   that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 244.2 of the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any “Privileged Information” received from the special servicer or Directing Holder in connection with the Directing Holder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Holder or the Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (other than with respect to any applicable Excluded Loan) or the exercise of the Directing Holder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined (and has labeled, identified or otherwise communicated as privileged or confidential information) could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party, (iii) information subject to attorney-client privilege (and has labeled, identified or otherwise communicated as privileged or confidential information) and (iv) any Asset Status Report or Final Asset Status Report.

The operating advisor is required to keep all such Privileged Information confidential and may not, without the prior written consent of the special servicer and (for so long as no Consultation Termination Event is continuing) the Directing Holder (with respect to any Serviced Mortgage Loan other than any applicable Excluded Loan), disclose such Privileged Information to any person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not without the prior written consent of the special servicer and, unless a Consultation Termination Event is continuing, the Directing Holder (with respect to any Serviced Mortgage Loan other than any applicable Excluded Loan) and the Controlling Class Representative, disclose such Privileged Information to any person other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrowers involved in this securitization, any experience or knowledge gained by the operating advisor from such other engagements may not be imputed to the operating advisor or its employees for this transaction; provided, however, the operating advisor may consider such experience or knowledge as pertinent information for discussion with the special servicer during its periodic meetings.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, as evidenced by written advice of counsel (which will be an additional expense of the issuing entity) delivered to each of the master servicer, the special servicer, the Directing Holder (other than with respect to any applicable Excluded Loan), the operating advisor, the asset representations reviewer, the certificate administrator and the trustee), required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA to the extent such agents or subcontractors satisfy clauses (iii), (iv) and (vi) of the definition of “Eligible Operating Advisor”; provided, however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a) any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates evidencing greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure that is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b) any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c) any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, is entered against the operating advisor, and such decree or order remains in force undischarged or unstayed for a period of 60 days;

(e) the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f) the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of holders of certificates evidencing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Controlling Class Representative (for any Mortgage Loan other than any applicable Excluded Loan and only for so long as no Consultation Termination Event is continuing), any Companion Loan noteholder, the Certificateholders, the Risk Retention Consultation Party and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates evidencing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Interests evidencing not less than 15% of the Voting Rights of the Non-Reduced Interests requesting a vote to terminate and replace the operating advisor with a proposed successor operating advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide written notice to all Certificateholders and the operating advisor of such request by posting such notice on its internet website, and by mailing such notice to all Certificateholders and the operating advisor.

Upon the written direction of holders of Non-Reduced Interests evidencing more than 50% of the Voting Rights of the Non-Reduced Interests that exercise their right to vote (provided that holders of Non-Reduced Interests evidencing at least 50% of the Voting Rights of the Non-Reduced Interests exercise their right to vote), the trustee will terminate all of the rights and obligations of the operating advisor under the PSA (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the operating advisor, and the proposed successor operating advisor will be appointed.

The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder and beneficial owner may access such notices on the certificate administrator’s website and each Certificateholder and beneficial owner may register to receive email notifications when such notices are posted on the website. The certificate administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, the Controlling Class Representative and the Risk Retention Consultation Party, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the master servicer, the special servicer, the Controlling Class Representative and all Certificateholders in accordance with the terms of the PSA. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days of such determination to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan) held by the issuing entity) as of the end of the applicable Collection Period are Delinquent Loans as of the end of the related Collection Period or (2) at least 15 Mortgage Loans are Delinquent Loans as of the end of the related Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Date Statement on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 72 prior pools of commercial mortgage loans for which GSMC (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after December 1, 2011, the highest percentage of a particular pool of loans (by outstanding principal balance) that were delinquent at least 60 days at the end of any reporting period between January 1, 2016 and September 30, 2021 was approximately 27.75%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the two (2) largest Mortgage Loans in the pool represent approximately 19.4% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if 15 Mortgage Loans are Delinquent Loans, assuming those Delinquent Loans represent at least 20% of aggregate outstanding principal balance of all of the Mortgage Loans

(including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in a mortgage loan seller’s Mortgage Loans that could be the basis for claims against the related mortgage loan seller based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period. For the avoidance of doubt, a delinquency that would have existed but for a Payment Accommodation will not constitute a delinquency, for so long as the related borrower is complying with the terms of such Payment Accommodation.

Asset Review Vote

If holders of certificates evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and all Certificateholders, and to conduct a solicitation of votes to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review evidencing at least a majority of the votes cast but in any event at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Controlling Class Representative, the Risk Retention Consultation Party and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) through (v) below for non-Specially Serviced Loans), the master servicer (with respect to clauses (vi) and (vii) below for non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide, or make available, the following materials for each Delinquent Loan (in electronic format) to the asset representations reviewer (collectively, with the Diligence Files, any notice of a breach of a representation or warranty relating to any Delinquent Loan received by the asset representations reviewer from any other party to the PSA, a copy of the prospectus, a copy of the applicable MLPA and a copy of the PSA, the “Review Materials”):

(i)    a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)   a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)  a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)  a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)   a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)  a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii) any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the asset representations reviewer’s completion of any Asset Review and that are requested (in writing in accordance with the PSA) by the asset representations reviewer, in the time frames and as otherwise described below.

In addition, in the event that, as part of an Asset Review of any Delinquent Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to such Delinquent Loan are missing any documents that are required to be part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan that, in either case, are necessary in connection with its completion of any Test in connection with such Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, to deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. Each mortgage loan seller will be required under each MLPA to deliver such additional documents only to the extent such documents are in the possession of such mortgage loan seller.

In addition, with respect to any Delinquent Loan that is a Non-Serviced Mortgage Loan, to the extent any documents required by the asset representations reviewer to complete a Test are missing or have not been received from the related mortgage loan seller, the asset representations reviewer will request such document(s) from the related Non-Serviced Master Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Master Servicer) or the related Non-Serviced Special Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Special Servicer).

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan, provided, however, the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the applicable mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession within 10 business days upon request as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test (the “Preliminary Asset Review Report”). The asset representations reviewer will be required to provide such Preliminary Asset Review Report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the applicable mortgage loan seller no later than 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable mortgage loan seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any information and documents provided or explanations given to support the applicable mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by such mortgage loan seller to the asset representations reviewer. For avoidance of doubt, the asset representations reviewer will not be required to prepare a Preliminary Asset Review Report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files posted to the secure data room is provided to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In no event may the asset representations reviewer determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the master servicer or the special servicer, as applicable. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Date Statement on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received by the certificate administrator, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator, the Controlling Class Representative and the Directing Holder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is a special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc. (“DBRS Morningstar”), Fitch Ratings, Inc. (“Fitch”), Kroll Bond Rating Agency, LLC (“KBRA”), Moody’s Investors Service, Inc. (“Moody’s”) or S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC (“S&P”) and that has not been the special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS Morningstar, Fitch, KBRA, Moody’s or S&P has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA,

(iii) is not (and is not Risk Retention Affiliated with) a sponsor, a mortgage loan seller, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Retaining Party, a Subsequent Third-Party Purchaser, the Controlling Class Representative, the Directing Holder, the Risk Retention Consultation Party or any of its Risk Retention Affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of a sponsor, a mortgage loan seller, any underwriter, any party to the PSA, the Controlling Class Representative, the Risk Retention Consultation Party or the Directing Holder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception. In addition, the asset representations reviewer will be required to keep all documents received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) assumes in writing each covenant and condition to be performed or observed by the asset representations reviewer under the PSA and (C) is not a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party to the PSA and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)    any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights;

(ii)   any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)  any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)   the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)  the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of holders of certificates evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of holders of certificates evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of holders of certificates evidencing at least 75% of a Quorum (without regard to the application of any Appraisal Reduction Amounts), the trustee will be required to terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the Principal Balance Certificates evidencing at least 75% of a Quorum (without regard to the application of any Appraisal Reduction Amounts) elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be required to be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations

Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses of each other party to the PSA and each Rating Agency in connection with its resignation and the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of the Risk Retention Consultation Party

The Risk Retention Consultation Party will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Risk Retention Consultation Party will not be protected against any liability to the holders of the VRR Interest that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the holders of the VRR Interest.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Risk Retention Consultation Party:

(a) may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b) may act solely in the interests of the holders of the VRR Interest;

(c) does not have any liability or duties to the holders of any class of certificates other than the holders of the VRR Interest;

(d) may take actions that favor the interests of the holders of one or more classes of certificates or, the holders of the VRR Interest, over the interests of the holders of one or more other classes of certificates; and

(e) will have no liability whatsoever (other than to the holders of the VRR Interest) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by any master servicer or any special servicer in accordance with the recommendation of the Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Co-Lender Agreement, will not result in any liability on the part of such master servicer or special servicer.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of holder of any related Companion Loan under the related Co-Lender Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Holder (provided that for so long as Argentic Securities Holdings Cayman Limited, or an affiliate, holds at least 25% of the Controlling Class, Argentic Services Company LP may not be replaced as the special servicer except for cause) so long as, among other things, the Directing Holder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Holder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

If at any time a Control Termination Event is continuing, the holders of the Principal Balance Certificates may generally replace the special servicer, without cause, as described in this paragraph. Upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such certificates) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all Voting Rights in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of holders of certificates evidencing at least 75% of a Quorum or holders of certificates evidencing more than 50% of the aggregate Voting Rights of each class of Non-Reduced Interests on an aggregate basis, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such holders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer as described above, the holders of Voting Rights evidencing at least 75% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, the Directing Holder will be entitled to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan, unless such Excluded Special Servicer Loan is also an applicable Excluded Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the Excluded Special Servicer Loan is also an applicable Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable

Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and applicable certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan; provided, however, for so long as a Control Termination Event is not continuing, the related Excluded Special Servicer will not be required to resign if the Directing Holder determines that such Excluded Special Servicer may continue to serve as special servicer for the applicable Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

“Non-Reduced Interests” means any class of Principal Balance Certificates then-outstanding for which (a)(1) the initial Certificate Balance of such class of certificates, minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such class of certificates, (y) any Appraisal Reduction Amounts allocated to such class of certificates, and (z) any Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such class of certificates, less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such class of certificates.

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become a special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) is included on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer, (vii) currently has a special servicer rating of at least “CSS3” from Fitch, and (viii) is not a special servicer that has been publicly cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written recommendation detailing the reasons supporting its position (provided that the operating advisor will not be permitted to recommend the replacement of the special servicer for any Whole Loan so long as the holder of the related Companion Loan is the Directing Holder under the related Co-Lender Agreement) (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to promptly notify each Certificateholder of the recommendation and post such notice and report on the certificate administrator’s website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of after the notice is posted to the certificate administrator’s website by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of a quorum (which, for this purpose is the holders that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other).

In the event the holders of such Principal Balance Certificates evidencing the requisite Voting Rights elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives such a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee (upon receipt of written confirmation from the certificate administrator, if the certificate administrator and the trustee are different entities) will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the Certificateholders, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”, the Directing Holder may not subsequently reappoint as special servicer such terminated special servicer or any Risk Retention Affiliate of such terminated special servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related directing holder appointed under the related Non-Serviced PSA (and not by the Controlling Class Representative for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Co-Lender Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)  (i) any failure by the master servicer to make a required deposit to the Collection Account, to the companion paying agent for deposit into the related Serviced Whole Loan Custodial Account or to a holder of a Companion Loan, on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)  any failure by the special servicer to deposit into the applicable REO Account within two business days after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)  any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) 5 business days in the case of certain of the master servicer’s or special servicer’s, as applicable, obligations regarding the Exchange Act reporting required under the PSA (except as otherwise provided under clause (i) of this definition of “Servicer Termination Event”), (ii) 10 days in the case of the master servicer’s failure to make a Property Protection Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by the holders of certificates evidencing not less than 25% of the Voting Rights or, with respect to a Serviced Whole Loan if affected by such failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)  any breach on the part of the master servicer or the special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the holders of certificates evidencing not less than 25% of the Voting Rights or, with respect to a Serviced Whole Loan if affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)  certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)  the master servicer or the special servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)  the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting;

(h)  KBRA (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates in the issuing entity, or (ii) has placed one or more classes of certificates issued by the issuing entity on “watch status” in contemplation of a ratings downgrade or withdrawal (and, in the case of clauses (i) or (ii), such action has not been withdrawn by KBRA within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the applicable Special Servicer, as applicable, as the sole or a material factor in such rating action

(i)  a companion loan rating agency has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of serviced companion loan securities, or (B) placed one or more classes of serviced companion loan securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (A) or (B), publicly citing servicing concerns with the master servicer or the special servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such companion loan rating agency within sixty (60) days of such event);

(j)  any failure by the master servicer or the special servicer to deliver (a) any Exchange Act reporting items required to be delivered by the master servicer or the special servicer to the trustee or the certificate administrator under the PSA (other than items to be delivered by a sub-servicer retained by a mortgage loan seller) by the time required under the PSA after any applicable grace periods or (b) any Exchange Act reporting items that a primary servicer, sub-servicer or servicing function participant retained by the master servicer is required to deliver (any such primary servicer, sub-servicer or servicing function participant will be terminated if it defaults in accordance with the provision of this clause (i)), which failure (other than in the case of Form 8-K reporting requirements) is not remedied within 3 business days.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of (i) the holders of certificates evidencing at least 25% of the Voting Rights, or (ii) for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder (solely with respect to the special servicer and other than with respect to any applicable Excluded Loan), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or the special servicer, as the case may be; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due, including Advances and interest thereon, will survive such termination under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written direction of the holders of certificates evidencing at least 25% of the Voting Rights, or for so long as a Control Termination Event has not occurred and is not continuing and other than in respect of any applicable Excluded Loan, the Directing Holder will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, for so long as a Control Termination Event has not occurred and is not continuing, that has been approved by the Controlling Class Representative which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing holder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Control Termination Event, by the Controlling Class Representative; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee (or, prior to a Control Termination Event, the trustee acting at the direction of the Controlling Class Representative) will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f), (g), (h) or (i) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Companion Loan, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

In addition, the depositor may terminate each of the master servicer and the special servicer upon five business days’ notice if the master servicer or the special servicer, as the case may be, fails to comply with certain of its reporting obligations under the PSA.

Waiver of Servicer Termination Event

A Servicer Termination Event may be waived by the holders of certificates evidencing not less than (a) 66 2/3% of the aggregate Voting Rights of the certificates (and, if such Servicer Termination Event is on the part of the special servicer with respect to a Serviced Whole Loan only, by the related Serviced Companion Loan holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected classes and any Serviced Companion Loan holder affected by such Servicer Termination Event, and (2) a Servicer Termination Event under clause (c) or clause (i) under “—Servicer Termination Events” above may be waived only with the consent of the depositor and any Serviced Companion Loan holder affected by such Servicer Termination Event. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with an enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Holder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or the special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due, including Advances and interest thereon, will survive such resignation under the PSA. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Resignation of the Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rule, any Subsequent Third-Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the master servicer, the trustee, the certificate administrator, the operating advisor or the asset representations reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the any Subsequent Third-Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the master servicer, certificate administrator or the trustee receiving written notice by any other party to the PSA, any Subsequent Third-Party Purchaser, any sponsor or any underwriter or initial purchaser that the master servicer, certificate administrator or the trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the operating advisor or the asset representations reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of any Subsequent Third-Party Purchaser or any other party to the PSA (in such case, an “Impermissible Operating Advisor Affiliate” and “Impermissible Asset Representations Reviewer Affiliate”, respectively; and either of an Impermissible TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible Asset Representations Reviewer Affiliate being an “Impermissible Risk Retention Affiliate”), such Impermissible Risk Retention Affiliate is required to promptly notify the sponsors and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA; provided, however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of a Subsequent Third-Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of any related Companion Loan for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the applicable Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of any related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Co-Lender Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or the special servicer in respect of the certificates or the

Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or the special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and the 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer or the special servicer, as applicable, which will in turn be required to promptly forward it to the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPA. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Property Protection Advances, to the extent not recovered from the related mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered by a Certificateholder

In the event an Initial Requesting Holder delivers a written request to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the certificate registrar, the operating advisor (solely in its capacity as the operating advisor) or the custodian that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Owner Repurchase Request”), the receiving party will be required to promptly forward that Owner Repurchase Request to the master servicer and the special servicer. The Enforcing Servicer will then be required to promptly forward that Owner Repurchase Request to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Holder” is the first Certificateholder or Certificate Owner to deliver an Owner Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Holder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Owner Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Controlling Class Representative or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Controlling Class Representative or a Controlling Class Certificateholder, (A) prior to the Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of an Owner Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the applicable mortgage loan seller receives the Repurchase Request as described in “—Certificateholder’s Rights When a Repurchase Request is Initially Delivered by a Certificateholder” or “—Repurchase Request Delivered by a Party to the PSA” above, a “Resolution Failure” will be deemed to have occurred. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the applicable mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a Repurchase Request made by any person other than the special servicer, the Controlling Class Representative or a Controlling Class Certificateholder relating to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request. The master servicer will also be required to deliver to the special servicer the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer without undue burden or expense, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, information, documents and records, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Holder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Holder, if any, at the address specified in the Initial Requesting Holder’s Repurchase Request, and to the certificate administrator. The certificate administrator will be required to make the Proposed Course of Action available to all other Certificateholders and Certificate Owners, by posting such notice on the certificate administrator’s website, indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”).

The Proposed Course of Action will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that if any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority, by Certificate Balance of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures described below relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Election Notices, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the Enforcing Servicer and the certificate administrator. Within three (3) business days after the expiration of the 30-day response period, the certificate administrator will be required to tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received that clearly indicate agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the applicable Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority, by Certificate Balance of the responding Certificateholders.

If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Holder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Holder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Holder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days after the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including nonbinding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including nonbinding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such additional responses from other Certificateholders and Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such Proposed Course of Action for purposes of determining the course of action approved by the majority, by Certificate Balance, of Certificateholders.

If neither the Initial Requesting Holder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Holder, if any, or (ii) any other Certificateholder, Certificate Owner (each of clauses (i) or (ii), a “Requesting Holder”), the Enforcing Servicer will be required to consult with each Requesting Holder regarding such Requesting Holder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Holder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the

Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Holder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Holder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Holder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Holders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Holders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Holder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Holder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration; (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and the related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Holder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party; and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Holder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, none of the depositor, the mortgage loan seller with respect to the subject mortgage loan or any of their respective affiliates (except for any holders of the Controlling Class) will be entitled to be an Initial Requesting Holder or a Requesting Holder to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Election Notice or Final Dispute Resolution Election Notice or otherwise to vote certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Holder is the Enforcing Party, the Requesting Holder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Holder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder, provided that a Consultation Termination Event is not continuing and any applicable Excluded Loan is not involved, and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Holder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Holder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders and Certificate Owners will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Holder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the master servicer or the special servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Furthermore, the La Encantada Whole Loan is expected to be included in the Benchmark 2021-B31 securitization, which is expected to close prior to the Closing Date. The servicing terms of the Benchmark

2021-B31 PSA are not definitively known and may not be wholly consistent with the description of the Non-Serviced PSAs above.

Servicing of the Non-Serviced Mortgage Loans

General

Each Non-Serviced Mortgage Loan is expected to be serviced pursuant to the related Non-Serviced PSA and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA are expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●

Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Property Protection Advances under the PSA. The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the GSMS 2021-GSA3 mortgage pool, if necessary).

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Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA, except that caps, floors and offsets may differ or not apply.

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The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation may, in certain circumstances, be less than is the case under the PSA.

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Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to the master servicer or the special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and the special servicer for this transaction.

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The Non-Serviced Directing Holder under the related Non-Serviced PSA will have or is expected to have rights substantially similar to the Directing Holder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA may differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Holder will be permitted to consent may correspondingly differ.

       The related Non-Serviced PSA also provides or is expected to provide for the removal of the applicable Non-Serviced Special Servicer by the related Non-Serviced Directing Holder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Holder is permitted to replace the special servicer under the PSA.

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The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are or are expected to be substantially similar to, but not necessarily identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.

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Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be or are expected to be substantially similar to, but not necessarily identical to, the corresponding provisions under the PSA.

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The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Holder’s or Non-Serviced Special Servicer’s consent, may differ in certain respects from those decisions that constitute Master Servicer Major Decisions under the PSA.

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The related Non-Serviced Special Servicer will be required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are or are expected to be substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

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Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Master Servicer or the Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

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The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA (although the portion of the servicing fee to be applied to make such payments may be less).

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The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are or expected to be substantially similar but not necessarily identical to those of the PSA.

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While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it obtains knowledge that it has (or, in certain cases, if it has) become affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

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The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the GSMS 2021-GSA3 mortgage pool, if necessary).

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The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are or are expected to be similar, but not necessarily identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements may differ as to whether it is notice or rating agency confirmation that is required and whether a notice to, or a confirmation from, the rating agencies under the related Non-Serviced PSA in connection with an action involving the subject Non-Serviced Whole Loan would also be required to be made to or obtained from the Rating Agencies under the PSA).

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With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

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Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

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With respect to each Non-Serviced Mortgage Loan as to which the related lead securitization that includes the controlling Pari Passu Companion Loan does not involve the issuance of “eligible vertical interests” (as defined in the Credit Risk Retention Rules), the related Non-Serviced PSA may not provide for “risk retention consultation parties” with certain consultation rights.

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The provisions of the related Non-Serviced PSA may also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or the special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the replacement master servicer or special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, or (iii) KBRA has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or the special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean each of S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC (“S&P”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, LLC (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, the special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request.

Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Co-Lender Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each sub-servicer (required to provide such officer’s certificate under Regulation AB) with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer (required to provide such officer’s certificate under Regulation AB) that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such sub-servicer to furnish) to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, as to the signer thereof, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

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the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

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a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, the related Non-Serviced Trustee and the related Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver an Owner Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee indemnity reasonably satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) for the Mortgage Loans and each REO Property remaining in the issuing entity (provided, however, that (a) the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C and Class D, Class E and Class F certificates and the Notional Amounts of the Class X-A, Class X-B, Class X-D and Class X-F certificates have been reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class S and Class R certificates) and (c) the master servicer is paid a fee equal to (i) the product of (x) the Prime Rate, (y) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, Class S and Class R certificates) as of the date of the exchange and (z) three, divided by (ii) 360) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates representing greater than 50% of the Percentage Interest of such class (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the master servicer and approved by certain classes of certificates, (3) the reasonable out of pocket expenses of the master servicer or special servicer related to such purchase, unless the master servicer or special servicer, as applicable, is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the Non-Serviced Master Servicer in accordance with clause (2) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances, and interest thereon, and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1.0% of the aggregate Cut-off Date Balance of all of the Mortgage Loans (solely for the purposes of this calculation, if an ARD Loan is still an asset of the issuing entity and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the then-aggregate Stated Principal Balance of the pool of Mortgage Loans and from the Initial Pool Balance). The voluntary exchange of certificates (other than the Class R certificates), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the Certificateholders or holders of any Companion Loan:

(a)  to correct any defect or ambiguity in the PSA in order to address any manifest error in any provision of the PSA;

(b)  to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)  to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)  to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, either Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the VRR Interest) or holder of a Companion Loan;

(e)  to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any federal tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)   to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the VRR Interest) or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)  to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the VRR Interest) not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)  to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than any applicable Excluded Loan and for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of either Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)   to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the VRR Interest), as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)   to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k)  to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel, or (ii) in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Retaining Party under the PSA or the related risk retention agreement without the consent of the Retaining Party.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in the case of Certificateholders, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of any related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of a mortgage loan seller under the related MLPA without the consent of such mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of a mortgage loan seller under the related MLPA or the rights of such mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Non-Serviced Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to: (i) be a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, (ii) be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, (iii) have a combined capital and surplus of at least $100,000,000, (iv) be subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee has assumed the duties of the master servicer or the special servicer, as the case may be), (v) be an entity that is not on the depositor’s “prohibited party” list, and (vi) in the case of the trustee, have a rating on its long-term senior unsecured debt of at least (x) “BBB” by S&P, (y) “A” by Fitch (or short-term rating of “F1” by Fitch) and (z) “BBB-” by KBRA (or if not rated by KBRA (and solely with respect to satisfying the requirements of this clause (z)), then at least an equivalent rating by two other NRSROs, which may include S&P and Fitch) or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving 30 days’ prior written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator. If no successor trustee or certificate administrator has accepted an appointment within 120 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator reasonably acceptable to the master servicer.

In addition, holders of certificates entitled to at least 50% of the Voting Rights may at any time upon 30 days’ written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The trustee or certificate administrator will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA and each Rating Agency in connection with any removal for cause or resignation of such trustee or certificate administrator as and to the extent required under the PSA.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

Texas

Six (6) Mortgaged Properties (16.6%) are located in Texas. Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure. Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas. A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four years from the date the cause of action accrues. The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise).

Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action. It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness. In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor’s last known address at least 21 days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located. Such 21 day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale. The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin. To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above.

The trustee’s sale must be performed pursuant to the terms of the deed of trust and statutory law and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three hours after that time. If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located. Under Texas law applicable to the subject property, the debtor does not have the right to redeem the property after foreclosure. Any action for deficiency must be brought within two years of the foreclosure sale. If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

California

Seven (7) Mortgaged Properties (16.4%) are located in California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and in accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or co-lender agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then-current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court prior to the filing of the debtor’s petition (provided that no sale of the property had yet occurred). This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of a mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other reasons, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personality necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease providing for the termination or modification of such rights or obligations upon the filing of a bankruptcy petition or the occurrence of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested by a creditor and granted by a bankruptcy court in certain circumstances, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property under which the debtor is a lessee, before the earlier of (i) 210 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 210-day period up to 90 days for a total of 300 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, there is risk associated with a borrower ground lessee or ground lessor becoming a debtor in a proceeding under the Bankruptcy Code. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. Additionally, the Bankruptcy Code requires a debtor lessee to timely perform any obligations under a non-residential real property lease arising after the petition date, until the debtor determines whether to assume or reject the lease. The bankruptcy court may defer the time for the debtor lessee to perform under the lease until 60 days following the petition date for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may wait until the confirmation of its plan of reorganization to determine whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the lessee/borrower debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, believed or reasonably should have believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Under certain fraudulent transfer statutes, a debtor that is generally not paying its debts as they become due other than as a result of a bona fide dispute is presumed to be insolvent. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or intended to, believed, or reasonably should have believed that it would incur debts that would render it unable to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnership triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

A debtor in possession or trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to a secured mortgage lender. Moreover, the laws of certain states also give priority to certain tax liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, we cannot assure you that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

GSMC and its affiliates are playing several roles in this transaction. GS Mortgage Securities Corporation II is the depositor and a wholly-owned subsidiary of GSMC. GSMC, a sponsor, is an affiliate of GS Bank, an originator, and Goldman Sachs & Co. LLC, an underwriter for the offering of the offered certificates.

GS Bank currently holds the Companion Loans (if any) for which the noteholder is identified as “GS Bank” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

Argentic is a sponsor and an originator. In addition, Argentic Securities Holdings Cayman Limited, an exempted company incorporated in the Cayman Islands with limited liability, an affiliate of Argentic, is expected to be the initial purchaser of the VRR Interest, the Class X-F, Class F and Class S certificates and the HRR Certificates. Argentic or an affiliate currently holds the Companion Loans (if any) for which the noteholder is identified as “AREF” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. However, Argentic (or its affiliate) intends to sell such Companion Loans in connection with future securitizations or may otherwise transfer them at any time. In addition, Argentic Services Company LP, the special servicer under the PSA with respect to each mortgage loan (other than any non-serviced mortgage loan and any Excluded Special Servicer Loan) and any related Serviced Companion Loan, is an affiliate of Argentic.

SMC is a sponsor and an originator. Starwood Mortgaged Funding II LLC, an affiliate of SMC, currently holds the Companion Loans (if any) for which the noteholder is identified as “Starwood Mortgage Funding II LLC” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. However, SMC (or its affiliate) intends to sell such Companion Loans in connection with future securitizations or otherwise sell such Companion Loans to third parties at any time. In addition, SMC is an affiliate of LNR Partners, LLC, the special servicer of the AMF Portfolio Whole Loan (6.1%) under the BBCMS 2021-C12 PSA, pursuant to which the AMF Portfolio Whole Loan (6.1%) is serviced.

Argentic Services Company LP is an affiliate of (i) Argentic, one of the sponsors and an originator, (ii) Argentic Securities Income USA LLC, the expected initial Controlling Class Representative and (iii) Argentic Securities Holdings Cayman Limited, the anticipated purchaser of the VRR Interest, the Class X-F, Class F, Class G-RR, Class H-RR and Class S certificates.

Wilmington Trust, National Association, the trustee, is also (i) the trustee under the BBCMS 2021-C12 PSA with respect to the AMF Portfolio Whole Loan, and (ii) expected to be the trustee under the Benchmark 2021-B31 PSA with respect to the La Encantada Whole Loan.

Computershare Trust Company, National Association, the certificate administrator, is also the certificate administrator under the BBCMS 2021-C12 PSA with respect to the AMF Portfolio Whole Loan.

Pentalpha Surveillance LLC, the operating advisor and asset representations reviewer, is also (i) the operating advisor and the asset representations reviewer under the BBCMS 2021-C12 PSA pursuant to which the AMF Portfolio Whole Loan is serviced, and (ii) the expected operating advisor and the asset representations reviewer under the Benchmark 2021-B31 PSA pursuant to which the La Encantada Whole Loan is expected to be serviced.

Pursuant to an interim servicing agreement between Goldman Sachs Mortgage Company or one of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association, acts as interim servicer with respect to one of the mortgage loans contributed to this securitization by Goldman Sachs Mortgage Company with a principal balance as of the Cut-off Date of $62,400,000.

Pursuant to an interim servicing agreement between Argentic Real Estate Finance LLC or one of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association, acts as interim servicer with respect to 16 of the mortgage loans contributed to this securitization by Argentic Real Estate Finance LLC with an aggregate principal balance as of the Cut-off Date of $268,587,432.

Pursuant to certain interim servicing agreements between Starwood Mortgage Capital LLC or one of its affiliates, on the one hand, and Wells Fargo Bank, National Association, and/or one of its affiliates, on the other hand, Wells Fargo Bank, National Association, or an affiliate thereof acts as interim servicer with respect to all mortgage loans contributed to this securitization by Starwood Mortgage Capital LLC with an aggregate principal balance as of the Cut-off Date of $102,700,000.

Computershare Trust Company, National Association acts as interim custodian of the loan documents with respect to all the GSMC Mortgage Loans and the Argentic Mortgage Loans and certain of the SMC Mortgage Loans, except for the related Mortgage File with respect to any GSMC Mortgage Loan or SMC Mortgage Loan that is currently (or becomes prior to the Closing Date) a Non-Serviced Mortgage Loan.

Argentic Securities Holdings Cayman Limited, the entity that is expected to purchase the Class G-RR and Class H-RR certificates (as well as the VRR Interest and the Class X-F, Class F and Class S certificates), is expected to appoint Argentic Securities Income USA LLC, its affiliate, as the initial Directing Holder.

See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield, Prepayment and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the respective Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, or the exercise of purchase options by the holder of a or mezzanine loan, if any. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower(s) under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of a borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the related borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents. With respect to the Class A-AB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-AB certificates to principal prepayments of the Mortgage Loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-AB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

Prospective investors should consider the effects of the COVID-19 pandemic on the rate, timing and amount of collections on the Mortgage Loans, including the likelihood of resulting defaults and/or the impact of associated forbearance arrangements. See “Risk Factors—Other Risks Relating to the Certificates—Risks Relating to Modifications of the Mortgage Loans” and “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings—Default History, Bankruptcy Issues and Other Proceedings”.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A and Class X-B certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium and certificates with Notional Amounts, the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance or Notional Amount of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if the Mortgage Loans with higher Mortgage Rates prepay faster than the Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the class or classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related class of Class X Certificates.

Interest-Only Class of Certificates	Class Notional Amount	Related Class X Class(es)
Class X-A	$471,953,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates
Class X-B	$66,417,000	Class B and Class C certificates
Class X-D	$35,162,000	Class D and Class E certificates
Class X-F	$17,190,000	Class F certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates that are also Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or yield maintenance charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related class or classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Related Class X Class(es)
Class X-A	$471,953,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates
Class X-B	$66,417,000	Class B and Class C certificates
Class X-D	$35,162,000	Class D and Class E certificates
Class X-F	$17,190,000	Class F certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period has expired. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume prepayments on the Mortgage Loans at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance (or, in the case of each Class of the Class A-4 and Class A-5 certificates, the percentage of the related potential maximum and minimum initial Certificate Balances, respectively) of each class of the Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates that are also Principal Balance Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●

scheduled Periodic Payments including payments due at maturity or Anticipated Repayment Date of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day (each assumed to be a business day) of the related month, beginning in January 2022 and the Closing Date Deposit Amount is received on the Closing Date;

●

the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date, as the case may be, and will be adjusted, if necessary, as required pursuant to the definition of Mortgage Rate;

●	there are no delinquencies;

●

the mortgage loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer or the master servicer will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●

any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

●

all prepayments are assumed to be voluntary prepayments and will not include, without limitation, Liquidation Proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the issuing entity or any prepayment that is accepted by the master servicer or the special servicer pursuant to a workout, settlement or loan modification;

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or yield maintenance charges are collected;

●	the Closing Date occurs on December 23, 2021;

●	the ARD Loan prepays in full on its Anticipated Repayment Date (in the case of a 0% CPY scenario);

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amounts of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan in whole or in part;

●	no additional trust fund expenses are incurred;

●	no property releases (or yield maintenance charge or other prepayment premium or related re-amortizations) occur;

●	the optional termination is not exercised;

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans; and

●	the AMF Portfolio Mortgage Loan (6.1%), amortizes based on the assumed principal and interest payment schedule attached to this prospectus as Annex G.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates that is also a Principal Balance Certificate may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates that is also a Principal Balance Certificate and set forth the percentage of the initial Certificate Balance of each class of Offered Certificates that is also a Principal Balance Certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percentages of the Initial Certificate Balance of
the Class A-1 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2022	86%	86%	86%	86%	86%
December 2023	68%	68%	68%	68%	68%
December 2024	48%	48%	48%	48%	48%
December 2025	24%	24%	24%	24%	24%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.77	2.76	2.76	2.76	2.76
First Principal Payment Date	January 2022	January 2022	January 2022	January 2022	January 2022
Last Principal Payment Date	November 2026	September 2026	August 2026	August 2026	August 2026

Percentages of the Initial Certificate Balance of
the Class A-2 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.89	4.89	4.87	4.85	4.65
First Principal Payment Date	November 2026	September 2026	August 2026	August 2026	August 2026
Last Principal Payment Date	November 2026	November 2026	November 2026	November 2026	November 2026

Percentages of the Initial Certificate Balance of
the Class A-3 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028	100%	87%	71%	50%	0%
December 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	7.06	7.02	6.97	6.90	6.56
First Principal Payment Date	January 2029	July 2028	July 2028	July 2028	July 2028
Last Principal Payment Date	January 2029	January 2029	January 2029	January 2029	July 2028

Percentages of the Initial Certificate Balance of
the Class A-4 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028	100%	100%	100%	100%	100%
December 2029	100%	100%	100%	100%	100%
December 2030	100%	100%	100%	100%	100%
December 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.79	9.75	9.71	9.66	9.51
First Principal Payment Date	July 2031	April 2031	April 2031	April 2031	April 2031
Last Principal Payment Date	November 2031	October 2031	October 2031	October 2031	July 2031

Percentages of the Initial Certificate Balance of
the Class A-5 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028	100%	100%	100%	100%	100%
December 2029	100%	100%	100%	100%	100%
December 2030	100%	100%	100%	100%	100%
December 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.93	9.92	9.90	9.86	9.63
First Principal Payment Date	November 2031	October 2031	October 2031	October 2031	July 2031
Last Principal Payment Date	December 2031	December 2031	December 2031	December 2031	September 2031

Percentages of the Initial Certificate Balance of
the Class A-AB certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	99%	99%	99%	99%	99%
December 2027	81%	81%	81%	81%	81%
December 2028	61%	61%	61%	61%	61%
December 2029	37%	37%	37%	37%	37%
December 2030	13%	13%	13%	13%	13%
December 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	7.40	7.40	7.40	7.40	7.40
First Principal Payment Date	November 2026	November 2026	November 2026	November 2026	November 2026
Last Principal Payment Date	July 2031	July 2031	July 2031	July 2031	July 2031

Percentages of the Initial Certificate Balance of
the Class A-S certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028	100%	100%	100%	100%	100%
December 2029	100%	100%	100%	100%	100%
December 2030	100%	100%	100%	100%	100%
December 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.98	9.98	9.98	9.98	9.73
First Principal Payment Date	December 2031	December 2031	December 2031	December 2031	September 2031
Last Principal Payment Date	December 2031	December 2031	December 2031	December 2031	September 2031

Percentages of the Initial Certificate Balance of
the Class B certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028	100%	100%	100%	100%	100%
December 2029	100%	100%	100%	100%	100%
December 2030	100%	100%	100%	100%	100%
December 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.98	9.98	9.98	9.98	9.73
First Principal Payment Date	December 2031	December 2031	December 2031	December 2031	September 2031
Last Principal Payment Date	December 2031	December 2031	December 2031	December 2031	September 2031

Percentages of the Initial Certificate Balance of
the Class C certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028	100%	100%	100%	100%	100%
December 2029	100%	100%	100%	100%	100%
December 2030	100%	100%	100%	100%	100%
December 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.98	9.98	9.98	9.98	9.73
First Principal Payment Date	December 2031	December 2031	December 2031	December 2031	September 2031
Last Principal Payment Date	December 2031	December 2031	December 2031	December 2031	September 2031

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from December 1, 2021 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates. Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class A-1 certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
99.25000	1.6312%	1.6320%	1.6322%	1.6322%	1.6322%
99.50000	1.5373%	1.5379%	1.5380%	1.5380%	1.5380%
99.75000	1.4439%	1.4441%	1.4442%	1.4442%	1.4442%
100.00000	1.3507%	1.3507%	1.3506%	1.3506%	1.3506%
100.25000	1.2579%	1.2575%	1.2575%	1.2575%	1.2575%
100.50000	1.1654%	1.1648%	1.1646%	1.1646%	1.1646%
100.75000	1.0733%	1.0723%	1.0721%	1.0721%	1.0721%

Pre-Tax Yield to Maturity (CBE) for the Class A-2 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class A-2 certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
102.25000	2.0165%	2.0158%	2.0144%	2.0121%	1.9914%
102.50000	1.9631%	1.9624%	1.9608%	1.9582%	1.9354%
102.75000	1.9099%	1.9091%	1.9074%	1.9045%	1.8795%
103.00000	1.8568%	1.8559%	1.8540%	1.8510%	1.8238%
103.25000	1.8038%	1.8029%	1.8009%	1.7976%	1.7683%
103.50000	1.7510%	1.7500%	1.7479%	1.7443%	1.7129%
103.75000	1.6984%	1.6973%	1.6950%	1.6912%	1.6576%

Pre-Tax Yield to Maturity (CBE) for the Class A-3 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class A-3 certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
99.25000	2.7532%	2.7537%	2.7544%	2.7554%	2.7603%
99.50000	2.7137%	2.7140%	2.7144%	2.7150%	2.7180%
99.75000	2.6743%	2.6744%	2.6746%	2.6748%	2.6759%
100.00000	2.6350%	2.6349%	2.6348%	2.6347%	2.6339%
100.25000	2.5959%	2.5956%	2.5952%	2.5947%	2.5920%
100.50000	2.5568%	2.5563%	2.5557%	2.5548%	2.5503%
100.75000	2.5178%	2.5172%	2.5163%	2.5150%	2.5086%

Pre-Tax Yield to Maturity (CBE) for the Class A-4 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class A-4 certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
100.25000	2.3411%	2.3410%	2.3408%	2.3406%	2.3401%
100.50000	2.3123%	2.3121%	2.3119%	2.3115%	2.3106%
100.75000	2.2837%	2.2833%	2.2830%	2.2825%	2.2811%
101.00000	2.2551%	2.2546%	2.2542%	2.2535%	2.2518%
101.25000	2.2265%	2.2260%	2.2254%	2.2246%	2.2225%
101.50000	2.1981%	2.1974%	2.1968%	2.1958%	2.1933%
101.75000	2.1697%	2.1689%	2.1682%	2.1671%	2.1642%

Pre-Tax Yield to Maturity (CBE) for the Class A-5 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class A-5 certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
102.25000	2.3640%	2.3638%	2.3632%	2.3624%	2.3567%
102.50000	2.3359%	2.3356%	2.3350%	2.3341%	2.3278%
102.75000	2.3079%	2.3075%	2.3069%	2.3059%	2.2989%
103.00000	2.2799%	2.2795%	2.2788%	2.2777%	2.2702%
103.25000	2.2520%	2.2516%	2.2508%	2.2497%	2.2415%
103.50000	2.2241%	2.2237%	2.2229%	2.2217%	2.2129%
103.75000	2.1964%	2.1960%	2.1951%	2.1938%	2.1844%

Pre-Tax Yield to Maturity (CBE) for the Class A-AB certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class A-AB certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
102.25000	2.1759%	2.1759%	2.1759%	2.1759%	2.1759%
102.50000	2.1394%	2.1394%	2.1394%	2.1394%	2.1394%
102.75000	2.1031%	2.1031%	2.1031%	2.1031%	2.1031%
103.00000	2.0668%	2.0668%	2.0668%	2.0668%	2.0668%
103.25000	2.0306%	2.0306%	2.0306%	2.0306%	2.0306%
103.50000	1.9945%	1.9945%	1.9945%	1.9945%	1.9945%
103.75000	1.9586%	1.9586%	1.9586%	1.9586%	1.9586%

Pre-Tax Yield to Maturity (CBE) for the Class X-A certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (% of Initial Notional Amount of Class X-A certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
8.70000	4.3180%	4.2766%	4.2245%	4.1451%	3.7132%
8.80000	4.0569%	4.0153%	3.9629%	3.8830%	3.4482%
8.90000	3.8003%	3.7584%	3.7056%	3.6252%	3.1877%
9.00000	3.5480%	3.5058%	3.4527%	3.3718%	2.9316%
9.10000	3.2998%	3.2574%	3.2040%	3.1225%	2.6796%
9.20000	3.0557%	3.0130%	2.9592%	2.8773%	2.4318%
9.30000	2.8155%	2.7725%	2.7184%	2.6360%	2.1878%

Pre-Tax Yield to Maturity (CBE) for the Class X-B certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (% of Initial Notional Amount of Class X-B certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
5.65000	4.1336%	4.1449%	4.1597%	4.1825%	3.7936%
5.75000	3.7638%	3.7751%	3.7900%	3.8128%	3.4190%
5.85000	3.4032%	3.4145%	3.4294%	3.4524%	3.0537%
5.95000	3.0514%	3.0628%	3.0778%	3.1008%	2.6974%
6.05000	2.7082%	2.7196%	2.7346%	2.7577%	2.3496%
6.15000	2.3730%	2.3844%	2.3995%	2.4227%	2.0100%
6.25000	2.0456%	2.0571%	2.0722%	2.0954%	1.6783%

Pre-Tax Yield to Maturity (CBE) for the Class A-S certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class A-S certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
102.25000	2.6163%	2.6163%	2.6163%	2.6163%	2.6103%
102.50000	2.5880%	2.5880%	2.5880%	2.5880%	2.5813%
102.75000	2.5597%	2.5597%	2.5597%	2.5597%	2.5524%
103.00000	2.5314%	2.5314%	2.5314%	2.5314%	2.5235%
103.25000	2.5033%	2.5033%	2.5033%	2.5033%	2.4947%
103.50000	2.4752%	2.4752%	2.4752%	2.4752%	2.4661%
103.75000	2.4472%	2.4472%	2.4472%	2.4472%	2.4374%

Pre-Tax Yield to Maturity (CBE) for the Class B certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class B certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
99.25000	2.9191%	2.9191%	2.9191%	2.9191%	2.9208%
99.50000	2.8898%	2.8898%	2.8898%	2.8898%	2.8909%
99.75000	2.8606%	2.8606%	2.8606%	2.8606%	2.8610%
100.00000	2.8315%	2.8315%	2.8315%	2.8315%	2.8312%
100.25000	2.8025%	2.8025%	2.8025%	2.8025%	2.8015%
100.50000	2.7735%	2.7735%	2.7735%	2.7735%	2.7719%
100.75000	2.7446%	2.7446%	2.7446%	2.7446%	2.7424%

Pre-Tax Yield to Maturity (CBE) for the Class C certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class C certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
99.25000	3.3712%	3.3712%	3.3712%	3.3712%	3.3728%
99.50000	3.3412%	3.3412%	3.3412%	3.3412%	3.3422%
99.75000	3.3113%	3.3113%	3.3113%	3.3113%	3.3117%
100.00000	3.2815%	3.2815%	3.2815%	3.2815%	3.2812%
100.25000	3.2518%	3.2518%	3.2518%	3.2518%	3.2508%
100.50000	3.2222%	3.2222%	3.2222%	3.2222%	3.2206%
100.75000	3.1926%	3.1926%	3.1926%	3.1926%	3.1904%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the offered certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Code (the “REMIC Provisions”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets (excluding Excess Interest for the ARD Loan) and will issue (i) certain classes of regular interests as the “regular interests” in the Lower-Tier REMIC (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR certificates (collectively, the “Regular Interests”), each of which represents a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Co-Lender Agreement, (iii) compliance with the provisions of each Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under each Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each class of Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (1) the portion of the issuing entity consisting of the Excess Interest and the Excess Interest Distribution Account will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code and (2) the Class S certificates will represent an undivided beneficial interest in the Excess Interest and the Excess Interest Distribution Account.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three (3) month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security and reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Regular Interests qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the applicable loans are secured by residential real property. As of the Cut-off Date, fifty (50) of the Mortgaged Properties (24.8%) securing eleven (11) Mortgage Loans are, in whole or in part, multifamily properties. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, the Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the certificate administrator will treat each class of Class X Certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., the assumption that subsequent to the date of any determination the mortgage loans will prepay at a rate equal to a CPY of 0%; provided that it is assumed that each ARD Loan prepays on its respective Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will apply. The election, if made, will apply to all market discount instruments acquired by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. The election, if made, will apply to all market discount instruments acquired by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of interest-only Regular Interests. Under Code Section

166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to the holder of an Offered Certificate, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to the holder of an Offered Certificate prior to the master servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as paid upon the retirement or partial retirement of a certificate. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale or exchange of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by each Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of residual holders, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, as applicable, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

REMIC Partnership Representative

A “partnership representative” (as defined in Section 6223 of the Code) will represent each Trust REMIC in connection with any IRS and judicial proceeding relating to the REMIC and the PSA will designate the certificate administrator as such representative. Under the audit rules applicable to REMICs, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) the partnership representative acts as a REMIC’s sole representative and its actions, including agreeing to adjustments to REMIC taxable income, are binding on the residual interest holders and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

   The partnership representative will be directed to utilize any election or other exception available to make the holders of the Class R Certificates, rather than the REMICs, liable for any taxes arising from audit adjustments to the related REMICs’ taxable incomes. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Investors should discuss with their own tax advisors the possible effect of these rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury Regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “Non-U.S. Tax Person” is a person other than a U.S. Tax Person.

A “U.S. Tax Person” is a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury regulations) or other entity created or organized in, or under the laws of, the United States, any state of the United States or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

These regulations also require that the certificate administrator make available information regarding interest income and information necessary to compute any original issue discount to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) Certificateholders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 30th day after the close of the calendar year to which the request relates and 14 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local and Foreign Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local and foreign income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local and foreign income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, a sponsor, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. We cannot assure you that holders of Offered Certificates will not be subject to tax in any particular state, local, foreign or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state, local and foreign, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Goldman Sachs & Co. LLC	Citigroup Global Markets Inc.	Drexel Hamilton, LLC
Class A-1	$8,558,000	$0	$0
Class A-2	$16,730,000	$0	$0
Class A-3	$62,400,000	$0	$0
Class A-4	$118,977,000	$0	$0
Class A-5	$208,150,000	$0	$0
Class A-AB	$22,757,000	$0	$0
Class X-A	$471,953,000	$0	$0
Class X-B	$66,417,000	$0	$0
Class A-S	$34,381,000	$0	$0
Class B	$35,162,000	$0	$0
Class C	$31,255,000	$0	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 110.8% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from December 1, 2021, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at approximately $5,550,000, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters currently intend to make a secondary market in the Offered Certificates, but are under no obligation to do so and may discontinue any market-making activities at any time without notice. In addition, the ability of the underwriters to make a market in the Offered Certificates may be impacted by changes in any regulatory requirements applicable to the marketing and selling of, and issuing quotations with respect to, CMBS. Accordingly, investors must be prepared to bear the risks of their investments for an indefinite period. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of the depositor, an affiliate of GSMC (a sponsor), and an affiliate of GS Bank (an originator and the holder of the Companion Loans (if any) for which the noteholder is identified as “GS Bank” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”). An affiliate of Citigroup Global Markets Inc., one of the underwriters, is expected to purchase the Class R certificates.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Goldman Sachs & Co. LLC, which is an underwriter for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Goldman Sachs & Co. LLC, of the purchase price for the Offered Certificates, and the payment by the depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by GSMC. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, Goldman Sachs & Co. LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the depositor with respect to the issuing entity (file number 333-226082-12) – in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. 601(b)(102) and 601(b)(103)) – are hereby incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 200 West Street, New York, New York 10282, Attention: Leah Nivison, or by telephone at (212) 902-1000.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-226082) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K, 8-K and ABS-EE will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an offered certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to Goldman Sachs & Co. LLC an individual prohibited transaction exemption, Prohibited Transaction Exemption 89-88 (October 17, 1989) as amended by PTE 2013-08 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Goldman Sachs & Co. LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Each purchaser of Offered Certificates that is a Plan will be deemed to have represented and warranted that (i) none of the depositor, the issuing entity, the sponsors, the underwriters, the trustee, the certificate administrator, the master servicer, the special servicer, the operating advisor, the asset representations reviewer or any of their respective affiliated entities, has provided any investment recommendation or investment advice on which the Plan or the fiduciary making the investment decision for the Plan has relied in connection with the decision to acquire Offered Certificates, and they are not otherwise acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the Plan in connection with the Plan’s acquisition of Offered Certificates (except where an exemption applies (all of the conditions of which are satisfied) or it would not otherwise result in a non-exemption prohibited transaction under ERISA or Section 4975 of the Code), and (ii) the Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in the Offered Certificates.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

No class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one NRSRO; and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Orrick, Herrington & Sutcliffe LLP.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the Rating Agencies engaged by the depositor to rate the Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and, except in the case of the Class X-A and Class X-B certificates, the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final

Distribution Date for the Offered Certificates will be the distribution date in December 2054. See “Yield, Prepayment and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties, default interest or post-Anticipated Repayment Date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the certificates, the depositor (or its affiliate) had initial discussions with and submitted certain materials to five NRSROs. Based on preliminary feedback from those NRSROs at that time, the depositor hired three of the NRSROs to rate the certificates and not the other NRSROs due, in part, to their initial subordination levels for the various classes of certificates. Had the depositor selected such other NRSROs to rate the certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. Further, in the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that NRSRO for those classes of certificates. If the depositor had selected such NRSRO to rate those other classes of certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other NRSROs engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor

Index of Defined Terms

1
17g-5 Information Provider	272
1986 Act	421
1996 Act	401
3
30/360 Basis	303
4
401(c) Regulations	437
A
AB Modified Loan	315
Acceptable Insurance Default	318
Accrued AB Loan Interest	255
Actual/360 Basis	179
Actual/360 Loans	294
ADA	403
Additional Exclusions	318
Additional Improvements	164
Administrative Cost Rate	250
ADR	146
Advances	290
Affirmative Asset Review Vote	355
Allocated Cut-off Date Loan Amount	146
Aloft Houston Loan	214
AMF Portfolio Release Property	183
Annual Debt Service	146
Anticipated Repayment Date	179
Appraisal Reduction Amount	311
Appraisal Reduction Event	310
Appraised Value	147
Appraised-Out Class	316
Approved Exchange	19
Arbor	166
ARD Loan	179
Argentic	206, 214
Argentic Data Tape	212
Argentic Investment Management	239
Argentic Mortgage Loans	206
Argentic Review Team	212
ASH	238
ASR Consultation Process	331
Assessment of Compliance	383
Asset Representations Reviewer Asset Review Fee	310
Asset Representations Reviewer Fee	309
Asset Representations Reviewer Fee Rate	309
Asset Representations Reviewer Termination Event	360
Asset Review	357
Asset Review Notice	355
Asset Review Quorum	355
Asset Review Report	358
Asset Review Report Summary	358
Asset Review Standard	357
Asset Review Trigger	354
Asset Review Vote Election	355
Asset Status Report	328
Assumed Final Distribution Date	258
Assumed Scheduled Payment	252
Attestation Report	383
Available Funds	244
B
Bankruptcy Code	65
Base Interest Fraction	257
BBCMS 2021-C12 PSA	189
Benchmark 2021-B31 PSA	189
Borrower Party	265
Borrower Party Affiliate	265
B-piece buyer	118
C
CDTC	223
CERCLA	401
Certificate Administrator/Trustee Fee	308
Certificate Administrator/Trustee Fee Rate	309
Certificate Balance	243
Certificate Owners	274
Certificateholder	266
Class A-AB Scheduled Principal Balance	246
Class X Certificates	242
Clearstream	273
Clearstream Participants	275
Closing Date	145
Closing Date Deposit Amount	153
CMBS	139
CMBS B-piece Securities	239
CNBV	21
Code	138

Co-Lender Agreement	189
Collateral Deficiency Amount	315
Collection Account	293
Collection Period	245
Communication Request	276
Companion Loan	144
Companion Loan Holder	189
Companion Loan Holders	189
Compensating Interest Payment	259
Computershare	223
Constant Prepayment Rate	410
Consultation Termination Event	343
Control Eligible Certificates	337
Control Note	189
Control Termination Event	342
Controlling Class	337
Controlling Class Certificateholder	337
controlling class representative	27
Controlling Class Representative	336
Controlling Holder	189
Corrected Loan	328
Co-Tenancy Condition	172
COVID-19	57
CPR	410
CPY	410
Credit Risk Retention Rules	237
CREFC®	262
CREFC® Intellectual Property Royalty License Fee	310
CREFC® Intellectual Property Royalty License Fee Rate	310
CREFC® Investor Reporting Package	297
CREFC® Reports	262
Crossed Group	147
Cross-Over Date	249
CRR	140
CTS	223
Cumulative Appraisal Reduction Amount	315
Cure/Contest Period	357
Cut-off Date	144
Cut-off Date Balance	147
Cut-off Date DSCR	148
Cut-off Date Loan-to-Value Ratio	147
Cut-off Date LTV Ratio	147
D
DBRS Morningstar	358
Debt Service Coverage Ratio	148
Debt Yield on Underwritten NCF	148
Debt Yield on Underwritten Net Cash Flow	148
Debt Yield on Underwritten Net Operating Income	148
Debt Yield on Underwritten NOI	148
Defaulted Loan	334
Defeasance Deposit	182
Defeasance Loans	182
Defeasance Lock-Out Period	182
Defeasance Option	182
Definitive Certificate	273
Delegated Directive	14
Delinquent Loan	355
Depositaries	273
Determination Date	244
Diligence File	279
Directing Holder	337
Directing Holder Approval Process	330
Disclosable Special Servicer Fees	308
Dispute Resolution Consultation	375
Dispute Resolution Cut-off Date	375
Distribution Accounts	294
Distribution Date	244
Distribution Date Statement	262
Distributor	14, 15
Dodd-Frank Act	142
DOL	434
DSCR	148
DTC	273
DTC Participants	273
DTC Rules	274
Due Date	179, 246
Due Diligence Requirements	140
E
EDGAR	433
EEA	14
Eligible Asset Representations Reviewer	358
Eligible Operating Advisor	349
Enforcing Party	373
Enforcing Servicer	373
ERISA	434
ESA	162
EU	139
EU Due Diligence Requirements	140
EU Institutional Investor	140
EU PRIIPS Regulation	14
EU Prospectus Regulation	14
EU Securitization Regulation	17, 140
Euroclear	273
Euroclear Operator	275
Euroclear Participants	275
EUWA	14, 17, 50
Excess Interest	179
Excess Interest Distribution Account	294
Excess Modification Fees	307

Excess Prepayment Interest Shortfall	251, 259
Exchange Act	197
Excluded Controlling Class Holder	269
Excluded Controlling Class Loan	265
Excluded Information	265
Excluded Loan	265
Excluded Plan	436
Excluded Special Servicer	363
Excluded Special Servicer Loan	363
Exemption	435
Exemption Rating Agency	435
F
FATCA	429
FDIA	134
FDIC	134
FDIC Safe Harbor	135
FETL	19
FIEL	20
Final Asset Status Report	330
Final Dispute Resolution Election Notice	376
Financial Market Publisher	267
Financial Promotion Order	15
FIRREA	136, 165
First Magnus	166
Fitch	358, 381
Former Acting General Counsel’s Letter	135
FPO Persons	15
FSCMA	20
FSMA	14, 17, 140
G
Gain-on-Sale Reserve Account	294
Garn Act	402
Goldman Originator	200
grantor trust	52
Grantor Trust	419
GS Bank	134, 197
GSMC	197
GSMC Data Tape	198
GSMC Deal Team	198
GSMC Mortgage Loans	197
H
Hard Lockbox	149
HRR certificates	3
HRR Certificates	237, 242
HRR Transfer Restriction End Date	239
HSTP Act	74
I
IDEM	164
Impermissible Asset Representations Reviewer Affiliate	370
Impermissible Operating Advisor Affiliate	370
Impermissible Risk Retention Affiliate	370
Impermissible TPP Affiliate	370
Indirect Participants	273
Initial Delivery Date	328
Initial Pool Balance	144
Initial Rate	179
Initial Requesting Holder	373
In-Place Cash Management	149
Institutional Investor	19
Institutional Investors	140
Insurance and Condemnation Proceeds	293
Interest Accrual Amount	251
Interest Accrual Period	251
Interest Distribution Amount	251
Interest Reserve Account	294
Interest Shortfall	251
Interested Person	335
Investor Certification	266
J
Japanese Retention Requirement	20
JCAP	166
JFSA	20
JRR Rule	20
K
KBRA	358, 381
L
Largest Tenant	149
Largest Tenant Lease Expiration	149
Liquidation Fee	305
Liquidation Fee Rate	305
Liquidation Proceeds	293
LNR Partners	231
Loan Per Unit	149
Local Law 97	87
Loss of Value Payment	283
Lower-Tier Regular Interests	419
Lower-Tier REMIC	419
LTV Ratio at Maturity/ARD	149

M
MAI	147
Major Decision	338
Major Decision Reporting Package	340
MAS	19
Master Servicer	225
Master Servicer Major Decision	341
Master Servicer Proposed Course of Action Notice	374
Master Servicer Remittance Date	289
Material Defect	281
Maturity Date/ARD Loan-to-Value Ratio	149
Maturity Date/ARD LTV Ratio	149
Maturity/ARD Balance	150
Merger	166
MiFID II	14, 16
MLPA	277
MOA	237
Modeling Assumptions	410
Modification Fees	303
Moody’s	358
Mortgage	144
Mortgage File	277
Mortgage Loans	144
Mortgage Note	144
Mortgage Pool	144
Mortgage Rate	251
Mortgaged Property	144
Most Recent NOI	150
N
NCDEQ	164
Net Cash Flow	151
Net Mortgage Rate	250
NFIP	90
NI 33-105	21
Non-Control Note	189
Non-Controlling Holder	190
Nonrecoverable Advance	291
Non-Reduced Interests	364
Non-Serviced Certificate Administrator	190
Non-Serviced Co-Lender Agreement	190
Non-Serviced Companion Loan	190
Non-Serviced Custodian	190
Non-Serviced Directing Holder	190
Non-Serviced Master Servicer	190
Non-Serviced Mortgage Loan	190
Non-Serviced Pari Passu Companion Loan	190
Non-Serviced Pari Passu Whole Loan	190
Non-Serviced PSA	190
Non-Serviced Securitization Trust	190
Non-Serviced Special Servicer	190
Non-Serviced Trustee	190
Non-Serviced Whole Loan	190
Non-U.S. Tax Person	429
Notional Amount	243
NRSRO	264
NRSRO Certification	267
O
Occupancy	150
Occupancy Date	150
Offered Certificates	242
OID Regulations	422
OLA	135
Operating Advisor Annual Report	347
Operating Advisor Consultation Event	349
Operating Advisor Consulting Fee	309
Operating Advisor Expenses	309
Operating Advisor Fee	309
Operating Advisor Fee Rate	309
Operating Advisor Standard	347
Operating Advisor Termination Event	351
Original Balance	150
Originator	214
Owner Repurchase Request	373
P
P&I	226
P&I Advance	289
PACE	105
Pari Passu Companion Loans	144
Participants	273
Parties in Interest	434
Pass-Through Rate	249
Patriot Act	404
Payment Accommodation	311
Payment Accommodation Fees	324
PCR	204
Pentalpha Surveillance	235
PERC	162
Percentage Interest	244
Periodic Payment	246
Permitted Investments	244, 295
Permitted Special Servicer/Affiliate Fees	308
Plans	434
PML	205
PPA	226
PRC	18
Preliminary Asset Review Report	357

Preliminary Dispute Resolution Election Notice	375
Prepayment Assumption	423
Prepayment Interest Excess	258
Prepayment Interest Shortfall	258
Prepayment Penalty Description	150
Prepayment Provision	150
Prime Rate	293
principal balance certificates	3
Principal Balance Certificates	242
Principal Distribution Amount	251
Principal Shortfall	252
Privileged Information	350
Privileged Information Exception	351
Privileged Person	264
Prohibited Prepayment	259
Promotion Of Collective Investment Schemes Exemptions Order	15
Property Protection Advances	290
Proposed Course of Action	374
Proposed Course of Action Notice	374
PSA	242
PSA Party Repurchase Request	373
PTCE	436
Purchase Price	283
Q
QOZs	150
Qualified Opportunity Zone	150
Qualified Replacement Special Servicer	364
Qualified Substitute Mortgage Loan	284
Qualifying CRE Loan Percentage	238
Quorum	363
R
RAC No-Response Scenario	381
Rated Final Distribution Date	258
Rating Agencies	381
Rating Agency Confirmation	381
REA	70
Realized Loss	261
REC	162
Record Date	244
Registration Statement	433
Regular Certificates	242
Regular Interestholder	421
Regular Interests	419
Regulation AB	383
Reimbursement Rate	293
related Class X class	3
Related Class X Class	243
Related Group	151
Related Proceeds	292
Release Date	182
Relevant Persons	16
Relief Act	403
REMIC	4, 419
REMIC Regulations	418
REO Account	295
REO Loan	253
REO Property	328
Repurchase Request	373
Requesting Holder	375
Requesting Holders	316
Requesting Investor	276
Requesting Party	380
Required Risk Retention Percentage	238
Requirements	404
Residual Certificates	242
Resolution Failure	374
Resolved	374
Restricted Group	435
Restricted Mezzanine Holder	266
Restricted Party	351
Retaining Party	237
Retaining Sponsor	237
Review Materials	356
Revised Rate	179
RevPAR	151
Risk Retention Affiliate	350
Risk Retention Affiliated	350
Risk Retention Consultation Party	265
Risk Retention Requirements	140
RNV	21
Rooms	152
Rule 17g-5	267
S
S&P	358, 381
Scheduled Principal Distribution Amount	252
SEC	197
Securities Act	383
Securitization Accounts	242, 295
Securitization Regulation	140
SEL	205
Senior Certificates	242
serviced companion loan	45
Serviced Companion Loan	190
Serviced Mortgage Loan	190
Serviced Pari Passu Companion Loan	191
Serviced Pari Passu Mortgage Loan	191
Serviced Pari Passu Whole Loan	191
Serviced Whole Loan	191

Serviced Whole Loan Custodial Account	294
Servicer Termination Event	366
Servicing Fee	301
Servicing Fee Rate	301
Servicing Standard	288
SF	151
SFA	19
SFO	18
Similar Law	434
SMC	215, 232
SMC Data Tape	216
SMC Mortgage Loans	215
SMF	232
SMMEA	437
Soft Lockbox	151
Special Servicer Major Decision	341
Special Servicer Non-Major Decision	322
Special Servicing Fee	303
Special Servicing Fee Rate	303
Special Servicing Transfer Event	326
Specially Serviced Loans	326
Springing Cash Management	151
Springing Lockbox	151
Sq. Ft.	151
Square Feet	151
Startup Day	419
Starwood	215
Starwood Review Team	216
Stated Principal Balance	253
static pool data	95
STWD	231
Subordinate Certificates	242
Subsequent Asset Status Report	328
Subsequent Third-Party Purchaser	238
Sub-Servicing Agreement	288
T
TCO	176
Terms and Conditions	275
Tests	357
Title V	403
Trailing 12 NOI	150
TRIPRA	91
Trust REMICs	419
Trustee	225
Tzadik	166
U
U.S. Tax Person	429
UCC	390
UK	14, 16, 50
UK Due Diligence Requirements	140
UK Institutional Investor	140
UK MIFIR Product Governance Rules	15
UK PRIIPs Regulation	15
UK Prospectus Regulation	15
UK Retail Investor	14
UK Securitization Regulation	17, 140
Underwriter Entities	112
Underwriting Agreement	431
Underwritten EGI	152
Underwritten Expenses	151
Underwritten NCF	151
Underwritten Net Cash Flow	151
Underwritten Net Operating Income	152
Underwritten NOI	152
Underwritten Revenues	152
Units	152
Unscheduled Principal Distribution Amount	252
Unsolicited Information	357
UPB	226
Upper-Tier REMIC	419
UW NCF DSCR	148
UW NOI Debt Yield	148
V
Volcker Rule	142
Voting Rights	272
VRP	164
VRR interest	3
VRR Interest	237
W
WAC Rate	250
Weighted Average Mortgage Loan Rate	152
Wells Fargo	225
Wells Fargo Bank	223
Whole Loan	144, 191
Withheld Amounts	294
Workout Fee	304
Workout Fee Rate	304
Workout-Delayed Reimbursement Amount	293
WTNA	225
Y
YM Group B	256
YM Group C	256
YM Groups	256

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address	City	County	State

1	Loan	9, 10, 11, 12	1	425 Eye Street	9.98%	100.0%	GSBI	GSMC	NAP	NAP	425 I Street Northwest	Washington	District of Columbia	District of Columbia
2	Loan	13	1	Fountains on the Lake	9.5%	100.0%	AREF	AREF	Group 1	NAP	11222 Fountain Lake Drive	Stafford	Fort Bend	Texas
3	Loan		1	5300-5350 Hellyer Avenue	7.0%	100.0%	GSBI	GSMC	NAP	NAP	5300-5350 Hellyer Avenue	San Jose	Santa Clara	California
4	Loan	9, 14, 15, 16, 17, 18, 19	34	AMF Portfolio	6.1%		BMO, SMC	SMC	NAP	NAP	Various	Various	Various	Various
4.001	Property		1	Cambridge Commons	0.4%	7.0%					4964 Oakhurst Drive	Indianapolis	Marion	Indiana
4.002	Property		1	Indian Lake I	0.4%	6.2%					100 Indian Lake Drive	Morrow	Clayton	Georgia
4.003	Property		1	Stewart Way 1	0.3%	5.7%					302 West General Stewart Way	Hinesville	Liberty	Georgia
4.004	Property		1	Cedargate Lancaster	0.3%	5.1%					1410 Sheridan Drive	Lancaster	Fairfield	Ohio
4.005	Property		1	Amesbury	0.3%	4.7%					3155 Harshman Drive	Reynoldsburg	Franklin	Ohio
4.006	Property		1	Red Deer	0.3%	4.5%					2202 Roseanne Court	Fairborn	Greene	Ohio
4.007	Property		1	Olivewood	0.3%	4.3%					2069 Olivewood Drive	Indianapolis	Marion	Indiana
4.008	Property		1	Cherry Glen	0.3%	4.2%					2760 Cherry Glen Way	Indianapolis	Marion	Indiana
4.009	Property		1	Plumwood	0.2%	4.1%					1050 Plumrose Drive	Columbus	Franklin	Ohio
4.010	Property		1	Camelia Court	0.2%	4.0%					4542 Kalida Avenue	Dayton	Montgomery	Ohio
4.011	Property		1	Cedargate	0.2%	3.7%					701 North Union Road	Clayton	Montgomery	Ohio
4.012	Property		1	Millburn Court	0.2%	3.3%					8324 Millwheel Drive	Dayton	Montgomery	Ohio
4.013	Property		1	Rosewood Apartments	0.2%	3.3%					5554 Covert Drive	Columbus	Franklin	Ohio
4.014	Property		1	Winthrop Court	0.2%	3.1%					2531 Arborview Drive	Columbus	Franklin	Ohio
4.015	Property		1	Annhurst	0.2%	2.7%					4958 Dawn Drive	Indianapolis	Marion	Indiana
4.016	Property		1	Ashford Hills	0.1%	2.4%					1367 Beeler Drive	Reynoldsburg	Franklin	Ohio
4.017	Property		1	Harbinwood	0.1%	2.4%					1295 Harbins Road	Norcross	Gwinnett	Georgia
4.018	Property		1	Willow Run - New Albany	0.1%	2.4%					1 Plaza Drive	New Albany	Floyd	Indiana
4.019	Property		1	Parkville	0.1%	2.4%					2346 Parkgreen Place	Columbus	Franklin	Ohio
4.020	Property		1	Applegate	0.1%	2.0%					2230 Applegate Drive	Columbus	Bartholomew	Indiana
4.021	Property		1	Stonehenge	0.1%	2.0%					799 17th Street Northwest	Massillon	Stark	Ohio
4.022	Property		1	Meadowland	0.1%	2.0%					200 Crane Drive	Bogart	Clarke	Georgia
4.023	Property		1	Amberwood - Massillion	0.1%	1.8%					3648 Wales Avenue Northwest	Massillon	Stark	Ohio
4.024	Property		1	Timberwood	0.1%	1.8%					710 Mason Terrace	Perry	Houston	Georgia
4.025	Property		1	Sherbrook	0.1%	1.7%					6677 Guinevere Drive	Columbus	Franklin	Ohio
4.026	Property		1	Stonehenge Apartments	0.1%	1.7%					7980 Dunston Drive	Indianapolis	Marion	Indiana
4.027	Property		1	Oakley Woods	0.1%	1.7%					6300 Oakley Road	Union City	Fulton	Georgia
4.028	Property		1	Carriage Hill	0.1%	1.6%					604 Hillcrest Parkway	Dublin	Laurens	Georgia
4.029	Property		1	Barrington	0.1%	1.5%					750 Northern Avenue	Clarkston	Dekalb	Georgia
4.030	Property		1	Andover Court	0.1%	1.5%					1095 Beech Street	Mount Vernon	Knox	Ohio
4.031	Property		1	Greenglen II	0.1%	1.5%					2015 North McCord Road	Toledo	Lucas	Ohio
4.032	Property		1	Sandalwood	0.1%	1.4%					4804 West Bancroft Street	Toledo	Lucas	Ohio
4.033	Property		1	Spicewood	0.1%	1.4%					3714 Bartlett Avenue	Indianapolis	Marion	Indiana
4.034	Property		1	Meadowood - Mansfield	0.1%	1.0%					798 Straub Road West	Mansfield	Richland	Ohio
5	Loan	20, 21, 22, 23	4	Extra Space Self Storage Portfolio II	4.6%		AREF	AREF	NAP	NAP	Various	Various	Various	Various
5.001	Property		1	Extra Space Miami	1.4%	30.6%					120 Northwest 27th Avenue	Miami	Miami-Dade	Florida
5.002	Property	24	1	Extra Space Stamford	1.2%	26.8%					370 West Main Street	Stamford	Fairfield	Connecticut
5.003	Property		1	Extra Space St. Petersburg	1.0%	22.7%					1855 32nd Street North	St. Petersburg	Pinellas	Florida
5.004	Property		1	Extra Space Milton	0.9%	20.0%					2915 Webb Road	Alpharetta	Fulton	Georgia
6	Loan	25, 26, 27	1	CopperLeaf Apartments	4.4%	100.0%	AREF	AREF	NAP	NAP	2906 Copperleaf Drive	Erie	Erie	Pennsylvania
7	Loan	9, 28, 29, 30	1	La Encantada	4.3%	100.0%	GSBI	GSMC	NAP	NAP	2905 East Skyline Drive	Tucson	Pima	Arizona
8	Loan	31	1	Courtside Apartments	4.3%	100.0%	AREF	AREF	NAP	NAP	530 South 1200 West	Orem	Utah	Utah
9	Loan	32, 33, 34, 35	1	2250 59th Street	3.7%	100.0%	AREF	AREF	NAP	NAP	2250 59th Street	Brooklyn	Kings	New York
10	Loan		1	Mission Village Shopping Center	3.0%	100.0%	GSBI	GSMC	NAP	NAP	483, 497, 499, 515 & 19531 East Alessandro Boulevard and 7526 Mission Grove Parkway South	Riverside	Riverside	California
11	Loan	36	1	Cicero Industrial	2.7%	100.0%	AREF	AREF	NAP	NAP	3100-3250 South Central Avenue	Cicero	Cook	Illinois
12	Loan	37, 38	1	Central Park Plaza	2.7%	100.0%	SMC	SMC	NAP	NAP	1755-1835 Central Park Drive	Steamboat Springs	Routt	Colorado
13	Loan	39	1	Capitol Square	2.4%	100.0%	UBS AG	AREF	NAP	NAP	320-450 North Capitol Avenue	San Jose	Santa Clara	California
14	Loan	40	2	Louisiana Industrial Portfolio	2.4%		AREF	AREF	NAP	NAP	Various	Geismar	Ascension	Louisiana
14.001	Property		1	Talon Industrial Park	1.7%	71.3%					35269 Carson Drive	Geismar	Ascension	Louisiana
14.002	Property		1	Copperhead Industrial Park	0.7%	28.7%					6136 Copperhead Road	Geismar	Ascension	Louisiana
15	Loan		1	3101 West Military	2.3%	100.0%	AREF	AREF	NAP	NAP	3101 West Military Highway	McAllen	Hidalgo	Texas
16	Loan	41, 42, 43, 44	1	Oakmont Point	2.3%	100.0%	GSBI	GSMC	NAP	NAP	700 Oakmont Lane	Westmont	DuPage	Illinois
17	Loan	45, 46, 47, 48	1	380 Grove Street	2.1%	100.0%	AREF	AREF	NAP	NAP	380 Grove Street	Brooklyn	Kings	New York
18	Loan	49	1	403 South Raymond Avenue	2.1%	100.0%	SMC	SMC	NAP	NAP	403 South Raymond Avenue	Pasadena	Los Angeles	California
19	Loan	50	1	Triangle Shopping Center	2.0%	100.0%	GSBI	GSMC	Group 1	NAP	2921-2935 Pat Booker Road	Universal City	Bexar	Texas
20	Loan	39	1	Babcock & Wilcox	1.9%	100.0%	UBS AG	AREF	NAP	NAP	2600 East Main Street	Lancaster	Fairfield	Ohio
21	Loan		1	Material Control Systems Distribution Center	1.9%	100.0%	AREF	AREF	NAP	NAP	2130 Newell Street	Waterloo	Black Hawk	Iowa
22	Loan		1	Studios 180	1.8%	100.0%	GSBI	GSMC	NAP	NAP	180 North Martin Luther King Boulevard	Lexington	Fayette	Kentucky
23	Loan	51	2	Catawba Village and Vernon Market Portfolio	1.7%		GSBI	GSMC	NAP	NAP	Various	Various	Various	North Carolina
23.001	Property		1	Catawba Village	1.1%	65.8%					237 Mt. Holly-Huntersville Road	Charlotte	Mecklenburg	North Carolina
23.002	Property		1	Vernon Market	0.6%	34.2%					1302-1308 West Vernon Avenue	Kinston	Lenoir	North Carolina
24	Loan	39	1	Press Ganey HQ	1.4%	100.0%	UBS AG	AREF	NAP	NAP	1173 Ignition Drive South	South Bend	St. Joseph	Indiana
25	Loan	52, 53	3	Madison Nostrand Grand Portfolio	1.4%		SMC	SMC	NAP	NAP	Various	Brooklyn	Kings	New York
25.001	Property		1	702 Grand Street	0.6%	40.3%					702 Grand Street	Brooklyn	Kings	New York
25.002	Property		1	1513 Nostrand Avenue	0.4%	30.2%					1513 Nostrand Avenue	Brooklyn	Kings	New York
25.003	Property		1	1028 Madison Street	0.4%	29.5%					1028 Madison Street	Brooklyn	Kings	New York
26	Loan	39	1	201 & 213 W. Green Street Apartments	1.4%	100.0%	UBS AG	AREF	NAP	NAP	201 & 213 West Green Street	Champaign	Champaign	Illinois
27	Loan	52	2	Countryside and Wood Valley MHP Portfolio	1.2%		SMC	SMC	Group 3	NAP	Various	Various	Various	Various
27.001	Property		1	Countryside MHP	0.7%	60.3%					830 Denzil Drive	Columbia City	Whitley	Indiana
27.002	Property		1	Wood Valley MHP	0.5%	39.7%					5651 Hasco Road	Millington	Tuscola	Michigan

 A-1-1

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address	City	County	State

28	Loan	52	2	San Diego Mixed Use	1.1%		AREF	AREF	NAP	NAP	Various	San Diego	San Diego	California
28.001	Property		1	636 C Street	0.7%	59.1%					636 C Street	San Diego	San Diego	California
28.002	Property		1	1130-1152 7th Avenue	0.5%	40.9%					1130-1152 7th Avenue	San Diego	San Diego	California
29	Loan		1	Townhomes on Mirror	1.0%	100.0%	AREF	AREF	Group 2	NAP	4540 South Mirror Street	Amarillo	Randall	Texas
30	Loan		1	South Shore Marketplace	0.9%	100.0%	SMC	SMC	NAP	NAP	2640 East League City Parkway	League City	Galveston	Texas
31	Loan		1	Valli Hoffman Estates	0.9%	100.0%	AREF	AREF	NAP	NAP	850 North Roselle Road	Hoffman Estates	Cook	Illinois
32	Loan		1	Mosley Townhomes	0.8%	100.0%	AREF	AREF	Group 2	NAP	6400-6519 Mosley Street	Amarillo	Randall	Texas
33	Loan	54, 55	1	1200 California Street	0.8%	100.0%	SMC	SMC	NAP	NAP	1200 California Street	Redlands	San Bernardino	California
34	Loan	56	1	Kohl’s Morton	0.8%	100.0%	GSBI	GSMC	NAP	NAP	405 Baltimore Pike	Morton	Delaware	Pennsylvania
35	Loan	57	5	Ransford Wasik Multi Portfolio	0.7%		AREF	AREF	NAP	NAP	Various	Various	Various	Michigan
35.001	Property		1	Bells of Bavaria	0.2%	26.2%					435 West Schleier Street	Frankenmuth	Saginaw	Michigan
35.002	Property		1	The Pines of Midland	0.2%	24.1%					4909 Universal Drive	Midland	Midland	Michigan
35.003	Property		1	Guinn Place Townhomes	0.2%	22.8%					155 Atwater Street	Lake Orion	Oakland	Michigan
35.004	Property		1	Northwood Heights	0.2%	21.5%					4786 Hospital Drive	Cass City	Tuscola	Michigan
35.005	Property		1	Meadow Walk Apartments	0.0%	5.4%					2584 Maple Street	Deckerville	Sanilac	Michigan
36	Loan	58	1	96-18 63rd Drive	0.6%	100.0%	SMC	SMC	NAP	NAP	96-18 63rd Drive	Rego Park	Queens	New York
37	Loan		1	Centennial Manor MHP	0.6%	100.0%	SMC	SMC	Group 3	NAP	3230 Centennial Road	Sylvania	Lucas	Ohio
38	Loan		1	Kohl’s Warsaw	0.6%	100.0%	AREF	AREF	NAP	NAP	590 West 300 North	Warsaw	Kosciusko	Indiana
39	Loan	39	1	Town and Country	0.5%	100.0%	UBS AG	AREF	NAP	NAP	1 Enterprise Drive	Bunnell	Flagler	Florida

 A-1-2

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)

1	Loan	9, 10, 11, 12	1	425 Eye Street	20001	Office	Urban	1973	2010, 2018	374,667	SF	272.82	62,400,000
2	Loan	13	1	Fountains on the Lake	77477	Retail	Anchored	1996	NAP	572,265	SF	103.36	59,150,000
3	Loan		1	5300-5350 Hellyer Avenue	95138	Office	R&D	2000	NAP	160,000	SF	275.00	44,000,000
4	Loan	9, 14, 15, 16, 17, 18, 19	34	AMF Portfolio	Various	Multifamily	Garden	Various	NAP	3,299	Units	52,137.01	38,000,000
4.001	Property		1	Cambridge Commons	46254	Multifamily	Garden	1985	NAP	235	Units		2,652,231
4.002	Property		1	Indian Lake I	30260	Multifamily	Garden	1987	NAP	243	Units		2,354,641
4.003	Property		1	Stewart Way 1	31313	Multifamily	Garden	1986	NAP	190	Units		2,184,114
4.004	Property		1	Cedargate Lancaster	43130	Multifamily	Garden	1972, 1984	NAP	157	Units		1,925,797
4.005	Property		1	Amesbury	43068	Multifamily	Garden	1986	NAP	149	Units		1,799,093
4.006	Property		1	Red Deer	45324	Multifamily	Garden	1986	NAP	131	Units		1,709,578
4.007	Property		1	Olivewood	46219	Multifamily	Garden	1985	NAP	128	Units		1,623,384
4.008	Property		1	Cherry Glen	46227	Multifamily	Garden	1986	NAP	137	Units		1,604,349
4.009	Property		1	Plumwood	43228	Multifamily	Garden	1977	NAP	143	Units		1,549,985
4.010	Property		1	Camelia Court	45424	Multifamily	Garden	1982	NAP	110	Units		1,509,010
4.011	Property		1	Cedargate	45315	Multifamily	Garden	1984	NAP	130	Units		1,410,617
4.012	Property		1	Millburn Court	45458	Multifamily	Garden	1979	NAP	115	Units		1,269,120
4.013	Property		1	Rosewood Apartments	43231	Multifamily	Garden	1985	NAP	89	Units		1,236,570
4.014	Property		1	Winthrop Court	43229	Multifamily	Garden	1985	NAP	100	Units		1,176,427
4.015	Property		1	Annhurst	46268	Multifamily	Garden	1984	NAP	83	Units		1,022,513
4.016	Property		1	Ashford Hills	43068	Multifamily	Garden	1986	NAP	77	Units		928,854
4.017	Property		1	Harbinwood	30093	Multifamily	Garden	1986	NAP	72	Units		910,327
4.018	Property		1	Willow Run - New Albany	47150	Multifamily	Garden	1984	NAP	64	Units		904,309
4.019	Property		1	Parkville	43229	Multifamily	Garden	1978	NAP	100	Units		895,227
4.020	Property		1	Applegate	47203	Multifamily	Garden	1982	NAP	58	Units		776,490
4.021	Property		1	Stonehenge	44647	Multifamily	Garden	1984	NAP	60	Units		770,026
4.022	Property		1	Meadowland	30622	Multifamily	Garden	1984	NAP	60	Units		752,452
4.023	Property		1	Amberwood - Massillion	44646	Multifamily	Garden	1987	NAP	63	Units		666,120
4.024	Property		1	Timberwood	31069	Multifamily	Garden	1985	NAP	60	Units		666,058
4.025	Property		1	Sherbrook	43229	Multifamily	Garden	1985	NAP	60	Units		655,134
4.026	Property		1	Stonehenge Apartments	46239	Multifamily	Garden	1984	NAP	60	Units		640,192
4.027	Property		1	Oakley Woods	30291	Multifamily	Garden	1985	NAP	60	Units		635,551
4.028	Property		1	Carriage Hill	31021	Multifamily	Garden	1985	NAP	60	Units		614,649
4.029	Property		1	Barrington	30021	Multifamily	Garden	1984	NAP	47	Units		582,457
4.030	Property		1	Andover Court	43050	Multifamily	Garden	1982	NAP	51	Units		561,631
4.031	Property		1	Greenglen II	43615	Multifamily	Garden	1982	NAP	58	Units		556,369
4.032	Property		1	Sandalwood	43615	Multifamily	Garden	1983	NAP	50	Units		537,987
4.033	Property		1	Spicewood	46227	Multifamily	Garden	1985	NAP	49	Units		536,861
4.034	Property		1	Meadowood - Mansfield	44904	Multifamily	Garden	1983	NAP	50	Units		381,873
5	Loan	20, 21, 22, 23	4	Extra Space Self Storage Portfolio II	Various	Various	Various	Various	Various	270,295	SF	105.44	28,500,000
5.001	Property		1	Extra Space Miami	33125	Self Storage	Self Storage	2020	NAP	95,545	SF		8,710,000
5.002	Property	24	1	Extra Space Stamford	06902	Mixed Use	Self Storage/Retail	1978	2019	37,428	SF		7,630,000
5.003	Property		1	Extra Space St. Petersburg	33713	Self Storage	Self Storage	2019	NAP	62,810	SF		6,460,000
5.004	Property		1	Extra Space Milton	30004	Self Storage	Self Storage	2019	NAP	74,512	SF		5,700,000
6	Loan	25, 26, 27	1	CopperLeaf Apartments	16509	Multifamily	Garden	2018-2020	NAP	168	Units	163,690.48	27,500,000
7	Loan	9, 28, 29, 30	1	La Encantada	85718	Retail	Anchored	2003	2020	245,955	SF	414.71	27,000,000
8	Loan	31	1	Courtside Apartments	84058	Multifamily	Low Rise	2001	2020-2021	165	Units	161,818.18	26,700,000
9	Loan	32, 33, 34, 35	1	2250 59th Street	11204	Office	CBD	2021	NAP	48,079	SF	478.38	23,000,000
10	Loan		1	Mission Village Shopping Center	92508	Retail	Anchored	2003	2009	102,178	SF	181.06	18,500,000
11	Loan	36	1	Cicero Industrial	60804	Industrial	Manufacturing	1950, 1975	NAP	565,209	SF	29.60	16,730,000
12	Loan	37, 38	1	Central Park Plaza	80487	Retail	Anchored	1986-2004	NAP	129,461	SF	128.22	16,600,000
13	Loan	39	1	Capitol Square	95133	Retail	Anchored	1971	2015	356,294	SF	42.10	15,000,000
14	Loan	40	2	Louisiana Industrial Portfolio	70734	Industrial	Warehouse	Various	NAP	174,158	SF	86.13	15,000,000
14.001	Property		1	Talon Industrial Park	70734	Industrial	Warehouse	2016	NAP	122,158	SF		10,700,000
14.002	Property		1	Copperhead Industrial Park	70734	Industrial	Warehouse	2020	NAP	52,000	SF		4,300,000
15	Loan		1	3101 West Military	78503	Industrial	Warehouse/Distribution	2004-2006	NAP	219,258	SF	66.85	14,700,000
16	Loan	41, 42, 43, 44	1	Oakmont Point	60559	Office	Suburban	2019	NAP	94,089	SF	154.11	14,500,000
17	Loan	45, 46, 47, 48	1	380 Grove Street	11237	Multifamily	Garden	2021	NAP	39	Units	333,333.33	13,000,000
18	Loan	49	1	403 South Raymond Avenue	91105	Mixed Use	Office/Self Storage	1918	NAP	86,853	SF	147.95	12,850,000
19	Loan	50	1	Triangle Shopping Center	78148	Retail	Anchored	1980	2019	137,790	SF	89.50	12,350,000
20	Loan	39	1	Babcock & Wilcox	43130	Industrial	Manufacturing	1949-1970	NAP	483,000	SF	24.50	11,882,650
21	Loan		1	Material Control Systems Distribution Center	50703	Industrial	Warehouse/Distribution	2020	NAP	176,980	SF	66.11	11,700,000
22	Loan		1	Studios 180	40507	Multifamily	Garden	2020	NAP	119	Units	96,638.66	11,500,000
23	Loan	51	2	Catawba Village and Vernon Market Portfolio	Various	Retail	Anchored	Various	Various	99,440	SF	109.61	10,900,000
23.001	Property		1	Catawba Village	28214	Retail	Anchored	2004	NAP	56,840	SF		7,170,100
23.002	Property		1	Vernon Market	28504	Retail	Anchored	2000	2020	42,600	SF		3,729,900
24	Loan	39	1	Press Ganey HQ	46601	Office	Suburban	2021	NAP	77,264	SF	116.48	9,000,000
25	Loan	52, 53	3	Madison Nostrand Grand Portfolio	Various	Multifamily	Low Rise	Various	Various	20	Units	450,000.00	9,000,000
25.001	Property		1	702 Grand Street	11211	Multifamily	Low Rise	1920	2020	6	Units		3,625,899
25.002	Property		1	1513 Nostrand Avenue	11226	Multifamily	Low Rise	1931	2019-2020	8	Units		2,719,424
25.003	Property		1	1028 Madison Street	11221	Multifamily	Low Rise	1899	2016	6	Units		2,654,676
26	Loan	39	1	201 & 213 W. Green Street Apartments	61820	Multifamily	Garden	2016-2017	NAP	78	Units	110,897.44	8,650,000
27	Loan	52	2	Countryside and Wood Valley MHP Portfolio	Various	Manufactured Housing	Manufactured Housing	Various	NAP	367	Pads	20,980.93	7,700,000
27.001	Property		1	Countryside MHP	46725	Manufactured Housing	Manufactured Housing	1973	NAP	223	Pads		4,639,744
27.002	Property		1	Wood Valley MHP	48746	Manufactured Housing	Manufactured Housing	1972	NAP	144	Pads		3,060,256

 A-1-3

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)

28	Loan	52	2	San Diego Mixed Use	92101	Various	Various	Various	NAP	43,118	SF	165.82	7,150,000
28.001	Property		1	636 C Street	92101	Multifamily	Mid Rise	1913	NAP	95	Units		4,223,134
28.002	Property		1	1130-1152 7th Avenue	92101	Retail	Unanchored	1924	NAP	28,176	SF		2,926,866
29	Loan		1	Townhomes on Mirror	79118	Multifamily	Townhomes	2013	NAP	76	Units	85,526.32	6,500,000
30	Loan		1	South Shore Marketplace	77573	Retail	Shadow Anchored	2006	NAP	27,937	SF	205.82	5,750,000
31	Loan		1	Valli Hoffman Estates	60169	Other	Leased Fee	NAP	NAP	61,047	SF	89.28	5,450,000
32	Loan		1	Mosley Townhomes	79119	Multifamily	Townhomes	2017	NAP	40	Units	131,250.00	5,250,000
33	Loan	54, 55	1	1200 California Street	92374	Office	Suburban	2006	NAP	47,172	SF	109.17	5,150,000
34	Loan	56	1	Kohl’s Morton	19070	Other	Leased Fee	NAP	NAP	85,904	SF	57.04	4,900,000
35	Loan	57	5	Ransford Wasik Multi Portfolio	Various	Multifamily	Garden	Various	NAP	106	Units	42,924.53	4,550,000
35.001	Property		1	Bells of Bavaria	48734	Multifamily	Garden	1986	NAP	30	Units		1,191,155
35.002	Property		1	The Pines of Midland	48640	Multifamily	Garden	1983	NAP	25	Units		1,097,406
35.003	Property		1	Guinn Place Townhomes	48362	Multifamily	Garden	2000	NAP	13	Units		1,038,199
35.004	Property		1	Northwood Heights	48726	Multifamily	Garden	1978	NAP	22	Units		978,367
35.005	Property		1	Meadow Walk Apartments	48427	Multifamily	Garden	1984	NAP	16	Units		244,873
36	Loan	58	1	96-18 63rd Drive	11374	Mixed Use	Office/Retail	1941	2015	8,275	SF	471.30	3,900,000
37	Loan		1	Centennial Manor MHP	43560	Manufactured Housing	Manufactured Housing	1969	NAP	160	Pads	23,437.50	3,750,000
38	Loan		1	Kohl’s Warsaw	46582	Retail	Single Tenant	2005	NAP	68,336	SF	54.88	3,750,000
39	Loan	39	1	Town and Country	32110	Self Storage	Self Storage	1997, 1998, 2005	NAP	30,950	SF	106.62	3,300,000

 A-1-4

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)
								1		2		2
1	Loan	9, 10, 11, 12	1	425 Eye Street	62,400,000	62,400,000	2.94100%	0.01764%	2.92336000%	NAP	155,056.06	NAP	1,860,672.72
2	Loan	13	1	Fountains on the Lake	59,150,000	53,473,270	3.77600%	0.01764%	3.75836%	274,806.27	188,710.41	3,297,675.24	2,264,524.92
3	Loan		1	5300-5350 Hellyer Avenue	44,000,000	44,000,000	3.91300%	0.01764%	3.89536%	NAP	145,469.40	NAP	1,745,632.80
4	Loan	9, 14, 15, 16, 17, 18, 19	34	AMF Portfolio	38,000,000	35,290,291	3.72381004379935%	0.01764%	3.70617%	193,507.26	119,558.44	2,322,087.12	1,434,701.26
4.001	Property		1	Cambridge Commons	2,652,231	2,463,106
4.002	Property		1	Indian Lake I	2,354,641	2,186,736
4.003	Property		1	Stewart Way 1	2,184,114	2,028,369
4.004	Property		1	Cedargate Lancaster	1,925,797	1,788,472
4.005	Property		1	Amesbury	1,799,093	1,670,803
4.006	Property		1	Red Deer	1,709,578	1,587,671
4.007	Property		1	Olivewood	1,623,384	1,507,623
4.008	Property		1	Cherry Glen	1,604,349	1,489,946
4.009	Property		1	Plumwood	1,549,985	1,439,459
4.010	Property		1	Camelia Court	1,509,010	1,401,406
4.011	Property		1	Cedargate	1,410,617	1,310,029
4.012	Property		1	Millburn Court	1,269,120	1,178,622
4.013	Property		1	Rosewood Apartments	1,236,570	1,148,393
4.014	Property		1	Winthrop Court	1,176,427	1,092,538
4.015	Property		1	Annhurst	1,022,513	949,600
4.016	Property		1	Ashford Hills	928,854	862,619
4.017	Property		1	Harbinwood	910,327	845,413
4.018	Property		1	Willow Run - New Albany	904,309	839,825
4.019	Property		1	Parkville	895,227	831,390
4.020	Property		1	Applegate	776,490	721,120
4.021	Property		1	Stonehenge	770,026	715,117
4.022	Property		1	Meadowland	752,452	698,796
4.023	Property		1	Amberwood - Massillion	666,120	618,621
4.024	Property		1	Timberwood	666,058	618,563
4.025	Property		1	Sherbrook	655,134	608,418
4.026	Property		1	Stonehenge Apartments	640,192	594,541
4.027	Property		1	Oakley Woods	635,551	590,231
4.028	Property		1	Carriage Hill	614,649	570,820
4.029	Property		1	Barrington	582,457	540,923
4.030	Property		1	Andover Court	561,631	521,582
4.031	Property		1	Greenglen II	556,369	516,696
4.032	Property		1	Sandalwood	537,987	499,624
4.033	Property		1	Spicewood	536,861	498,579
4.034	Property		1	Meadowood - Mansfield	381,873	354,642
5	Loan	20, 21, 22, 23	4	Extra Space Self Storage Portfolio II	28,500,000	28,500,000	3.62000%	0.01764%	3.60236%	NAP	87,169.10	NAP	1,046,029.20
5.001	Property		1	Extra Space Miami	8,710,000	8,710,000
5.002	Property	24	1	Extra Space Stamford	7,630,000	7,630,000
5.003	Property		1	Extra Space St. Petersburg	6,460,000	6,460,000
5.004	Property		1	Extra Space Milton	5,700,000	5,700,000
6	Loan	25, 26, 27	1	CopperLeaf Apartments	27,500,000	25,090,345	4.31800%	0.01764%	4.30036%	136,380.46	100,328.53	1,636,565.52	1,203,942.36
7	Loan	9, 28, 29, 30	1	La Encantada	27,000,000	27,000,000	3.36100%	0.01764%	3.34336%	NAP	76,672.81	NAP	920,073.72
8	Loan	31	1	Courtside Apartments	26,700,000	26,700,000	3.99000%	0.01764%	3.97236%	NAP	90,010.52	NAP	1,080,126.24
9	Loan	32, 33, 34, 35	1	2250 59th Street	23,000,000	23,000,000	4.20000%	0.01764%	4.18236%	NAP	81,618.06	NAP	979,416.72
10	Loan		1	Mission Village Shopping Center	18,500,000	18,500,000	3.05000%	0.01764%	3.03236%	NAP	47,673.90	NAP	572,086.80
11	Loan	36	1	Cicero Industrial	16,730,000	16,730,000	4.25000%	0.01764%	4.23236%	NAP	60,075.03	NAP	720,900.36
12	Loan	37, 38	1	Central Park Plaza	16,600,000	16,600,000	3.20000%	0.01764%	3.18236%	NAP	44,881.48	NAP	538,577.78
13	Loan	39	1	Capitol Square	15,000,000	11,407,165	2.86150%	0.01764%	2.84386%	62,125.68	NAP	745,508.16	NAP
14	Loan	40	2	Louisiana Industrial Portfolio	15,000,000	12,264,944	3.95500%	0.01764%	3.93736%	71,223.70	50,124.13	854,684.40	601,489.56
14.001	Property		1	Talon Industrial Park	10,700,000	8,748,993
14.002	Property		1	Copperhead Industrial Park	4,300,000	3,515,951
15	Loan		1	3101 West Military	14,657,432	11,582,873	3.78000%	0.01764%	3.76236%	68,328.47	NAP	819,941.64	NAP
16	Loan	41, 42, 43, 44	1	Oakmont Point	14,500,000	14,500,000	3.18200%	0.05764%	3.12436%	NAP	38,983.18	NAP	467,798.16
17	Loan	45, 46, 47, 48	1	380 Grove Street	13,000,000	11,743,225	3.73000%	0.01764%	3.71236%	60,057.59	40,969.56	720,691.08	491,634.72
18	Loan	49	1	403 South Raymond Avenue	12,850,000	11,650,838	3.94500%	0.05764%	3.88736%	60,941.12	42,831.10	731,293.44	513,973.23
19	Loan	50	1	Triangle Shopping Center	12,331,657	9,748,262	3.82900%	0.05764%	3.77136%	57,749.80	NAP	692,997.60	NAP
20	Loan	39	1	Babcock & Wilcox	11,834,309	9,505,824	4.20000%	0.01764%	4.18236%	58,108.20	NAP	697,298.40	NAP
21	Loan		1	Material Control Systems Distribution Center	11,700,000	11,700,000	3.53000%	0.01764%	3.51236%	NAP	34,895.52	NAP	418,746.24
22	Loan		1	Studios 180	11,500,000	11,500,000	3.78600%	0.01764%	3.76836%	NAP	36,786.42	NAP	441,437.04
23	Loan	51	2	Catawba Village and Vernon Market Portfolio	10,900,000	9,417,651	3.95800%	0.01764%	3.94036%	51,774.69	36,451.16	621,296.28	437,413.92
23.001	Property		1	Catawba Village	7,170,100	6,195,000
23.002	Property		1	Vernon Market	3,729,900	3,222,651
24	Loan	39	1	Press Ganey HQ	9,000,000	9,000,000	2.59300%	0.01764%	2.57536%	NAP	19,717.60	NAP	236,611.20
25	Loan	52, 53	3	Madison Nostrand Grand Portfolio	9,000,000	9,000,000	4.08700%	0.01764%	4.06936%	NAP	31,078.23	NAP	372,938.75
25.001	Property		1	702 Grand Street	3,625,899	3,625,899
25.002	Property		1	1513 Nostrand Avenue	2,719,424	2,719,424
25.003	Property		1	1028 Madison Street	2,654,676	2,654,676
26	Loan	39	1	201 & 213 W. Green Street Apartments	8,650,000	7,431,651	3.73000%	0.01764%	3.71236%	39,961.40	27,260.52	479,536.80	327,126.24
27	Loan	52	2	Countryside and Wood Valley MHP Portfolio	7,700,000	7,700,000	3.50000%	0.01764%	3.48236%	NAP	22,770.25	NAP	273,243.00
27.001	Property		1	Countryside MHP	4,639,744	4,639,744
27.002	Property		1	Wood Valley MHP	3,060,256	3,060,256

 A-1-5

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)
								1		2		2
28	Loan	52	2	San Diego Mixed Use	7,150,000	5,784,147	4.52000%	0.01764%	4.50236%	36,313.02	NAP	435,756.24	NAP
28.001	Property		1	636 C Street	4,223,134	3,416,395
28.002	Property		1	1130-1152 7th Avenue	2,926,866	2,367,752
29	Loan		1	Townhomes on Mirror	6,500,000	6,500,000	3.98500%	0.01764%	3.96736%	NAP	21,885.21	NAP	262,622.52
30	Loan		1	South Shore Marketplace	5,750,000	5,750,000	3.87000%	0.01764%	3.85236%	NAP	18,801.30	NAP	225,615.63
31	Loan		1	Valli Hoffman Estates	5,450,000	5,450,000	3.87000%	0.01764%	3.85236%	NAP	17,820.36	NAP	213,844.32
32	Loan		1	Mosley Townhomes	5,250,000	5,250,000	4.14000%	0.01764%	4.12236%	NAP	18,364.06	NAP	220,368.72
33	Loan	54, 55	1	1200 California Street	5,150,000	5,150,000	3.51000%	0.01764%	3.49236%	NAP	15,272.97	NAP	183,275.63
34	Loan	56	1	Kohl’s Morton	4,900,000	4,900,000	3.41400%	0.01764%	3.39636%	NAP	14,134.12	NAP	169,609.44
35	Loan	57	5	Ransford Wasik Multi Portfolio	4,550,000	3,869,370	4.34000%	0.08639%	4.25361%	22,623.65	16,684.39	271,483.80	200,212.68
35.001	Property		1	Bells of Bavaria	1,191,155	1,012,971
35.002	Property		1	The Pines of Midland	1,097,406	933,246
35.003	Property		1	Guinn Place Townhomes	1,038,199	882,896
35.004	Property		1	Northwood Heights	978,367	832,014
35.005	Property		1	Meadow Walk Apartments	244,873	208,243
36	Loan	58	1	96-18 63rd Drive	3,900,000	3,117,791	4.18000%	0.01764%	4.16236%	19,026.17	NAP	228,314.04	NAP
37	Loan		1	Centennial Manor MHP	3,750,000	3,750,000	3.70500%	0.01764%	3.68736%	NAP	11,738.93	NAP	140,867.19
38	Loan		1	Kohl’s Warsaw	3,750,000	2,991,481	4.12000%	0.01764%	4.10236%	18,163.47	NAP	217,961.64	NAP
39	Loan	39	1	Town and Country	3,300,000	3,300,000	4.42400%	0.01764%	4.40636%	NAP	12,334.97	NAP	148,019.64

 A-1-6

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date

1	Loan	9, 10, 11, 12	1	425 Eye Street	Interest Only	No	Actual/360	85	85	85	85	0	0	12/7/2021
2	Loan	13	1	Fountains on the Lake	Interest Only, Amortizing Balloon	No	Actual/360	60	60	120	120	360	360	11/24/2021
3	Loan		1	5300-5350 Hellyer Avenue	Interest Only	No	Actual/360	120	119	120	119	0	0	11/3/2021
4	Loan	9, 14, 15, 16, 17, 18, 19	34	AMF Portfolio	Interest Only, Amortizing Balloon	No	Actual/360	82	81	120	119	360	360	10/29/2021
4.001	Property		1	Cambridge Commons
4.002	Property		1	Indian Lake I
4.003	Property		1	Stewart Way 1
4.004	Property		1	Cedargate Lancaster
4.005	Property		1	Amesbury
4.006	Property		1	Red Deer
4.007	Property		1	Olivewood
4.008	Property		1	Cherry Glen
4.009	Property		1	Plumwood
4.010	Property		1	Camelia Court
4.011	Property		1	Cedargate
4.012	Property		1	Millburn Court
4.013	Property		1	Rosewood Apartments
4.014	Property		1	Winthrop Court
4.015	Property		1	Annhurst
4.016	Property		1	Ashford Hills
4.017	Property		1	Harbinwood
4.018	Property		1	Willow Run - New Albany
4.019	Property		1	Parkville
4.020	Property		1	Applegate
4.021	Property		1	Stonehenge
4.022	Property		1	Meadowland
4.023	Property		1	Amberwood - Massillion
4.024	Property		1	Timberwood
4.025	Property		1	Sherbrook
4.026	Property		1	Stonehenge Apartments
4.027	Property		1	Oakley Woods
4.028	Property		1	Carriage Hill
4.029	Property		1	Barrington
4.030	Property		1	Andover Court
4.031	Property		1	Greenglen II
4.032	Property		1	Sandalwood
4.033	Property		1	Spicewood
4.034	Property		1	Meadowood - Mansfield
5	Loan	20, 21, 22, 23	4	Extra Space Self Storage Portfolio II	Interest Only	No	Actual/360	120	118	120	118	0	0	10/1/2021
5.001	Property		1	Extra Space Miami
5.002	Property	24	1	Extra Space Stamford
5.003	Property		1	Extra Space St. Petersburg
5.004	Property		1	Extra Space Milton
6	Loan	25, 26, 27	1	CopperLeaf Apartments	Interest Only, Amortizing Balloon	No	Actual/360	60	60	120	120	360	360	11/19/2021
7	Loan	9, 28, 29, 30	1	La Encantada	Interest Only	No	Actual/360	120	118	120	118	0	0	9/17/2021
8	Loan	31	1	Courtside Apartments	Interest Only	No	Actual/360	120	120	120	120	0	0	12/1/2021
9	Loan	32, 33, 34, 35	1	2250 59th Street	Interest Only	No	Actual/360	120	120	120	120	0	0	12/3/2021
10	Loan		1	Mission Village Shopping Center	Interest Only	No	Actual/360	120	120	120	120	0	0	12/1/2021
11	Loan	36	1	Cicero Industrial	Interest Only	No	Actual/360	60	59	60	59	0	0	11/4/2021
12	Loan	37, 38	1	Central Park Plaza	Interest Only	No	Actual/360	120	119	120	119	0	0	11/5/2021
13	Loan	39	1	Capitol Square	Amortizing Balloon	No	Actual/360	0	0	120	120	360	360	11/29/2021
14	Loan	40	2	Louisiana Industrial Portfolio	Interest Only, Amortizing Balloon	No	Actual/360	12	12	120	120	360	360	11/22/2021
14.001	Property		1	Talon Industrial Park
14.002	Property		1	Copperhead Industrial Park
15	Loan		1	3101 West Military	Amortizing Balloon	No	Actual/360	0	0	120	118	360	358	10/6/2021
16	Loan	41, 42, 43, 44	1	Oakmont Point	Interest Only	No	Actual/360	120	120	120	120	0	0	12/3/2021
17	Loan	45, 46, 47, 48	1	380 Grove Street	Interest Only, Amortizing Balloon	No	Actual/360	60	55	120	115	360	360	7/2/2021
18	Loan	49	1	403 South Raymond Avenue	Interest Only, Amortizing Balloon	No	Actual/360	60	60	120	120	360	360	12/2/2021
19	Loan	50	1	Triangle Shopping Center	Amortizing Balloon	No	Actual/360	0	0	120	119	360	359	10/28/2021
20	Loan	39	1	Babcock & Wilcox	Amortizing Balloon	No	Actual/360	0	0	120	117	360	357	8/13/2021
21	Loan		1	Material Control Systems Distribution Center	Interest Only	No	Actual/360	120	118	120	118	0	0	10/5/2021
22	Loan		1	Studios 180	Interest Only	No	Actual/360	120	120	120	120	0	0	11/29/2021
23	Loan	51	2	Catawba Village and Vernon Market Portfolio	Interest Only, Amortizing Balloon	No	Actual/360	36	35	120	119	360	360	10/20/2021
23.001	Property		1	Catawba Village
23.002	Property		1	Vernon Market
24	Loan	39	1	Press Ganey HQ	Interest Only - ARD	Yes	Actual/360	120	120	120	120	0	0	12/3/2021
25	Loan	52, 53	3	Madison Nostrand Grand Portfolio	Interest Only	No	Actual/360	120	119	120	119	0	0	10/26/2021
25.001	Property		1	702 Grand Street
25.002	Property		1	1513 Nostrand Avenue
25.003	Property		1	1028 Madison Street
26	Loan	39	1	201 & 213 W. Green Street Apartments	Interest Only, Amortizing Balloon	No	Actual/360	36	36	120	120	360	360	11/30/2021
27	Loan	52	2	Countryside and Wood Valley MHP Portfolio	Interest Only	No	Actual/360	120	120	120	120	0	0	12/3/2021
27.001	Property		1	Countryside MHP
27.002	Property		1	Wood Valley MHP

 A-1-7

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date

28	Loan	52	2	San Diego Mixed Use	Amortizing Balloon	No	Actual/360	0	0	120	120	360	360	12/1/2021
28.001	Property		1	636 C Street
28.002	Property		1	1130-1152 7th Avenue
29	Loan		1	Townhomes on Mirror	Interest Only	No	Actual/360	120	119	120	119	0	0	10/28/2021
30	Loan		1	South Shore Marketplace	Interest Only	No	Actual/360	120	120	120	120	0	0	11/30/2021
31	Loan		1	Valli Hoffman Estates	Interest Only	No	Actual/360	120	119	120	119	0	0	10/8/2021
32	Loan		1	Mosley Townhomes	Interest Only	No	Actual/360	120	120	120	120	0	0	11/29/2021
33	Loan	54, 55	1	1200 California Street	Interest Only	No	Actual/360	120	120	120	120	0	0	12/1/2021
34	Loan	56	1	Kohl’s Morton	Interest Only	No	Actual/360	120	120	120	120	0	0	11/23/2021
35	Loan	57	5	Ransford Wasik Multi Portfolio	Interest Only, Amortizing Balloon	No	Actual/360	24	24	120	120	360	360	11/29/2021
35.001	Property		1	Bells of Bavaria
35.002	Property		1	The Pines of Midland
35.003	Property		1	Guinn Place Townhomes
35.004	Property		1	Northwood Heights
35.005	Property		1	Meadow Walk Apartments
36	Loan	58	1	96-18 63rd Drive	Amortizing Balloon	No	Actual/360	0	0	120	120	360	360	11/18/2021
37	Loan		1	Centennial Manor MHP	Interest Only	No	Actual/360	120	120	120	120	0	0	12/3/2021
38	Loan		1	Kohl’s Warsaw	Amortizing Balloon	No	Actual/360	0	0	120	120	360	360	11/23/2021
39	Loan	39	1	Town and Country	Interest Only	No	Actual/360	120	120	120	120	0	0	11/22/2021

 A-1-8

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision
													3
1	Loan	9, 10, 11, 12	1	425 Eye Street	0	6	1/6/2022	NAP	1/6/2029	NAP	0	0	L(24),D(54),O(7)
2	Loan	13	1	Fountains on the Lake	0	6	1/6/2022	1/6/2027	12/6/2031	NAP	0	0	L(24),D(92),O(4)
3	Loan		1	5300-5350 Hellyer Avenue	1	6	12/6/2021	NAP	11/6/2031	NAP	0	0	L(25),D(91),O(4)
4	Loan	9, 14, 15, 16, 17, 18, 19	34	AMF Portfolio	1	6	12/6/2021	10/6/2028	11/6/2031	NAP	0	0	L(25),D(90),O(5)
4.001	Property		1	Cambridge Commons
4.002	Property		1	Indian Lake I
4.003	Property		1	Stewart Way 1
4.004	Property		1	Cedargate Lancaster
4.005	Property		1	Amesbury
4.006	Property		1	Red Deer
4.007	Property		1	Olivewood
4.008	Property		1	Cherry Glen
4.009	Property		1	Plumwood
4.010	Property		1	Camelia Court
4.011	Property		1	Cedargate
4.012	Property		1	Millburn Court
4.013	Property		1	Rosewood Apartments
4.014	Property		1	Winthrop Court
4.015	Property		1	Annhurst
4.016	Property		1	Ashford Hills
4.017	Property		1	Harbinwood
4.018	Property		1	Willow Run - New Albany
4.019	Property		1	Parkville
4.020	Property		1	Applegate
4.021	Property		1	Stonehenge
4.022	Property		1	Meadowland
4.023	Property		1	Amberwood - Massillion
4.024	Property		1	Timberwood
4.025	Property		1	Sherbrook
4.026	Property		1	Stonehenge Apartments
4.027	Property		1	Oakley Woods
4.028	Property		1	Carriage Hill
4.029	Property		1	Barrington
4.030	Property		1	Andover Court
4.031	Property		1	Greenglen II
4.032	Property		1	Sandalwood
4.033	Property		1	Spicewood
4.034	Property		1	Meadowood - Mansfield
5	Loan	20, 21, 22, 23	4	Extra Space Self Storage Portfolio II	2	6	11/6/2021	NAP	10/6/2031	NAP	0	0	L(26),D(90),O(4)
5.001	Property		1	Extra Space Miami
5.002	Property	24	1	Extra Space Stamford
5.003	Property		1	Extra Space St. Petersburg
5.004	Property		1	Extra Space Milton
6	Loan	25, 26, 27	1	CopperLeaf Apartments	0	6	1/6/2022	1/6/2027	12/6/2031	NAP	0	0	L(24),D(93),O(3)
7	Loan	9, 28, 29, 30	1	La Encantada	2	6	11/6/2021	NAP	10/6/2031	NAP	0	0	L(26),D(90),O(4)
8	Loan	31	1	Courtside Apartments	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0	L(24),D(91),O(5)
9	Loan	32, 33, 34, 35	1	2250 59th Street	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0	L(24),D(93),O(3)
10	Loan		1	Mission Village Shopping Center	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0	L(24),D(92),O(4)
11	Loan	36	1	Cicero Industrial	1	6	12/6/2021	NAP	11/6/2026	NAP	0	0	L(25),D(31),O(4)
12	Loan	37, 38	1	Central Park Plaza	1	6	12/6/2021	NAP	11/6/2031	NAP	0	0	L(12),YM1(104),O(4)
13	Loan	39	1	Capitol Square	0	6	1/6/2022	1/6/2022	12/6/2031	NAP	0	0	L(12),YM1(103),O(5)
14	Loan	40	2	Louisiana Industrial Portfolio	0	6	1/6/2022	1/6/2023	12/6/2031	NAP	0	0	L(24),D(93),O(3)
14.001	Property		1	Talon Industrial Park
14.002	Property		1	Copperhead Industrial Park
15	Loan		1	3101 West Military	2	6	11/6/2021	11/6/2021	10/6/2031	NAP	0	0	L(26),D(90),O(4)
16	Loan	41, 42, 43, 44	1	Oakmont Point	0	6	1/6/2022	NAP	12/6/2031	NAP	5	0	L(24),D(89),O(7)
17	Loan	45, 46, 47, 48	1	380 Grove Street	5	6	8/6/2021	8/6/2026	7/6/2031	NAP	0	0	L(29),D(87),O(4)
18	Loan	49	1	403 South Raymond Avenue	0	6	1/6/2022	1/6/2027	12/6/2031	NAP	0	0	L(24),YM1(92),O(4)
19	Loan	50	1	Triangle Shopping Center	1	6	12/6/2021	12/6/2021	11/6/2031	NAP	0	0	L(25),D(91),O(4)
20	Loan	39	1	Babcock & Wilcox	3	6	10/6/2021	10/6/2021	9/6/2031	NAP	0	0	L(27),D(89),O(4)
21	Loan		1	Material Control Systems Distribution Center	2	6	11/6/2021	NAP	10/6/2031	NAP	0	0	L(26),D(90),O(4)
22	Loan		1	Studios 180	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0	L(24),D(92),O(4)
23	Loan	51	2	Catawba Village and Vernon Market Portfolio	1	6	12/6/2021	12/6/2024	11/6/2031	NAP	0	0	L(25),D(91),O(4)
23.001	Property		1	Catawba Village
23.002	Property		1	Vernon Market
24	Loan	39	1	Press Ganey HQ	0	6	1/6/2022	NAP	12/6/2031	3/6/2033	0	0	L(24),D(92),O(4)
25	Loan	52, 53	3	Madison Nostrand Grand Portfolio	1	6	12/6/2021	NAP	11/6/2031	NAP	0	0	L(25),D(89),O(6)
25.001	Property		1	702 Grand Street
25.002	Property		1	1513 Nostrand Avenue
25.003	Property		1	1028 Madison Street
26	Loan	39	1	201 & 213 W. Green Street Apartments	0	6	1/6/2022	1/6/2025	12/6/2031	NAP	0	0	L(24),D(92),O(4)
27	Loan	52	2	Countryside and Wood Valley MHP Portfolio	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0	L(24),D(91),O(5)
27.001	Property		1	Countryside MHP
27.002	Property		1	Wood Valley MHP

 A-1-9

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision
													3
28	Loan	52	2	San Diego Mixed Use	0	6	1/6/2022	1/6/2022	12/6/2031	NAP	0	0	L(24),D(93),O(3)
28.001	Property		1	636 C Street
28.002	Property		1	1130-1152 7th Avenue
29	Loan		1	Townhomes on Mirror	1	6	12/6/2021	NAP	11/6/2031	NAP	0	0	L(25),D(92),O(3)
30	Loan		1	South Shore Marketplace	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0	L(24),YM1(91),O(5)
31	Loan		1	Valli Hoffman Estates	1	6	12/6/2021	NAP	11/6/2031	NAP	0	0	L(25),D(90),O(5)
32	Loan		1	Mosley Townhomes	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0	L(24),D(93),O(3)
33	Loan	54, 55	1	1200 California Street	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0	L(24),D(91),O(5)
34	Loan	56	1	Kohl’s Morton	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0	L(24),D(89),O(7)
35	Loan	57	5	Ransford Wasik Multi Portfolio	0	6	1/6/2022	1/6/2024	12/6/2031	NAP	0	0	L(24),D(93),O(3)
35.001	Property		1	Bells of Bavaria
35.002	Property		1	The Pines of Midland
35.003	Property		1	Guinn Place Townhomes
35.004	Property		1	Northwood Heights
35.005	Property		1	Meadow Walk Apartments
36	Loan	58	1	96-18 63rd Drive	0	6	1/6/2022	1/6/2022	12/6/2031	NAP	0	0	L(24),D(90),O(6)
37	Loan		1	Centennial Manor MHP	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0	L(24),D(91),O(5)
38	Loan		1	Kohl’s Warsaw	0	6	1/6/2022	1/6/2022	12/6/2031	NAP	0	0	L(24),D(92),O(4)
39	Loan	39	1	Town and Country	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0	L(24),D(92),O(4)

 A-1-10

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description

1	Loan	9, 10, 11, 12	1	425 Eye Street	15,091,699	5,494,596	9,597,103	9/30/2021	T-12	15,519,506	5,265,817	10,253,689	12/31/2020	T-12
2	Loan	13	1	Fountains on the Lake	10,608,258	3,078,055	7,530,203	8/31/2021	T-12	9,763,487	2,942,454	6,821,033	12/31/2020	T-12
3	Loan		1	5300-5350 Hellyer Avenue	4,737,590	956,654	3,780,936	8/31/2021	T-12	4,715,427	1,006,975	3,708,452	12/31/2020	T-12
4	Loan	9, 14, 15, 16, 17, 18, 19	34	AMF Portfolio	29,391,201	12,337,066	17,054,135	8/31/2021	T-12	28,063,539	12,027,904	16,035,635	12/31/2020	T-12
4.001	Property		1	Cambridge Commons	1,963,631	802,175	1,161,456	8/31/2021	T-12	1,892,978	784,573	1,108,405	12/31/2020	T-12
4.002	Property		1	Indian Lake I	2,100,230	984,683	1,115,547	8/31/2021	T-12	2,081,870	952,926	1,128,944	12/31/2020	T-12
4.003	Property		1	Stewart Way 1	1,679,261	712,040	967,221	8/31/2021	T-12	1,582,384	714,861	867,523	12/31/2020	T-12
4.004	Property		1	Cedargate Lancaster	1,374,599	541,089	833,510	8/31/2021	T-12	1,336,301	535,140	801,161	12/31/2020	T-12
4.005	Property		1	Amesbury	1,238,834	436,625	802,209	8/31/2021	T-12	1,205,362	451,557	753,805	12/31/2020	T-12
4.006	Property		1	Red Deer	1,204,782	445,945	758,837	8/31/2021	T-12	1,155,637	426,465	729,172	12/31/2020	T-12
4.007	Property		1	Olivewood	1,157,352	431,606	725,746	8/31/2021	T-12	1,100,912	414,535	686,377	12/31/2020	T-12
4.008	Property		1	Cherry Glen	1,214,014	509,399	704,615	8/31/2021	T-12	1,165,922	518,116	647,806	12/31/2020	T-12
4.009	Property		1	Plumwood	1,250,654	544,217	706,437	8/31/2021	T-12	1,163,134	516,673	646,461	12/31/2020	T-12
4.010	Property		1	Camelia Court	995,257	333,090	662,167	8/31/2021	T-12	912,868	339,199	573,669	12/31/2020	T-12
4.011	Property		1	Cedargate	1,155,322	508,367	646,955	8/31/2021	T-12	1,111,194	488,762	622,432	12/31/2020	T-12
4.012	Property		1	Millburn Court	1,045,170	460,852	584,318	8/31/2021	T-12	1,012,824	461,625	551,199	12/31/2020	T-12
4.013	Property		1	Rosewood Apartments	850,844	303,557	547,287	8/31/2021	T-12	808,336	300,705	507,631	12/31/2020	T-12
4.014	Property		1	Winthrop Court	937,164	408,365	528,799	8/31/2021	T-12	833,499	393,725	439,774	12/31/2020	T-12
4.015	Property		1	Annhurst	764,650	313,725	450,925	8/31/2021	T-12	741,667	298,160	443,507	12/31/2020	T-12
4.016	Property		1	Ashford Hills	723,480	273,226	450,254	8/31/2021	T-12	690,347	264,710	425,637	12/31/2020	T-12
4.017	Property		1	Harbinwood	739,864	322,221	417,643	8/31/2021	T-12	713,810	320,051	393,759	12/31/2020	T-12
4.018	Property		1	Willow Run - New Albany	613,769	223,194	390,575	8/31/2021	T-12	587,907	223,761	364,146	12/31/2020	T-12
4.019	Property		1	Parkville	798,462	386,314	412,148	8/31/2021	T-12	715,793	384,553	331,240	12/31/2020	T-12
4.020	Property		1	Applegate	583,698	237,841	345,857	8/31/2021	T-12	568,219	222,243	345,976	12/31/2020	T-12
4.021	Property		1	Stonehenge	576,273	234,061	342,212	8/31/2021	T-12	566,733	234,132	332,601	12/31/2020	T-12
4.022	Property		1	Meadowland	581,054	240,198	340,856	8/31/2021	T-12	543,080	242,127	300,953	12/31/2020	T-12
4.023	Property		1	Amberwood - Massillion	545,999	245,768	300,231	8/31/2021	T-12	519,295	235,724	283,571	12/31/2020	T-12
4.024	Property		1	Timberwood	529,733	225,060	304,673	8/31/2021	T-12	497,367	205,246	292,121	12/31/2020	T-12
4.025	Property		1	Sherbrook	570,420	264,371	306,049	8/31/2021	T-12	554,334	239,178	315,156	12/31/2020	T-12
4.026	Property		1	Stonehenge Apartments	512,509	227,334	285,175	8/31/2021	T-12	504,524	211,280	293,244	12/31/2020	T-12
4.027	Property		1	Oakley Woods	575,192	317,721	257,471	8/31/2021	T-12	532,603	309,131	223,472	12/31/2020	T-12
4.028	Property		1	Carriage Hill	492,245	216,985	275,260	8/31/2021	T-12	488,495	213,095	275,400	12/31/2020	T-12
4.029	Property		1	Barrington	455,721	205,187	250,534	8/31/2021	T-12	435,555	207,448	228,107	12/31/2020	T-12
4.030	Property		1	Andover Court	454,139	199,695	254,444	8/31/2021	T-12	425,396	179,060	246,336	12/31/2020	T-12
4.031	Property		1	Greenglen II	465,669	210,508	255,161	8/31/2021	T-12	433,670	208,679	224,991	12/31/2020	T-12
4.032	Property		1	Sandalwood	432,651	187,207	245,444	8/31/2021	T-12	399,022	182,220	216,802	12/31/2020	T-12
4.033	Property		1	Spicewood	427,591	184,918	242,673	8/31/2021	T-12	419,467	170,385	249,082	12/31/2020	T-12
4.034	Property		1	Meadowood - Mansfield	380,968	199,522	181,446	8/31/2021	T-12	363,034	177,859	185,175	12/31/2020	T-12
5	Loan	20, 21, 22, 23	4	Extra Space Self Storage Portfolio II	2,630,509	1,261,940	1,368,569	9/30/2021	T-12	NAV	NAV	NAV	NAV	NAV
5.001	Property		1	Extra Space Miami	661,544	356,212	305,332	9/30/2021	T-12	NAV	NAV	NAV	NAV	NAV
5.002	Property	24	1	Extra Space Stamford	846,498	285,369	561,129	9/30/2021	T-12	NAV	NAV	NAV	NAV	NAV
5.003	Property		1	Extra Space St. Petersburg	697,229	289,053	408,176	9/30/2021	T-12	NAV	NAV	NAV	NAV	NAV
5.004	Property		1	Extra Space Milton	425,238	331,306	93,932	9/30/2021	T-12	NAV	NAV	NAV	NAV	NAV
6	Loan	25, 26, 27	1	CopperLeaf Apartments	2,743,746	606,846	2,136,900	9/30/2021	T-12	2,143,399	787,565	1,355,834	12/31/2020	T-12
7	Loan	9, 28, 29, 30	1	La Encantada	11,458,478	2,967,871	8,490,607	7/31/2021	T-12	11,959,905	2,849,069	9,110,836	12/31/2020	T-12
8	Loan	31	1	Courtside Apartments	2,231,826	669,818	1,562,008	9/30/2021	T-12	1,415,164	668,059	747,105	12/31/2020	T-12
9	Loan	32, 33, 34, 35	1	2250 59th Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10	Loan		1	Mission Village Shopping Center	3,298,743	713,717	2,585,026	12/31/2020	T-12	3,293,866	739,205	2,554,661	12/31/2019	T-12
11	Loan	36	1	Cicero Industrial	2,955,715	1,510,957	1,444,758	9/30/2021	T-12	NAV	NAV	NAV	NAV	NAV
12	Loan	37, 38	1	Central Park Plaza	2,518,834	730,201	1,788,633	7/31/2021	T-12	2,482,631	703,554	1,779,077	12/31/2020	T-12
13	Loan	39	1	Capitol Square	5,603,439	1,640,331	3,963,107	9/30/2021	T-12	4,780,210	1,535,488	3,244,722	12/31/2020	T-12
14	Loan	40	2	Louisiana Industrial Portfolio	1,536,039	218,887	1,317,151	8/31/2021	T-12	NAV	NAV	NAV	NAV	NAV
14.001	Property		1	Talon Industrial Park	1,312,947	218,887	1,094,059	8/31/2021	T-12	NAV	NAV	NAV	NAV	NAV
14.002	Property		1	Copperhead Industrial Park	223,092	0	223,092	8/31/2021	T-12	NAV	NAV	NAV	NAV	NAV
15	Loan		1	3101 West Military	1,868,449	407,513	1,460,936	12/31/2020	T-12	1,915,996	414,315	1,501,681	12/31/2019	T-12
16	Loan	41, 42, 43, 44	1	Oakmont Point	2,270,184	885,312	1,384,872	10/31/2021	T-12	NAV	NAV	NAV	NAV	NAV
17	Loan	45, 46, 47, 48	1	380 Grove Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
18	Loan	49	1	403 South Raymond Avenue	1,394,304	170,314	1,223,990	10/31/2021	T-12	1,047,035	250,563	796,473	12/31/2020	T-12
19	Loan	50	1	Triangle Shopping Center	1,951,061	670,168	1,280,893	7/31/2021	T-12	1,736,742	627,602	1,109,140	12/31/2020	T-12
20	Loan	39	1	Babcock & Wilcox	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21	Loan		1	Material Control Systems Distribution Center	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
22	Loan		1	Studios 180	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
23	Loan	51	2	Catawba Village and Vernon Market Portfolio	1,292,558	277,442	1,015,116	12/31/2020	T-12	1,282,282	484,172	798,110	12/31/2019	T-12
23.001	Property		1	Catawba Village	864,022	182,942	681,080	12/31/2020	T-12	852,132	194,149	657,983	12/31/2019	T-12
23.002	Property		1	Vernon Market	428,536	94,500	334,036	12/31/2020	T-12	430,150	290,023	140,127	12/31/2019	T-12
24	Loan	39	1	Press Ganey HQ	1,230,395	87,405	1,142,989	11/30/2021	T-9 Ann.	NAV	NAV	NAV	NAV	NAV
25	Loan	52, 53	3	Madison Nostrand Grand Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
25.001	Property		1	702 Grand Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
25.002	Property		1	1513 Nostrand Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
25.003	Property		1	1028 Madison Street	218,834	37,513	181,321	8/31/2021	T-12	217,445	40,102	177,343	12/31/2020	T-12
26	Loan	39	1	201 & 213 W. Green Street Apartments	886,011	328,191	557,820	10/31/2021	T-12	965,633	345,810	619,823	12/31/2020	T-12
27	Loan	52	2	Countryside and Wood Valley MHP Portfolio	1,079,946	283,073	796,873	9/30/2021	T-12	947,834	278,645	669,189	12/31/2020	T-12
27.001	Property		1	Countryside MHP	626,303	125,938	500,365	9/30/2021	T-12	517,242	119,081	398,161	12/31/2020	T-12
27.002	Property		1	Wood Valley MHP	453,643	157,135	296,508	9/30/2021	T-12	430,592	159,564	271,028	12/31/2020	T-12

 A-1-11

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description

28	Loan	52	2	San Diego Mixed Use	1,100,056	350,242	749,814	9/30/2021	T-12	997,582	362,123	635,460	12/31/2020	T-12
28.001	Property		1	636 C Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
28.002	Property		1	1130-1152 7th Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
29	Loan		1	Townhomes on Mirror	1,044,701	491,178	553,523	9/30/2021	T-12	973,498	434,113	539,385	12/31/2020	T-12
30	Loan		1	South Shore Marketplace	863,349	257,548	605,801	9/30/2021	T-12	899,709	280,764	618,945	12/31/2020	T-12
31	Loan		1	Valli Hoffman Estates	969,696	540,728	428,968	6/30/2021	T-12	972,759	573,323	399,437	12/31/2020	T-12
32	Loan		1	Mosley Townhomes	661,403	250,854	410,548	10/31/2021	T-12	610,486	56,927	553,559	12/31/2020	T-12
33	Loan	54, 55	1	1200 California Street	1,105,958	455,216	650,742	9/30/2021	T-12	1,059,311	456,579	602,732	12/31/2020	T-12
34	Loan	56	1	Kohl’s Morton	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
35	Loan	57	5	Ransford Wasik Multi Portfolio	812,059	427,820	384,239	8/31/2021	T-12	784,236	424,471	359,765	12/31/2020	T-12
35.001	Property		1	Bells of Bavaria	236,990	135,656	101,333	8/31/2021	T-12	221,166	119,881	101,285	12/31/2020	T-12
35.002	Property		1	The Pines of Midland	187,819	89,525	98,294	8/31/2021	T-12	183,615	84,291	99,325	12/31/2020	T-12
35.003	Property		1	Guinn Place Townhomes	157,578	87,808	69,770	8/31/2021	T-12	156,036	105,312	50,724	12/31/2020	T-12
35.004	Property		1	Northwood Heights	142,772	61,218	81,554	8/31/2021	T-12	141,293	65,174	76,120	12/31/2020	T-12
35.005	Property		1	Meadow Walk Apartments	86,901	53,614	33,287	8/31/2021	T-12	82,125	49,814	32,312	12/31/2020	T-12
36	Loan	58	1	96-18 63rd Drive	306,912	30,187	276,725	9/30/2021	T-12	211,818	42,101	169,717	12/31/2020	T-12
37	Loan		1	Centennial Manor MHP	650,229	247,185	403,044	9/30/2021	T-12	643,503	260,270	383,233	12/31/2020	T-12
38	Loan		1	Kohl’s Warsaw	436,667	0	436,667	12/31/2020	T-12	436,667	0	436,667	12/31/2019	T-12
39	Loan	39	1	Town and Country	415,426	102,973	312,453	9/30/2021	T-12	340,247	84,560	255,687	12/31/2020	T-12

 A-1-12

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)

1	Loan	9, 10, 11, 12	1	425 Eye Street	17,701,425	5,934,556	11,766,869	12/31/2019	T-12	79.4%	17,176,846	5,955,471	11,221,375	74,933
2	Loan	13	1	Fountains on the Lake	10,486,408	3,037,762	7,448,646	12/31/2019	T-12	89.3%	10,755,156	3,336,347	7,418,809	85,840
3	Loan		1	5300-5350 Hellyer Avenue	NAV	NAV	NAV	NAV	NAV	95.0%	4,752,355	1,043,638	3,708,717	32,000
4	Loan	9, 14, 15, 16, 17, 18, 19	34	AMF Portfolio	26,862,124	11,568,102	15,294,022	12/31/2019	T-12	89.1%	29,391,201	12,485,963	16,905,238	989,700
4.001	Property		1	Cambridge Commons	1,799,367	788,600	1,010,767	12/31/2019	T-12	85.8%	1,963,631	794,613	1,169,018	70,500
4.002	Property		1	Indian Lake I	2,009,251	886,564	1,122,687	12/31/2019	T-12	82.1%	2,100,230	1,023,697	1,076,533	72,900
4.003	Property		1	Stewart Way 1	1,711,547	677,696	1,033,851	12/31/2019	T-12	77.5%	1,679,261	706,017	973,244	57,000
4.004	Property		1	Cedargate Lancaster	1,309,462	554,187	755,275	12/31/2019	T-12	92.2%	1,374,599	527,836	846,763	47,100
4.005	Property		1	Amesbury	1,097,000	461,068	635,932	12/31/2019	T-12	91.2%	1,238,834	444,739	794,096	44,700
4.006	Property		1	Red Deer	1,070,942	429,003	641,939	12/31/2019	T-12	90.8%	1,204,782	448,710	756,072	39,300
4.007	Property		1	Olivewood	1,042,402	424,312	618,090	12/31/2019	T-12	90.8%	1,157,352	440,764	716,588	38,400
4.008	Property		1	Cherry Glen	1,059,922	478,274	581,648	12/31/2019	T-12	90.6%	1,214,014	505,671	708,343	41,100
4.009	Property		1	Plumwood	1,139,983	484,415	655,568	12/31/2019	T-12	84.2%	1,250,654	555,293	695,361	42,900
4.010	Property		1	Camelia Court	876,083	327,605	548,478	12/31/2019	T-12	92.7%	995,257	331,204	664,053	33,000
4.011	Property		1	Cedargate	1,029,084	476,025	553,059	12/31/2019	T-12	93.6%	1,155,322	523,031	632,291	39,000
4.012	Property		1	Millburn Court	922,955	413,176	509,779	12/31/2019	T-12	93.0%	1,045,170	475,954	569,216	34,500
4.013	Property		1	Rosewood Apartments	794,918	293,177	501,741	12/31/2019	T-12	91.2%	850,844	309,169	541,675	26,700
4.014	Property		1	Winthrop Court	843,334	353,894	489,440	12/31/2019	T-12	89.8%	937,164	414,765	522,399	30,000
4.015	Property		1	Annhurst	724,965	283,287	441,678	12/31/2019	T-12	88.1%	764,650	311,466	453,184	24,900
4.016	Property		1	Ashford Hills	653,618	252,801	400,817	12/31/2019	T-12	92.5%	723,480	309,173	414,307	23,100
4.017	Property		1	Harbinwood	685,202	292,299	392,903	12/31/2019	T-12	95.4%	739,864	334,467	405,397	21,600
4.018	Property		1	Willow Run - New Albany	560,395	220,138	340,257	12/31/2019	T-12	91.7%	613,769	219,510	394,259	19,200
4.019	Property		1	Parkville	618,740	326,552	292,188	12/31/2019	T-12	83.6%	798,462	393,193	405,269	30,000
4.020	Property		1	Applegate	493,437	222,028	271,409	12/31/2019	T-12	88.8%	583,698	239,997	343,701	17,400
4.021	Property		1	Stonehenge	525,252	233,950	291,302	12/31/2019	T-12	92.1%	576,273	234,895	341,378	18,000
4.022	Property		1	Meadowland	543,938	219,774	324,164	12/31/2019	T-12	93.9%	581,054	245,105	335,949	18,000
4.023	Property		1	Amberwood - Massillion	513,410	232,077	281,333	12/31/2019	T-12	93.8%	545,999	248,591	297,408	18,900
4.024	Property		1	Timberwood	489,085	218,056	271,029	12/31/2019	T-12	91.6%	529,733	232,282	297,451	18,000
4.025	Property		1	Sherbrook	520,442	210,782	309,660	12/31/2019	T-12	93.1%	570,420	276,873	293,547	18,000
4.026	Property		1	Stonehenge Apartments	469,815	213,747	256,068	12/31/2019	T-12	90.3%	512,509	226,497	286,012	18,000
4.027	Property		1	Oakley Woods	507,633	249,994	257,639	12/31/2019	T-12	87.1%	575,192	303,327	271,865	18,000
4.028	Property		1	Carriage Hill	464,070	203,626	260,444	12/31/2019	T-12	92.3%	492,245	217,451	274,794	18,000
4.029	Property		1	Barrington	418,664	206,961	211,703	12/31/2019	T-12	93.6%	455,721	198,662	257,059	14,100
4.030	Property		1	Andover Court	419,654	189,040	230,614	12/31/2019	T-12	91.7%	454,139	204,632	249,507	15,300
4.031	Property		1	Greenglen II	411,883	207,775	204,108	12/31/2019	T-12	90.6%	465,669	212,357	253,312	17,400
4.032	Property		1	Sandalwood	386,830	188,752	198,078	12/31/2019	T-12	93.9%	432,651	189,739	242,912	15,000
4.033	Property		1	Spicewood	385,615	170,524	215,091	12/31/2019	T-12	90.1%	427,591	184,388	243,203	14,700
4.034	Property		1	Meadowood - Mansfield	363,226	177,943	185,283	12/31/2019	T-12	93.3%	380,968	201,894	179,074	15,000
5	Loan	20, 21, 22, 23	4	Extra Space Self Storage Portfolio II	NAV	NAV	NAV	NAV	NAV	55.6%	3,923,103	1,924,106	1,998,998	40,337
5.001	Property		1	Extra Space Miami	NAV	NAV	NAV	NAV	NAV	42.9%	1,174,887	568,139	606,749	14,332
5.002	Property	24	1	Extra Space Stamford	NAV	NAV	NAV	NAV	NAV	60.3%	984,803	462,167	522,636	5,407
5.003	Property		1	Extra Space St. Petersburg	NAV	NAV	NAV	NAV	NAV	75.2%	957,157	499,518	457,639	9,422
5.004	Property		1	Extra Space Milton	NAV	NAV	NAV	NAV	NAV	56.7%	806,256	394,282	411,974	11,177
6	Loan	25, 26, 27	1	CopperLeaf Apartments	NAV	NAV	NAV	NAV	NAV	82.3%	2,938,813	919,411	2,019,402	38,080
7	Loan	9, 28, 29, 30	1	La Encantada	13,226,187	2,900,549	10,325,638	12/31/2019	T-12	89.3%	13,006,834	3,560,488	9,446,346	49,191
8	Loan	31	1	Courtside Apartments	1,810,038	605,296	1,204,742	12/31/2019	T-12	89.9%	2,774,788	696,525	2,078,263	41,250
9	Loan	32, 33, 34, 35	1	2250 59th Street	NAV	NAV	NAV	NAV	NAV	85.5%	1,874,800	248,535	1,626,265	9,616
10	Loan		1	Mission Village Shopping Center	NAV	NAV	NAV	NAV	NAV	95.1%	2,933,347	682,452	2,250,896	15,327
11	Loan	36	1	Cicero Industrial	NAV	NAV	NAV	NAV	NAV	92.7%	3,093,084	1,449,709	1,643,375	56,521
12	Loan	37, 38	1	Central Park Plaza	2,619,592	740,377	1,879,215	12/31/2019	T-12	91.3%	2,632,363	731,341	1,901,022	29,776
13	Loan	39	1	Capitol Square	5,279,210	1,542,412	3,736,798	12/31/2019	T-12	94.5%	5,976,662	1,556,154	4,420,508	53,444
14	Loan	40	2	Louisiana Industrial Portfolio	NAV	NAV	NAV	NAV	NAV	94.5%	1,906,981	395,343	1,511,638	17,416
14.001	Property		1	Talon Industrial Park	NAV	NAV	NAV	NAV	NAV	94.5%	1,342,285	265,859	1,076,426	12,216
14.002	Property		1	Copperhead Industrial Park	NAV	NAV	NAV	NAV	NAV	94.5%	564,696	129,484	435,212	5,200
15	Loan		1	3101 West Military	2,039,293	415,007	1,624,287	12/31/2018	T-12	95.0%	2,092,307	497,062	1,595,245	21,926
16	Loan	41, 42, 43, 44	1	Oakmont Point	NAV	NAV	NAV	NAV	NAV	90.0%	2,595,473	955,681	1,639,791	14,113
17	Loan	45, 46, 47, 48	1	380 Grove Street	NAV	NAV	NAV	NAV	NAV	93.2%	1,506,771	479,641	1,027,130	10,818
18	Loan	49	1	403 South Raymond Avenue	1,200,569	83,685	1,116,885	12/31/2019	T-12	91.1%	1,798,313	458,116	1,340,197	21,713
19	Loan	50	1	Triangle Shopping Center	1,780,855	605,565	1,175,290	12/31/2019	T-12	94.2%	2,151,743	657,643	1,494,100	20,669
20	Loan	39	1	Babcock & Wilcox	NAV	NAV	NAV	NAV	NAV	95.0%	2,072,681	641,569	1,431,112	72,450
21	Loan		1	Material Control Systems Distribution Center	NAV	NAV	NAV	NAV	NAV	95.1%	1,634,641	573,734	1,060,907	17,698
22	Loan		1	Studios 180	NAV	NAV	NAV	NAV	NAV	95.0%	1,703,638	760,852	942,786	29,750
23	Loan	51	2	Catawba Village and Vernon Market Portfolio	1,285,300	357,995	927,305	12/31/2018	T-12	95.9%	1,365,656	295,198	1,070,458	14,916
23.001	Property		1	Catawba Village	855,351	185,190	670,161	12/31/2018	T-12	96.0%	896,842	186,436	710,405	8,526
23.002	Property		1	Vernon Market	429,949	172,805	257,144	12/31/2018	T-12	95.9%	468,814	108,761	360,053	6,390
24	Loan	39	1	Press Ganey HQ	NAV	NAV	NAV	NAV	NAV	95.0%	1,209,550	123,046	1,086,503	11,590
25	Loan	52, 53	3	Madison Nostrand Grand Portfolio	NAV	NAV	NAV	NAV	NAV	95.0%	759,602	142,700	616,902	5,000
25.001	Property		1	702 Grand Street	NAV	NAV	NAV	NAV	NAV	95.0%	292,378	47,899	244,479	1,500
25.002	Property		1	1513 Nostrand Avenue	NAV	NAV	NAV	NAV	NAV	95.0%	237,810	52,134	185,676	2,000
25.003	Property		1	1028 Madison Street	195,301	31,109	164,192	12/31/2019	T-12	95.0%	229,414	42,667	186,747	1,500
26	Loan	39	1	201 & 213 W. Green Street Apartments	1,031,156	349,914	681,243	12/31/2019	T-12	95.0%	1,075,983	332,088	743,895	19,500
27	Loan	52	2	Countryside and Wood Valley MHP Portfolio	923,579	276,522	647,057	12/31/2019	T-12	84.2%	1,070,182	292,930	777,252	21,950
27.001	Property		1	Countryside MHP	485,163	128,611	356,552	12/31/2019	T-12	80.4%	626,303	133,223	493,080	11,150
27.002	Property		1	Wood Valley MHP	438,416	147,911	290,505	12/31/2019	T-12	90.0%	443,879	159,707	284,172	10,800

 A-1-13

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)

28	Loan	52	2	San Diego Mixed Use	1,086,320	388,647	697,674	12/31/2019	T-12	94.1%	1,178,345	386,106	792,239	28,106
28.001	Property		1	636 C Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
28.002	Property		1	1130-1152 7th Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
29	Loan		1	Townhomes on Mirror	790,229	366,463	423,767	12/31/2019	T-12	79.2%	1,075,469	460,922	614,547	22,800
30	Loan		1	South Shore Marketplace	912,588	302,416	610,172	12/31/2019	T-12	95.0%	984,024	296,897	687,127	7,822
31	Loan		1	Valli Hoffman Estates	741,137	433,312	307,825	12/31/2019	T-12	100.0%	520,000	0	520,000	0
32	Loan		1	Mosley Townhomes	601,602	38,190	563,412	12/31/2019	T-12	86.7%	713,601	246,696	466,905	12,000
33	Loan	54, 55	1	1200 California Street	973,095	427,807	545,288	12/31/2019	T-12	90.0%	1,043,963	404,698	639,265	16,443
34	Loan	56	1	Kohl’s Morton	NAV	NAV	NAV	NAV	NAV	95.0%	859,501	73,108	786,393	0
35	Loan	57	5	Ransford Wasik Multi Portfolio	NAV	NAV	NAV	NAV	NAV	86.8%	828,435	427,881	400,553	31,329
35.001	Property		1	Bells of Bavaria	NAV	NAV	NAV	NAV	NAV	93.1%	242,073	135,365	106,708	8,968
35.002	Property		1	The Pines of Midland	NAV	NAV	NAV	NAV	NAV	80.1%	193,599	94,802	98,797	7,483
35.003	Property		1	Guinn Place Townhomes	NAV	NAV	NAV	NAV	NAV	82.6%	158,406	74,785	83,622	3,893
35.004	Property		1	Northwood Heights	NAV	NAV	NAV	NAV	NAV	97.7%	147,546	62,459	85,087	6,590
35.005	Property		1	Meadow Walk Apartments	NAV	NAV	NAV	NAV	NAV	79.4%	86,810	60,471	26,340	4,395
36	Loan	58	1	96-18 63rd Drive	183,439	27,262	156,177	12/31/2019	T-12	95.0%	413,760	52,558	361,201	1,655
37	Loan		1	Centennial Manor MHP	639,585	248,626	390,959	12/31/2019	T-12	95.0%	649,476	252,792	396,684	8,000
38	Loan		1	Kohl’s Warsaw	473,056	0	473,056	12/31/2018	T-12	95.0%	426,656	12,445	414,211	0
39	Loan	39	1	Town and Country	NAV	NAV	NAV	NAV	NAV	95.0%	439,926	121,295	318,631	6,793

 A-1-14

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)
							4	4
1	Loan	9, 10, 11, 12	1	425 Eye Street	0	11,146,442	3.68	3.66	11.0%	10.9%	180,000,000	As Is	11/9/2021	56.8%
2	Loan	13	1	Fountains on the Lake	572,265	6,795,704	2.25	2.06	12.5%	11.5%	98,780,000	As Is	10/21/2021	59.9%
3	Loan		1	5300-5350 Hellyer Avenue	152,000	3,524,717	2.12	2.02	8.4%	8.0%	64,300,000	As Is	9/21/2021	68.4%
4	Loan	9, 14, 15, 16, 17, 18, 19	34	AMF Portfolio	0	15,915,538	1.61	1.51	9.8%	9.3%	280,625,000	As Is	Various	61.3%
4.001	Property		1	Cambridge Commons	0	1,098,518					20,500,000	As Is	9/30/2021
4.002	Property		1	Indian Lake I	0	1,003,633					19,100,000	As Is	9/30/2021
4.003	Property		1	Stewart Way 1	0	916,244					16,800,000	As Is	9/23/2021
4.004	Property		1	Cedargate Lancaster	0	799,663					14,000,000	As Is	9/29/2021
4.005	Property		1	Amesbury	0	749,396					13,900,000	As Is	9/29/2021
4.006	Property		1	Red Deer	0	716,772					12,200,000	As Is	9/25/2021
4.007	Property		1	Olivewood	0	678,188					11,800,000	As Is	9/30/2021
4.008	Property		1	Cherry Glen	0	667,243					11,100,000	As Is	9/30/2021
4.009	Property		1	Plumwood	0	652,461					12,600,000	As Is	9/27/2021
4.010	Property		1	Camelia Court	0	631,053					9,400,000	As Is	9/27/2021
4.011	Property		1	Cedargate	0	593,291					10,700,000	As Is	9/25/2021
4.012	Property		1	Millburn Court	0	534,716					9,700,000	As Is	9/27/2021
4.013	Property		1	Rosewood Apartments	0	514,975					8,100,000	As Is	9/28/2021
4.014	Property		1	Winthrop Court	0	492,399					8,900,000	As Is	9/27/2021
4.015	Property		1	Annhurst	0	428,284					7,600,000	As Is	9/30/2021
4.016	Property		1	Ashford Hills	0	391,207					6,800,000	As Is	9/25/2021
4.017	Property		1	Harbinwood	0	383,797					5,975,000	As Is	9/30/2021
4.018	Property		1	Willow Run - New Albany	0	375,059					5,500,000	As Is	10/1/2021
4.019	Property		1	Parkville	0	375,269					8,500,000	As Is	9/27/2021
4.020	Property		1	Applegate	0	326,301					5,000,000	As Is	9/30/2021
4.021	Property		1	Stonehenge	0	323,378					4,700,000	As Is	9/28/2021
4.022	Property		1	Meadowland	0	317,949					4,900,000	As Is	9/30/2021
4.023	Property		1	Amberwood - Massillion	0	278,508					4,700,000	As Is	9/28/2021
4.024	Property		1	Timberwood	0	279,451					4,700,000	As Is	9/30/2021
4.025	Property		1	Sherbrook	0	275,547					5,400,000	As Is	9/28/2021
4.026	Property		1	Stonehenge Apartments	0	268,012					5,800,000	As Is	9/30/2021
4.027	Property		1	Oakley Woods	0	253,865					5,000,000	As Is	9/30/2021
4.028	Property		1	Carriage Hill	0	256,794					4,200,000	As Is	9/30/2021
4.029	Property		1	Barrington	0	242,959					3,850,000	As Is	9/30/2021
4.030	Property		1	Andover Court	0	234,207					4,100,000	As Is	9/26/2021
4.031	Property		1	Greenglen II	0	235,912					4,200,000	As Is	9/28/2021
4.032	Property		1	Sandalwood	0	227,912					3,700,000	As Is	9/28/2021
4.033	Property		1	Spicewood	0	228,503					4,000,000	As Is	9/30/2021
4.034	Property		1	Meadowood - Mansfield	0	164,074					3,200,000	As Is	9/28/2021
5	Loan	20, 21, 22, 23	4	Extra Space Self Storage Portfolio II	0	1,958,660	1.91	1.87	8.0%	7.8%	82,200,000	As Is	Various	30.4%
5.001	Property		1	Extra Space Miami	0	592,417					33,550,000	As Is	8/26/2021
5.002	Property	24	1	Extra Space Stamford	0	517,229					17,250,000	As Is	8/31/2021
5.003	Property		1	Extra Space St. Petersburg	0	448,218					15,700,000	As Is	8/20/2021
5.004	Property		1	Extra Space Milton	0	400,797					15,700,000	As Is	8/28/2021
6	Loan	25, 26, 27	1	CopperLeaf Apartments	0	1,981,322	1.23	1.21	7.3%	7.2%	41,200,000	As Is	9/14/2021	66.7%
7	Loan	9, 28, 29, 30	1	La Encantada	0	9,397,155	2.72	2.70	9.3%	9.2%	173,700,000	As Is	6/5/2021	58.7%
8	Loan	31	1	Courtside Apartments	0	2,037,013	1.92	1.89	8.2%	8.1%	48,350,000	As Is	11/10/2021	52.1%
9	Loan	32, 33, 34, 35	1	2250 59th Street	48,079	1,606,570	1.66	1.64	8.1%	8.0%	33,400,000	As Is	8/1/2021	59.9%
10	Loan		1	Mission Village Shopping Center	63,154	2,172,415	3.93	3.80	12.2%	11.7%	38,000,000	As Is	10/6/2021	48.7%
11	Loan	36	1	Cicero Industrial	113,042	1,473,813	2.28	2.04	9.8%	8.8%	27,000,000	As Is	9/10/2021	62.0%
12	Loan	37, 38	1	Central Park Plaza	90,558	1,780,688	3.53	3.31	11.5%	10.7%	30,400,000	As Is	9/23/2021	54.6%
13	Loan	39	1	Capitol Square	202,093	4,164,971	5.93	5.59	29.5%	27.8%	79,400,000	As Is	7/17/2021	18.9%
14	Loan	40	2	Louisiana Industrial Portfolio	87,079	1,407,143	1.77	1.65	10.1%	9.4%	22,600,000	As Is	8/23/2021	66.4%
14.001	Property		1	Talon Industrial Park	61,079	1,003,131					16,000,000	As Is	8/23/2021
14.002	Property		1	Copperhead Industrial Park	26,000	404,012					6,600,000	As Is	8/23/2021
15	Loan		1	3101 West Military	43,852	1,549,468	1.95	1.89	10.9%	10.6%	20,100,000	As Is	4/15/2021	72.9%
16	Loan	41, 42, 43, 44	1	Oakmont Point	91,232	1,534,446	3.51	3.28	11.3%	10.6%	22,700,000	As Is	10/6/2021	63.9%
17	Loan	45, 46, 47, 48	1	380 Grove Street	0	1,016,312	1.43	1.41	7.9%	7.8%	23,500,000	As Is	11/1/2021	55.3%
18	Loan	49	1	403 South Raymond Avenue	0	1,318,483	1.83	1.80	10.4%	10.3%	23,500,000	As Is	11/1/2021	54.7%
19	Loan	50	1	Triangle Shopping Center	101,052	1,372,379	2.16	1.98	12.1%	11.1%	19,200,000	As Is	9/22/2021	64.2%
20	Loan	39	1	Babcock & Wilcox	57,181	1,301,481	2.05	1.87	12.1%	11.0%	19,500,000	As Is	6/21/2021	60.7%
21	Loan		1	Material Control Systems Distribution Center	35,396	1,007,813	2.53	2.41	9.1%	8.6%	18,020,000	As Is	8/26/2021	64.9%
22	Loan		1	Studios 180	0	913,036	2.14	2.07	8.2%	7.9%	18,050,000	As Is	10/15/2021	63.7%
23	Loan	51	2	Catawba Village and Vernon Market Portfolio	34,247	1,021,295	1.72	1.64	9.8%	9.4%	15,050,000	As Is	Various	72.4%
23.001	Property		1	Catawba Village	22,686	679,193					9,900,000	As Is	8/31/2021
23.002	Property		1	Vernon Market	11,560	342,102					5,150,000	As Is	8/18/2021
24	Loan	39	1	Press Ganey HQ	60,405	1,014,509	4.59	4.29	12.1%	11.3%	18,200,000	As Is	8/30/2021	49.5%
25	Loan	52, 53	3	Madison Nostrand Grand Portfolio	0	611,902	1.65	1.64	6.9%	6.8%	13,900,000	As Is	10/5/2021	64.7%
25.001	Property		1	702 Grand Street	0	242,979					5,600,000	As Is	10/5/2021
25.002	Property		1	1513 Nostrand Avenue	0	183,676					4,200,000	As Is	10/5/2021
25.003	Property		1	1028 Madison Street	0	185,247					4,100,000	As Is	10/5/2021
26	Loan	39	1	201 & 213 W. Green Street Apartments	0	724,395	1.55	1.51	8.6%	8.4%	13,400,000	As Is	11/2/2021	64.6%
27	Loan	52	2	Countryside and Wood Valley MHP Portfolio	0	755,302	2.84	2.76	10.1%	9.8%	15,600,000	As Is	Various	49.4%
27.001	Property		1	Countryside MHP	0	481,930					9,400,000	As Is	10/22/2021
27.002	Property		1	Wood Valley MHP	0	273,372					6,200,000	As Is	10/25/2021

 A-1-15

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)
							4	4
28	Loan	52	2	San Diego Mixed Use	29,043	750,089	1.82	1.72	11.1%	10.5%	12,190,000	As Is	9/21/2021	58.7%
28.001	Property		1	636 C Street	NAV	NAV					7,200,000	As Is	9/21/2021
28.002	Property		1	1130-1152 7th Avenue	NAV	NAV					4,990,000	As Is	9/21/2021
29	Loan		1	Townhomes on Mirror	0	591,747	2.34	2.25	9.5%	9.1%	12,370,000	As Is	10/2/2021	52.5%
30	Loan		1	South Shore Marketplace	35,000	644,304	3.05	2.86	12.0%	11.2%	10,900,000	As Is	10/26/2021	52.8%
31	Loan		1	Valli Hoffman Estates	0	520,000	2.43	2.43	9.5%	9.5%	8,000,000	As Is	9/9/2021	68.1%
32	Loan		1	Mosley Townhomes	0	454,905	2.12	2.06	8.9%	8.7%	8,330,000	As Is	10/30/2021	63.0%
33	Loan	54, 55	1	1200 California Street	47,172	575,650	3.49	3.14	12.4%	11.2%	8,570,000	As Is	10/17/2021	60.1%
34	Loan	56	1	Kohl’s Morton	0	786,393	4.64	4.64	16.0%	16.0%	9,500,000	As Is	10/8/2021	51.6%
35	Loan	57	5	Ransford Wasik Multi Portfolio	0	369,224	1.48	1.36	8.8%	8.1%	6,100,000	As Is	9/29/2021	74.6%
35.001	Property		1	Bells of Bavaria	0	97,739					1,596,933	As Is	9/29/2021
35.002	Property		1	The Pines of Midland	0	91,314					1,471,248	As Is	9/29/2021
35.003	Property		1	Guinn Place Townhomes	0	79,729					1,391,871	As Is	9/29/2021
35.004	Property		1	Northwood Heights	0	78,497					1,311,657	As Is	9/29/2021
35.005	Property		1	Meadow Walk Apartments	0	21,944					328,291	As Is	9/29/2021
36	Loan	58	1	96-18 63rd Drive	10,347	349,199	1.58	1.53	9.3%	9.0%	6,500,000	As Is	10/29/2021	60.0%
37	Loan		1	Centennial Manor MHP	0	388,684	2.82	2.76	10.6%	10.4%	7,000,000	As Is	10/13/2021	53.6%
38	Loan		1	Kohl’s Warsaw	0	414,211	1.90	1.90	11.0%	11.0%	6,240,000	As Is	10/12/2021	60.1%
39	Loan	39	1	Town and Country	0	311,839	2.15	2.11	9.7%	9.4%	5,690,000	As Is	9/29/2021	58.0%

 A-1-16

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date
						5						6
1	Loan	9, 10, 11, 12	1	425 Eye Street	56.8%	76.7%	9/1/2021	No	GSA - Dept. of Veterans Affairs	241,398	64.4%	6/6/2026
2	Loan	13	1	Fountains on the Lake	54.1%	88.7%	11/12/2021	No	AMC	80,675	14.1%	12/31/2026
3	Loan		1	5300-5350 Hellyer Avenue	68.4%	100.0%	12/1/2021	Yes	CAES	160,000	100.0%	6/30/2029
4	Loan	9, 14, 15, 16, 17, 18, 19	34	AMF Portfolio	56.9%	94.7%
4.001	Property		1	Cambridge Commons		94.0%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.002	Property		1	Indian Lake I		90.5%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.003	Property		1	Stewart Way 1		90.5%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.004	Property		1	Cedargate Lancaster		94.3%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.005	Property		1	Amesbury		93.3%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.006	Property		1	Red Deer		95.4%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.007	Property		1	Olivewood		95.3%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.008	Property		1	Cherry Glen		94.9%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.009	Property		1	Plumwood		91.6%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.010	Property		1	Camelia Court		95.5%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.011	Property		1	Cedargate		94.6%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.012	Property		1	Millburn Court		100.0%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.013	Property		1	Rosewood Apartments		98.9%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.014	Property		1	Winthrop Court		96.0%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.015	Property		1	Annhurst		98.8%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.016	Property		1	Ashford Hills		96.1%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.017	Property		1	Harbinwood		97.2%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.018	Property		1	Willow Run - New Albany		95.3%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.019	Property		1	Parkville		96.0%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.020	Property		1	Applegate		93.1%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.021	Property		1	Stonehenge		95.0%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.022	Property		1	Meadowland		96.7%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.023	Property		1	Amberwood - Massillion		95.2%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.024	Property		1	Timberwood		98.3%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.025	Property		1	Sherbrook		93.3%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.026	Property		1	Stonehenge Apartments		96.7%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.027	Property		1	Oakley Woods		90.0%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.028	Property		1	Carriage Hill		90.0%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.029	Property		1	Barrington		100.0%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.030	Property		1	Andover Court		96.1%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.031	Property		1	Greenglen II		98.3%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.032	Property		1	Sandalwood		96.0%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.033	Property		1	Spicewood		98.0%	9/3/2021	NAP	NAP	NAP	NAP	NAP
4.034	Property		1	Meadowood - Mansfield		96.0%	9/3/2021	NAP	NAP	NAP	NAP	NAP
5	Loan	20, 21, 22, 23	4	Extra Space Self Storage Portfolio II	30.4%	71.2%
5.001	Property		1	Extra Space Miami		57.0%	9/30/2021	NAP	NAP	NAP	NAP	NAP
5.002	Property	24	1	Extra Space Stamford		88.2%	9/30/2021	No	TCC Multikargo, LLC	830	60.1%	1/1/2023
5.003	Property		1	Extra Space St. Petersburg		92.8%	9/30/2021	NAP	NAP	NAP	NAP	NAP
5.004	Property		1	Extra Space Milton		63.0%	9/30/2021	NAP	NAP	NAP	NAP	NAP
6	Loan	25, 26, 27	1	CopperLeaf Apartments	60.9%	100.0%	10/1/2021	NAP	NAP	NAP	NAP	NAP
7	Loan	9, 28, 29, 30	1	La Encantada	58.7%	89.7%	9/1/2021	No	AJ’s Fine Foods	28,692	11.7%	1/31/2024
8	Loan	31	1	Courtside Apartments	52.1%	100.0%	11/15/2021	NAP	NAP	NAP	NAP	NAP
9	Loan	32, 33, 34, 35	1	2250 59th Street	59.9%	85.8%	11/15/2021	No	THT Hesed Foundation	14,000	29.1%	10/31/2036
10	Loan		1	Mission Village Shopping Center	48.7%	100.0%	8/1/2021	No	LA Fitness	45,000	44.0%	5/31/2034
11	Loan	36	1	Cicero Industrial	62.0%	92.8%	10/13/2021	No	Brad Foote Gear Works	301,258	53.3%	11/30/2026
12	Loan	37, 38	1	Central Park Plaza	54.6%	94.7%	11/1/2021	No	City Market	52,500	40.6%	8/31/2023
13	Loan	39	1	Capitol Square	14.4%	97.1%	11/1/2021	No	Target	146,259	41.1%	7/31/2026
14	Loan	40	2	Louisiana Industrial Portfolio	54.3%	100.0%
14.001	Property		1	Talon Industrial Park		100.0%	10/4/2021	No	Mauser USA, LLC	48,400	39.6%	7/31/2029
14.002	Property		1	Copperhead Industrial Park		100.0%	10/4/2021	No	HMT Tank	16,000	30.8%	10/14/2030
15	Loan		1	3101 West Military	57.6%	100.0%	9/3/2021	No	Woodcrafters	71,384	32.6%	12/1/2023
16	Loan	41, 42, 43, 44	1	Oakmont Point	63.9%	93.6%	11/1/2021	No	JLL	69,726	74.1%	10/31/2030
17	Loan	45, 46, 47, 48	1	380 Grove Street	50.0%	100.0%	6/17/2021	NAP	NAP	NAP	NAP	NAP
18	Loan	49	1	403 South Raymond Avenue	49.6%	100.0%	12/1/2021	No	Rogerson Kratos	53,930	62.1%	11/14/2036
19	Loan	50	1	Triangle Shopping Center	50.8%	94.8%	8/11/2021	No	TruFit	37,690	27.4%	1/31/2029
20	Loan	39	1	Babcock & Wilcox	48.7%	100.0%	12/6/2021	Yes	The Babcock & Wilcox Company	483,000	100.0%	8/31/2041
21	Loan		1	Material Control Systems Distribution Center	64.9%	100.0%	12/6/2021	Yes	Material Control Systems, Inc.	176,980	100.0%	8/25/2031
22	Loan		1	Studios 180	63.7%	99.2%	11/16/2021	NAP	NAP	NAP	NAP	NAP
23	Loan	51	2	Catawba Village and Vernon Market Portfolio	62.6%	98.8%
23.001	Property		1	Catawba Village		100.0%	8/1/2021	No	Food Lion	38,274	67.3%	10/5/2029
23.002	Property		1	Vernon Market		97.2%	8/1/2021	No	Food Lion	37,800	88.7%	11/15/2025
24	Loan	39	1	Press Ganey HQ	49.5%	100.0%	12/6/2021	Yes	Press Ganey Associates, LLC	77,264	100.0%	3/31/2033
25	Loan	52, 53	3	Madison Nostrand Grand Portfolio	64.7%	100.0%
25.001	Property		1	702 Grand Street		100.0%	10/25/2021	NAP	NAP	NAP	NAP	NAP
25.002	Property		1	1513 Nostrand Avenue		100.0%	10/25/2021	NAP	NAP	NAP	NAP	NAP
25.003	Property		1	1028 Madison Street		100.0%	10/25/2021	NAP	NAP	NAP	NAP	NAP
26	Loan	39	1	201 & 213 W. Green Street Apartments	55.5%	98.7%	11/22/2021	NAP	NAP	NAP	NAP	NAP
27	Loan	52	2	Countryside and Wood Valley MHP Portfolio	49.4%	89.1%
27.001	Property		1	Countryside MHP		87.4%	11/23/2021	NAP	NAP	NAP	NAP	NAP
27.002	Property		1	Wood Valley MHP		91.7%	11/23/2021	NAP	NAP	NAP	NAP	NAP

 A-1-17

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date
						5						6
28	Loan	52	2	San Diego Mixed Use	47.4%	96.7%
28.001	Property		1	636 C Street		95.8%	10/6/2021	NAP	NAP	NAP	NAP	NAP
28.002	Property		1	1130-1152 7th Avenue		100.0%	11/16/2021	No	Balanced Fitness & Health	6,600	23.4%	8/31/2026
29	Loan		1	Townhomes on Mirror	52.5%	96.1%	10/21/2021	NAP	NAP	NAP	NAP	NAP
30	Loan		1	South Shore Marketplace	52.8%	100.0%	11/19/2021	No	Senor Sombreros	3,800	13.6%	8/31/2028
31	Loan		1	Valli Hoffman Estates	68.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan		1	Mosley Townhomes	63.0%	97.5%	11/2/2021	NAP	NAP	NAP	NAP	NAP
33	Loan	54, 55	1	1200 California Street	60.1%	93.4%	11/24/2021	No	Loma Linda University Faculty Medical Group	9,754	20.7%	5/31/2023
34	Loan	56	1	Kohl’s Morton	51.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	57	5	Ransford Wasik Multi Portfolio	63.4%	100.0%
35.001	Property		1	Bells of Bavaria		100.0%	10/8/2021	NAP	NAP	NAP	NAP	NAP
35.002	Property		1	The Pines of Midland		100.0%	11/1/2021	NAP	NAP	NAP	NAP	NAP
35.003	Property		1	Guinn Place Townhomes		100.0%	10/26/2021	NAP	NAP	NAP	NAP	NAP
35.004	Property		1	Northwood Heights		100.0%	10/8/2021	NAP	NAP	NAP	NAP	NAP
35.005	Property		1	Meadow Walk Apartments		100.0%	10/8/2021	NAP	NAP	NAP	NAP	NAP
36	Loan	58	1	96-18 63rd Drive	48.0%	98.5%	11/1/2021	No	HD Dental LLC	1,750	21.1%	10/31/2029
37	Loan		1	Centennial Manor MHP	53.6%	97.5%	11/23/2021	NAP	NAP	NAP	NAP	NAP
38	Loan		1	Kohl’s Warsaw	47.9%	100.0%	12/6/2021	Yes	Kohl’s	68,336	100.0%	1/31/2032
39	Loan	39	1	Town and Country	58.0%	98.2%	11/15/2021	NAP	NAP	NAP	NAP	NAP

 A-1-18

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant
								6				6
1	Loan	9, 10, 11, 12	1	425 Eye Street	GSA - MedPAC	14,312	3.8%	8/7/2037	Turkish Table	7,951	2.1%	7/20/2026	Baan Siam, Inc.
2	Loan	13	1	Fountains on the Lake	Main Event	55,618	9.7%	3/31/2024	Hobby Lobby	52,270	9.1%	12/31/2026	Conn’s
3	Loan		1	5300-5350 Hellyer Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	9, 14, 15, 16, 17, 18, 19	34	AMF Portfolio
4.001	Property		1	Cambridge Commons	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.002	Property		1	Indian Lake I	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.003	Property		1	Stewart Way 1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.004	Property		1	Cedargate Lancaster	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.005	Property		1	Amesbury	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.006	Property		1	Red Deer	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.007	Property		1	Olivewood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.008	Property		1	Cherry Glen	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.009	Property		1	Plumwood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.010	Property		1	Camelia Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.011	Property		1	Cedargate	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.012	Property		1	Millburn Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.013	Property		1	Rosewood Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.014	Property		1	Winthrop Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.015	Property		1	Annhurst	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.016	Property		1	Ashford Hills	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.017	Property		1	Harbinwood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.018	Property		1	Willow Run - New Albany	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.019	Property		1	Parkville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.020	Property		1	Applegate	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.021	Property		1	Stonehenge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.022	Property		1	Meadowland	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.023	Property		1	Amberwood - Massillion	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.024	Property		1	Timberwood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.025	Property		1	Sherbrook	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.026	Property		1	Stonehenge Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.027	Property		1	Oakley Woods	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.028	Property		1	Carriage Hill	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.029	Property		1	Barrington	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.030	Property		1	Andover Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.031	Property		1	Greenglen II	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.032	Property		1	Sandalwood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.033	Property		1	Spicewood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.034	Property		1	Meadowood - Mansfield	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	20, 21, 22, 23	4	Extra Space Self Storage Portfolio II
5.001	Property		1	Extra Space Miami	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.002	Property	24	1	Extra Space Stamford	Legends Barbershop, LLC	550	39.9%	7/1/2026	NAP	NAP	NAP	NAP	NAP
5.003	Property		1	Extra Space St. Petersburg	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.004	Property		1	Extra Space Milton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	25, 26, 27	1	CopperLeaf Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	9, 28, 29, 30	1	La Encantada	Crate & Barrel	22,560	9.2%	1/31/2024	Pottery Barn	12,916	5.3%	1/31/2026	West Elm
8	Loan	31	1	Courtside Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	32, 33, 34, 35	1	2250 59th Street	Phillip Stern & Company	7,000	14.6%	10/31/2036	SKAS Foundation	5,000	10.4%	10/31/2036	Midnight Blue Bedding
10	Loan		1	Mission Village Shopping Center	Sprouts Farmers Market	24,000	23.5%	7/9/2024	The Learning Experience	10,000	9.8%	5/8/2033	Chili’s
11	Loan	36	1	Cicero Industrial	SBL	139,220	24.6%	2/28/2029	Fab Tek	47,360	8.4%	8/31/2024	UCP Seguin of Greater Chicago
12	Loan	37, 38	1	Central Park Plaza	Central Park Liquor	9,867	7.6%	12/31/2031	O’Reilly Auto Parts	8,000	6.2%	3/31/2032	Annie’s Home Consignments
13	Loan	39	1	Capitol Square	Cardenas	41,990	11.8%	1/31/2033	Marshalls	28,517	8.0%	11/30/2026	Ross
14	Loan	40	2	Louisiana Industrial Portfolio
14.001	Property		1	Talon Industrial Park	Flexitallic, L.P.	26,000	21.3%	7/31/2031	Core Boiler	12,000	9.8%	10/31/2025	Great River Industries, LLC
14.002	Property		1	Copperhead Industrial Park	Ram Tool & Supply Co.	12,000	23.1%	11/30/2031	Alliance Source Testing	12,000	23.1%	11/30/2027	Rexel USA
15	Loan		1	3101 West Military	Emerson Electric	68,108	31.1%	6/1/2024	Hutchinson FTS	57,751	26.3%	12/31/2026	Outwest Express
16	Loan	41, 42, 43, 44	1	Oakmont Point	Ryan Companies	16,214	17.2%	11/30/2027	The Deli at 700 LLC	2,106	2.2%	2/28/2023	NAP
17	Loan	45, 46, 47, 48	1	380 Grove Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	49	1	403 South Raymond Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	50	1	Triangle Shopping Center	Mr. Gatti’s Pizza	23,682	17.2%	12/31/2028	Aaron’s	17,000	12.3%	4/30/2026	Dollar Tree
20	Loan	39	1	Babcock & Wilcox	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan		1	Material Control Systems Distribution Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan		1	Studios 180	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	51	2	Catawba Village and Vernon Market Portfolio
23.001	Property		1	Catawba Village	Fitness Time	5,765	10.1%	11/30/2025	Tobacco & Vape	2,765	4.9%	5/18/2026	Compleat Rehab
23.002	Property		1	Vernon Market	Realo (Pharmacy)	2,400	5.6%	2/3/2030	Upper Cuts	1,200	2.8%	11/2/2025	NAP
24	Loan	39	1	Press Ganey HQ	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	52, 53	3	Madison Nostrand Grand Portfolio
25.001	Property		1	702 Grand Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.002	Property		1	1513 Nostrand Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.003	Property		1	1028 Madison Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	39	1	201 & 213 W. Green Street Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	52	2	Countryside and Wood Valley MHP Portfolio
27.001	Property		1	Countryside MHP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.002	Property		1	Wood Valley MHP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

 A-1-19

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant
								6				6
28	Loan	52	2	San Diego Mixed Use
28.001	Property		1	636 C Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28.002	Property		1	1130-1152 7th Avenue	7th Café	2,500	8.9%	9/30/2026	J’s Property Management	2,000	7.1%	9/30/2026	Nutrimart
29	Loan		1	Townhomes on Mirror	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan		1	South Shore Marketplace	Dental One Inc.	3,400	12.2%	2/28/2022	Nassau Bay Pediatrics	2,800	10.0%	2/28/2024	Jade Garden
31	Loan		1	Valli Hoffman Estates	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan		1	Mosley Townhomes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	54, 55	1	1200 California Street	Adelson, Testan, et al	6,539	13.9%	4/30/2022	Painter, Smith & Amberg, Inc.	4,900	10.4%	12/31/2022	Kyocera Medical Technologies, Inc.
34	Loan	56	1	Kohl’s Morton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	57	5	Ransford Wasik Multi Portfolio
35.001	Property		1	Bells of Bavaria	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.002	Property		1	The Pines of Midland	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.003	Property		1	Guinn Place Townhomes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.004	Property		1	Northwood Heights	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.005	Property		1	Meadow Walk Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan	58	1	96-18 63rd Drive	Aberdeen Medical, PC	1,750	21.1%	10/31/2031	Harris Firm	1,750	21.1%	11/30/2036	Crystal Ray Medical PC
37	Loan		1	Centennial Manor MHP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan		1	Kohl’s Warsaw	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	Loan	39	1	Town and Country	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

 A-1-20

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date
							6				6
1	Loan	9, 10, 11, 12	1	425 Eye Street	5,438	1.5%	7/31/2030	Orangetheory Fitness	3,765	1.0%	8/28/2026	11/22/2021	NAP
2	Loan	13	1	Fountains on the Lake	37,454	6.5%	1/31/2028	Bed Bath & Beyond	36,003	6.3%	1/31/2028	10/28/2021	NAP
3	Loan		1	5300-5350 Hellyer Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/16/2021	NAP
4	Loan	9, 14, 15, 16, 17, 18, 19	34	AMF Portfolio
4.001	Property		1	Cambridge Commons	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.002	Property		1	Indian Lake I	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.003	Property		1	Stewart Way 1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.004	Property		1	Cedargate Lancaster	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.005	Property		1	Amesbury	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.006	Property		1	Red Deer	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.007	Property		1	Olivewood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.008	Property		1	Cherry Glen	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.009	Property		1	Plumwood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.010	Property		1	Camelia Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.011	Property		1	Cedargate	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.012	Property		1	Millburn Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.013	Property		1	Rosewood Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.014	Property		1	Winthrop Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.015	Property		1	Annhurst	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.016	Property		1	Ashford Hills	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.017	Property		1	Harbinwood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.018	Property		1	Willow Run - New Albany	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.019	Property		1	Parkville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.020	Property		1	Applegate	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.021	Property		1	Stonehenge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.022	Property		1	Meadowland	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.023	Property		1	Amberwood - Massillion	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.024	Property		1	Timberwood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.025	Property		1	Sherbrook	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.026	Property		1	Stonehenge Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.027	Property		1	Oakley Woods	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.028	Property		1	Carriage Hill	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.029	Property		1	Barrington	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.030	Property		1	Andover Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.031	Property		1	Greenglen II	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.032	Property		1	Sandalwood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.033	Property		1	Spicewood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
4.034	Property		1	Meadowood - Mansfield	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/1/2021	NAP
5	Loan	20, 21, 22, 23	4	Extra Space Self Storage Portfolio II
5.001	Property		1	Extra Space Miami	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/12/2021	NAP
5.002	Property	24	1	Extra Space Stamford	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/26/2021	NAP
5.003	Property		1	Extra Space St. Petersburg	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/2/2021	NAP
5.004	Property		1	Extra Space Milton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/13/2021	NAP
6	Loan	25, 26, 27	1	CopperLeaf Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/22/2021	NAP
7	Loan	9, 28, 29, 30	1	La Encantada	11,029	4.5%	1/31/2031	Anthropologie	10,430	4.2%	1/31/2031	6/4/2021	NAP
8	Loan	31	1	Courtside Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/18/2021	NAP
9	Loan	32, 33, 34, 35	1	2250 59th Street	3,422	7.1%	3/31/2031	M&S Family Foundation	2,900	6.0%	10/31/2036	8/13/2021	NAP
10	Loan		1	Mission Village Shopping Center	6,379	6.2%	6/30/2023	Wells Fargo Bank	4,954	4.8%	12/3/2025	10/15/2021	NAP
11	Loan	36	1	Cicero Industrial	36,698	6.5%	6/30/2023	NAP	NAP	NAP	NAP	9/23/2021	NAP
12	Loan	37, 38	1	Central Park Plaza	5,400	4.2%	12/31/2026	Christy Sports	4,780	3.7%	5/31/2022	10/11/2021	NAP
13	Loan	39	1	Capitol Square	25,535	7.2%	1/31/2025	Walgreens	19,788	5.6%	8/31/2035	8/12/2021	NAP
14	Loan	40	2	Louisiana Industrial Portfolio
14.001	Property		1	Talon Industrial Park	12,000	9.8%	1/31/2026	Tiger Industrial Rentals	11,908	9.7%	7/31/2028	9/8/2021	NAP
14.002	Property		1	Copperhead Industrial Park	12,000	23.1%	5/31/2028	NAP	NAP	NAP	NAP	9/7/2021	NAP
15	Loan		1	3101 West Military	22,015	10.0%	8/31/2026	NAP	NAP	NAP	NAP	4/22/2021	NAP
16	Loan	41, 42, 43, 44	1	Oakmont Point	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/20/2021	NAP
17	Loan	45, 46, 47, 48	1	380 Grove Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/26/2021	NAP
18	Loan	49	1	403 South Raymond Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/29/2021	NAP
19	Loan	50	1	Triangle Shopping Center	14,840	10.8%	5/31/2027	Calvary	8,987	6.5%	7/31/2024	9/28/2021	NAP
20	Loan	39	1	Babcock & Wilcox	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/11/2021	NAP
21	Loan		1	Material Control Systems Distribution Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/10/2021	NAP
22	Loan		1	Studios 180	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/5/2021	NAP
23	Loan	51	2	Catawba Village and Vernon Market Portfolio
23.001	Property		1	Catawba Village	1,400	2.5%	11/30/2024	Bamboo Garden	1,400	2.5%	1/31/2028	8/31/2021	NAP
23.002	Property		1	Vernon Market	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/28/2021	NAP
24	Loan	39	1	Press Ganey HQ	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/9/2021	NAP
25	Loan	52, 53	3	Madison Nostrand Grand Portfolio
25.001	Property		1	702 Grand Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/13/2021	NAP
25.002	Property		1	1513 Nostrand Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/13/2021	NAP
25.003	Property		1	1028 Madison Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/13/2021	NAP
26	Loan	39	1	201 & 213 W. Green Street Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/19/2021	NAP
27	Loan	52	2	Countryside and Wood Valley MHP Portfolio
27.001	Property		1	Countryside MHP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/28/2021	NAP
27.002	Property		1	Wood Valley MHP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/28/2021	NAP

 A-1-21

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date
							6				6
28	Loan	52	2	San Diego Mixed Use
28.001	Property		1	636 C Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/13/2021	NAP
28.002	Property		1	1130-1152 7th Avenue	1,581	5.6%	MTM	Groom	1,500	5.3%	9/30/2026	9/13/2021	NAP
29	Loan		1	Townhomes on Mirror	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/11/2021	NAP
30	Loan		1	South Shore Marketplace	2,800	10.0%	10/31/2024	Animal House Vet. Hospital	2,800	10.0%	5/31/2023	11/8/2021	NAP
31	Loan		1	Valli Hoffman Estates	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/11/2021	NAP
32	Loan		1	Mosley Townhomes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/10/2021	NAP
33	Loan	54, 55	1	1200 California Street	3,903	8.3%	1/31/2022	Bernardini & Donovan Insurance Services, Inc.	3,072	6.5%	3/31/2026	10/8/2021	NAP
34	Loan	56	1	Kohl’s Morton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/18/2021	NAP
35	Loan	57	5	Ransford Wasik Multi Portfolio
35.001	Property		1	Bells of Bavaria	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/13/2021	NAP
35.002	Property		1	The Pines of Midland	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/13/2021	NAP
35.003	Property		1	Guinn Place Townhomes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/14/2021	NAP
35.004	Property		1	Northwood Heights	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/13/2021	NAP
35.005	Property		1	Meadow Walk Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/13/2021	NAP
36	Loan	58	1	96-18 63rd Drive	875	10.6%	2/28/2027	LR Medical, PLLC (Dr. Reyfman)	875	10.6%	2/28/2027	11/4/2021	NAP
37	Loan		1	Centennial Manor MHP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/28/2021	NAP
38	Loan		1	Kohl’s Warsaw	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/8/2021	NAP
39	Loan	39	1	Town and Country	NAP	NAP	NAP	NAP	NAP	NAP	NAP	10/6/2021	NAP

 A-1-22

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)

1	Loan	9, 10, 11, 12	1	425 Eye Street	11/22/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2	Loan	13	1	Fountains on the Lake	10/28/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
3	Loan		1	5300-5350 Hellyer Avenue	9/15/2021	9/29/2021	17%	No	Fee	NAP	NAP	NAP	NAP
4	Loan	9, 14, 15, 16, 17, 18, 19	34	AMF Portfolio
4.001	Property		1	Cambridge Commons	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.002	Property		1	Indian Lake I	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.003	Property		1	Stewart Way 1	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.004	Property		1	Cedargate Lancaster	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.005	Property		1	Amesbury	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.006	Property		1	Red Deer	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.007	Property		1	Olivewood	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.008	Property		1	Cherry Glen	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.009	Property		1	Plumwood	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.010	Property		1	Camelia Court	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.011	Property		1	Cedargate	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.012	Property		1	Millburn Court	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.013	Property		1	Rosewood Apartments	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.014	Property		1	Winthrop Court	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.015	Property		1	Annhurst	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.016	Property		1	Ashford Hills	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.017	Property		1	Harbinwood	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.018	Property		1	Willow Run - New Albany	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.019	Property		1	Parkville	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.020	Property		1	Applegate	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.021	Property		1	Stonehenge	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.022	Property		1	Meadowland	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.023	Property		1	Amberwood - Massillion	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.024	Property		1	Timberwood	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.025	Property		1	Sherbrook	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.026	Property		1	Stonehenge Apartments	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.027	Property		1	Oakley Woods	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.028	Property		1	Carriage Hill	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.029	Property		1	Barrington	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.030	Property		1	Andover Court	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.031	Property		1	Greenglen II	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.032	Property		1	Sandalwood	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.033	Property		1	Spicewood	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.034	Property		1	Meadowood - Mansfield	10/6/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5	Loan	20, 21, 22, 23	4	Extra Space Self Storage Portfolio II
5.001	Property		1	Extra Space Miami	8/12/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5.002	Property	24	1	Extra Space Stamford	7/21/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5.003	Property		1	Extra Space St. Petersburg	8/2/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5.004	Property		1	Extra Space Milton	8/12/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6	Loan	25, 26, 27	1	CopperLeaf Apartments	9/22/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
7	Loan	9, 28, 29, 30	1	La Encantada	7/13/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
8	Loan	31	1	Courtside Apartments	11/18/2021	11/22/2021	8%	No	Fee	NAP	NAP	NAP	NAP
9	Loan	32, 33, 34, 35	1	2250 59th Street	8/13/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
10	Loan		1	Mission Village Shopping Center	10/15/2021	10/15/2021	10%	No	Fee	NAP	NAP	NAP	NAP
11	Loan	36	1	Cicero Industrial	8/20/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
12	Loan	37, 38	1	Central Park Plaza	10/11/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13	Loan	39	1	Capitol Square	8/12/2021	8/6/2021	15%	No	Fee	NAP	NAP	NAP	NAP
14	Loan	40	2	Louisiana Industrial Portfolio
14.001	Property		1	Talon Industrial Park	9/8/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
14.002	Property		1	Copperhead Industrial Park	9/7/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
15	Loan		1	3101 West Military	4/22/2021	NAP	NAP	Yes - B	Fee	NAP	NAP	NAP	NAP
16	Loan	41, 42, 43, 44	1	Oakmont Point	9/28/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
17	Loan	45, 46, 47, 48	1	380 Grove Street	2/26/2021	NAP	NAP	No	Leasehold	6/30/2116	None	276,000	Yes
18	Loan	49	1	403 South Raymond Avenue	10/29/2021	10/29/2021	14%	No	Fee	NAP	NAP	NAP	NAP
19	Loan	50	1	Triangle Shopping Center	9/28/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
20	Loan	39	1	Babcock & Wilcox	6/24/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
21	Loan		1	Material Control Systems Distribution Center	9/10/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
22	Loan		1	Studios 180	11/3/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
23	Loan	51	2	Catawba Village and Vernon Market Portfolio
23.001	Property		1	Catawba Village	9/7/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
23.002	Property		1	Vernon Market	8/31/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
24	Loan	39	1	Press Ganey HQ	9/15/2021	NAP	NAP	Yes - A	Fee	NAP	NAP	NAP	NAP
25	Loan	52, 53	3	Madison Nostrand Grand Portfolio
25.001	Property		1	702 Grand Street	10/12/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.002	Property		1	1513 Nostrand Avenue	10/12/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.003	Property		1	1028 Madison Street	10/12/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
26	Loan	39	1	201 & 213 W. Green Street Apartments	11/19/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
27	Loan	52	2	Countryside and Wood Valley MHP Portfolio
27.001	Property		1	Countryside MHP	10/28/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
27.002	Property		1	Wood Valley MHP	10/28/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP

 A-1-23

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)

28	Loan	52	2	San Diego Mixed Use
28.001	Property		1	636 C Street	9/13/2021	9/10/2021	19%	No	Fee	NAP	NAP	NAP	NAP
28.002	Property		1	1130-1152 7th Avenue	9/13/2021	9/10/2021	15%	No	Fee	NAP	NAP	NAP	NAP
29	Loan		1	Townhomes on Mirror	10/11/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
30	Loan		1	South Shore Marketplace	11/4/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
31	Loan		1	Valli Hoffman Estates	9/20/2021	NAP	NAP	No	Fee	10/31/2031	5, 5-year extension options	520,000	No
32	Loan		1	Mosley Townhomes	11/10/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
33	Loan	54, 55	1	1200 California Street	10/8/2021	10/7/2021	13%	No	Fee	NAP	NAP	NAP	NAP
34	Loan	56	1	Kohl’s Morton	10/18/2021	NAP	NAP	No	Fee	2/28/2029	2, 5-year extension options	750,000	Yes
35	Loan	57	5	Ransford Wasik Multi Portfolio
35.001	Property		1	Bells of Bavaria	10/14/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
35.002	Property		1	The Pines of Midland	10/14/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
35.003	Property		1	Guinn Place Townhomes	10/14/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
35.004	Property		1	Northwood Heights	10/14/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
35.005	Property		1	Meadow Walk Apartments	10/14/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
36	Loan	58	1	96-18 63rd Drive	11/4/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
37	Loan		1	Centennial Manor MHP	10/28/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
38	Loan		1	Kohl’s Warsaw	11/8/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
39	Loan	39	1	Town and Country	10/6/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP

 A-1-24

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)

1	Loan	9, 10, 11, 12	1	425 Eye Street	0	Springing	0	Springing	0	Springing	224,800	2,500,000	Springing	0
2	Loan	13	1	Fountains on the Lake	0	125,522	106,969	35,656	0	7,153	0	350,000	Springing	1,850,000
3	Loan		1	5300-5350 Hellyer Avenue	0	104,831	5,000	5,000	0	2,667	96,000	0	13,333	480,000
4	Loan	9, 14, 15, 16, 17, 18, 19	34	AMF Portfolio	715,487	168,641	403,757	100,786	500,000	82,475	0	0	0	0
4.001	Property		1	Cambridge Commons
4.002	Property		1	Indian Lake I
4.003	Property		1	Stewart Way 1
4.004	Property		1	Cedargate Lancaster
4.005	Property		1	Amesbury
4.006	Property		1	Red Deer
4.007	Property		1	Olivewood
4.008	Property		1	Cherry Glen
4.009	Property		1	Plumwood
4.010	Property		1	Camelia Court
4.011	Property		1	Cedargate
4.012	Property		1	Millburn Court
4.013	Property		1	Rosewood Apartments
4.014	Property		1	Winthrop Court
4.015	Property		1	Annhurst
4.016	Property		1	Ashford Hills
4.017	Property		1	Harbinwood
4.018	Property		1	Willow Run - New Albany
4.019	Property		1	Parkville
4.020	Property		1	Applegate
4.021	Property		1	Stonehenge
4.022	Property		1	Meadowland
4.023	Property		1	Amberwood - Massillion
4.024	Property		1	Timberwood
4.025	Property		1	Sherbrook
4.026	Property		1	Stonehenge Apartments
4.027	Property		1	Oakley Woods
4.028	Property		1	Carriage Hill
4.029	Property		1	Barrington
4.030	Property		1	Andover Court
4.031	Property		1	Greenglen II
4.032	Property		1	Sandalwood
4.033	Property		1	Spicewood
4.034	Property		1	Meadowood - Mansfield
5	Loan	20, 21, 22, 23	4	Extra Space Self Storage Portfolio II	427,708	57,028	46,908	7,818	0	3,361	0	0	0	0
5.001	Property		1	Extra Space Miami
5.002	Property	24	1	Extra Space Stamford
5.003	Property		1	Extra Space St. Petersburg
5.004	Property		1	Extra Space Milton
6	Loan	25, 26, 27	1	CopperLeaf Apartments	23,038	23,038	27,665	3,952	0	3,173	0	10,000	Springing	10,000
7	Loan	9, 28, 29, 30	1	La Encantada	469,915	68,011	18,270	18,270	0	4,099	0	4,750,000	Springing	2,000,000
8	Loan	31	1	Courtside Apartments	14,908	7,454	32,568	3,257	0	3,438	0	0	0	0
9	Loan	32, 33, 34, 35	1	2250 59th Street	5,888	5,888	15,000	1,667	0	801	0	380,000	4,007	0
10	Loan		1	Mission Village Shopping Center	12,268	12,268	0	Springing	0	Springing	61,307	0	8,515	306,534
11	Loan	36	1	Cicero Industrial	405,256	81,051	0	Springing	0	4,710	250,000	0	9,420	450,000
12	Loan	37, 38	1	Central Park Plaza	0	Springing	0	Springing	0	Springing	0	0	Springing	452,790
13	Loan	39	1	Capitol Square	0	Springing	12,253	Springing	0	0	0	0	0	0
14	Loan	40	2	Louisiana Industrial Portfolio	9,554	9,554	68,204	11,367	0	1,451	0	0	7,257	0
14.001	Property		1	Talon Industrial Park
14.002	Property		1	Copperhead Industrial Park
15	Loan		1	3101 West Military	248,317	24,832	20,750	4,150	0	1,827	0	200,000	3,654	500,000
16	Loan	41, 42, 43, 44	1	Oakmont Point	77,547	15,509	0	Springing	0	1,176	42,000	0	5,833	210,000
17	Loan	45, 46, 47, 48	1	380 Grove Street	44,441	14,814	23,607	2,361	0	901	0	0	0	0
18	Loan	49	1	403 South Raymond Avenue	13,723	4,574	5,914	2,957	0	1,809	0	0	Springing	0
19	Loan	50	1	Triangle Shopping Center	0	22,193	16,085	8,042	900,000	1,722	0	0	11,500	415,000
20	Loan	39	1	Babcock & Wilcox	0	Springing	0	Springing	0	Springing	0	0	Springing	0
21	Loan		1	Material Control Systems Distribution Center	0	Springing	0	Springing	0	Springing	0	0	Springing	0
22	Loan		1	Studios 180	8,112	8,112	12,669	1,584	0	2,479	119,000	0	0	0
23	Loan	51	2	Catawba Village and Vernon Market Portfolio	8,953	8,953	2,249	1,125	0	1,657	0	150,717	4,167	125,000
23.001	Property		1	Catawba Village
23.002	Property		1	Vernon Market
24	Loan	39	1	Press Ganey HQ	0	Springing	0	Springing	0	966	0	0	8,048	0
25	Loan	52, 53	3	Madison Nostrand Grand Portfolio	14,438	4,813	11,844	2,449	0	417	15,000	0	0	0
25.001	Property		1	702 Grand Street
25.002	Property		1	1513 Nostrand Avenue
25.003	Property		1	1028 Madison Street
26	Loan	39	1	201 & 213 W. Green Street Apartments	71,157	14,214	6,205	2,386	0	1,625	0	0	0	0
27	Loan	52	2	Countryside and Wood Valley MHP Portfolio	23,787	5,102	14,670	1,630	0	1,829	0	0	0	0
27.001	Property		1	Countryside MHP
27.002	Property		1	Wood Valley MHP

 A-1-25

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)

28	Loan	52	2	San Diego Mixed Use	31,455	7,864	12,525	6,262	0	2,342	0	150,000	2,420	200,000
28.001	Property		1	636 C Street
28.002	Property		1	1130-1152 7th Avenue
29	Loan		1	Townhomes on Mirror	214,960	19,542	40,653	6,775	0	1,900	0	0	0	0
30	Loan		1	South Shore Marketplace	0	12,152	20,249	3,375	0	652	0	0	2,917	150,000
31	Loan		1	Valli Hoffman Estates	0	Springing	0	Springing	0	0	0	0	2,798	0
32	Loan		1	Mosley Townhomes	12,650	12,650	9,172	3,057	0	1,000	0	0	0	0
33	Loan	54, 55	1	1200 California Street	60,934	12,187	4,925	821	0	1,370	0	150,000	Springing	150,000
34	Loan	56	1	Kohl’s Morton	0	Springing	0	Springing	0	Springing	0	0	Springing	0
35	Loan	57	5	Ransford Wasik Multi Portfolio	34,784	8,696	9,567	3,827	0	2,611	0	0	0	0
35.001	Property		1	Bells of Bavaria
35.002	Property		1	The Pines of Midland
35.003	Property		1	Guinn Place Townhomes
35.004	Property		1	Northwood Heights
35.005	Property		1	Meadow Walk Apartments
36	Loan	58	1	96-18 63rd Drive	0	1,979	6,915	864	0	138	0	0	Springing	0
37	Loan		1	Centennial Manor MHP	36,899	6,150	9,823	1,091	0	667	0	0	0	0
38	Loan		1	Kohl’s Warsaw	0	Springing	2,045	682	0	Springing	0	0	Springing	0
39	Loan	39	1	Town and Country	4,374	1,682	3,110	1,196	0	566	0	0	0	0

 A-1-26

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)	Other Reserve Description	Other Reserve Cap ($)

1	Loan	9, 10, 11, 12	1	425 Eye Street	0	0	0	0	608,339	0	Unfunded Obligations Reserve	0
2	Loan	13	1	Fountains on the Lake	0	0	0	20,500	182,769	0	Gap Rent Reserve ($129,904.43), Unfunded Obligations Reserve ($52,864.69)	0
3	Loan		1	5300-5350 Hellyer Avenue	0	0	0	0	0	0	NAP	0
4	Loan	9, 14, 15, 16, 17, 18, 19	34	AMF Portfolio	0	0	0	756,042	0	0	NAP	0
4.001	Property		1	Cambridge Commons
4.002	Property		1	Indian Lake I
4.003	Property		1	Stewart Way 1
4.004	Property		1	Cedargate Lancaster
4.005	Property		1	Amesbury
4.006	Property		1	Red Deer
4.007	Property		1	Olivewood
4.008	Property		1	Cherry Glen
4.009	Property		1	Plumwood
4.010	Property		1	Camelia Court
4.011	Property		1	Cedargate
4.012	Property		1	Millburn Court
4.013	Property		1	Rosewood Apartments
4.014	Property		1	Winthrop Court
4.015	Property		1	Annhurst
4.016	Property		1	Ashford Hills
4.017	Property		1	Harbinwood
4.018	Property		1	Willow Run - New Albany
4.019	Property		1	Parkville
4.020	Property		1	Applegate
4.021	Property		1	Stonehenge
4.022	Property		1	Meadowland
4.023	Property		1	Amberwood - Massillion
4.024	Property		1	Timberwood
4.025	Property		1	Sherbrook
4.026	Property		1	Stonehenge Apartments
4.027	Property		1	Oakley Woods
4.028	Property		1	Carriage Hill
4.029	Property		1	Barrington
4.030	Property		1	Andover Court
4.031	Property		1	Greenglen II
4.032	Property		1	Sandalwood
4.033	Property		1	Spicewood
4.034	Property		1	Meadowood - Mansfield
5	Loan	20, 21, 22, 23	4	Extra Space Self Storage Portfolio II	0	0	0	0	3,500,000	0	Earnout Reserve	0
5.001	Property		1	Extra Space Miami
5.002	Property	24	1	Extra Space Stamford
5.003	Property		1	Extra Space St. Petersburg
5.004	Property		1	Extra Space Milton
6	Loan	25, 26, 27	1	CopperLeaf Apartments	0	0	0	0	0	0	NAP	0
7	Loan	9, 28, 29, 30	1	La Encantada	0	0	0	625,845	729,544	0	Unfunded Obligations Reserve	0
8	Loan	31	1	Courtside Apartments	0	0	0	0	1,500,000	0	Earnout Reserve	0
9	Loan	32, 33, 34, 35	1	2250 59th Street	0	0	0	0	3,005,796	0	Earnout Reserve ($3,000,000), Gap Rent Reserve ($5,796)	0
10	Loan		1	Mission Village Shopping Center	0	0	0	35,710	0	0	NAP	0
11	Loan	36	1	Cicero Industrial	0	0	0	53,875	0	0	NAP	0
12	Loan	37, 38	1	Central Park Plaza	0	0	0	0	0	0	NAP	0
13	Loan	39	1	Capitol Square	0	0	0	0	704,018	Springing	Raising Cane Contingency Reserve	0
14	Loan	40	2	Louisiana Industrial Portfolio	0	0	0	19,000	0	0	NAP	0
14.001	Property		1	Talon Industrial Park
14.002	Property		1	Copperhead Industrial Park
15	Loan		1	3101 West Military	0	0	0	22,220	0	0	NAP	0
16	Loan	41, 42, 43, 44	1	Oakmont Point	0	0	0	0	79,700	0	Unfunded Obligations Reserve	0
17	Loan	45, 46, 47, 48	1	380 Grove Street	0	0	0	0	267,434	23,000	Regulated Rent Reserve (Upfront: $173,244), Rent Abatement Reserve (Upfront: $71,190), Ground Lease Reserve (Upfront: $23,000; Monthly: $23,000)	0
18	Loan	49	1	403 South Raymond Avenue	0	0	0	34,626	0	0	NAP	0
19	Loan	50	1	Triangle Shopping Center	0	0	0	0	50,510	0	Unfunded Obligations Reserve	0
20	Loan	39	1	Babcock & Wilcox	0	0	0	783,526	0	0	NAP	0
21	Loan		1	Material Control Systems Distribution Center	0	0	0	0	0	0	NAP	0
22	Loan		1	Studios 180	0	0	0	0	0	0	NAP	0
23	Loan	51	2	Catawba Village and Vernon Market Portfolio	0	0	0	0	249,283	0	Unfunded Obligations Reserve	0
23.001	Property		1	Catawba Village
23.002	Property		1	Vernon Market
24	Loan	39	1	Press Ganey HQ	0	0	0	0	0	0	NAP	0
25	Loan	52, 53	3	Madison Nostrand Grand Portfolio	0	0	0	0	0	0	NAP	0
25.001	Property		1	702 Grand Street
25.002	Property		1	1513 Nostrand Avenue
25.003	Property		1	1028 Madison Street
26	Loan	39	1	201 & 213 W. Green Street Apartments	0	0	0	0	100,000	Springing	Furniture and Fixture Reserve	100,000
27	Loan	52	2	Countryside and Wood Valley MHP Portfolio	0	0	0	0	0	0	NAP	0
27.001	Property		1	Countryside MHP
27.002	Property		1	Wood Valley MHP

 A-1-27

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)	Other Reserve Description	Other Reserve Cap ($)

28	Loan	52	2	San Diego Mixed Use	0	0	0	30,063	0	0	NAP	0
28.001	Property		1	636 C Street
28.002	Property		1	1130-1152 7th Avenue
29	Loan		1	Townhomes on Mirror	0	0	0	11,250	0	0	NAP	0
30	Loan		1	South Shore Marketplace	0	0	0	0	382,552	0	Leasing Holdback ($250,000); Outstanding TI/LC Reserve ($132,552)	0
31	Loan		1	Valli Hoffman Estates	0	0	0	0	0	0	NAP	0
32	Loan		1	Mosley Townhomes	0	0	0	0	0	0	NAP	0
33	Loan	54, 55	1	1200 California Street	0	0	0	63,418	0	0	NAP	0
34	Loan	56	1	Kohl’s Morton	0	0	0	0	0	0	NAP	0
35	Loan	57	5	Ransford Wasik Multi Portfolio	0	0	0	43,650	0	0	NAP	0
35.001	Property		1	Bells of Bavaria
35.002	Property		1	The Pines of Midland
35.003	Property		1	Guinn Place Townhomes
35.004	Property		1	Northwood Heights
35.005	Property		1	Meadow Walk Apartments
36	Loan	58	1	96-18 63rd Drive	0	0	0	0	0	0	NAP	0
37	Loan		1	Centennial Manor MHP	0	0	0	0	0	0	NAP	0
38	Loan		1	Kohl’s Warsaw	0	0	0	0	0	0	NAP	0
39	Loan	39	1	Town and Country	0	0	0	0	0	0	NAP	0

 A-1-28

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)

1	Loan	9, 10, 11, 12	1	425 Eye Street	0	NAP	Hard	Springing	No
2	Loan	13	1	Fountains on the Lake	0	NAP	Hard	Springing	Yes
3	Loan		1	5300-5350 Hellyer Avenue	0	NAP	Hard	Springing	Yes
4	Loan	9, 14, 15, 16, 17, 18, 19	34	AMF Portfolio	0	NAP	Soft	Springing	Yes
4.001	Property		1	Cambridge Commons
4.002	Property		1	Indian Lake I
4.003	Property		1	Stewart Way 1
4.004	Property		1	Cedargate Lancaster
4.005	Property		1	Amesbury
4.006	Property		1	Red Deer
4.007	Property		1	Olivewood
4.008	Property		1	Cherry Glen
4.009	Property		1	Plumwood
4.010	Property		1	Camelia Court
4.011	Property		1	Cedargate
4.012	Property		1	Millburn Court
4.013	Property		1	Rosewood Apartments
4.014	Property		1	Winthrop Court
4.015	Property		1	Annhurst
4.016	Property		1	Ashford Hills
4.017	Property		1	Harbinwood
4.018	Property		1	Willow Run - New Albany
4.019	Property		1	Parkville
4.020	Property		1	Applegate
4.021	Property		1	Stonehenge
4.022	Property		1	Meadowland
4.023	Property		1	Amberwood - Massillion
4.024	Property		1	Timberwood
4.025	Property		1	Sherbrook
4.026	Property		1	Stonehenge Apartments
4.027	Property		1	Oakley Woods
4.028	Property		1	Carriage Hill
4.029	Property		1	Barrington
4.030	Property		1	Andover Court
4.031	Property		1	Greenglen II
4.032	Property		1	Sandalwood
4.033	Property		1	Spicewood
4.034	Property		1	Meadowood - Mansfield
5	Loan	20, 21, 22, 23	4	Extra Space Self Storage Portfolio II	3,500,000	The lender shall deposit into an eligible account upon loan origination. The lender must disburse all or a portion of the Earnout Reserve funds, not less than $1,500,000, within 15 days of request at such time upon a DY greater than or equal to 7.75%. Any remaining funds in the Earnout Reserve account shall be applied to a partial prepayment or partial defeasance of the loan on September 6, 2024.	Hard	In Place	Yes
5.001	Property		1	Extra Space Miami
5.002	Property	24	1	Extra Space Stamford
5.003	Property		1	Extra Space St. Petersburg
5.004	Property		1	Extra Space Milton
6	Loan	25, 26, 27	1	CopperLeaf Apartments	0	NAP	Soft	Springing	Yes
7	Loan	9, 28, 29, 30	1	La Encantada	0	NAP	Hard	In Place	Yes
8	Loan	31	1	Courtside Apartments	1,500,000	Performance earnout released upon a 8.00% DY for two consecutive quarters and no EoD between June 1, 2022 and December 1, 2024	Soft	Springing	Yes
9	Loan	32, 33, 34, 35	1	2250 59th Street	3,000,000	Provided that no Default, Event of Default or Cash Management Period has occurred and is continuing, and provided that Borrower has provided Lender with satisfactory evidence that the Buildout Areas have been completed and all three Buildout Tenants have taken occupancy of their respective spaces, are paying full contractual rent with no free rent or abatement period remaining, and Lender has received clean estoppels from each such Buildout Tenant, Lender shall disburse an amount equal to $500,000 from the Debt Yield Holdback Subaccount to Borrower, within fifteen days after the Lender has determined that the Property has achieved a debt yield of 7.65%. The remaining $2,500,000 shall be disbursed to Borrower within fifteen days after Lender has determined that the Property has achieved a debt yield of 7.65%. In the event that a debt yield of 7.65% has not been achieved by December 3, 2024, Lender shall apply all amounts remaining in the Debt Yield Holdback Subaccount to prepay a portion of the Debt.	Hard	Springing	Yes
10	Loan		1	Mission Village Shopping Center	0	NAP	Hard	Springing	Yes
11	Loan	36	1	Cicero Industrial	0	NAP	Hard	Springing	Yes
12	Loan	37, 38	1	Central Park Plaza	0	NAP	Springing	Springing	Yes
13	Loan	39	1	Capitol Square	0	NAP	Springing	Springing	No
14	Loan	40	2	Louisiana Industrial Portfolio	0	NAP	Hard	Springing	Yes
14.001	Property		1	Talon Industrial Park
14.002	Property		1	Copperhead Industrial Park
15	Loan		1	3101 West Military	0	NAP	Hard	Springing	Yes
16	Loan	41, 42, 43, 44	1	Oakmont Point	0	NAP	Hard	Springing	Yes
17	Loan	45, 46, 47, 48	1	380 Grove Street	0	NAP	Soft	Springing	Yes
18	Loan	49	1	403 South Raymond Avenue	0	NAP	Hard (Office); Springing (Self Storage)	Springing	Yes
19	Loan	50	1	Triangle Shopping Center	0	NAP	Hard	Springing	Yes
20	Loan	39	1	Babcock & Wilcox	0	NAP	Hard	Springing	Yes
21	Loan		1	Material Control Systems Distribution Center	0	NAP	Hard	Springing	Yes
22	Loan		1	Studios 180	0	NAP	None	None	Yes
23	Loan	51	2	Catawba Village and Vernon Market Portfolio	0	NAP	Springing	Springing	No
23.001	Property		1	Catawba Village
23.002	Property		1	Vernon Market
24	Loan	39	1	Press Ganey HQ	0	NAP	Hard	Springing	Yes
25	Loan	52, 53	3	Madison Nostrand Grand Portfolio	0	NAP	Springing	Springing	Yes
25.001	Property		1	702 Grand Street
25.002	Property		1	1513 Nostrand Avenue
25.003	Property		1	1028 Madison Street
26	Loan	39	1	201 & 213 W. Green Street Apartments	0	NAP	Springing	Springing	Yes
27	Loan	52	2	Countryside and Wood Valley MHP Portfolio	0	NAP	Springing	Springing	Yes
27.001	Property		1	Countryside MHP
27.002	Property		1	Wood Valley MHP

 A-1-29

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)

28	Loan	52	2	San Diego Mixed Use	0	NAP	Hard	Springing	Yes
28.001	Property		1	636 C Street
28.002	Property		1	1130-1152 7th Avenue
29	Loan		1	Townhomes on Mirror	0	NAP	Soft	Springing	Yes
30	Loan		1	South Shore Marketplace	0	NAP	Springing	Springing	Yes
31	Loan		1	Valli Hoffman Estates	0	NAP	Hard	Springing	Yes
32	Loan		1	Mosley Townhomes	0	NAP	Soft	Springing	Yes
33	Loan	54, 55	1	1200 California Street	0	NAP	Springing	Springing	Yes
34	Loan	56	1	Kohl’s Morton	0	NAP	Springing	Springing	Yes
35	Loan	57	5	Ransford Wasik Multi Portfolio	0	NAP	Soft	Springing	Yes
35.001	Property		1	Bells of Bavaria
35.002	Property		1	The Pines of Midland
35.003	Property		1	Guinn Place Townhomes
35.004	Property		1	Northwood Heights
35.005	Property		1	Meadow Walk Apartments
36	Loan	58	1	96-18 63rd Drive	0	NAP	Springing	Springing	Yes
37	Loan		1	Centennial Manor MHP	0	NAP	Springing	Springing	Yes
38	Loan		1	Kohl’s Warsaw	0	NAP	Hard	Springing	Yes
39	Loan	39	1	Town and Country	0	NAP	Springing	Springing	Yes

 A-1-30

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)

1	Loan	9, 10, 11, 12	1	425 Eye Street	Yes	Yes	Yes	62,400,000	39,818,000	98,942.66	253,998.72	NAP	NAP	102,218,000	253,998.72
2	Loan	13	1	Fountains on the Lake	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan		1	5300-5350 Hellyer Avenue	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	9, 14, 15, 16, 17, 18, 19	34	AMF Portfolio	No	Yes	No	38,000,000	134,000,000	682,367.73	875,874.99	NAP	NAP	172,000,000	875,874.99
4.001	Property		1	Cambridge Commons
4.002	Property		1	Indian Lake I
4.003	Property		1	Stewart Way 1
4.004	Property		1	Cedargate Lancaster
4.005	Property		1	Amesbury
4.006	Property		1	Red Deer
4.007	Property		1	Olivewood
4.008	Property		1	Cherry Glen
4.009	Property		1	Plumwood
4.010	Property		1	Camelia Court
4.011	Property		1	Cedargate
4.012	Property		1	Millburn Court
4.013	Property		1	Rosewood Apartments
4.014	Property		1	Winthrop Court
4.015	Property		1	Annhurst
4.016	Property		1	Ashford Hills
4.017	Property		1	Harbinwood
4.018	Property		1	Willow Run - New Albany
4.019	Property		1	Parkville
4.020	Property		1	Applegate
4.021	Property		1	Stonehenge
4.022	Property		1	Meadowland
4.023	Property		1	Amberwood - Massillion
4.024	Property		1	Timberwood
4.025	Property		1	Sherbrook
4.026	Property		1	Stonehenge Apartments
4.027	Property		1	Oakley Woods
4.028	Property		1	Carriage Hill
4.029	Property		1	Barrington
4.030	Property		1	Andover Court
4.031	Property		1	Greenglen II
4.032	Property		1	Sandalwood
4.033	Property		1	Spicewood
4.034	Property		1	Meadowood - Mansfield
5	Loan	20, 21, 22, 23	4	Extra Space Self Storage Portfolio II	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.001	Property		1	Extra Space Miami
5.002	Property	24	1	Extra Space Stamford
5.003	Property		1	Extra Space St. Petersburg
5.004	Property		1	Extra Space Milton
6	Loan	25, 26, 27	1	CopperLeaf Apartments	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	9, 28, 29, 30	1	La Encantada	No	Yes	No	27,000,000	75,000,000	212,980.04	289,652.85	NAP	NAP	102,000,000	289,652.85
8	Loan	31	1	Courtside Apartments	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	32, 33, 34, 35	1	2250 59th Street	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan		1	Mission Village Shopping Center	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	36	1	Cicero Industrial	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	37, 38	1	Central Park Plaza	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	39	1	Capitol Square	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	40	2	Louisiana Industrial Portfolio	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.001	Property		1	Talon Industrial Park
14.002	Property		1	Copperhead Industrial Park
15	Loan		1	3101 West Military	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	41, 42, 43, 44	1	Oakmont Point	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	45, 46, 47, 48	1	380 Grove Street	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	49	1	403 South Raymond Avenue	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	50	1	Triangle Shopping Center	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	39	1	Babcock & Wilcox	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan		1	Material Control Systems Distribution Center	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan		1	Studios 180	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	51	2	Catawba Village and Vernon Market Portfolio	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23.001	Property		1	Catawba Village
23.002	Property		1	Vernon Market
24	Loan	39	1	Press Ganey HQ	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	52, 53	3	Madison Nostrand Grand Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.001	Property		1	702 Grand Street
25.002	Property		1	1513 Nostrand Avenue
25.003	Property		1	1028 Madison Street
26	Loan	39	1	201 & 213 W. Green Street Apartments	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	52	2	Countryside and Wood Valley MHP Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.001	Property		1	Countryside MHP
27.002	Property		1	Wood Valley MHP

 A-1-31

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)

28	Loan	52	2	San Diego Mixed Use	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28.001	Property		1	636 C Street
28.002	Property		1	1130-1152 7th Avenue
29	Loan		1	Townhomes on Mirror	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan		1	South Shore Marketplace	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan		1	Valli Hoffman Estates	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan		1	Mosley Townhomes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	54, 55	1	1200 California Street	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	56	1	Kohl’s Morton	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	57	5	Ransford Wasik Multi Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.001	Property		1	Bells of Bavaria
35.002	Property		1	The Pines of Midland
35.003	Property		1	Guinn Place Townhomes
35.004	Property		1	Northwood Heights
35.005	Property		1	Meadow Walk Apartments
36	Loan	58	1	96-18 63rd Drive	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan		1	Centennial Manor MHP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan		1	Kohl’s Warsaw	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	Loan	39	1	Town and Country	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

 A-1-32

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type
						4							4
1	Loan	9, 10, 11, 12	1	425 Eye Street	56.8%	3.66	11.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
2	Loan	13	1	Fountains on the Lake	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
3	Loan		1	5300-5350 Hellyer Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
4	Loan	9, 14, 15, 16, 17, 18, 19	34	AMF Portfolio	61.3%	1.51	9.8%	13,000,000	6.67228249742403%	185,000,000	875,874.99	65.9%	1.51	9.1%	No	NAP
4.001	Property		1	Cambridge Commons
4.002	Property		1	Indian Lake I
4.003	Property		1	Stewart Way 1
4.004	Property		1	Cedargate Lancaster
4.005	Property		1	Amesbury
4.006	Property		1	Red Deer
4.007	Property		1	Olivewood
4.008	Property		1	Cherry Glen
4.009	Property		1	Plumwood
4.010	Property		1	Camelia Court
4.011	Property		1	Cedargate
4.012	Property		1	Millburn Court
4.013	Property		1	Rosewood Apartments
4.014	Property		1	Winthrop Court
4.015	Property		1	Annhurst
4.016	Property		1	Ashford Hills
4.017	Property		1	Harbinwood
4.018	Property		1	Willow Run - New Albany
4.019	Property		1	Parkville
4.020	Property		1	Applegate
4.021	Property		1	Stonehenge
4.022	Property		1	Meadowland
4.023	Property		1	Amberwood - Massillion
4.024	Property		1	Timberwood
4.025	Property		1	Sherbrook
4.026	Property		1	Stonehenge Apartments
4.027	Property		1	Oakley Woods
4.028	Property		1	Carriage Hill
4.029	Property		1	Barrington
4.030	Property		1	Andover Court
4.031	Property		1	Greenglen II
4.032	Property		1	Sandalwood
4.033	Property		1	Spicewood
4.034	Property		1	Meadowood - Mansfield
5	Loan	20, 21, 22, 23	4	Extra Space Self Storage Portfolio II	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
5.001	Property		1	Extra Space Miami
5.002	Property	24	1	Extra Space Stamford
5.003	Property		1	Extra Space St. Petersburg
5.004	Property		1	Extra Space Milton
6	Loan	25, 26, 27	1	CopperLeaf Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
7	Loan	9, 28, 29, 30	1	La Encantada	58.7%	2.70	9.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
8	Loan	31	1	Courtside Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
9	Loan	32, 33, 34, 35	1	2250 59th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
10	Loan		1	Mission Village Shopping Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
11	Loan	36	1	Cicero Industrial	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
12	Loan	37, 38	1	Central Park Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
13	Loan	39	1	Capitol Square	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
14	Loan	40	2	Louisiana Industrial Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
14.001	Property		1	Talon Industrial Park
14.002	Property		1	Copperhead Industrial Park
15	Loan		1	3101 West Military	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
16	Loan	41, 42, 43, 44	1	Oakmont Point	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
17	Loan	45, 46, 47, 48	1	380 Grove Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
18	Loan	49	1	403 South Raymond Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
19	Loan	50	1	Triangle Shopping Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
20	Loan	39	1	Babcock & Wilcox	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
21	Loan		1	Material Control Systems Distribution Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
22	Loan		1	Studios 180	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
23	Loan	51	2	Catawba Village and Vernon Market Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
23.001	Property		1	Catawba Village
23.002	Property		1	Vernon Market
24	Loan	39	1	Press Ganey HQ	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
25	Loan	52, 53	3	Madison Nostrand Grand Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
25.001	Property		1	702 Grand Street
25.002	Property		1	1513 Nostrand Avenue
25.003	Property		1	1028 Madison Street
26	Loan	39	1	201 & 213 W. Green Street Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
27	Loan	52	2	Countryside and Wood Valley MHP Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
27.001	Property		1	Countryside MHP
27.002	Property		1	Wood Valley MHP

 A-1-33

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type
						4							4
28	Loan	52	2	San Diego Mixed Use	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
28.001	Property		1	636 C Street
28.002	Property		1	1130-1152 7th Avenue
29	Loan		1	Townhomes on Mirror	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
30	Loan		1	South Shore Marketplace	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
31	Loan		1	Valli Hoffman Estates	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
32	Loan		1	Mosley Townhomes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
33	Loan	54, 55	1	1200 California Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
34	Loan	56	1	Kohl’s Morton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
35	Loan	57	5	Ransford Wasik Multi Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
35.001	Property		1	Bells of Bavaria
35.002	Property		1	The Pines of Midland
35.003	Property		1	Guinn Place Townhomes
35.004	Property		1	Northwood Heights
35.005	Property		1	Meadow Walk Apartments
36	Loan	58	1	96-18 63rd Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
37	Loan		1	Centennial Manor MHP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
38	Loan		1	Kohl’s Warsaw	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
39	Loan	39	1	Town and Country	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP

 A-1-34

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sponsor	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)
										7
1	Loan	9, 10, 11, 12	1	425 Eye Street	PED Investments, LLC	PED Investments, LLC	No	No	Refinance	No
2	Loan	13	1	Fountains on the Lake	Nadyrshah (Nick) Dhanani	Nadyrshah (Nick) Dhanani	No	No	Acquisition	No
3	Loan		1	5300-5350 Hellyer Avenue	Paul B. Johnson and Vimal Lala	Paul B. Johnson and Vimal Lala	No	Yes	Acquisition	No
4	Loan	9, 14, 15, 16, 17, 18, 19	34	AMF Portfolio	Arbor Realty Sr, Inc.	Arbor Realty Sr, Inc.	No	No	Refinance
4.001	Property		1	Cambridge Commons						No
4.002	Property		1	Indian Lake I						No
4.003	Property		1	Stewart Way 1						No
4.004	Property		1	Cedargate Lancaster						No
4.005	Property		1	Amesbury						No
4.006	Property		1	Red Deer						No
4.007	Property		1	Olivewood						No
4.008	Property		1	Cherry Glen						No
4.009	Property		1	Plumwood						No
4.010	Property		1	Camelia Court						No
4.011	Property		1	Cedargate						No
4.012	Property		1	Millburn Court						No
4.013	Property		1	Rosewood Apartments						No
4.014	Property		1	Winthrop Court						No
4.015	Property		1	Annhurst						No
4.016	Property		1	Ashford Hills						No
4.017	Property		1	Harbinwood						No
4.018	Property		1	Willow Run - New Albany						No
4.019	Property		1	Parkville						No
4.020	Property		1	Applegate						No
4.021	Property		1	Stonehenge						No
4.022	Property		1	Meadowland						No
4.023	Property		1	Amberwood - Massillion						No
4.024	Property		1	Timberwood						No
4.025	Property		1	Sherbrook						No
4.026	Property		1	Stonehenge Apartments						No
4.027	Property		1	Oakley Woods						No
4.028	Property		1	Carriage Hill						No
4.029	Property		1	Barrington						No
4.030	Property		1	Andover Court						No
4.031	Property		1	Greenglen II						No
4.032	Property		1	Sandalwood						No
4.033	Property		1	Spicewood						No
4.034	Property		1	Meadowood - Mansfield						No
5	Loan	20, 21, 22, 23	4	Extra Space Self Storage Portfolio II	NexPoint Storage Partners, Inc. and NexPoint Storage Partners Operating Company, LLC	NexPoint Storage Partners, Inc. and NexPoint Storage Partners Operating Company, LLC	Yes	No	Recapitalization
5.001	Property		1	Extra Space Miami						No
5.002	Property	24	1	Extra Space Stamford						No
5.003	Property		1	Extra Space St. Petersburg						No
5.004	Property		1	Extra Space Milton						No
6	Loan	25, 26, 27	1	CopperLeaf Apartments	Palermo Realty	Joseph D. Palermo, Jr.	No	No	Refinance	No
7	Loan	9, 28, 29, 30	1	La Encantada	Town West Realty, Inc., Iridius Capital LLC and HSL Properties, Inc.	Town West Realty, Inc., Iridius Capital LLC and HSL Properties, Inc.	No	Yes	Acquisition	No
8	Loan	31	1	Courtside Apartments	Gary R. Brinton, Brenton D. Salvesen and The Sugarhouse Trust	Gary R. Brinton, Brenton D. Salvesen and The Sugarhouse Trust	No	No	Refinance	No
9	Loan	32, 33, 34, 35	1	2250 59th Street	Phillip Stern, Jonathan Tawil, Pauline Harari, Aaron Katz and Schmiley Schick	Phillip Stern, Jonathan Tawil, Pauline Harari, Aaron Katz and Schmiley Schick	No	No	Refinance	No
10	Loan		1	Mission Village Shopping Center	Pamela E. Rubin, as Trustee of The Mark and Pamela Rubin Family Trust dated June 17, 1997, as Amended and Complete Restatement Dated July 15, 2020	Pamela E. Rubin, as Trustee of The Mark and Pamela Rubin Family Trust dated June 17, 1997, as Amended and Complete Restatement Dated July 15, 2020	No	No	Refinance	No
11	Loan	36	1	Cicero Industrial	Apexus Logistics RE Fund L.P.	Apexus Logistics RE Fund L.P.	No	No	Acquisition	No
12	Loan	37, 38	1	Central Park Plaza	E. Stanley Kroenke	E. Stanley Kroenke	No	No	Refinance	No
13	Loan	39	1	Capitol Square	Anthony Chan and Alex Chen	Anthony Chan and Alex Chen	No	No	Refinance	No
14	Loan	40	2	Louisiana Industrial Portfolio	Thomas H. Gose, Jr. and Kelly R. Allen	Thomas H. Gose, Jr. and Kelly R. Allen	No	No	Refinance
14.001	Property		1	Talon Industrial Park						No
14.002	Property		1	Copperhead Industrial Park						No
15	Loan		1	3101 West Military	Kamyar Mateen and Tyler Mateen	Kamyar Mateen and Tyler Mateen	No	No	Acquisition	No
16	Loan	41, 42, 43, 44	1	Oakmont Point	Ryan Companies US, Inc.	Ryan Companies US, Inc.	No	No	Acquisition	No
17	Loan	45, 46, 47, 48	1	380 Grove Street	Joel Wertzberger	Joel Wertzberger	No	No	Refinance	No
18	Loan	49	1	403 South Raymond Avenue	Michael J. Rogerson	Michael J. Rogerson	No	No	Refinance	No
19	Loan	50	1	Triangle Shopping Center	Nadyrshah (Nick) Dhanani	Nadyrshah (Nick) Dhanani	No	No	Acquisition	No
20	Loan	39	1	Babcock & Wilcox	Dax T.S. Mitchell and Andrew Gi	Dax T.S. Mitchell and Andrew Gi	No	No	Acquisition	No
21	Loan		1	Material Control Systems Distribution Center	Ed Natan and Asher Hyman	Ed Natan and Asher Hyman	No	No	Acquisition	No
22	Loan		1	Studios 180	Cowgill Partners, L.P.	Cowgill Partners, L.P.	No	No	Refinance	Yes
23	Loan	51	2	Catawba Village and Vernon Market Portfolio	Daniel S. Siegel	Daniel S. Siegel	No	No	Acquisition
23.001	Property		1	Catawba Village						No
23.002	Property		1	Vernon Market						No
24	Loan	39	1	Press Ganey HQ	Karen E. Kennedy	Karen E. Kennedy	Yes	No	Acquisition	No
25	Loan	52, 53	3	Madison Nostrand Grand Portfolio	David Banda and Chaim Landau	David Banda and Chaim Landau	No	No	Refinance
25.001	Property		1	702 Grand Street						No
25.002	Property		1	1513 Nostrand Avenue						No
25.003	Property		1	1028 Madison Street						No
26	Loan	39	1	201 & 213 W. Green Street Apartments	Christopher R. Saunders	Christopher R. Saunders	No	No	Refinance	No
27	Loan	52	2	Countryside and Wood Valley MHP Portfolio	Adam T. Schwerin	Adam T. Schwerin	No	No	Refinance
27.001	Property		1	Countryside MHP						No
27.002	Property		1	Wood Valley MHP						No

 A-1-35

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sponsor	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)
										7
28	Loan	52	2	San Diego Mixed Use	Jack Rafiq	Jack Rafiq	No	No	Refinance
28.001	Property		1	636 C Street						No
28.002	Property		1	1130-1152 7th Avenue						No
29	Loan		1	Townhomes on Mirror	Perry Williams	Perry Williams	No	No	Refinance	No
30	Loan		1	South Shore Marketplace	H. Blake Tartt, III	H. Blake Tartt, III	No	No	Refinance	No
31	Loan		1	Valli Hoffman Estates	Philip G. Nicozisis	Philip G. Nicozisis	No	No	Acquisition	No
32	Loan		1	Mosley Townhomes	Perry Williams	Perry Williams	No	No	Refinance	No
33	Loan	54, 55	1	1200 California Street	John Davenport, Jeffrey K. Nickell, Mark Valentine and Nella Invest, LLC	John Davenport, Jeffrey K. Nickell, Mark Valentine and Nella Invest, LLC	No	Yes	Acquisition	No
34	Loan	56	1	Kohl’s Morton	Philip A. Youtie	Philip A. Youtie	No	No	Recapitalization	No
35	Loan	57	5	Ransford Wasik Multi Portfolio	Mark Ransford and Damian Wasik	Mark Ransford and Damian Wasik	No	No	Refinance
35.001	Property		1	Bells of Bavaria						No
35.002	Property		1	The Pines of Midland						No
35.003	Property		1	Guinn Place Townhomes						No
35.004	Property		1	Northwood Heights						No
35.005	Property		1	Meadow Walk Apartments						No
36	Loan	58	1	96-18 63rd Drive	Richard Harris	Richard Harris	No	No	Refinance	No
37	Loan		1	Centennial Manor MHP	Adam T. Schwerin	Adam T. Schwerin	No	No	Refinance	No
38	Loan		1	Kohl’s Warsaw	Martin H. Elrad and Lynn H. Elrad	Martin H. Elrad and Lynn H. Elrad	No	No	Refinance	No
39	Loan	39	1	Town and Country	Owen Mark Sanderson	Owen Mark Sanderson	No	No	Refinance	No

 A-1-36

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sources: Loan Amount ($)	Sources: Principal’s New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)
						8
1	Loan	9, 10, 11, 12	1	425 Eye Street	102,218,000	0	0	0	102,218,000	89,046,203	0	413,953	3,108,339
2	Loan	13	1	Fountains on the Lake	59,150,000	35,124,616	0	0	94,274,616	0	91,000,000	2,614,378	660,238
3	Loan		1	5300-5350 Hellyer Avenue	44,000,000	20,422,270	0	0	64,422,270	0	64,250,000	167,270	5,000
4	Loan	9, 14, 15, 16, 17, 18, 19	34	AMF Portfolio	172,000,000	0	13,000,000	0	185,000,000	173,659,728	0	4,984,024	2,375,287
4.001	Property		1	Cambridge Commons
4.002	Property		1	Indian Lake I
4.003	Property		1	Stewart Way 1
4.004	Property		1	Cedargate Lancaster
4.005	Property		1	Amesbury
4.006	Property		1	Red Deer
4.007	Property		1	Olivewood
4.008	Property		1	Cherry Glen
4.009	Property		1	Plumwood
4.010	Property		1	Camelia Court
4.011	Property		1	Cedargate
4.012	Property		1	Millburn Court
4.013	Property		1	Rosewood Apartments
4.014	Property		1	Winthrop Court
4.015	Property		1	Annhurst
4.016	Property		1	Ashford Hills
4.017	Property		1	Harbinwood
4.018	Property		1	Willow Run - New Albany
4.019	Property		1	Parkville
4.020	Property		1	Applegate
4.021	Property		1	Stonehenge
4.022	Property		1	Meadowland
4.023	Property		1	Amberwood - Massillion
4.024	Property		1	Timberwood
4.025	Property		1	Sherbrook
4.026	Property		1	Stonehenge Apartments
4.027	Property		1	Oakley Woods
4.028	Property		1	Carriage Hill
4.029	Property		1	Barrington
4.030	Property		1	Andover Court
4.031	Property		1	Greenglen II
4.032	Property		1	Sandalwood
4.033	Property		1	Spicewood
4.034	Property		1	Meadowood - Mansfield
5	Loan	20, 21, 22, 23	4	Extra Space Self Storage Portfolio II	28,500,000	58,780,911	0	0	87,280,911	0	81,600,000	1,706,295	3,974,616
5.001	Property		1	Extra Space Miami
5.002	Property	24	1	Extra Space Stamford
5.003	Property		1	Extra Space St. Petersburg
5.004	Property		1	Extra Space Milton
6	Loan	25, 26, 27	1	CopperLeaf Apartments	27,500,000	0	0	0	27,500,000	25,800,394	0	377,313	60,704
7	Loan	9, 28, 29, 30	1	La Encantada	102,000,000	70,903,480	0	0	172,903,480	0	165,250,000	1,059,906	6,593,574
8	Loan	31	1	Courtside Apartments	26,700,000	0	0	0	26,700,000	22,639,467	0	877,744	1,547,475
9	Loan	32, 33, 34, 35	1	2250 59th Street	23,000,000	0	0	0	23,000,000	15,197,714	0	1,488,730	3,406,684
10	Loan		1	Mission Village Shopping Center	18,500,000	0	0	0	18,500,000	15,178,683	0	153,794	47,978
11	Loan	36	1	Cicero Industrial	16,730,000	8,609,101	0	0	25,339,101	0	23,900,000	979,969	459,131
12	Loan	37, 38	1	Central Park Plaza	16,600,000	0	0	0	16,600,000	7,913,240	0	164,829	0
13	Loan	39	1	Capitol Square	15,000,000	0	0	0	15,000,000	13,026,570	0	652,737	716,271
14	Loan	40	2	Louisiana Industrial Portfolio	15,000,000	0	0	0	15,000,000	13,551,133	0	457,000	96,758
14.001	Property		1	Talon Industrial Park
14.002	Property		1	Copperhead Industrial Park
15	Loan		1	3101 West Military	14,700,000	6,029,138	0	0	20,729,138	0	19,600,000	637,852	491,287
16	Loan	41, 42, 43, 44	1	Oakmont Point
17	Loan	45, 46, 47, 48	1	380 Grove Street
18	Loan	49	1	403 South Raymond Avenue
19	Loan	50	1	Triangle Shopping Center
20	Loan	39	1	Babcock & Wilcox
21	Loan		1	Material Control Systems Distribution Center
22	Loan		1	Studios 180
23	Loan	51	2	Catawba Village and Vernon Market Portfolio
23.001	Property		1	Catawba Village
23.002	Property		1	Vernon Market
24	Loan	39	1	Press Ganey HQ
25	Loan	52, 53	3	Madison Nostrand Grand Portfolio
25.001	Property		1	702 Grand Street
25.002	Property		1	1513 Nostrand Avenue
25.003	Property		1	1028 Madison Street
26	Loan	39	1	201 & 213 W. Green Street Apartments
27	Loan	52	2	Countryside and Wood Valley MHP Portfolio
27.001	Property		1	Countryside MHP
27.002	Property		1	Wood Valley MHP

 A-1-37

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sources: Loan Amount ($)	Sources: Principal’s New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)
						8
28	Loan	52	2	San Diego Mixed Use
28.001	Property		1	636 C Street
28.002	Property		1	1130-1152 7th Avenue
29	Loan		1	Townhomes on Mirror
30	Loan		1	South Shore Marketplace
31	Loan		1	Valli Hoffman Estates
32	Loan		1	Mosley Townhomes
33	Loan	54, 55	1	1200 California Street
34	Loan	56	1	Kohl’s Morton
35	Loan	57	5	Ransford Wasik Multi Portfolio
35.001	Property		1	Bells of Bavaria
35.002	Property		1	The Pines of Midland
35.003	Property		1	Guinn Place Townhomes
35.004	Property		1	Northwood Heights
35.005	Property		1	Meadow Walk Apartments
36	Loan	58	1	96-18 63rd Drive
37	Loan		1	Centennial Manor MHP
38	Loan		1	Kohl’s Warsaw
39	Loan	39	1	Town and Country

 A-1-38

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)

1	Loan	9, 10, 11, 12	1	425 Eye Street	9,649,505	0	102,218,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	13	1	Fountains on the Lake	0	0	94,274,616	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan		1	5300-5350 Hellyer Avenue	0	0	64,422,270	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	9, 14, 15, 16, 17, 18, 19	34	AMF Portfolio	3,980,961	0	185,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.001	Property		1	Cambridge Commons				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.002	Property		1	Indian Lake I				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.003	Property		1	Stewart Way 1				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.004	Property		1	Cedargate Lancaster				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.005	Property		1	Amesbury				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.006	Property		1	Red Deer				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.007	Property		1	Olivewood				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.008	Property		1	Cherry Glen				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.009	Property		1	Plumwood				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.010	Property		1	Camelia Court				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.011	Property		1	Cedargate				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.012	Property		1	Millburn Court				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.013	Property		1	Rosewood Apartments				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.014	Property		1	Winthrop Court				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.015	Property		1	Annhurst				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.016	Property		1	Ashford Hills				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.017	Property		1	Harbinwood				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.018	Property		1	Willow Run - New Albany				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.019	Property		1	Parkville				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.020	Property		1	Applegate				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.021	Property		1	Stonehenge				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.022	Property		1	Meadowland				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.023	Property		1	Amberwood - Massillion				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.024	Property		1	Timberwood				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.025	Property		1	Sherbrook				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.026	Property		1	Stonehenge Apartments				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.027	Property		1	Oakley Woods				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.028	Property		1	Carriage Hill				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.029	Property		1	Barrington				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.030	Property		1	Andover Court				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.031	Property		1	Greenglen II				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.032	Property		1	Sandalwood				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.033	Property		1	Spicewood				NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.034	Property		1	Meadowood - Mansfield				NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	20, 21, 22, 23	4	Extra Space Self Storage Portfolio II	0	0	87,280,911	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.001	Property		1	Extra Space Miami				NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.002	Property	24	1	Extra Space Stamford				NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.003	Property		1	Extra Space St. Petersburg				NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.004	Property		1	Extra Space Milton				NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	25, 26, 27	1	CopperLeaf Apartments	1,261,590	0	27,500,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	9, 28, 29, 30	1	La Encantada	0	0	172,903,480	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	31	1	Courtside Apartments	1,635,313	0	26,700,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	32, 33, 34, 35	1	2250 59th Street	2,906,872	0	23,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan		1	Mission Village Shopping Center	3,119,545	0	18,500,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	36	1	Cicero Industrial	0	0	25,339,101	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	37, 38	1	Central Park Plaza	8,521,932	0	16,600,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	39	1	Capitol Square	604,422	0	15,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	40	2	Louisiana Industrial Portfolio	895,108	0	15,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.001	Property		1	Talon Industrial Park				NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.002	Property		1	Copperhead Industrial Park				NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan		1	3101 West Military	0	0	20,729,138	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	41, 42, 43, 44	1	Oakmont Point				NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	45, 46, 47, 48	1	380 Grove Street				NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	49	1	403 South Raymond Avenue				NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	50	1	Triangle Shopping Center				NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	39	1	Babcock & Wilcox				NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan		1	Material Control Systems Distribution Center				NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan		1	Studios 180				NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	51	2	Catawba Village and Vernon Market Portfolio				NAP	NAP	NAP	NAP	NAP	NAP	NAP
23.001	Property		1	Catawba Village				NAP	NAP	NAP	NAP	NAP	NAP	NAP
23.002	Property		1	Vernon Market				NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	39	1	Press Ganey HQ				NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	52, 53	3	Madison Nostrand Grand Portfolio				NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.001	Property		1	702 Grand Street				NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.002	Property		1	1513 Nostrand Avenue				NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.003	Property		1	1028 Madison Street				NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	39	1	201 & 213 W. Green Street Apartments				NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	52	2	Countryside and Wood Valley MHP Portfolio				NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.001	Property		1	Countryside MHP				NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.002	Property		1	Wood Valley MHP				NAP	NAP	NAP	NAP	NAP	NAP	NAP

 A-1-39

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)

28	Loan	52	2	San Diego Mixed Use				NAP	NAP	NAP	NAP	NAP	NAP	NAP
28.001	Property		1	636 C Street				NAP	NAP	NAP	NAP	NAP	NAP	NAP
28.002	Property		1	1130-1152 7th Avenue				NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan		1	Townhomes on Mirror				NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan		1	South Shore Marketplace				NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan		1	Valli Hoffman Estates				NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan		1	Mosley Townhomes				NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	54, 55	1	1200 California Street				NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	56	1	Kohl’s Morton				NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	57	5	Ransford Wasik Multi Portfolio				NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.001	Property		1	Bells of Bavaria				NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.002	Property		1	The Pines of Midland				NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.003	Property		1	Guinn Place Townhomes				NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.004	Property		1	Northwood Heights				NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.005	Property		1	Meadow Walk Apartments				NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan	58	1	96-18 63rd Drive				NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan		1	Centennial Manor MHP				NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan		1	Kohl’s Warsaw				NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	Loan	39	1	Town and Country				NAP	NAP	NAP	NAP	NAP	NAP	NAP

 A-1-40

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

1	Loan	9, 10, 11, 12	1	425 Eye Street	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	13	1	Fountains on the Lake	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan		1	5300-5350 Hellyer Avenue	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	9, 14, 15, 16, 17, 18, 19	34	AMF Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
4.001	Property		1	Cambridge Commons	NAP	NAP	NAP	NAP	NAP	NAP
4.002	Property		1	Indian Lake I	NAP	NAP	NAP	NAP	NAP	NAP
4.003	Property		1	Stewart Way 1	NAP	NAP	NAP	NAP	NAP	NAP
4.004	Property		1	Cedargate Lancaster	NAP	NAP	NAP	NAP	NAP	NAP
4.005	Property		1	Amesbury	NAP	NAP	NAP	NAP	NAP	NAP
4.006	Property		1	Red Deer	NAP	NAP	NAP	NAP	NAP	NAP
4.007	Property		1	Olivewood	NAP	NAP	NAP	NAP	NAP	NAP
4.008	Property		1	Cherry Glen	NAP	NAP	NAP	NAP	NAP	NAP
4.009	Property		1	Plumwood	NAP	NAP	NAP	NAP	NAP	NAP
4.010	Property		1	Camelia Court	NAP	NAP	NAP	NAP	NAP	NAP
4.011	Property		1	Cedargate	NAP	NAP	NAP	NAP	NAP	NAP
4.012	Property		1	Millburn Court	NAP	NAP	NAP	NAP	NAP	NAP
4.013	Property		1	Rosewood Apartments	NAP	NAP	NAP	NAP	NAP	NAP
4.014	Property		1	Winthrop Court	NAP	NAP	NAP	NAP	NAP	NAP
4.015	Property		1	Annhurst	NAP	NAP	NAP	NAP	NAP	NAP
4.016	Property		1	Ashford Hills	NAP	NAP	NAP	NAP	NAP	NAP
4.017	Property		1	Harbinwood	NAP	NAP	NAP	NAP	NAP	NAP
4.018	Property		1	Willow Run - New Albany	NAP	NAP	NAP	NAP	NAP	NAP
4.019	Property		1	Parkville	NAP	NAP	NAP	NAP	NAP	NAP
4.020	Property		1	Applegate	NAP	NAP	NAP	NAP	NAP	NAP
4.021	Property		1	Stonehenge	NAP	NAP	NAP	NAP	NAP	NAP
4.022	Property		1	Meadowland	NAP	NAP	NAP	NAP	NAP	NAP
4.023	Property		1	Amberwood - Massillion	NAP	NAP	NAP	NAP	NAP	NAP
4.024	Property		1	Timberwood	NAP	NAP	NAP	NAP	NAP	NAP
4.025	Property		1	Sherbrook	NAP	NAP	NAP	NAP	NAP	NAP
4.026	Property		1	Stonehenge Apartments	NAP	NAP	NAP	NAP	NAP	NAP
4.027	Property		1	Oakley Woods	NAP	NAP	NAP	NAP	NAP	NAP
4.028	Property		1	Carriage Hill	NAP	NAP	NAP	NAP	NAP	NAP
4.029	Property		1	Barrington	NAP	NAP	NAP	NAP	NAP	NAP
4.030	Property		1	Andover Court	NAP	NAP	NAP	NAP	NAP	NAP
4.031	Property		1	Greenglen II	NAP	NAP	NAP	NAP	NAP	NAP
4.032	Property		1	Sandalwood	NAP	NAP	NAP	NAP	NAP	NAP
4.033	Property		1	Spicewood	NAP	NAP	NAP	NAP	NAP	NAP
4.034	Property		1	Meadowood - Mansfield	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	20, 21, 22, 23	4	Extra Space Self Storage Portfolio II	NAP	NAP	NAP	NAP	NAP	NAP
5.001	Property		1	Extra Space Miami	NAP	NAP	NAP	NAP	NAP	NAP
5.002	Property	24	1	Extra Space Stamford	NAP	NAP	NAP	NAP	NAP	NAP
5.003	Property		1	Extra Space St. Petersburg	NAP	NAP	NAP	NAP	NAP	NAP
5.004	Property		1	Extra Space Milton	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	25, 26, 27	1	CopperLeaf Apartments	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	9, 28, 29, 30	1	La Encantada	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	31	1	Courtside Apartments	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	32, 33, 34, 35	1	2250 59th Street	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan		1	Mission Village Shopping Center	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	36	1	Cicero Industrial	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	37, 38	1	Central Park Plaza	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	39	1	Capitol Square	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	40	2	Louisiana Industrial Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
14.001	Property		1	Talon Industrial Park	NAP	NAP	NAP	NAP	NAP	NAP
14.002	Property		1	Copperhead Industrial Park	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan		1	3101 West Military	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	41, 42, 43, 44	1	Oakmont Point	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	45, 46, 47, 48	1	380 Grove Street	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	49	1	403 South Raymond Avenue	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	50	1	Triangle Shopping Center	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	39	1	Babcock & Wilcox	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan		1	Material Control Systems Distribution Center	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan		1	Studios 180	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	51	2	Catawba Village and Vernon Market Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
23.001	Property		1	Catawba Village	NAP	NAP	NAP	NAP	NAP	NAP
23.002	Property		1	Vernon Market	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	39	1	Press Ganey HQ	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	52, 53	3	Madison Nostrand Grand Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
25.001	Property		1	702 Grand Street	NAP	NAP	NAP	NAP	NAP	NAP
25.002	Property		1	1513 Nostrand Avenue	NAP	NAP	NAP	NAP	NAP	NAP
25.003	Property		1	1028 Madison Street	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	39	1	201 & 213 W. Green Street Apartments	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	52	2	Countryside and Wood Valley MHP Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
27.001	Property		1	Countryside MHP	NAP	NAP	NAP	NAP	NAP	NAP
27.002	Property		1	Wood Valley MHP	NAP	NAP	NAP	NAP	NAP	NAP

 A-1-41

GSMS 2021-GSA3 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

28	Loan	52	2	San Diego Mixed Use	NAP	NAP	NAP	NAP	NAP	NAP
28.001	Property		1	636 C Street	NAP	NAP	NAP	NAP	NAP	NAP
28.002	Property		1	1130-1152 7th Avenue	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan		1	Townhomes on Mirror	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan		1	South Shore Marketplace	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan		1	Valli Hoffman Estates	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan		1	Mosley Townhomes	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	54, 55	1	1200 California Street	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	56	1	Kohl’s Morton	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	57	5	Ransford Wasik Multi Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
35.001	Property		1	Bells of Bavaria	NAP	NAP	NAP	NAP	NAP	NAP
35.002	Property		1	The Pines of Midland	NAP	NAP	NAP	NAP	NAP	NAP
35.003	Property		1	Guinn Place Townhomes	NAP	NAP	NAP	NAP	NAP	NAP
35.004	Property		1	Northwood Heights	NAP	NAP	NAP	NAP	NAP	NAP
35.005	Property		1	Meadow Walk Apartments	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan	58	1	96-18 63rd Drive	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan		1	Centennial Manor MHP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan		1	Kohl’s Warsaw	NAP	NAP	NAP	NAP	NAP	NAP
39	Loan	39	1	Town and Country	NAP	NAP	NAP	NAP	NAP	NAP

 A-1-42

Footnotes to Annex A-1

(1)	The Administrative Fee Rate % includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The Monthly Debt Service (P&I) and Annual Debt Service (P&I) ($) shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date or Anticipated Repayment Date.

(4)	Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Whole Loan Underwritten NCF DSCR (x) and Total Debt Underwritten NCF DSCR (x) is calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Leased Occupancy (%) reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease.

(7)	Property Located Within a Qualified Opportunity Zone (Y/N) reflects Mortgaged Properties that are located in qualified opportunity zones (“QOZs”) under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ.

(8)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field “Sources: Principal’s New Cash Contribution ($)” reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field “Sources: Principal’s New Cash Contribution ($)” reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(9)	The Mortgage Loan is part of a whole loan structure. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Underwritten NOI Debt Yield (%), Underwritten NCF Debt Yield (%) and Loan Per Unit ($) calculations are based on the Mortgage Loan and any related Pari Passu Companion Loans, if applicable, but exclude any related Subordinate Companion Loans.

(10)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the increase in rental rates from the lease renewals of both GSA - Dept. of Veterans Affairs and GSA - MedPAC, which combine for a total of approximately 68.2% of the net rentable area at the Mortgaged Property.

(11)	Under the terms of the related Mortgage Loan documents, the first payment date is the due date in February 2022, and the Original Interest-Only Period (Mos.), Remaining Interest-Only Period (Mos.), Original Term To Maturity / ARD (Mos.) and Remaining Term To Maturity / ARD (Mos.) are each 84 months. However, due to the fact that the related mortgage loan seller will contribute an initial interest deposit amount to the Issuing Entity on the Closing Date to cover an amount that represents one month’s interest that would have accrued with respect to the Mortgage Loan at the related interest rate with respect to a January 2022 payment date, such Mortgage Loan is being treated as having a first payment date on the due date in January 2022, and an Original Interest-Only Period (Mos.), Remaining Interest-Only Period (Mos.), Original Term To Maturity / ARD (Mos.) and Remaining Term To Maturity / ARD (Mos.) of 85 months.

(12)	The lockout period will be at least 24 payment dates beginning with and including the adjusted first payment date in January 2022 (see footnote immediately above). Defeasance of the 425 Eye Street Whole Loan in full is permitted on the first payment date following the earlier to occur of (i) December 7, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 24 payments is based on the expected GSMS 2021-GSA3 securitization closing date in December 2021. The actual lockout period may be longer.

(13)	The borrower is required to deposit into a TI/LC reserve, on a monthly basis, an amount equal to $1.00 times the aggregate number of rentable SF (initially estimated at approximately $47,689) when the amount in the TI/LC reserve is less than $1,850,000. If the debt service coverage ratio falls below 1.80x and is equal to or above 1.60x, the monthly payment to the TI/LC reserve will be increased to $1.75 per square foot per annum, subject to a cap of $4,550,000, until such time the Fountains on the Lake Mortgaged Property achieves a DSCR of at least 1.80x for one fiscal quarter after which the monthly payment and cap will be reduced to $1.00 per square foot per annum with a cap of $1,850,000 with funds in excess of the cap being returned to the borrower. If the DSCR falls below 1.60x, the monthly payment to the TI/LC reserve will be increased to $2.50 per square foot per annum and there will not be a cap on the amounts to be deposited in the TI/LC reserve until such time the Fountains on the Lake Mortgaged Property achieves a DSCR of at least 1.60x for one fiscal quarter after which the monthly amounts and cap will be reverted to $1.75 per square foot per annum and $4,550,000, respectively, until the Fountains on the Lake Mortgaged Property achieves a DSCR of at least 1.80x for one fiscal quarter, after which the monthly amounts and cap will be reduced to $1.00 per square foot per annum and $1,850,000, respectively.

(14)	The mortgage loan is part of a whole loan that was co-originated by Starwood Mortgage Capital LLC and Bank of Montreal.

 A-1-43

(15)	The Annual Debt Service ($), Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Whole Loan Underwritten NCF DSCR (x) and Total Debt Underwritten NCF DSCR (x) for the AMF Portfolio whole loan and AMF Portfolio total debt are calculated using the sum of the 12 whole loan principal and interest payments beginning with the November 6, 2028 payment based on the assumed principal and interest payment schedule set forth in Annex G. The AMF Portfolio total debt begins to amortize in December 2024 with all principal initially being allocated to the AMF Portfolio mezzanine loan which fully amortizes in October 2028. The AMF Portfolio mortgage loan commences amortization based on the assumed principal and interest payment schedule set forth in Annex G.

(16)	The Monthly Debt Service ($) and Pari Passu Companion Loan Monthly Debt Service ($) are calculated using the average of the 12 whole loan principal and interest payments beginning with the November 6, 2028 payment allocated as applicable based on the assumed principal and interest payment schedule set forth in Annex G.

(17)	Concurrently with the origination of the AMF Portfolio mortgage loan, a $13.0 million mezzanine loan was originated, secured by, among other things, the pledge of the direct equity interest in the AMF Portfolio borrowers. The AMF Portfolio mezzanine loan accrues interest based on a fixed schedule which varies by month with an interest rate of 6.67228249742403% per annum through the December 2024 payment. Beginning with the January 2025 payment, the interest rate increases throughout the term and fully amortizes in October 2028. The $13.0 million mezzanine loan is not included in the GSMS 2021-GSA3 securitization trust.

(18)	The borrower’s obligation to make monthly deposits equal to $82,475 into the replacement reserve account will be reduced by $300 per unit with respect to any individual mortgaged property released pursuant to the AMF Portfolio mortgage loan agreement.

(19)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of December 6, 2021. Defeasance of the AMF Portfolio Whole Loan in full is permitted on the earlier to occur of (i) December 6, 2024 and (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. For the purposes of the Preliminary Prospectus, the assumed lockout period of 25 months is based on the expected GSMS 2021-GSA3 securitization closing date in December 2021. The actual lockout period may be longer.

(20)	The borrower deposited $3,500,000 into an earnout reserve at origination. The Mortgage Loan documents provide that, in the absence of a default or event of default under the Mortgage Loan documents, the funds in the earnout reserve will be disbursed to the borrower within 15 days of a request by the borrower so long as the properties have achieved a debt yield equal to or greater than 7.75%. The borrower is not permitted to obtain a partial disbursement for less than $1,500,000. If the borrowers fail to obtain the release of all or any portion of the funds in the earnout reserve prior to October 1, 2024, the lender will apply the remaining balance of the earnout reserve to a partial prepayment or partial defeasance of the Mortgage Loan. The Cut-off Date LTV Ratio, LTV Ratio at Maturity, Debt Yield on Underwritten Net Operating Income, and Debt Yield on Underwritten Net Cash Flow of 30.4%, 30.4%, 8.0%, and 7.8% respectively, are calculated based on a Cut-off Date Balance net of the $3,500,000 earnout reserve. The Cut-off Date LTV Ratio, LTV Ratio at Maturity, Debt Yield on Underwritten Net Operating Income, and Debt Yield on Underwritten Net Cash Flow without netting the achievement reserve are 34.7%, 34.7%, 7.0%, and 6.9%, respectively.

(21)	The appraiser concluded an “as is” value for the portfolio of $82,200,000. The roll-up appraisal also concluded an aggregate “as stabilized” value including a premium for portfolio valuation of $92.45 million which assumes that three of the Extra Space Self Storage Portfolio II Properties reach respective stabilized occupancies between 90.0% to 92.0% between August 2022 and August 2023 as well as a portfolio premium of 50 basis points, valued at approximately $5,600,000.

(22)	Most Recent Expenses represent operating expenses from trailing twelve months ending August 31, 2021, due to the management and system transition in the acquisition.

(23)	The increase in Underwritten Net Operating Income from TTM 9/30/2021 Net Operating Income is primarily attributed to the increase in self-storage occupancy from 58.1% over the TTM period to 75.7% (on a SF basis) as of the September 30, 2021 rent roll. The Extra Space Miami Mortgaged Property, the Extra Space Milton Mortgaged Property, and the Extra Space St. Petersburg Mortgaged Property were recently constructed between 2019 and 2020. The Extra Space Stamford Mortgaged Property was built in 1978 and underwent a significant renovation in 2019. Given the recent constructions and renovations, the Extra Space Self Storage Portfolio II Mortgaged Properties have not yet reached stabilized occupancies.

(24)	The Extra Space Stamford Mortgaged Property is comprised of 36,048 SF of self-storage space and 1,380 SF of commercial space. Income from the self-storage space is approximately 85.3% of underwritten rent and income from the commercial space is approximately 14.7% of underwritten rent for the Extra Space Stamford Mortgaged Property.

(25)	The TI/LC Reserve monthly deposit will be an amount equal to $0.50 times the aggregate number of rentable SF of retail space (initially estimated at approximately $933) when the amount in the TI/LC reserve is less than $10,000. The monthly deposit is not in place at origination as the TI/LC Reserve Cap has been reached with the initial deposit.

(26)	The Copperleaf Apartments Mortgaged Property is comprised of 193,260 SF (168 units) of multifamily space and 22,400 SF of commercial space. Income from the multifamily space is approximately 86.5% of underwritten rent and income from the commercial space is approximately 13.5% of underwritten rent.

(27)	The CopperLeaf Apartments Mortgaged Property has 22,400 SF of retail space. Commercial income is approximately 13.5% of underwritten base rent.

 A-1-44

(28)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the fact that the most recent period reflects months impacted by the COVID-19 pandemic. In addition, the Underwritten Net Operating Income ($) includes rent steps, improved sales and new leases signed.

(29)	The Fourth Largest Tenant at the La Encantada Mortgaged Property, West Elm, has the right to terminate its lease if it does not achieve gross sales totaling at least $3,000,000 during its fifth lease year (February 2025 through January 2026) (the “Sales Measuring Period”) with notice to the landlord no later than 180 days after the end of the Sales Measuring Period.

(30)	On each payment date, if and to the extent the amount contained in the TI/LC reserve account is less than $1,000,000 (excluding lease termination payments), the borrowers are required to deposit into the TI/LC reserve account a Monthly TI/LC Reserve ($) amount equal to $20,500, unless the TI/LC reserve account is thereafter equal to $2,000,000 (excluding lease termination payments).

(31)	The borrower deposited $1,500,000 into an earnout reserve at origination. The Mortgage Loan documents provide that, in the absence of an event of default under the Mortgage Loan documents, the earnout reserve will be released to the borrower in one lump sum between June 1, 2022 and December 1, 2024 so long as the Courtside Apartments Mortgaged Property has achieved a debt yield equal to or greater than 8.00% for two consecutive calendar quarters. If the borrower fails to obtain the release of the funds in the earnout reserve prior to December 1, 2024, the lender may in its sole and absolute discretion apply the remaining balance of the earnout reserve to a partial prepayment of the Mortgage Loan. The Cut-off Date LTV Ratio, LTV Ratio at Maturity, Debt Yield on Underwritten Net Operating Income, and Debt Yield on Underwritten Net Cash Flow of 52.1%, 52.1%, 8.2%, and 8.1%, respectively, are calculated based on a Cut-off Date Balance net of the $1,500,000 earnout reserve. The Cut-off Date LTV Ratio, LTV Ratio at Maturity, Debt Yield on Underwritten Net Operating Income, and Debt Yield on Underwritten Net Cash Flow without netting the achievement reserve are 55.2%, 55.2%, 7.8%, and 7.6%, respectively.

(32)	The borrower deposited $3,000,000 into an earnout reserve at origination. The Mortgage Loan documents provide that in the absence of a default, event of default, and cash management period under the Mortgage Loan documents, and provided that the buildout areas have been completed and all three buildout tenants have taken occupancy of their respective spaces, are paying full contractual rent with no free rent or abatement period remaining, and lender has received clean estoppels from each such Buildout Tenant, $500,000 from the earnout reserve will be released once the 2250 59th Street Mortgaged Property has achieved a debt yield calculated as the trailing 12-month NOI divided by $20,500,000, equal to or greater than 7.65%. The remaining $2,500,000 of the earnout will be released once the 2250 59th Street Mortgaged Property has achieved a debt yield calculated as the trailing 12-month NOI divided by $23,000,000, equal to or greater than 7.65%. If the borrower fails to obtain the release of the funds in the earnout reserve prior to December 3, 2024, the lender will apply the remaining balance of the earnout reserve to a partial prepayment of the Mortgage Loan. The Cut-off Date LTV Ratio, LTV Ratio at Maturity, Debt Yield on Underwritten Net Operating Income, and Debt Yield on Underwritten Net Cash Flow of 59.9%, 59.9%, 8.1%, and 8.0%, respectively, are calculated based on a Cut-off Date Balance net of the $3,000,000 earnout reserve. The Cut-off Date LTV Ratio, LTV Ratio at Maturity, Debt Yield on Underwritten Net Operating Income, and Debt Yield on Underwritten Net Cash Flow without netting the achievement reserve are 68.9%, 68.9%, 7.1%, and 7.0%, respectively.

(33)	The 2250 59th Street Mortgaged Property is comprised of 38,933 SF of office space and 9,146 SF of commercial space. Income from the office space is approximately 92.6% of underwritten rent and income from the commercial space is approximately 7.4% of underwritten rent.

(34)	The 2250 59th Street Mortgaged Property benefits from a new 15-year ICAP that expires following the 2036/2037 tax year. The ICAP abates 100% of the increase in assessed value due to construction for the first 11 years, with the abatement phased out each year through the expiration in year 16. The NPV of the abatement is currently $3.3 million. The underwritten real estate taxes of $100,171 represents the average annual tax expense during the first 10 years of the ICAP abatement period.

(35)	The largest, second largest, third largest, and fifth largest tenant are separately affiliated with one or more of the equity investors in the 2250 59th Street Mortgage Property.

(36)	The TI/LC reserve is capped at an amount equal to (i) $450,000.00 unless and until Brad Foote Gear Works has renewed the Brad Foote Gear Works Lease, or its space has been re-leased, or (ii) $200,000 from and after such renewal of the Brad Foote Gear Works Lease, or re-leasing of the space leased pursuant to the Brad Foote Gear Works Lease.

(37)	The third largest tenant, O’Reilly Auto Parts, has signed its lease but not yet taken delivery of its space. O’Reilly Auto Parts rent commences 150 days after space is delivered. The borrower sponsor expects O’Reilly Auto Parts to take occupancy in April 2022, however we cannot assure you O’Reilly Auto Parts will take occupancy as expected or at all. The borrower and borrower sponsor have elected to become personally liable on a recourse basis for an amount equivalent to all amounts owed for outstanding TI/LCs and HVAC work related to the O’Reilly Auto Parts space ($190,000).

(38)	The third largest tenant, O’Reilly Auto Parts, has a termination option exercisable in March 2028, with 12 months’ notice and payment of unamortized leasing costs.

(39)	Each of the Capitol Square Mortgage Loan, Babcock & Wilcox Mortgage Loan, Press Ganey HQ Mortgage Loan, 201 & 213 W. Green Street Apartments Mortgage Loan, and Town and Country Mortgage Loan, for which Argentic Real Estate Finance LLC is the Mortgage Loan Seller, was originated by UBS AG, an unaffiliated third party.

 A-1-45

(40)	The sponsor provided a T-12 operating statement inclusive of both properties. T-12 expenses for the portfolio are reflected in the Most Recent Expenses for Talon Industrial Park.

(41)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the inclusion of the straight-line average of contractual rent step increments over the remainder of the investment-grade tenant’s lease term. In addition, the Underwritten Net Operating Income ($) includes rent steps, increased reimbursements (Ryan Companies’ lease commenced during the Most Recent NOI ($) period), and decreased payroll and common area expenses.

(42)	With respect to the Grace Period - Late Fee (Days), the Mortgage Loan documents provide the borrower with one, five-day grace period in any 12-month period for any payments due on a payment date (other than the payment due on the Maturity Date).

(43)	The largest tenant, JLL, leasing approximately 74.1% of the net rentable area at the Mortgaged Property, has the right to terminate its lease (i) with respect to its entire space, effective on September 1, 2027, with 12 months prior written notice or (ii) with respect to up to 10,000 square feet of its space, effective on September 1, 2025, with nine months prior written notice.

(44)	The related borrower sponsor, Ryan Companies US, Inc., leases approximately 17.2% of the net rentable area at the Mortgaged Property as office space for its real estate firm.

(45)	Ground lease rent increases 3.00% every five years. The next rental increase date is July 1, 2025.

(46)	The 380 Grove Street Mortgaged Property is comprised of 21,756 SF (39 units) of multifamily space and 7,119 SF of commercial space. Income from the multifamily space is approximately 81.7% of underwritten rent and income from the commercial space is approximately 18.3% of underwritten rent.

(47)	The 380 Grove Street Mortgaged Property is eligible for a 35-year, 421-a tax exemption. This benefit will give the 380 Grove Street Mortgaged Property a 100% exemption on the increase in assessed value attributable to construction for 25 years. The sponsor has completed all requirements in order to receive the tax exemption and is awaiting approval. To satisfy the exemption’s requirements, the borrower has reserved at least 30% of its apartments for households at the 130% Area Median Income level. The affordable apartments are subject to rent stabilization and affordability requirements as a result of receiving the 421-a benefits. The units not deemed affordable are market rate, provided that the units exceed the high-rent threshold of $2,817 per month. The unabated tax amount is $336,528 for the 2021/2022 tax year. The underwritten real estate taxes of $37,372 represents the average annual tax expense during the first 10 years of the 421-a tax abatement.

(48)	The 380 Grove Street Mortgaged Property has 7,119 SF of retail space. The space is 100% occupied by a single tenant, Zoom Care, with a March 2031 lease expiration. Commercial income is approximately 18.3% of underwritten rent.

(49)	The mortgaged property is comprised of 53,930 SF of office space and 32,923 SF of self storage space.

(50)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the fact that the most recent period reflects months impacted by the COVID-19 pandemic. In addition, the Underwritten Net Operating Income ($) includes rent steps and new leases signed.

(51)	The borrowers are required to deposit into the TI/LC reserve account a Monthly TI/LC Reserve ($) amount equal to (a) for the period from the first payment date through and including the payment date in November 2023, approximately $4,167, (b) for the period from the payment date in December 2023 through and including the payment date in November 2024, approximately $2,083, and (c) thereafter, approximately $8,287, if and to the extent that the balance in the TI/LC reserve account is less than $125,000.

(52)	Loan amounts are allocated to the Mortgaged Properties based upon appraised values.

(53)	The 1513 Nostrand Avenue and 702 Grand Street mortgaged properties were recently renovated and historical operating information was not available.

(54)	The largest tenant, Loma Linda University Faculty Medical Group, occupies 7,791 SF with a lease expiration date of May 31, 2023 and 1,963 SF with a lease expiration date of February 28, 2023.

(55)	When the TI/LC reserve is below the cap of $150,000, the borrower is required to deposit $3,931 on each monthly payment date until the reserve reaches the cap.

(56)	The Mortgaged Property is a leased fee. The ground lease expires on February 28, 2029 and has two, five-year extension options for a fully extended expiration date of February 28, 2039. Ground rent is currently $750,000 through February 28, 2024, will increase to $850,000 on February 29, 2024, and increases further every five years thereafter during the term.

(57)	For the Ransford Wasik Multi Portfolio Mortgage Loan, the appraisal did not provide the allocated appraised values for each Mortgaged Property in the portfolio. As Is Appraised Value is allocated based on the allocated loan amounts found in the loan agreement.

(58)	The mortgaged property is comprised of 7,450 SF of office space and 825 SF of retail space.

 A-1-46

ANNEX A-2

MORTGAGE POOL INFORMATION

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution of Loan Purpose

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Loan Purpose	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity / ARD (Mos)	LTV	LTV
Refinance	24	$349,300,000	55.9%	$14,554,167	2.42x	3.663%	113.4	56.8%	53.9%
Acquisition	13	242,403,398	38.8	$18,646,415	2.28x	3.724%	114.9	63.3%	59.3%
Recapitalization	2	33,400,000	5.3	$16,700,000	2.28x	3.590%	118.3	33.5%	33.5%
Total/Avg./Wtd.Avg.	39	$625,103,398	100.0%	$16,028,292	2.36x	3.683%	114.2	58.1%	54.9%

Distribution of Amortization Types(1)(2)

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Amortization Type	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity / ARD (Mos)	LTV	LTV
Interest Only	22	$357,880,000	57.3%	$16,267,273	2.62x	3.583%	110.4	56.7%	56.7%
Interest Only, Amortizing Balloon	9	189,600,000	30.3	$21,066,667	1.67x	3.889%	119.4	62.3%	55.9%
Amortizing (30 Years)	7	68,623,398	11.0	$9,803,343	2.67x	3.779%	118.9	54.5%	43.3%
Interest Only - ARD	1	9,000,000	1.4	$9,000,000	4.29x	2.593%	120.0	49.5%	49.5%
Total/Avg./Wtd.Avg.	39	$625,103,398	100.0%	$16,028,292	2.36x	3.683%	114.2	58.1%	54.9%

(1) All of the mortgage loans will have balloon payments at maturity date / ARD.
(2) Original partial interest only periods range from 12 to 82 months.

Distribution of Cut-off Date Balances

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
Range of Cut-off Date	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Balances ($)	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity / ARD (Mos)	LTV	LTV
3,300,000 - 4,999,999	6	$24,150,000	3.9%	$4,025,000	2.46x	4.005%	120.0	59.8%	53.9%
5,000,000 - 9,999,999	10	69,600,000	11.1	$6,960,000	2.46x	3.746%	119.7	58.1%	55.8%
10,000,000 - 14,999,999	9	113,273,398	18.1	$12,585,933	2.06x	3.758%	118.4	63.6%	56.8%
15,000,000 - 19,999,999	5	81,830,000	13.1	$16,366,000	3.27x	3.457%	107.3	50.4%	47.4%
20,000,000 - 49,999,999	7	214,700,000	34.3	$30,671,429	1.83x	3.863%	119.1	57.7%	56.2%
50,000,000 - 62,400,000	2	121,550,000	19.4	$60,775,000	2.88x	3.347%	102.0	58.3%	55.5%
Total/Avg./Wtd.Avg.	39	$625,103,398	100.0%	$16,028,292	2.36x	3.683%	114.2	58.1%	54.9%

Min	$3,300,000
Max	$62,400,000
Weighted Average	$16,028,292

A-2-1

Distribution of Underwritten NCF DSCR Ratios(1)(2)

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Range of Underwritten NCF DSCR (x)	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity / ARD (Mos)	LTV	LTV
1.21 - 1.60	6	$95,600,000	15.3%	$15,933,333	1.40x	3.944%	118.9	62.9%	56.9%
1.61 - 1.80	6	77,900,000	12.5	$12,983,333	1.68x	4.093%	119.7	62.5%	56.9%
1.81 - 2.00	6	97,773,398	15.6	$16,295,566	1.89x	3.861%	118.6	51.8%	45.9%
2.01 - 2.50	9	163,580,000	26.2	$18,175,556	2.09x	3.881%	113.3	63.1%	61.0%
2.51 - 3.00	4	44,200,000	7.1	$11,050,000	2.74x	3.481%	118.8	55.9%	55.9%
3.01 - 4.00	5	117,150,000	18.7	$23,430,000	3.56x	3.050%	101.2	56.2%	56.2%
4.01 - 5.59	3	28,900,000	4.6	$9,633,333	5.02x	2.872%	120.0	34.0%	31.6%
Total/Avg./Wtd.Avg.	39	$625,103,398	100.0%	$16,028,292	2.36x	3.683%	114.2	58.1%	54.9%

Min	1.21x
Max	5.59x
Weighted Average	2.36x

(1) Unless otherwise indicated, the Underwritten Debt Service Coverage Ratio for each mortgage loan is calculated by dividing the Underwritten Net Cash Flow from the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment.
(2) With respect to the AMF Portfolio Mortgage Loan (6.1%), the Annual Debt Service is calculated based on the sum of the first 12 principal and interest payments beginning with the November 2028 payment based on the assumed principal and interest payment schedule set forth on Annex G.

Distribution of Mortgage Interest Rates

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
Range of Mortgage	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Interest Rates (%)	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity / ARD (Mos)	LTV	LTV
2.593 - 3.000	3	$86,400,000	13.8%	$28,800,000	4.06x	2.891%	94.7	49.5%	48.7%
3.001 - 3.500	6	89,200,000	14.3	$14,866,667	3.25x	3.252%	119.2	55.5%	55.5%
3.501 - 3.750	7	108,750,000	17.4	$15,535,714	1.81x	3.666%	118.3	52.8%	49.9%
3.751 - 4.000	12	224,789,089	36.0	$18,732,424	1.99x	3.873%	119.5	62.5%	57.6%
4.001 - 4.250	7	73,464,309	11.8	$10,494,901	1.81x	4.188%	105.5	61.3%	58.1%
4.251 - 4.520	4	42,500,000	6.8	$10,625,000	1.38x	4.363%	120.0	65.5%	58.7%
Total/Avg./Wtd.Avg.	39	$625,103,398	100.0%	$16,028,292	2.36x	3.683%	114.2	58.1%	54.9%

Min	2.593%
Max	4.520%
Weighted Average	3.683%

A-2-2

Distribution of Cut-off Date LTV Ratios(1)

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Range of Cut-off DateLTV Ratios (%)	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity / ARD (Mos)	LTV	LTV
18.9 - 50.0	5	$78,700,000	12.6%	$15,740,000	3.40x	3.212%	119.3	36.6%	35.7%
50.1 - 55.0	7	77,050,000	12.3	$11,007,143	2.50x	3.752%	119.7	53.2%	52.3%
55.1 - 60.0	8	198,900,000	31.8	$24,862,500	2.54x	3.549%	108.4	58.4%	55.7%
60.1 - 65.0	12	148,395,966	23.7	$12,366,330	2.02x	3.806%	112.3	62.7%	58.6%
65.1 - 70.0	4	91,950,000	14.7	$22,987,500	1.74x	4.038%	119.5	67.5%	63.8%
70.1 - 74.6	3	30,107,432	4.8	$10,035,811	1.72x	3.929%	118.7	73.0%	60.3%
Total/Avg./Wtd.Avg.	39	$625,103,398	100.0%	$16,028,292	2.36x	3.683%	114.2	58.1%	54.9%

Min	18.9%
Max	74.6%
Weighted Average	58.1%

(1) With respect to three mortgage loans representing 12.5% of the initial pool balance, the respective Cut-off Date LTV Ratios were calculated based upon a valuation other than an “as-is” appraised value of each related mortgaged property or the cut-off date principal balance of a mortgage loan less a reserve taken at origination. The weighted average Cut-off Date LTV Ratio for the mortgage pool without making such adjustments is 58.7%.

Distribution of Maturity Date / ARD LTV Ratios(1)

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Range of Maturity Date / ARD LTV Ratios (%)	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity / ARD (Mos)	LTV	LTV
14.4 - 40.0	2	$43,500,000	7.0%	$21,750,000	3.15x	3.358%	118.7	26.4%	24.9%
40.1 - 50.0	9	87,684,309	14.0	$9,742,701	2.50x	3.646%	118.9	54.1%	49.0%
50.1 - 55.0	9	150,681,657	24.1	$16,742,406	2.26x	3.772%	119.8	57.9%	53.3%
55.1 - 60.0	7	177,007,432	28.3	$25,286,776	2.51x	3.472%	107.0	60.2%	57.5%
60.1 - 65.0	10	116,780,000	18.7	$11,678,000	1.99x	3.942%	110.9	65.4%	62.7%
65.1 - 68.4	2	49,450,000	7.9	$24,725,000	2.07x	3.908%	119.0	68.4%	68.4%
Total/Avg./Wtd.Avg.	39	$625,103,398	100.0%	$16,028,292	2.36x	3.683%	114.2	58.1%	54.9%

Min	14.4%
Max	68.4%
Weighted Average	54.9%

(1) With respect to three mortgage loans representing 12.5% of the initial pool balance, the respective Maturity Date LTV Ratios were calculated based upon a valuation other than an “as-is” appraised value of each related mortgaged property or the cut-off date principal balance of a mortgage loan less a reserve taken at origination. The weighted average Maturity Date LTV Ratio for the mortgage pool without making such adjustments is 55.5%.

A-2-3

Distribution of Original Terms to Maturity / ARD(1)(2)(3)

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
Original	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Terms to Maturity / ARD (Mos)	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity / ARD (Mos)	LTV	LTV
60	1	$16,730,000	2.7%	$16,730,000	2.04x	4.250%	59.0	62.0%	62.0%
85	1	62,400,000	10.0	$62,400,000	3.66x	2.941%	85.0	56.8%	56.8%
120	37	545,973,398	87.3	$14,756,038	2.22x	3.751%	119.3	58.1%	54.4%
Total/Avg./Wtd.Avg.	39	$625,103,398	100.0%	$16,028,292	2.36x	3.683%	114.2	58.1%	54.9%

Min	60 months
Max	120 months
Weighted Average	115 months

(1) All of the mortgage loans will have balloon payments at maturity date / ARD.
(2) With respect to one mortgage loan, representing approximately 1.4% of the initial pool balance, each mortgage loan has an anticipated repayment date and, unless otherwise indicated, is presented as if it matured on its anticipated repayment date.
(3) With respect to one mortgage loan, representing approximately 9.98% of the initial pool balance, the initial due date for such mortgage loan occurs after January 2022.
On the Closing Date, the related mortgage loan seller(s) will contribute an initial interest deposit amount to the issuing entity to cover an amount that represents one month’s interest that would have accrued with respect to each such mortgage loan at the related interest rate with respect to the assumed January 2022 payment date

Distribution of Remaining Terms to Maturity / ARD(1)(2)(3)

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
Range of Remaining	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Terms to Maturity / ARD (Mos)	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity / ARD (Mos)	LTV	LTV
59 - 84	1	$16,730,000	2.7%	$16,730,000	2.04x	4.250%	59.0	62.0%	62.0%
85 - 119	15	311,873,398	49.9	$20,791,560	2.36x	3.570%	111.7	58.9%	56.1%
120	23	296,500,000	47.4	$12,891,304	2.38x	3.770%	120.0	56.9%	53.2%
Total/Avg./Wtd.Avg.	39	$625,103,398	100.0%	$16,028,292	2.36x	3.683%	114.2	58.1%	54.9%

Min	59 months
Max	120 months
Weighted Average	114 months

(1) All of the mortgage loans will have balloon payments at maturity date / ARD.
(2) With respect to one mortgage loan, representing approximately 1.4% of the initial pool balance, each mortgage loan has an anticipated repayment date and, unless otherwise indicated, is presented as if it matured on its anticipated repayment date.
(3) With respect to one mortgage loan, representing approximately 9.98% of the initial pool balance, the initial due date for such mortgage loan occurs after January 2022.
On the Closing Date, the related mortgage loan seller(s) will contribute an initial interest deposit amount to the issuing entity to cover an amount that represents one month’s interest that would have accrued with respect to each such mortgage loan at the related interest rate with respect to the assumed January 2022 payment date

A-2-4

Distribution of Original Amortization Terms(1)

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
Original Amortization	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Terms (Mos)	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity / ARD (Mos)	LTV	LTV
Interest Only	23	$366,880,000	58.7%	$15,951,304	2.66x	3.559%	110.7	56.5%	56.5%
360	16	258,223,398	41.3	$16,138,962	1.93x	3.859%	119.3	60.2%	52.5%
Total/Avg./Wtd.Avg.	39	$625,103,398	100.0%	$16,028,292	2.36x	3.683%	114.2	58.1%	54.9%

Min	360 months
Max	360 months
Weighted Average	360 months

(1) With respect to one mortgage loan, representing approximately 9.98% of the initial pool balance, the initial due date for such mortgage loan occurs after January 2022.
On the Closing Date, the related mortgage loan seller(s) will contribute an initial interest deposit amount to the issuing entity to cover an amount that represents one month’s interest that would have accrued with respect to each such mortgage loan at the related interest rate with respect to the assumed January 2022 payment date

Distribution of Remaining Amortization Terms(1)

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
Range of Remaining Amortization	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Terms (Mos)	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity / ARD (Mos)	LTV	LTV
Interest Only	23	$366,880,000	58.7%	$15,951,304	2.66x	3.559%	110.7	56.5%	56.5%
357 - 359	3	38,823,398	6.2	$12,941,133	1.91x	3.924%	118.0	66.4%	52.7%
360	13	219,400,000	35.1	$16,876,923	1.94x	3.848%	119.5	59.1%	52.5%
Total/Avg./Wtd.Avg.	39	$625,103,398	100.0%	$16,028,292	2.36x	3.683%	114.2	58.1%	54.9%

Min	357 months
Max	360 months
Weighted Average	360 months

(1) With respect to one mortgage loan, representing approximately 9.98% of the initial pool balance, the initial due date for such mortgage loan occurs after January 2022.
On the Closing Date, the related mortgage loan seller(s) will contribute an initial interest deposit amount to the issuing entity to cover an amount that represents one month’s interest that would have accrued with respect to each such mortgage loan at the related interest rate with respect to the assumed January 2022 payment date

A-2-5

Distribution of Original Partial Interest Only Periods(1)

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
Original Partial Interest Only	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Periods (Mos)	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity / ARD (Mos)	LTV	LTV
12	1	$15,000,000	2.4%	$15,000,000	1.65x	3.955%	120.0	66.4%	54.3%
24	1	$4,550,000	0.7%	$4,550,000	1.36x	4.340%	120.0	74.6%	63.4%
36	2	$19,550,000	3.1%	$9,775,000	1.58x	3.857%	119.4	68.9%	59.5%
60	4	$112,500,000	18.0%	$28,125,000	1.75x	3.922%	119.4	60.4%	54.8%
82	1	$38,000,000	6.1%	$38,000,000	1.51x	3.724%	119.0	61.3%	56.9%

(1) With respect to one mortgage loan, representing approximately 9.98% of the initial pool balance, the initial due date for such mortgage loan occurs after January 2022.
On the Closing Date, the related mortgage loan seller(s) will contribute an initial interest deposit amount to the issuing entity to cover an amount that represents one month’s interest that would have accrued with respect to each such mortgage loan at the related interest rate with respect to the assumed January 2022 payment date

Distribution of Prepayment Provisions

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Prepayment Provisions	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity / ARD (Mos)	LTV	LTV
Defeasance	35	$574,903,398	92.0%	$16,425,811	2.26x	3.711%	113.7	59.3%	56.1%
Yield Maintenance	4	50,200,000	8.0	$12,550,000	3.55x	3.366%	119.7	43.8%	41.1%
Total/Avg./Wtd.Avg.	39	$625,103,398	100.0%	$16,028,292	2.36x	3.683%	114.2	58.1%	54.9%

A-2-6

Distribution of Underwritten NOI Debt Yields(1)

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Range of Underwritten NOI Debt Yields (%)	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity / ARD (Mos)	LTV	LTV
6.9 - 8.0	4	$78,000,000	12.5%	$19,500,000	1.53x	3.938%	118.3	51.3%	48.4%
8.1 - 9.0	7	123,650,000	19.8	$17,664,286	1.87x	3.984%	119.6	62.6%	61.5%
9.1 - 10.0	9	123,480,000	19.8	$13,720,000	2.03x	3.771%	110.6	61.9%	59.3%
10.1 - 11.0	7	120,107,432	19.2	$17,158,205	2.85x	3.374%	101.6	59.3%	55.0%
11.1 - 13.0	10	159,965,966	25.6	$15,996,597	2.66x	3.575%	119.6	57.9%	53.3%
13.1 - 29.5	2	19,900,000	3.2	$9,950,000	5.36x	2.998%	120.0	27.0%	23.6%
Total/Avg./Wtd.Avg.	39	$625,103,398	100.0%	$16,028,292	2.36x	3.683%	114.2	58.1%	54.9%

Min	6.9%
Max	29.5%
Weighted Average	10.5%

(1) With respect three mortgage loans, representing approximately 12.5% of the initial pool balance, the respective Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF were calculated using the Cut-off Date principal balance of the mortgage loan less a holdback taken at origination. The weighted average Debt Yield on Underwritten NOI and the weighted average Debt Yield on Underwritten NCF of the mortgage pool without adjustments is 10.4% and 9.9% respectively.

Distribution of Underwritten NCF Debt Yields(1)

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Range of Underwritten NCF Debt Yields (%)	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity / ARD (Mos)	LTV	LTV
6.8 - 8.0	7	$156,500,000	25.0%	$22,357,143	1.73x	3.958%	118.9	58.3%	56.8%
8.1 - 9.0	7	77,480,000	12.4	$11,068,571	1.92x	3.988%	106.5	60.0%	57.7%
9.1 - 10.0	8	113,850,000	18.2	$14,231,250	2.01x	3.718%	119.0	61.3%	57.3%
10.1 - 11.0	9	147,491,741	23.6	$16,387,971	2.94x	3.392%	104.6	59.1%	55.3%
11.1 - 12.0	6	109,881,657	17.6	$18,313,609	2.62x	3.555%	119.9	57.3%	52.7%
12.1 - 27.8	2	19,900,000	3.2	$9,950,000	5.36x	2.998%	120.0	27.0%	23.6%
Total/Avg./Wtd.Avg.	39	$625,103,398	100.0%	$16,028,292	2.36x	3.683%	114.2	58.1%	54.9%

Min	6.8%
Max	27.8%
Weighted Average	10.0%

(1) With respect three mortgage loans, representing approximately 12.5% of the initial pool balance, the respective Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF were calculated using the Cut-off Date principal balance of the mortgage loan less a holdback taken at origination. The weighted average Debt Yield on Underwritten NOI and the weighted average Debt Yield on Underwritten NCF of the mortgage pool without adjustments is 10.4% and 9.9% respectively.

A-2-7

Distribution of Lockbox Types

			Percentage of
	Number of		Aggregate
	Mortgage	Cut-off Date	Cut-off Date
Lockbox Type	Loans	Balance	Balance
Hard	18	$384,653,398	61.5%
Soft	7	121,500,000	19.4
Springing	12	94,600,000	15.1
Hard (Office); Springing (Self Storage)	1	12,850,000	2.1
None	1	11,500,000	1.8
Total	39	$625,103,398	100.0%

Distribution of Escrows

			Percentage of
	Number of		Aggregate
	Mortgage	Cut-off Date	Cut-off Date
Escrow Type	Loans	Balance	Balance
Replacement Reserves(1)	30	$474,969,089	76.0%
Real Estate Tax	30	$484,469,089	77.5%
TI/LC(2)(3)	16	$345,219,089	82.0%
Insurance	29	$453,489,089	72.5%

(1) Includes mortgage loans with FF&E reserves.
(2) Percentage of total retail, office, mixed use and industrial properties only.
(3) The Copperleaf Apartments Mortgage Loan (4.4%) and the Valli Hoffman Estates Mortgage Loan (0.9%) have either upfront or ongoing required TILC reserves, but have been excluded from the TILC calculation.

A-2-8

Distribution of Property Types

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
	Mortgaged	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Property Types	Properties	Balance(1)	Balance	Balance	Ratio(2)	Interest Rate(2)	Maturity / ARD (Mos)(2)	LTV(2)	LTV(2)
Retail	11	$171,908,523	27.5%	$15,628,048	2.76x	3.536%	119.5	55.3%	50.8%
Anchored	8	159,481,657	25.5	$19,935,207	2.80x	3.492%	119.4	55.2%	50.9%
Shadow Anchored	1	5,750,000	0.9	$5,750,000	2.86x	3.870%	120.0	52.8%	52.8%
Single Tenant	1	3,750,000	0.6	$3,750,000	1.90x	4.120%	120.0	60.1%	47.9%
Unanchored	1	2,926,866	0.5	$2,926,866	1.72x	4.520%	120.0	58.7%	47.4%
Office	6	$158,050,000	25.3%	$26,341,667	2.89x	3.416%	105.9	60.8%	60.8%
Urban	1	62,400,000	10.0	$62,400,000	3.66x	2.941%	85.0	56.8%	56.8%
R&D	1	44,000,000	7.0	$44,000,000	2.02x	3.913%	119.0	68.4%	68.4%
Suburban	3	28,650,000	4.6	$9,550,000	3.57x	3.056%	120.0	58.7%	58.7%
CBD	1	23,000,000	3.7	$23,000,000	1.64x	4.200%	120.0	59.9%	59.9%
Multifamily	50	$154,873,134	24.8%	$3,097,463	1.61x	3.967%	119.2	60.7%	57.0%
Garden	43	103,200,000	16.5	$2,400,000	1.47x	3.918%	119.0	63.1%	58.0%
Low Rise	4	35,700,000	5.7	$8,925,000	1.83x	4.014%	119.7	55.3%	55.3%
Townhomes	2	11,750,000	1.9	$5,875,000	2.17x	4.054%	119.4	57.2%	57.2%
Mid Rise	1	4,223,134	0.7	$4,223,134	1.72x	4.520%	120.0	58.7%	47.4%
Industrial	6	$69,921,741	11.2%	$11,653,623	1.96x	3.959%	104.1	65.5%	57.7%
Manufacturing	2	28,564,309	4.6	$14,282,154	1.97x	4.229%	83.0	61.5%	56.5%
Warehouse/Distribution	2	26,357,432	4.2	$13,178,716	2.12x	3.669%	118.0	69.3%	60.8%
Warehouse	2	15,000,000	2.4	$7,500,000	1.65x	3.955%	120.0	66.4%	54.3%
Mixed Use	3	$24,380,000	3.9%	$8,126,667	1.78x	3.881%	119.4	47.9%	43.3%
Office/Self Storage	1	12,850,000	2.1	$12,850,000	1.80x	3.945%	120.0	54.7%	49.6%
Self Storage/Retail	1	7,630,000	1.2	$7,630,000	1.87x	3.620%	118.0	30.4%	30.4%
Office/Retail	1	3,900,000	0.6	$3,900,000	1.53x	4.180%	120.0	60.0%	48.0%
Self Storage	4	$24,170,000	3.9%	$6,042,500	1.90x	3.730%	118.3	34.2%	34.2%
Self Storage	4	24,170,000	3.9	$6,042,500	1.90x	3.730%	118.3	34.2%	34.2%
Manufactured Housing	3	$11,450,000	1.8%	$3,816,667	2.76x	3.567%	120.0	50.8%	50.8%
Manufactured Housing	3	11,450,000	1.8	$3,816,667	2.76x	3.567%	120.0	50.8%	50.8%
Other	2	$10,350,000	1.7%	$5,175,000	3.48x	3.654%	119.5	60.3%	60.3%
Leased Fee	2	10,350,000	1.7	$5,175,000	3.48x	3.654%	119.5	60.3%	60.3%
Total/Avg./Wtd.Avg.	85	$625,103,398	100.0%	$7,354,158	2.36x	3.683%	114.2	58.1%	54.9%

(1) Calculated based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.
(2) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

A-2-9

Geographic Distribution

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
Geographic Distribution	Mortgaged	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Property Location	Properties	Balance(1)	Balance	Balance	Ratio(2)	Interest Rate(2)	Maturity / ARD (Mos)(2)	LTV(2)	LTV(2)
Texas	6	$103,639,089	16.6%	$17,273,182	2.08x	3.820%	119.5	61.5%	54.5%
California	7	102,650,000	16.4	$14,664,286	2.87x	3.630%	119.6	54.8%	52.7%
District of Columbia	1	62,400,000	10.0	$62,400,000	3.66x	2.941%	85.0	56.8%	56.8%
New York	6	48,900,000	7.8	$8,150,000	1.57x	4.053%	118.5	59.6%	57.2%
Illinois	4	45,330,000	7.3	$11,332,500	2.38x	3.763%	97.4	63.8%	62.1%
Ohio	20	35,123,730	5.6	$1,756,187	1.76x	3.882%	118.4	60.3%	53.8%
Pennsylvania	2	32,400,000	5.2	$16,200,000	1.73x	4.181%	120.0	64.4%	59.5%
Indiana	11	27,150,073	4.3	$2,468,188	2.70x	3.365%	119.6	55.2%	51.9%
Arizona	1	27,000,000	4.3	$27,000,000	2.70x	3.361%	118.0	58.7%	58.7%
Utah	1	26,700,000	4.3	$26,700,000	1.89x	3.990%	120.0	52.1%	52.1%
Florida	3	18,470,000	3.0	$6,156,667	1.91x	3.764%	118.4	35.3%	35.3%
Colorado	1	16,600,000	2.7	$16,600,000	3.31x	3.200%	119.0	54.6%	54.6%
Louisiana	2	15,000,000	2.4	$7,500,000	1.65x	3.955%	120.0	66.4%	54.3%
Georgia	9	14,400,249	2.3	$1,600,028	1.65x	3.683%	118.6	49.1%	46.4%
Iowa	1	11,700,000	1.9	$11,700,000	2.41x	3.530%	118.0	64.9%	64.9%
Kentucky	1	11,500,000	1.8	$11,500,000	2.07x	3.786%	120.0	63.7%	63.7%
North Carolina	2	10,900,000	1.7	$5,450,000	1.64x	3.958%	119.0	72.4%	62.6%
Connecticut	1	7,630,000	1.2	$7,630,000	1.87x	3.620%	118.0	30.4%	30.4%
Michigan	6	7,610,256	1.2	$1,268,376	1.92x	4.002%	120.0	64.5%	57.8%
Total/Avg./Wtd.Avg.	85	$625,103,398	100.0%	$7,354,158	2.36x	3.683%	114.2	58.1%	54.9%

(1) Calculated based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.
(2) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

A-2-10

ANNEX A-3

DESCRIPTION OF THE TOP 15 MORTGAGE LOANS

A-3-1

425 EYE STREET

A-3-2

425 EYE STREET

425 Eye Street
425 I Street Northwest
Washington, D.C. 20001
Washington, D.C.
Gaithersburg
Rockville
White Oak
Silver Spring
Bethesda
Sterling
Herndon
Reston
McLean
Tysons
Vienna
Chantilly
Arlington
Fairfax
Annandale
Alexandria
Centreville
Springfield
National Harbor
Fort Hunt
Pohick
ECKINGTON
TRUXTON CIRCLE
NOMA
CAPITOL HILL
Walter E. Washington Convention Center
Mount Vernon Square
National Portrait Gallery
Capital One Arena
Union Station
Columbus Circle
J Edgar Hoover FBI Building
US Dept of Justice
National Archives
US Dept of Labor
National Museum of Natural History
National Gallery of Art
Judiciary Square
Capitol Reflecting Pool
The National Mall
United States Capitol
United States Supreme Court
Station Place III
Station Place
New York Avenue
Massachusetts Avenue
Pennsylvania Avenue
Constitution Avenue
Louisiana Avenue
New Jersey Avenue
Rhode Island Avenue
Florida Avenue
K Street
H Street
G Street NW
E Street NW
395

A-3-3

425 EYE STREET

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller		GSMC
Location (City/State)	Washington, DC		Cut-off Date Principal Balance(2)		$62,400,000
Property Type	Office		Cut-off Date Principal Balance per SF(1)		$272.82
Size (SF)	374,667		Percentage of Initial Pool Balance		9.98%
Total Occupancy as of 9/1/2021	76.7%		Number of Related Mortgage Loans		None
Owned Occupancy as of 9/1/2021	76.7%		Type of Security		Fee
Year Built / Latest Renovation	1973 / 2010, 2018		Mortgage Rate		2.94100%
Appraised Value	$180,000,000		Original Term to Maturity (Months)(3)		85
			Original Amortization Term (Months)		NAP
			Original Interest Only Period (Months)(3)		85

Underwritten Revenues	$17,176,846
Underwritten Expenses	$5,955,471		Escrows(4)
Underwritten Net Operating Income (NOI)	$11,221,375			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$11,146,442		Taxes	$0	Springing
Cut-off Date LTV Ratio(1)(2)	56.8%		Insurance	$0	Springing
Maturity Date LTV Ratio(1)(2)	56.8%		Replacement Reserve	$0	Springing
DSCR Based on Underwritten NOI / NCF(1)	3.68x / 3.66x		TI/LC	$2,500,000	Springing
Debt Yield Based on Underwritten NOI / NCF(1)	11.0% / 10.9%		Other(5)	$608,339	$0

Sources and Uses
Sources	$	%	Uses	$	%
Whole Loan Amount	$102,218,000	100.0%	Loan Payoff	$89,046,203	87.1%
			Principal Equity Distribution	9,649,505	9.4
			Reserves	3,108,339	3.0
			Origination Costs	413,953	0.4
Total Sources	$102,218,000	100.0%	Total Uses	$102,218,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the 425 Eye Street Whole Loan (as defined below). See “—The Mortgage Loan” below.

(2)	The Cut-off Date Balance of $62,400,000 represents the 425 Eye Street Loan (as defined below), which is part of the 425 Eye Street Whole Loan.

(3)	The first payment date for the 425 Eye Street Whole Loan is February 6, 2022. On the Closing Date, GSMC will deposit sufficient funds to pay the amount of interest that would be due with respect to the January 2022 payment on the certificates. Original Term to Maturity (Months), Original Interest Only Period (Months) and prepayment provisions are inclusive of the additional January 2022 interest-only payment to be funded on the Closing Date.

(4)	See “—Escrows” below.

(5)	Other Reserves consist of an upfront reserve of $608,339 for unfunded obligations. See “—Escrows” below.

■	The Mortgage Loan. The 425 Eye Street mortgage loan (the “425 Eye Street Loan”) is part of a whole loan (the “425 Eye Street Whole Loan”) consisting of two pari passu promissory notes with an aggregate original principal balance of $102,218,000 and is secured by a first deed of trust encumbering the borrower’s fee interest in an urban office property located in Washington, DC (the “425 Eye Street Property”). The 425 Eye Street Loan, which will be included in the GSMS 2021-GSA3 transaction, is evidenced by the controlling note A-1 with an outstanding principal balance as of the Cut-off Date of $62,400,000 and represents approximately 9.98% of the Initial Pool Balance.

The 425 Eye Street Whole Loan was originated by Goldman Sachs Bank USA on December 7, 2021. The 425 Eye Street Whole Loan has a 7-year interest-only term and accrues interest at a fixed rate of 2.94100% per annum. The 425 Eye Street Whole Loan proceeds were used to refinance existing debt on the 425 Eye Street Property, return equity to the borrower sponsor and/or its direct and/or indirect owners, fund upfront reserves and pay origination costs.

The 425 Eye Street Whole Loan had an initial term of 85 months and has a remaining term of 85 months as of the Cut-off Date. The scheduled maturity date of the 425 Eye Street Whole Loan is January 6, 2029. Voluntary prepayment of the 425 Eye Street Whole Loan in whole (but not in part) is permitted on or after July 6, 2028 without payment of any prepayment premium. Defeasance of the 425 Eye Street Whole Loan in whole (but not in part) is permitted at any time after the earlier of (i) December 7, 2024 and (ii) the second anniversary of the date on which the entire 425 Eye Street Whole Loan has been securitized.

The table below summarizes the promissory notes that comprise the 425 Eye Street Whole Loan. The relationship between the holders of the 425 Eye Street Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus.

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	62,400,000	62,400,000	GSMS 2021-GSA3	Yes(1)
A-2	39,818,000	39,818,000	Goldman Sachs Bank USA	No
Total	$102,218,000	$102,218,000

(1)	The 425 Eye Street Whole Loan is serviced pursuant to the pooling and servicing agreement for the GSMS 2021-GSA3 securitization and the controlling Note A-1.

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425 EYE STREET

■	The Mortgaged Property. The 425 Eye Street Property is a seven-story Class A office building totaling 374,667 SF located in Washington, DC. The 425 Eye Street Property was built in 1973 and subsequently renovated in 2010 and 2018. Situated on 1.27 acres, the 425 Eye Street Property provides 261 parking spaces within a subgrade parking garage, resulting in a parking ratio of 0.70 per 1,000 SF of net rentable area. As of September 1, 2021, the 425 Eye Street Property was 76.7% occupied by nine different tenants, and other than GSA - Dept. of Veterans Affairs, no tenant occupies more than 3.8% of NRA or 4.7% of underwritten base rent.

Major Tenants.

The largest tenant by underwritten base rent at the 425 Eye Property, GSA - Dept. of Veterans Affairs (64.4% of NRA; 87.0% of underwritten base rent) occupies 241,398 SF. GSA - Dept. of Veterans Affairs has been a tenant of the 425 Eye Street Property since June 7, 2011, has a lease expiration date of June 6, 2026 and has no renewal options and no termination options in their lease. GSA - Dept. of Veterans Affairs is the largest integrated health care network in the United States, with approximately 1,255 health care facilities serving approximately 9 million veterans of the United States Armed Forces each year. GSA - Dept. of Veterans Affairs helps veterans of the United States Armed Forces earn a variety of benefits to help them transition out of military service, and assists with providing benefits such as health care, education, home loans and life insurance.

The second largest tenant by underwritten base rent at the 425 Eye Property, GSA - MedPAC (3.8% of NRA; 4.7% of underwritten base rent) occupies 14,312 SF. GSA – MedPAC, which is short for the GSA - Medicare Payment Advisory Commission, has been a tenant of the 425 Eye Street Property since August 1, 2012, has a lease expiration date of August 7, 2037 and has no renewal options and no termination options in their lease. GSA - MedPAC is an independent congressional agency established by the Balanced Budget Act of 1997 (P.L. 105-33) to advise the U.S. Congress on issues affecting the Medicare program. In addition to advising the Congress on payments to private health plans participating in Medicare and providers in Medicare’s traditional fee-for-service program, GSA - MedPAC provides information on access to care, quality of care, and other issues affecting Medicare.

The third largest tenant by underwritten base rent at the 425 Eye Property, Turkish Table, d/b/a Ottoman Taverna (2.1% of NRA; 2.3% of underwritten base rent), occupies 7,951 SF. Ottoman Taverna has been a tenant of the 425 Street Property since October 21, 2014 and has a lease expiration date of July 20, 2026 with two, five-year extension options. Ottoman Taverna is a Turkish restaurant with a Mediterranean influence that pays tributes to the rich culture of the historic Ottoman Empire.

COVID-19 Update. As of December 7, 2021, the 425 Eye Street Whole Loan is not subject to any modification or forbearance requests. As of December 1, 2021, the 425 Eye Street Property is open and operating. One tenant, Orangetheory Fitness, representing 1.2% of the UW Base Rent, pays a percentage of rent in lieu of its contractual rent due to the impact of the pandemic on its operations. Rent collections for the 425 Eye Street Property were at least approximately 95% of UW Base Rent for October and November 2021, respectively. In addition, the November 2021 debt service payment was made. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect Performance of the Mortgage Loans” in the Prospectus.

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425 EYE STREET

The following table presents certain information relating to the tenants at the 425 Eye Street Property:

Nine Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Tenant Category	Renewal / Extension Options
GSA - Dept. of Veterans Affairs	NR / NR / NR	241,398	64.4%	$11,905,080	87.0%	$49.32	6/6/2026	GSA	None
GSA - MedPAC	NR / NR / NR	14,312	3.8	641,637	4.7	44.83	8/7/2037	GSA	None
Turkish Table	NR / NR / NR	7,951	2.1	316,302	2.3	39.78	7/20/2026	Retail	2, 5-year options
Baan Siam, Inc.	NR / NR / NR	5,438	1.5	233,652	1.7	42.97	7/31/2030	Retail	1, 5-year option
Orangetheory Fitness	NR / NR / NR	3,765	1.0	165,660	1.2	44.00	8/28/2026	Retail	2, 5-year options
Real Estate Resource Group, Inc.	NR / NR / NR	2,947	0.8	153,362	1.1	52.04	9/30/2024	Office	None
Eye Street Cellars	NR / NR / NR	3,169	0.8	142,859	1.0	45.08	7/12/2024	Retail	2, 5-year options
Tropical Smoothie Cafe	NR / NR / NR	1,666	0.4	77,252	0.6	46.37	5/28/2027	Retail	2, 5-year options
Chez Lily Cafe	NR / NR / NR	947	0.3	47,039	0.3	49.67	10/5/2028	Retail	1, 5-year option
Largest Tenants		281,593	75.2%	$13,682,842	100.0%	$48.59
Remaining Owned Tenants(4)		5,659	1.5	0	0.0	0.00
Vacant Spaces (Owned Space)		87,415	23.3	0	0.0	0.00
Totals / Wtd. Avg. Tenants		374,667	100.0%	$13,682,842	100.0%	$36.52

(1)	Based on the underwritten rent roll dated September 1, 2021.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes contractual rent steps through December 31, 2022.

(4)	Inclusive of the Fitness Center (4,829 square feet) and Management Office (830 square feet), which do not pay rent and do not have lease expiration dates.

The following table presents certain information relating to the lease rollover schedule at the 425 Eye Street Property based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	6,116	1.6	1.6%	296,220	2.2	$48.43	2
2025	0	0.0	1.6%	0	0.0	$0.00	0
2026	253,114	67.6	69.2%	12,387,041	90.5	$48.94	3
2027	1,666	0.4	69.6%	77,252	0.6	$46.37	1
2028	947	0.3	69.9%	47,039	0.3	$49.67	1
2029	0	0.0	69.9%	0	0.0	$0.00	0
2030	5,438	1.5	71.3%	233,652	1.7	$42.97	1
2031	0	0.0	71.3%	0	0.0	$0.00	0
2032 & Thereafter(3)	19,971	5.3	76.7%	641,637	4.7	$32.13	3
Vacant	87,415	23.3	100.0%	NAP	NAP	NAP	NAP
Total	374,667	100.00%		$13,682,842	100.0%	$36.52	11

(1)	Based on the underwritten rent roll dated September 1, 2021.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes contractual rent steps through December 31, 2022.

(3)	Inclusive of the Fitness Center (4,829 square feet) and Management Office (830 square feet), which do not pay rent and do not have lease expiration dates.

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425 EYE STREET

The following table presents certain information relating to historical occupancy at the 425 Eye Street Property:

Historical Leased %(1)

2018	2019	2020	As of 9/1/2021(2)
98.3%	96.9%	90.1%	76.7%

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	Based on the underwritten rent roll dated September 1, 2021.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the 425 Eye Street Property:

Cash Flow Analysis(1)

	2019	2020	TTM 9/30/2021	Underwritten	Underwritten $ per SF
Base Rent(2)	$15,359,100	$11,189,861	$11,889,976	$13,682,842	$36.52
Reimbursements	2,006,939	4,376,323	3,286,784	3,304,049	8.82
Other Income(3)	363,736	123,234	53,786	4,638,610	12.38
Vacancy & Credit Loss	(28,351)	(169,912)	(138,847)	(4,448,655)	(11.87)
Effective Gross Income	$17,701,425	$15,519,506	$15,091,699	$17,176,846	$45.85

Real Estate Taxes	$3,033,726	$2,471,747	$2,711,364	$2,737,972	$7.31
Insurance	70,356	90,568	96,412	98,881	0.26
Management Fee(4)	413,651	427,904	444,433	515,305	1.38
Other Operating Expenses	2,416,822	2,275,598	2,242,388	2,603,313	6.95
Total Operating Expenses	$5,934,556	$5,265,817	$5,494,596	$5,955,471	$15.90

Net Operating Income(2)	$11,766,869	$10,253,689	$9,597,103	$11,221,375	$29.95
TI/LC	0	0	0	0	0.00
Capital Expenditures	0	0	0	74,933	0.20
Net Cash Flow	$11,766,869	$10,253,689	$9,597,103	$11,146,442	$29.75

(1)	Based on the underwritten rent roll dated September 1, 2021.

(2)	Underwritten Base Rent includes contractual rent steps through December 31, 2022. The increase from TTM 9/30/2021 to Underwritten Base Rent and Net Operating Income is primarily attributable to the increase in rental rates from the lease renewals of both GSA – Dept. of Veterans Affairs and GSA – MedPAC, which combine for a total of approximately 68.2% of the net rentable area at the 425 Eye Street Property.

(3)	Other Income consists of market revenue from vacant units, parking income and other revenue.

(4)	Based on 3.0% of gross revenues.

■	Appraisal. According to the appraisal, the 425 Eye Street Property had an “as-is” appraised value of $180,000,000 as of November 9, 2021.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$180,000,000	N/A	5.50%
Discounted Cash Flow Approach	$180,361,299	7.25%	5.75%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to the Phase I environmental report dated November 22, 2021, there are no recognized environmental conditions at the 425 Eye Street Property.

■	Market Overview and Competition. The 425 Eye Street Property is located in the East End submarket of Washington, DC. East End is one of the two core submarkets in the District of Columbia, with the other being the central business district. Just north of the National Mall, the surrounding area of the 425 Eye Street Property is bounded by New York Avenue Northwest, Pennsylvania Avenue Northwest, Indiana Avenue Northwest and Massachusetts Avenue Northwest. East End is home to the Chinatown, Penn Quarter and Mount Vernon Triangle districts. The East End has transformed over the last two decades into a hub for public and private sector offices, retail, and hospitality. It is also home to the Capital One Arena, the home of the National Basketball Association’s Washington Wizards and the National Hockey League’s Washington Capitals, as well as the region’s premier concert venue, The Kennedy Center. The neighborhood also features two of the Metro system’s three major hubs, the Gallery Place-Chinatown and Metro Center, which combined provide access to every Metro line.

According to the appraisal, the 425 Eye Street Property is located in the East End submarket of the District of Columbia office market. According to the appraisal, as of the second quarter of 2021, the District of Columbia office

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425 EYE STREET

market had an inventory of approximately 112.5 million SF, a direct vacancy rate of 17.3% and asking rents of $56.48 per SF. According to the appraisal, as of the second quarter of 2021, the East End submarket had an inventory of approximately 39.4 million SF, a direct vacancy rate of 19.4% and asking rents of $57.71 per SF. According to the appraisal, as of the end of second quarter 2021, net absorption in the District of Columbia market trended negative to 353,323 square feet, with year-to-date totaling negative one million square feet as new supply and move-outs outpaced move-ins.

The following table presents select comparable recent anchored retail property sales for the 425 Eye Street Property:

Office Sales Comparables(1)

Property Name	Location	Sale Year	Year Built	Building SF	Sale Price	Sales Price per SF	NOI per SF	Cap Rate
Sentinel Square III	Washington, DC	2021	2020	545,820	$300,000,000	$550	$28.58	5.20%
Jamal’s Washington Gateway	Washington, DC	2021	1909	355,034	$201,750,000	$568	$35.52	6.25%
Sentinel Square I	Washington, DC	2019	2010	412,661	$174,900,000	$424	$25.85	6.10%
One Constitution Square	Washington, DC	2019	2010	338,645	$141,771,984	$419	$33.00	7.88%
GSA U.S. Department of Education	Washington, DC	2019	2001	247,337	$116,550,000	$471	$29.92	6.35%
Sentinel Square II	Washington, DC	2017	2013	289,524	$165,900,000	$573	$30.94	5.40%
Comparable Property Average		2019	1994	364,837	$183,478,664	$501	$30.64	6.20%

(1)	Source: Appraisal.

The following table presents certain information relating to the primary competition for the 425 Eye Street Property:

Competitive Set(1)

Property	Location	Year Built	Total NRA (SF)	Lease Term (Yrs)	Effective Rent PSF
810 7th Street NW	Washington, DC	1991	251,795	3	$55.52
1331 Pennsylvania Avenue NW	Washington, DC	1984	523,004	15	$41.00
800 North Capitol Street NW	Washington, DC	1991	297,888	15	$39.81
1575 Eye Street NW	Washington, DC	1979	205,441	4	$42.50
1400 K Street NW	Washington, DC	1981	191,146	5	$43.88
1111 18th Street NW	Washington, DC	2000	74,264	10	$40.95
1615 M Street NW	Washington, DC	1985	177,884	15	$37.86
1120 20th Street NW	Washington, DC	1980	330,651	13	$48.06
1401 H Street NW	Washington, DC	1992	355,036	2	$53.00
601 D Street NW	Washington, DC	1973	608,712	15	$39.63
601 D Street NW	Washington, DC	1973	608,712	15	$37.80
1200 1st Street NE	Washington, DC	2007	291,838	8	$46.32
1800 G Street NW	Washington, DC	1965	584,003	5	$47.50
650 Massachusetts Avenue NW	Washington, DC	1990	304,442	3	$47.22
Low		1965	74,234	2
High		2007	608,712	15
Total / Wtd. Avg.		1982	4,804,816	10

(1)	Source: Appraisal.

■	The Borrower. The borrower is 425 Eye Street LLC, a single purpose entity with two independent managers and is a Delaware limited liability company structured to be a bankruptcy-remote entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 425 Eye Street Whole Loan.

PED Investments, LLC, a related entity of Saban Capital Group LLC (“SCG”), is the non-recourse carveout guarantor.

■	Escrows. At loan origination, the borrower deposited (i) $608,339 into an unfunded obligations reserve in connection with certain tenant improvements and free rent for the tenant MedPAC and (ii) $2,500,000 (the “Initial TI/LC Deposit”) into a tenant improvement and leasing commission reserve.

Tax Reserve - On each due date during the continuance of a cash management period, the borrower is required to fund 1/12 of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period.

Insurance Reserve - On each due date during the continuance of a cash management period, the borrower is required to fund 1/12 of the insurance premiums that the lender reasonably estimates will be payable over the next-

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425 EYE STREET

ensuing 12-month period; provided, however, such insurance reserve can be conditionally waived so long as the borrower maintains a blanket policy meeting the requirements of the 425 Eye Street Whole Loan documents.

Capital Expenditures Reserve - On each due date during the continuance of a cash management period, if and to the extent the amount contained therein is less than $224,800, the borrower is required to fund a capital expenditure reserve in the amount of approximately $6,244.

TI/LC Reserve - On each due date during the continuance of a cash management period, the borrower is required to fund a tenant improvement and leasing commission reserve in the amount of approximately $31,225.

Critical Tenant Reserve – To the extent a 425 Eye Street Trigger Period occurs as a result of a Critical Tenant Trigger Event, the borrower has the option, but not the obligation, in its sole discretion, to deposit in a critical tenant reserve a cash deposit or deliver a letter of credit in an amount, which together with any cumulative cash balance or letter of credit held in such critical tenant reserve, the excess cash flow reserve, the TI/LC reserve (excluding any portion of the Initial TI/LC Deposit), the capital expenditure reserve, the tax reserve and the insurance reserve, equals $8,630,000 (the “Collateral Account Threshold Amount”). To the extent the borrower fails to timely make such deposits, a 425 Eye Street Trigger Period will immediately commence and excess cash flow will be deposited into the critical tenant reserve.

■	A “Critical Tenant Trigger Event” means each period: (i)(a) commencing on a bankruptcy filing by or against the Critical Tenant (as defined below) or the guarantor (if any) after such filing (but only if such guarantor is not replaced by the applicable Critical Tenant within a reasonable period of time as permitted by the related Critical Tenant Lease) under its Critical Tenant lease, and (b) ending on the earlier of (1) such case is dismissed without any negative impact on the applicable Critical Tenant lease (except to a de minimis extent), the Critical Tenant is paying normal monthly rent and is otherwise in compliance with its lease, (2) such Critical Tenant assumes its lease during the bankruptcy proceeding, is paying normal monthly rent and is otherwise in compliance with the terms of its lease, or (3) the applicable lease is terminated and (A) 85% of the applicable leased premises are leased under one or more approved substitute leases and (B) the debt yield as of the satisfaction of condition (A) above is equal to or greater than 9.0% (the “Re-Tenanting Condition”); (ii)(a) commencing when the Critical Tenant has not given notice of its intention to extend its lease as of the date that is 12 months prior to the expiration of its lease, and (b) ending on the earlier of (1) the applicable Critical Tenant enters an extension of its lease and is in occupancy of its applicable space (unless such Critical Tenant is investment-grade) or (2) the Re-Tenanting Condition has been satisfied; (iii)(a) commencing (x) if the Critical Tenant terminates or gives notice of its intention to terminate its lease as to 15% or more of its space prior to the expiration of its lease or (y) unless (A) the Critical Tenant is investment-grade and is otherwise in compliance with the terms of its lease in all material respects and (B) more than 12 months remain on the term of its lease, commencing when the Critical Tenant discontinues its operations in 15% or more of its space (excluding any temporary discontinuance of operations) as more particularly specified in the 425 Eye Street Whole Loan documents (each of (x) and (y) above a “Critical Tenant Vacating Trigger Event”), and (b) ending on the earlier of (1) such Critical Tenant has recommenced its operations in its applicable space such that the Critical Tenant Vacating Trigger Event would not be triggered if assessed on such date or (2) the related Critical Tenant lease has been terminated and the Re-Tenanting Condition has been satisfied; or (v)(a) commencing when the Critical Tenant delivers written notice of its intention to terminate its lease prior to its expiration as a result of an event of uncured default by the borrower, as landlord, beyond any applicable cure or grace period and (b) ending on the earlier of (1) the borrower provides written evidence reasonably satisfactory to the lender that the related event of default has been cured and any notice of termination withdrawn or (2) the related Critical Tenant lease has been terminated and the Re-Tenanting Condition has been satisfied.

A “Critical Tenant” means (i) the Department of Veterans Affairs and (ii) any primary replacement tenant for the approximately 241,398 square feet of space currently leased to the Department of Veterans Affairs.

■	Lockbox and Cash Management. The 425 Eye Street Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to deliver tenant direction letters instructing all tenants of the 425 Eye Street Property to directly deposit all rents into a lender-controlled lockbox account. In addition, the borrower is required to cause all cash revenues relating to the 425 Eye Street Property and all other money received by the borrower or the property manager with respect to the 425 Eye Street Property (other than tenant security deposits) to be deposited into such lockbox account or a lender-controlled cash management account (to the extent there is a continuing cash management period) within three business days of receipt thereof. On each business day that no 425 Eye Street Trigger Period or event of default under the 425 Eye Street Whole Loan is continuing, all funds in the lockbox account are required to be swept into a borrower-controlled operating account. On each business day that a 425 Eye Street Trigger Period or event of default under the 425 Eye Street Whole Loan is continuing, all funds in the lockbox account are required to be swept into the cash management account.

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425 EYE STREET

During the continuance of a 425 Eye Street Trigger Period (except to the extent caused solely by a Critical Tenant Trigger Event) or an event of default under the 425 Eye Street Whole Loan, all amounts on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses are required to be deposited into an excess cash flow reserve account as additional collateral for the 425 Eye Street Whole Loan.

A “425 Eye Street Trigger Period” means each period commencing (a) when the net operating income (as calculated under the 425 Eye Street Whole Loan documents), determined as of the first day of any fiscal quarter, is less than $7,854,963, and the borrower fails to timely make a cash or letter of credit deposit to the excess cash flow reserve in accordance with the 425 Eye Street Whole Loan documents, and ending upon the earlier of (1) the cumulative balance on deposit in the critical tenant reserve, the excess cash flow reserve, the TI/LC reserve (excluding any portion of the Initial TI/LC Deposit), the capital expenditure reserve, the tax reserve and the insurance reserve is equal to the Collateral Account Threshold Amount and (2) the net operating income (as calculated under the 425 Eye Street Whole Loan documents), determined as of the first day of any fiscal quarter, is equal to or greater than $7,854,963, (b) if the financial reports required under the 425 Eye Street Whole Loan documents are not delivered to the lender as and when required, subject to any applicable notice and cure period, and the borrower fails to timely make a cash or letter of credit deposit to the excess cash flow reserve in accordance with the 425 Eye Street Whole Loan documents, and ending upon the earlier of (1) the cumulative balance on deposit in the critical tenant reserve, the excess cash flow reserve, the TI/LC reserve (excluding any portion of the Initial TI/LC Deposit), the capital expenditure reserve, the tax reserve and the insurance reserve is equal to the Collateral Account Threshold Amount or (2) when such reports are delivered and they indicate, in fact, that no 425 Eye Street Trigger Period is ongoing, and (c) upon the occurrence of a Critical Tenant Trigger Event and the borrower fails to timely make a cash or letter of credit deposit to the critical tenant reserve in accordance with the 425 Eye Street Whole Loan documents and ending upon the earlier of (1) the cumulative balance on deposit in the critical tenant reserve, the excess cash flow reserve, the TI/LC reserve (excluding any portion of the Initial TI/LC Deposit), the capital expenditure reserve, the tax reserve and the insurance reserve is equal to the Collateral Account Threshold Amount or (2) satisfaction of the applicable Critical Tenant Trigger Event disbursement conditions.

■	Property Management. The 425 Eye Street Property is currently managed by Colliers International REMS US, LLC (“Colliers”). Under the related 425 Eye Street Whole Loan documents, the 425 Eye Street Property is required to be managed by Colliers, any other qualified manager as defined under the 425 Eye Street Whole Loan documents or another property management company reasonably approved by the lender, with respect to which, if required by the lender, a rating agency confirmation has been received and, to the extent the other manager is affiliated with the borrower or guarantor, delivery of a non-consolidation opinion. The lender has the right to replace, or require the borrower to replace, the property manager with a property manager selected by the borrower (or selected by the lender in the event of an event of default under the 425 Eye Street Whole Loan or following any foreclosure, conveyance in lieu of foreclosure or other similar transaction), subject to the lender’s reasonable approval (i) during the continuance of an event of default under the 425 Eye Street Whole Loan, (ii) following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, (iii) during the continuance of a material default by the property manager under the management agreement (after the expiration of any applicable notice and/or cure periods) that would allow the borrower to terminate the management agreement, (iv) if the property manager files or is the subject of a petition in bankruptcy or (v) if a trustee or receiver is appointed for the property manager’s assets or the property manager makes an assignment for the benefit of its creditors or is adjudicated insolvent.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the 425 Eye Street Property, as well as 18 months of rental loss and/or business interruption coverage, together with a 12-month extended period of indemnity following restoration. If TRIPRA or a subsequent statute is no longer in effect, then the borrower’s requirement will be capped at insurance premiums equal to two times the amount of the insurance premium payable in respect of the 425 Eye Street Property and business interruption/rental loss insurance required under the related 425 Eye Street Whole Loan documents. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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FOUNTAINS ON THE LAKE

buybuy BABY
HOBBY LOBBY

COST PLUS
WORLD MARKET
Food & Wine • Furniture • Decor & Gifts

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HOBBY LOBBY
HOME ACCENTS

ROSS
DRESS FOR LESS

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BED BATH & BEYOND

A-3-12

FOUNTAINS ON THE LAKE

A-3-13

FOUNTAINS ON THE LAKE

Fountains on the Lake
11222 Fountain Lake Drive
Stafford, TX 77477
Mission Bend
Meadows Place
Sugar Land
Stafford
Missouri City
ALIEF
WESTCHASE
SHARPSTOWN
CHINATOWN
GREATER FONDREN SOUTHWEST
ELDRIDGE LAKE
SUGAR MILL
SUGAR CROSSING
CLAYTON'S BEND
MEADOWVALE
OAKS OF ALCORN
CLAYTON OAKS
SUGAR LAND REGIONAL AIRPORT
Royal Oaks Country Club
HCA Houston Healthcare West
Chevron
Harwin Outlet Mall
Clay Stadium
Sharpstown Country Club
PlazAmericas Shopping Mall
Sharpstown Plaza
Arena Theatre
Memorial Hermann Hospital SW
Houston Baptist University
Westwood Country Club
Brae Burn Country Club
Fondrenwood Shopping Center
Fondren Southwest Village Mall
Lion Square
Hong Kong City Mall
Arthur Storey Park
Brays Bayou Park
Presidio Square
FunPlex Amusement Park
Ashfordbrook Shopping Center
Pharmedium Services
Boccard Life Sciences
Sugar Land Business Park
Chem Oil Products
The Fountains Shopping Center
Sugar Park Plaza
Walmart Supercenter
Sky Zone Trampoline Park
Schlumberger
Cullinan Park
Old Kempner Stadium
Constellation Field
Shopping Center
Sugar Creek Country Club
UnitedHealthcare
Riverbend Country Club
1st Crossing
Fluor Corporation
St Luke's Sugar Land Hospital
First Colony Commons
First Colony
Sugar Land Town Square
First Colony Mall
Market At Town Center
The Market At First Colony
The Shops at Williams Trace
Methodist Sugar Land Hospital
Houston Museum of Natural Science at Sugar Land
University Commons Shopping Center
Sweetwater Plaza
Smart Financial Centre at Sugar Land
University of Houston at Sugar Land
Sweetwater Country Club
Memorial Hermann Fort Bend Hospital
RICHMOND AVE
WESTPARK DR
BELLAIRE BLVD
BEECHNUT ST
BISSONNET ST
BELLFORT BLVD
W BELLFORT AVE
W AIRPORT BLVD
HIGHWAY 90 A
HIGHWAY 6
Spring
Humble
Aldine
Houston
Katy
ENERGY CORRIDOR
DOWNTOWN
Baytown
Pasadena
Bellaire
Sugar Land
League City
Pearland

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FOUNTAINS ON THE LAKE

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller		AREF
Location (City/State)	Stafford, Texas		Cut-off Date Balance		$59,150,000
Property Type	Retail		Cut-off Date Balance per SF		$103.36
Size (SF)(1)	572,265		Percentage of Initial Pool Balance		9.5%
Total Occupancy as of 11/12/2021(1)	88.7%		Number of Related Mortgage Loans		2
Owned Occupancy as of 11/12/2021(1)	88.7%		Type of Security		Fee
Year Built / Latest Renovation	1996 / NAP		Mortgage Rate		3.77600%
Appraised Value	$98,780,000		Original Term to Maturity (Months)		120
			Original Amortization Term (Months)		360
			Original Interest Only Period (Months)		60

Underwritten Revenues	$10,755,156		Escrows(2)
Underwritten Expenses	$3,336,347			Upfront	Monthly
Underwritten Net Operating Income (NOI)	$7,418,809		Taxes	$0	$125,522
Underwritten Net Cash Flow (NCF)	$6,795,704		Insurance	$106,969	$35,656
Cut-off Date LTV Ratio	59.9%		Replacement Reserve	$0	$7,153
Maturity Date LTV Ratio	54.1%		TI/LC	$350,000	Springing
DSCR Based on Underwritten NOI / NCF	2.25x / 2.06x		Immediate Repairs	$20,500	$0
Debt Yield Based on Underwritten NOI / NCF	12.5% / 11.5%		Other(3)	$182,769	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$59,150,000	62.7%	Purchase Price	$91,000,000	96.5%
Borrower Sponsor’s Equity	35,124,616	37.3	Origination Costs	2,614,378	2.8
			Reserves	660,238	0.7
Total Sources	$94,274,616	100.0%	Total Uses	$94,274,616	100.0%

(1)	Size (SF), Total Occupancy and Owned Occupancy exclude the square footage occupied by ground lease/outparcel tenants. There are five ground lease/outparcel tenants that occupy a total of 44,625 SF.

(2)	See “—Escrows” below.

(3)	Other reserves include $129,904 for gap rent associated with the DPEG Management, LLC lease and $52,865 associated with the Hobby Lobby lease with respect to unpaid 2019 and 2020 tax, insurance and CAM reconciliations owed.

■	The Mortgage Loan. The Fountains on the Lake mortgage loan (the “Fountains on the Lake Loan”) is evidenced by two promissory notes, with an aggregate original and outstanding principal balance as of the Cut-off Date of $59,150,000, which is secured by a first mortgage encumbering the borrower’s fee interest in a 572,265 SF multi-tenant retail complex located in Stafford, Texas (the “Fountains on the Lake Property”). The Fountains on the Lake Loan was originated by AREF on November 24, 2021 and represents approximately 9.5% of the Initial Pool Balance. The Fountains on the Lake Loan has an interest rate of 3.77600% per annum. The borrower utilized the proceeds of the Fountains on the Lake Loan and the borrower sponsor’s cash contribution to acquire the Fountains on the Lake Property, fund reserves and pay origination costs.

The Fountains on the Lake Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The Fountains on the Lake Loan requires interest only payments on each due date through the initial 60 months of the loan term, with a constant monthly payment of principal and interest in the approximate amount of $274,806 thereafter. Voluntary prepayment of the Fountains on the Lake Loan in whole is prohibited prior to September 6, 2031. At any time after two years from the Closing Date, the Fountains on the Lake Loan permits defeasance in whole with direct, non-callable obligations of the United States of America.

■	The Mortgaged Property. The Fountains on the Lake Property consists of eleven multi-tenant retail buildings located in Stafford, Texas, 18 miles southwest of the Houston central business district. The Fountains on the Lake Property was built in 1996, contains 572,265 SF and is situated on a 71.81-acre site. The Fountains on the Lake Property consists of 323,900 SF (56.6% of NRA) of anchor space and 248,365 SF (43.4% of NRA) of in-line space. As of November 12, 2021, the Fountains on the Lake Property was 88.7% occupied by 42 local, regional, and national tenants. Anchor tenants include AMC, Main Event, Hobby Lobby, Conn’s, Bed Bath & Beyond, and Ross Dress for Less. The free standing building space or outparcels are ground leased to five restaurant tenants which were not included in the total square footage.

Twenty-two tenants representing 44.3% of the NRA have been in occupancy at the Fountains on the Lake Property for over ten years. Twenty-five tenants representing 44.9% of the NRA have renewed their lease one or more times during their occupancy at the Fountains on the Lake Property. Furthermore, recent leasing in 2021 at the Fountains on the Lake Property include 11 new and renewal leases covering 21.0% of the NRA.

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FOUNTAINS ON THE LAKE

Major Tenants.

AMC (80,675 SF, 14.1% NRA, 14.2% of underwritten base rent). AMC is the largest tenant at the Fountains on the Lake Property. AMC is a movie theater chain headquartered in Leawood, Kansas and has approximately 8,000 screens in approximately 620 theaters in the United States. AMC occupies 14.1% of the NRA and accounts for 14.2% of underwritten base rent. AMC has occupied the Fountains on the Lake Property since 1996 and remodeled its space in 2016. AMC renewed its lease one time, extending the expiration date to December 2026. Pursuant to its lease, AMC is required to report its sales at the Fountains on the Lake Property, however, AMC is only required to report sales on box tickets and not food and beverage sales. Based on sales on box tickets only as required under its lease, AMC reported sales per screen of $405,438, $435,014, and $441,527 for years 2017, 2018, and 2019. Due to COVID restriction and closures in 2020, AMC reported sales of $78,507 per screen. Trailing twelve month sales are not yet available.

Main Event (55,618 SF, 9.7% NRA, 10.1% of underwritten base rent). Main Event is the second largest tenant at the Fountains on the Lake Property. Main Event is a privately owned entertainment company with 46 locations across the United States. The first Main Event location opened in Lewisville, Texas in 1998. Main Event offers bowling, laser tag, arcade games, billiards, rock climbing, mini golf, high rope courses, karaoke, virtual reality, and story rooms. Main Event also features restaurants and bars on-site, and the company allows for the scheduling of birthdays and other events. Main Event occupies 9.7% of the NRA and accounts for 10.1% of underwritten base rent. Main Event has been in occupancy at the Fountains on the Lake Property since 2013 and has a lease expiration of March 2024. Main Event reported annual sales of $8.61 million or $155 PSF for the trailing 12-month period ending July 31, 2021.

Hobby Lobby (52,270 SF, 9.1% NRA, 4.3% of underwritten base rent). Hobby Lobby is the third largest tenant at the Fountains on the Lake Property. Hobby Lobby is a privately owned chain of arts and crafts stores. Hobby Lobby was founded in 1972 and is headquartered in Oklahoma City, Oklahoma. Hobby Lobby employs approximately 43,000 individuals and operates approximately 930 locations. Hobby Lobby occupies 9.1% of the NRA and accounts for 4.3% of underwritten base rent. Hobby Lobby has been in occupancy at the Fountains on the Lake Property since 1996. Hobby Lobby has renewed its lease twice, with the most recent extension commencing in January 2022 and expiring in December 2026. Hobby Lobby reported annual sales of $5.1 million or $98 PSF for the trailing 12-month period ending August 31, 2021.

COVID-19 Update. As of December 3, 2021, the Fountains on the Lake Property is open and operating. The borrower sponsor reported that rent collections in October and November 2021 were 95.0% and 94.4%, respectively. The Fountains on the Lake Loan was originated on November 24, 2021 and has a first payment date of January 6, 2022. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect Performance of the Mortgage Loans” in the Prospectus.

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FOUNTAINS ON THE LAKE

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the Fountains on the Lake Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)(2)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(3)	Tenant GLA (SF)	% of Owned GLA	UW Base Rent(4)	% of Total UW Base Rent(4)	UW Base Rent $ per SF(4)	Lease Expiration	2019 Tenant Sales $ per SF	T-12 Tenant Sales $ per SF(6)	Renewal / Extension Options
AMC	NR / Caa2 / CCC+	80,675	14.1%	$1,177,000	14.2%	$14.59	12/31/2026	$441,527(5)	NAV	3, 5-year options
Main Event	NR / NR / NR	55,618	9.7	838,163	10.1	$15.07	3/31/2024	NAV	$154.86	4, 5-year options
Conn’s	NR / NR / NR	37,454	6.5	449,448	5.4	$12.00	1/31/2028	NAV	$208.26(7)	4, 5-year options
Bed Bath & Beyond	NR / B1 / B+	36,003	6.3	432,000	5.2	$12.00	1/31/2028	$140.77	$252.76(7)	3, 5-year options
Hobby Lobby	NR / NR / NR	52,270	9.1	352,823	4.3	$6.75	12/31/2026	$90.81	$98.21	1, 5-year option
Ogle School Hair Skin Nails	NR / NR / NR	14,207	2.5	295,364	3.6	$20.79	11/30/2029	NAV	NAV	2, 5-year options
Chair King	NR / NR / NR	20,150	3.5	282,100	3.4	$14.00	3/31/2024	$105.94	NAV	1, 5-year option
Ross Dress for Less	NR / NR / NR	25,031	4.4	262,826	3.2	$10.50	1/31/2024	NAV	NAV	4, 5-year options
Old Navy	NR / NR / NR	15,017	2.6	262,797	3.2	$17.50	1/31/2024	$226.40	$190.57	None
Kim Son Restaurant(8)	NR / NR / NR	0	0.0	249,990	3.0	NAP	3/31/2024	NAV	NAV	1, 5-year option
Ten Largest Owned Tenants		336,425	58.8%	$4,602,510	55.6%	$13.68
Remaining Owned Tenants(9)		170,979	29.9	3,672,075	44.4	$21.48
Vacant Spaces (Owned Space)		64,861	11.3	0	0.0	$0.00
Totals / Wtd. Avg. All Owned Tenants		572,265	100.0%	$8,274,586	100.0%	$16.31

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Based on the underwritten rent roll dated November 12, 2021.

(3)	Certain ratings are those of the parent entity whether or not the parent entity guarantees the lease.

(4)	UW Base Rent, % of Total UW Base Rent, and UW Base Rent $ Per SF include contractual rent steps of $63,308 underwritten for various tenants through November 2022.

(5)	Sales figure are shown per screen.

(6)	Sales figures shown are represent information from either trailing twelve-month as of July or August 2021.

(7)	Sales figures shown are estimates based on a third party market report.

(8)	Tenant GLA is being presented as 0 as the tenant occupies an outparcel of the property subject to a ground lease.

(9)	Tenant GLA, % of Owned GLA, and UW Base Rent $ per SF for Remaining Owned Tenants excludes square footage of ground lease / outparcel tenants.

The following table presents certain information relating to the lease rollover schedule at the Fountains on the Lake Property:

Lease Expiration Schedule(1)(2)(3)

Year Ending December 31	Expiring Owned GLA(4)	% of Owned GLA(4)	Cumulative % of Owned GLA(4)	UW Base Rent(5)	% of Total UW Base Rent(5)	UW Base Rent $ per SF(5)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	12,297	2.1	2.1%	299,253	3.6	24.34	4
2023	32,387	5.7	7.8%	712,529	8.6	22.00	5
2024	123,866	21.6	29.5%	2,424,586	29.3	19.57	9
2025	22,699	4.0	33.4%	574,547	6.9	25.31	8
2026	137,545	24.0	57.5%	1,619,753	19.6	11.78	3
2027	14,050	2.5	59.9%	413,414	5.0	29.42	4
2028	110,023	19.2	79.1%	1,320,240	16.0	12.00	4
2029	42,192	7.4	86.5%	661,364	8.0	15.68	3
2030	0	0.0	86.5%	0	0.0	0.00	0
2031 & Thereafter	12,345	2.2	88.7%	248,900	3.0	20.16	2
Vacant	64,861	11.3	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	572,265	100.0%		$8,274,586	100.0%	$16.31	42

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.

(3)	Based on the underwritten rent roll dated November 12, 2021.

(4)	Expiring Owned GLA, % of Owned GLA, and Cumulative % of Owned GLA excludes square footage of tenants subject to a ground lease.

(5)	UW Base Rent, % of Total UW Base Rent, and UW Base Rent $ Per SF include contractual rent steps of $63,308 underwritten for various tenants through November 2022.

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FOUNTAINS ON THE LAKE

The following table presents certain information relating to historical occupancy at the Fountains on the Lake Property:

Historical Leased %(1)

2018	2019	2020	As of 11/12/2021(2)
86.6%	90.6%	93.7%	88.7%

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	Based on the underwritten rent roll dated November 12, 2021.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Fountains on the Lake Property:

Cash Flow Analysis(1)

	2018	2019	2020	TTM 8/31/2021	Underwritten	Underwritten $ per SF
Base Rent(2)	$7,689,185	$8,067,913	$7,640,403	$8,795,762	$8,327,603	$14.55
Contractual Rent Steps(3)	0	0	0	0	63,308	0.11
Gross up of Vacant Space	0	0	0	0	1,291,810	2.26
Reimbursements	2,216,896	2,420,730	2,399,435	2,112,825	2,364,245	4.13
Vacancy & Credit Loss(4)	(24,173)	(2,235)	(300,350)	(324,329)	(1,291,810)	(2.26)
Other Income(5)	803	0	24,000	24,000	0	0.00
Effective Gross Income	$9,882,712	$10,486,408	$9,763,487	$10,608,258	$10,755,156	$18.79
Total Operating Expenses	3,015,399	3,037,762	2,942,454	3,078,055	3,336,347	5.83
Net Operating Income	$6,867,313	$7,448,646	$6,821,033	$7,530,203	$7,418,809	$12.96
TI/LC(6)	0	0	0	0	537,265	0.94
Capital Expenditures	0	0	0	0	85,840	0.15
Net Cash Flow	$6,867,313	$7,448,646	$6,821,033	$7,530,203	$6,795,704	$11.88

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Base Rent includes percentage rent and overage rent.

(3)	Contractual Rent Steps include $63,308 underwritten for various tenants through November 2022.

(4)	Underwritten Vacancy & Credit Loss represents an underwritten economic vacancy of 10.7%. The Fountains on the Lake Property was 88.7% occupied as of November 12, 2021.

(5)	Other Income in 2020 and TTM 8/31/2021 represents ATM income.

(6)	Underwritten TI/LC includes non-recurring items of $35,000, representing a 10% credit for the upfront TI/LC reserve of $350,000.

■	Appraisal. According to the appraisal, the Fountains on the Lake Property had an “as-is” appraised value of $98,780,000 as of October 21, 2021.

Appraisal Approach	As-Is Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$98,780,000	NAP	7.75%
Discounted Cash Flow	$95,600,000	7.75%	8.00%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to a Phase I environmental report dated October 28, 2021, there are no recognized environmental conditions or recommendations for further action at the Fountains on the Lake Property.

■	Market Overview and Competition. The Fountains on the Lake Property is located in the Houston metropolitan statistical area. The neighborhood in which the Fountains on the Lake Property is located is bordered by the Fort Bend County Line to the north, Fort Bend Parkway to the east, and State Highway 6 to the south and west. The Fountains on the Lake Property is located in the north-central sector of the neighborhood area, approximately 18 miles southwest of the Houston central business district via US 59. The Fountains on the Lake Property is located approximately 1/4 mile west of US Highway 59 (Southwest Freeway/Interstate 69), four miles southwest of Sam Houston Parkway (Beltway 8), and six miles east of State Highway 6.

According to the appraisal, the 2021 estimated population within a 1-, 3-, and 5-mile radius of the Fountains on the Lake Property was 9,395, 117,026, and 401,036, respectively. According to the appraisal, the 2021 estimated average household income within a 1-, 3-, and 5-mile radius of the Fountains on the Lake Property was $80,119, $85,286, and $82,159, respectively.

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According to the appraisal, the Fountains on the Lake Property is part of the Stafford retail submarket. As of the second quarter of 2021, the Stafford retail submarket has inventory of 7,616,804 SF, a vacancy rate of 9.1% and an average quoted rate of $19.86 PSF. Based on lease comparables, the appraisal concluded to market rent of $16.50 PSF NNN for general retail space, $14.00 PSF NNN for anchor space, and $24.00 PSF NNN for freestanding retail space. The appraisal also concluded a stabilized market occupancy of 90.0% for the Fountains on the Lake Property.

The following table presents certain information relating to the primary competition for the Fountains on the Lake Property:

Comparable Retail Leases(1)

Property Name / Location	Tenant Name	Tenant Leased Space (SF)	Lease Date	Lease Term (years)	Base Rent PSF
Kingsway Plaza Stafford, TX	B&J	3,800	Feb-19	5.0	$18.00
First Colony Marketplace Sugar Land, TX	VK Houston, LLC	18,150	Mar-19	10.0	$13.75
West Oaks Shops Houston, TX	Body Arts Piercing Studio	1,250	Oct-21	5.0	$15.60
Ashford Lakes Houston, TX	Health Bay Clinic and Wellness	1,450	Sep-21	5.0	$18.00
12725 U.S. 59 Stafford, TX	IHOP	3,627	May-21	15.0	$37.50
6324 Highway 6 Missouri City, TX	Bernies Burger Bus	4,850	Aug-19	12.3	$18.00
9009 Highway 6 Missouri City, TX	Asian Fusion Restaurant & Bar	5,250	Nov-20	5.0	$24.00
14111 Southwest Freeway Sugar Land, TX	24 Hour Fitness	47,991	Apr-19	10.0	$14.01
Brighton Lane Center Stafford, TX	Confidential	11,514	Sep-21	5.0	$13.50
11240 Fondren Road Houston, TX	Fiesta Mart	45,311	Oct-16	15.0	$13.50

(1)	Source: Appraisal.

■	The Borrower. The borrower is DPEG Fountains, LP, a Texas limited partnership (the “Fountains on the Lake Borrower”). Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Fountains on the Lake Loan. The borrower sponsor and nonrecourse carve-out guarantor is Nadyrshah (Nick) Dhanani. Nick Dhanani is the Chairman, CEO and Founder of Dhanani Private Equity Group, a Houston-based company specializing in the acquisition, development and operation of convenient stores/gas stations, retail and multifamily properties. The company currently has over $700.0 million in assets under management.

■	Escrows. On the origination date, the borrower funded (i) an insurance reserve in an approximate amount equal to $106,969, (ii) a TI/LC reserve in an approximate amount equal to $350,000, (iii) an immediate repairs reserve in an amount equal to $20,500, (iv) a gap rent reserve attributable to the DPEG Management, LLC lease in an approximate amount of $129,904, and (v) an unfunded obligations deposit associated with the Hobby Lobby lease with respect to unpaid 2019 and 2020 tax, insurance and CAM reconciliations owed in an approximate amount of $52,865.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes (initially estimated at approximately $125,522).

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of the estimated insurance premiums (initially estimated at approximately $35,656).

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to the product of $0.15 multiplied by the aggregate number of rentable SF (initially estimated at approximately $7,153 per month).

TI/LC Reserve – The borrower is required to deposit into a TI/LC reserve, on a monthly basis, an amount equal to $1.00 times the aggregate number of rentable SF (initially estimated at approximately $47,689) when the amount in the TI/LC reserve is less than $1,850,000 (inclusive of a portion of the upfront deposit to the TI/LC reserve equal to $350,000 which is for general leasing expenses but excluding any lease termination payments and the portion

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of the upfront deposit attributable to the gap rent for the DPEG Management, LLC lease and the outstanding reconciliations owed to Hobby Lobby).

If the debt service coverage ratio for the Fountains on the Lake Loan (the “DSCR”) falls below 1.80x but is equal to or greater than 1.60x, the monthly payment to the TI/LC reserve will be increased to $1.75 per square foot per annum, subject to a cap of $4,550,000, until such time the Fountains on the Lake Property achieves a DSCR of at least 1.80x for a fiscal quarter after which the monthly payment and cap will be reduced to $1.00 per square foot per annum with a cap of $1,850,000 with funds in excess of the cap being returned to the borrower. If the DSCR falls below 1.60x, the monthly payment to the TI/LC reserve will be increased to $2.50 per square foot per annum and there will not be a cap on the amounts to be deposited in the TI/LC reserve until such time the Fountains on the Lake Property achieves a DSCR of at least 1.60x for a fiscal quarter after which the monthly amounts and cap will be as noted immediately above (i.e., $1.75 per square foot per annum and subject to a cap of $4,550,000 with funds in excess of the cap being returned to the borrower) until the Fountains on the Lake Property achieves a DSCR of at least 1.80x for a fiscal quarter, after which the monthly amounts and cap will be reduced to $1.00 per square foot per annum, subject to a cap of $1,850,000 with funds in excess of the cap being returned to the borrower.

■	Lockbox and Cash Management. The Fountains on the Lake Loan is structured with a hard lockbox and springing cash management. The borrower was required to direct tenants to pay rent directly to a lender-controlled lockbox account, and the borrower will be required to cause all cash revenues relating to the Fountains on the Lake Loan and all other money received by the borrower or the property manager with respect to the Fountains on the Lake Loan (other than tenant security deposits) to be deposited into such lockbox account or a lender-controlled cash management account within one business day of receipt. On each business day that no Fountains on the Lake Cash Management Period (as defined below) is continuing, all funds in the lockbox account are required to be swept into a borrower-controlled operating account. On each business day during the continuance of a Fountains on the Lake Cash Management Period, all amounts in the lockbox account are required to be remitted to a lender-controlled cash management account. During the continuance of a Fountains on the Lake Cash Management Period, all amounts on deposit in the cash management account after payment of debt service, required reserves and operating expenses are required to be reserved as additional collateral for the Fountains on the Lake Loan.

A “Fountains on the Lake Cash Management Period” means a period which commences upon the occurrence of any of the following: (i) the stated maturity date, (ii) a “Default” or an “Event of Default” under the Fountains on the Lake Loan, (iii) if, as of the last day of any calendar quarter, the debt service coverage ratio is less than 1.40x or (iv) the commencement of a Lease Sweep Period (as defined below); and will end upon (1) the Fountains on the Lake Loan has been repaid in full or (2) the stated maturity date has not occurred and (A) with respect to the matters described in clause (ii) above, such “Default” or “Event of Default” under the Fountains on the Lake Loan has been cured and no other “Default” or “Event of Default” under the Fountains on the Lake Loan has occurred and is continuing, (B) with respect to the matter described in clause (iii) above, the lender has determined that the Fountains on the Lake Property has achieved a debt service coverage ratio of at least 1.45x for two consecutive calendar quarters or (C) with respect to the matter described in clause (iv) above, such Lease Sweep Period has ended.

A “Lease Sweep Period” commences upon the occurrence of any of the following: (i) the earlier of (a) the date that is nine months prior to the end of the term of any Lease Sweep Lease (as defined below) (including any renewal terms), (b) the date that is six months prior to the end of two or more of the Critical Tenant Leases (as defined below) (including any renewal terms) or (c) the date the applicable Lease Sweep Tenant (as defined below) or two or more of the Critical Tenants (as defined below) actually gives such notice of its intention not to renew or extend; or (ii) (a) the date required under a Lease Sweep Lease by which the applicable Lease Sweep Tenant is required to give notice of its exercise of a renewal option, (b) the date required under two or more of the Critical Tenant Leases by which the applicable Critical Tenants are required to give notice of their exercise of a renewal option or (c) the date that any Lease Sweep Tenant or two or more Critical Tenants give(s) notice of its intention not to renew or extend its Lease Sweep Lease or their Critical Tenant Leases, as appropriate; or (iii) any Lease Sweep Lease or two or more Critical Tenant Leases (or any material portion thereof) is (are) surrendered, cancelled or terminated prior to its (their) then current expiration date or any Lease Sweep Tenant or two or more Critical Tenants give(s) notice (whether actual or constructive) of its (their) intention to terminate, surrender or cancel its Lease Sweep Lease or Critical Tenant Leases (or any material portion thereof), as appropriate; or (iv) any Lease Sweep Tenant or two or more Critical Tenants discontinue its business in any material portion of its premises (i.e., “goes dark”) or give notice that it intends to do the same; or (v) the occurrence and continuance (beyond any applicable notice and

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cure periods) of a default under any Lease Sweep Lease by the applicable Lease Sweep Tenant thereunder or two or more Critical Tenant Leases by the applicable Critical Tenants; or (vi) the occurrence of an insolvency proceeding involving any Lease Sweep Tenant or two or more Critical Tenants.

A “Lease Sweep Lease” means the existing leases with AMC and Main Event, and any future lease (leased by such tenant and/or its affiliates) which covers 55,000 or more rentable square feet of the improvements at the Fountain on the Lake Property.

A “Lease Sweep Tenant” means any tenant under a Lease Sweep Lease.

A “Critical Tenant Lease” means (A) each of the existing leases with (i) Hobby Lobby, (ii) Conn’s and (iii) Bed, Bath & Beyond, (B) any future lease for Suite 02-12656, and (C) any other future Material Lease (as defined below) (leased by such tenant and/or its affiliates).

A “Critical Tenant” means any tenant under a Critical Tenant Lease.

A “Material Lease” means all leases which (A) individually or in the aggregate with respect to the same tenant and its affiliates (i) cover more than 30,000 square feet of the Fountains on the Lake Property, or (ii) have a gross annual rent of more than 10% of the total annual rents of the Fountains on the Lake Property, (B) provide the tenant thereunder with an option or other preferential right to purchase all or any portion of the Fountains on the Lake Property, (C) are entered into with a tenant who is an affiliate of the borrower or guarantor, or (D) are entered into during a continuing “Default” or “Event of Default” under the Fountains on the Lake Loan.

■	Property Management. The Fountains on the Lake Property is currently managed by DPEG Management, LLC, an affiliate of the borrower sponsor.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the Fountains on the Lake Property, as well as 18 months of rental loss and/or business interruption coverage, together with a 6-month extended period of indemnity following restoration. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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5300-5350 HELLYER AVENUE

Milpitas
San Jose
Los Gatos
SAN JOSE INTERNATIONAL AIRPORT (SJC)
REID-HILLVIEW AIRPORT
BERRYESSA
NORTH VALLEY
NORTH SAN JOSE
ROSE GARDEN
BURBANK
WILLOW GLEN
EAST SAN JOSE
EVERGREEN
SOUTH SAN JOSE
BLOSSOM VALLEY
CAMBRIAN
ALMADEN VALLEY
MAKATI
SILVER LEAF
CENTURY-PEBBLETREE
CALTRAIN
VTA LIGHT RAIL
SJSU
Adobe
PWC
PG&E
Cisco Campus
Altera
Broadcom
Netgear
Qualcomm
Verizon
Apple (Future) Paypal
Epson
BAE Systems
Conway
Fireeye
SanDisk Cisco Samsung
Riverooks Plaza
Rivermark Village
Capitol Square
Regional Medical Center of San Jose
Eastridge Mall
Spartan Stadium
San Jose Municipal Stadium
Kelley Park
Vocera
San Jose City College
Santa Clara Valley Medical Center
O'Connor Hospital
Westfield Valley Fair
Ebay
Skyhigh Networks
Ameriprise Financial
Snell & Branham Plaza
Cambrian Park Plaza Shopping Center
Xilinx
Good Samaritan Hospital - San Jose
Almaden Plaza
Westfield Oakridge
Princeton Plaza Mall
Kaiser Permanente San Jose Main Campus
Plaza De Santa Teresa Shopping Center
Santa Teresa Village Shopping Center
Monterey Plaza
Silver Creek Valley Country Club
5300-5350 Hellyer Avenue
5300-5350 Hellyer Avenue
San Jose, CA 95138
San Francisco
Oakland
Palo Alto
Sunnyvale
Milpitas
Fremont
Hayward
PACIFIC OCEAN
San Jose

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5300-5350 HELLYER AVENUE

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GSMC
Location (City/State)	San Jose, California	Cut-off Date Principal Balance	$44,000,000
Property Type	Office	Cut-off Date Principal Balance per SF	$275
Size (SF)	160,000	Percentage of Initial Pool Balance	7.0%
Total Occupancy as of 12/1/2021	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 12/1/2021	100.0%	Type of Security	Fee
Year Built / Latest Renovation	2000 / NAP	Mortgage Rate	3.91300%
Appraised Value	$64,300,000	Original Term to Maturity (Months)	120
Original Amortization Term (Months)	NAP
Original Interest Only Period (Months)	120

Underwritten Revenues	$4,752,355
Underwritten Expenses	$1,043,638	Escrows(1)
Underwritten Net Operating Income (NOI)	$3,708,717	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$3,524,717	Taxes	$0	$104,831
Cut-off Date LTV Ratio	68.4%	Insurance	$5,000	$5,000
Maturity Date LTV Ratio	68.4%	Replacement Reserve	$0	$2,667
DSCR Based on Underwritten NOI / NCF	2.12x / 2.02x	TI/LC	$0	$13,333
Debt Yield Based on Underwritten NOI / NCF	8.4% / 8.0%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$44,000,000	68.3%	Purchase Price	$64,250,000	99.7%
Principal’s New Cash Contribution	20,422,270	31.7	Origination Costs	167,270	0.3
Reserves	5,000	0.0

Total Sources	$64,422,270	100.0%	Total Uses	$64,422,270	100.0%

(1)	See “—Escrows” below.

■	The Mortgage Loan. The 5300-5350 Hellyer Avenue mortgage loan (the “5300-5350 Hellyer Avenue Loan”) is a fixed rate loan secured by a first deed of trust encumbering the borrowers’ fee simple interest in an office property located in San Jose, California (the “5300-5350 Hellyer Avenue Property”). The 5300-5350 Hellyer Avenue Loan is evidenced by a promissory note with an original principal balance and outstanding principal balance as of the Cut-off Date of $44,000,000, representing approximately 7.0% of the Initial Pool Balance.

The 5300-5350 Hellyer Avenue Loan was originated by Goldman Sachs Bank USA on November 3, 2021. The 5300-5350 Hellyer Avenue Loan has a 10-year interest-only term and accrues interest at a fixed rate of 3.91300% per annum. The 5300-5350 Hellyer Avenue Loan proceeds were used to fund the acquisition of the 5300-5350 Hellyer Avenue Property, fund upfront reserves and pay origination costs.

The 5300-5350 Hellyer Avenue Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The scheduled maturity date of the 5300-5350 Hellyer Avenue Loan is November 6, 2031. Voluntary prepayment of the 5300-5350 Hellyer Avenue Loan is permitted on or after August 6, 2031 without payment of any prepayment premium. Defeasance of the 5300-5350 Hellyer Avenue Loan is permitted at any time after the second anniversary of the Closing Date.

■	The Mortgaged Property. The 5300-5350 Hellyer Avenue Property is a two-story Class A/B office building totaling 160,000 SF located in San Jose, California. The 5300-5350 Hellyer Avenue Property was built in 2000. Situated on approximately 10.48 acres, the 5300-5350 Hellyer Avenue Property has 515 surface parking spaces, resulting in a parking ratio of 3.22 per 1,000 SF of net rentable area. As of December 1, 2021, the 5300-5350 Hellyer Avenue Property was 100.0% occupied by a single tenant, Cobham Advanced Electronic Solutions, Inc. (“CAES”) which accounts for 100.0% of the NRA and 100.0% of underwritten base rent.

COVID-19 Update. As of December 1, 2021, the 5300-5350 Hellyer Avenue Property is open and operating at nearly full capacity. The 5300-5350 Hellyer Avenue Property remained open throughout the pandemic, as the military stepped in to ensure they were deemed an essential business and could continue operations. December debt service payment has been made. CAES has paid rent for December, representing 100.0% of the occupied square footage and 100.0% of underwritten base rent. As of December 1, 2021, the 5300-5350 Hellyer Avenue Loan is not subject to any modification or forbearance request. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect Performance of the Mortgage Loans” in the Prospectus.

CAES (100.0% of NRA; 100.0% of underwritten base rent) occupies 160,000 SF. CAES, or an affiliate, has been a tenant of the 5300-5350 Hellyer Avenue Property since it opened in 2000 and has a lease expiration date of June 30, 2029. CAES has two, five-year renewal options and no termination options in its lease. CAES is a British

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manufacturing company and is the third largest defense company in the United Kingdom. CAES provides a range of technologies and services to commercial, defense, aerospace, space, and security markets internationally. CAES employs approximately 10,000 people and has customers and partners in over 100 countries. In January 2020, the United States based private equity group Advent International Corp. acquired CAES for approximately $5.2 billion.

The following table presents certain information relating to the tenants at the 5300-5350 Hellyer Avenue Property:

Sole Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (MIS/Fitch/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
CAES(4)	NR / NR / NR	160,000	100.0%	$3,974,400	100.0%	$24.84	6/30/2029	2, 5-year options
Total Occupied		160,000	100.0%	$3,974,400	100.0%	$24.84
Vacant		0	0.0	0	0.0	$0.00
Total / Wtd. Avg.		160,000	100.0%	$3,974,400	100.0%	$24.84

(1)	Based on the underwritten rent roll dated October 1, 2021.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes contractual rent steps through December 31, 2022.

(4)	CAES currently has a $2.0 million letter of credit in place. CAES plans to reduce the letter of credit to $1.5 million later this year and has the ability to further reduce to $1.0 million in 2023, provided they are in good standing. CAES does not have Prop 13 protection. CAES extended its lease over three years early, in March 2019.

The following table presents certain information relating to the lease rollover schedule at the 5300-5350 Hellyer Avenue Property based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028	0	0.0	0.0%	0	0.0	$0.00	0
2029	160,000	100.0	100.0%	3,974,400	100.0	$24.84	1
2030	0	0.0	100.0%	0	0.0	$0.00	0
2031	0	0.0	100.0%	0	0.0	$0.00	0
2032 & Thereafter	0	0.0	100.0%	0	0.0	$0.00	0
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total	160,000	100.0%		$3,974,400	100.0%	$24.84	1

(1)	Based on the underwritten rent roll dated October 1, 2021.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes contractual rent steps through December 31, 2022.

The following table presents certain information relating to historical occupancy at the 5300-5350 Hellyer Avenue Property:

Historical Leased %(1)

2018	2019	2020	As of 10/1/2021(2)
100.0%	100.0%	100.0%	100.0%

(1)	Based on the sole tenant’s lease agreement dated June 30, 1999.

(2)	Based on the underwritten rent roll dated October 1, 2021.

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5300-5350 HELLYER AVENUE

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the 5300-5350 Hellyer Avenue Property:

Cash Flow Analysis(1)(2)

	2020	T-12 8/31/2021	Underwritten	Underwritten $ per SF
Base Rent(3)	$3,713,225	$3,764,425	$3,974,400	$24.84
Reimbursements	1,000,942	973,165	1,028,079	6.43
Other Income	1,260	0	0	0.00
Vacancy & Credit Loss	0	0	(250,124)	(1.56)
Effective Gross Income	$4,715,427	$4,737,590	$4,752,355	$29.70

Real Estate Taxes	$798,963	$740,906	$860,489	$5.38
Insurance	102,081	112,358	60,000	0.38
Management Fee(4)	74,264	75,288	95,047	0.59
Other Operating Expenses	31,666	28,102	28,102	0.18
Total Operating Expenses	$1,006,975	$956,654	$1,043,638	$6.52

Net Operating Income	$3,708,452	$3,780,936	$3,708,717	$23.18
TI/LC	0	0	152,000	0.95
Capital Expenditures	0	0	32,000	0.20
Net Cash Flow	$3,708,452	$3,780,936	$3,524,717	$22.03

(1)	Based on the underwritten rent roll dated October 1, 2021.

(2)	Historical financial data prior to 2020 was unavailable because the seller acquired the 5300-5350 Hellyer Avenue Property in 2019. The 2019 financial data was incomplete and the 2018 financial data was not made available to the lender. Consequently, they were excluded from the underwriting of the 5300-5350 Hellyer Avenue Property.

(3)	Includes contractual rent steps through December 31, 2022.

(4)	Based on contractual fee of 2.0% of Effective Gross Income or $5,000 per month.

■	Appraisal. According to the appraisal, the 5300-5350 Hellyer Avenue Property had an “as-is” appraised value of $64,300,000 as of September 21, 2021.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$63,000,000	N/A	5.75%
Discounted Cash Flow Approach	$64,300,000	7.00%	6.00%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to the Phase I environmental report dated September 16, 2021, there are no recognized environmental conditions at the 5300-5350 Hellyer Avenue Property.

■	Market Overview and Competition. The 5300-5350 Hellyer Avenue Property is located in a suburban area of San Jose, California. The 5300-5350 Hellyer Avenue Property is also located within the Edenvale Redevelopment Project Area (“ERPA”) of San Jose. The City of San Jose adopted the Edenvale Area Development Policy (“EADP”) in June 2000 to facilitate industrial development in New Edenvale. Major tenants proximate to the 5300-5350 Hellyer Avenue Property include IDT, BAE Systems, Western Digital, Motorola Mobility, Stryker, Roche, Barracuda Networks, Kaiser Permanente and the County of Santa Clara. The 5300-5350 Hellyer Avenue Property is bounded by Hillsdale Avenue and the Capitol Expressway to the north, Camden Avenue to the west and Highway 101 and Hellyer Avenue to the east. The 5300-5350 Hellyer Avenue Property is located approximately 15-minutes by drive to downtown San Jose and approximately 20-minutes by drive to the San Jose International Airport (the “SJC Airport”). The SJC Airport is a major travel hub for the area with approximately 15.7 million passengers traveling through the airport in 2019.

According to the appraisal, the 5300-5350 Hellyer Avenue Property is located in the South San Jose submarket of the San Jose office market. As of the second quarter of 2021, the San Jose office market had an inventory of approximately 103.7 million SF, a vacancy rate of 10.8% and asking rents of $29.88 per SF. As of the second quarter of 2021, the South San Jose submarket had an inventory of approximately 10.0 million SF, a vacancy rate of 10.2% and asking rents of $18.59 per SF. According to the appraisal, over the last five years the South San Jose submarket has absorbed 660,569 SF, compared to 128,752 SF constructed over that five-year period. According to the appraisal, approximately 310,000 SF is currently under construction in the South San Jose submarket. The appraisal identified four properties that were directly competitive with the 5300-5350 Hellyer Avenue Property, which had an average vacancy rate of 0.0% including the 5300-5350 Hellyer Avenue Property.

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Competitive Set – Comparable Sales(1)

	5300-5350 Hellyer Avenue Property(2)	5301 Patrick Henry Drive	5941 & 5945 Optical Court	1565 Barber Lane	2300 Orchard Parkway
Distance from 5300-5350 Hellyer Avenue Property	NAP	16.4 miles	1.4 miles	13.8 miles	11.7 miles
Year Built	2000	1982	2001	1980	1997
Number of Floors	2	1	2	2	2
Total NRA	160,000	129,200	136,021	102,668	116,381
Occupancy Rate	100.0%	100.0%	100.0%	100.0%	100.0%
Sale Date	November 2021	February 2021	October 2020	March 2020	September 2019
Sales Price	$64,250,000	$68,000,000	$51,500,000	$41,100,000	$61,000,000
Sales Price per SF	$401.56	$526.32	$378.62	$400.32	$524.14

(1)	Source: Appraisal.
(2)	Total NRA, Occupancy Rate and Sales Price per SF for the 5300-5350 Hellyer Avenue Property represent SF and occupancy based on the underwritten rent roll as of October 1, 2021.

■	The Borrower. The borrowers are J & L Embedded Way, LLC and J & L Real Properties San Jose LLC, each Delaware limited liability companies that own the 5300-5350 Hellyer Avenue Property as tenants-in-common. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the 5300-5350 Hellyer Avenue Loan. The borrower sponsors and non-recourse carveout guarantors under the 5300-5350 Hellyer Avenue Loan are Paul B. Johnson and Vimal Lala, each an anesthesiologist and pain medicine physician. After completing their respective fellowships at the University of California, Los Angeles, Dr. Johnson and Dr. Lala founded their medical practice in 2007 in West Hills, California, eventually expanding to five locations across Southern California. In 2012, the partnership formed two privately-owned real estate investment portfolios which combined totals over $245 million of commercial real estate across California, New York, New Jersey, Texas and Oklahoma.

■	Escrows. At loan origination, the borrowers deposited $5,000 into an insurance reserve.

Tax Reserve - On each due date, the borrowers are required to fund 1/12 of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be $104,831.04).

Insurance Reserve - On each due date, the borrowers are required to fund 1/12 of the insurance premiums that the lender reasonably estimates will be payable over the next-ensuing 12-month period; provided, however, such insurance reserve can be conditionally waived so long as the borrowers maintain a blanket policy meeting the requirements of the 5300-5350 Hellyer Avenue Loan documents.

Capital Expenditures Reserve - On each due date, if and to the extent the amount contained in the capital expenditure reserve account is less than $96,000.00, the borrowers are required to fund a capital expenditure reserve in the amount of $2,666.67.

TI/LC Reserve - On each due date, if and to the extent the amount contained in the tenant improvement and leasing commission reserve account is less than $480,000 (excluding any lease termination proceeds), the borrowers are required to fund a tenant improvement and leasing commission reserve in the amount of $13,333.33.

Critical Tenant Reserve – To the extent a 5300-5350 Hellyer Avenue Trigger Period occurs as a result of a Critical Tenant Trigger Event, the borrowers are required to deposit all excess cash flow into a critical tenant reserve in accordance with the 5300-5350 Hellyer Avenue Loan documents.

A “Critical Tenant Trigger Event” means each period: (i)(a) commencing on the date of a bankruptcy filing by or against any Critical Tenant or the guarantor under its Critical Tenant lease, and (b) ending on the earlier of (1) such case is dismissed 90 days after commencement without any negative impact on the applicable Critical Tenant lease, the Critical Tenant is paying normal monthly rent and is otherwise in compliance with its lease, and has provided an updated estoppel, (2) such Critical Tenant assumes its lease during the bankruptcy proceeding, is paying normal monthly rent and is otherwise in compliance with the terms of its lease and has provided an updated estoppel or (3) the applicable lease is terminated and the entirety of the applicable leased premises are leased to one or more approved substitute leases; (ii)(a) commencing when any Critical Tenant has not given notice to renew its lease as of the earlier of (1) the date required under its lease and (2) 12 months prior to the expiration of its lease, and (b) ending on the earlier of (1) such Critical Tenant enters a renewal or extension of its lease pursuant to the existing terms and is in occupancy of all or substantially all of its applicable space and is paying full monthly rent, is open for business and has provided an updated estoppel or (2) the entirety of the applicable leased premises are leased to one or more approved substitute leases; or (iii)(a) commencing on the date that any Critical Tenant

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either (1) gives notice of an intent to terminate its lease or vacate a portion of its leased premises, (2) goes dark, discontinues its operations or business in a portion of its leased premises (excluding any temporary discontinuance of its business), and (b) ending on the earlier of (1) such Critical Tenant has recommenced its business and operations in all or substantially all of its applicable space, is paying full monthly rent and has provided an updated estoppel or (2) the entirety of the applicable leased premises are leased to one or more approved substitute leases.

A “Critical Tenant” means (i) Cobham Advanced Electronic Solutions, and (ii) any successor tenant under any future lease that produces 20% or more of the total annual rent for the 5300-5350 Hellyer Avenue Property.

■	Lockbox and Cash Management. The 5300-5350 Hellyer Avenue Loan is structured with a hard lockbox and springing cash management. The borrowers are required to deliver tenant direction letters instructing all tenants of the 5300-5350 Hellyer Avenue Property to directly deposit all rents into a lender-controlled lockbox account. In addition, the borrowers are required to cause all cash revenues relating to the 5300-5350 Hellyer Avenue Property and all other money received by the borrowers or the property manager with respect to the 5300-5350 Hellyer Avenue Property (other than tenant security deposits) to be deposited into such lockbox account or a lender-controlled cash management account (to the extent there is a continuing cash management period) within one business day of receipt thereof. On each business day that no 5300-5350 Hellyer Avenue Trigger Period or event of default under the 5300-5350 Hellyer Avenue Loan is continuing, all funds in the lockbox account are required to be swept into a borrower-controlled operating account. On each business day that a 5300-5350 Hellyer Avenue Trigger Period or event of default under the 5300-5350 Hellyer Avenue Loan is continuing, all funds in the lockbox account are required to be swept into the cash management account.

During the continuance of a 5300-5350 Hellyer Avenue Trigger Period (except to the extent caused solely by a Critical Tenant Trigger Event) or an event of default under the 5300-5350 Hellyer Avenue Loan, all amounts on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses are required to be deposited into an excess cash flow reserve account as additional collateral for the 5300-5350 Hellyer Avenue Loan.

A “5300-5350 Hellyer Avenue Trigger Period” means each period commencing (a) when the debt yield (as calculated under the 5300-5350 Hellyer Avenue Loan documents), determined as of the first day of any fiscal quarter, is less than 7.50%, and ending when the debt yield (as calculated under the 5300-5350 Hellyer Avenue Loan documents), determined as of the first day of each of two consecutive fiscal quarters thereafter is equal to or greater than 7.50%, (b) if the financial reports required under the 5300-5350 Hellyer Avenue Loan documents are not delivered to the lender as and when required (subject, in any event, to any applicable notice and cure periods) and ending when such reports are delivered and they indicate, in fact, that no 5300-5350 Hellyer Avenue Trigger Period is ongoing, and (c) upon the occurrence of a Critical Tenant Trigger Event and ending upon the satisfaction of the applicable Critical Tenant Trigger Event disbursement conditions.

■	Property Management. The 5300-5350 Hellyer Avenue Property is currently managed by Colliers International Real Estate Management Services (CA), Inc. (“Colliers”). Under the related 5300-5350 Hellyer Avenue Loan documents, the 5300-5350 Hellyer Avenue Property is required to be managed by Colliers or another property management company approved by the lender, with respect to which, if required by the lender, a rating agency confirmation has been received and, to the extent the other manager is affiliated with the borrowers or guarantors, delivery of a non-consolidation opinion. The lender has the right to replace, or require the borrowers to replace, the property manager with a property manager selected by the borrowers (or selected by the lender in the event of an event of default under the 5300-5350 Hellyer Avenue Loan or following any foreclosure, conveyance in lieu of foreclosure or other similar transaction), subject to the lender’s reasonable approval (i) during the continuance of an event of default under the 5300-5350 Hellyer Avenue Loan, (ii) following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, (iii) during the continuance of a material default by the property manager under the management agreement (after the expiration of any applicable notice and/or cure periods) that would allow the borrowers to terminate the management agreement, (iv) if the property manager files or is the subject of a petition in bankruptcy or (v) if a trustee or receiver is appointed for the property manager’s assets or the property manager makes an assignment for the benefit of its creditors or is adjudicated insolvent.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrowers are required to maintain terrorism insurance in an amount equal to the full replacement cost of the 5300-5350 Hellyer Avenue Property, as well as 18 months of rental loss and/or business

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interruption coverage, together with a 12-month extended period of indemnity following restoration. If TRIPRA or a subsequent statute is no longer in effect, then the borrowers’ requirement will be capped at insurance premiums equal to two times the amount of the insurance premium payable in respect of the property and business interruption/rental loss insurance required under the related loan documents. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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AMF PORTFOLIO

Cambridge Commons

Stewart Way

Olivewood

Cedargate Lancaster

Plumwood

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AMF PORTFOLIO

Chicago
Cleveland
Pittsburgh
Indianapolis
Cincinnati
Louisville
St. Louis
Philadelphia
Baltimore
Washington, D.C.
Charleston
Richmond
Norfolk
Nashville
Knoxville
Greensboro
Raleigh
Charlotte
Memphis
Chattanooga
Greenville
Atlanta
Columbia
Wilmington
Birmingham
Tuscaloosa
Jackson
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Atlantic Ocean
ILLINOIS
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MARYLAND
DE
WEST VIRGINIA
VIRGINIA
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NORTH CAROLINA
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GEORGIA

	PROPERTY NAME	ADDRESS	CITY	STATE	ZIP CODE
1	Cambridge Commons	4964 Oakhurst Drive	Indianapolis	Indiana	46254
2	Indian Lake I	100 Indian Lake Drive	Morrow	Georgia	30260
3	Stewart Way 1	302 West General Stewart Way	Hinesville	Georgia	31313
4	Cedargate Lancaster	1410 Sheridan Drive	Lancaster	Ohio	43130
5	Amesbury	3155 Harshman Drive	Reynoldsburg	Ohio	43068
6	Red Deer	2202 Roseanne Court	Fairborn	Ohio	45324
7	Olivewood	2069 Olivewood Drive	Indianapolis	Indiana	46219
8	Cherry Glen	2760 Cherry Glen Way	Indianapolis	Indiana	46227
9	Plumwood	1050 Plumrose Drive	Columbus	Ohio	43228
10	Camelia Court	4542 Kalida Avenue	Dayton	Ohio	45424
11	Cedargate	701 North Union Road	Clayton	Ohio	45315
12	Millburn Court	8324 Millwheel Drive	Dayton	Ohio	45458
13	Rosewood Apartments	5554 Covert Drive	Columbus	Ohio	43231
14	Winthrop Court	2531 Arborview Drive	Columbus	Ohio	43229
15	Annhurst	4958 Dawn Drive	Indianapolis	Indiana	46268
16	Ashford Hills	1367 Beeler Drive	Reynoldsburg	Ohio	43068
17	Harbinwood	1295 Harbins Road	Norcross	Georgia	30093
18	Willow Run - New Albany	1 Plaza Drive	New Albany	Indiana	47150
19	Parkville	2346 Parkgreen Place	Columbus	Ohio	43229
20	Applegate	2230 Applegate Drive	Columbus	Indiana	47203
21	Stonehenge	799 17th Street Northwest	Massillon	Ohio	44647
22	Meadowland	200 Crane Drive	Bogart	Georgia	30622
23	Amberwood - Massillion	3648 Wales Avenue Northwest	Massillon	Ohio	44646
24	Timberwood	710 Mason Terrace	Perry	Georgia	31069
25	Sherbrook	6677 Guinevere Drive	Columbus	Ohio	43229
26	Stonehenge Apartments	7980 Dunston Drive	Indianapolis	Indiana	46239
27	Oakley Woods	6300 Oakley Road	Union City	Georgia	30291
28	Carriage Hill	604 Hillcrest Parkway	Dublin	Georgia	31021
29	Barrington	750 Northern Avenue	Clarkston	Georgia	30021
30	Andover Court	1095 Beech Street	Mount Vernon	Ohio	43050
31	Greenglen II	2015 North McCord Road	Toledo	Ohio	43615
32	Sandalwood	4804 West Bancroft Street	Toledo	Ohio	43615
33	Spicewood	3714 Bartlett Avenue	Indianapolis	Indiana	46227
34	Meadowood - Mansfield	798 Straub Road West	Mansfield	Ohio	44904

A-3-31

AMF PORTFOLIO

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	34	Loan Seller		SMC
Location (City/State)	Various	Cut-off Date Principal Balance(2)		$38,000,000
Property Type	Multifamily	Cut-off Date Principal Balance per Unit(1)		$52,137.01
Size (Units)	3,299	Percentage of Initial Pool Balance		6.1%
Total Occupancy as of 9/3/2021	94.7%	Number of Related Mortgage Loans		None
Owned Occupancy as of 9/3/2021	94.7%	Type of Security		Fee
Year Built / Latest Renovation	Various / NAP	Mortgage Rate(3)		3.72381004379935%
Appraised Value	$280,625,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)(4)		360
		Original Interest Only Period (Months)		82

Underwritten Revenues	$29,391,201
Underwritten Expenses	$12,485,963	Escrows(5)
Underwritten Net Operating Income (NOI)	$16,905,238		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$15,915,538	Taxes	$715,487	$168,641
Cut-off Date LTV Ratio(1)	61.3%	Insurance	$403,757	$100,786
Maturity Date LTV Ratio(1)	56.9%	Replacement Reserves	$500,000	$82,475
DSCR Based on Underwritten NOI / NCF(1)	1.61x / 1.51x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	9.8% / 9.3%	Deferred Maintenance	$756,042	$0

Sources and Uses
Sources	$	%	Uses	$	%
Whole Loan Amount	$172,000,000	93.0%	Loan Payoff	$173,659,728	93.9%
Mezzanine Loan Amount	13,000,000	7.0	Origination Costs	4,984,024	2.7
			Return of Equity	3,980,961	2.2
			Reserves	2,375,287	1.3
Total Sources	$185,000,000	100.0%	Total Uses	$185,000,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the AMF Portfolio Whole Loan (as defined below). See “—The Mortgage Loan” below.

(2)	The aggregate Cut-off Date Principal Balance of $38,000,000 represents the non-controlling notes A-3, A-5-2, A-7, and A-9 that are part of the AMF Portfolio Whole Loan. See “—The Mortgage Loan” below.

(3)	Based on the mortgage rate for the first 83 months of the AMF Portfolio Loan (as defined below) term at 3.72381004379935% and steps up to 3.93100% thereafter.

(4)	The AMF Portfolio total debt that includes the related mezzanine loan begins to amortize in December 2024 with all principal initially being allocated to the AMF Portfolio Mezzanine Loan (as defined below), which fully amortizes in October 2028. The AMF Portfolio Loan commences amortization based on the assumed principal and interest payment schedule set forth in Annex G of the Prospectus.

(5)	See “—Escrows” below.

■	The Mortgage Loan. The AMF Portfolio mortgage loan (the “AMF Portfolio Loan”) is part of a whole loan with an aggregate original and outstanding balance as of the Cut-off Date of $172,000,000 (the “AMF Portfolio Whole Loan”), which is secured by a first mortgage encumbering the AMF Portfolio Whole Loan borrowers’ fee interest in a portfolio of 3,299 multifamily units in Ohio, Indiana and Georgia (collectively, the “AMF Portfolio Properties”). The AMF Portfolio Whole Loan is comprised of 11 pari passu promissory notes, four of which (the non-controlling notes A-3, A-5-2, A-7 and A-9), having an aggregate original and outstanding principal balance as of the Cut-off Date of $38,000,000, are being contributed to the GSMS 2021-GSA3 transaction and constitute the AMF Portfolio Loan. The remaining notes are expected to be contributed to other securitization trusts or may otherwise be transferred at any time.

The AMF Portfolio Whole Loan was originated by Bank of Montreal and Starwood Mortgage Capital LLC on October 29, 2021. The AMF Portfolio Whole Loan has an initial interest rate of 3.72381004379935% per annum for the first 83 months of the loan term and steps up to 3.93100% thereafter. The AMF Portfolio Whole Loan borrowers utilized the proceeds of the AMF Portfolio Whole Loan, along with the AMF Portfolio Mezzanine Loan, to refinance existing debt on the AMF Portfolio Properties, return equity to the borrower sponsor, fund upfront reserves and pay origination costs.

The AMF Portfolio Whole Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The AMF Portfolio Whole Loan requires payments of interest only for the first 82 months of the loan term and then amortizes based on the amortization schedule set forth in Annex G of the Prospectus. The scheduled maturity date of the AMF Portfolio Whole Loan is the due date in November 2031. Voluntary prepayment of the AMF Portfolio Whole Loan in whole (but not in part) is permitted on or after July 6, 2031 without payment of a prepayment premium. At any time after the earlier of (i) December 6, 2024 and (ii) the second anniversary of the closing date of the securitization into which the last of the AMF Portfolio notes are securitized, the AMF Portfolio Whole Loan may be defeased in whole (or in part as described below under “—Release of Collateral”) with direct, non-callable obligations of the United States of America.

A-3-32

AMF PORTFOLIO

The table below summarizes the promissory notes that comprise the AMF Portfolio Whole Loan. The relationship between the holders of the AMF Portfolio Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus.

Note	Original Balance	Cut-off Date Balance	Note Holder(s)	Controlling Piece
A-1	$32,000,000	$32,000,000	BBCMS 2021-C12	Yes
A-2	32,000,000	32,000,000	BBCMS 2021-C12	No
A-3	24,000,000	24,000,000	GSMS 2021-GSA3	No
A-4	24,000,000	24,000,000	BMO	No
A-5-1	16,000,000	16,000,000	SMF II	No
A-5-2	4,000,000	4,000,000	GSMS 2021-GSA3	No
A-6	20,000,000	20,000,000	BBCMS 2021-C12	No
A-7	5,000,000	5,000,000	GSMS 2021-GSA3	No
A-8	5,000,000	5,000,000	BMO	No
A-9	5,000,000	5,000,000	GSMS 2021-GSA3	No
A-10	5,000,000	5,000,000	BMO	No
Total	$172,000,000	$172,000,000

■	The Mortgaged Properties. The AMF Portfolio Properties consist of 34 multifamily properties comprised of 3,299 residential units located in three states. The units are factory-built, modular construction buildings and most of the AMF Portfolio Properties offer a mix of studios, one and two-bedrooms, with a select few offering three-bedroom options. The AMF Portfolio Properties are located in Ohio (18 properties, 1,693 units, 51.4% of the allocated loan amount), Indiana (8 properties, 814 units, 25.7% of the allocated loan amount) and Georgia (8 properties, 792 units, 22.9% of the allocated loan amount). Each AMF Portfolio Property features garden-style apartments with stone and Hardie board siding exterior, private exterior entrances, a private patio, pitched roofs with composition shingles and immediate access to parking. Typical amenities include electric ranges, garbage disposals, refrigerators, air conditioning, full-sized washer and dryer hookups as well as attic space.

A-3-33

AMF PORTFOLIO

The following table presents detailed information with respect to each of the AMF Portfolio Properties:

Portfolio Summary

Property Name	City	State	Year Built	Units(1)	Allocated Loan Amount (“ALA”)	% of ALA	Appraised Value	UW NOI	% of UW NOI
Cambridge Commons	Indianapolis	IN	1985	235	$12,004,836	7.0%	$20,500,000	$1,169,018	6.9%
Indian Lake I	Morrow	GA	1987	243	10,657,847	6.2	19,100,000	1,076,533	6.4
Stewart Way 1	Hinesville	GA	1986	190	9,885,988	5.7	16,800,000	973,244	5.8
Cedargate Lancaster	Lancaster	OH	1972, 1984	157	8,716,764	5.1	14,000,000	846,763	5.0
Amesbury	Reynoldsburg	OH	1986	149	8,143,264	4.7	13,900,000	794,096	4.7
Red Deer	Fairborn	OH	1986	131	7,738,091	4.5	12,200,000	756,072	4.5
Olivewood	Indianapolis	IN	1985	128	7,347,948	4.3	11,800,000	716,588	4.2
Cherry Glen	Indianapolis	IN	1986	137	7,261,790	4.2	11,100,000	708,343	4.2
Plumwood	Columbus	OH	1977	143	7,015,723	4.1	12,600,000	695,361	4.1
Camelia Court	Dayton	OH	1982	110	6,830,258	4.0	9,400,000	664,053	3.9
Cedargate	Clayton	OH	1984	130	6,384,900	3.7	10,700,000	632,291	3.7
Millburn Court	Dayton	OH	1979	115	5,744,439	3.3	9,700,000	569,216	3.4
Rosewood Apartments	Columbus	OH	1985	89	5,597,108	3.3	8,100,000	541,675	3.2
Winthrop Court	Columbus	OH	1985	100	5,324,881	3.1	8,900,000	522,399	3.1
Annhurst	Indianapolis	IN	1984	83	4,628,218	2.7	7,600,000	453,184	2.7
Ashford Hills	Reynoldsburg	OH	1986	77	4,204,287	2.4	6,800,000	414,307	2.5
Harbinwood	Norcross	GA	1986	72	4,120,427	2.4	5,975,000	405,397	2.4
Willow Run - New Albany	New Albany	IN	1984	64	4,093,189	2.4	5,500,000	394,259	2.3
Parkville	Columbus	OH	1978	100	4,052,081	2.4	8,500,000	405,269	2.4
Applegate	Columbus	IN	1982	58	3,514,638	2.0	5,000,000	343,701	2.0
Stonehenge	Massillon	OH	1984	60	3,485,382	2.0	4,700,000	341,378	2.0
Meadowland	Bogart	GA	1984	60	3,405,837	2.0	4,900,000	335,949	2.0
Amberwood - Massillion	Massillon	OH	1987	63	3,015,071	1.8	4,700,000	297,408	1.8
Timberwood	Perry	GA	1985	60	3,014,790	1.8	4,700,000	297,451	1.8
Sherbrook	Columbus	OH	1985	60	2,965,344	1.7	5,400,000	293,547	1.7
Stonehenge Apartments	Indianapolis	IN	1984	60	2,897,713	1.7	5,800,000	286,012	1.7
Oakley Woods	Union City	GA	1985	60	2,876,704	1.7	5,000,000	271,865	1.6
Carriage Hill	Dublin	GA	1985	60	2,782,097	1.6	4,200,000	274,794	1.6
Barrington	Clarkston	GA	1984	47	2,636,384	1.5	3,850,000	257,059	1.5
Andover Court	Mount Vernon	OH	1982	51	2,542,118	1.5	4,100,000	249,507	1.5
Greenglen II	Toledo	OH	1982	58	2,518,304	1.5	4,200,000	253,312	1.5
Sandalwood	Toledo	OH	1983	50	2,435,099	1.4	3,700,000	242,912	1.4
Spicewood	Indianapolis	IN	1985	49	2,430,003	1.4	4,000,000	243,203	1.4
Meadowood - Mansfield	Mansfield	OH	1983	50	1,728,477	1.0	3,200,000	179,074	1.1
Total				3,299	$172,000,000	100.0%	$280,625,000	$16,905,238	100.0%

(1)	Based on the underwritten rent roll dated September 3, 2021.

Each AMF Portfolio Property is primarily comprised of studios, one-bedroom and two-bedroom units. Community amenities generally include 24/7 emergency maintenance, flexible lease terms, high speed internet access, laundry facilities and on-site management. Typical unit amenities include air conditioning, ceiling fans, extra storage linen closets, mini blinds, private patio/balcony, utility room with hookups for washer and dryers, built-in bookshelves, eat-in kitchen, storm doors, pet policy and vaulted ceilings. As of September 3, 2021, the AMF Portfolio Properties were 94.7% occupied.

A-3-34

AMF PORTFOLIO

The following table presents detailed information with respect to the units at the AMF Portfolio Properties:

Unit Mix(1)

Property Name	Units	Studio	1 BR	2 BR	3 BR	# Occupied Units	# Vacant Units	Occupancy %	$/Occupied Unit
Cambridge Commons	235	43	171	20	1	221	14	94.0%	$678
Indian Lake I	243	0	229	13	1	220	23	90.5%	742
Stewart Way 1	190	36	129	25	0	172	18	90.5%	768
Cedargate Lancaster	157	10	92	55	0	148	9	94.3%	666
Amesbury	149	43	95	11	0	139	10	93.3%	650
Red Deer	131	31	92	8	0	125	6	95.4%	694
Olivewood	128	25	86	17	0	122	6	95.3%	695
Cherry Glen	137	28	99	10	0	130	7	94.9%	688
Plumwood	143	24	100	19	0	131	12	91.6%	707
Camelia Court	110	18	75	17	0	105	5	95.5%	691
Cedargate	130	27	86	16	1	123	7	94.6%	671
Millburn Court	115	19	78	17	1	115	0	100.0%	693
Rosewood Apartments	89	8	64	17	0	88	1	98.9%	751
Winthrop Court	100	10	70	20	0	96	4	96.0%	747
Annhurst	83	8	59	16	0	82	1	98.8%	719
Ashford Hills	77	23	49	5	0	74	3	96.1%	719
Harbinwood	72	7	52	13	0	70	2	97.2%	809
Willow Run - New Albany	64	5	46	13	0	61	3	95.3%	735
Parkville	100	27	68	5	0	96	4	96.0%	648
Applegate	58	7	39	12	0	54	4	93.1%	779
Stonehenge	60	6	42	12	0	57	3	95.0%	744
Meadowland	60	6	42	12	0	58	2	96.7%	765
Amberwood - Massillion	63	7	50	6	0	60	3	95.2%	651
Timberwood	60	6	42	12	0	59	1	98.3%	674
Sherbrook	60	18	38	4	0	56	4	93.3%	727
Stonehenge Apartments	60	6	42	12	0	58	2	96.7%	647
Oakley Woods	60	6	42	12	0	54	6	90.0%	788
Carriage Hill	60	6	42	12	0	54	6	90.0%	640
Barrington	47	0	39	8	0	47	0	100.0%	774
Andover Court	51	9	32	10	0	49	2	96.1%	671
Greenglen II	58	14	39	5	0	57	1	98.3%	624
Sandalwood	50	6	34	10	0	48	2	96.0%	673
Spicewood	49	14	32	2	1	48	1	98.0%	678
Meadowood - Mansfield	50	5	35	10	0	48	2	96.0%	577
Total/Wtd. Avg.	3,299	508	2,330	456	5	3,125	174	94.7%	$703

(1)	Based on the underwritten rent roll dated September 3, 2021.

The borrower sponsor has invested approximately $5.9 million ($1,793 per unit) in capital expenditures at the AMF Portfolio Properties between 2019 and September 2021. Such improvements included exterior repairs, painting, new signage, asphalt repairs, roof repairs, interior unit upgrades and landscape refurbishment.

A-3-35

AMF PORTFOLIO

The following table presents certain information with respect to the historical capital expenditures at the AMF Portfolio Properties between 2019 and September 2021:

Historical Capital Expenditures 2019-September 2021(1)

Property Name	Interior	Exterior	Roof	Other	CapEx Totals	$/Unit
Cambridge Commons	$279,420	196,122	$97,315	$25,367	$598,224	$2,546
Indian Lake I	164,194	118,422	77,987	27,851	388,454	1,599
Stewart Way 1	191,624	45,689	20,052	43,489	300,854	1,583
Cedargate Lancaster	123,707	82,897	63,679	23,041	293,324	1,868
Amesbury	106,272	27,206	73,348	4,485	211,311	1,418
Red Deer	102,347	16,870	32,773	11,113	163,103	1,245
Olivewood	133,133	112,259	62,507	1,086	308,985	2,414
Cherry Glen	134,120	46,332	8,805	0	189,257	1,381
Plumwood	141,575	46,721	12,900	16,088	217,284	1,519
Camelia Court	98,420	12,423	7,100	25,967	143,910	1,308
Cedargate	94,092	20,310	8,665	445	123,512	950
Millburn Court	100,688	16,099	35,485	3,549	155,821	1,355
Rosewood Apartments	55,608	28,584	73,178	26,079	183,449	2,061
Winthrop Court	97,530	39,540	15,320	5,772	158,162	1,582
Annhurst	94,721	51,096	41,975	1,072	188,864	2,275
Ashford Hills	49,812	38,066	27,861	5,051	120,790	1,569
Harbinwood	71,611	39,740	37,293	35,954	184,598	2,564
Willow Run - New Albany	54,299	40,326	40,135	15,683	150,443	2,351
Parkville	107,462	35,469	80,100	7,032	230,063	2,301
Applegate	95,924	30,119	8,440	1,962	136,445	2,353
Stonehenge	50,799	39,825	6,815	157	97,596	1,627
Meadowland	53,879	39,698	25,123	14,330	133,030	2,217
Amberwood - Massillion	52,964	23,761	13,155	0	89,880	1,427
Timberwood	69,725	14,515	34,290	12,848	131,378	2,190
Sherbrook	36,940	12,640	26,177	22,071	97,828	1,630
Stonehenge Apartments	52,240	25,232	10,917	29,190	117,579	1,960
Oakley Woods	71,560	23,608	0	11,591	106,759	1,779
Carriage Hill	55,691	45,998	14,750	1,466	117,905	1,965
Barrington	50,921	38,776	25,315	34,873	149,885	3,189
Andover Court	29,983	9,550	35,295	12,290	87,118	1,708
Greenglen II	33,968	14,065	16,130	8,864	73,027	1,259
Sandalwood	38,251	16,441	27,466	17,369	99,527	1,991
Spicewood	45,485	28,866	0	621	74,972	1,530
Meadowood - Mansfield	25,323	5,045	31,308	31,224	92,900	1,858
Total/Avg.	$2,964,288	$1,382,310	$1,091,659	$477,980	$5,916,237	$1,793

(1)	As provided by the AMF Portfolio Whole Loan borrowers.

A-3-36

AMF PORTFOLIO

The following table presents certain information relating to historical occupancy at the AMF Portfolio Properties:

Historical Occupancy %(1)

Property Name	Units	2017	2018	2019	2020	As of 9/3/2021(2)
Cambridge Commons	235	87.3%	88.0%	89.9%	91.4%	94.0%
Indian Lake I	243	92.2%	92.3%	88.7%	89.6%	90.5%
Stewart Way 1	190	87.3%	82.5%	86.8%	78.8%	90.5%
Cedargate Lancaster	157	92.4%	92.1%	92.1%	90.3%	94.3%
Amesbury	149	88.1%	93.3%	87.3%	93.7%	93.3%
Red Deer	131	92.8%	90.9%	87.5%	89.0%	95.4%
Olivewood	128	90.5%	90.0%	92.0%	92.4%	95.3%
Cherry Glen	137	93.5%	92.3%	89.7%	93.1%	94.9%
Plumwood	143	91.3%	92.2%	86.7%	87.1%	91.6%
Camelia Court	110	87.2%	85.9%	85.5%	87.5%	95.5%
Cedargate	130	94.8%	91.2%	90.0%	91.0%	94.6%
Millburn Court	115	91.8%	89.2%	88.3%	93.2%	100.0%
Rosewood Apartments	89	93.2%	92.4%	95.0%	91.1%	98.9%
Winthrop Court	100	94.8%	93.6%	87.9%	88.7%	96.0%
Annhurst	83	91.8%	94.3%	95.5%	94.5%	98.8%
Ashford Hills	77	94.9%	96.1%	94.5%	95.0%	96.1%
Harbinwood	72	97.4%	96.8%	96.2%	96.5%	97.2%
Willow Run - New Albany	64	86.4%	86.6%	90.7%	91.4%	95.3%
Parkville	100	90.6%	92.7%	78.4%	87.2%	96.0%
Applegate	58	92.0%	89.7%	85.8%	91.5%	93.1%
Stonehenge	60	94.4%	94.3%	95.2%	96.9%	95.0%
Meadowland	60	97.1%	95.6%	97.9%	96.6%	96.7%
Amberwood - Massillion	63	93.6%	92.6%	90.2%	92.5%	95.2%
Timberwood	60	94.0%	90.7%	89.8%	93.2%	98.3%
Sherbrook	60	91.7%	94.2%	93.0%	94.0%	93.3%
Stonehenge Apartments	60	90.6%	87.3%	88.7%	90.2%	96.7%
Oakley Woods	60	96.2%	94.6%	91.4%	92.2%	90.0%
Carriage Hill	60	91.1%	92.8%	90.7%	92.4%	90.0%
Barrington	47	97.9%	99.2%	98.5%	96.0%	100.0%
Andover Court	51	94.4%	89.5%	88.8%	87.3%	96.1%
Greenglen II	58	89.0%	89.5%	85.5%	91.7%	98.3%
Sandalwood	50	88.0%	89.5%	87.1%	89.3%	96.0%
Spicewood	49	90.3%	93.1%	93.1%	95.7%	98.0%
Meadowood - Mansfield	50	94.4%	93.2%	92.0%	92.3%	96.0%
Total/Wtd. Avg.	3,299	91.6%	91.1%	89.7%	90.8%	94.7%

(1)	As provided by the AMF Portfolio Whole Loan borrowers and as of December 31 of each respective year unless indicated otherwise.

(2)	Based on the underwritten rent rolls dated September 3, 2021.

A-3-37

AMF PORTFOLIO

COVID-19 Update. Since January 2021, the tenant rental obligations at the AMF Portfolio Properties have not been materially disrupted by the macro effects of the COVID-19 pandemic. The AMF Portfolio Whole Loan is current through the December 2021 payment date. As of December 1, 2021, the AMF Portfolio Whole Loan is not subject to any forbearance, modification or debt service relief requests. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect Performance of the Mortgage Loans” in the Prospectus.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the AMF Portfolio Properties:

Cash Flow Analysis(1)

	2019	2020	TTM 8/31/2021	Underwritten	Underwritten $ per Unit
Gross Potential Rent(2)	$26,049,636	$26,890,466	$27,498,973	$27,891,556	$8,455
Economic Vacancy & Credit Loss(3)	(3,628,718)	(3,171,602)	(2,658,986)	(3,051,569)	(925)
Total Gross Income	$22,420,918	$23,718,864	$24,839,987	$24,839,987	$7,530
Other Income	4,441,206	4,344,675	4,551,214	4,551,214	1,380
Effective Gross Income	$26,862,124	$28,063,539	$29,391,201	$29,391,201	$8,909

Real Estate Taxes	$1,622,513	$1,762,604	$1,762,596	$1,964,756	$596
Insurance	890,716	1,219,170	1,262,693	1,209,433	367
Management Fee	805,866	841,908	881,739	881,736	267
Other Operating Expenses	8,249,007	8,204,222	8,430,038	8,430,038	2,555
Total Operating Expenses	$11,568,102	$12,027,904	$12,337,066	$12,485,963	$3,785

Net Operating Income	$15,294,022	$16,035,635	$17,054,135	$16,905,238	$5,124
Replacement Reserves	0	0	0	989,700	300
TI/LC	0	0	0	0	0
Net Cash Flow	$15,294,022	$16,035,635	$17,054,135	$15,915,538	$4,824

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items are not considered for the underwritten cash flow.

(2)	Underwritten Gross Potential Rent based on underwritten rent rolls dated September 3, 2021 with vacant units grossed up at the appraisal’s concluded market rents.

(3)	Underwritten Economic Vacancy & Credit Loss underwritten such that Total Gross Income equates to TTM 8/31/2021 collections.

A-3-38

AMF PORTFOLIO

■	Appraisals. According to the appraisals, the AMF Portfolio Properties had an “as is” appraised value of $280,625,000 as of September 23, 25, 26, 27, 28, 29 and 30, 2021, and October 1, 2021.

Location	Appraisal Approach	Value	Discount Rate	Capitalization Rate
Cambridge Commons	Direct Capitalization Approach	$20,500,000	N/A	6.00%
Indian Lake I	Direct Capitalization Approach	$19,100,000	N/A	5.75%
Stewart Way 1	Direct Capitalization Approach	$16,800,000	N/A	7.24%
Cedargate Lancaster	Direct Capitalization Approach	$14,000,000	N/A	6.00%
Amesbury	Direct Capitalization Approach	$13,900,000	N/A	6.25%
Red Deer	Direct Capitalization Approach	$12,200,000	N/A	6.00%
Olivewood	Direct Capitalization Approach	$11,800,000	N/A	6.00%
Cherry Glen	Direct Capitalization Approach	$11,100,000	N/A	6.00%
Plumwood	Direct Capitalization Approach	$12,600,000	N/A	6.00%
Camelia Court	Direct Capitalization Approach	$9,400,000	N/A	6.54%
Cedargate	Direct Capitalization Approach	$10,700,000	N/A	6.00%
Millburn Court	Direct Capitalization Approach	$9,700,000	N/A	6.25%
Rosewood Apartments	Direct Capitalization Approach	$8,100,000	N/A	6.50%
Winthrop Court	Direct Capitalization Approach	$8,900,000	N/A	5.75%
Annhurst	Direct Capitalization Approach	$7,600,000	N/A	6.00%
Ashford Hills	Direct Capitalization Approach	$6,800,000	N/A	6.00%
Harbinwood	Direct Capitalization Approach	$5,975,000	N/A	6.20%
Willow Run - New Albany	Direct Capitalization Approach	$5,500,000	N/A	6.50%
Parkville	Direct Capitalization Approach	$8,500,000	N/A	5.25%
Applegate	Direct Capitalization Approach	$5,000,000	N/A	6.50%
Stonehenge	Direct Capitalization Approach	$4,700,000	N/A	6.00%
Meadowland	Direct Capitalization Approach	$4,900,000	N/A	6.40%
Amberwood - Massillion	Direct Capitalization Approach	$4,700,000	N/A	6.00%
Timberwood	Direct Capitalization Approach	$4,700,000	N/A	6.50%
Sherbrook	Direct Capitalization Approach	$5,400,000	N/A	5.75%
Stonehenge Apartments	Direct Capitalization Approach	$5,800,000	N/A	6.00%
Oakley Woods	Direct Capitalization Approach	$5,000,000	N/A	6.30%
Carriage Hill	Direct Capitalization Approach	$4,200,000	N/A	6.50%
Barrington	Direct Capitalization Approach	$3,850,000	N/A	6.20%
Andover Court	Direct Capitalization Approach	$4,100,000	N/A	6.00%
Greenglen II	Direct Capitalization Approach	$4,200,000	N/A	6.00%
Sandalwood	Direct Capitalization Approach	$3,700,000	N/A	6.00%
Spicewood	Direct Capitalization Approach	$4,000,000	N/A	6.00%
Meadowood - Mansfield	Direct Capitalization Approach	$3,200,000	N/A	6.00%

Source: Appraisals.

■	Environmental Matters. According to the Phase I environmental reports, dated October 1, 2021, there are no recognized environmental conditions or recommendations for further action at the AMF Portfolio Properties other than: the implementation of ACM and LBP O&M plans for five of the AMF Portfolio Properties; short term radon testing at five of the AMF Portfolio Properties; and mold remediation for seven of the AMF Portfolio Properties. The AMF Portfolio Whole Loan borrowers obtained an environmental insurance policy for the AMF Portfolio Properties.

■	Market Overview and Competition. The AMF Portfolio Properties are geographically diverse with 34 properties located across several major multifamily markets. The top three markets by allocated loan amount (“ALA”) are Indianapolis, Indiana (6 properties, 692 units, 21.3% of ALA), Columbus, Ohio (5 properties, 492 Units, 14.5% of ALA) and Dayton, Ohio (2 properties, 225 units, 7.3% of ALA).

Market Summary

State	# of Properties(1)	# of Units(1)	% of Portfolio Units(1)	In-Place Occupancy(1)	Avg. In-Place Rent(1)	ALA	% of Whole Loan	UW NCF	% of UW NCF
Ohio	18	1,693	51.3%	95.4%	$685	$88,441,591	51.4%	$8,190,741	51.5%
Indiana	8	814	24.7%	95.3%	$696	$44,178,335	25.7%	$4,070,107	25.6%
Georgia	8	792	24.0%	92.7%	$749	$39,380,074	22.9%	$3,654,690	23.0%
Total	34	3,299	100.0%	94.7%	$703	$172,000,000	100.0%	$15,915,538	100.0%

(1)	Based on the underwritten rent roll dated September 3, 2021.

A-3-39

AMF PORTFOLIO

The following table presents certain demographic statistical information relating to the AMF Portfolio Properties.

Demographics Summary(1)

	Median Household Income			Population
Property	1 Mile	3 Mile	5 Mile	1 Mile	3 Mile	5 Mile
Cambridge Commons	$46,954	$50,079	$49,324	10,584	96,024	218,170
Indian Lake I	$48,439	$48,351	$49,219	4,283	73,991	196,269
Stewart Way 1	$49,424	$48,693	$49,504	4,692	31,163	43,642
Cedargate Lancaster	$36,491	$47,515	$51,975	5,665	31,631	51,344
Amesbury	$62,598	$55,867	$59,670	17,728	96,823	224,712
Red Deer	$68,603	$63,633	$72,774	5,889	34,308	74,488
Olivewood	$43,318	$39,462	$41,344	9,217	82,859	214,088
Cherry Glen	$40,501	$44,352	$48,969	11,885	87,539	228,705
Plumwood	$46,596	$53,766	$56,114	20,649	89,573	197,075
Camelia Court	$35,162	$34,010	$36,583	10,159	71,469	141,300
Cedargate	$67,195	$71,251	$63,220	9,237	33,470	59,509
Millburn Court	$99,664	$93,100	$90,061	6,651	48,555	114,333
Rosewood Apartments	$52,962	$62,208	$69,361	13,676	120,720	280,698
Winthrop Court	$52,962	$62,208	$69,361	13,676	120,720	280,698
Annhurst	$52,120	$54,468	$55,474	8,492	70,151	177,088
Ashford Hills	$54,370	$56,812	$58,807	11,834	107,751	238,701
Harbinwood	$49,437	$49,325	$56,850	15,451	114,789	255,779
Willow Run - New Albany	$63,216	$54,543	$53,080	7,651	55,194	114,050
Parkville	$52,962	$62,208	$69,361	13,676	120,720	280,698
Applegate	$62,608	$59,509	$61,057	9,640	40,649	47,464
Stonehenge	$48,990	$52,300	$58,192	5,031	38,407	70,800
Meadowland	$62,038	$68,450	$63,162	4,922	28,964	71,614
Amberwood - Massillion	$65,656	$62,407	$61,560	8,192	45,554	104,479
Timberwood	$44,532	$53,468	$61,327	1,988	14,841	23,358
Sherbrook	$52,962	$62,208	$69,361	13,676	120,720	280,698
Stonehenge Apartments	$46,680	$52,993	$45,733	3,357	55,740	179,462
Oakley Woods	$43,183	$54,277	$56,042	7,612	52,274	125,167
Carriage Hill	$39,738	$40,092	$40,822	4,748	18,596	24,988
Barrington	$41,033	$62,083	$66,918	16,549	108,880	270,349
Andover Court	$47,352	$50,058	$53,454	5,684	20,740	27,554
Greenglen II	$53,597	$62,631	$57,472	8,922	56,244	150,899
Sandalwood	$55,680	$48,203	$48,741	7,021	77,988	223,810
Spicewood	$39,403	$42,610	$46,485	9,661	68,791	216,280
Meadowood - Mansfield	$56,652	$51,472	$46,951	5,912	26,291	57,529

(1)	Source: Appraisals.

A-3-40

AMF PORTFOLIO

The following table presents certain submarket information relating to the AMF Portfolio Properties.

Submarket Summary(1)

Property	Submarket	Submarket Rent/Unit	Submarket Occupancy
Cambridge Commons	Northwest Marion County	$884	95.9%
Indian Lake I	Clayton County	$1,121	94.8%
Stewart Way 1	Liberty County	$985	95.3%
Cedargate Lancaster	Fairfield County	$1,066	98.2%
Amesbury	Southern Columbus	$947	92.8%
Red Deer	Fairborn/AFB	$786	97.5%
Olivewood	Southeast Indianapolis	$857	94.6%
Cherry Glen	Central Marion County	$825	92.0%
Plumwood	Greater Hilltop Columbus	$963	93.8%
Camelia Court	Northeast Dayton	$781	96.6%
Cedargate	Fairborn/AFB	$786	97.5%
Millburn Court	Centerville/Kettering	$936	96.4%
Rosewood Apartments	Northeast Columbus	$1,020	95.4%
Winthrop Court	Northeast Columbus	$1,020	95.4%
Annhurst	Northwest Marion County	$884	95.9%
Ashford Hills	Southern Columbus	$947	92.8%
Harbinwood	Outlying Gwinnett County	$1,396	96.8%
Willow Run - New Albany	Southern Indiana	$866	95.1%
Parkville	Northeast Columbus	$1,020	95.4%
Applegate	Columbus	$986	91.6%
Stonehenge	Massillon	$690	98.3%
Meadowland	Athens	$1,049	96.0%
Amberwood - Massillion	Massillon	$690	98.3%
Timberwood	Macon	$954	92.9%
Sherbrook	Northeast Columbus	$1,020	95.4%
Stonehenge Apartments	Southeast Indianapolis	$857	94.6%
Oakley Woods	South Fulton County	$1,189	88.5%
Carriage Hill	Laurens County	$517	96.6%
Barrington	Southeast DeKalb	$1,132	92.9%
Andover Court	Mount Vernon	$1,290	99.2%
Greenglen II	Ottawa Hills	$736	95.6%
Sandalwood	Ottawa Hills	$736	95.6%
Spicewood	Central Marion County	$825	92.0%
Meadowood - Mansfield	Lexington	$851	99.4%

(1)	Source: Appraisals.

■	The Borrowers. The AMF Portfolio Whole Loan borrowers consist of 46 “recycled” single-purpose entities that are Ohio limited partnerships, Ohio limited liability companies, Georgia limited partnerships, Georgia limited liability companies or Delaware limited liability companies. Each AMF Portfolio Whole Loan borrower is structured to be a single purpose bankruptcy-remote entity, having two independent directors in its organizational structure and is indirectly owned by Arbor Realty Sr, Inc. Legal counsel to the AMF Portfolio Whole Loan borrowers delivered a non-consolidation opinion in connection with the origination of the AMF Portfolio Whole Loan.

The borrower sponsor is Arbor Realty Sr, Inc., a wholly-owned indirect subsidiary of Arbor Realty Trust, Inc. (“Arbor”) (NYSE: ABR). Arbor, which began operations in 2003, is a nationwide real estate investment trust and direct lender, providing loan origination and servicing for multifamily, seniors housing, healthcare and other commercial real estate assets. Headquartered in Uniondale, New York, Arbor manages a multibillion-dollar servicing portfolio, specializing in government-sponsored enterprise products. Arbor is a Fannie Mae Delegated Underwriting and Servicing (“DUS”) lender and Freddie Mac Optigo Seller/Servicer. Arbor’s lending products include CMBS, bridge, mezzanine and preferred equity loans.

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AMF PORTFOLIO

■	Escrows. At origination, the AMF Portfolio Whole Loan borrowers funded (i) a tax reserve in the amount of $715,487, (ii) an insurance reserve in the amount of $403,757, (iii) a deferred maintenance reserve of $756,042 and (iv) an upfront replacement reserve in the amount of $500,000.

Tax Reserve – On each due date, the AMF Portfolio Whole Loan borrowers are required to fund a tax reserve in an amount equal to one-twelfth of the property taxes (initially $168,641).

Insurance Reserve – On each date, the AMF Portfolio Whole Loan borrowers are required to fund an insurance reserve in an amount equal to one-twelfth of insurance premiums that the lender reasonably estimates will be payable during the ensuing 12 months (initially $100,786).

Replacement Reserve – On each due date, the AMF Portfolio Whole Loan borrowers are required to fund a capital expenditures reserve in the amount of approximately $82,475.

■	Lockbox and Cash Management. The AMF Portfolio Whole Loan is structured with a soft lockbox and springing cash management upon the occurrence and continuance of an AMF Portfolio Cash Trap Period (as defined below). The AMF Portfolio Whole Loan documents require that all rents received by the AMF Portfolio Whole Loan borrowers or the property managers be deposited into the lockbox account within three business days of receipt. During the continuance of an AMF Portfolio Cash Trap Period, all funds in the lockbox account are required to be swept each business day to a lender-controlled cash management account and disbursed in accordance with the AMF Portfolio Whole Loan documents.

An “AMF Portfolio Cash Trap Period” will commence upon the earliest to occur of (i) an event of default under the AMF Portfolio Whole Loan, (ii) upon any bankruptcy action of a AMF Portfolio Whole Loan borrower, principal, or the property manager until, in the case of a bankruptcy of the property manager (or involuntary bankruptcy with respect to an affiliated property manager), the property manager is replaced in accordance with the AMF Portfolio Whole Loan documents, (iii) the debt yield (based on the trailing 12-month income and expenses) falls below 7.25% as of the end of any calendar quarter until the debt yield is 7.50% for two consecutive calendar quarters and (iv) the occurrence of an event of default under the mezzanine loan.

■	Property Management. The AMF Portfolio Properties are currently managed by Elon Property Management, L.L.C., an affiliate of the AMF Portfolio Whole Loan borrowers, pursuant to a management agreement.

■	Mezzanine or Subordinate Secured Indebtedness. A $13,000,000 mezzanine loan (the “AMF Portfolio Mezzanine Loan”) was funded concurrently with the origination of the AMF Portfolio Whole Loan and is secured by the direct equity ownership in the AMF Portfolio Whole Loan borrowers. The AMF Portfolio Mezzanine Loan accrues interest based on a fixed schedule which varies by month with an interest rate of 6.67228249742403% per annum through the December 2024 payment. Beginning with the January 2025 payment, the interest rate increases throughout the term and fully amortizes in October 2028. Including the AMF Portfolio Whole Loan and the AMF Portfolio Mezzanine Loan, the total debt Cut-off Date LTV Ratio, total debt underwritten NCF DSCR and total debt underwritten NOI Debt Yield are 65.9%, 1.51x and 9.1%, respectively. The lenders of the AMF Portfolio Whole Loan and the AMF Portfolio Mezzanine Loan have entered into an intercreditor agreement that governs their relationship.

■	Release of Collateral. Following the date that is earlier of (i) two years from the closing date of the securitization that includes the last note comprising the AMF Portfolio Whole Loan to be securitized and (ii) December 6, 2024, the AMF Portfolio Whole Loan borrowers will be permitted to release one or more AMF Portfolio Properties as collateral for the AMF Portfolio Whole Loan (each such Property, a “Release Property”), provided that, among other things, the AMF Portfolio Whole Loan borrowers partially defease the AMF Portfolio Whole Loan in an amount equal to the greater of (1) 115% of the portion of the allocated loan amount applicable to the Release Property (as determined by the lender in its sole discretion prior to the origination of the AMF Portfolio Whole Loan), and (2) the amount that would result in (A) the loan-to-value ratio with respect to the AMF Portfolio Properties remaining after giving effect to the release (the “Remaining Properties”) not exceeding 70%, (B) the debt service coverage ratio with respect to the Remaining Properties being not less than the greater of (x) 1.40x and (y) the debt service coverage ratio on the Remaining Properties serving as collateral for the AMF Portfolio Whole Loan immediately prior to such release and (C) the debt yield with respect to the Remaining Properties being not less than the greater of (x) 8.35% and (y) the debt yield on the Remaining Properties serving as collateral for the AMF Portfolio Whole Loan immediately prior to such release. Each of the above tests are based on the then outstanding principal balances of the AMF Portfolio Whole Loan and the AMF Portfolio Mezzanine Loan in the aggregate and are to be determined by the lender in its reasonable discretion. In the event of any defeasance of the AMF Portfolio Whole Loan, the AMF Portfolio Mezzanine Loan borrower will be required to defease a portion of the AMF Portfolio

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AMF PORTFOLIO

Mezzanine Loan in an amount equal to the product of (x) the outstanding principal balance of the AMF Portfolio Mezzanine Loan and (y) a fraction, the numerator of which is the amount of the AMF Portfolio Whole Loan being defeased and the denominator of which is the then-outstanding principal balance of the AMF Portfolio Whole Loan (i.e., without taking into account the defeasance of the AMF Portfolio Whole Loan).

■	Terrorism Insurance. The AMF Portfolio Whole Loan borrowers are required to maintain terrorism insurance in an amount equal to the full replacement cost of the AMF Portfolio Properties, as well as 18 months of rental loss and/or business interruption coverage. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

A-3-43

EXTRA SPACE SELF STORAGE PORTFOLIO II

1855

Extra Space St. Petersburg

203.990.1271

Extra Space Stamford

Extra Space Miami

Extra Space Milton

ExtraSpace Storage

Extra Space Atlanta

A-3-44

EXTRA SPACE SELF STORAGE PORTFOLIO II

Hartford
CONNECTICUT
RI
Cleveland
New York
Newark
Trenton
PENNSYLVANIA
Pittsburgh
Philadelphia
NEW JERSEY
OHIO
MARYLAND
Baltimore
Cincinnati
Washington, D.C.
DE
WEST VIRGINIA
Charleston
Louisville
KENTUCKY
VIRGINIA
Richmond
Norfolk
Greensboro
Raleigh
Knoxville
NORTH CAROLINA
Charlotte
Chattanooga
Greenville
SOUTH CAROLINA
Columbia
Wilmington
Atlanta
GEORGIA
Atlantic Ocean
Savannah
Jacksonville
FLORIDA
Orlando
Tampa
St. Petersburg
Miami
1
2
3
4

	PROPERTY NAME	ADDRESS	CITY	STATE	ZIP CODE
1	Extra Space Miami	120 Northwest 27th Avenue	Miami	Florida	33125
2	Extra Space Stamford	370 West Main Street	Stamford	Connecticut	06902
3	Extra Space St. Petersburg	1855 32nd Street North	St. Petersburg	Florida	33713
4	Extra Space Milton	2915 Webb Road	Alpharetta	Georgia	30004

A-3-45

EXTRA SPACE SELF STORAGE PORTFOLIO II

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	4		Loan Seller		AREF
Location (City/State)	Various		Cut-off Date Principal Balance		$28,500,000
Property Type	Various		Cut-off Date Principal Balance per Unit		$105.44
Size (SF)	270,295		Percentage of Initial Pool Balance		4.6%
Total Occupancy as of 9/30/2021	71.2%		Number of Related Mortgage Loans		None
Owned Occupancy as of 9/30/2021	71.2%		Type of Security		Fee
Year Built / Latest Renovation	Various / Various		Mortgage Rate		3.62000%
Appraised Value(1)	$82,200,000		Original Term to Maturity (Months)		120
			Original Amortization Term (Months)		NAP
			Original Interest Only Period (Months)		120

Underwritten Revenues	$3,923,103
Underwritten Expenses	$1,924,106		Escrows(3)
Underwritten Net Operating Income (NOI)	$1,998,998			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$1,958,660		Taxes	$427,708	$57,028
Cut-off Date LTV Ratio(2)	30.4%		Insurance	$46,908	$7,818
Maturity Date LTV Ratio(2)	30.4%		Replacement Reserve	$0	$3,361
DSCR Based on Underwritten NOI / NCF	1.91x / 1.87x		Other Reserve(4)	$3,500,000	$0
Debt Yield Based on Underwritten NOI / NCF(2)	8.0% / 7.8%

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$28,500,000	32.7%	Purchase Price(5)	$81,600,000	93.5%
Sponsor Equity	58,780,911	67.3	Reserves	3,974,616	4.6
			Origination Costs	1,706,295	2.0
Total Sources	$87,280,911	100.0%	Total Uses	$87,280,911	100.0%

(1)	The roll-up appraisal also concluded to an aggregate “as stabilized” value including premium for portfolio valuation of $92.45 million which assumes that three of the Extra Space Self Storage Portfolio II Properties (as defined below) reach respective stabilized occupancies between 90.0% to 92.0% as well as a portfolio premium.
(2)	Cut-off Date LTV Ratio, Maturity Date LTV Ratio and Debt Yield Based on Underwritten NOI / NCF are calculated net of the $3,500,000 earnout reserve. Cut-off Date LTV Ratio, Maturity Date LTV Ratio and Debt Yield Based on Underwritten NOI / NCF without netting the earnout reserve would be 34.7%, 34.7%, and 7.0% / 6.9%, respectively.
(3)	See “—Escrows” below.
(4)	The Other Reserve consists of an earnout reserve of $3,500,000. See “- Escrows” below.
(5)	Affiliates of the borrower sponsor acquired the Extra Space Self Storage Portfolio II Properties in four separate off-market transactions unencumbered during the period from November 2017 through March 2019 and subsequently sold the Extra Space Self Storage Portfolio II Properties to the borrowers of the Extra Space Self Storage Portfolio II Loan (as defined below).

■	The Mortgage Loan. The Extra Space Self Storage Portfolio II mortgage loan (the “Extra Space Self Storage Portfolio II Loan”) is evidenced by a promissory note in the original principal amount of $28,500,000 secured by the borrowers’ fee simple interest in a portfolio of four self-storage facilities containing 2,923 climate-controlled self-storage units and three retail suites totaling 2,213 SF located across three states (collectively, the “Extra Space Self Storage Portfolio II Properties”).

The Extra Space Self Storage Portfolio II Loan has an interest rate of 3.62000% per annum. The borrower utilized the proceeds of the Extra Space Self Storage Portfolio II Loan to fund the recapitalization of the Extra Space Self Storage Portfolio II Properties and fund upfront reserves and pay origination costs.

The Extra Space Self Storage Portfolio II Loan has a 10-year term and is interest only throughout the term. The Extra Space Self Storage Portfolio II Loan had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The scheduled maturity date of the Extra Space Self Storage Portfolio II Loan is the due date in October 2031.

■	The Mortgaged Properties. The Extra Space Self Storage Portfolio II Properties are comprised of four Class A self-storage properties located in four cities in three states. The Extra Space Self Storage Portfolio II Properties comprise approximately 30.4%, 20.6%, 22.9%, and 26.1% of the Underwritten NOI and are located in Miami, Florida (the “Extra Space Miami”), Alpharetta, Georgia (the “Extra Space Milton”), St. Petersburg, Florida (the “Extra Space St. Petersburg”) and Stamford, Connecticut (the “Extra Space Stamford”), respectively. The Extra Space Self Storage Portfolio II Properties range from 37,428 to 95,545 SF and contain a total of 2,923 storage units of which 100.0% are climate controlled. In addition to the self-storage units, the Extra Space Stamford property and the Extra Space Miami property feature retail spaces totaling 1,380 SF and 833 SF, respectively. The Extra Space Miami property, the Extra Space Milton property, and the Extra Space St. Petersburg property were recently constructed between 2019-2020. The Extra Space Stamford property was built in 1978 and underwent a significant renovation in 2019. Given the recent constructions and renovations, the Extra Space Self Storage Portfolio II Properties have not yet reached stabilized occupancies and as of September 30, 2021, occupancy ranges from 57.0% to 92.8% and averages 71.2%.

A-3-46

EXTRA SPACE SELF STORAGE PORTFOLIO II

The following table presents certain information relating to the Extra Space Self Storage Portfolio II Properties:

Property Name	City, State	Allocated Loan Amount	% of Allocated Loan Amount	As-Is Appraised Value(1)	As-Stabilized Appraised Value(1)	As-Stabilized Date(1)	UW NOI	% of UW NOI
Extra Space Miami	Miami, FL	$8,710,000	30.6%	$33,550,000	$36,350,000	8/26/2023	$606,749	30.4%
Extra Space Milton	Alpharetta, GA	5,700,000	20.0	15,700,000	16,950,000	8/28/2023	411,974	20.6
Extra Space St. Petersburg(2)	St. Petersburg, FL	6,460,000	22.7	15,700,000	15,700,000	8/20/2021	457,639	22.9
Extra Space Stamford	Stamford, CT	7,630,000	26.8	17,250,000	17,850,000	8/31/2022	522,636	26.1
Total		$28,500,000	100.0%	$82,200,000	$86,850,000		$1,998,998	100.0%

(1)	Source: Appraisals.
(2)	The Extra Space St. Petersburg property utilizes the As-Is Appraised Value.

The following table presents certain information relating to the Extra Space Self Storage Portfolio II Properties:

Property Name	Year Built/ Renovated	Number of Stories	NRA (SF	Number of Units(1)	Occ. (%)(1)	Retail Spaces(1)	Total Parking Spaces(2)
Extra Space Miami	2020/NAP	8	95,545	1,075	57.0%	1	17
Extra Space Milton	2019/NAP	4	74,512	752	63.0	NAP	21
Extra Space St. Petersburg	2019/NAP	3	62,810	611	92.8	NAP	19
Extra Space Stamford	1978/2019	5	37,428	485	88.2	4	24
Total			270,295	2,923	71.2%	5	81

(1)	Based on the underwritten rent roll as of September 30, 2021. Extra Space Stamford retail space count includes two cell tower tenants.

(2)	Source: Appraisals.

COVID-19 Update.  As of December 3, 2021, all of the Extra Space Self Storage Portfolio II Properties are open and operating. The borrower sponsor reported that rent collections in October and November 2021 were 93.0% and 91.0%, respectively. The borrower sponsor noted that accounts receivable amounts are currently higher than normal due to carryover tenants from the previous operator. As of December 3, 2021 the Extra Space Self Storage Portfolio II Loan is not subject to any modification or forbearance request. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect Performance of the Mortgage Loans” in the Prospectus.

The following table presents certain information relating to historical occupancy at the Extra Space Self Storage Portfolio II Properties:

Historical Leased %

2018(1)	2019(1)	As of 9/30/2021(2)
NAP	NAP	71.2%

(1)	Historical occupancies were not available as the Extra Space Self Storage Portfolio II Properties were either constructed or substantially renovated recently.

(2)	Based on the underwritten rent roll as of September 30, 2021.

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EXTRA SPACE SELF STORAGE PORTFOLIO II

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Extra Space Self Storage Portfolio II Properties:

Cash Flow Analysis(1)(2)

	TTM 9/30/2021	Underwritten	Underwritten $ per SF
Gross Potential Rent	$4,353,319	$6,118,128	$22.64
Commercial Income	232,321	232,321	0.86
Other Income(3)	241,071	290,189	1.07
Loss-to-Lease	0	(837,313)	(3.10)
Vacancy	(1,948,107)	(1,626,612)	(6.02)
Credit Loss	(8,884)	(8,884)	(0.03)
Concessions	(239,211)	(244,725)	(0.91)
Effective Gross Income	$2,630,509	$3,923,103	$14.51
Total Operating Expenses	1,261,940(4)	1,924,106	7.12
Net Operating Income	$1,368,569	$1,998,998	$7.40
Capital Expenditures	0	40,337	0.15
Net Cash Flow(5)	$1,368,569	$1,958,660	$7.25

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Historical operating performance prior to TTM 9/30/2021 is not available as the Extra Space Self Storage Portfolio II Properties were either constructed or substantially renovated in 2019 and 2020.
(3)	Other Income is comprised of tenant paid insurance, merchandise sales, fee income, and other miscellaneous income.
(4)	TTM 9/30/2021 Total Operating Expenses represent operating expenses from trailing twelve months ending August 31, 2021, due to the management and system transition in the acquisition.
(5)	The increase in Underwritten Net Cash Flow from TTM 9/30/2021 Net Cash Flow is primarily attributed to the increase in self-storage occupancy from 58.1% over the TTM period to 75.7% (on a SF basis) as of the September 30, 2021 rent roll. Extra Space Miami, Extra Space Milton, and Extra Space St. Petersburg were recently constructed between 2019 and 2020. Extra Space Stamford was built in 1978 and underwent a significant renovation in 2019.

■	Appraisals. According to the appraisals, the Extra Space Self Storage Portfolio II Properties had an aggregate “as-is” appraised value of $82,200,000 as of August 2021. The roll-up appraisal also concluded to an aggregate “as stabilized” value including premium for portfolio valuation of $92.45 million which assumes that three of the Extra Space Self Storage Portfolio II Properties reach respective stabilized occupancies between 90.0% to 92.0% between September 2022 and August 2023 as well as the inclusion of a portfolio premium.

■	Environmental Matters. According to the Phase I environmental reports dated between July 26, 2021, and August 13, 2021, there are no recognized environmental conditions or recommendations for further action at the Extra Space Self Storage Portfolio II Properties.

■	Market Overview and Competition. The Extra Space Self Storage Portfolio II Properties are located in Miami, Florida (36.8% of units), Alpharetta, Georgia (25.7% of units), St. Petersburg, Florida (20.9% of units) and Stamford, Connecticut (16.6% of units). Based on the rent comparables, the appraisal concluded to market rents of $1.43 to $2.74 PSF and market vacancy rates of 6.0% to 10.0% for the Extra Space Self Storage Portfolio II Properties. As per the rent roll dated September 30, 2021, the Extra Space Self Storage Portfolio II Properties have in place rents between $1.24 to $1.92 PSF and vacancy rates between 43.0% to 7.2%. The in-place rents PSF for all the Extra Space Self Storage Portfolio II Properties are approximately 22.0% below the respective market rents concluded by the appraisal.

Extra Space Miami

The Extra Space Miami property is located in Miami, Florida. The Extra Space Miami property is specifically located along the west side of NW 27th Street, a 6-lane thoroughfare in a dense, urban infill location in Little Havana, approximately four miles southeast of Miami International Airport and five miles west of downtown Miami. Primary access to the area is provided by SR 9 (NW 27th Avenue), which provides North-South directional access. Additionally, SR 968, also known as Flagler Street, is located just South of the Extra Space Miami property and runs east-west. The neighborhood is also served by the Miami City Buses and the Metrorail. According to the appraisal, the estimated 2021 population within a one-, three-, and five-mile radius of the Extra Space Brickell property was 49,150, 329,993, and 594,347, respectively. According to the appraisal, the estimated 2021 average household income within a one-, three-, and five-mile radius of the Extra Space Brickell property was $49,145, $71,374, and $81,994, respectively.

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EXTRA SPACE SELF STORAGE PORTFOLIO II

Extra Space Milton

The Extra Space Milton property is located in Alpharetta, Georgia. The Extra Space Milton property is specifically located within the commercial hub of Milton, proximate to retail and office buildings, at the intersection of Webb Road and Alpharetta Highway. According to the appraisal, the estimated 2021 population within a one-, three-, and five-mile radius of the Extra Space Milton property was 10,055, 63,156, and 160,372, respectively. According to the appraisal, the estimated 2021 average household income within a one-, three-, and five-mile radius of the Extra Space Milton property was $124,913, $151,067, and $178,380, respectively.

Extra Space St. Petersburg

The Extra Space St. Petersburg property is located in St. Petersburg, Florida. The Extra Space St. Petersburg property is specifically located at the intersection of 34th Street North and 22nd Avenue North, which connects the Extra Space St. Petersburg property to I-275 approximately one mile east. Major retailers within the same intersection location includes Sam’s Club, Publix, Winn-Dixie, and CVS. According to the appraisal, the estimated 2021 population within a one-, three-, and five-mile radius of the Extra Space St. Petersburg property was 14,077, 142,990, and 305,480, respectively. According to the appraisal, the estimated 2021 average household income within a one-, three-, and five-mile radius of the Extra Space St. Petersburg property was $71,394, $72,738, and $76,404, respectively.

Extra Space Stamford

The Extra Space Stamford property is located in Stamford, Connecticut. The Extra Space Stamford property is specifically located at the southwest corner of West Main Street and Wilson Street. West Main Street (US 1) is a major United States Highway that travels primarily north-south serving the East Coast of the country for approximately 2,370-miles. The Extra Space Stamford property also benefits from its location of being less than 1-mile north of I-95. I-95 is a major Interstate Highway on the East Coast of the United States that travels north-south from Miami, Florida to the Houlton-Woodstock Border Crossing. According to the appraisal, the estimated 2021 population within a one-, three-, and five-mile radius of the Extra Space Stamford property was 33,798, 123,903, and 174,169, respectively. According to the appraisal, the estimated 2021 average household income within a one-, three-, and five-mile radius of the Extra Space Stamford property was $120,356, $158,826, and $176,053, respectively.

The following table presents certain information relating to the rent comparables and the appraisal’s market rent conclusion for the Extra Space Self Storage Portfolio II Properties:

Market Rent Summary(1)

Building	In Place Occupancy(2)(3)	Rent Comparables Average Occupancy	Appraisal Concluded Occupancy	In Place Rent PSF(2)	Appraisal Concluded Rent PSF
Extra Space Miami	57.0%	96.0%	92.0%	$1.64	$2.13
Extra Space Milton	63.0%	94.0%	90.0%	$1.24	$1.43
Extra Space St. Petersburg	92.8%	96.0%	96.0%	$1.34	$1.61
Extra Space Stamford	88.2%	79.0%	92.0%	$1.92	$2.74

(1)	Source: Appraisal

(2)	Based on the underwritten rent roll as of September 30, 2021.

(3)	Given the recent constructions and renovations, the Extra Space Self Storage Portfolio II Properties have not yet reached stabilized occupancies.

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EXTRA SPACE SELF STORAGE PORTFOLIO II

The following table presents certain information relating to the sales of comparable properties to the Extra Space Miami property and Extra Space St. Petersburg property:

Comparable Sales(1)

Property	Year Built	Sale Date	SF	Sale Price	Price Per SF	OAR
Museo Vault 346 Northwest 29th Street Miami, FL	2008	4/20/2021	93,607	$49,200,000	$525.60	3.76%
SmartShop Self Storage 16900 Florida 54 Land O’ Lakes, FL	2020	9/17/2020	50,400	$15,100,000	$299.60	NAV
Public Storage 91 Southwest 3rd Street Miami, FL	2017	6/6/2019	74,913	$18,487,889	$246.79	4.75%
Public Storage-2190 SW 8th Street 2190 Southwest 8th Street Miami, FL	2017	6/6/2019	65,786	$15,941,938	$242.33	4.75%
Public Storage 180 West 6th Street Hialeah, FL	2017	6/6/2019	73,565	$15,554,387	$211.44	4.75%
Extra Space Storage 1201 North Flagler Drive Fort Lauderdale, FL	1954	5/30/2019	56,842	$12,000,000	$211.11	4.25%

(1)	Source: Appraisal

The following table presents certain information relating to the sales of comparable properties to the Extra Space Milton property:

Comparable Sales(1)

Property	Year Built	Sale Date	SF	Sale Price	Price Per SF	OAR
Extra Space Storage 10945 Westside Parkway Alpharetta, GA	2018	4/27/2021	60,946	$16,000,000	$262.53	4.75%
Life Storage 7366 Friendship Springs Blvd Flowery Branch, GA	2020	12/15/2020	93,000	$9,300,000	$100.00	4.60%
Extra Space Storage 3220 Centerville Highway Snellville, GA	2006	10/27/2020	95,954	$17,442,000	$181.77	5.44%
CubeSmart 3420 Sandy Plains Road Marietta, GA	2020	5/29/2020	82,391	$12,361,655	$150.04	5.50%
Extra Space Storage 1248 Zonolite Road Northeast Atlanta, GA	2007	3/16/2020	80,578	$18,100,000	$224.63	5.50%

(1)	Source: Appraisal

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EXTRA SPACE SELF STORAGE PORTFOLIO II

The following table presents certain information relating to the sales of comparable properties to the Extra Space Stamford property:

Comparable Sales(1)

Property	Year Built	Sale Date	SF	Sale Price	Price Per SF	OAR
Life Storage-Stillwater Avenue 300 Stillwater Avenue Stamford, CT	2015	6/24/2021	152,000	$39,544,265	$260.16	4.50%
Mini – Storage 38-01 47th Avenue Long Island City, NY	1950	12/21/2020	120,640	$48,000,000	$397.88	5.00%
39-25 21st St – CubeSmart 39-25 21st Street Long Island City, NY	1925	12/21/2020	87,340	$45,500,000	$520.95	4.50%
Mini – Storage 1312 Adams Street Hoboken, NJ	2018	4/21/2020	120,000	$48,450,000	$403.75	4.40%
252 Newport Street Brooklyn, NY	1930	10/15/2019	55,808	$20,750,000	$371.81	4.75%

(1)	Source: Appraisal

■	The Borrowers. The borrowers are NSP II Miami DST, NSP II Atlanta DST, NSP II Stamford DST, and NSP II St Pete DST (collectively, the “Extra Space Self Storage Portfolio II Borrowers”), each a Delaware statutory trust that is structured to be bankruptcy-remote. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Extra Space Self Storage Portfolio II Loan. Each of the Extra Space Self Storage Portfolio II Borrowers has a respective signatory trustee and trust manager (a “Signatory Trustee”) that is required to be a special purpose, bankruptcy remote entity. Each of the Extra Space Self Storage Portfolio II Properties is master leased to a respective master lessee that is required to be a special purpose, bankruptcy remote entity (a “Master Tenant”). NexPoint Storage Partners, Inc. (“NexPoint”) and NexPoint Storage Partners Operating Company, LLC are the non-recourse carveout guarantors and the borrowers sponsors with respect to the Extra Space Self Storage Portfolio II Loan.

NexPoint is an affiliate of alternative investment firm, NexPoint Advisors L.P. NexPoint is a real estate investment platform dedicated to originating, executing, financing, and managing investments in the self-storage sector. Across NexPoint, self-storage investments total approximately $1.1 billion. NexPoint Storage Partners, Inc. is the product of NexPoint Advisors L.P.’s November 2020 take-private acquisition of JCAP, a NYSE-listed self-storage REIT. NexPoint invests in newly built, multi-story, climate controlled, Class-A self-storage facilities—known as “Generation V” facilities—located in markets throughout the United States. NexPoint has 69 total self-storage investments across the country, 38 of which are wholly owned facilities.

Former shareholders of JCAP, now known as NexPoint Storage Partners, Inc. which is one of the borrower sponsors, filed class action lawsuits in connection with the acquisition of JCAP by affiliates of the borrower sponsors in November 2020 (the “Merger”). The pending class action lawsuits involve, among other things, allegations of deficiencies in the proxy materials issued by JCAP, breach of fiduciary duties, and an allegation, in principal part, that the Merger resulted from a conflicted sale process and failed to maximize value for the JCAP stockholders. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Prospectus.

■	Delaware Statutory Trust Master Lease. Each of the Extra Space Self Storage Portfolio II Borrowers is a Delaware statutory trust (“DST”). Each Signatory Trustee, pursuant to the respective Extra Space Self Storage Portfolio II Borrowers’ trust agreement, has the full power and authority to manage the respective Extra Space Self Storage Portfolio II Property and the activities and affairs of the respective Extra Space Self Storage Portfolio II Borrower, subject to certain DST restrictions related to the operation of the respective Extra Space Self Storage Portfolio II Property.

In order to accommodate the DST structure, each of the Extra Space Self Storage Portfolio II Borrowers entered into a respective master lease (the “Master Lease”) with a Master Tenant, and each Master Tenant is owned and controlled by NexPoint Storage Partners, Inc. Under each Master Lease, the related Extra Space Self Storage Portfolio II Property is leased in its entirety to the related Master Tenant, which subleases the self-storage units, leasable parking spaces and/or commercial retail units, as applicable, at such Extra Space Self Storage Portfolio II Property to sub-tenants. Each Master Tenant’s interest in all leases and tenant rents was collaterally assigned to

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EXTRA SPACE SELF STORAGE PORTFOLIO II

the applicable Extra Space Self Storage Portfolio II Borrower, which in turn collaterally assigned such interest to the lender. The lender may terminate each Master Lease (i) upon the occurrence of an event of default under such Master Lease or the applicable tenant/landlord subordination and assignment agreement, or (ii) at the lender’s election, in the event of a foreclosure or deed-in-lieu of foreclosure by the lender. Rent under each Master Lease consists of: (i) base rent (equal to the aggregate annual principal and interest payments and all required reserve deposits under the related Extra Space Self Storage Portfolio II Loan documents), (ii) additional rent (equal to the amount that gross revenues exceed the additional rent breakpoint set forth in the related Master Lease) and (iii) supplemental rent (equal to 90.0% of the amount by which gross revenue exceeds the supplemental rent breakpoint set forth in the related Master Lease). Pursuant to the Extra Space Self Storage Portfolio II Loan documents, NexPoint Storage Partners, Inc. must retain 100.0% of ownership interest in, and control of, each Master Tenant. Each Master Lease is subordinate to the Extra Space Self Storage Portfolio II Loan and is scheduled to expire after the maturity date of the Extra Space Self Storage Portfolio II Loan.

The Extra Space Self Storage Portfolio II Loan documents provide that the lender may, by written notice to the Signatory Trustees, direct the Signatory Trustees to cause the Extra Space Self Storage Portfolio II Borrowers to terminate the trust agreement of each Extra Space Self Storage Portfolio II Borrower by converting each Extra Space Self Storage Portfolio II Borrower from a DST to a Delaware limited liability company if (a) an event of default occurs or (b) the lender determines, in good faith, that an event of default is imminent which could reasonably be expected to cause a material adverse effect under the Extra Space Self Storage Portfolio II Loan documents. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Delaware Statutory Trusts” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Delaware Statutory Trusts” in the Prospectus.

■	Escrows. At origination, the Extra Space Self Storage Portfolio II Borrowers deposited approximately (i) $427,708 for real estate taxes, (ii) $46,908 for insurance premiums, and (iii) $3,500,000 in an earnout reserve.

Tax Reserve – The Extra Space Self Storage Portfolio II Borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes (initially estimated at approximately $57,028).

Insurance Reserve – The Extra Space Self Storage Portfolio II Borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12 of the estimated insurance premiums (initially estimated at approximately $7,818).

Replacement Reserve – The Extra Space Self Storage Portfolio II Borrowers are required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $3,361.

Earnout Reserve – The Extra Space Self Storage Portfolio II Loan documents provide for an upfront earnout reserve of $3,500,000. Provided that no event of default has occurred and is continuing, the lender will disburse all or a portion of the funds held in the earnout reserve to the Extra Space Self Storage Portfolio II Borrowers at such time as the net cash flow (based on the 12-month period preceding the date of calculation) debt yield is equal to or greater than 7.75%. In no event will the Extra Space Self Storage Portfolio II Borrowers be entitled to obtain a partial disbursement for less than $1,500,000. If the Extra Space Self Storage Portfolio II Properties have not achieved such debt yield of at least 7.75% by October 1, 2024, the lender will apply all funds on deposit in the earnout reserve to a partial prepayment or partial defeasance of the Extra Space Self Storage Portfolio II Loan on the next payment date. Any partial prepayment of the Extra Space Self Storage Portfolio II Loan in connection with this event will be subject to the payment of a yield maintenance premium, and the Extra Space Self Storage Portfolio II Borrowers are required to pay to the lender such yield maintenance premium and all costs incurred by lender with respect to such prepayment.

■	Lockbox and Cash Management. The Extra Space Self Storage Portfolio II Loan is structured with a hard lockbox and in-place cash management. Absent a continuing Cash Management Period (as defined below), the Extra Space Self Storage Portfolio II Borrowers and property manager are required to deposit into the lockbox account, within five business days of receipt, an amount necessary, to, among other things, (i) make the monthly deposits into the real estate tax and insurance reserves as described above under “Escrows”, (ii) pay debt service on the Extra Space Self Storage Portfolio II Loan, and (iii) make the monthly deposits into the replacement reserve as described above under “Escrows”. The amounts deposited in the lockbox account are required to be transferred to the cash management account and applied as described immediately above. During the continuance of a Cash Management Period, (a) the Extra Space Self Storage Portfolio II Borrowers and property manager are required to deposit into the lockbox account all rents and other revenue from the Extra Space Self Storage Portfolio II Properties within five business days of receipt and (b) provided no event of default under the Extra Space Self Storage Portfolio II Loan documents is continuing, all funds in the cash management account are required to be applied on each monthly payment date, among other things: (i) make the monthly deposits into the custodial funds subaccount, (ii) make the

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EXTRA SPACE SELF STORAGE PORTFOLIO II

monthly deposits into the real estate tax and insurance reserves as described above under “Escrows”, (iii) pay the monthly portion of fees charged by the cash management bank in accordance with the Cash Management Agreement, (iv) pay debt service on the Extra Space Self Storage Portfolio II Loan, (v) make the monthly deposits into the replacement reserve as described above under “Escrows”, (vi) make payments in an amount equal to the monthly operating expense budgeted amount, and (vii) to make payments into the cash collateral subaccount to be held as additional security for the Extra Space Self Storage Portfolio II Loan during the continuance of such Cash Management Period.

A “Cash Management Period” will commence upon (i) the stated maturity date, (ii) an event of default, or (iii) if, as of the last day of any calendar quarter, the debt service coverage ratio is less than 1.65x; and will end if, (1) the Extra Space Self Storage Portfolio II Loan and all other obligations under the Extra Space Self Storage Portfolio II Loan documents have been repaid in full or (2) the stated maturity date has not occurred and (A) with respect to clause (ii) above, such event of default has been cured and no other event of default has occurred and is continuing or (B) with respect to clause (iii) above, the lender has determined that the Extra Space Self Storage Portfolio II Properties have achieved a debt service coverage ratio of at least 1.70x as of the last day of a calendar quarter for two consecutive calendar quarters.

■	Property Management. The Extra Space Self Storage Portfolio II Properties are managed by Extra Space Management Inc.

■	Current Mezzanine or Subordinate Secured Indebtedness. None.

■	Permitted Future Mezzanine or Subordinate Secured Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The Extra Space Self Storage Portfolio II Borrowers are required to maintain comprehensive all risk insurance (including coverage for acts of terrorism) in an amount equal to the full replacement cost of the Extra Space Self Storage Portfolio II Properties.

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COPPERLEAF APARTMENTS

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COPPERLEAF APARTMENTS

Lake Erie
Presque Isle State Park
Lawrence Park
Erie
Penn State Behrend
Scott Park
West Erie Plaza
Pittsburgh Commons
Yorktown Center
Mercyhurst University
Erie Zoo
ERIE INTERNATIONAL AIRPORT
West Millcreek
Millcreek Mall Complex
Summit Township
CopperLeaf Apartments
2906 Copperleaf Drive
Erie, PA 16509
Summit Towne Center
Cleveland
Akron
Canton
OH PA
Pittsburgh
Columbus
MAP © 2021 CARTIFACT
DATA © OSM CONTRIBUTORS

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COPPERLEAF APARTMENTS

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller		AREF
Location (City/State)	Erie, Pennsylvania		Cut-off Date Principal Balance		$27,500,000
Property Type	Multifamily		Cut-off Date Principal Balance per Unit		$163,690
Size (Units)	168		Percentage of Initial Pool Balance		4.4%
Total Occupancy as of 10/1/2021(1)	100.0%		Number of Related Mortgage Loans		None
Owned Occupancy as of 10/1/2021(1)	100.0%		Type of Security		Fee
Year Built / Latest Renovation	2018-2020 / NAP		Mortgage Rate		4.31800%
Appraised Value(2)	$41,200,000		Original Term to Maturity (Months)		120
			Original Amortization Term (Months)		360
			Original Interest Only Period (Months)		60

Underwritten Revenues	$2,938,813
Underwritten Expenses	$919,411		Escrows(3)
Underwritten Net Operating Income (NOI)	$2,019,402			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$1,981,322		Taxes	$23,038	$23,038
Cut-off Date LTV Ratio	66.7%		Insurance	$27,665	$3,952
Maturity Date LTV Ratio	60.9%		Replacement Reserves	$0	$3,173
DSCR Based on Underwritten NOI / NCF	1.23x / 1.21x		TI/LC	$10,000	Springing
Debt Yield Based on Underwritten NOI / NCF	7.3% / 7.2%		Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$27,500,000	100.0%	Loan Payoff	$25,800,394	93.8%
			Return of Equity	1,261,590	4.6
			Origination Costs	377,313	1.4
			Reserves	60,704	0.2
Total Sources	$27,500,000	100.0%	Total Uses	$27,500,000	100.0%

(1)	Represents the weighted average occupancy of the multifamily and retail spaces based on square feet. As of October 1, 2021, the multifamily space was 100.0% occupied and the retail space was 44.9% occupied.

(2)	The appraisal concluded to an “as-is” value of $41,200,000 as of September 14, 2021 and an “as stabilized” value of $44,800,000 as of September 14, 2022 which assumes the commercial/retail component is leased up to stabilized occupancy.

(3)	See “—Escrows” below.

■	The Mortgage Loan. The CopperLeaf Apartments mortgage loan (the “CopperLeaf Apartments Loan”) is evidenced by one promissory note in the original principal amount of $27,500,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a multifamily property located in Erie, Pennsylvania (the “CopperLeaf Apartments Property”). The CopperLeaf Apartments Loan was originated by AREF on November 19, 2021 and represents approximately 4.4% of the Initial Pool Balance. The note evidencing the CopperLeaf Apartments Loan has an outstanding principal balance as of the Cut-off Date of $27,500,000 and an interest rate of 4.3180% per annum. The borrower utilized the proceeds of the CopperLeaf Apartments Loan to refinance existing debt, return equity to the borrower sponsor, fund reserves and pay origination costs.

The CopperLeaf Apartments Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The CopperLeaf Apartments Loan requires interest only payments on each due date for the first 60 months of the loan term and thereafter principal and interest payments based on a 30-year amortization schedule. Voluntary prepayment of the CopperLeaf Apartments Loan is permitted on or after the due date in October 2031 without payment of any prepayment premium. Provided that no event of default under the CopperLeaf Apartments Loan is continuing, defeasance with direct, non-callable obligations of the United States of America is permitted at any time following the second anniversary of the Closing Date.

■	The Mortgaged Property. The CopperLeaf Apartments Property is a multifamily property consisting of 168 multifamily units located in Erie, Pennsylvania, approximately six miles from downtown Erie. The CopperLeaf Apartments Property was completed in phases from 2018-2020 and is situated on a 43.37-acre site. Amenities at the CopperLeaf Apartments Property include a pool facility, fire pits, fitness center, 24-hour on-call maintenance, on-site security, laundry facilities, and parking. The CopperLeaf Apartments Property also features 726 total open surface parking spaces at 4.32 spaces per unit.

As of October 1, 2021, the multifamily component of the CopperLeaf Apartments Property was 100.0% occupied and contributes to 86.5% of underwritten base rent. Unit mix consists of 45 one-bedroom, 87 two-bedroom, and 36 three-bedroom units. It took approximately 17 months for the CopperLeaf Apartments Property to achieve 100.0% occupancy from the start of lease-up. According to management, there are no concessions currently being offered at the CopperLeaf Apartments Property and there is waitlist for the units.

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COPPERLEAF APARTMENTS

The CopperLeaf Apartments Property also has a retail component totaling 22,400 SF. As of October 1, 2021, the retail component was 44.9% occupied and contributes to 13.5% of underwritten base rent. The retail tenants include Palermo Realty (5,595 SF), The Cakery (3,576 SF), and R.H. Rutkowski Insurance (879 SF). One retail space (12,350 SF) is currently vacant. Palermo Realty & Development Corp., d/b/a Palermo Realty (“Palermo Realty”) is a borrower sponsor affiliated tenant and is the property manager for the CopperLeaf Apartments Property. The Palermo Realty lease is guaranteed by the non-recourse carveout guarantor.

The following table presents certain information relating to the units and rent for the multifamily component at the CopperLeaf Apartments Property:

Unit Mix(1)

Unit Type	# of Units	# of Occupied Units	# of Vacant Units	Average SF per Unit	NRA (SF)	Average In-Place Rent Per Month Per Unit	Average In-Place Rent Per Month Per SF	Competitive Set Rent Range (Per SF Per Month)(2)	Appraiser’s Concluded Market Rent Per Month (2)	Appraiser’s Concluded Market Rent (Per SF Per Month)(2)
One Bedroom	45	45	0	750	33,750	$1,094	$1.46	$1.01-$1.55	$1,150	$1.53
Two Bedroom	87	87	0	1,204	104,770	$1,357	$1.13	$0.58-$1.30	$1,400-$1,500	$0.95-$1.35
Three Bedroom	36	36	0	1,521	54,740	$1,606	$1.06	$0.84-$1.28	$1,600-$1,700	$1.07-$1.11
Total / Wtd. Avg.	168	168	0	1,150	193,260	$1,340	$1.16	NAP	$1,421	$1.24

(1)	Based on the underwritten rent roll dated October 1, 2021 for the multifamily units.

(2)	Based on the appraisal

The following table presents certain information relating to the major tenants occupying the retail component of the CopperLeaf Apartments Property:

Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA (SF)	% of Owned Retail GLA	UW Base Rent	% of Total UW Retail Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Palermo Realty(2)	NR/NR/NR	5,595	25.0%	$90,000	59.4%	$16.09	9/30/2033	None
The Cakery	NR/NR/NR	3,576	16.0	48,276	31.9	13.50	10/31/2024	None
R.H. Rutkowski Insurance	NR/NR/NR	879	3.9	13,185	8.7	15.00	4/30/2026	None
Three Largest Owned Tenants		10,050	44.9%	$151,461	100.0%	$15.07
Remaining Owned Tenants		0	0.0	0	0.0	0.00
Vacant Spaces (Owned Space)		12,350	55.1	0	0.0	0.00
Totals / Wtd. Avg. All Owned Tenants(3)		22,400	100.0%	$151,461	100.0%	$15.07

(1)	Based on the underwritten rent roll dated October 1, 2021.

(2)	Palermo Realty is a sponsor affiliated tenant and is the property manager for the CopperLeaf Apartments Property.

(3)	Weighted average UW Base Rent $ Per SF excludes vacant space.

COVID-19 Update.  As of December 3, 2021, the CopperLeaf Apartments Property is open and operating. The borrower sponsor reported that rent collections in October and November 2021 were 100%. The CopperLeaf Apartments Loan was originated on November 19, 2021 and has a first payment date of January 6, 2022. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect Performance of the Mortgage Loans” in the Prospectus.

The following table presents certain information relating to historical occupancy at the CopperLeaf Apartments Property:

Historical Leased %

2018(1)	2019(1)	2020(1)	As of 10/1/2021(2)(3)
NAV	NAV	NAV	100.0%

(1)	Historical occupancy is not available as the CopperLeaf Apartments Property was built between 2018 and 2020. Lease-up began in 2019 and the multifamily space reached 100% occupancy in April 2021.

(2)	Information obtained from the underwritten rent roll.

(3)	Represents the occupancy of the multifamily component only. As of October 1, 2021, the multifamily space was 100.0% occupied and the retail space was 44.9% occupied.

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COPPERLEAF APARTMENTS

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the CopperLeaf Apartments Property:

Cash Flow Analysis(1)(2)

	2020	TTM 9/30/2021	Underwritten(3)	Underwritten $ per SF
Gross Potential Rent	$2,005,092	$2,583,443	$2,701,082	$12.52
Retail Rent and Recoveries	90,000	163,158	498,106	2.31
Vacancy and Concessions(4)	0	(124,140)	(431,454)	(2.00)
Total Rent	$2,095,092	$2,622,461	$2,767,733	$12.83
Other Income(5)	48,307	121,285	171,080	0.79
Effective Gross Income	$2,143,399	$2,743,746	$2,938,813	$13.63

Total Operating Expenses	$787,565	$606,846	$919,411	$4.26

Net Operating Income	$1,355,834	$2,136,900	$2,019,402	$9.36
Replacement Reserves	0	0	38,080	0.18
Net Cash Flow	$1,355,834	$2,136,900	$1,981,322	$9.19

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Operating performance prior to 2020 is not available as the CopperLeaf Apartments Property was built between 2018 and 2020. Lease-up began in 2019.

(3)	Underwritten cash flow based on underwritten rent roll as of October 1, 2021.

(4)	Multifamily vacancy was underwritten based on an economic vacancy of 5.0%. The multifamily component was 100% occupied as of October 1, 2021. Retail vacancy was underwritten based on an economic vacancy of 59.5%. The retail component was 44.9% occupied as of October 1, 2021.

(5)	Other Income includes parking revenue, deposits, application fees, pet fees, clubhouse rental fees, and other miscellaneous fees and income.

■	Appraisal. According to the appraisal, the CopperLeaf Apartments Property had an “as is” appraised value of $41,200,000 as of September 14, 2021 and an “as stabilized” value of $44,800,000 as of September 14, 2022 which assumes the commercial/retail component is leased up to stabilized occupancy.

■	Environmental Matters. According to a Phase I environmental report dated September 22, 2021, there are no recognized environmental conditions or recommendations for further action at the CopperLeaf Apartments Property.

■	Market Overview and Competition. The CopperLeaf Apartments Property is located in the Erie metro area in Erie County, Pennsylvania. Erie serves as the primary access point to the Great Lake for Pennsylvania, and is situated approximately halfway between Buffalo, New York and Cleveland, Ohio. The CopperLeaf Apartments Property is situated approximately 1.5 miles from the Peach Street retail corridor, which features retailers including Walmart Supercenter, Target, Wegmans, the Home Depot, and Starbucks. The Erie International Airport is located within several miles of the CopperLeaf Apartments Property. Interstate 79 and Interstate 90 provide access to the downtown and greater Erie area, with public transportation available by bus at the Edinboro Road bus stop, approximately 0.4 miles away. Top employers in Erie, Pennsylvania include UPMC Hamot (2,976 employees), General Electric Co. (2,850 employees), Erie Indemnity Co. (2,850 employees), Saint Vincent Health Center (2,539 employees), and Wal-Mart Stores Inc. (1,750 employees).

According to the appraisal, the 2021 estimated population within a one-, three- and five-mile radius of the CopperLeaf Apartments Property was 1,336, 36,355, and 103,528, respectively; while the 2021 estimated median household income within the same radius was $70,621, $59,928, and $54,286, respectively.

According to the appraisal, the CopperLeaf Apartments Property is located in the Erie County multifamily market. The Erie County multifamily market has an overall vacancy of 2.4% and average asking rent of $867 per unit per month as of the third quarter of 2021. Based on the multifamily rental comparables, the appraiser concluded to market rents of $1,150 to $1,700 per month per unit for one to three bedrooms at the CopperLeaf Apartments Property. The current average in place multifamily rent across the different unit types are below the appraiser’s concluded market rent.

According to the appraisal, the CopperLeaf Apartments Property is located in the Erie County retail market. The Erie County retail market has an overall vacancy rate of 4.3% and average rental rate of $9.68 per SF per annum as of the second quarter of 2021. The vacancy rate held steady over the previous quarter, with net absorption totaling 56,779 SF in the second quarter of 2021, as new construction completions has led to an increase in vacancy from 3.4% in 2019. Based on the retail rental comparables, the appraiser concluded to market rent of $18.00 PSF NNN. The current average in place retail rent is $15.07 PSF NNN which is below the appraiser’s concluded market rent.

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COPPERLEAF APARTMENTS

The following table presents certain information relating to the primary multifamily competition for the CopperLeaf Apartments Property:

Competitive Set(1)

	CopperLeaf Apartments(2)	Carrollwood Village	Hammocks at Millcreek Apartments	Cherry Hill Apartments	Tanglewood Apartments	Pine Valley Apartments
No. of Units	168	30	272	124	206	22
Year Built	2018-2020	2010	2014	2010	1972	2013
Avg. Unit Size SF	1,150	1,280	1,200	1,226	778	1,299
Avg. Monthly Rent (range)	$1,340	$1,005-$1,490	$975-$1,455	$1,435-$1,745	$960-$1,250	$787-$1,259
Monthly Rent per SF (range)	$1.16	$0.88-$1.06	$1.03-$1.60	$1.19-$1.28	$1.09-$1.55	$0.58-$1.01
Occupancy	100.0%	100%	96%	100%	99%	91%

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated October 1, 2021 for the multifamily units.

■	The Borrower. The borrower is PLP X, LP, a Pennsylvania limited partnership and a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the CopperLeaf Apartments Loan. The borrower sponsor and non-recourse carveout guarantor under the CopperLeaf Apartments Loan is Joseph D. Palermo, Jr. For over 30 years, Joseph Palermo has been a developer, owner, and operator of multifamily properties in the Erie market. Joseph Palermo currently owns and manages 700+ multifamily units.

■	Escrows. At origination, the borrower deposited approximately (i) $23,038 for real estate taxes, (ii) $27,665 for insurance premiums, and (iii) $10,000 for tenant improvements and leasing commissions (“TI/LC”).

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes (initially estimated at approximately $23,038).

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of the estimated insurance premiums (initially estimated at approximately $3,952).

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to the cumulative sum equal to $200 per multifamily unit multiplied by the number of units plus $0.20 multiplied by the aggregate number of rentable SF of retail space (initially estimated at approximately $3,173 per month).

TI/LC Reserve – The borrower is required to deposit into a TI/LC reserve, on a monthly basis, an amount equal to $0.50 times the aggregate number of rentable SF of retail space (initially estimated at approximately $933) when the amount in the TI/LC reserve is less than $10,000 (the “TI/LC Reserve Cap”). The monthly deposit is not in place at origination as the TI/LC Reserve Cap has been reached with the initial deposit.

■	Lockbox and Cash Management. The CopperLeaf Apartments Loan is structured with a soft lockbox and springing cash management. The related loan documents require that the borrower cause all cash revenues relating to the CopperLeaf Apartments Property to be deposited in the lockbox account or a lender-controlled cash management account by the end of the one business day following receipt. Absent an ongoing CopperLeaf Apartments Cash Management Period (as defined below) or event of default under the CopperLeaf Apartments Loan, all funds in the lockbox account are required to be swept daily into a borrower operating account. During the continuance of a CopperLeaf Apartments Cash Management Period or event of default under the CopperLeaf Apartments Loan, all funds in the lockbox account are required to be swept daily into the cash management account. On each due date during a continuing CopperLeaf Apartments Cash Management Period, the related loan documents require that all amounts on deposit in the cash management account in excess of tax and insurance payments, the monthly debt service payment, required reserves and operating expenses be reserved in an excess cash flow reserve account. If no CopperLeaf Apartments Cash Management Period or event of default under the CopperLeaf Apartments Loan is continuing, all amounts remaining in the cash management account will be transferred to the borrower’s operating account and all funds in the lockbox account are again required to be swept daily into a borrower operating account. During the continuance of an event of default under the CopperLeaf Apartments Loan, funds on deposit in the cash management account may be applied by the lender in such order and priority as it determines in its sole discretion.

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COPPERLEAF APARTMENTS

A “CopperLeaf Apartments Cash Management Period” means the period beginning upon occurrence of any of the following: (i) the stated maturity date under the loan documents; (ii) an event of default; (iii) if, as of the last day of any calendar quarter, the debt service coverage ratio is less than the Debt Service Coverage Ratio Threshold (as defined below) (until the debt service coverage ratio reaches the applicable Debt Service Coverage Ratio Exit Level (as defined below) for two consecutive calendar quarters); or (iv) if, as of the last day of any calendar quarter, the debt yield (as calculated under the related loan documents) is less than the Debt Yield Threshold (as defined below) (until the debt yield reaches the applicable Debt Yield Exit Level (as defined below) for two consecutive calendar quarters).

The “Debt Service Coverage Ratio Threshold” means: (i) prior to the payment date in January 2026, a debt service coverage ratio of 1.60x based on the debt service for the preceding 12-month period and a debt service coverage ratio of 1.15x based on the presumed annual principal and interest payments that would be payable on the original principal amount based on a 30-year amortization schedule; (ii) prior to the payment date in January 2027, a debt service coverage ratio of 1.20x based on the presumed annual principal and interest payments that would be payable on the original principal amount based on a 30-year amortization schedule; (iii) prior to the payment date in January 2030, a debt service coverage ratio of 1.25x based on the debt service for the preceding 12-month period; and (iv) from the payment date in January 2030 and thereafter, a debt service coverage ratio of 1.30x based on the debt service for the preceding 12-month period.

The “Debt Service Coverage Ratio Exit Level” means: (i) prior to the payment date in January 2026, a debt service coverage ratio of 1.65x based on the debt service for the preceding 12-month period and a debt service coverage ratio of 1.20x based on the presumed annual principal and interest payments that would be payable on the original principal amount based on a 30-year amortization schedule; (ii) prior to the payment date in January 2027, a debt service coverage ratio of 1.22x based on the presumed annual principal and interest payments that would be payable on the original principal amount based on a 30-year amortization schedule; (iii) prior to the payment date in January 2030, a debt service coverage ratio of 1.27x based on the debt service for the preceding 12-month period; and (iv) from the payment date in January 2030 and thereafter, a debt service coverage ratio of 1.32x based on the debt service for the preceding 12-month period.

The “Debt Yield Threshold” means: (i) prior to the payment date in January 2026, a debt yield of 6.6%; (ii) prior to the payment date in January 2027, a debt yield of 7.0%; (iii) prior to the payment date in January 2030, a debt yield of 7.25%; and (iv) from the payment date in January 2030 and thereafter, a debt yield of 7.5%.

The “Debt Yield Exit Level” means: (i) prior to the payment date in January 2026, a debt yield of 6.75%; (ii) prior to the payment date in January 2027, a debt yield of 7.1%; (iii) prior to the payment date in January 2030, a debt yield of 7.35%; and (iv) from the payment date in January 2030 and thereafter, a debt yield of 7.6%.

■	Property Management. The CopperLeaf Apartments Property is managed by Palermo Realty, an affiliate of the borrower, pursuant to a management agreement.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not Permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the CopperLeaf Apartments Property, as well as 18 months of rental loss and/or business interruption coverage, together with a six-month extended period of indemnity following restoration. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LA ENCANTADA

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LA ENCANTADA

La Encantada
2905 East Skyline Drive
Tucson, AZ 85718
Oro Valley
Casas Adobes
Flowing Wells
Catalina Foothills
Tucson
Downtown
South Tucson
Myers
Wakefield
Midvale Park
Cortaro Plaza
Pima Community College
Foothills Shopping Mall
Embassy Plaza
Northwest Medical Center
Tucson Mall
Banner Health - University of Arizona Cancer Center
St Philip's Plaza
The Mini Time Machine Museum of Miniatures
Tucson Medical Center
Colonia Verde Shopping Center
Trail Dust Town
Ventana Village Shopping Center
Pima Community College-Downtown
Banner - University Medical Center Tucson Campus
University of Arizona
Pima Community College-West
Carondelet St. Mary's Hospital
Tucson Museum of Art
Rialto Theater
Children's Museum Tucson
Tucson Convention Center
El Con Mall
Plaza at Williams Center
Park Place
Wilmot Plaza
Kino Sports Complex
Banner - University Medical Center South Campus
Davis-Monthan Air Force Base
Pima Community College-East
Pima Community College-Desert Vista
Tucson Intl. Airport
W Ina Rd
E Ina Rd
W Orange Grove Rd
E Orange Grove Rd
E Skyline Dr
E Sunrise Dr
E River Rd
W Wetmore Rd
E Fort Lowell Rd
E Grant Rd
W Speedway Blvd
E Speedway Blvd
E 6th St
E 5th St
E Broadway Blvd
E Golf Links Rd
W Ajo Hwy
E Valencia Rd
E Tanque Verde Rd
Flagstaff
Prescott
Phoenix
AZ
Tucson
Mexico

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LA ENCANTADA

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller	GSMC
Location (City/State)	Tucson, Arizona		Cut-off Date Balance(2)	$27,000,000
Property Type	Retail		Cut-off Date Balance per SF(1)	$414.71
Size (SF)	245,955		Percentage of Initial Pool Balance	4.3%
Total Occupancy as of 9/1/2021	89.7%		Number of Related Mortgage Loans	None
Owned Occupancy as of 9/1/2021	89.7%		Type of Security	Fee
Year Built / Latest Renovation	2003 / 2020		Mortgage Rate	3.36100%
Appraised Value	$173,700,000		Original Term to Maturity (Months)	120
			Original Amortization Term (Months)	NAP
			Original Interest Only Period (Months)	120

Underwritten Revenues	$13,006,834
Underwritten Expenses	$3,560,488		Escrows(3)
Underwritten Net Operating Income (NOI)	$9,446,346			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$9,397,155		Taxes	$469,915	$68,011
Cut-off Date LTV Ratio(1)	58.7%		Insurance	$18,270	$18,270
Maturity Date LTV Ratio(1)	58.7%		Replacement Reserve	$0	$4,099
DSCR Based on Underwritten NOI / NCF(1)	2.72x / 2.70x		TI/LC	$4,750,000	Springing
Debt Yield Based on Underwritten NOI / NCF(1)	9.3% / 9.2%		Other Reserves(4)	$1,355,389	$0

Sources and Uses
Sources	$	%	Uses	$	%
Whole Loan Amount	$102,000,000	59.0%	Purchase Price	$165,250,000	95.6%
Borrower Sponsor Equity	70,903,480	41.0	Upfront Reserves	6,593,574	3.8
			Origination Costs	1,059,906	0.6

Total Sources	$172,903,480	100.0%	Total Uses	$172,903,480	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the La Encantada Whole Loan (as defined below). See “—The Mortgage Loan” below.

(2)	The Cut-off Date Balance of $27,000,000 represents the La Encantada Loan (as defined below), which is part of the La Encantada Whole Loan.

(3)	See “—Escrows” below.

(4)	The Other Reserves consist of an upfront reserve of $729,544 for unfunded obligations and an upfront reserve of $625,845 for deferred maintenance. See “—Escrows” below.

■	The Mortgage Loan. The La Encantada mortgage loan (the “La Encantada Loan”) is part of a whole loan (the “La Encantada Whole Loan”) consisting of three pari passu promissory notes with an aggregate original and outstanding principal balance as of the Cut-off Date of $102,000,000. The La Encantada Whole Loan is secured by a first mortgage encumbering the borrowers’ fee interest in an anchored retail property located in Tucson, Arizona (the “La Encantada Property”). The La Encantada Loan, which will be included in the GSMS 2021-GSA3 transaction, is evidenced the by non-controlling note A-2 with an original and outstanding principal balance as of the Cut-off Date of $27,000,000, which represents approximately 4.3% of the Initial Pool Balance.

The La Encantada Whole Loan was originated by Goldman Sachs Bank USA on September 17, 2021 and has an interest rate of 3.36100% per annum. The borrowers utilized the proceeds of the La Encantada Whole Loan to acquire the La Encantada Property, fund upfront reserves and pay origination costs.

The La Encantada Whole Loan had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The La Encantada Whole Loan requires interest-only payments during the full term. The scheduled maturity date of the La Encantada Whole Loan is October 6, 2031. Voluntary prepayment of the La Encantada Whole Loan in whole (but not in part) is permitted on or after the payment date occurring on July 6, 2031 without the payment of a prepayment premium. Defeasance of the La Encantada Whole Loan in whole (but not in part) is permitted at any time after the second anniversary of the Closing Date.

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LA ENCANTADA

The table below summarizes the promissory notes that comprise the La Encantada Whole Loan. The relationship between the holders of the La Encantada Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus.

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$55,000,000	$55,000,000	Benchmark 2021-B31	Yes(1)
A-2	27,000,000	27,000,000	GSMS 2021-GSA3	No
A-3	20,000,000	20,000,000	Benchmark 2021-B30	No
Total	$102,000,000	$102,000,000

(1)	The La Encantada Whole Loan is expected to be serviced pursuant to the pooling and servicing agreement for the Benchmark 2021-B31 securitization and the controlling Note A-1.

■	The Mortgaged Property. The La Encantada Property is a 245,955 square foot anchored retail center located in Tucson, Arizona. Originally constructed in 2003 and renovated in 2020, the La Encantada Property consists of four anchored multi-tenant retail buildings situated on a 29.2-acre site. As of September 1, 2021, the La Encantada Property was 89.7% occupied. Major tenants include AJ’s Fine Foods (28,692 SF leased through January 2024), Crate & Barrel (22,560 SF leased through January 2024) and Pottery Barn (12,916 SF leased through January 2026). The La Encantada Property includes various luxury and specialty retail stores including the Apple Store, Tiffany & Co., Anthropologie, Lululemon Athletica and Madewell. Restaurants at the La Encantada Property include Firebirds Wood Fired Grill, Blanco Tacos + Tequila, North Italia and RA Sushi Bar Restaurant which are all open and operating at full capacity with both indoor and patio dining available.

Major Tenants.

AJ’s Fine Foods (28,692 SF, 11.7% of NRA, 8.1% of underwritten base rent). AJ’s Fine Foods (“AJ’s”) was created in 1985 as a part of the Bashas chain, and has grown to 11 markets in the metro Phoenix area and Tucson. Each AJ’s provides a range of unique food items and gourmet products and services. AJ’s occupies approximately 28,692 square feet on a lease that expires in January 2024, with four 5-year extension options. AJ’s currently pays $21.30 per square foot, with no scheduled rent increases.

Crate & Barrel (22,560 SF, 9.2% of NRA, 5.6% of underwritten base rent). Crate & Barrel Holdings is a member of the Otto Group and employs 7,500 associates across Crate & Barrel and CB2. Founded in 1962, Crate & Barrel is a houseware and furniture brand with 89 stores and eight outlets across the United States and Canada. Founded in 2002, CB2 is Crate & Barrel’s sister company that focuses on modern furniture and home décor. With over 100 stores and franchise partners in nine countries, Crate & Barrel and CB2 are international destinations for contemporary and modern furniture, housewares and decor. Crate & Barrel occupies approximately 22,560 square feet on a lease that expires in January 2024, with no options to extend. Crate & Barrel currently pays $18.67 per square foot, with no scheduled rent increases.

Pottery Barn (12,916 SF, 5.3% of NRA, 3.9% of underwritten base rent). Pottery Barn is an American upscale home furnishing store chain and e-commerce company, with retail stores in the United States, Canada, Mexico and Australia. Pottery Barn is a wholly-owned subsidiary of Williams-Sonoma, Inc. Pottery Barn also operates several specialty stores such as Pottery Barn Kids and Pottery Barn Teen. It has three retail catalogues: the traditional Pottery Barn catalogue; Pottery Barn Bed + Bath, to focus on its bed and bath lines; and one for outdoor furniture. Pottery Barn occupies approximately 12,916 square feet on a lease that expires in January 2026, with no options to extend. Pottery Barn currently pays $22.63 per square foot, with no scheduled rent increases.

The following table presents certain inline sales history at the La Encantada Property:

Inline Sales History(1)

	2018	2019	2020	TTM 7/31/2021
Sales PSF (Inline < 10,000 SF)	$927	$1,031	$612	$660
Occupancy Cost (Inline < 10,000 SF)	6.8%	6.3%	10.0%	9.8%

(1)	Information is as of July 31, 2021, as provided by the borrower sponsor and only includes tenants reporting sales.

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LA ENCANTADA

COVID-19 Update. As of December 1, 2021, the La Encantada Whole Loan is not subject to any modification or forbearance requests. As of December 1, 2021, the La Encantada Property is open and operating. Rent collections for the La Encantada Property were 92.6% and 92.8% for October and November 2021, respectively. In addition, the November debt service payment was made. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect Performance of the Mortgage Loans” in the Prospectus.

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the La Encantada Property:

Ten Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Tenant Sales $ per SF(4)	Occupancy Cost	Renewal / Extension Options
AJ’s Fine Foods	NR / NR / NR	28,692	11.7%	$611,140	8.1%	$21.30	1/31/2024	$684	5.8%	4, 5-year options
Crate & Barrel	NR / NR / NR	22,560	9.2	421,178	5.6	18.67	1/31/2024	$233	11.3%	None
Anthropologie	NR / NR / NR	10,430	4.2	327,711	4.3	31.42	1/31/2031	$95	19.0%	None
Pottery Barn	NR / NR / NR	12,916	5.3	292,289	3.9	22.63	1/31/2026	$402	16.6%	None
Firebirds Wood Fired Grill	NR / NR / NR	6,947	2.8	286,842	3.8	41.29	12/31/2023	$533	11.1%	None
West Elm(5)	NR / NR / NR	11,029	4.5	264,696	3.5	24.00	1/31/2031	$241	NAV	None
North Italia	NR / NR / NR	5,500	2.2	253,550	3.4	46.10	12/31/2023	$1,259	8.2%	None
RA Sushi Bar Restaurant	NR / NR / NR	3,892	1.6	231,924	3.1	59.59	12/31/2023	$938	12.0%	None
BBVA Compass Bank	A / A3 / A-	3,500	1.4	210,735	2.8	60.21	8/31/2023	$0	NAP	4, 5-year options
Athleta	NR / NR / NR	3,847	1.6	208,200	2.8	54.12	3/31/2028	$628	10.6%	None
Largest Tenants		109,313	44.4%	$3,108,264	41.1%	$28.43
Remaining Owned Tenants		111,424	45.3	4,446,868	58.9	39.91
Vacant Spaces (Owned Space)		25,218	10.3	0	0.0	0.00
Totals / Wtd. Avg. Tenants		245,955	100.0%	$7,555,132	100.0%	$34.23

(1)	Based on the underwritten rent roll dated as of September 1, 2021.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF only include the base rent from the underwritten rent roll dated as of September 1, 2021 and are not inclusive of contractual rent steps through October 31, 2022.

(4)	Sales are based on TTM ending July 2021.

(5)	West Elm has a one-time right to terminate its lease if West Elm does not achieve gross sales totaling at least $3,000,000 during its fifth lease year (February 2025 through January 2026) (the “Sales Measuring Period”) with prior notice no later than 180 days after the end of the Sales Measuring Period.

The following table presents certain information relating to the lease rollover schedule at the La Encantada Property:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	19,199	7.8	7.8%	789,335	10.4	41.11	7
2023	39,884	16.2	24.0%	1,753,748	23.2	43.97	15
2024	74,038	30.1	54.1%	1,872,970	24.8	25.30	10
2025	5,679	2.3	56.4%	352,039	4.7	61.99	2
2026	37,856	15.4	71.8%	1,187,655	15.7	31.37	9
2027	2,558	1.0	72.9%	172,742	2.3	67.53	1
2028	6,385	2.6	75.5%	345,429	4.6	54.10	3
2029	8,627	3.5	79.0%	250,631	3.3	29.05	3
2030	0	0.0	79.0%	0	0.0	0.00	0
2031	26,511	10.8	89.7%	830,584	11.0	31.33	5
2032 & Beyond	0	0.0	89.7%	0	0.0	0.00	0
Vacant	25,218	10.3	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	245,955	100.0%		$7,555,132	100.0%	$34.23	55

(1)	Based on the underwritten rent roll dated as of September 1, 2021.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF only include the base rent from the underwritten rent roll dated as of September 1, 2021 and are not inclusive of contractual rent steps through October 31, 2022.

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LA ENCANTADA

The following table presents certain information relating to historical occupancy at the La Encantada Property:

Historical Leased %(1)

2018	2019	2020	As of 7/31/2021	As of 9/1/2021(2)
97.3%	93.5%	92.3%	90.0%	89.7%

(1)	As of December 31 unless specified otherwise.

(2)	Based on the underwritten rent roll dated as of September 1, 2021.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the La Encantada Property:

Cash Flow Analysis(1)

	2018	2019	2020	TTM 7/31/2021	Underwritten(2)(3)	Underwritten $ per SF
Base Rental Revenue(2)	$7,591,045	$7,259,570	$6,718,826	$6,261,731	$7,250,856	$29.48
Credit Tenant Rent Steps(4)	0	0	0	0	21,633	0.09
Vacant Income	0	0	0	0	1,553,346	6.32
Reimbursement Income	4,782,983	4,578,625	4,407,358	4,283,552	4,246,886	17.27
Vacancy & Credit Loss	(73,580)	(87,871)	(367,530)	(348,712)	(1,553,346)	(6.32)
Other Income	928,502	680,443	727,918	470,495	639,611	2.60
Percentage Rent	762,104	795,420	473,333	791,412	847,849	3.45
Effective Gross Revenue	$13,991,054	$13,226,187	$11,959,905	$11,458,478	$13,006,834	$52.88

Real Estate Taxes	808,577	764,175	772,735	784,704	795,469	3.23
Insurance	40,688	39,120	44,376	52,948	219,237	0.89
Management Fee	130,095	126,773	117,975	109,109	390,205	1.59
Other Expenses	1,950,528	1,970,482	1,913,983	2,021,110	2,155,577	8.76
Total Operating Expenses	$2,929,887	$2,900,549	$2,849,069	$2,967,871	$3,560,488	$14.48

Net Operating Income	$11,061,166	$10,325,638	$9,110,836	$8,490,607	$9,446,346	$38.41
Replacement Reserves	0	0	0	0	49,191	0.20
Net Cash Flow	$11,061,166	$10,325,638	$9,110,836	$8,490,607	$9,397,155	$38.21

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items are not considered for the underwritten cash flow.

(2)	Based on the underwritten rent roll dated as of September 1, 2021 with rent steps through October 31, 2022. Base Rental Revenue does not include percentage rent attributable to Crate & Barrel and Lucky Brand, who are paying 8% and 12% of sales, respectively.

(3)	The increase in Net Cash Flow from TTM 7/31/2021 to Underwritten is driven predominantly by contractual rent steps and new leases at higher rents. Furthermore, the property previously dealt with issues regarding abated rent and common area maintenance reimbursements, as well as losses in percentage rent and specialty leasing income due to the COVID-19 pandemic.

(4)	Represents contractual rent steps through October 31, 2022.

■	Appraisal. According to the appraisal, the La Encantada Property had an “as-is” appraised value of $173,700,000 as of June 5, 2021.

■	Environmental Matters. According to the Phase I environmental report, dated June 4, 2021, there are no recognized environmental conditions or recommendations for further action at the La Encantada Property.

■	Market Overview and Competition. The La Encantada Property is located within the North Tucson Retail Cluster submarket within the greater Tucson metropolitan statistical area (“Tucson MSA”) market. The La Encantada Property is situated at two major crossroads, Skyline Drive and Campbell Avenue, which area is connected to Interstate 10. The average household income within a one- and three-mile radius of the La Encantada Property is more than double the average household income for the Tucson MSA market. The La Encantada Property is located approximately seven miles from downtown Tucson and the University of Arizona. There are four major retail developments in close proximity to the La Encantada Property including Paloma Village, Plaza Colonial, Entrada De Oro Shopping Center and Plaza Escondida.

According to the appraisal, as of the first quarter of 2021, the North Tucson Retail Cluster submarket contains approximately 12.4 million SF of retail space with a vacancy rate of 5.0% and average asking rents of $18.92 per SF. The 2020 population and median household income within a one-, three- and five-mile radius of the La Encantada Property was 4,169, 31,672 and 134,872, and $118,872, $84,439 and $52,415, respectively.

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LA ENCANTADA

The following table presents select comparable recent anchored retail property sales for the La Encantada Property:

Retail Sales Comparables(1)

Property Name	Location	Sale Year	Year Built	Building SF	Sale Price	Sales Price per SF	NOI per SF	Cap Rate
Kennesaw Marketplace	Kennesaw, GA	2018	2017	111,586	$64,300,000	$576	$28.58	4.96%
El Paseo De Saratoga	San Jose, CA	2019	1997	235,356	$146,550,000	$623	$32.69	5.25%
North Decatur Square	Decatur, GA	2019	2018	85,942	$52,600,000	$612	$31.83	5.20%
5th & PCH	Huntington Beach, CA	2019	2008	96,208	$65,000,000	$676	$33.78	5.00%
The Shops at Gainey Village	Scottsdale, AZ	2019	2001	137,840	$69,665,350	$505	$29.21	5.78%
Comparable Property Average		2019	2008	133,386	$79,623,070	$598	$31.22	5.24%

(1)	Source: Appraisal.

The following table presents certain information relating to the primary competition for the La Encantada Property:

Competitive Set(1)

Property	Location	Year Built	Total NRA (SF)	% Vacant
7870 W Bell Road Retail Pad	Glendale, AZ	2017	8,433	0.0%
Chipotle/AT&T/CICI Power Road	Mesa, AZ	2017	9,198	0.0%
The Landing Pad 6	Tucson, AZ	2018	9,500	0.0%
The Plant – Shops	Chandler, AZ	2016	76,740	0.0%
Sicilian Butcher – Restaurant	Chandler, AZ	2019	4,592	0.0%
Thirsty Lion Restaurant	Chandler, AZ	2020	7,633	0.0%
Centerpoint on Mill	Tempe, AZ	1997	126,312	6.0%
Plaza Del Oro	Tucson, AZ	1977	112,425	6.0%
EOS Fitness	Tempe, AZ	2020	38,000	100.0%
Walgreens	Tucson, AZ	1997	15,608	0.0%
EOS Fitness	Gilbert, AZ	2020	38,000	100.0%
Low		1977	4,592	0.0%
High		2020	126,312	100.0%
Total / Wtd. Avg.		2011	446,441	20.2%

(1)	Source: Appraisal.

■	The Borrowers. The borrowers are Ft. Lowell View Delaware, LLC, La Encantada Investors, LLC, Iridius La Encantada TIC LLC and HSL La Encantada Investors Delaware LLC, each a Delaware limited liability company, as tenants-in-common. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the La Encantada Whole Loan. The borrower sponsors and non-recourse carveout guarantors under the La Encantada Whole Loan are Town West Realty, Inc., an Arizona corporation, Iridius Capital LLC, an Arizona limited liability company, and HSL Properties, Inc., an Arizona corporation.

Town West Realty, Inc. (“TWR”) is led by Jim Horvath who has more than 40 years of experience in real estate investment, development, and property management. TWR, Inc. and its affiliate companies own, operate, and manage over 2 million square feet of commercial, retail, and office property in Arizona. Mr. Horvath and the Town West Realty team have acquired a multitude of properties in the Tucson market including Oro Valley Market Place, Oracle Crossings, and Plaza Del Oro.

Iridius Capital LLC (“Iridius”) is a commercial real estate investment company that was founded by G.S. Jaggi in 2011 to bring Avilla Homes communities to market. Iridius’ portfolio consists of multifamily, office, retail and hotel properties. Mr. Jaggi has overseen the acquisition and/or development of more than one billion dollars in real estate assets. Prior to Iridius, Mr. Jaggi was the founder and CEO of one of the largest privately held mortgage banks in the United States.

HSL Properties, Inc. (“HSL”), was co-founded in 1975 by Humberto Lopez and Glenn Toyoshima. Over the past 46 years, HSL has acquired, owned, operated and developed properties in Arizona, California, Colorado, Georgia, New Mexico, and Texas, and has formed more than 100 limited partnerships and limited liability companies. HSL is focused on multi-family apartment communities, but has also invested in office and retail buildings, shopping malls, a golf course and hotels. HSL is headquartered in Tucson, Arizona and is well known for its multi-family housing in the Southwestern United States.

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LA ENCANTADA

■	Escrows. At loan origination, the borrowers deposited approximately (i) $4,750,000 into a reserve for general unfunded tenant improvements and leasing commissions, (ii) $729,544 into a reserve for unfunded obligations, (iii) $625,845 into a deferred maintenance reserve, (iv) $469,915 into a tax reserve and (v) $18,270 into an insurance reserve.

Tax Reserve. On each payment date, the borrowers are required to deposit into a property tax reserve 1/12 of the estimated annual property taxes (initially estimated to be approximately $68,011).

Insurance Reserve. On each payment date, the borrowers are required to deposit into an insurance reserve 1/12 of the estimated annual insurance premiums (initially estimated to be approximately $18,270); provided, however, absent a continuing event of default, such insurance reserve payments will be waived so long as the borrowers maintain a blanket policy meeting the requirements of the related La Encantada Whole Loan documents.

Capital Expenditures Reserve. On each payment date, the borrowers are required to fund a capital expenditure reserve in the amount of approximately $4,099.

TI/LC Reserve. On each payment date, at any time the TI/LC account is less than $1,000,000, the borrowers are required to fund a TI/LC reserve, on a monthly basis, in the amount of $20,500. The borrowers’ obligation to make the monthly deposit would be suspended during any point in time the amount contained in the TI/LC account is equal to or greater than $2,000,000.

■	Lockbox and Cash Management. The La Encantada Whole Loan is structured with a hard lockbox and in place cash management. The borrowers were required to deliver direction letters to all tenants of the La Encantada Property directing tenants to directly deposit all rents into a lender-controlled lockbox account. Funds in the lockbox account are required to be swept on each business day into a lender-controlled cash management account and applied in accordance with the La Encantada Whole Loan documents, provided no event of default under the La Encantada Whole Loan exists, to the payment of (a) basic carrying costs, (b) any default interest, late payment charges or similar amounts, (c) during the continuance of a La Encantada Trigger Period, deposits into an operating expense account, (d) any required payments into the capital expenditure reserve, (e) any required payments into the tenant improvement and leasing commissions reserve and (f) during the continuance of a La Encantada Trigger Period or an event of default under the La Encantada Whole Loan, into an excess cash flow reserve account to be held as additional collateral for the La Encantada Whole Loan.

“La Encantada Trigger Period” means each period when (a) the debt service coverage ratio, determined as of the first day of any fiscal quarter, is less than 1.80x and concludes when the debt service coverage ratio, as of the first day of each two consecutive fiscal quarters thereafter, is equal or greater than 1.80x or (b) the financial reports required under the La Encantada Whole Loan documents are not delivered to the lender when required, and will continue until the delivery of such financial reports to the lender, indicating that no La Encantada Trigger Period is continuing.

■	Property Management. The La Encantada Property is currently managed by Town West Realty, Inc., an affiliate of the borrowers.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. The La Encantada Property includes two non-income producing outparcel pads (“Pad Sites”) which were not attributed any value in the appraisal. On any date after the expiration of the Lockout Period (as defined below), the borrowers may obtain the release of one or more Pad Sites subject to certain conditions including, (i) no event of default under the La Encantada Whole Loan is continuing, (ii) the Pad Site is conveyed to an unaffiliated third party, (iii) the release of such Pad Site will not have a material adverse effect on the remaining collateral securing the La Encantada Property, (iv) the remaining collateral securing the La Encantada Property and Pad Site are bound by any necessary declarations or cross-easement agreements, (v) satisfaction of customary REMIC requirements and (vi) the borrowers pay all reasonable out-of-pocket costs and expenses of the lender incurred in connection with such release. If immediately following a release of any Pad Site, the fair market value of the remaining property securing the La Encantada Whole Loan at the time of such determination as calculated under the La Encantada Whole Loan documents is not at least 80% of the La Encantada Whole Loan’s adjusted issue price within the meaning of the Internal Revenue Code of 1986 (the “Code”), then the borrowers are required

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to prepay the La Encantada Whole Loan in an amount equal to either (i) an amount necessary to satisfy the foregoing or (ii) a lesser amount, provided that the borrowers deliver an opinion of counsel that such release does not cause any portion of the La Encantada Whole Loan to cease to be a “qualified mortgage” within the meaning of section 860G(a)(3) of the Code.

“Lockout Period” means the period from September 17, 2021 to but excluding the first payment date following the second anniversary of the Closing Date.

■	Ground Leases. None.

■	Terrorism Insurance. The borrowers are required to maintain terrorism insurance in an amount equal to the full replacement cost of the La Encantada Property, as well as 24 months of rental loss and/or business interruption coverage, together with a 12-month extended period of indemnity following restoration. If TRIPRA or a subsequent statute is no longer in effect, then the borrowers’ requirement will be capped at insurance premiums equal to two times the amount of the insurance premium payable in respect of the La Encantada Property and business interruption/rental loss insurance required under the related La Encantada Whole Loan documents. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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COURTSIDE APARTMENTS

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COURTSIDE APARTMENTS

Courtside Apartments
530 South 1200 West
Orem, UT 84058
Pleasant Grove
Orem
Provo
Salt Lake City
Logan
Layton
Ogden
Provo
Price
ID
WY
UT
Utah Valley University
UCCU Events Center
UCCU Ballpark
Brigham Young University
Uinta-Wasatch-Cache National Forest

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COURTSIDE APARTMENTS

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	AREF
Location (City/State)	Orem, Utah	Cut-off Date Principal Balance	$26,700,000
Property Type	Multifamily	Cut-off Date Principal Balance per Unit	$161,818
Size (Units)	165	Percentage of Initial Pool Balance	4.3%
Total Occupancy as of 11/15/2021	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 11/15/2021	100.0%	Type of Security	Fee
Year Built / Latest Renovation	2001 / 2020-2021	Mortgage Rate	3.99000%
Appraised Value	$48,350,000	Original Term to Maturity (Months)	120
Original Amortization Term (Months)	NAP
Original Interest Only Period (Months)	120

Underwritten Revenues	$2,774,788
Underwritten Expenses	$696,525
Underwritten Net Operating Income (NOI)	$2,078,263	Escrows(2)
Underwritten Net Cash Flow (NCF)	$2,037,013	Upfront	Monthly
Cut-off Date LTV Ratio(1)	52.1%	Taxes	$14,908	$7,454
Maturity Date LTV Ratio(1)	52.1%	Insurance	$32,568	$3,257
DSCR Based on Underwritten NOI / NCF	1.92x / 1.89x	Replacement Reserves	$0	$3,438
Debt Yield Based on Underwritten NOI / NCF(1)	8.2% / 8.1%	Other(3)	$1,500,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$26,700,000	100.0%	Loan Payoff	$22,639,467	84.8%
Return of Equity	1,635,313	6.1
Reserves	1,547,475	5.8
Origination Costs	877,744	3.3
Total Sources	$26,700,000	100.0%	Total Uses	$26,700,000	100.0%

(1)	Cut-off Date LTV Ratio, Maturity Date LTV Ratio and Debt Yield Based on Underwritten NOI / NCF are calculated net of the $1,500,000 earnout reserve. Cut-off Date LTV Ratio, Maturity Date LTV Ratio and Debt Yield Based on Underwritten NOI / NCF without netting the earnout reserve would be 55.2%, 55.2%, and 7.8% / 7.6%, respectively.

(2)	See “—Escrows” below.

(3)	Other upfront reserves represent an earnout reserve of $1,500,000.

■	The Mortgage Loan. The Courtside Apartments mortgage loan (the “Courtside Apartments Loan”) is evidenced by one promissory note in the original principal amount of $26,700,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a 165-unit multifamily property located in Orem, Utah (the “Courtside Apartments Property”). The Courtside Apartments Loan was originated by AREF on December 1, 2021 and represents approximately 4.3% of the initial pool balance. The note evidencing the Courtside Apartments Loan has an outstanding principal balance as of the Cut-off Date of $26,700,000 and an interest rate of 3.99000% per annum. The borrower utilized the proceeds of the Courtside Apartments Loan to payoff existing debt, return equity, fund reserves, and pay origination costs.

The Courtside Apartments Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The Courtside Apartments Loan requires interest only payments on each due date through the scheduled maturity date in December 2031. Voluntary prepayment of the Courtside Apartments Loan is prohibited prior to the due date in August 2031. Provided that no event of default under the related loan documents is continuing, defeasance with direct, non-callable obligations of the United States of America is permitted at any time after the second anniversary of the Closing Date.

■	The Mortgaged Property. The Courtside Apartments Property is a 165-unit multifamily apartment complex located in Orem, Utah. The Courtside Apartments Property consists of seven, one to three-story residential buildings and one amenity building situated on 6.42 acres. The Courtside Apartments Property was constructed in 2001 and most recently underwent an approximate $3.3 million ($20k per unit) renovation in 2020-2021 including roof replacement, parking lot resurfacing and interior improvements of all units which included new cabinets, appliances, bath and kitchen fixtures, floor coverings and lighting. The exterior of the building and common areas such as the fitness center, laundry facility and clubhouse were also upgraded. According to the borrower sponsors, rents at the Courtside Apartments Property increased over 40% following the renovation. Amenities at the Courtside Apartments Property include a dog park, fitness center, laundry facility, playground, and storage units. The Courtside Apartments Property also features 280 surface parking spaces and 154 garage parking spaces for a parking ratio of 2.63 spaces per unit.

As of November 15, 2021, the Courtside Apartments Property was 100.0% leased. The unit mix includes two studios at 418 SF and 163 two-bedrooms ranging from 740 SF to 830 SF. Each unit features a patio balcony, microwave, garbage disposal and dishwasher. According to the borrower sponsors, the Courtside Apartments Property has averaged over 95% in occupancy for at least the last ten years excluding 2020 when units were taken offline for interior renovations.

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COURTSIDE APARTMENTS

The Courtside Apartments Property is located approximately 0.2 miles northwest of Utah Valley University, the state’s largest public university with enrollment in excess of 40,000 students. However, the Courtside Apartments Property is not affiliated with the university. According to the borrower sponsors, only nine units of 165 units (5.5%) were occupied by full-time students on the most recent rent roll. Furthermore, the units at the Courtside Apartment Property are leased on an unfurnished basis and approximately 95% of the leases have lease terms of 12-months, with a few month-to-month leases, which are provided at a premium. The Courtside Apartments Property is operated and marketed as traditional multifamily.

The following table presents certain information relating to the units and rent at the Courtside Apartments Property:

Unit Mix(1)

Unit Type	# of Units	# of Occupied Units	# of Vacant Units	Average SF per Unit	NRA (SF)	Average In-Place Rent Per Unit Per Month	Average In-Place Rent Per SF Per Month	Competitive Set Rent Range (Per Month)(2)	Competitive Set Rent Range (Per SF Per Month)(2)	Appraiser’s Concluded Market Rent Per Month(2)
Studio	2	2	0	418	835	$830	$1.99	$1,000	$1.65	$830
2-Bed / 1-Bath	163	163	0	770	125,570	$1,236	$1.60	$1,100 - $1,415	$1.33 - $2.11	$1,327
Total / Wtd. Avg.	165	165	0	766	126,405	$1,231	$1.61	NAP	NAP	$1,321

(1)	As provided by the borrower per the underwritten rent roll dated November 15, 2021.

(2)	Information obtained from the appraisal.

COVID-19 Update. As of December 3, 2021, the Courtside Apartments Property is open and operating. The borrower sponsors reported that rent collections in October 2021 and November 2021 were 98.1% and 98.9%, respectively. The Courtside Apartments Loan was originated on December 1, 2021 and has a first payment date of January 6, 2022. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect Performance of the Mortgage Loans” in the Prospectus.

The following table presents certain information relating to historical occupancy at the Courtside Apartments Property:

Historical Leased %(1)

2018(2)	2019	2020(3)	As of 11/15/2021(4)
NAV	97.5%	76.5%	100.0%

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	Historical occupancy for 2018 is not available as the borrower sponsor did not own the Courtside Apartments Property due to a 1031 exchange that was later reversed.

(3)	Occupancy decreased in 2020 as the Courtside Apartments Property underwent significant renovations beginning in 2020 and units were taken offline during this time.

(4)	Information obtained from the underwritten rent roll.

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COURTSIDE APARTMENTS

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Courtside Apartments Property:

Cash Flow Analysis(1)(2)

	2019	2020(3)	TTM 9/30/2021(3)	Underwritten(4)	Underwritten $ per Unit
Potential Rent Revenue	$1,668,893	$1,833,237	$2,233,462	$2,437,020	$14,770
Vacancy, Credit Loss and Concessions	(2,435)	(574,111)	(334,814)	(133,427)	(809)
Total Rent	1,666,458	1,259,126	1,898,648	2,303,593	13,961

Other Revenue(5)	143,580	156,038	333,178	471,195	2,856
Effective Gross Income	$1,810,038	$1,415,164	$2,231,826	$2,774,788	$16,817

Total Operating Expenses	605,296	668,059	669,818	696,525	4,221

Net Operating Income	$1,204,742	$747,105	$1,562,008	$2,078,263	$12,596
Replacement Reserves	0	0	0	41,250	250
Net Cash Flow	$1,204,742	$747,105	$1,562,008	$2,037,013	$12,346

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Historical operating performance for 2018 is not available as the borrower sponsor did not control the Courtside Apartments Property due to a 1031 exchange that was later reversed.

(3)	The increase in underwritten NOI from TTM 9/30/2021 and the increase in NOI from 9/30/2021 from 2020 is due to a significant remodeling of the Courtside Apartments Property that occurred in 2020 and early 2021. Total costs of the renovations totaled approximately $3.3 million.

(4)	Underwritten cash flow based on contractual rents as of November 15, 2021.

(5)	Other revenue includes parking revenue, laundry income, RUBS, and other miscellaneous fees and income.

■	Appraisal. According to the appraisal, the Courtside Apartments Property had an “as-is” appraised value of $48,350,000 as of November 10, 2021.

■	Environmental Matters. According to a Phase I environmental report dated November 18, 2021, there are no recognized environmental conditions or recommendations for further action.

■	Market Overview and Competition. The Courtside Apartments Property is located in Orem, Utah. Primary access to the neighborhood where the Courtside Apartments Property is located is provided by University Parkway, the main thoroughfare in Orem and Provo, which is approximately 0.8 miles from the Courtside Apartments Property. Also located on University Parkway is University Place (2.7 miles from the Courtside Apartments Property), a regional mall with over 150+ stores and restaurants. The neighborhood where the Courtside Apartments Property is located has a relatively higher percentage of renter occupied households due to the student populations of Brigham Young University and Utah Valley University.

The Courtside Apartments Property is located in the Provo-Orem Metropolitan Statistical Area (“MSA”). The 2021 estimated area population within the Provo-Orem MSA is 677,000. The 2021 estimated median household income within the Provo-Orem MSA is $79,600, with an unemployment rate of 2.4%. Major employers within the immediate area include Brigham Young University (15,000 employees), Utah Valley University (7,000 employees), and Utah Valley Regional Medical Center (3,000 employees).

According to the appraisal, the Provo-Orem MSA had an inventory of 9,350 units, overall vacancy rate of 4.0% and average asking rent of $1,158 per unit per month as of the third quarter of 2021. The average asking rent in the Provo-Orem submarket has increased 13.6% since fourth quarter 2020 based on data from a third-party report. The appraisal identified five rental comparables that have average rent per SF between $1.33 per SF to $1.91 per SF. The appraisal concluded to $1.99 per SF for studios (in-line with current rents) and $1.69 per SF for two-bedrooms (slightly above current rents) for the Courtside Apartments Property.

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COURTSIDE APARTMENTS

The following table presents certain information relating to the primary competition for the Courtside Apartments Property:

Competitive Set(1)

No. of Units	Courtside Apartments	Mountain Run	Oakhurst Apartment Homes	Canyon View	The Parc on Center	Parkway Lofts
	165(2)	113	128	288	168	332
Year Built	2001	1995	1999	1997	2016	2017
Distance (miles)	N/A	1.1	0.2	1.3	0.8	0.5
Avg. Unit Size SF	766(2)	672	854	955	1,060	981
Monthly Rent	$1,231(2)	$1,286	$1,132	$1,449	$1,745	$1,666
Rent per SF	$1.61(2)	$1.91	$1.33	$1.53	$1.67	$1.70
Occupancy	100%(2)	88%(3)	100%	99%	100%	96%

(1)	Source: Appraisal.

(2)	As provided by the borrower per the underwritten rent roll dated November 15, 2021.

(3)	Based on direct inquiries to the property’s leasing office on November 29, 2021, the property was fully leased.

■	The Borrower. The borrower is Oxford Real Estate Holding, LLC, a Delaware limited liability company and a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Courtside Apartments Loan. The borrower sponsors and non-recourse carveout guarantors under the Courtside Apartments Loan are Gary R. Brinton, Brenton D. Salvesen, and The Sugarhouse Trust. Gary R. Brinton is the Founder of Western Financial, a private real estate firm specializing in the acquisition, development, construction and operation of various real estate assets including apartment complexes, office buildings, industrial parks and amusement parks, among others. Western Financial was founded in 1986 and currently owns over 1,700 multifamily units, 72 single-family residences, six gas stations/convenience stores, over 300,000 SF of commercial space, and one hotel. Gary R. Brinton was subject to two prior chapter 11 bankruptcy proceedings in 2018 involving the Courtside Apartments Property and another borrower sponsor-affiliated property, which bankruptcy proceedings were dismissed in 2020. In addition, Mr. Brinton is subject to (i) an Oklahoma state tax lien in the amount of $405,027 and (ii) an unpaid sales tax lien in the amount of $480,000. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “—Litigation and Other Considerations” in the Prospectus.

■	Escrows. On the origination date, the borrower funded (i) a tax and insurance reserve in an amount equal to $14,908 with respect to taxes and $32,568 with respect to insurance, and (ii) $1,500,000 in earnout reserve.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes (initially estimated at approximately $7,454).

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of the estimated insurance premiums (initially estimated at approximately $3,257).

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to 1/12 of the product obtained by multiplying $250 by the number of units at the Courtside Apartments Property (initially $3,438).

Earnout Reserve – The Courtside Apartments Loan documents provide for an upfront earnout reserve of $1,500,000. Provided that no event of default has occurred and is continuing, the lender will disburse all funds held in the earnout reserve to the borrower between June 1, 2022 and December 1, 2024 at such time as the Net Operating Income (as defined below) (based on the period ending with the most recently completed calendar month preceding the date of calculation) debt yield is equal to or greater than 8.0% for two consecutive calendar quarters. If the Courtside Apartments Property has not achieved such debt yield of at least 8.0% for two consecutive calendar quarters by December 1, 2024, the lender may, in its sole and absolute discretion, apply all funds on deposit in the earnout reserve to a partial prepayment of the Courtside Apartments Loan. Any partial prepayment of the Courtside Apartments Loan in connection with this event will be subject to the payment of a yield maintenance premium, and the borrower is required to pay to the lender such yield maintenance premium and all costs incurred by lender with respect to such prepayment.

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COURTSIDE APARTMENTS

“Net Operating Income” for the purposes of calculating the above will be equal to the Courtside Apartment Property’s trailing six months annualized operating income minus operating expenses and adjusted as follows: (x) operating income will be adjusted (A) to include only fixed rents based on leases in place with tenants who are in occupancy and paying rent; (B) to exclude rents from temporary or month to month tenants, provided, however, that such income will be included only to the extent it is stabilized and recurring; (C) to exclude rents from (1) leases where the tenants thereunder have vacated the premises or given notice to the borrower that they intend to vacate and (2) leases that have been terminated or where the tenants thereunder have given notice to the borrower that they intend to terminate to their lease; (E) to exclude rents from any tenant which is more than two months delinquent in payment of rent; (F) a minimum vacancy factor of the greater of (i) actual vacancy of the Courtside Apartments Property and (ii) 5%; and (G) a minimum credit loss factor of the greater of (i) actual credit loss of the Courtside Apartments Property and (ii) 1%; and (y) operating expenses will be adjusted to reflect greater of (A) (i) the actual trailing 12-month expenses (except real estate taxes and insurance, which will be included at their stabilized, recurring levels); (ii) a management fee equal to the greater of the actual management fee or 3.0% of operating income; and (iii) deposit into the capital expense reserve Subaccount of $250 per unit per annum; and (B) $667,000.

■	Lockbox and Cash Management. The Courtside Apartments Loan is structured with a soft lockbox and springing cash management. The related loan documents require that the borrower cause all cash revenues relating to the Courtside Apartments Property to be deposited in the lockbox account or a lender-controlled cash management account by the end of the one business day following receipt. Absent an ongoing Courtside Apartments Cash Management Period (as defined below) or event of default under the Courtside Apartments Loan, all funds in the lockbox account are required to be swept daily into a borrower operating account. During the continuance of a Courtside Apartments Cash Management Period or event of default under the Courtside Apartments Loan, all funds in the lockbox account are required to be swept daily into the cash management account. On each due date during a continuing Courtside Apartments Cash Management Period, the related loan documents require that all amounts on deposit in the cash management account in excess of tax and insurance payments, the monthly debt service payment, required reserves and operating expenses be reserved in an excess cash flow reserve account. If no Courtside Apartments Cash Management Period or event of default under the Courtside Apartments Loan is continuing, all amounts remaining in the cash management account will be transferred to the borrower’s operating account and all funds in the lockbox account are again required to be swept daily into a borrower operating account. During the continuance of an event of default under the Courtside Apartments Loan, funds on deposit in the cash management account may be applied by the lender in such order and priority as it determines in its sole discretion.

A “Courtside Apartments Cash Management Period” means the period beginning upon occurrence of any of the following: (i) the stated maturity date under the related loan documents until the Courtside Apartments Loan has been repaid in full; (ii) a default or event of default under the Courtside Apartments Loan documents (until no default or event of default is then continuing); and (iii) the debt service coverage ratio (as calculated under the related loan documents) is less than 1.30x (until the debt service coverage ratio is 1.35x for two consecutive fiscal quarters).

■	Property Management. The Courtside Apartments Property is managed by Redstone Residential Management Group, Inc., a Utah corporation, pursuant to a management agreement.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the Courtside Apartments Property, as well as 18 months of rental loss and/or business interruption coverage, together with a six-month extended period of indemnity following restoration. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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2250 59TH STREET

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2250 59TH STREET

2250 59th Street
2250 59th Street
Brooklyn, NY 11204
New York
BROOKLYN
Atlantic Ocean
DOWNTOWN
BROOKLYN NAVY YARD
COBBLE HILL
BOERUM HILL
FORT GREEN
BEDFORD-STUYVESANT
BUSHWICK
CYPRESS HILLS
RED HOOK
CARROLL GARDENS
PROSPECT HEIGHTS
PARK SLOPE
EAST BROOKLYN
GREENWOOD HEIGHTS
BROWNSVILLE
EAST NEW YORK
SUNSET PARK
FLATBUSH
BOROUGH PARK
BAY RIDGE
CANARSIE
FLATLANDS
DYKER HEIGHTS
BERGEN BEACH
BENSONHURST
MARINE PARK
SHEEPSHEAD BAY
GRAVESEND
CONEY ISLAND
BELT PKY
Statue of Liberty
Ellis Island National Museum of Immigration
Brooklyn College
Maimonides Medical Center
Interfaith Medical Center
Kings County Hospital Center
Kingsbrook Jewish Medical Center
Kingsboro Psychiatric Center
Brookdale Hospital Medical Center
Mount Sinai Brooklyn
New York Community Hospital
Coney Island Hospital
Kingsborough Community College
VA New York Harbor Healthcare System Brooklyn Campus
New York City Children's Center - Brooklyn Campus
NewYork-Presbyterian Brooklyn Methodist Hospital
SUNY Downstate Campus
Georgetown Shopping Center
Floyd Bennett Field
New York
Newark
MAP © 2021 CARTIFACT
DATA © OSM CONTRIBUTORS

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2250 59TH STREET

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller		AREF
Location (City/State)	Brooklyn, New York		Cut-off Date Balance		$23,000,000
Property Type	Office		Cut-off Date Balance per SF		$478.38
Size (SF)	48,079		Percentage of Initial Pool Balance		3.7%
Total Occupancy as of 11/15/2021	85.8%		Number of Related Mortgage Loans		None
Owned Occupancy as of 11/15/2021	85.8%		Type of Security		Fee
Year Built / Latest Renovation	2021 / NAP		Mortgage Rate		4.2000%
Appraised Value(1)	$33,400,000		Original Term to Maturity (Months)		120
			Original Amortization Term (Months)		NAP
			Original Interest Only Period (Months)		120

Underwritten Revenues	$1,874,800		Escrows(3)
Underwritten Expenses	$248,535			Upfront	Monthly
Underwritten Net Operating Income (NOI)	$1,626,265		Taxes	$5,888	$5,888
Underwritten Net Cash Flow (NCF)	$1,606,570		Insurance	$15,000	$1,667
Cut-off Date LTV Ratio(2)	59.9%		Replacement Reserve	$0	$801
Maturity Date LTV Ratio(2)	59.9%		TI/LC	$380,000	$4,007
DSCR Based on Underwritten NOI / NCF	1.66x / 1.64x		Other Reserve(4)	$3,005,796	$0
Debt Yield Based on Underwritten NOI / NCF(2)	8.1% / 8.0%

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$23,000,000	100.0%	Loan Payoff	$15,197,714	66.1%
			Reserves	3,406,684	14.8
			Return to Equity	2,906,872	12.6
			Origination Costs	1,488,730	6.5
Total Sources	$23,000,000	100.0%	Total Uses	$23,000,000	100.0%

(1)	The “as-is” appraised value includes the present value of the ICAP (as defined below) totaling at $3,300,000. The appraisal also concluded to a “Prospective Upon Stabilization” value of $34,200,000 as of December 1, 2022 which adds back $770,000 in stabilization discount to lease the 2250 59th Street Property to 97% occupancy. Using the “Prospective Upon Stabilization” value, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio would be 67.3% and 67.3%, respectively.
(2)	Cut-off Date LTV Ratio, Maturity Date LTV Ratio and Debt Yield Based on Underwritten NOI / NCF are calculated net of the $3,000,000 earnout reserve. Cut-off Date LTV Ratio, Maturity Date LTV Ratio and Debt Yield Based on Underwritten NOI / NCF without netting the earnout reserve would be 68.9%, 68.9%, and 7.1% / 7.0%, respectively. (Disbursement of the earnout reserve is subject to a net cash flow debt yield of 7.65%)

(3)	See “—Escrows” below.

(4)	Other reserve consists of $3,000,000 in earnout reserve and $5,796 in free rent reserve.

■	The Mortgage Loan. The 2250 59th Street mortgage loan (“2250 59th Street Loan”) is evidenced by a promissory note in an original principal balance of $23,000,000 and secured by a first mortgage encumbering the borrower’s fee interest in a newly-constructed office property in Brooklyn, New York (“2250 59th Street Property”). The 2250 59th Street Loan has an interest rate of 4.2000% per annum. The borrower utilized the proceeds of 2250 59th Street Loan to refinance a prior loan on 2250 59th Street Property, return equity to the borrower sponsor, fund upfront reserves and pay origination costs.

The 2250 59th Street Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The 2250 59th Street Loan requires interest-only payments for the duration of the term. The scheduled maturity date of 2250 59th Street Loan is the due date in December 2031. Voluntary prepayment of 2250 59th Street Loan in whole (but not in part) is permitted on or after October 6, 2031 without payment of a prepayment premium. At any time after the second anniversary of the Closing Date, the 2250 59th Street Loan may be defeased in whole (but not in part).

■	The Mortgaged Property. The 2250 59th Street Property is a newly built 48,079 SF office property located in Brooklyn, New York. The 2250 59th Street Property is specifically located on the south side of 59th Street, between Bay Parkway and 23rd Avenue in the Mapleton section of Brooklyn. The 2250 59th Street Property benefits from public transport accessibility served by the F train, with the closest stop two blocks east. Developed by the borrower sponsors in 2021, the 2250 59th Street Property contains ten office suites (81.0% of NRA) and two ground floor retail suites (19.0% of NRA) across eight floors. Each office and one leased ground floor retail suite include a kitchenette, private restrooms, and a separate combination HVAC unit providing heat and cooling. One of the ground floor retail suites is leased to Midnight Blue Bedding which uses the space as a showroom. The second and eighth floor office suites have private roof decks with the eighth floor amenities including outdoor conference tables, sun deck, BBQ grilling area, sauna, and jacuzzi. In addition, there is a below grade garage with parking for 23 cars representing a parking ratio of 0.48 spaces per 1,000 SF of NRA. The garage parking is for the tenants use only and is provided at a rate of $250 per month per space resulting in a contractual annual parking income of $69,000 for the 2250 59th Street Property or 3.7% of the underwritten effective gross income. As of November 15, 2021, 2250 59th Street Property was 85.8% leased with one office suite located on the sixth floor and one ground floor retail suite remaining to be leased.

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2250 59TH STREET

Major Tenants.

The largest tenant, the THT Hesed Foundations, leases 14,000 SF or 29.1% of the NRA on floors three and four. THT Hesed Foundation is a non-for-profit philanthropic group owned and controlled by Pauline Harari and Jonathan Tawil, two of the guarantors and indirect equity investors of the 2250 59th Street Property. THT Hesed Foundations subleases the space with terms commensurate with its lease to Creative Brands, which is a company that is also affiliated with Pauline Harari and Jonathan Tawil. Creative Brands provides marketing and merchandising services. Creative Brands was established in 2015 and conducted over $40.0 million in sales in 2020. Creative Brands’ net ordinary income (excluding depreciation) in 2020 and 2019 was $3.5 million and $1.8 million, respectively, which yields a net profit margin of approximately 29% in 2020 and 16.5% in 2019. Creative Brands’ philanthropic involvements include sponsoring a Kollel, an advanced Talmudic study group, and providing the participants with stipends towards their Torah studies. According to the borrower sponsors, the THT Hesed Foundation is also expected to utilize the space in a limited capacity to conduct certain administrative functions. The lease expires in October 2036 with no termination or renewal options. Pauline Harari and Jonathan Tawil provided personal guarantees on the lease.

The second largest tenant, the Phillip Stern & Company, leases 7,000 SF or 14.6% of the NRA on the second floor. Phillip Stern & Company is a peer-reviewed, certified public accounting firm that specializes in governmental audits for healthcare and education industries, including non-profit entities, schools and medical facilities. The firm was founded in 2010 by Phillip Stern who is the managing partner of the Phillip Stern & Company and also one of the guarantors and indirect equity investors of the 2250 59th Street Property. The company reported year-to-date August 2021 revenue of $2.6 million, 2020 revenue of $3.1 million, and 2019 revenue of $2.6 million. The company’s net ordinary income (excluding depreciation) as of year-to-date August 2021, 2020 and 2019 was approximately $1.04 million, $603,000 and $741,000, respectively yielding a net profit margin of 70% as of year-to-date August 2021, 42% in 2020 and 33% in 2019. The company relocated its operations from another location in Brooklyn into the 2250 59th Street Property. Phillip Stern & Company also has a secondary office location in New Jersey. The lease expires in October 2036 with no termination or renewal options. Philip Stern provided a personal guarantee on the Phillip Stern & Company lease.

The third largest tenant, the SKAS Foundation, leases 5,000 SF or 10.4% of the NRA on the fifth floor. The SKAS Foundation is a non-for-profit philanthropic group owned and controlled by Aaron Katz and Sam Schick, two of the guarantors and indirect equity investors of the 2250 59th Street Property. SKAS Foundation subleases its space with terms commensurate with its lease to RK West, which is a company that sells home goods through online retailers that is also affiliated with Aaron Katz and Sam Schick. RK West relocated from another nearby location in Brooklyn into the 2250 59th Street Property and also maintains a manufacturing/warehouse facility in Norfolk, GA. RK West’s philanthropic involvement includes extending donations of goods to nearby communities in need. According to the borrower sponsors, the SKAS Foundation is also expected to utilize the space in a limited capacity to conduct certain administrative functions. The RK West lease expires in October 2036 with no termination or renewal options. Aaron Katz and Sam Schick provided personal guarantees on the RK West lease.

Approximately 78.7% of the NRA is leased to tenants that are affiliated with one or two of the indirect equity investors. At origination, the guarantors executed a master lease which guarantees rental income of approximately $1,400,575 for a term of 15 years in the event of non-payment by the tenants due to the occurrence of a default under, or as a result of the termination, expiration, rejection, surrender or cancellation of, or vacancy of the respective lease(s).

The 2250 59th Street Property benefits from a new 15-year Industrial & Commercial Abatement (“ICAP”) (expiring in 2036) that abates 100% of the increase in assessed value due to construction for the first 11 years, with the abatement phased out each year through the expiration in year 16. The underwritten real estate taxes are based on the average annual tax assessment over the first 10-years of the ICAP abatement period.

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2250 59TH STREET

The following table presents certain information relating to the major tenants at the 2250 59th Street Property:

Largest Owned Tenants Based on Underwritten Base Rent(1)(2)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA (SF)	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
THT Hesed Foundation(4)	NR/NR/NR	14,000	29.1%	$641,256	35.6%	$45.80	10/31/2036	None
Phillip Stern & Company	NR/NR/NR	7,000	14.6	320,628	17.8	45.80	10/31/2036	None
SKAS Foundation(4)	NR/NR/NR	5,000	10.4	229,020	12.7	45.80	10/31/2036	None
Midnight Blue Bedding(5)	NR/NR/NR	3,422	7.1	133,287	7.4	38.95	3/31/2031	1, 5-year option
M&S Family Foundation(4)	NR/NR/NR	2,900	6.0	132,828	7.4	45.80	10/31/2036	None
Moshe & Chavie Foundation(4)	NR/NR/NR	2,790	5.8	127,884	7.1	45.84	10/31/2036	None
Congregation Bais Shimon 7-2(4)	NR/NR/NR	2,243	4.7	78,505	4.4	35.00	6/30/2026	3, 3-year option
Congregation Bais Shimon 6b(4)	NR/NR/NR	1,966	4.1	66,180	3.7	33.66	8/31/2026	1, 5-year option
Congregation Bais Shimon 6a(4)	NR/NR/NR	992	2.1	35,352	2.0	35.64	11/30/2026	1, 5-year option
Congregation Bais Shimon 6c(4)	NR/NR/NR	960	2.0	34,200	1.9	35.63	11/30/2026	1, 5-year option
Ten Largest Owned Tenants		41,273	85.8%	$1,799,140	100.0%	$43.59
Vacant Spaces (Owned Space)		6,806	14.2	0	0.0	$0.00
Totals / Wtd. Avg. All Owned Tenants		48,079	100.0%	$1,799,140	100.0%	$43.59

(1)	Calculated based on the approximate square footage occupied by each owned tenant.

(2)	Based on the underwritten rent roll dated November 15, 2021.

(3)	UW Base Rent, % of Total UW Base Rent, and UW Base Rent $ per SF includes contractual rent steps of $3,251 through April 2022.

(4)	The tenant subleases its space to an affiliated tenant at lease terms commensurate with the direct lease.

(5)	Midnight Blue Bedding has the right to terminate its lease at any time on or after August 1, 2024 with four months’ written notice.

The following table presents certain information relating to the lease rollover schedule at the 2250 59th Street Property:

Lease Expiration Schedule(1)(2)(3)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(4)	% of Total UW Base Rent(4)	UW Base Rent $ per SF(4)	# of Expiring Leases
MTM	0	0.0%	0.0%	0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	6,161	12.8	12.8%	214,237	11.9	$34.77	4
2027	0	0.0	12.8%	0	0.0	$0.00	0
2028	0	0.0	12.8%	0	0.0	$0.00	0
2029	0	0.0	12.8%	0	0.0	$0.00	0
2030	0	0.0	12.8%	0	0.0	$0.00	0
2031 & Thereafter	35,112	73.0	85.8%	1,584,903	88.1	$45.14	6
Vacant	6,806	14.2	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	48,079	100.0%		$1,799,140	100.0%	$43.59	10

(1)	Calculated based on the approximate square footage occupied by each owned tenant.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.
(3)	Based on the underwritten rent roll dated November 15, 2021.

(4)	UW Base Rent, % of Total UW Base Rent, and UW Base Rent $ per SF includes contractual rent steps of $3,251 through April 2022.

The following table presents certain information relating to historical occupancy at the 2250 59th Street Property:

Historical Leased %

2018(1)	2019(1)	2020(1)	As of 11/15/2021(2)
N/A	N/A	N/A	85.8%

(1)	Historical occupancy is not available as the 2250 59th Street Property was built in 2021.

(2)	Information obtained from the underwritten rent roll.

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2250 59TH STREET

COVID-19 Update. As of December 6, 2021, the 2250 59th Street Property is open and operating. The borrower sponsor reported that rent collections in October 2021 and November 2021 were 100%. The 2250 59th Street Loan was originated on December 3, 2021 and has a first payment date of January 6, 2022. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect Performance of the Mortgage Loans” in the Prospectus.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the 2250 59th Street Property:

Cash Flow Analysis(1)(2)(3)

	Underwritten	Underwritten $ per SF
Base Rent	$1,795,889	$37.35
Contractual Rent Steps(4)	3,251	0.07
Vacant Income	306,270	6.37
Reimbursements	6,660	0.14
Vacancy & Credit Loss	(306,270)	(6.37)
Other Income	69,000	1.44
Effective Gross Income	$1,874,800	$38.99
Total Operating Expenses	248,535	5.17
Net Operating Income	$1,626,265	$33.82
TI/LC	10,079	0.21
Capital Expenditures	9,616	0.20
Net Cash Flow	$1,606,570	$33.42

(1)	Based on underwritten rent roll dated November 15, 2021.
(2)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(3)	Historical operating performance is not available as the 2250 59th Street Property was built in 2021.

(4)	Contractual Rent Steps include $3,251 underwritten for various tenants through April 1, 2022.

■	Appraisal. According to the appraisal, the 2250 59th Street Property had an “as-is” appraised value of $33,400,000 as of August 1, 2021. The “as-is” appraised value includes the present value of the ICAP valued at $3,300,000. The appraisal also concluded to a “Prospective Upon Stabilization” value of $34,200,000 as of December 1, 2022 which adds back $770,000 in stabilization discount to lease the 2250 59th Street Property to 97.0% occupancy.

■	Environmental Matters. According to a Phase I environmental report, dated August 13, 2021, there are no recognized environmental conditions or recommendations for further action at the 2250 59th Street Property.

■	Market Overview and Competition. The 2250 59th Street Property is in the Mapleton neighborhood of Brooklyn, New York, within Kings County. The neighborhood is densely populated and is bordered by the neighborhoods of Borough Park and Kensington to the north and Bensonhurst and Gravesend to the south. The neighborhood benefits from good public transport accessibility served by the F train, with the closest stop two blocks east. Additional nearby public transportation is available through the B16 and B9 bus service, which provide access to lower Manhattan in approximately 40 minutes. The average household income levels are $86,116, $85,304, and $87,221 within a half-, one-, and two- mile radius of the 2250 59th Street Property, respectively. The total households within a half-, one-, and two- mile radius of the 2250 59th Street Property are 11,288, 47,719, and 200,213, respectively.

The 2250 59th Street Property is located in the South Brooklyn submarket. According to market research report, as of the second quarter of 2021, the South Brooklyn submarket had an inventory of approximately 18.6 million SF with a vacancy rate of 10.6%. The average asking rental rate in the market is $35.71 per SF. The submarket experienced new completions totaling approximately 276,000 SF through the second quarter of 2021. Based on rental comparables, the appraiser concluded to a market rent of $45 PSF for the 2250 59th Street Property.

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The following table presents certain information relating to the primary competition for the 2250 59th Street Property:

Comparable Office Set(1)

Property Name/Location	Tenant	Lease Area (SF)	Lease Date	Lease Term (Yrs.)	Base Rent PSF	Lease Type
902 49th Street Brooklyn, NY	Long Island Vision	4,800	Jan-21	5.0	$48.00	Triple Net
5501 New Utrecht Brooklyn, NY	E&D Childrens Center	3,325	Sep-20	10.0	$40.25	Triple Net
5501 New Utrecht Brooklyn, NY	Care Design NY	3,325	Sep-20	10.0	$40.25	Triple Net
18 Spencer Street Brooklyn, NY	Kindercare Pediatrics	3,629	Dec-20	10.0	$46.29	Modified Gross
1938 Coney Island Brooklyn, NY	NAV	2,900	Oct-20	5.0	$45.00	Modified Gross
271 Lenox Road Brooklyn, NY	Health Science Center	8,759	Jan-21	10.0	$41.10	Modified Gross

(1)	Source: Appraisal.

■	The Borrower. The borrower is 2250 59 Owner LLC, a Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 2250 59th Street Loan. The borrower is indirectly owned by eight equity investors with each having an ownership interest between 5.0% to 16.67%.

The borrower sponsors and non-recourse carveout guarantors are Aaron Katz, Schmiley Schick, Phillip Stern, Pauline Harari, and Jonathan Tawil. The guarantors (separately) own and operate various businesses in accounting, online retail, marketing and merchandising. The guarantor’s combined commercial real estate portfolio consists of five mixed use retail/multifamily properties, one office property, and one industrial property totaling a reported market value of over $150 million, the majority of which are located in the New York metro area.

■	Escrows. At origination, the borrower funded (i) a real estate reserve in the amount of $5,888, (ii) an insurance reserve in the amount of $15,000, (iii) a TI/LC reserve in the amount of $380,000 (“Initial Rollover Deposit”), (iv) a free rent reserve in the amount of $5,796 and (v) an earnout reserve in the amount of $3,000,000.

On each due date during the term of the 2250 59th Street Loan, the borrower is required to fund (i) a tax and insurance reserve in an amount equal to 1/12 of the property taxes (initially $5,888) and insurance premiums that the lender reasonably estimates will be payable during the ensuing 12 months (initially $1,667), (ii) a capital expenditures reserve in the amount of $801 and (iii) a TI/LC reserve in the amount of $4,007.

With respect to the Initial Rollover Deposit, (A) $48,800 represents outstanding tenant improvement allowances and (B) the remaining $331,200 are allocated only for expenses relating to new leases at the 2250 59th Street Property. In the event that (i) the borrower has leased the vacant space of the first floor (totaling 5,724 square feet) of the 2250 59th Street Property without including any tenant improvement allowance terms and without any brokerage commissions incurred but otherwise on terms and conditions (including with respect to rental amounts and lease term) reasonably acceptable to the lender, (ii) delivered to the lender satisfactory evidence indicating that the first floor tenant(s) have taken occupancy of their respective space(s), are paying full contractual rent with no free rent or abatement period remaining, and (iii) the lender has received clean estoppels from each tenant, then, upon the borrower’s written request, the lender will transfer the $331,200 or any remaining portion thereof to the borrower.

With respect to the earnout reserve, provided that no default, event of default or Cash Management Period (as defined below) has occurred and is continuing, and provided that the borrower has provided the lender with satisfactory evidence that the buildout of suites 6A, 6B and 6C of the 2250 59th Street Property have been completed and the respective tenants have taken occupancy of their respective spaces, are paying full contractual rent with no free rent or abatement period remaining, and the lender has received clean estoppels from each such aforementioned tenant, the lender will disburse an amount equal to $500,000 from the earnout reserve to the borrower, within 15 days after the lender has determined that the 2250 59th Street Property has achieved the First Debt Yield Holdback Hurdle (as defined below). The remaining $2,500,000 will be disbursed to the borrower within 15 days after the lender has determined that the 2250 59th Street Property has achieved Final Debt Yield Holdback Hurdle (as defined below).

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In the event that the Final Debt Yield Holdback Hurdle has not been achieved by December 3, 2024, the lender will apply all amounts remaining in the earnout reserve to prepay a portion of the outstanding debt of the 2250 59th Street Loan, in which event, the borrower will be required to pay (i) the applicable yield maintenance premium and (ii) if any such prepayment is not made on a payment date, the borrower will also pay interest that would have accrued on such prepaid principal to, but not including, the next payment date.

“Cash Management Period” means a period which will commence upon the occurrence of any of the following: (i) the stated maturity date, (ii) a “default” or an “event of default” under the 2250 59th Street Loan, (iii) if, as of the last day of any calendar quarter, the debt yield as calculated under the 2250 59th Street Loan is less than 6.75% or (iv) the commencement of a Lease Sweep Period (as defined below); and will end upon (1) the 2250 59th Street Loan and all other obligations under the loan documents have been repaid in full or (2) the stated maturity date has not occurred and (A) with respect to the matters described in clause (ii) above, such “default” or “event of default” has been cured and no other “default” or “event of default” has occurred and is continuing or (B) with respect to the matter described in clause (iii) above, the lender has determined that the 2250 59th Street Property has achieved a debt yield of at least 7.25% for two consecutive calendar quarters, or (C) with respect to the matter described in clause (iv) above, such Lease Sweep Period has ended.

“First Debt Yield Holdback Hurdle” means 7.65%, determined as of any date, by using the ratio (expressed as a percentage) calculated by the lender of (i) the net operating income as calculated under the 2250 59th Street Loan for the 12-month period ending with the most recently completed calendar month preceding the date of calculation to (ii) $20,500,000.

“Final Debt Yield Holdback Hurdle” means 7.65%, determined as of any date, by using the ratio (expressed as a percentage) calculated by the lender of (i) the net operating income as calculated under the 2250 59th Street Loan for the 12-month period ending with the most recently completed calendar month preceding the date of calculation to (ii) $23,000,000.

A “Lease Sweep Period” will commence upon the occurrence of any of the following: (i) the earlier of (a) date that is 12 months prior to the end of the term of any Lease Sweep Lease (as defined below) (including any renewal terms); or (b) the date the applicable Lease Sweep Tenant (as defined below) actually gives such notice of its intention not to renew or extend; (ii) the date required under a Lease Sweep Lease by which the applicable Lease Sweep Tenant is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised) or the date that any Lease Sweep Tenant gives notice of its intention not to renew or extend its Lease Sweep Lease; (iii) any Lease Sweep Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date or any Lease Sweep Tenant gives notice (whether actual or constructive) of its intention to terminate, surrender or cancel its Lease Sweep Lease (or any material portion thereof); (iv) any Lease Sweep Tenant vacates or discontinues its business in any material portion of its premises (i.e., “goes dark”) or give notice (whether actual or constructive) that it intends to do the same; (v) the occurrence and continuance (beyond any applicable notice and cure periods) of a default under any Lease Sweep Lease by the applicable Lease Sweep Tenant thereunder; or (vi) the occurrence of any of certain insolvency proceedings with respect to any Lease Sweep Tenant or its parent company or lease guarantor.

“Lease Sweep Lease” means any lease (leased by such tenant and/or its affiliates) which (a) covers 15% or more rentable SF of the 2250 59th Street Property.

“Lease Sweep Tenant” means the tenant under any Lease Sweep Lease.

■	Lockbox and Cash Management. The 2250 59th Street Loan documents require a hard lockbox with springing cash management upon the occurrence of a Cash Management Period. The borrower is required to cause all rents to be transmitted directly by non-residential tenants into the lockbox account. If the borrower or property manager receives any rents, it is required to deposit such amounts into the lockbox account within one business day of receipt. Funds deposited into the lockbox account are required to be swept daily into the borrower’s operating account. Upon the occurrence and during the continuance of a Cash Management Period, all funds in the lockbox account are required to be swept daily to a cash management account under the control of the lender. On each due date during any Cash Management Period, all amounts on deposit in the cash management account in excess of tax and insurance payments, the monthly debt service payment, required reserves and operating expenses are required to be deposited (x) during the continuance of a Cash Management Period continuing solely as a result of

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a Lease Sweep Period, into the special rollover reserve subaccount and (y) otherwise, into the cash collateral subaccount.

■	Property Management. The 2250 59th Street Property is currently managed by 2250 59th Street Mgmt LLC, an affiliate of the borrower, pursuant to a management agreement.

■	Current Mezzanine or Subordinate Secured Indebtedness. None.

■	Permitted Future Mezzanine. Not permitted

■	Subordinate Secured Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the 2250 59th Street Property, as well as 12 months of rental loss and/or business interruption coverage. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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MISSION VILLAGE SHOPPING CENTER

SPROUTS
FARMERS MARKET
NATURAL FOODS
475

LA|FITNESS
LA|FITNESS

chili's

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MAP © 2021 CARTIFACT
DATA © OSM CONTRIBUTORS
Walmart Distribution Center
Mission Village Shopping Center
483, 497, 499, 515 & 19531 East Alessandro Boulevard
and 7526 Mission Grove Parkway South
Riverside, CA 92508
Riverside
Moreno Valley
DOWNTOWN RIVERSIDE
Riverside Community Hospital
Riverside Community College Riverside
METROLINK
University Village
Town Square
University of California Riverside
Box Springs Mountain Park
Victoria Club Golf Course
Canyon Crest Towne Centre
Canyon Crest Golf Course
CANYON CREST
Sycamore Canyon Wilderness Park
CANYON SPRINGS
Canyon Springs Marketplace
Canyon Springs
Moreno Valley Mall
Towngate Shopping Center
Riverside Plaza Shopping Center
MAGNOLIA CENTER
VICTORIA
Olivewood Cemetery
HAWARDEN HILLS
MISSION GROVE
E ALESSANDRO BLVD
ALESSANDRO BLVD
ALESSANDRO HEIGHTS
MARCH AIR RESERVE BASE
ORANGECREST
VAN BUREN BLVD
March Field Air Museum
Lieutenant General Archie J Old Jr Golf Course
Fairmount Park
Mt Rubidoux Memorial Park
Santa Ana River
CENTRAL AVE
ARLINGTON AVE
VICTORIA AVE
UNIVERSITY AVE
3RD ST
CHICAGO AVE
IOWA AVE
WASHINGTON ST
WOOD RD
DAY ST
Los Angeles
Ontario
Riverside
Long Beach
Anaheim
Pacific Ocean
Temecula
Oceanside

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Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller	GSMC
Location (City/State)	Riverside, California		Cut-off Date Principal Balance	$18,500,000
Property Type	Retail		Cut-off Date Principal Balance per SF	$181.06
Size (SF)	102,178		Percentage of Initial Pool Balance	3.0%
Total Occupancy as of 8/1/2021	100.0%		Number of Related Mortgage Loans	None
Owned Occupancy as of 8/1/2021	100.0%		Type of Security	Fee
Year Built / Latest Renovation	2003 / 2009		Mortgage Rate	3.05000%
Appraised Value	$38,000,000		Original Term to Maturity (Months)	120
			Original Amortization Term (Months)	NAP
			Original Interest Only Period (Months)	120

Underwritten Revenues	$2,933,347		Escrows(1)
Underwritten Expenses	$682,452			Upfront	Monthly
Underwritten Net Operating Income (NOI)	$2,250,896		Taxes	$12,268	$12,268
Underwritten Net Cash Flow (NCF)	$2,172,415		Insurance	$0	Springing
Cut-off Date LTV Ratio	48.7%		Deferred Maintenance Reserve	$35,710	$0
Maturity Date LTV Ratio	48.7%		Replacement Reserve(2)	$0	Springing
DSCR Based on Underwritten NOI / NCF	3.93x / 3.80x		TI/LC	$0	$8,515
Debt Yield Based on Underwritten NOI / NCF	12.2% / 11.7%		Other(3)	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$18,500,000	100.0%	Loan Payoff	$15,178,683	82.0%
			Principal Equity Distribution	3,119,545	16.9
			Origination Costs	153,794	0.8
			Reserves	47,978	0.3
Total Sources	$18,500,000	100.0%	Total Uses	$18,500,000	100.0%

(1)	See “—Escrows” below.

(2)	If the balance in the Replacement reserve falls below $61,307, the borrower is required to make monthly deposits of $1,703 until the balance in the Replacement reserve reaches $61,307.

(3)	The Other Reserves consist of a critical tenant reserve. See “—Escrows” below.

■	The Mortgage Loan. The Mission Village Shopping Center mortgage loan (the “Mission Village Shopping Center Loan”) is a fixed rate loan secured by a first deed of trust encumbering the borrower’s fee simple interest in a retail property located in Riverside, California (the “Mission Village Shopping Center Property”). The Mission Village Shopping Center Loan is evidenced by a promissory note with an original principal balance and outstanding principal balance as of the Cut-off Date of $18,500,000, representing approximately 3.0% of the Initial Pool Balance.

The Mission Village Shopping Center Loan was originated by Goldman Sachs Bank USA on December 1, 2021. The Mission Village Shopping Center Loan has a 10-year interest-only term and accrues interest at a fixed rate of 3.05000% per annum. The Mission Village Shopping Center Loan proceeds were used to refinance existing debt on the Mission Village Shopping Center Property, fund upfront reserves and pay origination costs.

The Mission Village Shopping Center Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The scheduled maturity date of the Mission Village Shopping Center Loan is December 6, 2031. Voluntary prepayment of the Mission Village Shopping Center Loan is permitted on or after September 6, 2031 without payment of any prepayment premium. Defeasance of the Mission Village Shopping Center Loan is permitted at any time after the second anniversary of the Closing Date.

■	The Mortgaged Property. The Mission Village Shopping Center Property is comprised of seven, 1-story retail buildings totaling 102,178 SF located in Riverside, California. The Mission Village Shopping Center Property was built in 2003 and was subsequently renovated in 2009. Situated on 12.36 acres, the Mission Village Shopping Center Property has 558 surface parking spaces, resulting in a parking ratio of 5.46 per 1,000 SF of net rentable area. As of August 1, 2021, the Mission Village Shopping Center Property was 100.0% occupied by 10 different tenants. LA Fitness is the largest tenant at the Mission Village Shopping Center Property and occupies approximately 44.0% of the NRA, while accounting for 36.9% of underwritten base rent. The top three tenants by underwritten base rent account for 77.3% of NRA and 72.5% of underwritten base rent.

COVID-19 Update. As of December 1, 2021, the Mission Village Shopping Center Property is open. All of the tenants have paid rent for November. As of December 1, 2021, the Mission Village Shopping Center Loan is not subject to any modification or forbearance request. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect Performance of the Mortgage Loans” in the Prospectus.

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Major Tenants.

The largest tenant by underwritten base rent at the Mission Village Shopping Center Property, LA Fitness (44.0% of NRA; 36.9% of underwritten base rent), occupies 45,000 SF. LA Fitness has been a tenant of the Mission Village Shopping Center Property since June 2019 and has a lease expiration date of May 31, 2034. LA Fitness has three, five-year renewal options and no termination options in their lease. Founded in 1984, LA Fitness is a privately-owned fitness center chain headquartered in Irvine, California. LA Fitness operates over 730 fitness centers across 27 of the United States as well as Canada. In 2020, LA Fitness rebranded 17 of their locations in the Phoenix, Arizona and surrounding area to Esporta Fitness.

The second largest tenant by underwritten base rent at the Mission Village Shopping Center Property, Sprouts Farmers Market (“Sprouts”) (23.5% of NRA; 24.2% of underwritten base rent), occupies 24,000 SF. Sprouts Farmers Market has been a tenant at the Mission Village Shopping Center Property since July 2009 and has a lease expiration date of July 9, 2024. Sprouts Farmers Market has four, five-year extension options and no termination options in their lease. Sprouts Farmers Market is a natural foods retailer that was founded in 2002. As of year-end 2020, Sprouts Farmers Market operated 362 stores in over 20 states, including Arizona, California, Colorado, Nevada, New Mexico, Oklahoma, Texas, and Utah. Sprouts Farmers Market stores typically range in size from 28,000 to 30,000 SF and sell organic and local groceries, including their own private label branded groceries. Approximately 35.0% of Sprouts Farmers Market stores are located in California.

The third largest tenant by underwritten base rent at the Mission Village Shopping Center Property, The Learning Experience (9.8% of NRA; 11.3% of underwritten base rent), occupies 10,000 SF. The Learning Experience has been a tenant at the Mission Village Shopping Center Property since May 2018 and has a lease expiration date of May 8, 2033. The Learning Experience has two, five-year extension options and no termination options in their lease. The Learning Experience is a childcare franchise company that was founded in 1980 in Boca Raton, Florida. The Learning Experience currently has over 450 locations in operation or construction, comprising over three million SF.

The following table presents certain information relating to the tenants at the Mission Village Shopping Center Property:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (MIS/Fitch/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
LA Fitness(4)	NR / NR / NR	45,000	44.0%	$914,985	36.9%	$20.33	5/31/2034	3, 5-year options
Sprouts Farmers Market	NR / NR / NR	24,000	23.5	600,000	24.2	$25.00	7/9/2024	4, 5-year options
The Learning Experience(5)	NR / NR / NR	10,000	9.8	280,000	11.3	$28.00	5/8/2033	2, 5-year options
Chili’s	NR / NR / NR	6,379	6.2	171,457	6.9	$26.88	6/30/2023	4, 5-year options
Wells Fargo Bank	A1 / NR / BBB+	4,954	4.8	119,938	4.8	$24.21	12/3/2025	4, 5-year options
Gra!Pow	NR / NR / NR	4,516	4.4	111,636	4.5	$24.72	7/31/2026	None
Tommy’s	NR / NR / NR	2,429	2.4	106,461	4.3	$43.83	10/31/2025	2, 5-year options
Tacos La Bufadora	NR / NR / NR	1,600	1.6	65,442	2.6	$40.90	12/17/2021	1, 5-year option
Verizon Wireless	NR / NR / NR	1,700	1.7	53,876	2.2	$31.69	1/31/2025	2, 5-year options
Jersey Mike’s	NR / NR / NR	1,600	1.6	53,130	2.1	$33.21	11/16/2023	2, 5-year options
Ten Largest Owned Tenants		102,178	100.0%	$2,476,925	100.0%	$24.24
Remaining Tenants		0	0.0	0	0.0	$0.00
Vacant		0	0.0	0	0.0	$0.00
Total / Wtd. Avg.		102,178	100.0%	$2,476,925	100.0%	$24.24

(1)	Based on the underwritten rent roll dated August 1, 2021.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes contractual rent steps through December 31, 2022.

(4)	LA Fitness is paying current rent. Commencing January 2022, LA Fitness will begin repaying deferred rent.

(5)	The Learning Experience is paying current rent and deferred rent payments in accordance with the payment plan.

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The following table presents certain information relating to the lease rollover schedule at the Mission Village Shopping Center Property based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	1,600	1.6	1.6%	65,442	2.6	$40.90	1
2022	0	0.0	1.6%	0	0.0	$0.00	0
2023	7,979	7.8	9.4%	224,587	9.1	$28.15	2
2024	24,000	23.5	32.9%	600,000	24.2	$25.00	1
2025	9,083	8.9	41.8%	280,275	11.3	$30.86	3
2026	4,516	4.4	46.2%	111,636	4.5	$24.72	1
2027	0	0.0	46.2%	0	0.0	$0.00	0
2028	0	0.0	46.2%	0	0.0	$0.00	0
2029	0	0.0	46.2%	0	0.0	$0.00	0
2030	0	0.0	46.2%	0	0.0	$0.00	0
2031	0	0.0	46.2%	0	0.0	$0.00	0
2032 & Thereafter	55,000	53.8	100.0%	1,194,985	48.2	$21.73	2
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total	102,178	100.0%		$2,476,925	100.0%	$24.24	10

(1)	Based on the underwritten rent roll dated August 1, 2021.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.

(3)	UW Base Rent, % of Total UW Base Rent, and UW Base Rent $ per SF include contractual rent steps through December 31, 2022.

The following table presents certain information relating to historical occupancy at the Mission Village Shopping Center Property:

Historical Leased %(1)

2018	2019	2020	As of 8/1/2021(2)
100.0%	100.0%	100.0%	100.0%

(1)	Represents the average annual occupancy as of December 31 for each respective year unless otherwise indicated.

(2)	Based on the underwritten rent roll dated August 1, 2021.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Mission Village Shopping Center Property:

Cash Flow Analysis(1)(2)

	2019	2020	Underwritten	Underwritten $ per SF
Base Rent(3)	$2,713,320	$2,718,533	$2,476,925	$24.24
Reimbursements(4)	580,546	580,210	608,666	5.96
Vacancy	0	0	(152,244)	(1.49)
Effective Gross Income	$3,293,866	$3,298,743	$2,933,347	$28.71

Real Estate Taxes	$172,366	$175,948	$207,200	$2.03
Insurance(5)	20,912	28,058	30,251	0.30
Management Fee	132,805	102,523	88,000	0.86
Other Operating Expenses	413,122	407,188	357,000	3.49
Total Operating Expenses	$739,205	$713,717	$682,452	$6.68

Net Operating Income	$2,554,661	$2,585,026	$2,250,896	$22.03
TI/LC(6)	0	0	63,154	0.62
Capital Expenditures(7)	0	0	15,327	0.15
Net Cash Flow	$2,554,661	$2,585,026	$2,172,415	$21.26

(1)	Based on the underwritten rent roll dated August 1, 2021.

(2)	Prior to loan origination, the borrower sponsor carved out a portion of the collateral that included 6,650 SF of in-line collateral as well as vacant land and parking. 2018 historical financial data was excluded from the lender’s underwriting because the borrower sponsor was unable to provide redacted financial statements isolating the in-line collateral.

(3)	Based on in-place rents with rent steps through December 31, 2022.

(4)	Based on contractual lease terms and underwritten expenses.

(5)	Based on budget, subject to revision based on actual insurance premium.

(6)	Based on $0.25 PSF for LA Fitness and Sprouts and $0.50 PSF for all other tenants, adjusted for vacancy.

(7)	Based on $0.15 PSF, subject to revision based on the property condition report.

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■	Appraisal. According to the appraisal, the Mission Village Shopping Center Property had an “as-is” appraised value of $38,000,000 as of October 6, 2021.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$38,200,000	N/A	5.75%
Discounted Cash Flow Approach	$38,000,000	7.25%	6.25%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to the Phase I environmental report dated October 15, 2021, there are no recognized environmental conditions at the Mission Village Shopping Center Property.

■	Market Overview and Competition. The Mission Village Shopping Center Property is located in Riverside, California. The Riverside, California area also includes the Fox Performing Arts Center, California Citrus State Historic Park, California Museum of Photography, and the Museum of Riverside. The largest employer in Riverside is the County of Riverside, employing approximately 22,000 employees. The Mission Village Shopping Center Property is located west of the Interstate 215 Freeway and east of the Riverside 91 Freeway, and is provided additional access by east Alessandro Boulevard, Meridian Parkway, and Trautwein Road. The Mission Village Shopping Center Property is located approximately 25 miles southeast of the Ontario International Airport and has proximate access to the Metrolink rail system.

According to the appraisal, the Mission Village Shopping Center Property is located in the Moreno Valley/Riverside/Corona submarket of the San Bernardino/Riverside Retail market. As of the third quarter of 2021, the San Bernardino/Riverside retail market had an inventory of approximately 52.6 million SF, a vacancy rate of 9.9% and asking rents of $22.54 per SF. As of the third quarter of 2021, the Moreno Valley/Riverside/Corona submarket had an inventory of approximately 10.5 million SF, a vacancy rate of 8.7% and asking rents of $21.76 per SF. According to the appraisal, over the last five years the Moreno Valley/Riverside/Corona submarket has absorbed 245,000 SF, compared to 298,800 SF constructed over that five-year period. According to the appraisal, three properties totaling approximately 570,200 SF are currently under construction in the Moreno Valley/Riverside/Corona submarket. The appraisal identified six properties that were directly competitive with the Mission Village Shopping Center Property, which had NNN base rents ranging from $16.64 to $29.87 PSF with an average of $20.34 PSF.

Competitive Set – Comparable Retail Leases(1)

Property Name / Location	Tenant Name	Tenant Leased Space (SF)	Lease Date	Lease Term (years)	Base Rent PSF
7526 Mission Grove Parkway South(2) Riverside, CA	LA Fitness	45,000	Jun-19	15	$20.33
16964 Highland Avenue Fontana, CA	Sprouts	30,000	Jan-19	15	$18.00
1428 Sixth Street Norco, CA	Grocery Outlet	18,000	Feb-20	10	$17.50
SEC Ontario Ranch Rd & Haven Avenue Ontario, CA	Stater Bros	45,204	Apr-20	20	$16.64
14677 Palm Drive Deser Hot Springs, CA	Grocery Outlet	20,000	Oct-20	15	$20.04
67700 East Palm Canyon Drive Cathedral City, CA	Trader Joe’s	10,000	Jan-21	5	$29.87
SWC Ontario Ranch Rd & Hamner Avenue Ontario, CA	Amazon Fresh	35,000	Feb-21	15	$20.00

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll as of August 1, 2021.

■	The Borrower. The borrower is Mission Village Shopping Center, L.P., a California limited partnership. The borrower sponsor and non-recourse carveout guarantor under the Mission Village Shopping Center Loan is Pamela E. Rubin, as trustee of the Mark and Pamela Rubin Family Trust dated June 17, 1997, as Amended and Complete restatement dated July 15, 2020.

Pamela E. Rubin, as trustee of The Mark and Pamela Rubin Family Trust dated June 17, 1997, as Amended and Complete restatement dated July 15, 2020, is the borrower sponsor and non-recourse carveout guarantor. Regional Properties, Inc. was founded by the late Mark Rubin and the late Alexander Levy in 1979. The borrower sponsor engages in the development of residential, office, retail and industrial properties through various owned or controlled partnerships and corporations. Regional Properties, Inc. focuses on maintaining low debt/asset ratios, ample liquidity,

A-3-95

MISSION VILLAGE SHOPPING CENTER

and substantial reserves to further their conservative fiscal approach. The borrower sponsor owns 11 retail, office, multifamily and mixed use properties in Riverside County.

■	Escrows. At loan origination, the borrower deposited (i) $12,268.11 into a tax reserve and (ii) $35,710 into a deferred maintenance reserve.

Tax Reserve - On each due date, the borrower is required to fund 1/12 of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be $12,268.11); provided, however, the borrower will not be required to fund that portion of taxes which are solely the obligation of the tenants LA Fitness, Tommy’s, Wells Fargo, Chili’s and the Learning Experience so long as certain conditions set forth in the Mission Village Shopping Center Loan documents are satisfied.

Insurance Reserve – On each due date, the borrower is required to fund 1/12 of the insurance premiums that the lender reasonably estimates will be payable over the next-ensuing 12-month period; provided, however, such insurance reserve can be conditionally waived so long as the borrower maintains a blanket policy meeting the requirements of the Mission Village Shopping Center Loan documents.

Capital Expenditures Reserve – On each due date during the continuance of a Mission Village Shopping Center Trigger Period or event of default under the Mission Village Shopping Center Loan documents, if and to the extent the amount contained in the capital expenditures account is less than $61,306.80, the borrower is required to fund a capital expenditure reserve in the amount of $1,702.97.

TI/LC Reserve – On each due date, if and to the extent the amount contained in the leasing commission and tenant improvements account is less than $306,534 (excluding any lease termination proceeds), the borrower is required to fund a tenant improvement and leasing commission reserve in the amount of $8,514.83.

Critical Tenant Reserve – To the extent a Mission Village Shopping Center Trigger Period occurs as a result of a Critical Tenant Trigger Event (as defined below), the borrower is required to deposit all excess cash flow into a critical tenant reserve in accordance with the Mission Village Shopping Center Loan documents.

A “Critical Tenant Trigger Event” means each period: (i)(a) commencing on the date of a bankruptcy filing by or against any Critical Tenant or the guarantor under its Critical Tenant lease, and (b) ending on the earlier of (1) such case is dismissed 90 days after commencement without any negative impact on the applicable Critical Tenant lease, the Critical Tenant is paying normal monthly rent and is otherwise in compliance with its lease, and has provided an updated estoppel, (2) such Critical Tenant assumes its lease during the bankruptcy proceeding, is paying normal monthly rent and is otherwise in compliance with the terms of its lease and has provided an updated estoppel or (3) the applicable lease is terminated and all or substantially all of the applicable leased premises are leased to one or more approved substitute leases; (ii)(a) commencing when any Critical Tenant has not given notice to renew its lease as of the earlier of (1) the date required under its lease and (2) 12 months prior to the expiration of its lease, and (b) ending on the earlier of (1) such Critical Tenant enters a renewal or extension of its lease pursuant to the existing terms and is in occupancy of all or substantially all of its applicable space and is paying full monthly rent, is open for business and has provided an updated estoppel or (2) all or substantially all of the applicable leased premises are leased to one or more approved substitute leases; or (iii)(a) commencing on the date that any Critical Tenant either (1) gives notice of an intent to terminate its lease or vacate a material portion of its leased premises, (2) goes dark, discontinues its operations or business in a material portion of its leased premises (excluding any temporary discontinuance of its business), and (b) ending on the earlier of (1) such Critical Tenant has recommenced its business and operations in all or substantially all of its applicable space, is paying full monthly rent and has provided an updated estoppel or (2) all or substantially all of the applicable leased premises are leased to one or more approved substitute leases.

A “Critical Tenant” means (i) LA Fitness, (ii) Sprouts, and (ii) any successor tenant under any future lease for all or a portion of the space currently occupied by LA Fitness or Sprouts that is expected to demise more than 20,000 SF.

■	Lockbox and Cash Management. The Mission Village Shopping Center Avenue Loan is structured with a hard lockbox and springing cash management. The borrower is required to deliver tenant direction letters instructing all tenants of the Mission Village Shopping Center Property to directly deposit all rents into a lender-controlled lockbox account. In addition, the borrower is required to cause all cash revenues relating to the Mission Village Shopping Center Property and all other money received by the borrower or the property manager with respect to the Mission Village Shopping Center Property (other than tenant security deposits) to be deposited into such lockbox account or a lender-controlled cash management account (to the extent there is a continuing cash management period) within one business day of receipt thereof. On each business day that no Mission Village Shopping Center Trigger Period or event of default under the Mission Village Shopping Center Loan is continuing, all funds in the lockbox account are required to be swept into a borrower-controlled operating account. On each business day that a Mission Village Shopping Center Trigger Period or event of default under the Mission Village Shopping Center is continuing, all funds in the lockbox account are required to be swept into the cash management account.

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MISSION VILLAGE SHOPPING CENTER

During the continuance of a Mission Village Shopping Center Trigger Period (except to the extent caused solely by a Critical Tenant Trigger Event) or an event of default under the Mission Village Shopping Center Loan, all amounts on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses are required to be deposited into an excess cash flow reserve account as additional collateral for the Mission Village Shopping Center Loan.

A “Mission Village Shopping Center Trigger Period” means each period commencing (a) when the debt yield (as calculated under the Mission Village Shopping Center Loan documents), determined as of the first day of any fiscal quarter, is less than 9.0%, and ending when the debt yield (as calculated under the Mission Village Shopping Center Loan documents), determined as of the first day of each of two consecutive fiscal quarters thereafter is equal to or greater than 9.0%, (b) if the financial reports required under the Mission Village Shopping Center Loan documents are not delivered to the lender as and when required and ending when such reports are delivered and they indicate, in fact, that no Mission Village Shopping Center Trigger Period is ongoing, and (c) upon the occurrence of a Critical Tenant Trigger Event and ending upon the satisfaction of the applicable Critical Tenant Trigger Event disbursement conditions.

■	Property Management. The Mission Village Shopping Center Property is currently managed by Alemar Management Corporation (“Alemar”). Under the related Mission Village Shopping Center Loan documents, the Mission Village Shopping Center Property is required to be managed by Alemar or another property management company approved by the lender, with respect to which, if required by the lender, a rating agency confirmation has been received. The lender has the right to replace, or require the borrower to replace, the property manager with a property manager selected by the borrower (or selected by the lender in the event of an event of default under the Mission Village Shopping Center Loan or following any foreclosure, conveyance in lieu of foreclosure or other similar transaction), subject to the lender’s reasonable approval (i) during the continuance of an event of default under the Mission Village Shopping Center Loan, (ii) following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, (iii) during the continuance of a material default by the property manager under the management agreement (after the expiration of any applicable notice and/or cure periods) that would allow the borrower to terminate the management agreement, (iv) if the property manager files or is the subject of a petition in bankruptcy or (v) if a trustee or receiver is appointed for the property manager’s assets or the property manager makes an assignment for the benefit of its creditors or is adjudicated insolvent.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the Mission Village Shopping Center Property, as well as 18 months of rental loss and/or business interruption coverage, together with a 12-month extended period of indemnity following restoration. If TRIPRA or a subsequent statute is no longer in effect, then the borrower’s requirement will be capped at insurance premiums equal to two times the amount of the insurance premium payable in respect of the property and business interruption/rental loss insurance required under the related loan documents. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

A-3-97

CICERO INDUSTRIAL

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller	AREF
Location (City/State)	Cicero, Illinois		Cut-off Date Balance	$16,730,000
Property Type	Industrial		Cut-off Date Balance per SF	$29.60
Size (SF)	565,209		Percentage of Initial Pool Balance	2.7%
Total Occupancy as of 10/13/2021	92.8%		Number of Related Mortgage Loans	None
Owned Occupancy as of 10/13/2021	92.8%		Type of Security	Fee
Year Built / Latest Renovation	1950, 1975 / NAP		Mortgage Rate	4.25000%
Appraised Value	$27,000,000		Original Term to Maturity (Months)	60
			Original Amortization Term (Months)	NAP
			Original Interest Only Period (Months)	60
			Borrower Sponsor	Apexus Logistics RE Fund L.P.

Underwritten Revenues	$3,093,084
Underwritten Expenses	$1,449,709		Escrows
Underwritten Net Operating Income (NOI)	$1,643,375			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$1,473,813		Taxes	$405,256	$81,051
Cut-off Date LTV Ratio	62.0%		Insurance	$0	Springing(1)
Maturity Date LTV Ratio	62.0%		Replacement Reserve(2)	$0	$4,710
DSCR Based on Underwritten NOI / NCF	2.28x / 2.04x		TI/LC(3)	$0	$9,420
Debt Yield Based on Underwritten NOI / NCF	9.8% / 8.8%		Other(4)	$53,875	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$16,730,000	66.0%	Purchase Price	$23,900,000	94.3%
Principal’s New Cash Contribution	8,609,101	34.0	Origination Costs	979,969	3.9
			Reserves	459,131	1.8

Total Sources	$25,339,101	100.0%	Total Uses	$25,339,101	100.0%

(1)	The borrower is required to make monthly payments equal to 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of coverage afforded by such policies upon determination by lender that an acceptable blanket policy is not in place.

(2)	The Replacement Reserve is capped at $250,000.

(3)	The TI/LC reserve is capped at (i) an amount equal to $450,000 unless and until tenant Brad Foote Gear Works has renewed its lease, or its space has been re-leased, in either case in accordance with the terms and provisions of the loan documents, or (ii) from and after such renewal of the Brad Foote Gear Works lease, or re-leasing of the space leased pursuant to the Brad Foote Gear Works lease, in accordance with the terms of the loan documents, an amount equal to $200,000.

(4)	Other upfront reserve represents a deferred maintenance reserve.

The following table presents certain information relating to the major tenants at the Cicero Industrial property:

Largest Owned Tenants Based on Underwritten Base Rent(1)(2)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA (SF)	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Brad Foote Gear Works(4)	NR/NR/NR	301,258	53.3%	$1,410,862	62.9%	$4.68	11/30/2026	2, 5-year options
SBL	NR/NR/NR	139,220	24.6	633,226	28.2	4.55	2/28/2029	None
Fab Tek	NR/NR/NR	47,360	8.4	156,284	7.0	3.30	8/31/2024	None
UCP Seguin of Greater Chicago	NR/NR/NR	36,698	6.5	42,203	1.9	1.15	6/30/2023	None
Four Largest Owned Tenants		524,536	92.8%	$2,242,575	100.0%	$4.28
Remaining Owned Tenants		0	0.0	0	0.0	0.00
Vacant Spaces (Owned Space)		40,673	7.2	0	0.0	0.00
Totals / Wtd. Avg. All Owned Tenants		565,209	100.0%	$2,242,575	100.0%	$4.28

(1)	Calculated based on the approximate square footage occupied by each owned tenant.
(2)	Based on the underwritten rent roll dated October 13, 2021.
(3)	UW Base Rent includes contractual rent steps of $51,262 through September 2022.
(4)	Brad Foote Gear Works has the right to terminate its lease by written notice to landlord if any interruption of services persists for a period in excess of 180 days.

A-3-98

CICERO INDUSTRIAL

The following table presents certain information relating to the lease rollover schedule at the Cicero Industrial property:

Lease Expiration Schedule(1)(2)(3)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(4)	% of Total UW Base Rent	UW Base Rent $ per SF(4)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	36,698	6.5	6.5%	42,203	1.9	1.15	1
2024	47,360	8.4	14.9%	156,284	7.0	3.30	1
2025	0	0.0	14.9%	0	0.0	0.00	0
2026	301,258	53.3	68.2%	1,410,862	62.9	4.68	1
2027	0	0.0	68.2%	0	0.0	0.00	0
2028	0	0.0	68.2%	0	0.0	0.00	0
2029	139,220	24.6	92.8%	633,226	28.2	4.55	1
2030	0	0.0	92.8%	0	0.0	0.00	0
2031 & Thereafter	0	0.0	92.8%	0	0.0	0.00	0
Vacant	40,673	7.2	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	565,209	100.0%		$2,242,575	100.0%	$4.28	4

(1)	Calculated based on the approximate square footage occupied by each owned tenant.
(2)	Based on the underwritten rent roll dated October 13, 2021.
(3)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.
(4)	UW Base Rent and UW Base Rent $ per SF include contractual rent steps of $51,262 through September 2022.

The following table presents certain information relating to historical occupancy at the Cicero Industrial property:

Historical Leased %(1)

2018(2)	2019(2)	2020	As of 10/13/2021(3)
NAV	NAV	92.8%	92.8%

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	Historical occupancy for 2018 and 2019 is not available as the seller did not provide them for the acquisition.

(3)	Information obtained from the underwritten rent roll.

COVID-19 Update. As of December 9, 2021, the Cicero Industrial property is open and operating. The borrower sponsor reported that rent collections in October 2021 and November 2021 were 100%. As of December 9, 2021, the Cicero Industrial mortgage loan is not subject to any modification or forbearance request. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect Performance of the Mortgage Loans” in the Prospectus.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Cicero Industrial property:

Cash Flow Analysis(1)(2)(3)

	TTM 9/30/2021	Underwritten	Underwritten $ per SF
Base Rent	$2,050,640	$2,191,313	$3.88
Contractual Rent Steps(4)	0	51,262	0.09
Vacant Income	0	244,038	0.43
Reimbursements	909,507	850,509	1.50
Vacancy & Credit Loss	(71,217)	(244,038)	(0.43)
Other Income	66,785	0	0.00
Effective Gross Income	$2,955,715	$3,093,084	$5.47
Total Operating Expenses	1,510,957	1,449,709	2.56
Net Operating Income	$1,444,758	$1,643,375	$2.91
TI/LC	0	113,042	0.20
Capital Expenditures	0	56,521	0.10
Net Cash Flow	$1,444,758	$1,473,813	$2.61

(1)	Based on underwritten rent roll dated October 13, 2021.
(2)	Historical operating performance for 2018, 2019 and 2020 is not available as the seller did not provide them for the acquisition.
(3)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(4)	Contractual Rent Steps include $51,262 underwritten for various tenants through September 2022.

A-3-99

CENTRAL PARK PLAZA

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	SMC
Location (City/State)	Steamboat Springs, CO	Cut-off Date Principal Balance	$16,600,000
Property Type	Retail	Cut-off Date Principal Balance per SF	$128.22
Size (SF)	129,461	Percentage of Initial Pool Balance	2.7%
Total Occupancy as of 11/1/2021	94.7%	Number of Related Mortgage Loans	None
Owned Occupancy as of 11/1/2021	94.7%	Type of Security	Fee
Year Built / Latest Renovation	1986-2004 / NAP	Mortgage Rate	3.20000%
Appraised Value	$30,400,000	Original Term to Maturity (Months)	120
Original Amortization Term (Months)	NAP
Original Interest Only Period (Months)	120
Borrower Sponsor	E. Stanley Kroenke
Underwritten Revenues	$2,632,363
Underwritten Expenses	$731,341	Escrows
Underwritten Net Operating Income (NOI)	$1,901,022	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$1,780,688	Taxes(1)(2)	$0	Springing
Cut-off Date LTV Ratio	54.6%	Insurance(2)(3)	$0	Springing
Maturity Date LTV Ratio	54.6%	Replacement Reserves(2)(4)	$0	Springing
DSCR Based on Underwritten NOI / NCF	3.53x / 3.31x	TI/LC(2)(5)	$0	Springing
Debt Yield Based on Underwritten NOI / NCF	11.5% / 10.7%	Other(2)	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$16,600,000	100.0%	Return of Equity	$8,521,932	51.3%
Loan Payoff	$7,913,240	47.7
Origination Costs	164,829	1.0
Total Sources	$16,600,000	100.0%	Total Uses	$16,600,000	100.0%

(1)	So long as no Cash Sweep Event (as defined below) is occurring, tax escrows are waived for real estate taxes for the Central Park Plaza property being paid directly by a tenant provided such tenant is obligated under its lease to do so and the lender receives, among other things, timely evidence of such tax payment. If such condition is no longer satisfied, on each due date, the borrower will be required to fund a real estate tax reserve in a monthly amount equal to 1/12 of the amount that the lender estimates will be necessary to pay annual taxes. A “Cash Sweep Event” will commence upon the earliest of the following: (i) the occurrence and continuance of an event of default under the Central Park Plaza loan, (ii) the date on which the debt service coverage ratio based on the trailing 12-month period is less than 1.10x (based on 30-year amortization) (a “DSCR Cash Sweep Event”), (iii) the bankruptcy or other insolvency proceeding of the borrower sponsor or property manager and (iv) the occurrence and continuance of a Critical Tenant Trigger Event (as defined below). Notwithstanding the foregoing, if a DSCR Cash Sweep Event has occurred, in lieu of establishing the lockbox account and the cash management account, the borrower may elect to deliver a Master Lease (as defined herein) to the lender. The Master Lease may not be terminated by the borrower sponsor, as tenant, or the borrower, as landlord, unless and until the lender has provided consent to such termination. The Master Lease will not be terminable (other than expiration by its terms) after a foreclosure or deed in lieu thereof. Notwithstanding the foregoing, the borrower sponsor will not be required to pay rent under the Master Lease unless an event of default exists under the Central Park Plaza loan and/or cash flow from the Central Park Plaza property is not sufficient for debt service payments of the Central Park Plaza loan. A “Master Lease” means a lease agreement between the borrower, as landlord, and E. Stanley Kroenke, as tenant, that contains (a) a minimum term of 10 years and is otherwise on market terms and conditions for properties substantially similar to the Central Park Plaza property and reasonably acceptable to the lender and (b) a sufficient amount of rentable SF such that rent payable under the Master Lease combined with rent payable under all other leases at the Central Park Plaza property would result in a debt service coverage ratio for the Central Park Plaza loan to be equal to or greater than 1.25x (based on 30-year amortization). A “Critical Tenant Trigger Event” means the occurrence of any of the following: (i) City Market or any successor (a “Critical Tenant”) fails to renew or extend the term of its lease, on terms and conditions reasonably acceptable to the lender and in accordance with the terms of the Central Park Plaza loan including, without limitation, for a term of no less than five years (or as otherwise approved by the lender), on or prior to the date that is 12 months prior to the lease expiration date set forth in its lease, (ii) a default by such Critical Tenant occurs (beyond any applicable notice and cure period) under its lease, (iii) a Critical Tenant goes dark, vacates or otherwise fails to occupy or otherwise ceases operations at its space, or fails to be open for business at the Central Park Plaza property during customary hours, or gives notice of its intent to commence any of the foregoing, in each case for a period 90 days or more, (iv) a Critical Tenant files, as a debtor, a bankruptcy or similar insolvency proceeding, or otherwise becomes involved, as a debtor, in a bankruptcy or any similar insolvency proceeding or (v) a Critical Tenant terminates its lease or gives notice of its intent to terminate its lease; notwithstanding the foregoing, a Critical Tenant Trigger Event will not be deemed to have occurred so long as E. Stanley Kroenke remains the non-recourse carveout guarantor; provided; however, if (x) E. Stanley Kroenke is no longer non-recourse carveout guarantor due to an assumption of the Central Park Plaza loan, a transfer of interest (direct or indirect) in the borrower or any other reason or circumstance and (y) a Critical Tenant Trigger Event would have been in effect at the time of such assumption, transfer or other reason or circumstance but for the existence of E. Stanley Kroenke as non-recourse carveout guarantor, then the borrower will be required to deposit into a Critical Tenant Reserve account, the amount of what would have been deposited in the Critical Tenant Reserve account had E. Stanley Kroenke not been the non-recourse carveout guarantor under the Central Park Plaza loan.
(2)	With respect to tax reserves, insurance reserves, replacement reserves and TI/LC, the borrower and borrower sponsor may elect, and have elected, and provided no Cash Sweep Event has occurred, to guarantee the payments required to be deposited in the respective reserves in lieu of making the cash deposits into such reserves.
(3)	So long as no Cash Sweep Event is occurring, insurance escrows are waived provided, among other conditions, the Central Park Plaza property is covered by an acceptable blanket policy (which is currently maintained). If such conditions are no longer satisfied, on each due date, the borrower will be required to fund an insurance reserve in a monthly amount equal to 1/12 of the amount that the lender estimates will be necessary to pay the annual insurance premiums.
(4)	During a Cash Sweep Event (and if such Cash Sweep Event is due to a DSCR Cash Sweep Event, the Master Lease is not in place), the borrower will be required to make monthly deposits into the replacement reserve in an amount equal to $2,481.33.
(5)	During a Cash Sweep Event (and if such Cash Sweep Event is due to a DSCR Cash Sweep Event, the Master Lease is not in place), the borrower will be required to make monthly deposits into the TI/LC reserve in an amount that would currently equal $7,546.50. Notwithstanding the foregoing, provided that no event of default under the Central Park Plaza loan then exists, monthly deposits into the TI/LC reserve will be suspended at any time that the balance in the TI/LC Reserve is at least equal to $452,790.

A-3-100

CENTRAL PARK PLAZA

The following table presents certain information relating to the major tenants at the Central Park Plaza property:

Ten Largest Owned Tenants by Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA	% of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
Central Park Liquor	NR / NR / NR	9,867	7.6%	$332,025	18.8%	$33.65	12/31/2031	2, 5-year options
City Market	NR / Baa1 / BBB	52,500	40.6	256,283	14.5	4.88	8/31/2023	2, 5-year options
Christy Sports	NR / NR / NR	4,780	3.7	124,280	7.0	26.00	5/31/2022	None
La Fiesta Mexican Grill	NR / NR / NR	4,380	3.4	83,789	4.7	19.13	4/30/2022	None
Anytime Fitness	NR / NR / NR	4,747	3.7	79,512	4.5	16.75	1/31/2026	1, 5-year option
O’Reilly Auto Parts(3)(4)	NR / Baa1 / BBB	8,000	6.2	76,000	4.3	9.50	3/31/2032	3, 5-year options
Qdoba	NR / NR / NR	2,238	1.7	67,140	3.8	30.00	9/30/2025	1, 5-year option
T-Mobile	BBB- / NR / BB+	3,221	2.5	64,968	3.7	20.17	5/31/2026	1, 5-year option
Annie’s Home Consignments	NR / NR / NR	5,400	4.2	62,100	3.5	11.50	12/31/2026	1, 5-year option
Mountain Eyeworks	NR / NR / NR	2,400	1.9	55,680	3.2	23.20	5/31/2026	1, 5-year option
Ten Largest Owned Tenants		97,533	75.3%	$1,201,777	68.0%	$12.32
Remaining Tenants		25,070	19.4	565,510	32.0	22.56
Vacant		6,858	5.3	0	0.0%	0.00
Total / Wtd. Avg.		129,461	100.0%	$1,767,287	100.0%	$14.41

(1)	Based on the underwritten rent roll dated November 1, 2021.
(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include $1,033 of contractual rent steps through April 2022.
(3)	O’Reilly Auto Parts has signed its lease but has not yet taken delivery of its space. O’Reilly Auto Parts rent commences 150 days after space is delivered. The borrower sponsor expects O’Reilly Auto Parts to take occupancy in April 2022, however we cannot assure you O’Reilly Auto Parts will take occupancy as expected or at all. The borrower and borrower sponsor have elected to become personally liable on a recourse basis for an amount equivalent to all amounts owed for outstanding TI/LCs and HVAC work related to the O’Reilly Auto Parts space ($190,000).
(4)	O’Reilly Auto Parts has a termination option exercisable in March 2028, with 12 months’ notice and payment of unamortized leasing costs.

The following table presents certain information relating to the lease rollover schedule at the Central Park Plaza property based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2022	10,360	8.0	8.0%	251,869	14.3	24.31	3
2023	58,565	45.2	53.2%	391,070	22.1	6.68	5
2024	8,504	6.6	59.8%	142,407	8.1	16.75	4
2025	4,328	3.3	63.2%	123,432	7.0	28.52	3
2026	21,914	16.9	80.1%	418,523	23.7	19.10	8
2027	0	0.0	80.1%	0	0.0	0.00	0
2028	0	0.0	80.1%	0	0.0	0.00	0
2029	0	0.0	80.1%	0	0.0	0.00	0
2030	0	0.0	80.1%	0	0.0	0.00	0
2031	10,932	8.4	88.5%	363,986	20.6	33.30	2
2032	8,000	6.2	94.7%	76,000	4.3	9.50	1
2033 & Thereafter	0	0.0	94.7%	0	0.0	0.00	0
Vacant	6,858	5.3	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	129,461	100.0%		$1,767,287	100.0%	$14.41	24

(1)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that were not considered in the above Lease Expiration Schedule.
(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF is based on the underwritten rent roll dated November 1, 2021, and includes $1,033 of contractual rent steps through April 2022.

The following table presents certain information relating to historical leasing at the Central Park Plaza property:

Historical Leased %(1)

2018	2019	2020	As of 11/1/2021
95.1%	94.9%	92.2%	94.7%

(1)	As provided by the borrowers and reflects occupancy for the indicated year ended December 31 unless specified otherwise.

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CENTRAL PARK PLAZA

COVID-19 Update. As of November 23, 2021, the tenant rental obligations at the Central Park Plaza property has not been materially disrupted by the macro effects of the COVID-19 pandemic. The Central Park Plaza loan is current through the December 2021 payment date. As of December 1, 2021, the Central Park Plaza loan is not subject to any forbearance, modification or debt service relief requests. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect Performance of the Mortgage Loans” in the Prospectus.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Central Park Plaza property:

Cash Flow Analysis(1)

	2018	2019	2020	TTM 7/31/2021	Underwritten	Underwritten $ per SF
Base Rent	$1,640,176	$1,689,663	$1,662,629	$1,714,095	$1,766,254	$13.64
Contractual Rent Steps(1)	0	0	0	0	1,033	0.01
Potential Income from Vacant Space	0	0	0	0	168,021	1.30
Reimbursements	466,392	637,173	512,101	496,838	557,175	4.30
Percentage Rents	270,235	292,756	307,901	307,901	307,901	2.38
Gross Potential Income	$2,376,803	$2,619,592	$2,482,631	$2,518,834	$2,800,384	$21.63
Vacancy & Credit Loss	0	0	0	0	(168,021)	(1.30)
Effective Gross Income	$2,376,803	$2,619,592	$2,482,631	$2,518,834	$2,632,363	$20.33

Real Estate Taxes	$165,951	$177,666	$183,532	$183,532	$183,532	$1.42
Insurance	9,433	9,224	10,186	10,354	10,054	0.08
Management Fee	94,666	97,554	96,455	103,855	105,295	0.81
Other Operating Expenses	382,479	455,933	413,381	432,460	432,460	3.34
Total Operating Expenses	$652,529	$740,377	$703,554	$730,201	$731,341	$5.65

Net Operating Income(2)	$1,724,274	$1,879,215	$1,779,077	$1,788,633	$1,901,022	$14.68
TI/LC	0	0	0	0	90,558	0.70
Capital Expenditures	0	0	0	0	29,776	0.23
Net Cash Flow	$1,724,274	$1,879,215	$1,779,077	$1,788,633	$1,780,688	$13.75

(1)	Underwritten cash flow based on in-place rents as of November 1, 2021 and includes $1,033 of contractual rent steps through April 2022.
(2)	The increase in underwritten Net Operating Income over TTM 7/31/2021 Net Operating Income is primarily driven by O’Reilly Auto Parts signing a new lease totaling $139,612 in underwritten base rent and reimbursements. O’Reilly Auto Parts has signed its lease but has not yet taken delivery of its space. O’Reilly Auto Parts rent commences 150 days after space is delivered. The borrower sponsor expects O’Reilly Auto Parts to take occupancy in April 2022, however we cannot assure you O’Reilly Auto Parts will take occupancy as expected or at all. The borrower and borrower sponsor have elected to become personally liable on a recourse basis for an amount equivalent to all amounts owed for outstanding TI/LCs and HVAC work related to the O’Reilly Auto Parts space ($190,000).

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A-3-103

CAPITOL SQUARE

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller(2)		AREF
Location (City/State)	San Jose, California		Cut-off Date Balance		$15,000,000
Property Type	Retail		Cut-off Date Balance per SF		$42.10
Size (SF)	356,294		Percentage of Initial Pool Balance		2.4%
Total Occupancy as of 11/1/2021(1)	97.1%		Number of Related Mortgage Loans		None
Owned Occupancy as of 11/1/2021(1)	97.1%		Type of Security		Fee
Year Built / Latest Renovation	1971 / 2015		Mortgage Rate		2.86150%
Appraised Value	$79,400,000		Original Term to Maturity (Months)		120
			Original Amortization Term (Months)		360
			Original Interest Only Period (Months)		NAP
			Borrower Sponsor		Anthony Chan; Alex Chen

Underwritten Revenues	$5,976,662
Underwritten Expenses	$1,556,154		Escrows
Underwritten Net Operating Income (NOI)	$4,420,508			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,164,971		Taxes	$0	Springing
Cut-off Date LTV Ratio	18.9%		Insurance	$12,253	Springing
Maturity Date LTV Ratio	14.4%		Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF	5.93x / 5.59x		TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	29.5% / 27.8%		Other(3)	$704,018	Springing

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$15,000,000	100.0%	Loan Payoff	$13,026,570	86.8%
			Reserves	716,271	4.8
			Closing Costs	652,737	4.4
			Return of Equity	604,422	4.0

Total Sources	$15,000,000	100.0%	Total Uses	$15,000,000	100.0%

(1)	Excludes Asby Sports with a lease expiration date of January 31, 2022. Including Asby Sports, the Capitol Square property was 98.7% occupied as of November 1, 2021. Asby Sports was underwritten as vacant.
(2)	The Capitol Square loan was originated by UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York on November 29, 2021, and is expected to be purchased by AREF.
(3)	Other reserve represents a Raising Cane Contingency Reserve.

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the Capitol Square property:

Ten Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA (SF)	% of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
Cardenas	NR/NR/NR	41,990	11.8%	$713,830	15.7%	$17.00	1/31/2033	2, 10-year options
Target	A/A2/A	146,259	41.1	512,435	11.3	3.50	7/31/2026	3, 5-year options
Ross	NR/A2/BBB+	25,535	7.2	491,549	10.8	19.25	1/31/2025	2, 5-year options
Marshalls	NR/A2/A	28,517	8.0	317,109	7.0	11.12	11/30/2026	3, 5-year options
Walgreens(3)	BBB-/Baa2/BBB	19,788	5.6	296,820	6.5	15.00	8/31/2035	None
Chase(4)	AA-/A2/A-	6,495	1.8	242,978	5.3	37.41	6/30/2026	3, 5-year options
Wells Fargo	A+/A1/BBB+	5,614	1.6	203,788	4.5	36.30	10/31/2023	4, 5-year options
SCFHP	NR/NR/NR	10,435	2.9	199,269	4.4	19.10	8/31/2025	2, 5-year options
Tung Kee Noodle House	NR/NR/NR	3,744	1.1	143,245	3.1	38.26	11/30/2026	2, 5-year options
America’s Best	NR/NR/NR	3,186	0.9	133,812	2.9	42.00	12/31/2027	2, 5-year options
Ten Largest Tenants		291,563	81.8%	$3,254,835	71.5%	$11.16
Remaining Tenants		54,317	15.2	1,296,949	28.5	23.88
Vacant		10,414	2.9	0	0.0	0.00
Totals / Wtd. Avg.		356,294	100.0%	$4,551,785	100.0%	$13.16

(1)	Based on the underwritten rent roll dated November 1, 2021.
(2)	Includes $376,775 of contractual rent steps through December 2022.
(3)	Walgreens has a two-time right to terminate its lease effective on either August 31, 2025 or August 31, 2030 upon 6 months’ written notice.
(4)	If Chase, or any portion of its space, are made untenantable solely as a result of an interruption, diminishment or termination of services to any common areas for a period in excess of 60 consecutive days, Chase may terminate its lease by delivering 30 days’ written notice of its election to terminate.

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CAPITOL SQUARE

The following table presents certain information relating to the lease rollover schedule at the Capitol Square property:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM(4)	17,368	4.9%	4.9%	$0	0.0%	$0.00	4
2022	3,895	1.1	6.0%	139,680	3.1	35.86	3
2023	19,066	5.4	11.3%	613,120	13.5	32.16	6
2024	6,255	1.8	13.1%	192,918	4.2	30.84	3
2025	40,694	11.4	24.5%	899,627	19.8	22.11	4
2026	189,389	53.2	77.7%	1,371,592	30.1	7.24	7
2027	7,435	2.1	79.7%	324,198	7.1	43.60	3
2028	0	0.0	79.7%	0	0.0	0.00	0
2029	0	0.0	79.7%	0	0.0	0.00	0
2030	0	0.0	79.7%	0	0.0	0.00	0
2031	0	0.0	79.7%	0	0.0	0.00	0
2032	0	0.0	79.7%	0	0.0	0.00	0
2033 & Thereafter	61,778	17.3	97.1%	1,010,650	22.2	16.36	2
Vacant	10,414	2.9	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	356,294	100.0%		$4,551,785	100.0%	$13.16	32

(1)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.
(2)	Based on the underwritten rent roll dated November 1, 2021.
(3)	Includes $376,775 of contractual rent steps through December 2022.
(4)	Includes 17,368 SF of site storage and office space.

The following table presents certain information relating to historical occupancy at the Capitol Square property:

Historical Leased %(1)

2018	2019	2020	As of 11/1/2021
99.4%	99.4%	98.9%	97.1%(2)

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	Excludes Asby Sports with a lease expiration date of January 31, 2022. Including Asby Sports, the Capitol Square property was 98.7% occupied as of November 1, 2021. Asby Sports was underwritten as vacant.

COVID-19 Update. As of December 6, 2021, the Capitol Square property is open and operating and is not subject to any forbearance, modification or debt service relief request. At the onset of the COVID-19 pandemic, several of the tenants at the Capitol Square property requested rent relief in the form of rent abatements and rent deferrals. Eleven in-line tenants (no anchor or major tenants) at the Capitol Square property received abated rent ranging from one to four months totaling $141,371 (3.1% of underwritten base rent) in the aggregate. Seven in-line tenants and Ross received deferred rent ranging from 2 to 16 months totaling $410,558 (9.0% of underwritten base rent) in the aggregate. July 2021 and August 2021 rent collections at the Capitol Square property were 129.8% and 102.7%, respectively, of underwritten base rent, which includes payback of rents that were previously deferred. September 2021 rent collections at the Capitol Square property were 90.5% of underwritten base rent. As of November 1, 2021, $264,927 (5.8% of underwritten base rent) in deferred rent was still outstanding. All deferred rent is scheduled to be repaid by month end January 2022. As of December 6, 2021, the Capitol Square loan is not subject to any modifications or forbearance requests. The Capitol Square loan is current on payments through November 6, 2021.

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CAPITOL SQUARE

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Capitol Square property:

Cash Flow Analysis(1)

	2018	2019	2020	TTM 9/30/2021	Underwritten	Underwritten $ per SF
Base Rent(2)	$4,213,916	$4,178,139	$3,658,418	$4,297,137	$4,175,010	$11.72
Contractual Rent Steps(3)	0	0	0	0	442,656	1.24
Vacant Income	0	0	0	0	278,080	0.78
Reimbursements	1,048,068	1,101,071	1,121,792	1,306,302	1,428,243	4.01
Vacancy	0	0	0	0	(347,326)	(0.97)
Other Income	0	0	0	0	0	0.00
Effective Gross Income	$5,261,985	$5,279,210	$4,780,210	$5,603,439	$5,976,662	$16.77
Total Operating Expenses	1,294,400	1,542,412	1,535,488	1,640,331	1,556,154	4.37
Net Operating Income(4)	$3,967,585	$3,736,798	$3,244,722	$3,963,107	$4,420,508	$12.41
TI/LC	0	0	0	0	202,093	0.57
Capital Expenditures	0	0	0	0	53,444	0.15
Net Cash Flow	$3,967,585	$3,736,798	$3,244,722	$3,963,107	$4,164,971	$11.69

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Based on underwritten rent roll dated November 1, 2021. Asby Sports was underwritten as vacant.
(3)	Includes $376,775 of contractual rent steps through December 2022 and $65,881 in straight line for investment grade tenant, Walgreens.
(4)	The increase in Underwritten Net Operating Income from TTM 9/30/2021 is primarily due the inclusion of contractual rent steps and straight line rent.

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A-3-107

LOUISIANA INDUSTRIAL PORTFOLIO

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	2		Loan Seller		AREF
Location (City/State)	Geismar, Louisiana		Cut-off Date Principal Balance		$15,000,000
Property Type	Industrial		Cut-off Date Principal Balance per SF		$86.13
Size (SF)	174,158		Percentage of Initial Pool Balance		2.4%
Total Occupancy as of 10/4/2021	100.0%		Number of Related Mortgage Loans		None
Owned Occupancy as of 10/4/2021	100.0%		Type of Security		Fee
Year Built / Latest Renovation	Various / NAP		Mortgage Rate		3.95500%
Appraised Value(1)	$22,600,000		Original Term to Maturity (Months)		120
			Original Amortization Term (Months)		360
			Original Interest Only Period (Months)		12
			Borrower Sponsor		Thomas H. Gose, Jr.;
					Kelly R. Allen
Underwritten Revenues	$1,906,981
Underwritten Expenses	$395,343		Escrows
Underwritten Net Operating Income (NOI)	$1,511,638			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$1,407,143		Taxes	$9,554	$9,554
Cut-off Date LTV Ratio	66.4%		Insurance	$68,204	$11,367
Maturity Date LTV Ratio	54.3%		Replacement Reserve	$0	$1,451
DSCR Based on Underwritten NOI / NCF	1.77x / 1.65x		TI/LC	$0	$7,257
Debt Yield Based on Underwritten NOI / NCF	10.1% / 9.4%		Other(2)	$19,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$15,000,000	100.0%	Loan Payoff	$13,551,133	90.3%
			Return of Equity	895,108	6.0
			Origination Costs	457,000	3.0
			Reserves	96,758	0.6
Total Sources	$15,000,000	100.0%	Total Uses	$15,000,000	100.0%

(1)	The Talon Industrial Park property has an “as-is” appraised value of $16,000,000 as of August 23, 2021, and the Copperhead Industrial Park property has an “as-is” appraised value of $6,600,000 as of August 23, 2021.

(2)	Other upfront reserves represents a deferred maintenance reserve.

The following table presents certain information relating to the Louisiana Industrial Portfolio properties:

Property Name	City, State	Allocated Loan Amount	% of Allocated Loan Amount	Total SF(1)	Occ. (%)(1)	Year Built/Renovated(2)	As-Is Appraised Value(2)	UW NCF
Talon Industrial Park	Geismar, LA	$10,700,000	71.3%	122,158	100.0%	2016 / NAP	$16,000,000	$1,003,131
Copperhead Industrial Park	Geismar, LA	4,300,000	28.7	52,000	100.0%	2020 / NAP	6,600,000	404,012
Total		$15,000,000	100.0%	174,158	100.0%		$22,600,000	$1,407,143

(1)	Based on the underwritten rent roll dated October 4, 2021.

(2)	Source: Appraisals.

The following table presents certain information relating to the tenants at the Louisiana Industrial Portfolio properties:

Ten Largest Tenants Based on Underwritten Base Rent(1)(2)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA (SF)	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Mauser USA, LLC	NR/NR/NR	48,400	27.8%	$406,560	23.9%	$8.40	7/31/2029	2, 10-year options
Flexitallic, L.P.(3)	NR/NR/NR	26,000	14.9	240,500	14.2	9.25	7/31/2031	2, 5-year options
Tiger Industrial Rentals(4)	NR/NR/NR	11,908	6.8	174,276	10.3	14.64	7/31/2028	1, 5-year option
ISCO Industries, Inc.	NR/NR/NR	11,850	6.8	160,805	9.5	13.57	4/14/2023	2, 5-year options
HMT Tank(5)	NR/NR/NR	16,000	9.2	158,000	9.3	9.88	10/14/2030	2, 5-year options
Core Boiler	NR/NR/NR	12,000	6.9	132,000	7.8	11.00	10/31/2025	2, 5-year options
Ram Tool & Supply Co.	NR/NR/NR	12,000	6.9	111,000	6.5	9.25	11/30/2031	2, 5-year options
Alliance Source Testing	NR/NR/NR	12,000	6.9	108,000	6.4	9.00	11/30/2027	2, 5-year options
Rexel USA	NR/NR/NR	12,000	6.9	108,000	6.4	9.00	5/31/2028	2, 3-year options
Great River Industries, LLC	NR/NR/NR	12,000	6.9	99,000	5.8	8.25	1/31/2026	2, 5-year options
Total / Wtd. Avg.		174,158	100.0%	$1,698,141	100.0%	$9.75
Remaining Owned Tenants		0	0.0	0	0.0	0.00
Vacant Spaces (Owned Space)		0	0.0	0	0.0	0.00
Totals / Wtd. Avg. All Owned Tenants		174,158	100.0%	$1,698,141	100.0%	$9.75

(1)	Calculated based on the approximate square footage occupied by each owned tenant.

(2)	Based on the underwritten rent roll dated October 4, 2021.

(3)	Flexitallic, L.P. has one termination option exercisable in July 2026 in exchange for a prepayment penalty of $400,000 with one year written notice and payment of the penalty six months prior to termination.

(4)	Tiger Industrial Rentals has the option to terminate its lease with 180 days’ written notice in May 2023 and in May 2025, each with the payment of a termination fee.

(5)	HMT Tank has the option to terminate its lease each year beginning in September 2027 with 150 days’ written notice and payment of a termination fee

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LOUISIANA INDUSTRIAL PORTFOLIO

The following table presents certain information relating to the lease rollover schedule at the Louisiana Industrial Portfolio properties:

Lease Expiration Schedule(1)(2)(3)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	11,850	6.8	6.8%	160,805	9.5	13.57	1
2024	0	0.0	6.8%	0	0.0	0.00	0
2025	12,000	6.9	13.7%	132,000	7.8	11.00	1
2026	12,000	6.9	20.6%	99,000	5.8	8.25	1
2027	12,000	6.9	27.5%	108,000	6.4	9.00	1
2028	23,908	13.7	41.2%	282,276	16.6	11.81	2
2029	48,400	27.8	69.0%	406,560	23.9	8.40	1
2030	16,000	9.2	78.2%	158,000	9.3	9.88	1
2031 & Thereafter	38,000	21.8	100.0%	351,500	20.7	9.25	2
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	174,158	100.0%		$1,698,141	100.0%	$9.75	10

(1)	Calculated based on approximate square footage occupied by the tenants.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.

(3)	Based on the underwritten rent roll dated October 4, 2021.

The following table presents certain information relating to historical occupancy at the Louisiana Industrial Portfolio properties:

Historical Leased %(1)

2018	2019	2020	As of 10/4/2021(2)
NAV	NAV	NAV	100.0%

(1)	Historical occupancy is not available as the Copperhead Industrial Park property was built in 2020.

(2)	Information obtained from the underwritten rent roll.

COVID-19 Update. As of December 9, 2021, the Louisiana Industrial Portfolio properties are open and operating. As of December 9, 2021, collection data for October 2021 and November 2021 was not available. The Louisiana Industrial Portfolio mortgage loan was originated on November 22, 2021 and has a first payment date of January 6, 2022. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect Performance of the Mortgage Loans” in the Prospectus.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Louisiana Industrial Portfolio properties:

Cash Flow Analysis(1)(2)

	TTM 8/31/2021	Underwritten	Underwritten $ per SF
Base Rent	$1,368,474	$1,698,141	$9.75
Reimbursements	167,565	319,829	1.84
Vacancy & Credit Loss(3)	0	(110,988)	(0.64)
Effective Gross Income	$1,536,039	$1,906,981	$10.95
Total Operating Expenses	218,887	395,343	2.27
Net Operating Income	$1,317,151	$1,511,638	$8.68
TI/LC	3,758	87,079	0.50
Capital Expenditures	0	17,416	0.10
Net Cash Flow	$1,313,394	$1,407,143	$8.08

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Historical operating performance prior to TTM 8/31/2021 is not available as the Copperhead Industrial Park property was built in 2020.

(3)	Underwritten Vacancy & Credit Loss represents an underwritten economic vacancy of 5.5%. The Louisiana Industrial Portfolio properties were 100.0% occupied as of October 4, 2021.

A-3-109

3101 WEST MILITARY

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller	AREF
Location (City/State)	McAllen, Texas		Cut-off Date Balance	$14,657,432
Property Type	Industrial		Cut-off Date Balance per SF	$66.85
Size (SF)	219,258		Percentage of Initial Pool Balance	2.3%
Total Occupancy as of 9/3/2021	100.0%		Number of Related Mortgage Loans	None
Owned Occupancy as of 9/3/2021	100.0%		Type of Security	Fee
Year Built / Latest Renovation	2004-2006 / NAP		Mortgage Rate	3.78000%
Appraised Value	$20,100,000		Original Term to Maturity (Months)	120
			Original Amortization Term (Months)	360
			Original Interest Only Period (Months)	NAP
			Borrower Sponsors	Kamyar Mateen; Tyler Mateen

Underwritten Revenues	$2,092,307
Underwritten Expenses	$497,062		Escrows
Underwritten Net Operating Income (NOI)	$1,595,245			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$1,549,468		Taxes	$248,317	$24,832
Cut-off Date LTV Ratio	72.9%		Insurance	$20,750	$4,150
Maturity Date LTV Ratio	57.6%		Replacement Reserve	$0	$1,827
DSCR Based on Underwritten NOI / NCF	1.95x / 1.89x		TI/LC(1)	$200,000	$3,654
Debt Yield Based on Underwritten NOI / NCF	10.9% / 10.6%		Other(2)	$22,220	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$14,700,000	70.9%	Purchase Price	$19,600,000	94.6%
Principal’s New Cash Contribution	6,029,138	29.1	Origination Costs	637,852	3.1
			Reserves	491,287	2.4
Total Sources	$20,729,138	100.0%	Total Uses	$20,729,138	100.0%

(1)	The TI/LC reserve is capped at $500,000.

(2)	Other reserve represents a deferred maintenance reserve.

The following table presents certain information relating to the major tenants at the 3101 West Military property:

Largest Owned Tenants Based on Underwritten Base Rent(1)(2)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA (SF)	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Woodcrafters	NR/NR/NR	71,384	32.6%	$445,436	28.8%	$6.24	12/1/2023	None
Outwest Express	NR/NR/NR	22,015	10.0	489,600	31.6	22.24	8/31/2026	1, 5-year option
Emerson Electric	NR/NR/NR	68,108	31.1	336,930	21.7	4.95	6/1/2024	2, 3-year options
Hutchinson FTS	NR/NR/NR	57,751	26.3	277,206	17.9	4.80	12/31/2026	1, 3-year option
Four Largest Owned Tenants		219,258	100.0%	$1,549,173	100.0%	$7.07
Vacant Spaces (Owned Space)		0	0.0	0	0.0	0.00
Totals / Wtd. Avg. All Owned Tenants		219,258	100.0%	$1,549,173	100.0%	$7.07

(1)	Calculated based on the approximate square footage occupied by each owned tenant.

(2)	Based on the underwritten rent roll dated September 3, 2021.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include contractual rent steps of $16,206 through July 2022.

A-3-110

3101 WEST MILITARY

The following table presents certain information relating to the lease rollover schedule at the 3101 West Military property:

Lease Expiration Schedule(1)(2)(3)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(4)	% of Total UW Base Rent(4)	UW Base Rent $ per SF(4)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	71,384	32.6	32.6%	445,436	28.8	6.24	1
2024	68,108	31.1	63.6%	336,930	21.7	4.95	1
2025	0	0.0	63.6%	0	0.0	0.00	0
2026	79,766	36.4	100.0%	766,806	49.5	9.61	2
2027	0	0.0	100.0%	0	0.0	0.00	0
2028	0	0.0	100.0%	0	0.0	0.00	0
2029	0	0.0	100.0%	0	0.0	0.00	0
2030	0	0.0	100.0%	0	0.0	0.00	0
2031 & Thereafter	0	0.0	100.0%	0	0.0	0.00	0
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	219,258	100.0%		$1,549,173	100.0%	$7.07	4

(1)	Calculated based on the approximate square footage occupied by each owned tenant.

(2)	Based on the underwritten rent roll dated September 3, 2021.

(3)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.

(4)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include contractual rent steps of $16,206 through July 2022.

The following table presents certain information relating to historical occupancy at the 3101 West Military property:

Historical Leased %(1)

2018	2019	2020	As of 9/3/2021(2)
100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	Information obtained from the underwritten rent roll.

COVID-19 Update. As of December 9, 2021, the 3101 West Military property is open and operating. The borrower sponsor reported that rent collections in October 2021 and November 2021 were 100%. As of December 9, 2021, the 3101 West Military mortgage loan is not subject to any modification or forbearance request. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect Performance of the Mortgage Loans” in the Prospectus.

A-3-111

3101 WEST MILITARY

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 3101 West Military property:

Cash Flow Analysis(1)(2)

	2018	2019	2020	Underwritten	Underwritten $ per SF
Base Rent	$2,039,293	$1,915,996	$1,868,449	$1,532,966	$6.99
Contractual Rent Steps(3)	0	0	0	16,206	0.07
Reimbursements	0	0	0	245,187	1.12
Vacancy & Credit Loss(4)	0	0	0	(87,852)	(0.40)
Other Income(5)	0	0	0	385,800	1.76
Effective Gross Income	$2,039,293	$1,915,996	$1,868,449	$2,092,307	$9.54
Total Operating Expenses	415,007	414,315	407,513	497,062	2.27
Net Operating Income	$1,624,287	$1,501,681	$1,460,936	$1,595,245	$7.28
TI/LC	0	0	0	23,852	0.11
Capital Expenditures	0	0	0	21,926	0.10
Net Cash Flow	$1,624,287	$1,501,681	$1,460,936	$1,549,468	$7.07

(1)	Based on underwritten rent roll dated September 3, 2021.

(2)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(3)	Contractual Rent Steps include $16,206 underwritten for various tenants through July 2022.

(4)	Underwritten Vacancy & Credit Loss represents an underwritten economic vacancy of 5.0%. The 3101 West Military Property was 100.0% occupied as of September 3, 2021.

(5)	Underwritten Other Income consists of contractual parking income.

A-3-112

ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date:	01/17/22	GS Mortgage Securities Trust 2021-GSA3
Determination Date:	01/11/22
Next Distribution Date:	02/17/22	Commercial Mortgage Pass-Through Certificates
Record Date:	12/31/21	Series 2021-GSA3

Contacts
Role	Party and Contact Information
Depositor	GS Mortgage Securities Corporation II
Delete

Master Servicer	Wells Fargo Bank, National Association
	Investor Relations		REAM_InvestorRelations@wellsfargo.com
Three Wells Fargo, MAC D1050-084, 401 S. Tryon Street, 8th Floor | Charlotte, NC 28202
Special Servicer	Argentic Services Company LP
	Andrew Hundertmark		ahundertmark@argenticservices.com
500 North Central Expressway, Suite 261 | Plano, TX 75074
Operating Advisor & Asset Representations Reviewer	Pentalpha Surveillance LLC
	Don Simon	(203) 660-6100
375 North French Road, Suite 100 | Amherst, NY 14228
Certificate Administrator	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)		cts.cmbs.bond.admin@wellsfargo.com; trustadministrationgroup@wellsfargo.com
9062 Old Annapolis Road | Columbia, MD 21045
Trustee	Wilmington Trust, National Association
	CMBS Trustee	(302) 636-4140
1100 North Market Street | Wilmington, DE 19890

This report is compiled by Computershare Trust Company, N.A. from information provided by third parties. Computershare Trust Company, N.A. has not independently confirmed the accuracy of the information.
Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificate holders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

© Copyright 2021 Computershare. All rights reserved. Confidential.	Page 1 of 25

Distribution Date:	01/17/22	GS Mortgage Securities Trust 2021-GSA3
Determination Date:	01/11/22
Next Distribution Date:	02/17/22	Commercial Mortgage Pass-Through Certificates
Record Date:	12/31/21	Series 2021-GSA3

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹
Regular Certificates
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-AB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
H-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
Regular SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Notional Certificates
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Notional SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Deal Distribution Total					0.00	0.00	0.00	0.00	0.00

*	Denotes the Controlling Class (if required)

(1)	Calculated by taking (A) the sum of the ending certificate balance of all classes in a series less (B) the sum of (i) the ending certificate balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

(2)	Pass-Through Rates with respect to any Class of Certificates on next month’s Payment Date is expected to be the same as the current respective Pass-Through Rate, subject to any modifications on the underlying loans, any change in certificate or pool balance, any change in the underlying index (if and as applicable), and any other matters provided in the governing documents.

© Copyright 2021 Computershare. All rights reserved. Confidential.	Page 2 of 25

Distribution Date:	01/17/22	GS Mortgage Securities Trust 2021-GSA3
Determination Date:	01/11/22
Next Distribution Date:	02/17/22	Commercial Mortgage Pass-Through Certificates
Record Date:	12/31/21	Series 2021-GSA3

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance
Regular Certificates
A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-AB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Notional Certificates
X-A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© Copyright 2021 Computershare. All rights reserved. Confidential.	Page 3 of 25

Distribution Date:	01/17/22	GS Mortgage Securities Trust 2021-GSA3
Determination Date:	01/11/22
Next Distribution Date:	02/17/22	Commercial Mortgage Pass-Through Certificates
Record Date:	12/31/21	Series 2021-GSA3

Certificate Interest Reconciliation Detail

Class	Accrual Period	Accrual Days	Prior Cumulative Interest Shortfalls	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Interest Shortfalls / (Paybacks)	Payback of Prior Realized Losses	Additional Interest Distribution Amount	Interest Distribution	Cumulative Interest Shortfalls
A-1	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-AB	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© Copyright 2021 Computershare. All rights reserved. Confidential.	Page 4 of 25

Distribution Date:	01/17/22	GS Mortgage Securities Trust 2021-GSA3
Determination Date:	01/11/22
Next Distribution Date:	02/17/22	Commercial Mortgage Pass-Through Certificates
Record Date:	12/31/21	Series 2021-GSA3

Additional Information

Total Available Distribution Amount (1)	0.00

(1)	The Available Distribution Amount includes any Prepayment Premiums.

© Copyright 2021 Computershare. All rights reserved. Confidential.	Page 5 of 25

Distribution Date:	01/17/22	GS Mortgage Securities Trust 2021-GSA3
Determination Date:	01/11/22
Next Distribution Date:	02/17/22	Commercial Mortgage Pass-Through Certificates
Record Date:	12/31/21	Series 2021-GSA3

Bond / Collateral Reconciliation - Cash Flows

Total Funds Collected

Interest
Interest Paid or Advanced	0.00
Interest Reductions due to Nonrecoverability Determination	0.00
Interest Adjustments	0.00
Deferred Interest	0.00
ARD Interest	0.00
Net Prepayment Interest Excess / (Shortfall)	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected	0.00

Principal
Scheduled Principal	0.00
Unscheduled Principal Collections
Principal Prepayments	0.00
Collection of Principal after Maturity Date	0.00
Recoveries From Liquidations and Insurance Proceeds	0.00
Excess of Prior Principal Amounts Paid	0.00
Curtailments	0.00
Negative Amortization	0.00
Principal Adjustments	0.00

Total Principal Collected	0.00

Other
Prepayment Penalties / Yield Maintenance	0.00
Gain on Sale / Excess Liquidation Proceeds	0.00
Borrower Option Extension Fees	0.00
Total Other Collected	0.00

Total Funds Collected	0.00
Total Funds Distributed

Fees
Master Servicing Fee	0.00
Certificate Administrator Fee	0.00
Trustee Fee	0.00
CREFC® Intellectual Property Royalty License Fee	0.00
Operating Advisor Fee	0.00
Asset Representations Reviewer Fee	0.00

Total Fees	0.00

Expenses/Reimbursements
Reimbursement for Interest on Advances	0.00
ASER Amount	0.00
Special Servicing Fees (Monthly)	0.00
Special Servicing Fees (Liquidation)	0.00
Special Servicing Fees (Work Out)	0.00
Legal Fees	0.00
Rating Agency Expenses	0.00
Taxes Imposed on Trust Fund	0.00
Non-Recoverable Advances	0.00
Workout Delayed Reimbursement Amounts	0.00
Other Expenses	0.00
Total Expenses/Reimbursements	0.00

Interest Reserve Deposit	0.00

Payments to Certificateholders and Others
Interest Distribution	0.00
Principal Distribution	0.00
Prepayment Penalties / Yield Maintenance	0.00
Total Payments to Certificateholders and Others	0.00

Total Funds Distributed	0.00

© Copyright 2021 Computershare. All rights reserved. Confidential.	Page 6 of 25

Distribution Date:	01/17/22	GS Mortgage Securities Trust 2021-GSA3
Determination Date:	01/11/22
Next Distribution Date:	02/17/22	Commercial Mortgage Pass-Through Certificates
Record Date:	12/31/21	Series 2021-GSA3

Bond / Collateral Reconciliation - Balances

Collateral Reconciliation
		Total
Beginning Scheduled Collateral Balance	0.00	0.00
(-) Scheduled Principal Collections	0.00	0.00
(-) Unscheduled Principal Collections	0.00	0.00
(-) Principal Adjustments (Cash)	0.00	0.00
(-) Principal Adjustments (Non-Cash)	0.00	0.00
(-) Realized Losses from Collateral	0.00	0.00
(-) Other Adjustments²	0.00	0.00

Ending Scheduled Collateral Balance	0.00	0.00
Beginning Actual Collateral Balance	0.00	0.00
Ending Actual Collateral Balance	0.00	0.00
Certificate Reconciliation
Total
Beginning Certificate Balance	0.00
(-) Principal Distributions	0.00
(-) Realized Losses	0.00
Realized Loss and Realized Loss Adjustments on Collateral	0.00
Current Period NRA¹	0.00
Current Period WODRA¹	0.00
Principal Used to Pay Interest	0.00
Non-Cash Principal Adjustments	0.00
Certificate Other Adjustments**	0.00
Ending Certificate Balance	0.00

NRA/WODRA Reconciliation
	Non-Recoverable Advances (NRA) from Principal	Workout Delayed Reimbursement of Advances (WODRA) from Principal
Beginning Cumulative Advances	0.00	0.00
Current Period Advances	0.00	0.00
Ending Cumulative Advances	0.00	0.00

Under / Over Collateralization Reconciliation
Beginning UC / (OC)	0.00
UC / (OC) Change	0.00
Ending UC / (OC)	0.00
Net WAC Rate	0.00%
UC / (OC) Interest	0.00

(1)	Current Period NRA and WODRA displayed will represent the portion applied as Realized Losses to the bonds.
(2)	Other Adjustments value will represent miscellaneous items that may impact the Scheduled Balance of the collateral.
**	A negative value for Certificate Other Adjustments represents the payback of prior Principal Shortfalls, if any.

© Copyright 2021 Computershare. All rights reserved. Confidential.	Page 7 of 25

Distribution Date:	01/17/22	GS Mortgage Securities Trust 2021-GSA3
Determination Date:	01/11/22
Next Distribution Date:	02/17/22	Commercial Mortgage Pass-Through Certificates
Record Date:	12/31/21	Series 2021-GSA3

Current Mortgage Loan and Property Stratification

Aggregate Pool

Scheduled Balance
Scheduled Balance	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Debt Service Coverage Ratio¹
Debt Service Coverage Ratio	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.
(4)	Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

© Copyright 2021 Computershare. All rights reserved. Confidential.	Page 8 of 25

Distribution Date:	01/17/22	GS Mortgage Securities Trust 2021-GSA3
Determination Date:	01/11/22
Next Distribution Date:	02/17/22	Commercial Mortgage Pass-Through Certificates
Record Date:	12/31/21	Series 2021-GSA3

Current Mortgage Loan and Property Stratification

Aggregate Pool

State³
State	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹
Totals
Property Type³
Property Type	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

Note: Please refer to footnotes on the next page of the report.

© Copyright 2021 Computershare. All rights reserved. Confidential.	Page 9 of 25

Distribution Date:	01/17/22	GS Mortgage Securities Trust 2021-GSA3
Determination Date:	01/11/22
Next Distribution Date:	02/17/22	Commercial Mortgage Pass-Through Certificates
Record Date:	12/31/21	Series 2021-GSA3

Current Mortgage Loan and Property Stratification

Aggregate Pool

Note Rate
Note Rate	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Seasoning
Seasoning	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.
(4)	Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

© Copyright 2021 Computershare. All rights reserved. Confidential.	Page 10 of 25

Distribution Date:	01/17/22	GS Mortgage Securities Trust 2021-GSA3
Determination Date:	01/11/22
Next Distribution Date:	02/17/22	Commercial Mortgage Pass-Through Certificates
Record Date:	12/31/21	Series 2021-GSA3

Current Mortgage Loan and Property Stratification

Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)
Anticipated Remaining Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Amortization Term (ARD and Balloon Loans)
Remaining Amortization Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.
(4)	Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

© Copyright 2021 Computershare. All rights reserved. Confidential.	Page 11 of 25

Distribution Date:	01/17/22	GS Mortgage Securities Trust 2021-GSA3
Determination Date:	01/11/22
Next Distribution Date:	02/17/22	Commercial Mortgage Pass-Through Certificates
Record Date:	12/31/21	Series 2021-GSA3

Current Mortgage Loan and Property Stratification

Aggregate Pool

Age of Most Recent NOI
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Stated Term (Fully Amortizing Loans)
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.
(4)	Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

© Copyright 2021 Computershare. All rights reserved. Confidential.	Page 12 of 25

Distribution Date:	01/17/22	GS Mortgage Securities Trust 2021-GSA3
Determination Date:	01/11/22
Next Distribution Date:	02/17/22	Commercial Mortgage Pass-Through Certificates
Record Date:	12/31/21	Series 2021-GSA3

Mortgage Loan Detail (Part 1)
Pros ID	Loan ID	Loan Group	Prop Type (1)	City	State	Interest Accrual Type	Gross Rate	Scheduled Interest	Scheduled Principal	Principal Adjustments	Anticipated Repay Date	Original Maturity Date	Adjusted Maturity Date	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date

Totals
1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse	MF - Multi-Family
SS - Self Storage	LO - Lodging	RT - Retail	SF - Single Family Rental
98 - Other	IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

© Copyright 2021 Computershare. All rights reserved. Confidential.	Page 13 of 25

Distribution Date:	01/17/22	GS Mortgage Securities Trust 2021-GSA3
Determination Date:	01/11/22
Next Distribution Date:	02/17/22	Commercial Mortgage Pass-Through Certificates
Record Date:	12/31/21	Series 2021-GSA3

Mortgage Loan Detail (Part 2)

Pros ID	Loan Group	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date	Appraisal Reduction Date	Appraisal Reduction Amount	Cumulative ASER	Current P&I Advances	Cumulative P&I Advances	Cumulative Servicer Advances	Current NRA/WODRA from Principal	Defease Status

Totals

© Copyright 2021 Computershare. All rights reserved. Confidential.	Page 14 of 25

Distribution Date:	01/17/22	GS Mortgage Securities Trust 2021-GSA3
Determination Date:	01/11/22
Next Distribution Date:	02/17/22	Commercial Mortgage Pass-Through Certificates
Record Date:	12/31/21	Series 2021-GSA3

Principal Prepayment Detail

			Unscheduled Principal		Prepayment Penalties
Pros ID	Loan Number	Loan Group	Amount	Prepayment / Liquidation Code	Prepayment Premium Amount	Yield Maintenance Amount

Totals

Note: Principal Prepayment Amount listed here may include Principal Adjustment Amounts on the loan in addition to the Unscheduled Principal Amount.

© Copyright 2021 Computershare. All rights reserved. Confidential.	Page 15 of 25

Distribution Date:	01/17/22	GS Mortgage Securities Trust 2021-GSA3
Determination Date:	01/11/22
Next Distribution Date:	02/17/22	Commercial Mortgage Pass-Through Certificates
Record Date:	12/31/21	Series 2021-GSA3

Historical Detail

	Delinquencies¹												Prepayments				Rate and Maturities
	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Distribution Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit	WAM¹

(1) Foreclosure and REO Totals are included in the delinquencies aging categories.

© Copyright 2021 Computershare. All rights reserved. Confidential.	Page 16 of 25

Distribution Date:	01/17/22	GS Mortgage Securities Trust 2021-GSA3
Determination Date:	01/11/22
Next Distribution Date:	02/17/22	Commercial Mortgage Pass-Through Certificates
Record Date:	12/31/21	Series 2021-GSA3

Delinquency Loan Detail

Pros ID	Loan ID	Paid Through Date	Months Delinquent	Mortgage Loan Status¹	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicer Advances	Actual Principal Balance	Servicing Transfer Date	Resolution Strategy Code²	Bankruptcy Date	Foreclosure Date	REO Date

Totals

1 Mortgage Loan Status
A - Payment Not Received But Still in Grace Period	0 - Current	4 - Performing Matured Balloon
B - Late Payment But Less Than 30 days Delinquent	1 - 30-59 Days Delinquent	5 - Non Performing Matured Balloon
	2 - 60-89 Days Delinquent	6 - 121+ Days Delinquent
3 - 90-120 Days Delinquent

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

Note: Outstanding P & I Advances include the current period advance.

© Copyright 2021 Computershare. All rights reserved. Confidential.	Page 17 of 25

Distribution Date:	01/17/22	GS Mortgage Securities Trust 2021-GSA3
Determination Date:	01/11/22
Next Distribution Date:	02/17/22	Commercial Mortgage Pass-Through Certificates
Record Date:	12/31/21	Series 2021-GSA3

Collateral Stratification and Historical Detail

Maturity Dates and Loan Status¹
	Total	Performing	Non-Performing	REO/Foreclosure

7 - 12 Months	0	0	0	0
13 - 24 Months	0	0	0	0
25 - 36 Months	0	0	0	0
37 - 48 Months	0	0	0	0
49 - 60 Months	0	0	0	0
> 60 Months	0	0	0	0
Past Maturity	0	0	0	0
0 - 6 Months	0	0	0	0

Historical Delinquency Information
	Total	Current	30-59 Days	60-89 Days	90+ Days	REO/Foreclosure

Jan-22	0	0	0	0	0	0
Dec-21	0	0	0	0	0	0
Nov-21	0	0	0	0	0	0
Oct-21	0	0	0	0	0	0
Sep-21	0	0	0	0	0	0
Aug-21	0	0	0	0	0	0
Jul-21	0	0	0	0	0	0
Jun-21	0	0	0	0	0	0
May-21	0	0	0	0	0	0
Apr-21	0	0	0	0	0	0
Mar-21	0	0	0	0	0	0
Feb-21	0	0	0	0	0	0

(1)	Maturity dates used in this chart are based on the dates provided by the Master Servicer in the Loan Periodic File.

© Copyright 2021 Computershare. All rights reserved. Confidential.	Page 18 of 25

Distribution Date:	01/17/22	GS Mortgage Securities Trust 2021-GSA3
Determination Date:	01/11/22
Next Distribution Date:	02/17/22	Commercial Mortgage Pass-Through Certificates
Record Date:	12/31/21	Series 2021-GSA3

Specially Serviced Loan Detail - Part 1

Pros ID	Loan ID	Ending Scheduled Balance	Actual Balance	Appraisal Value	Appraisal Date	Net Operating Income	DSCR	DSCR Date	Maturity Date	Remaining Amort Term

Totals

© Copyright 2021 Computershare. All rights reserved. Confidential.	Page 19 of 25

Distribution Date:	01/17/22	GS Mortgage Securities Trust 2021-GSA3
Determination Date:	01/11/22
Next Distribution Date:	02/17/22	Commercial Mortgage Pass-Through Certificates
Record Date:	12/31/21	Series 2021-GSA3

Specially Serviced Loan Detail - Part 2

Pros ID	Loan ID	Property Type¹	State	Servicing Transfer Date	Resolution Strategy Code²	Special Servicing Comments

1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse
MF - Multi-Family	SS - Self Storage	LO - Lodging
RT - Retail	SF - Single Family Rental	98 - Other
IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined
2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

© Copyright 2021 Computershare. All rights reserved. Confidential.	Page 20 of 25

Distribution Date:	01/17/22	GS Mortgage Securities Trust 2021-GSA3
Determination Date:	01/11/22
Next Distribution Date:	02/17/22	Commercial Mortgage Pass-Through Certificates
Record Date:	12/31/21	Series 2021-GSA3

Modified Loan Detail

		Pre-Modification		Post-Modification
Pros ID	Loan Number	Balance	Rate	Balance	Rate	Modification Code¹	Modification Booking Date	Modification Closing Date	Modification Effective Date

Totals

1 Modification Codes
1 - Maturity Date Extension	5 - Temporary Rate Reduction	8 - Other
2 - Amortization Change	6 - Capitalization on Interest	9 - Combination
3 - Principal Write-Off	7 - Capitalization on Taxes	10 - Forbearance

Note: Please refer to Servicer Reports for modification comments.

© Copyright 2021 Computershare. All rights reserved. Confidential.	Page 21 of 25

Distribution Date:	01/17/22	GS Mortgage Securities Trust 2021-GSA3
Determination Date:	01/11/22
Next Distribution Date:	02/17/22	Commercial Mortgage Pass-Through Certificates
Record Date:	12/31/21	Series 2021-GSA3

Historical Liquidated Loan Detail

Pros ID¹	Loan Number	Dist.Date	Loan Beginning Scheduled Balance	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Fees, Advances, and Expenses	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Loan	Current Period Adjustment to Loan	Cumulative Adjustment to Loan	Loss to Loan with Cumulative Adjustment	Percent of Original Loan Balance

Current Period Totals
Cumulative Totals

Note: Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

© Copyright 2021 Computershare. All rights reserved. Confidential.	Page 22 of 25

Distribution Date:	01/17/22	GS Mortgage Securities Trust 2021-GSA3
Determination Date:	01/11/22
Next Distribution Date:	02/17/22	Commercial Mortgage Pass-Through Certificates
Record Date:	12/31/21	Series 2021-GSA3

Historical Bond / Collateral Loss Reconciliation Detail

Pros ID	Loan Number	Distribution Date	Certificate Interest Paid from Collateral Principal Collections	Reimb of Prior Realized Losses from Collateral Interest Collections	Aggregate Realized Loss to Loan	Loss Covered by Credit Support/Deal Structure	Loss Applied to Certificate Interest Payment	Loss Applied to Certificate Balance	Non-Cash Principal Adjustment	Realized Losses from NRA/WODRA	Total Loss Applied to Certificate Balance

Current Period Totals
Cumulative Totals

© Copyright 2021 Computershare. All rights reserved. Confidential.	Page 23 of 25

Distribution Date:	01/17/22	GS Mortgage Securities Trust 2021-GSA3
Determination Date:	01/11/22
Next Distribution Date:	02/17/22	Commercial Mortgage Pass-Through Certificates
Record Date:	12/31/21	Series 2021-GSA3

Interest Shortfall Detail - Collateral Level

Pros ID	Interest Adjustments	Deferred Interest Collected	Special Servicing Fees			ASER	PPIS / (PPIE)	Non- Recoverable Interest	Interest on Advances	Reimbursement of Advances from Interest	Other Shortfalls / (Refunds)	Modified Interest Reduction / (Excess)
			Monthly	Liquidation	Work Out

Total

Note: Interest Adjustments listed for each loan do not include amounts that were used to adjust the Weighted Average Net Rate of the mortgage loans.									Collateral Shortfall Total		0.00

© Copyright 2021 Computershare. All rights reserved. Confidential.	Page 24 of 25

Distribution Date:	01/17/22	GS Mortgage Securities Trust 2021-GSA3
Determination Date:	01/11/22
Next Distribution Date:	02/17/22	Commercial Mortgage Pass-Through Certificates
Record Date:	12/31/21	Series 2021-GSA3

Supplemental Notes

None

© Copyright 2021 Computershare. All rights reserved. Confidential.	Page 25 of 25

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of December 1, 2021 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as depositor, Wells Fargo Bank, National Association, as master servicer, Argentic Services Company LP, as special servicer, Computershare Trust Company, National Association, as certificate administrator, Wilmington Trust, National Association, as trustee, and Pentalpha Surveillance LLC as operating advisor and asset representations reviewer.
Transaction: GS Mortgage Securities Trust 2021-GSA3, Commercial Mortgage Pass-Through Certificates, Series 2021-GSA3
Operating Advisor: Pentalpha Surveillance LLC
Special Servicer as of December 31, [__]: [_______]
Directing Holder: [_______]

I.   Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of [a Final] Asset Status Report.

b.

[Final] Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which [a Final] Asset Status Report has been issued. The [Final] Asset Status Reports may not yet be fully implemented.

2.

Prior to an Operating Advisor Consultation Event, if one Mortgage Loan is in special servicing and if the Special Servicer has subsequently completed a Major Decision with respect to such Specially Serviced Loan, the Special Servicer has provided the applicable fully executed Major Decision Reporting Package approved or deemed approved by the Directing Holder to the Operating Advisor concurrently with delivery to the Directing Holder.

3.	After an Operating Advisor Consultation Event, the Special Servicer has provided to the Operating Advisor:

a.

with respect to each Major Decision for the following non-Specially Serviced Loans, the related Major Decision Reporting Package and the opportunity to consult with respect to such Major Decision and recommended action:
________
________
________
________

b.	with respect to following Specially Serviced Loans, each related Asset Status Report and the opportunity to consult with respect to such recommended action: ________ ________

1      This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

II. Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s actions under the Pooling and Servicing Agreement on the loans identified in this report. Based solely on such limited review of the items listed below, and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “platform-level” basis. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard, as a result of the following material deviations.]

●	[LIST OF ANY MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.      List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Package that is delivered or made available to the Operating Advisor by the Special Servicer pursuant to the Pooling and Servicing Agreement.

2.

Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the Operating Advisor’s obligations under the Pooling and Servicing Agreement, each Asset Status Report (after an Operating Advisor Consultation Event), and each Final Asset Status Report, in each case, delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

3.

The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

4.	[LIST OTHER REVIEWED INFORMATION].

5.

[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT: Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement on Asset Status Reports for a Specially Serviced Loan delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement and with respect to Major Decisions processed by the Special Servicer.]

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal conclusion. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculator, visit any related property, visit the Special Servicer, visit the Directing Holder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV. Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.

As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

2.

In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.

Other than the receipt of any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Holder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Holder directly. As such, the Operating Advisor relied solely upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.

The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loan pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth in the Pooling and Servicing Agreement or the actions of the Special Servicer.

5.

Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loan and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.

The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

7.

This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above.

Terms used but not defined in this report have the meaning set forth in the Pooling and Servicing Agreement.

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ANNEX D-1

GOLDMAN SACHS MORTGAGE COMPANY AND STARWOOD MORTGAGE CAPITAL LLC
REPRESENTATIONS AND WARRANTIES

GSMC and SMC each will (each, a “Mortgage Loan Seller”), in its respective MLPA, with respect to each related Mortgage Loan, make the representations and warranties set forth below as of the Cut-off Date or such other date specified below, in each case subject to the exceptions to those representations and warranties that are described on Annex D-2 and Annex D-3, as applicable. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA. For the avoidance of doubt references to “Mortgage Loan” and “Mortgage Loans” in this Annex D-1 and the related exceptions set forth in Annex D-2 and Annex D-3, as applicable, exclude the Argentic Mortgage Loans. In addition, solely for purposes of this Annex D-1 and the related exceptions set forth in Annex D-2 and Annex D-3, as applicable, the term “Mortgage Loans” and “Mortgage Notes” will refer to such Mortgage Loans sold by the related Mortgage Loan Seller and the related promissory note(s).

The related MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between GSMC or SMC, as applicable, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)      Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note. At the time of the sale, transfer and assignment to the depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment, or similar agreement, any Non-Serviced PSA with respect to a Non-Serviced Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of each Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering any Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

(2)      Loan Document Status. Each related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement

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may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of any Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)      Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)      Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the related Mortgage Loan.

(5)      Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of assignment of leases to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and assignment of leases is freely assignable without the consent of the related mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the mortgage loan schedule attached to the related MLPA, leasehold) interest in the related Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex D-2 and Annex D-3, as applicable (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this

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representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

(6)      Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same Crossed Group; and (g) if the related Mortgage Loan is part of a Whole Loan, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of a Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)      Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule D-1 to this Annex D-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related mortgagor.

(8)      Assignment of Leases and Rents. There exists as part of the related Mortgage File an assignment of leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related assignment of leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related assignment of leases, subject to applicable law, provides that, upon an event of default under each Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)      UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or

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recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)      Condition of Property. The Mortgage Loan Seller or the originator of each Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the related Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than thirteen months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)      Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)      Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of any Mortgaged Property that would have a material adverse effect on the value, use or operation of such Mortgaged Property.

(13)      Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any mortgagor, guarantor, or mortgagor’s interest in the related Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such mortgagor’s title to such Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the related Mortgage Loan documents or (f) the current principal use of such Mortgaged Property.

(14)      Escrow Deposits. All escrow deposits and payments required to be escrowed with any Mortgagee pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be

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escrowed with the related Mortgagee under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the Depositor or its servicer.

(15)        No Holdbacks. The principal amount of each Mortgage Loan stated on the mortgage loan schedule attached to the related MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(16)        Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Mortgage Loan documents and meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Rating Requirements. “Syndicate Insurance Rating Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by the Mortgage Loan Seller for comparable mortgage loans intended for securitization.

If a Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the related Mortgage Loan and (2) 100% of the full insurable value on a replacement

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cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

Each Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each Mortgaged Property located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the related Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC in an amount not less than 100% of the SEL.

The Mortgage Loan documents for each Mortgage Loan require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the original or then outstanding principal amount of the related Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under each Mortgage Loan and its successors and assigns as a loss payee under a Mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related mortgagor to maintain (or cause to be maintained) all such insurance and, at such mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the mortgagor’s reasonable cost and expense and to charge such mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)        Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the related Mortgage Loan requires the mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.

(18)        No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued,

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a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)        No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(20)        REMIC. Each Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury Regulations Section 1.860G-2(f)(2) (the “Treasury Regulations”) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26; and (b) the Mortgage Loan Seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

(21)        Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of each Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)        Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized

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to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the issuing entity.

(23)        Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)        Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. The terms of the related Mortgage Loan documents require the mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)        Licenses and Permits. Each mortgagor covenants in the related Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. Each Mortgage Loan requires the related mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)        Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by the related mortgagor; (ii) the related mortgagor or guarantor will have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to such mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the mortgagor made in violation of the related Mortgage Loan documents; and (b) contains provisions providing for recourse against the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of such mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the related Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to the Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the related Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

(27)        Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the related Mortgaged Property from the lien of the

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Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the related Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in (32) below), (d) releases of out-parcels that are unimproved or other portions of the related Mortgaged Property which will not have a material adverse effect on the underwritten value of such Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or related Whole Loan) outstanding after the release, the related mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all Mortgage Loans originated after December 6, 2010, the mortgagor can be required to pay down the principal balance of the related Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or related Whole Loan).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

(28)        Financial Reporting and Rent Rolls. The Mortgage Loan documents for each Mortgage Loan require the related mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one mortgagor are in the form of an annual combined balance sheet of the mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)        Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy

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and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)        Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex D-1 or the exceptions thereto set forth on Annex D-2 and Annex D-3, as applicable, or (vii) any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to this Annex D-1, or future permitted mezzanine debt as set forth on Schedule D-2 to this Annex D-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as set forth on Schedule D-3 to this Annex D-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that, to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)        Single-Purpose Entity. Each Mortgage Loan requires the related mortgagor to be a Single-Purpose Entity for at least as long as the related Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that such mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the related mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents)

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provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)        Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the related Mortgage Loan documents provide for defeasance as a unilateral right of the mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) such Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the related Mortgage Loan; (iv) the mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (v) if the mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)        Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(34)        Ground Leases. For purposes of this Annex D-1, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)          The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor

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permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)          The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)          The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)          The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)          The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)           The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)          The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)          The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)           The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)           Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed

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by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)          In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)           Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)       Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loans have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)       Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(37)       No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under any Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of any Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1 (including, but not limited to, the prior sentence). No person other than the holder of any Mortgage Loan may declare any event of default under the related Mortgage Loan or accelerate any indebtedness under such Mortgage Loan documents.

(38)       Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)       Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the related mortgagor delivered by such mortgagor in connection with the origination of such Mortgage Loan (or the related Whole Loan, as applicable), the mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, no Mortgage Loan has a mortgagor that is an affiliate of another mortgagor under another Mortgage Loan.

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(40)        Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

(41)        Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such Mortgage Loan was originated.

(42)        Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth on the mortgage loan schedule attached to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained on the mortgage loan schedule attached to the related MLPA.

(43)        Cross-Collateralization. Except with respect to a Mortgage Loan that is part of a Whole Loan no Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on Annex D-2 and Annex D-3, as applicable.

(44)        Advance of Funds by the Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related mortgagor other than in accordance with the related Mortgage Loan documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan

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(other than as contemplated by the related Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.

(45)        Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loans.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in this Annex D-1, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in this Annex D-1.

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Schedule D-1 to Annex D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

GOLDMAN SACHS MORTGAGE COMPANY

None.

STARWOOD MORTGAGE CAPITAL LLC

Loan No.	Mortgage Loan	Original Principal Amount of Existing Mezzanine Debt
4	AMF Portfolio	$13,000,000

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Schedule D-2 to Annex D-1

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

GOLDMAN SACHS MORTGAGE COMPANY

None.

STARWOOD MORTGAGE CAPITAL LLC

None.

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Schedule D-3 to Annex D-1

CROSS-COLLATERALIZED MORTGAGE LOANS

GOLDMAN SACHS MORTGAGE COMPANY

None.

STARWOOD MORTGAGE CAPITAL LLC

None.

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ANNEX D-2

EXCEPTIONS TO GOLDMAN SACHS MORTGAGE COMPANY REPRESENTATIONS AND

WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
34	Kohl’s Morton	(5) Lien; Valid Assignment

The sole tenant at the Mortgaged Property, Kohl’s, has a right of first refusal to purchase the Mortgaged Property in the event the Mortgagor enters into good faith negotiations with a proposed purchaser of the Mortgaged Property during the term of the related lease.

In addition, Kohl’s has a right to purchase the Mortgaged Property (i) during the term of its lease in the event that 25% or more of the related land is taken in one or more condemnation proceedings and (ii) at the end of its second extended term (to the extent the option for such second extended term is exercised) on February 28, 2039. The lease provides that the purchase price is to equal the sum of (i) the appraised value of the land as if unimproved as determined in accordance with certain procedures set forth in the lease, minus (b) any amount already paid by Kohl’s to the Mortgagor pursuant to the terms of the lease on account of any condemnation or taking.

34	Kohl’s Morton	(6) Permitted Liens; Title Insurance	See exception to Representation and Warranty No. 5, above.
34	Kohl’s Morton	(18) Insurance

The Mortgage Loan documents permit the borrower to rely on the insurance provided by Kohl’s (or any successor tenant pursuant to an approved substitute lease), the sole tenant at the Mortgaged Property, provided that certain conditions set forth in the Mortgage Loan documents are satisfied.

19	Triangle Shopping Center	(24) Local Law Compliance

The Mortgaged Property is legal non-conforming as to the indoor recreation use of the tenant TruFit, the health care office use of the tenant Lee Dental Centers and the primary educational facility use of the tenant Calvary Chapel of San Antonio. If any structure containing a legal non-conforming use is damaged or destroyed, it may be restored to its legal non-conforming use provided that a building permit is acquired within a period of two years from the date of such damage or destruction. If any legal non-conforming use is voluntarily discontinued or changed to a conforming use, any future use of the structure or portion thereof containing such legal non-conforming use must conform to the current zoning code.

10	Mission Village Shopping Center	(31) Single-Purpose Entity

The Mortgagor is a recycled Single-Purpose Entity that previously owned six parcels of vacant land located adjacent to the Mortgaged Property that were transferred to an affiliate of the Mortgagor prior to origination.

Various	All GSMC Mortgage Loans	(37) No Material Default; Payment Record

With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or mortgaged property is operating or to enforce the terms of leases, such Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
19	Triangle Shopping Center	(39) Organization of Mortgagor	The Mortgagor is affiliated with the Mortgagor under the Mortgage Loan identified on Annex A-1 as Fountains on the Lake, which is being contributed to the trust by Argentic Real Estate Finance LLC.
10	Mission Village Shopping Center	(40) Environmental Conditions

Radon results remain pending for the portion of the Mortgaged Property occupied by the tenant The Learning Experience as a daycare. The Mortgage Loan documents require the Mortgagor to complete short-term testing for radon in such portions of the Mortgaged Property and, to the extent any such portions of the Mortgaged Property exhibit radon levels at or above 4.0 pCi/l EPA, undertake any mitigation necessary to achieve radon levels less than 4.0 pCi/l EPA.

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ANNEX D-3

EXCEPTIONS TO STARWOOD MORTGAGE CAPITAL LLC REPRESENTATIONS AND

WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
27	Countryside and Wood Valley MHP Portfolio	(16) Insurance	The roofs at the Wood Valley MHP Mortgaged Property are insured at actual cash value rather than at replacement cost.
37	Centennial Manor MHP	(16) Insurance	The roofs at the Mortgaged Property are insured at actual cash value rather than at replacement cost.
37	Centennial Manor MHP	(16) Insurance	The Mortgagor is not required to maintain business interruption insurance in connection with flood damage with respect to certain pad sites located in a designated special flood hazard area.
4	AMF Portfolio	(24) Local Law Compliance	The Millburn Court Mortgaged Property is the subject of certain fire code violations.
4	AMF Portfolio	(24) Local Law Compliance	The Timberwood and Sandalwood Mortgaged Properties are legal non-conforming as to use.
12	Central Park Plaza	(24) Local Law Compliance	The Mortgaged Property is the subject of certain fire code violations.
12	Central Park Plaza	(24) Local Law Compliance	The Mortgaged Property is legal non-conforming as to use with respect to certain tenants’ uses of the Mortgaged Property.
18	403 South Raymond Avenue	(24) Local Law Compliance	The Mortgaged Property is legal non-conforming as to use.
18	403 South Raymond Avenue	(24) Local Law Compliance

With respect to the Mortgaged Property, which is located in California, the Mortgagor converted from a California LLC to a Delaware LLC but has not completed becoming qualified to do business in California due to delays caused by the COVID-19 pandemic and thus is not qualified to do business in the State of California.

27	Countryside and Wood Valley MHP Portfolio	(24) Local Law Compliance

With respect to the Wood Valley MHP Mortgaged Property, information relating to certificates of occupancy or building code violations, if any, have yet to be received due to delays caused by the COVID-19 pandemic.

36	96-18 63rd Drive	(24) Local Law Compliance	The Mortgaged Property is the subject of certain fire code violations.
36	96-18 63rd Drive	(24) Local Law Compliance	The Mortgaged Property is legal non-conforming as to use with respect to the use of a certain portion of the Mortgaged Property as an office.

D-3-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
37	Centennial Manor MHP	(24) Local Law Compliance	The Mortgaged Property is legal non-conforming as to use.
18	403 South Raymond Avenue	(25) Licenses and Permits

With respect to the Mortgaged Property, which is located in California, the Mortgagor converted from a California LLC to a Delaware LLC but has not completed becoming qualified to do business in California due to delays caused by the COVID-19 pandemic and thus is not qualified to do business in the State of California.

27	Countryside and Wood Valley MHP Portfolio	(25) Licenses and Permits

With respect to the Wood Valley MHP Mortgaged Property, information relating to certificates of occupancy or building code violations, if any, have yet to be received due to delays caused by the COVID-19 pandemic.

4	AMF Portfolio	(33) Fixed Interest Rates	The Mortgage Loan’s fixed interest rate for the first 83 months of its term is 3.72381004379935% per annum, which rate thereafter steps up to a fixed interest rate of 3.93100% per annum.
27	Countryside and Wood Valley MHP Portfolio	(39) Organization of Mortgagor	The Mortgagor is an affiliate of the Mortgagor under the Centennial Manor MHP Mortgage Loan.
37	Centennial Manor MHP	(39) Organization of Mortgagor	The Mortgagor is an affiliate of the Mortgagor under the Countryside and Wood Valley MHP Portfolio Mortgage Loan.

D-3-2

ANNEX E-1

ARGENTIC REAL ESTATE FINANCE LLC REPRESENTATIONS AND WARRANTIES

Argentic (the “Mortgage Loan Seller”) will, in its MLPA, with respect to each Mortgage Loan sold by it that is included in the issuing entity, make the representations and warranties set forth below as of the Cut-off Date or such other date specified below, in each case subject to the exceptions to those representations and warranties that are described on Annex E-2. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA. For the avoidance of doubt references to “Mortgage Loan” and “Mortgage Loans” in this Annex E-1 and the related exceptions set forth in Annex E-2 exclude the GSMC Mortgage Loans and the SMC Mortgage Loans. In addition, solely for purposes of this Annex E-1 and the related exceptions set forth in Annex E-2, the term “Mortgage Loans” and “Mortgage Notes” will refer to such Mortgage Loans sold by Argentic and the related promissory note(s).

The related MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)       Intentionally Omitted.

(2)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan. At the time of the sale, transfer and assignment to the depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or (with respect to any Non-Serviced Mortgage Loan) to the related Non-Serviced Trustee for the related non-serviced securitization trust), participation (it being understood that a Mortgage Loan that is part of a Whole Loan does not constitute a participation) or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan), any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(3)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement

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may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment premium/yield maintenance charge)) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)       Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(5)        Intentionally Omitted.

(6)       Mortgage Status; Waivers and Modifications.  Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.

(7)       Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of Mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller, or its affiliate, as applicable. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 8 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as

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described below), and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(8)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group of Mortgage Loans, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(9)       Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of the representation in paragraph (7) above), and equipment and other personal property financing. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on Schedule E-1 to this Annex E-1.

(10)     Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject

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to the Permitted Encumbrances and Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(11)      Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(12)      Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(13)      Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.

(14)      Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

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(15)      Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 8), an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents, or (f) the current principal use of the Mortgaged Property.

(16)      Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with the Mortgagee pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the depositor or its servicer (or, in the case of a Non-Serviced Mortgage Loan, to the related depositor under the Non-Serviced PSA or Non-Serviced Master Servicer for the related non-serviced securitization trust).

(17)      No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(18)     Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (1) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company (“A.M. Best”) or “A3” (or the equivalent) from Moody’s Investors Service, Inc. (“Moody’s”) or “A-” from S&P Global Ratings (“S&P”) or (2) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or at least “Baa3” by Moody’s, and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or at least “Baa3” by Moody’s.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a

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customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the lesser of (a) the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization, (b) the outstanding principal amount of the Mortgage Loan and (c) the insurable value of the Mortgaged Property.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best or “A3” (or the equivalent) from Moody’s or “A-” by S&P in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan or Whole Loan, as applicable, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies)

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require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19)      Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 8) and survey, if any, an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

(20)      No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.

(21)      No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(22)      REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations

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Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premiums and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23)     Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge or prepayment premium) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(24)     Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the issuing entity.

(25)     Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(26)     Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property. The Mortgage Loan documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)      Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The

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Mortgage Loan documents require the related Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.

(28)      Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) the Mortgagor or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or controlling equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) the Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

(29)      Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 34) of not less than a specified percentage at least equal to 110% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 34 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, unless an opinion of counsel is delivered as specified in clause (y) of the preceding paragraph, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned

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restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

(30)      Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls (or maintenance schedules in the case of Mortgage Loans secured by residential cooperative properties) for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

(31)      Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to the Mortgage Loan Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex E-2; provided, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(32)      Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) Transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) Transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) Transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related

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Mortgage Loan as set forth on Schedule E-1 to this Annex E-1, or future permitted mezzanine debt as set forth on Schedule E-2 to this Annex E-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on Schedule E-3 to this Annex E-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(33)     Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)      Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 110% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35)      Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.

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(36)      Ground Leases. For purposes of this Annex E-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(a)      The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related Mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)      The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee and that any such action without such consent is not binding on the Mortgagee, its successors or assigns, provided that the Mortgagee has provided lessor with notice of its lien in accordance with the terms of the Ground Lease;

(c)       The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual/360 basis, substantially amortizes);

(d)       The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the Mortgagee on the lessor’s fee interest is subject;

(e)       Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(f)        The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the

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Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)       The Ground Lease and Related Documents require the lessor to give to the Mortgagee written notice of any default, and provide that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)       A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)        The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j)        Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)       In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)        Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(37)      Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects legal and have met with customary industry standards for servicing of commercial loans for conduit loan programs.

(38)      Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(39)      Intentionally Omitted.

(40)      No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of

E-1-13

any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41)      Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(42)      Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan and other than as set forth on Schedule E-3 to this Annex E-1, no Mortgage Loan has a Mortgagor that is an Affiliate of a Mortgagor with respect to another Mortgage Loan. An “Affiliate” for purposes of this paragraph (42) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

(43)      Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated or contained in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action, completion or closure letter or its equivalent was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P, Fitch Ratings, Inc. and/or A.M. Best; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

(44)      Intentionally Omitted.

E-1-14

(45)      Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i)(A) is a Member of the Appraisal Institute or (B) has a comparable professional designation and possesses the level of experience required to evaluate commercial real estate collateral, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46)      Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

(47)      Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.

(48)      Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(49)      Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of this Annex E-1, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of this Annex E-1, “Mortgagor” means the obligor or obligors on a Mortgage Note, including without limitation, any person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

For purposes of this Annex E-1, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent to the servicers servicing the Mortgage Loans on behalf of the Mortgage Loan Seller, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth in these representations and warranties). All information contained in documents which are part of or required to be part of a Mortgage File (to the extent such documents exist) shall be deemed within the Mortgage Loan Seller’s knowledge.

E-1-15

Schedule E-1 to Annex E-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

ARGENTIC REAL ESTATE FINANCE LLC

None.

E-1-16

Schedule E-2 to Annex E-1

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

ARGENTIC REAL ESTATE FINANCE LLC

None.

E-1-17

Schedule E-3 to Annex E-1

CROSS-COLLATERALIZED MORTGAGE LOANS

ARGENTIC REAL ESTATE FINANCE LLC

None.

E-1-18

ANNEX E-2

EXCEPTIONS TO ARGENTIC REAL ESTATE FINANCE LLC REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
14	Louisiana Industrial Portfolio	(7) Lien; Valid Assignment	Tenant Ram Tool & Supply Co., Inc. has a right of first refusal (“ROFR”) to purchase its leased premises if Mortgagor decides to sell the Copperhead Industrial Park Mortgaged Property. The ROFR does not apply to foreclosure.
13	Capitol Square	(7) Lien; Valid Assignment

Target Corporation, the largest tenant at the Mortgaged Property, has a right of first offer (“ROFO”) to purchase its leased premises in the event of a proposed transfer of its leased premises or the entire shopping center that includes its leased premises. Pursuant to its lease, any such purchase by Target is subject to all rights of any lender holding a deed of trust thereon. The ROFO does not apply to a transfer of the leased premises or the shopping center to any lender or its designee, whether by way of foreclosure, deed in lieu, or other similar proceeding.

Raising Cane, a tenant at the Mortgaged Property, has a ROFO to purchase its leased premises in the event of a proposed sale of transfer of its leased premises (but not of the entire shopping center that includes its leased premises), which ROFO will terminate and expire upon any sale, conveyance or transfer of its leased premise, and not apply to any proposed sale, conveyance or transfer by a successor owner of the leased premises. The ROFO does not apply to any pending acquisition of the leased premises by means of foreclosure, deed in lieu of foreclosure or other proceeding brought to enforce a mortgage, deed of trust, or encumbrance in favor of the landlord’s lender.

24	Press Ganey HQ	(7) Lien; Valid Assignment	The sole tenant, Press Ganey Associates, Inc., has a ROFO in the event of a proposed transfer of the Mortgaged Property to a third party. Pursuant to its lease, the ROFO does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure.
14	Louisiana Industrial Portfolio	(8) Permitted Liens; Title Insurance	Tenant Ram Tool & Supply Co., Inc. has a right of first refusal (“ROFR”) to purchase its leased premises if Mortgagor decides to sell the Copperhead Industrial Park Mortgaged Property. The ROFR does not apply to foreclosure.
13	Capitol Square	(8) Permitted Liens; Title Insurance

Target Corporation, the largest tenant at the Mortgaged Property, has a right of first offer (“ROFO”) to purchase its leased premises in the event of a proposed transfer of its leased premises or the entire shopping center that

E-2-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

includes its leased premises. Pursuant to its lease, any such purchase by Target is subject to all rights of any lender holding a deed of trust thereon. The ROFO does not apply to a transfer of the leased premises or the shopping center to any lender or its designee, whether by way of foreclosure, deed in lieu, or other similar proceeding.

Raising Cane, a tenant at the Mortgaged Property, has a ROFO to purchase its leased premises in the event of a proposed sale of transfer of its leased premises (but not of the entire shopping center that includes its leased premises), which ROFO will terminate and expire upon any sale, conveyance or transfer of its leased premise, and not apply to any proposed sale, conveyance or transfer by a successor owner of the leased premises. The ROFO does not apply to any pending acquisition of the leased premises by means of foreclosure, deed in lieu of foreclosure or other proceeding brought to enforce a mortgage, deed of trust, or encumbrance in favor of the landlord’s lender.

24	Press Ganey HQ	(8) Permitted Liens; Title Insurance	The sole tenant, Press Ganey Associates, Inc., has a ROFO in the event of a proposed transfer of the Mortgaged Property to a third party. Pursuant to its lease, the ROFO does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure.
35	Ransford Wasik Multi Portfolio	(8) Permitted Liens; Title Insurance	The Bells of Bavaria Mortgaged Property may be subject to a certain recorded Restrictive Use Covenant that may impose certain rental restrictions upon the Bells of Bavaria Mortgaged Property. Pursuant to the related Mortgage Loan documents, the Mortgagor represented and warranted that the Bells of Bavaria Mortgaged Property is not subject to such Restrictive Use Covenant or any similar rental restrictions. The Mortgage Loan provides for full recourse against the Mortgagor and guarantor in the event that a governmental authority determines that the Bells of Bavaria Mortgaged Property is subject to such Restrictive Use Covenant until such time, if any, as the Mortgagor provides to the lender evidence that such Restrictive Use Covenant has been released by the applicable governmental authority.
2	Fountains on the Lake	(15) Actions Concerning Mortgage Loan	Nadyrshah Dhanani, the sponsor of the Mortgagor, is a defendant to a civil suit filed in 2020 alleging that a car dealership owned by Mr. Dhanani was fraudulently conveyed to him. According to the plaintiff, Zante Enterprises, Inc., which is the prior owner of the car dealership, a member of the family that owns Zante Enterprises, Inc. conveyed the car dealership on behalf of Zante Enterprises, Inc. to Mr. Dhanani without proper authority. The plaintiff is therefore

E-2-2

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
seeking recovery of legal ownership of the car dealership. Mr. Dhanani has filed a counterclaim against the plaintiff to recover, among other things, the initial purchase price of the car dealership. The parties are scheduled to mediate the matter in November 2022.

5	Extra Space Self Storage Portfolio II	(15) Actions Concerning Mortgage Loan

A principal of the related Mortgagor sponsors and non-recourse carveout guarantors was subject to a May 2007 lawsuit filed by the Department of Justice, which alleged that such borrower sponsor-principal violated the premerger notification requirements of the Hart-Scott-Rodino Act. The borrower sponsor-principal agreed to pay a fine of $250,000 to settle the lawsuit.

In addition, one of the non-recourse carveout guarantors, as successor to Jernigan Capital, Inc. (“JCAP”), is subject to pending class action lawsuits filed by former shareholders of JCAP in connection with the acquisition of JCAP by an affiliate of the Mortgagor sponsors in November 2020 (the “Merger”). The pending lawsuits involve allegations of, among other things, deficiencies in the proxy materials issued by JCAP and breach of fiduciary duties, and an allegation, in principal part, that the Merger resulted from a conflicted sale process and failed to maximize value for the JCAP stockholders. The related guarantor reported that certain costs associated with such lawsuits are expected to be covered by insurance.

8	Courtside Apartments	(15) Actions Concerning Mortgage Loan

One of the related Mortgagor sponsors and guarantors, Gary R. Brinton, was subject to two prior chapter 11 bankruptcy proceedings in 2018 involving the Mortgaged Property and another sponsor-affiliated property related to a dispute with a business partner over management control of such properties. Mr. Brinton completed a successful workout with the prior creditors and both bankruptcy proceedings were dismissed in 2019. Following the dismissals, Mr. Brinton refinanced the Courtside Apartments Mortgaged Property.

In addition, Mr. Brinton is subject to certain ongoing lawsuits involving various business disputes between Mr. Brinton and certain former business partners related to certain sponsor-affiliated properties.

In addition, Mr. Brinton is subject to (i) an Oklahoma state tax lien in the amount of $405,027 and (ii) an unpaid sales tax lien in the amount of $480,000. An escrow holdback in the amount of $490,000 was deposited with the title company at origination in connection with the sales tax lien.

E-2-3

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
20	Babcock & Wilcox	(18) Insurance

The Mortgage Loan documents permit deductible of up to $250,000 for property insurance.

The Mortgagor is not required to maintain the coverages required in the Mortgage Loan documents on the Mortgaged Property for so long as (A) the related lease of the sole tenant (the “B&W Tenant Lease”) is in full force and effect, (B) the B&W Tenant Lease will remain in full force and effect following a casualty and the sole tenant is obligated per the terms of the B&W Tenant Lease to rebuild and/or repair the Mortgaged Property at its sole cost and expense and is entitled to no period of rent abatement, (C) the sole tenant maintains insurance policies on the Mortgaged Property meeting the requirements of the Mortgage Loan documents, except with respect to the required property deductible, which may not exceed $250,000 per occurrence, (D) the sole tenant delivers evidence acceptable to the lender of such coverage no less frequently than annually, (E) no default exists under the B&W Tenant Lease beyond any applicable notice and cure periods and (F) the lender is named as a mortgagee/loss payee on property insurance policies and additional insured on liability insurance policies maintained by the sole tenant (collectively, the “B&W Tenant Insurance Conditions”). To the extent any of the B&W Tenant Insurance Conditions is not satisfied, the Mortgagor must promptly, at its sole cost and expense, procure and maintain either (x) “primary” insurance coverage in the event that the sole tenant does not provide insurance coverage required in the Mortgage Loan documents or (y) “excess and contingent” insurance coverage over and above any other valid and collectible coverage then in existence, in each case as will be necessary to bring the insurance for the Mortgaged Property into full compliance with all of the terms and conditions under the Mortgage Loan documents.

24	Press Ganey HQ	(18) Insurance	The Mortgagor is not required to maintain the coverages required in the Mortgage Loan documents on the Mortgaged Property for so long as (A) the related lease of the sole tenant is in full force and effect, (B) no default beyond any applicable notice and cure period has occurred and is continuing under the sole tenant’s lease, and (C) the sole tenant maintains or causes to maintain coverage for the Mortgaged Property that is acceptable to the lender in its sole and absolute discretion, including without limitation, naming the lender as mortgagee/loss payee (collectively, the “Press Ganey Tenant Insurance Conditions”). To the extent any of the Press Ganey Tenant Insurance Conditions is not satisfied, the Mortgagor must promptly, at its sole cost and expense, procure and maintain either (x)

E-2-4

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

“primary” insurance coverage in the event that the sole tenant does not provide insurance coverage required in the Mortgage Loan documents or (y) “excess and contingent” insurance coverage over and above any other valid and collectible coverage then in existence, in each case as will be necessary to bring the insurance for the Mortgaged Property into full compliance with all of the terms and conditions under the Mortgage Loan documents.

31	Valli Hoffman Estates	(18) Insurance	Pursuant to the Mortgage Loan documents, the insurance requirements of the Mortgagor may be satisfied by the self-insurance of the master tenant, Forte Investments, Inc., and/or certain sub-tenants (Valli Produce of Hoffman Estates, Inc., Valli Produce of Rockford, Inc., and Valli Produce of Loves Park, Inc.).
39	Town & Country	(18) Insurance	The Mortgage Loan documents allow the Mortgagor to obtain insurance from insurers that do not meet the required financial strength ratings provided that (i) such insurance companies maintain a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company, Inc. and subject to rating agency confirmation and (ii) in the event S&P is rating any securitization, at the time of the renewal (or earlier expiration or cancellation) of such policy, such policy satisfies the S&P financial strength rating criteria whether or not such insurance policy meets the A.M. Best Company, Inc. rating criteria.
38	Kohl’s Warsaw	(18) Insurance	Pursuant to the Mortgage Loan documents, the insurance requirements of the Mortgagor may be satisfied by the self-insurance of the sole tenant, Kohl’s Indiana, L.P.
2	Fountains on the Lake	(26) Local Law Compliance	The Fountains on the Lake Mortgaged Property is subject to certain outstanding fire code violations. Pursuant to the related Mortgage Loan documents, the Mortgagor is required to remedy such violations by May 24, 2022.
5	Extra Space Self Storage Portfolio II	(26) Local Law Compliance

A portion of the Extra Space Miami Mortgaged Property is legally non-conforming as to use pursuant to an ordinance passed in June 2020 that disallows public storage facilities within the district where such Mortgaged Property is located. The use of a portion of the Mortgaged Property as a restaurant requires a conditional use permit.

The Extra Space Stamford Mortgaged Property is subject to certain outstanding building code violations. Pursuant to the related Mortgage Loan documents, the Mortgagor is required to remedy such violations by April 1, 2022.

E-2-5

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
14	Louisiana Industrial Portfolio	(26) Local Law Compliance	The Talon Industrial Park Mortgaged Property is legally non-conforming as to structure due to the building at such Mortgaged Property exceeding the maximum allowable height. Pursuant to the related Mortgage Loan documents, the Mortgagor is required to obtain a variance within 90 days of origination.
13	Capitol Square	(26) Local Law Compliance	In connection with the zoning report obtained in connection with origination of the Mortgage Loan, jurisdictional responses from the municipality were still pending. The Mortgagor is required to provide an updated zoning report to the lender within 30 days of the Mortgage Loan origination date. If such report states that there are any zoning code, building code or fire code violations existing at the Mortgaged Property, the Mortgagor is required to provide evidence to the lender of the cure and discharge of record such violations within 60 days of the Mortgage Loan origination date. The Mortgage Loan documents also provide that, upon request from the lender, the Mortgagor is required to deposit 125% of the lender’s estimated cost to cure and discharge of record such violations.
35	Ransford Wasik Multi Portfolio	(26) Local Law Compliance

The Bells of Bavaria Mortgaged Property is subject to certain outstanding fire code violations. Pursuant to the related Mortgage Loan documents, the Mortgagor is required to remedy such violations by January 28, 2022.

The Guinn Place Townhomes Mortgaged Property is legally non-conforming as to use pursuant to subsequent changes in the applicable zoning code. The current use of the Guinn Place Townhomes Mortgaged Property requires an approved site plan.

14	Louisiana Industrial Portfolio	(27) Licenses and Permits	A portion of the Talon Industrial Park Mortgaged Property is operating under a temporary certificate of occupancy. Pursuant to the related Mortgage Loan documents, the Mortgagor is required to obtain a permanent certificate.
20 24 39	Babcock & Wilcox Press Ganey HQ Town & Country	(31) Acts of Terrorism Exclusion	The exceptions taken to the insurance representation (#18) also apply to the Acts of Terrorism representation.
6	CopperLeaf Apartments	(33) Single-Purpose Entity	So long as no Event of Default is continuing under the related Mortgage Loan documents, the Mortgagor may transfer amounts and pay certain operating expenses associated with the Mortgaged Property from the affiliated property manager’s trust account (which account includes amounts from other commercial properties owned by affiliates of the Mortgagor), provided that (i) such trust account is structured such that the

E-2-6

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

Mortgagor’s funds are readily identifiable and (ii) during the continuance of an Event of Default under the related Mortgage Loan documents, the Mortgagor will promptly maintain all funds from the Mortgaged Property in a separate operating account from which the Mortgagor will pay all related operating expenses.
2	Fountains on the Lake	(42) Organization of Mortgagor	The Mortgagor is an affiliate of the mortgagor under the Triangle Shopping Center Mortgage Loan, which Mortgage Loan is included in the GSMS 2021-GSA3 securitization.

E-2-7

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ANNEX F

CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance ($)
1/15/2022	22,757,000.00
2/15/2022	22,757,000.00
3/15/2022	22,757,000.00
4/15/2022	22,757,000.00
5/15/2022	22,757,000.00
6/15/2022	22,757,000.00
7/15/2022	22,757,000.00
8/15/2022	22,757,000.00
9/15/2022	22,757,000.00
10/15/2022	22,757,000.00
11/15/2022	22,757,000.00
12/15/2022	22,757,000.00
1/15/2023	22,757,000.00
2/15/2023	22,757,000.00
3/15/2023	22,757,000.00
4/15/2023	22,757,000.00
5/15/2023	22,757,000.00
6/15/2023	22,757,000.00
7/15/2023	22,757,000.00
8/15/2023	22,757,000.00
9/15/2023	22,757,000.00
10/15/2023	22,757,000.00
11/15/2023	22,757,000.00
12/15/2023	22,757,000.00
1/15/2024	22,757,000.00
2/15/2024	22,757,000.00
3/15/2024	22,757,000.00
4/15/2024	22,757,000.00
5/15/2024	22,757,000.00
6/15/2024	22,757,000.00
7/15/2024	22,757,000.00
8/15/2024	22,757,000.00
9/15/2024	22,757,000.00
10/15/2024	22,757,000.00
11/15/2024	22,757,000.00
12/15/2024	22,757,000.00
1/15/2025	22,757,000.00
2/15/2025	22,757,000.00
3/15/2025	22,757,000.00
4/15/2025	22,757,000.00
5/15/2025	22,757,000.00
6/15/2025	22,757,000.00
7/15/2025	22,757,000.00
8/15/2025	22,757,000.00
9/15/2025	22,757,000.00
10/15/2025	22,757,000.00
11/15/2025	22,757,000.00
12/15/2025	22,757,000.00
1/15/2026	22,757,000.00
2/15/2026	22,757,000.00
3/15/2026	22,757,000.00
4/15/2026	22,757,000.00
5/15/2026	22,757,000.00
6/15/2026	22,757,000.00
7/15/2026	22,757,000.00
8/15/2026	22,757,000.00
9/15/2026	22,757,000.00
10/15/2026	22,757,000.00
11/15/2026	22,756,367.49
Distribution Date	Balance ($)

12/15/2026	22,549,153.82
1/15/2027	22,219,309.62
2/15/2027	21,888,370.48
3/15/2027	21,488,054.11
4/15/2027	21,154,683.71
5/15/2027	20,797,525.70
6/15/2027	20,461,861.54
7/15/2027	20,102,476.31
8/15/2027	19,764,503.23
9/15/2027	19,425,407.94
10/15/2027	19,062,691.14
11/15/2027	18,721,264.25
12/15/2027	18,356,283.48
1/15/2028	18,012,509.58
2/15/2028	17,667,594.02
3/15/2028	17,276,918.61
4/15/2028	16,929,557.70
5/15/2028	16,558,815.06
6/15/2028	16,209,067.89
7/15/2028	15,836,008.23
8/15/2028	15,483,859.02
9/15/2028	15,130,540.07
10/15/2028	14,694,614.18
11/15/2028	14,273,792.30
12/15/2028	13,825,475.84
1/15/2029	13,401,756.94
2/15/2029	12,976,626.21
3/15/2029	12,472,219.84
4/15/2029	12,043,988.30
5/15/2029	11,588,477.10
6/15/2029	11,157,299.47
7/15/2029	10,698,927.63
8/15/2029	10,264,784.38
9/15/2029	9,829,194.27
10/15/2029	9,366,537.93
11/15/2029	8,927,952.98
12/15/2029	8,462,388.67
1/15/2030	8,020,789.05
2/15/2030	7,577,717.49
3/15/2030	7,057,052.04
4/15/2030	6,610,764.73
5/15/2030	6,137,721.46
6/15/2030	5,688,368.45
7/15/2030	5,212,348.40
8/15/2030	4,759,909.36
9/15/2030	4,305,961.94
10/15/2030	3,825,480.76
11/15/2030	3,368,416.89
12/15/2030	2,884,909.64
1/15/2031	2,424,708.66
2/15/2031	1,962,973.21
3/15/2031	1,425,393.38
4/15/2031	960,322.58
5/15/2031	469,040.63
6/15/2031	779.65
7/15/2031 and thereafter	0.00

F-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX G

ASSUMED PRINCIPAL AND INTEREST PAYMENT SCHEDULE FOR THE AMF PORTFOLIO WHOLE LOAN

Monthly Payment Date	Whole Loan Principal Balance ($)	Whole Loan Interest Payment ($)	Whole Loan Principal Payment ($)	Mezzanine Loan Principal Balance ($)	Mezzanine Loan Interest Payment ($)	Mezzanine Loan Principal Payment ($)
12/06/21	172,000,000.00	533,746.11	0.00	13,000,000.00	72,283.06	0.00
01/06/22	172,000,000.00	551,537.64	0.00	13,000,000.00	74,692.50	0.00
02/06/22	172,000,000.00	551,537.64	0.00	13,000,000.00	74,692.50	0.00
03/06/22	172,000,000.00	498,163.03	0.00	13,000,000.00	67,464.19	0.00
04/06/22	172,000,000.00	551,537.64	0.00	13,000,000.00	74,692.50	0.00
05/06/22	172,000,000.00	533,746.11	0.00	13,000,000.00	72,283.06	0.00
06/06/22	172,000,000.00	551,537.64	0.00	13,000,000.00	74,692.50	0.00
07/06/22	172,000,000.00	533,746.11	0.00	13,000,000.00	72,283.06	0.00
08/06/22	172,000,000.00	551,537.64	0.00	13,000,000.00	74,692.50	0.00
09/06/22	172,000,000.00	551,537.64	0.00	13,000,000.00	74,692.50	0.00
10/06/22	172,000,000.00	533,746.11	0.00	13,000,000.00	72,283.06	0.00
11/06/22	172,000,000.00	551,537.64	0.00	13,000,000.00	74,692.50	0.00
12/06/22	172,000,000.00	533,746.11	0.00	13,000,000.00	72,283.06	0.00
01/06/23	172,000,000.00	551,537.64	0.00	13,000,000.00	74,692.50	0.00
02/06/23	172,000,000.00	551,537.64	0.00	13,000,000.00	74,692.50	0.00
03/06/23	172,000,000.00	498,163.03	0.00	13,000,000.00	67,464.19	0.00
04/06/23	172,000,000.00	551,537.64	0.00	13,000,000.00	74,692.50	0.00
05/06/23	172,000,000.00	533,746.11	0.00	13,000,000.00	72,283.06	0.00
06/06/23	172,000,000.00	551,537.64	0.00	13,000,000.00	74,692.50	0.00
07/06/23	172,000,000.00	533,746.11	0.00	13,000,000.00	72,283.06	0.00
08/06/23	172,000,000.00	551,537.64	0.00	13,000,000.00	74,692.50	0.00
09/06/23	172,000,000.00	551,537.64	0.00	13,000,000.00	74,692.50	0.00
10/06/23	172,000,000.00	533,746.11	0.00	13,000,000.00	72,283.06	0.00
11/06/23	172,000,000.00	551,537.64	0.00	13,000,000.00	74,692.50	0.00
12/06/23	172,000,000.00	533,746.11	0.00	13,000,000.00	72,283.06	0.00
01/06/24	172,000,000.00	551,537.64	0.00	13,000,000.00	74,692.50	0.00
02/06/24	172,000,000.00	551,537.64	0.00	13,000,000.00	74,692.50	0.00
03/06/24	172,000,000.00	515,954.57	0.00	13,000,000.00	69,873.63	0.00
04/06/24	172,000,000.00	551,537.64	0.00	13,000,000.00	74,692.50	0.00
05/06/24	172,000,000.00	533,746.11	0.00	13,000,000.00	72,283.06	0.00
06/06/24	172,000,000.00	551,537.64	0.00	13,000,000.00	74,692.50	0.00
07/06/24	172,000,000.00	533,746.11	0.00	13,000,000.00	72,283.06	0.00
08/06/24	172,000,000.00	551,537.64	0.00	13,000,000.00	74,692.50	0.00
09/06/24	172,000,000.00	551,537.64	0.00	13,000,000.00	74,692.50	0.00
10/06/24	172,000,000.00	533,746.11	0.00	13,000,000.00	72,283.06	0.00
11/06/24	172,000,000.00	551,537.64	0.00	13,000,000.00	74,692.50	0.00
12/06/24	172,000,000.00	533,746.11	0.00	13,000,000.00	72,283.06	269,845.82
01/06/25	172,000,000.00	551,537.64	0.00	12,730,154.18	73,779.06	250,558.28
02/06/25	172,000,000.00	551,537.64	0.00	12,479,595.90	72,930.91	251,406.43
03/06/25	172,000,000.00	498,163.03	0.00	12,228,189.47	65,104.42	312,607.53
04/06/25	172,000,000.00	551,537.64	0.00	11,915,581.93	71,021.71	253,315.63
05/06/25	172,000,000.00	533,746.11	0.00	11,662,266.30	67,900.87	274,228.01
06/06/25	172,000,000.00	551,537.64	0.00	11,388,038.29	69,235.96	255,101.38
07/06/25	172,000,000.00	533,746.11	0.00	11,132,936.91	66,166.87	275,962.01
08/06/25	172,000,000.00	551,537.64	0.00	10,856,974.90	67,438.30	256,899.05
09/06/25	172,000,000.00	551,537.64	0.00	10,600,075.85	66,568.69	257,768.66
10/06/25	172,000,000.00	533,746.11	0.00	10,342,307.19	63,576.90	278,551.98
11/06/25	172,000,000.00	551,537.64	0.00	10,063,755.22	64,753.23	259,584.12
12/06/25	172,000,000.00	533,746.11	0.00	9,804,171.10	61,814.06	280,314.82
01/06/26	172,000,000.00	551,537.64	0.00	9,523,856.28	62,925.65	261,411.69
02/06/26	172,000,000.00	551,537.64	0.00	9,262,444.58	62,040.77	262,296.58
03/06/26	172,000,000.00	498,163.03	0.00	9,000,148.01	55,234.86	322,477.09
04/06/26	172,000,000.00	551,537.64	0.00	8,677,670.92	60,061.29	264,276.05

Monthly Payment Date	Whole Loan Principal Balance ($)	Whole Loan Interest Payment ($)	Whole Loan Principal Payment ($)	Mezzanine Loan Principal Balance ($)	Mezzanine Loan Interest Payment ($)	Mezzanine Loan Principal Payment ($)

05/06/26	172,000,000.00	533,746.11	0.00	8,413,394.87	57,258.11	284,870.77
06/06/26	172,000,000.00	551,537.64	0.00	8,128,524.09	58,202.41	266,134.93
07/06/26	172,000,000.00	533,746.11	0.00	7,862,389.16	55,453.10	286,675.78
08/06/26	172,000,000.00	551,537.64	0.00	7,575,713.39	56,331.13	268,006.21
09/06/26	172,000,000.00	551,537.64	0.00	7,307,707.18	55,423.93	268,913.42
10/06/26	172,000,000.00	533,746.11	0.00	7,038,793.76	52,755.14	289,373.74
11/06/26	172,000,000.00	551,537.64	0.00	6,749,420.02	53,534.11	270,803.23
12/06/26	172,000,000.00	533,746.11	0.00	6,478,616.79	50,920.10	291,208.78
01/06/27	172,000,000.00	551,537.64	0.00	6,187,408.00	51,631.68	272,705.66
02/06/27	172,000,000.00	551,537.64	0.00	5,914,702.34	50,708.57	273,628.78
03/06/27	172,000,000.00	498,163.03	0.00	5,641,073.57	44,964.68	332,747.27
04/06/27	172,000,000.00	551,537.64	0.00	5,308,326.29	48,655.97	275,681.38
05/06/27	172,000,000.00	533,746.11	0.00	5,032,644.92	46,183.33	295,945.55
06/06/27	172,000,000.00	551,537.64	0.00	4,736,699.37	46,720.99	277,616.35
07/06/27	172,000,000.00	533,746.11	0.00	4,459,083.02	44,304.44	297,824.44
08/06/27	172,000,000.00	551,537.64	0.00	4,161,258.58	44,773.11	279,564.23
09/06/27	172,000,000.00	551,537.64	0.00	3,881,694.35	43,826.78	280,510.57
10/06/27	172,000,000.00	533,746.11	0.00	3,601,183.78	41,494.10	300,634.78
11/06/27	172,000,000.00	551,537.64	0.00	3,300,549.01	41,859.58	282,477.76
12/06/27	172,000,000.00	533,746.11	0.00	3,018,071.25	39,583.93	302,544.95
01/06/28	172,000,000.00	551,537.64	0.00	2,715,526.29	39,879.27	284,458.08
02/06/28	172,000,000.00	551,537.64	0.00	2,431,068.22	38,916.37	285,420.98
03/06/28	172,000,000.00	515,954.57	0.00	2,145,647.24	35,501.81	324,418.61
04/06/28	172,000,000.00	551,537.64	0.00	1,821,228.63	36,852.04	287,485.30
05/06/28	172,000,000.00	533,746.11	0.00	1,533,743.33	34,721.51	307,407.37
06/06/28	172,000,000.00	551,537.64	0.00	1,226,335.97	34,838.32	289,499.03
07/06/28	172,000,000.00	533,746.11	0.00	936,836.94	32,766.15	309,362.73
08/06/28	172,000,000.00	551,537.64	0.00	627,474.21	32,811.15	291,526.19
09/06/28	172,000,000.00	551,537.64	0.00	335,948.02	31,824.33	292,513.02
10/06/28	172,000,000.00	533,746.11	268,854.37	43,435.00	29,839.51	43,435.00
11/06/28	171,731,145.63	581,314.70	294,560.29	0.00	0.00	0.00
12/06/28	171,436,585.35	561,597.68	314,277.31	0.00	0.00	0.00
01/06/29	171,122,308.04	579,253.77	296,621.22	0.00	0.00	0.00
02/06/29	170,825,686.82	578,249.70	297,625.29	0.00	0.00	0.00
03/06/29	170,528,061.53	521,380.07	354,494.91	0.00	0.00	0.00
04/06/29	170,173,566.62	576,042.25	299,832.74	0.00	0.00	0.00
05/06/29	169,873,733.88	556,478.04	319,396.95	0.00	0.00	0.00
06/06/29	169,554,336.93	573,946.14	301,928.85	0.00	0.00	0.00
07/06/29	169,252,408.09	554,442.68	321,432.31	0.00	0.00	0.00
08/06/29	168,930,975.78	571,836.05	304,038.94	0.00	0.00	0.00
09/06/29	168,626,936.84	570,806.87	305,068.12	0.00	0.00	0.00
10/06/29	168,321,868.72	551,394.39	324,480.60	0.00	0.00	0.00
11/06/29	167,997,388.12	568,675.83	307,199.16	0.00	0.00	0.00
12/06/29	167,690,188.96	549,325.11	326,549.88	0.00	0.00	0.00
01/06/30	167,363,639.08	566,530.57	309,344.42	0.00	0.00	0.00
02/06/30	167,054,294.66	565,483.43	310,391.56	0.00	0.00	0.00
03/06/30	166,743,903.11	509,810.22	366,064.77	0.00	0.00	0.00
04/06/30	166,377,838.34	563,193.60	312,681.38	0.00	0.00	0.00
05/06/30	166,065,156.96	544,001.78	331,873.21	0.00	0.00	0.00
06/06/30	165,733,283.75	561,011.77	314,863.22	0.00	0.00	0.00
07/06/30	165,418,420.53	541,883.18	333,991.81	0.00	0.00	0.00
08/06/30	165,084,428.72	558,815.38	317,059.61	0.00	0.00	0.00
09/06/30	164,767,369.11	557,742.12	318,132.87	0.00	0.00	0.00
10/06/30	164,449,236.24	538,708.29	337,166.70	0.00	0.00	0.00
11/06/30	164,112,069.55	555,523.91	320,351.07	0.00	0.00	0.00
12/06/30	163,791,718.47	536,554.37	339,320.62	0.00	0.00	0.00
01/06/31	163,452,397.86	553,290.91	322,584.08	0.00	0.00	0.00
02/06/31	163,129,813.78	552,198.95	323,676.04	0.00	0.00	0.00

Monthly Payment Date	Whole Loan Principal Balance ($)	Whole Loan Interest Payment ($)	Whole Loan Principal Payment ($)	Mezzanine Loan Principal Balance ($)	Mezzanine Loan Interest Payment ($)	Mezzanine Loan Principal Payment ($)

03/06/31	162,806,137.74	497,770.72	378,104.27	0.00	0.00	0.00
04/06/31	162,428,033.48	549,823.41	326,051.58	0.00	0.00	0.00
05/06/31	162,101,981.90	531,019.08	344,855.91	0.00	0.00	0.00
06/06/31	161,757,125.99	547,552.36	328,322.62	0.00	0.00	0.00
07/06/31	161,428,803.37	528,813.86	347,061.13	0.00	0.00	0.00
08/06/31	161,081,742.23	545,266.17	330,608.81	0.00	0.00	0.00
09/06/31	160,751,133.42	544,147.05	331,727.93	0.00	0.00	0.00
10/06/31	160,419,405.48	525,507.24	350,367.75	0.00	0.00	0.00
11/06/31	160,069,037.73	541,838.14	160,069,037.73	0.00	0.00	0.00

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	23
Summary of Risk Factors	55
Risk Factors	57
Description of the Mortgage Pool	144
Transaction Parties	197
Credit Risk Retention	237
Description of the Certificates	242
Description of the Mortgage Loan Purchase Agreements	277
Pooling and Servicing Agreement	286
Certain Legal Aspects of Mortgage Loans	388
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	404
Pending Legal Proceedings Involving Transaction Parties	406
Use of Proceeds	406
Yield, Prepayment and Maturity Considerations	406
Material Federal Income Tax Considerations	418
Certain State and Local and Foreign Tax Considerations	431
Method of Distribution (Conflicts of Interest)	431
Incorporation of Certain Information by Reference	433
Where You Can Find More Information	433
Financial Information	433
Certain ERISA Considerations	434
Legal Investment	437
Legal Matters	438
Ratings	438
Index of Defined Terms	441

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$538,370,000
(Approximate)

GS Mortgage Securities Corporation II

(Central Index Key Number 0001004158)
Depositor

GS Mortgage Securities Trust 2021-GSA3
(Central Index Key Number 0001895116)
Issuing Entity

Commercial Mortgage Pass-Through Certificates, Series 2021-GSA3

Class A-1	$8,558,000
Class A-2	$16,730,000
Class A-3	$62,400,000
Class A-4	$118,977,000
Class A-5	$208,150,000
Class A-AB	$22,757,000
Class X-A	$471,953,000
Class X-B	$66,417,000
Class A-S	$34,381,000
Class B	$35,162,000
Class C	$31,255,000

PROSPECTUS

Goldman Sachs & Co. LLC
Lead Manager and Sole Bookrunner

Citigroup
Co-Manager

Drexel Hamilton
Co-Manager

December 17, 2021